UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒    ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

OR

☐     TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to

Commission file number 1-2360

A.            Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM 401(k) Plus Plan

Director of Compensation and Benefits

IBM

North Castle Drive, M/D 147

Armonk, New York 10504

B.            Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM 401(k) PLUS PLAN

Page

Financial Statements and Schedules:

Report of Independent Registered Public Accounting Firm	4

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2010 and 2009	5

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2010	6

Notes to Financial Statements	7

Supplemental Schedules*:

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible	33

Schedule G, Part III - Nonexempt Transactions	35

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	43

Exhibit:

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*   Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

IBM 401(k) Plus Plan

Date:	June 22, 2011	By:	/s/ James J. Kavanaugh
James J. Kavanaugh
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Members of the International Business Machines Corporation (“IBM”) Retirement Plans Committee and the Participants of the IBM 401(k) Plus Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the IBM 401(k) Plus Plan (the “Plan”) at December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedules of loans or fixed income obligations in default or classified as uncollectible, of nonexempt transactions, and of assets (held at end of year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 22, 2011

IBM 401(k) PLUS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AT DECEMBER 31,

	2010	2009
	(Dollars in thousands)
Assets:
Investments, at fair value (Note 3)	$36,741,589	$31,317,388

Receivables:
Employer contributions	40,593	33,503
Participant contributions	25,618	24,284
Notes receivable from participants	315,055	300,929
Income, sales proceeds and other receivables	1,984,365	807,428
Total receivables	2,365,631	1,166,145

Total assets	39,107,220	32,483,534

Liabilities:
Payable for collateral deposits	20,538	13,745
Accrued expenses and other liabilities	3,084,734	931,609
Total liabilities	3,105,272	945,354

Net assets at fair value	36,001,949	31,538,180

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(373,136)	(116,577)

Net assets available for benefits	$35,628,813	$31,421,603

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

2010
(Dollars in thousands)
Additions to net assets attributed to:

Investment income:
Net appreciation in fair value of investments (Note 3)	$3,202,447
Interest income from investments	499,858
Dividends	185,653
3,887,958

Interest income on notes receivable from participants	14,268

Contributions:
Participants	1,167,378
Employer	891,333
2,058,712

Transfers from other benefit plans, net	84,180

Total additions	6,045,119

Deductions from net assets attributed to:

Distributions to participants	1,806,972

Administrative expenses, net	30,937

Total deductions	1,837,909

Net increase in net assets during the year	4,207,210

Net assets available for benefits:

Beginning of year	31,421,603

End of year	$35,628,813

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the IBM 401(k) Plus Plan (formerly called the IBM Savings Plan and herein the “Plan”) provides only general information.  Participants should refer to the Plan prospectus (Summary Plan Description) for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of International Business Machines Corporation’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants.  The Plan offers all eligible active, full-time and part-time regular and long-term supplemental United States (U.S.) employees of International Business Machines Corporation (“IBM”) and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for before-tax 401(k) and/or Roth 401(k) contributions to any of thirty-two primary investment funds and over 150 mutual funds in a “mutual fund window.”  The investment objectives of the primary funds are described in Note 6, Description of Investment Funds.  In addition, participants are able to contribute up to ten percent of their eligible compensation on an after-tax basis.  Roth 401(k) and after-tax contributions are not available for employees working in Puerto Rico.  Annual contributions are subject to the legal limits permitted by Internal Revenue Service (“IRS”) regulations.

Participants are provided the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their before-tax 401(k) contributions, matching contributions, automatic contributions and/or Special Savings Awards into their accounts in the event the participant becomes disabled while insured.

At December 31, 2010 and 2009, the number of participants with an account balance in the Plan was 202,638 and 206,487, respectively.

The Plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Company (“SSBT”), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (“SSGA”), the institutional investment management affiliate of SSBT, The Vanguard Group and other investment managers to direct investments in the various funds.

Fidelity Investments Institutional Operations Company, Inc. (“Fidelity”) is the provider of record keeping and participant services, operator of the IBM Employee Services Center for the Plan in Raleigh, North Carolina as well as the provider of administrative services related to the mutual fund window.  Communications services were provided by Fidelity as well as The Vanguard Group.

Contributions

Under the Plan, IBM provides employer contributions for eligible participants as shown in the table below:

IBM Pension Plan Eligibility at 12/31/2007	IBM Automatic Contribution	IBM Matching Contribution
Pension Credit Formula	4%	100% on 6% of eligible compensation
Personal Pension Account	2%	100% on 6% of eligible compensation
New Hires on or after 1/1/2005	1%	100% on 5% of eligible compensation

IBM employer contributions are based upon the IBM pension formula for which the employee was eligible on December 31, 2007, or on hire date on or after January 1, 2005.  Any employees who terminate employment and are rehired on or after January 1, 2005 will be eligible to participate in the “New Hires on or after 1/1/2005” contribution rates.

A contribution equal to five percent of eligible compensation (referred to as a “Special Savings Award”) will be added to the accounts of participants who are non-exempt employees at year-end and who participated in the Pension Credit Formula as of December 31, 2007 and have been continuously employed by IBM since that date.

Newly hired employees are automatically enrolled at 5 percent of eligible salary and performance pay after approximately thirty days of employment with IBM, unless they elect otherwise.  After completing one year of service with IBM, they are eligible for the IBM automatic contribution and the IBM matching contribution.  The match maximizer feature, which automatically adjusts IBM matching contributions for a participant’s aggregate eligible 401(k) deferrals for the year, will be calculated on a semi-monthly basis and all participants will be eligible for the feature.

Eligible compensation under the Plan includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under an employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay and vacation pay, and payments made under any executive incentive compensation plan.  Non-recurring compensation, such as awards, deal team payments and significant signing bonuses are not eligible compensation and cannot be deferred under the Plan.

Participants are able to choose to have their contributions invested entirely in one of, or in any combination of, the following funds or in the mutual fund window funds, in multiples of one percent.  These funds and their investment objectives are more fully described in Note 6, Description of Investment Funds.

Life Cycle Funds (14)

Target Date 2005 Fund

Target Date 2010 Fund

Target Date 2015 Fund

Target Date 2020 Fund

Target Date 2025 Fund

Target Date 2030 Fund

Target Date 2035 Fund

Target Date 2040 Fund

Target Date 2045 Fund

Target Date 2050 Fund

Income Plus Life Strategy Fund

Conservative Life Strategy Fund

Moderate Life Strategy Fund

Aggressive Life Strategy Fund

Core Funds (7)

Stable Value Fund
Inflation Protected Bond Fund

Total Bond Market Fund

Total Stock Market Index Fund

Total International Stock Market Index Fund

Real Estate Investment Trust (REIT) Index Fund

International Real Estate Index Fund

Expanded Choice Funds (11)

Long-Term Corporate Bond Fund

High Yield and Emerging Markets Bond Fund

Large Company Index Fund

Large-Cap Value Index Fund

Large-Cap Growth Index Fund

Small/Mid-Cap Stock Index Fund

Small-Cap Value Index Fund

Small-Cap Growth Index Fund

European Stock Index Fund

Pacific Stock Index Fund

IBM Stock Fund

The Plan participants also have access to the “mutual fund window” investment options.

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle if the request is completed before the applicable cutoff date.  Also, participants may transfer part or all of existing account balances among funds in the Plan once daily, subject to the Plan restrictions on trading.

The Committee is committed to preserving the integrity of the Plan as a long-term savings vehicle for its employees.  Frequent, short-term trading that is intended to take advantage of pricing lags in funds can harm long-term investors, or increase trading expense in general.  Therefore, the Plan has implemented frequent trading transaction restrictions and reserves the right to take other appropriate action to curb short-term transactions (buying/selling).

Participant Accounts

The Plan record keeper maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded.  The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of before-tax and Roth 401(k) amounts from other qualified savings plans or Individual Retirement Accounts into their Plan account.  Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers are not accepted.  These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan.  Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may rollover a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan.  After-tax amounts may also be directly rolled over into the Plan from another qualified savings plan.

On each valuation date, the unit/share value of each fund is determined by dividing the current investment value of the assets in that fund on that date by the number of units/shares in the fund.  The participant’s investment value of assets equals the market value of assets for all funds except the Stable Value Fund for which the participant’s investment value of assets equals the contract value of assets.  In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation.  On the next day, the cash related to new contributions is transferred into the fund and the number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the prior night’s unit value.

Contributions (with the exception of after-tax contributions and Roth 401(k) contributions) made to the Plan, as well as interest, dividends, or other earnings of the

Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant.  Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  After-tax contributions made to the Plan are not tax deferred, but are taxable income prior to the participant making the contribution.  Any interest, dividends or other earnings on the after-tax contributions are generally not included in the taxable income of the participant until withdrawal, at which time all earnings withdrawn are generally taxed as ordinary income to the participant.  Any distribution of earnings on after-tax contributions that are withdrawn by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  Roth 401(k) contributions are not deferred, but are taxable income prior to the participant making the contribution.  Interest, dividends or other earnings on Roth 401(k) contributions may not be taxable at withdrawal provided the participant has met the applicable rules.

Consistent with provisions established by the IRS, the Plan’s 2010 limit on employee salary and performance pay deferrals was $16,500.  (The limit for 2011 is $16,500.)  Participants who were age 50 or older during 2010 could take advantage of a higher 401(k) contribution limit of $22,000 ($22,000 for 2011).  The 2010 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to $9,000.  (The Puerto Rico limit for 2011 is $10,000.)  Puerto Rico participants who are age 50 or older in 2010 may take advantage of a higher contribution limit of $10,000 ($11,000 for 2011).

Vesting

Participants in the Plan are at all times fully vested in their account balance, including employee contributions, employer contributions and earnings thereon, if any.

Distributions

Participants who have attained age 59 1/2 may request a distribution of all or part of the value in their account.  A maximum of four distributions are allowed each year and the minimum amount of any such distribution shall be the lesser of the participant’s account balance or $500.

In addition, participants who (1) retire under the prior IBM Retirement Plan provisions of the IBM Personal Pension Plan, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) separate from IBM and have attained age 55, may also elect to receive the balance of their account in annual installments over a period not to exceed twenty years.

Withdrawals for financial hardship are permitted provided they are for an immediate and significant financial need, and the distribution is necessary to satisfy that need.  Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal.  Only an employee’s contributions are eligible for hardship withdrawal; earnings on before-tax 401 (k) and Roth 401(k), and IBM contributions (match, automatic, transition credits and Special Savings Award) are not eligible for withdrawal.  Employees must submit evidence of hardship to the record keeper who will determine whether the situation qualifies for a hardship withdrawal based on guidance from the Plan administrator.   A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

If the participant dies and is married at the time of death, the participant’s spouse must be the beneficiary of the participant’s Plan account, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary.  If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan.  In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally.  If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

After the death of a participant, an account will be established for the participant’s beneficiary.  If the beneficiary is a spouse or domestic partner, the beneficiary’s account may be maintained in the Plan, subject to IRS Minimum Required Distribution rules.  If the beneficiary is neither a spouse nor a domestic partner, the account will be paid to the beneficiary in a lump sum.  Beneficiaries may rollover distributions from the Plan.

Participant Loans

Participants may borrow up to one-half of the value of their account balance, not to exceed $50,000, within a twelve month period.  Loans will be granted in $1 increments subject to a minimum loan amount of $500.  Participants are limited to two simultaneous outstanding Plan loans.  Repayment of a loan is made through semi-monthly payroll deductions.  Loans originated under the Plan have a repayment term of one to four years for a general purpose loan or one to ten years for a primary residence loan.  The loans originated under the Plan bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 points above the prime rate.  The interest is credited to the participant’s account as the semi-monthly repayments of principal and interest are made.  Interest rates on outstanding loans at December 31, 2010 and 2009 ranged from 3.25 percent to 11.00 percent and 4.50 percent to 11.00 percent, respectively.

Participants may prepay the entire remaining loan principal at any time.  Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan.  Participants may continue to contribute to the Plan while having an outstanding loan.  A loan default is a taxable event to the participant and will be reported as such in the year of the loan default.

Participants who retire or separate from IBM and have outstanding Plan loans may make coupon payments to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

If the value of a participant’s account is $1,000 or less, it will be distributed to the participant in a lump-sum payment following the termination of the participant’s employment with IBM.  If the account balance is greater than $1,000 at the time of separation, the participant may defer distribution of the account until age 70 ½.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Board of Directors of IBM.  In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in accordance with applicable law and regulations.  In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be nonforfeitable.

Risks and Uncertainties

The Plan provides for various investment options in the form of mutual funds, commingled funds or separately-managed funds. These funds invest in equities, fixed income securities, synthetic guaranteed investment contracts (“synthetic GICs”) and derivative contracts.  Investment securities are exposed to various risks, such as interest rates, credit and overall market volatility.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.  The Plan is potentially exposed to credit loss in the event of non-performance by the companies with whom the synthetic GICs are placed.  However, the Committee does not anticipate non-performance by these companies at this time.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid.  Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Investment Contracts

Investment contracts held by a defined contribution plan are reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  Contract value represents the cost plus contributions made under the contracts plus interest at the contract rates less withdrawals and administrative expenses.  The statements of net assets available for benefits present the fair value of the investment in the Stable Value Fund as well as the adjustment from fair value to contract value for the fully benefit responsive investment contracts within the Stable Value Fund.  The statement of changes in net assets available for benefits presents these investments on a contract value basis.

Valuation of Investments

The Plan’s investments are stated at fair value, which is the price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (an exit price).  Under fair value measurement guidance, the Plan is required to classify certain assets and liabilities based on the fair value hierarchy.  The framework establishes a three-level fair value hierarchy based on the nature of the information used to measure fair value.  These levels are accounting terms that refer to different methods of valuing assets and do not represent relative risk or credit quality of an investment.  The levels of assets are as follows:

• Level 1 — Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

• Level 2 — Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; and

• Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Assets are classified within the fair value hierarchy according to the lowest level input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

Investments in mutual funds and commingled funds are valued at the net asset values per share using available inputs to measure fair value by such companies or funds as of the valuation date.

Common stocks and financial derivative instruments, such as futures contracts or options contracts that are traded on a national securities exchange are stated at the last reported sale or settlement price on the day of valuation.  Valuation adjustments may be applied to certain securities that are solely traded on a foreign exchange to account for the market movement between the close of the foreign market and the close of the NYSE. These securities are valued using pricing service providers that consider the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments.

Fixed income investments are valued on the basis of valuations furnished by Trustee-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from bond dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Trustee.

Over-the-counter derivatives are typically valued using proprietary pricing models that use as their basis readily observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps.

Securities in cash portfolios are valued at amortized cost, which includes cost and accrued interest and approximates fair value.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis.  Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net change in the fair value of its investments, which consists of realized gains and losses and the unrealized appreciation and depreciation on those investments.

Administrative Expenses and Investment Management Fees

All administrative costs of the Plan are deducted from participants’ account balances.  These costs include (a) brokerage fees, benefit responsive investment contract fees and commissions, which are included in the cost of investments and in determining net proceeds on sales of investments, and (b) operational expenses required for administration of the Plan including trustee, recordkeeping, custody, and investment management which are charged against the fund’s assets on a pro rata basis throughout the year and are included as part of administrative expenses.  Custodian and investment management fees for commingled trusts are charged based on a percentage of net asset value and are paid from the assets of the respective funds.

Standards to be Implemented

In May 2011, the Financial Accounting Standards Board (FASB) issued amended guidance to clarify existing guidance regarding the application of fair value measurement and disclosure requirements and to change particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments clarified that the concepts of highest and best use and valuation premise in a fair value measurement are relevant only when measuring the fair value of nonfinancial assets, that an entity should measure the fair value of its own equity instrument from the perspective of a market participant that holds that instrument as an asset, and that a reporting entity should disclose quantitative information about the unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. The amendments changed existing guidance to permit a reporting entity to measure the fair value of financial instruments that are managed within a portfolio at a price that would be received to sell a net position for a particular risk or to transfer a net liability position for a particular risk in an orderly transaction between market participants at the measurement date and to specify that in the absence of a Level 1 input, a reporting entity should apply premiums or discounts when market participants would do so when pricing an asset or liability. For fair value measurements categorized within Level 3 of the fair value hierarchy, the amended guidance requires an entity to disclose the valuation processes used and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any. Additionally, an entity should disclose its use of a nonfinancial asset in a way that differs from the asset’s highest and best use and the categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of financial position but for which the fair value is required to be disclosed. The amendments in this guidance are effective prospectively for fiscal 2012 reporting and are not expected to have a material impact on the Plan’s Financial Statements.

Standards Implemented

In September 2010, the FASB issued amended guidance to clarify how loans to participants should be classified and measured by defined contribution pension benefit plans. Participant loans should be classified as notes receivables from participants and should be measured at their unpaid principal balance plus any accrued but unpaid interest. The Plan adopted these amendments retrospectively for the year ended December 31, 2010, resulting in the reclassification of participant loans from Investments, at fair value to Notes receivables from participants on the Statements of Net Assets Available for Benefits.

In January 2010, the FASB issued additional disclosure requirements for fair value measurements. According to the guidance, the fair value hierarchy disclosures are to be disaggregated by class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the Statements of Net Assets Available for Benefits. In addition, significant transfers between levels of the fair value hierarchy are required to be disclosed. The guidance also requires more detailed disclosures of the changes in Level 3 assets. These additional requirements became effective for the year ended December 31, 2010 and did not have an impact on the Plan’s Financial Statements as this guidance relates only to additional disclosures.

NOTE 3 — INVESTMENTS

The following schedules summarize the fair value of investments within the fair value hierarchy, level 3 gains and losses, investments that represent 5 percent or more of the Plan’s net assets and the related net change in the fair value of investments by type of investment.

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value at December 31, 2010 and 2009.

Investments at Fair Value as of December 31, 2010

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled/mutual funds	$2,079,294	$10,170,143	$	$12,249,437
IBM Corporation common stock	1,944,980			1,944,980
International equity securities	1,198,120	1,973,255		3,171,375
US large-cap equity securities	406,866			406,866
US mid-cap equity securities	2,022,426	13,007		2,035,434
US small-cap equity securities	1,216,831	332	16	1,217,178

Fixed income:
Government securities rated A or higher	3,645	6,309,719		6,313,363
Government securities rated below A		1,361,490		1,361,490
Corporate bonds rated A or higher		1,513,998	1,012	1,515,009
Corporate bonds rated below A		1,799,518	15,773	1,815,291
Mortgage and asset-backed securities	7,173	875,274	4,325	886,772
Fixed income commingled/mutual funds	1,039,222	527,493	360,975	1,927,690
Investment contracts		27,337		27,337

Cash and cash equivalents	61,356	1,271,530		1,332,886

Derivatives	6,342	420	-3,245	3,517

Other commingled/mutual funds	258,813	274,149		532,962
Total investments at fair value	$10,245,068	$26,117,665	$378,856	$36,741,589

There was a transfer of $1,791 million from Level 1 2009 to Level 2 2010 for international equity securities that are now priced with an adjustment for market movements subsequent to the local market close as further described in Note 2.

Investments at Fair Value as of December 31, 2009*

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled/mutual funds	$1,497,613	$8,773,470	$	$10,271,082
IBM Corporation common stock	1,881,745			1,881,745
International equity securities	2,706,177			2,706,177
US large-cap equity securities	230,826			230,826
US mid-cap equity securities	1,510,309	11,934		1,522,243
US small-cap equity securities	1,264,513	4,006	53	1,268,572

Fixed income:
Government securities rated A or higher	3,864	5,311,318		5,315,181
Government securities rated below A		342,171		342,171
Corporate bonds rated A or higher		1,584,233	3,550	1,587,783
Corporate bonds rated below A		1,277,534	11,030	1,288,563
Mortgage and asset-backed securities	7,115	1,031,173	5,956	1,044,244
Fixed income commingled/mutual funds	836,061	998,244	313,492	2,147,796
Investment contracts		43,930		43,930

Cash and cash equivalents	69,154	1,156,317		1,225,471

Derivatives	-6,437	-15,358	-4,528	-26,324

Other commingled/mutual funds	252,927	215,000		467,927
Total investments at fair value	$10,253,866	$20,733,971	$329,552	$31,317,388

* Reclassified to conform with 2010 presentation for further levels of disaggregation and to remove notes receivable from participants as required by ASU 2010-6 and ASU 2010-25.

The Plan has holdings in commingled trust funds as noted in the tables above.  Generally, under ordinary market conditions, investments by participants in investment funds with underlying holdings in common collective trusts provide daily market liquidity to Plan participants and the Plan.  The Plan invests in several common collective trusts, in which participant transactions (issuances and redemptions) may occur daily.  Investment in some of these trusts may be subject to redemption restrictions, at the collective trust’s discretion in limited situations.  At December 31, 2010 and 2009, commingled funds subject to redemption restrictions were $361 million and $313 million, respectively.  However, this restriction has not impacted any participant’s ability to withdraw their funds.

Level 3 Gains and Losses

The following table presents the changes in the fair value of the plan’s level 3 investments for the year ended December 31, 2010:

(Dollars in Thousands)	US Small- Cap Equity Securities	Corporate Bonds Rated A or Higher*	Corporate Bonds Rated Below A*	Mortgage and Asset- Backed Securities	Fixed Income Commingled/ Mutual Funds	Derivatives	Total

Balance at January 1	$53	$	$14,580	$5,956	$313,492	$(4,528)	$329,552
Return on assets held at end of year	(38)	37	993	(18)	48,269	1,283	50,527
Return on assets sold during the year	60	6		157	232		456
Purchases		1,262	200				1,462
Sales	(60)	(294)		(1,769)	(1,018)		(3,141)
Transfers into Level 3
Transfers out of Level 3
Balance at December 31	$16	$1,012	$15,773	$4,325	$360,975	$(3,245)	$378,856

*Bond Ratings changed from 2009 to 2010

The Plan’s policy is to recognize transfers in and transfers out at the beginning of the period.

The return on assets held at the end of the year and the sold during the year are reported in the net change in fair value of investments in the Statement of Changes in Net Assets Available for Benefits.

Investments — Five Percent or More of Plan’s Net Assets

The investments that represent 5 percent or more of the Plan’s net assets available for benefits at December 31, 2010 and 2009 are as follows:

Investments	2010	2009
	(Dollars in thousands)

Large Company Index Fund (Vanguard Employee Benefit Index Fund)	$3,848,043	$3,472,782
Total Stock Market Index Fund (Vanguard Total Stock Market Index Trust)	3,357,911	2,750,058
IBM Common Stock	1,944,980	1,881,745

Net Change in Fair Value of Investments

The following table represents the Net Change in Fair Value of Investments (including gains and losses on investments bought and sold, as well as held during the year):

2010
(Dollars in thousands)
Investments at fair value:
Commingled / Mutual Funds	$1,889,629
Equity Securities	1,251,720
Fixed Income Securities	61,099
Total	$3,202,447

NOTE 4 — DERIVATIVES

In accordance with the investment strategy of the separately-managed funds and the Stable Value Fund, investment managers execute transactions in various derivative instruments.  These derivative instruments include interest rate swaps, options, bond and equity futures and forward contracts.  The use of derivatives is permitted principally to gain or reduce exposure or execute an investment strategy more efficiently.  The investment managers use these derivative instruments to manage duration and interest rate volatility and exposure to credit, currency, equity, and cash to achieve a certain performance result.

Within the fixed income funds, the investment managers either sell or purchase credit protection through credit default swaps.  The investment managers also enter into interest rate swap transactions where a series of fixed versus floating rate amounts are exchanged.

Derivatives may be executed on exchange traded investment instruments or via over the counter (OTC) transactions.  When an OTC contract is executed, there is exposure to credit loss in the event of non-performance by the counterparties to these transactions. IBM manages this exposure through stringent credit approval guidelines and regularly monitors and reports market and counterparty credit risks associated with these instruments. The Plan’s investment managers negotiate and enter into collateral and netting agreements with counterparties on the Plan’s behalf.  In the event of a counterparty default, these agreements reduce the potential loss to the Plan.   These arrangements define the nature of the collateral (cash or U.S. Treasury securities) and the established thresholds for when additional collateral is required by either party. For OTC transactions, the Plan has posted collateral of $18 million and $21million and received collateral of $17 million and $12 million at December 31, 2010 and 2009 respectively.   In addition, for exchange traded transactions, the Plan has posted $5 million and $22 million of collateral as of December 31, 2010 and 2009 respectively and received collateral of $1 million and $0 million at December 31, 2010 and 2009 respectively.  Derivative collateral received is recorded in Investments, at fair value and Accrued expenses and other liabilities in the Statements of Net Assets Available For Benefits.  Derivative collateral posted is recorded in Investments, at fair value in the Statements of Net Assets Available For Benefits.

Market risk arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates and in prices of debt and equity securities.  The notional (or contractual) amounts used to express the volume of these transactions do not necessarily represent the amounts potentially subject to market risk.

All derivative financial instruments are carried at fair value.  The net fair value of derivative financial instruments was an asset of $4 million and a liability of $26 million as of December 31, 2010 and 2009.

The Plan has authorized Investment Managers to use specific derivative instruments in the implementation of their investment strategy for financial instruments that are managed by the Plan.  The following section discloses how these derivatives may be used, their fair value and financial position at year-end, and the risks associated with each.  Exchange traded derivatives include futures and options and are regulated by the exchange and approved broker dealers.  OTC derivatives include foreign currency contracts, options, interest rate swaps, and credit default swaps. These transactions will be contracted between two counterparties and governed by separate agreements.  A description of these instruments and the risks are below.

Futures Contracts

Futures contracts are standardized agreements to buy or sell a specific amount of a financial instrument on a future date for a specified price.  Futures are valued based upon their quoted daily price.  The primary risks associated with futures are the accuracy of the correlation between the value of bonds or equities and the price of the futures contracts. Futures contracts may be used to equitize cash and manage exposure to changes in interest rates. Upon entering into a futures contract, the investment manager is required to deposit collateral or initial margin and subsequent margin payments are moved daily depending on the value of the contract. Futures contracts may be subject to risk of loss in excess of the daily variation margin.

Options Contracts

Options include equity options, index options, options on swaps (swaptions), and options on futures. Options are contracts that give the owner the right, but not the obligation, to buy or sell an asset at a specified price (strike price) on a future date. Options may be purchased or written to help manage exposure to the securities markets. Investment managers may write (sell) call and put options and the premiums received from writing options which expire are treated as realized gains.  Premiums received from a position which is exercised/closed are offset against the amount paid for the underlying security to calculate the gain or loss. An option writer (seller) has no control over whether the underlying instrument may be sold (call) or purchased (put) and bears the market risk of an unfavorable change in the price of the underlying instrument.  Investment managers may also purchase put and call options. Purchasing call options is intended to increase exposure to the underlying instrument, while purchasing put options would tend to decrease exposure to the underlying issue. Premiums paid for purchasing options which expire are realized losses. The risk associated with purchasing put and call options is limited to the premium paid.

Foreign Currency Forwards

A foreign currency forward is a contract between two parties to exchange money denominated in one currency into another currency at a set price on a specified future date. Foreign currency forwards are used to hedge the currency exposure, as a part of an investment strategy, or in connection with settling transactions.  Foreign currency contracts may involve market risk in excess of the unrealized gain or loss. Forward transactions are typically not collateralized. The Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts.

Swap Agreements

Swap agreements are privately negotiated contracts to exchange investment cash flows at a future date based on the underlying value of the assets.   Swap agreements involve elements of credit, market, and documentation risk. The Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.

Interest Rate Swaps

An Interest rate swap is an agreement in which two parties exchange cash flows based upon a notional principal amount and pay or receive fixed or floating rate amounts of interest. One party exchanges a stream of fixed interest payments for another party’s stream of floating interest payments.  Investment managers may enter into interest rate swap agreements to help hedge against interest rate risk and to maintain its ability to generate income at prevailing market rates. Interest rate swaps expose users to interest rate risk and credit risk.  The notional value of an interest rate swap is not at risk.

Credit Default Swap Agreements

Credit default swaps are agreements where one party (the buyer of protection) makes payments to another party (seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event.  Investment managers may use credit default swaps to provide a measure of protection against defaults of the issuers or to gain or reduce exposure to a particular credit exposure.  The typical term of an agreement is five years.  If an investment manager is a buyer of protection and a credit event occurs, the portfolio will either receive from the seller of protection an amount equal to the notional amount of the swap or receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation.  If an investment manager is a seller of protection and a credit event occurs, the portfolio will either pay to the buyer of protection an amount equal to the notional amount of the swap or pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation.  The maximum potential amount of future payments that the Plan as a seller could be required to make is $92 million.  Credit default swaps are considered to have credit risk-related contingent features since they require payment by the protection seller upon the occurrence of a defined credit event.

Total Return Swaps

A Total Return Swap allows one party to derive the economic benefit of owning an asset without putting that asset on its balance sheet, and allows the other party, which does retain the asset on its balance sheet, to buy protection against loss in value.  Investment managers may enter into Total Return Swaps to gain/reduce exposure on the Referenced Asset.   These transactions are primarily found within the commingled commodities fund.

The following tables provide a quantitative summary of the derivative activity as of December 31, 2010 and 2009 and for the 12 months ended December 31, 2010.

Fair Values of Derivative Instruments on Statements of Net Assets Available for Benefits

(Dollars in Thousands)

	Notional/
	contractual
At December 31, 2010:	amount	Assets *	Liabilities *

Interest rate contracts	$1,685,311	$558,760	$556,332
Foreign exchange contracts	700,414	5,153	8,068
Credit contracts	225,956	228,409	225,956
Equity contracts	1,146	1,551	—
Carrying value of derivatives on the statement of net assets available for benefits		$793,873	$790,356

	Notional/
	contractual
At December 31, 2009:	amount	Assets *	Liabilities *

Interest rate contracts	$2,296,485	$436,533	$462,946
Foreign exchange contracts	362,942	2,104	1,007
Credit contracts	260,129	253,260	256,955
Equity contracts	127,231	2,687	—
Carrying value of derivatives on the statement of net assets available for benefits		$694,584	$720,908

* Reported in Investments, at fair value

The Effect of Derivative Instruments on the Statement of Changes in Net Assets Available for Benefits

(Dollars in Thousands)	For the year ended December 31, 2010 *

Interest rate contracts	$11,136
Foreign exchange contracts	(1,228)
Credit contracts	5,233
Equity contracts	16,616
Total gain	$31,757

* Reported in Net change in fair value of investments

NOTE 5 — INVESTMENT CONTRACTS

The Plan entered into benefit-responsive investment contracts, such as synthetic investment contracts (“synthetic GICs”), (through the Stable Value Fund — “the Fund”) with various third parties, i.e., insurance companies and banks.   Contract value represents contributions made to investment contracts, plus earnings, less participant withdrawals and administrative expenses.  The fair value of the synthetic GIC wrap contracts was determined using a discounted cash flow model which considers recent rebids as determined by recognized dealers, discount rate and the duration of the underlying portfolio.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., monthly crediting rate, through fully benefit-responsive wrap contracts issued by third parties, which are backed by underlying assets owned by the Plan.   Synthetic GICs accrue interest using a formula called the “crediting rate.”  Synthetic GICs use the crediting rate formula to convert market value changes in the covered assets into income in order to minimize the difference between the market and contract value of the covered assets over time.  Using the crediting rate formula, an estimated future market value is calculated by compounding the covered assets’ current market value at the covered assets’ yield to maturity for a period equal to the synthetic GIC’s benchmark duration.  The crediting rate is the discount rate that equates estimated future market value with the Fund’s current contract value.  The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by the differential between the synthetic GIC’s contract value and the market value of the covered investments.  The difference is amortized over the synthetic GIC’s benchmark duration. Depending on the change in duration from reset period to reset period, the magnitude of the impact to the crediting rate of the synthetic GIC “contract to market” difference is heightened or lessened.  Crediting rates are reset quarterly or more often if deemed appropriate.  The synthetic GICs provide a guarantee that the crediting rate will not fall below zero percent.

If the synthetic GIC experiences significant redemptions when the market value is below the contract value, the synthetic GIC’s crediting rate may be reduced significantly, to a level that is not competitive with other investment options.  This may result in additional redemptions, which would tend to lower the crediting rate further.  If redemptions continued, the crediting rate could be reduced to zero.  If redemptions continued thereafter, the synthetic GIC might have insufficient assets to meet redemption requests, at which point the Fund would require payments from the wrap issuer to pay further participant redemptions.

The synthetic GIC crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants.  The precise impact on the synthetic GIC depends on whether the market value of the covered assets is higher or lower than the contract value of those assets.  If the market value of the covered assets is higher than their contract value, the crediting rate will ordinarily be higher than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.

The Fund and the wrap contracts purchased by the Fund are designed to pay all participant-initiated transactions at contract value.  Participant-initiated transactions are those transactions allowed by the provisions of the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan).  However, the wrap contracts limit the ability of the Fund to transact at contract value upon the occurrence of certain events.  At this time, the occurrence of any of these events is not probable.  These events include:

•      The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

•      The establishment of a defined contribution plan that competes with the Plan for employee contributions.

•      Any substantive modification of the Plan or the administration of the Plan that is not consented to by the wrap issuer.

•      Complete or partial termination of the Plan.

•      Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cash flow.

•      Merger or consolidation of the Plan with another plan, the transfer of plan assets to another plan, or the sale, spin-off or merger of a subsidiary or division of the plan sponsor.

•      Any communication given to participants by the Plan sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

•      Exclusion of a group of previously eligible employees from eligibility in the Plan.

•      Any significant retirement program, group termination, group layoff, facility closing or similar program.

•      Any transfer of assets from the Fund directly to a competing option.

•      Bankruptcy of the plan sponsor or other plan sponsor events which cause a significant withdrawal from the Plan.

A wrap issuer may terminate a wrap contract at any time.  In the event that the market value of the Fund’s covered assets is below their contract value at the time of such termination, the trustee may elect to keep the wrap contract in place until such time as the market value of the Fund’s covered assets is equal to their contract value.  A wrap issuer may also terminate a wrap contract if the trustee’s investment management authority over the Fund is limited or terminated as well as if all of the terms of the wrap contract fail to be met.

Synthetic investment contracts generally impose conditions on both the Plan and the issuer.  If an event of default occurs and is not cured, the non-defaulting party may terminate the contract.  The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement.  The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; is acquired or reorganized.  If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, the Plan may experience losses if the value of the Plan’s assets no longer covered by the contract is below contract value.  The Plan may seek to add additional issuers over time to diversify the Plan’s exposure to such risk, but there is no assurance the Plan may be able to do so.  The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value.  The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments.  Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer.  Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.  If the contract terminates due to issuer default, the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination.  If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests.  Contract termination also may occur by either party upon election and notice.

The following table provides the fair value and contract value for the synthetic GICs and the fair value of the underlying assets net of all receivables and payables.

Investment Contracts at December 31,	2010	2009
	(Dollars in thousands)
Fair value:
Synthetic GICs	$27,122	$43,930
Underlying assets net of payables/receivables	9,094,099	8,573,374
Fair value of synthetic GICs and underlying assets	$9,121,221	$8,617,304
Adjustment from fair value to contract value	(373,136)	(116,577)
Contract value of synthetic GICs	$8,748,085	$8,500,728

The investment contracts owned by the Stable Value Fund produced the following returns:

	Year Ended December 31,
	2010	2009
Earned by the Plan	7.37%	11.43%
Credited to participants	4.19%	3.48%

NOTE 6 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the thirty-two investment funds to which participants could contribute in 2010 are described below:

Life Cycle Funds —

The fourteen Life Cycle funds reflect a portfolio of diversified investments — U.S. stocks, international stocks, real estate equity stocks, and fixed-income investments — from the existing core funds noted below, plus a commodities fund (not available to participants as a standalone offering).  These funds offer a convenient low-cost way to achieve diversification, professional money management and periodic rebalancing.  The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds’ managers.

Four Life Cycle Funds are Life Strategy Funds that have a preset mix of stock and fixed income investments in order to provide broad diversification at four given levels of exposure to equities.  The preset mix of each Life Strategy Fund is not expected to change over time.

•	Income Plus Life Strategy Fund - target allocation: 30% stocks*, 70% bonds; seeks returns that modestly outpace inflation on a fairly consistent basis.

•	Conservative Life Strategy Fund - target allocation: 50% stocks*, 50% bonds; seeks returns that moderately outpace inflation over the long term.

•	Moderate Life Strategy Fund - target allocation: 65% stocks*, 35% bonds; seeks relatively high returns at a moderate risk level.

•	Aggressive Life Strategy Fund - target allocation: 85% stocks*, 15% bonds; seeks high returns over the long term.

* Exposure to commodities is considered part of the allocation to stocks.

Ten Life Cycle Funds are Target Date Funds that offer portfolios with asset allocations designed for varying retirement dates or the year in which one expects to start drawing on their retirement assets.  The portfolios are offered in five year increments from 2005 to 2050, with the 2030 through 2050 funds providing a significantly higher allocation to stocks.  As a fund draws closer to its associated target date, the fund will automatically shift toward a more conservative risk level by reducing its allocation to stocks.  Each fund’s reduction to stocks continues through its “target date” for another 15 years, until the fund’s allocation and risk profile matches that of the Income Plus Fund.  Target Date funds assume a retirement age of 60.

•

Target Date 2005 Fund - designed for investors who have retired or started to draw on their retirement assets on or around the year 2005; seeks returns that moderately outpace inflation over the long term. Target asset allocation between stocks and bonds is 44% stocks*, 56% bonds.

•	Target Date 2010 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 54% stocks*, 46% bonds.

•	Target Date 2015 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 64% stocks*, 36% bonds.

•	Target Date 2020 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 74% stocks*, 26% bonds.

•	Target Date 2025 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 84% stocks*, 16% bonds.

•	Target Date 2030 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2035 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2040 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2045 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2050 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

* Exposure to commodities is considered part of the allocation to stocks.

Core Funds - seven funds that provide an opportunity to build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds that track the fixed-income markets.

•

Stable Value Fund - seeks to preserve principal and provide income at a stable rate of interest that is competitive with intermediate-term rates of return.  The fund is managed by multiple money managers.

•

Inflation Protected Bond Fund - seeks over the long term to provide a rate of return similar to the Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index.  The fund is managed by State Street Global Advisors.

•

Total Bond Market Fund - seeks to provide a rate of return similar to its benchmark index (Barclays Capital Aggregate Bond Index), which consists of more than 5,000 U.S. Treasury, federal agency, mortgage-backed, and corporate securities.   The fund is managed by Neuberger Berman.

•

Total Stock Market Index Fund - seeks long-term growth of capital and income with a market rate of return for a diversified group of U.S. equities.  It attempts to match the performance of the Dow Jones U.S. Total Stock Market Index. The fund is managed by The Vanguard Group.

•

Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world.  It attempts to match the performance of the MSCI All Country World Ex-USA Investable Market Index.  The fund is managed by State Street Global Advisors.

•

Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the MSCI U.S. REIT index.  Investment consists of U.S. publicly traded real estate equity securities.  The fund is managed by BlackRock Institutional Trust Company.

•

International Real Estate Index Fund. - seeks to replicate the returns of the FTSE EPRA/NAREIT Developed ex US Rental Index. Investment consists of the international market for securities of companies principally engaged in the real estate industry that derive greater than or equal to 70% of their total revenue from rental revenue of investment properties. The fund is managed by BlackRock Institutional Trust Company.

Expanded Choice Funds — eleven funds that provide an opportunity to build an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

•

Long-Term Corporate Bond Fund - seeks a high and sustainable level of interest income by investing in a widely diversified group of long-term bonds issued by corporations with strong credit ratings.  The fund is managed by Neuberger Berman.

•

High Yield and Emerging Markets Bond Fund - seeks to modestly exceed the returns of the Barclays Capital U.S. High Yield/Emerging Markets Bond Index.  The fund invests in “below investment grade” U.S. corporate and emerging market dollar bonds and is managed by Pacific Investment Management Company, LLC (PIMCO).

•

Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index.  The fund is managed by The Vanguard Group.

•

Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends.  The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index.   The fund is managed by The Vanguard Group.

•

Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•

Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks.  The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 index and attempts to match the performance of the Russell SmallCap Completeness Index.   The fund is managed by State Street Global Advisors.

•	Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Value Index. The fund is managed by The Vanguard Group.

•	Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index. The fund is managed by The Vanguard Group.

•

European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks.   It attempts to match the investment results of the MSCI Europe Index.  The fund is managed by The Vanguard Group.

•	Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the MSCI Pacific Index. The fund is managed by The Vanguard Group.

•	IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.35% for liquidity purposes. The fund is managed by State Street Bank and Trust Company.

IBM 401(k) participants also have access to the “mutual fund window” investments — which expands the Plan’s investment options to include over 150 mutual funds, most of which are actively managed.  This feature gives more options to participants who are interested in investing in brand-name funds, or in simply having a broader range of investment options from which to choose.

Securities Lending

Security loan transactions are permitted with the objective to add investment return to the portfolio.  Certain funds may lend securities held in that fund to unaffiliated broker-dealers registered under the Securities Exchange Act of 1934, or banks organized in the United States of America.  At all times, the borrower must maintain cash or equivalent collateral equal in value to at least 102 percent of the value of the domestic securities loaned and 105 percent of the value of international securities loaned. The cash collateral is reinvested to generate income that is credited to the portfolio return. A risk in lending securities is associated with the reinvestment of this cash.  When securities are posted as collateral, the funds seek to minimize risk by requiring a daily valuation of the loaned securities, with additional collateral posted each day, if necessary.  An additional risk in lending securities is that a borrower may default during a sharp rise in the price of the security that was borrowed, resulting in a deficiency in the collateral posted by the borrower.  To mitigate this risk, the loaned securities in the State Street Bank agency program are indemnified against broker default.

The addition of the securities lending provision does not change the investment objectives for the funds.  The securities lending program was suspended and managed in an orderly wind down during 2009.  Therefore, the value of loaned securities in the State Street Bank agency program amounted to zero and $61 thousand at December 31, 2010 and 2009, respectively.   The value of cash collateral obtained and reinvested in short-term investments of $63 thousand (same at fair value) for December 31, 2009 is reflected as a liability in the Plan’s financial statements.  Securities lending is also permitted in the commingled funds and in funds within the IBM Mutual Fund Window.  The prospectus for each fund will disclose if lending is permitted.

NOTE 7 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trustee intends to continue it as a qualified trust.  The Plan received a favorable determination letter from the IRS on September 10, 2004.  Subsequent to this determination letter by the IRS, the Plan was amended.  The Plan administrator and Counsel continue to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the plan, and has concluded that as of December 31, 2010, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	12/31 2010	12/31 2009
	(Dollars in thousands)
Net assets available for benefits per the financial statements	$35,628,813	$31,421,603
Plus:
Adjustment from contract value to fair value for fully benefit-responsive investment contracts held by the Stable Value Fund	373,136	116,577
Net assets available for benefits per the Form 5500	$36,001,949	$31,538,180

The following is a reconciliation of investment income per the financial statements to the Form 5500:

Year Ended December 31, 2010
(Dollars in thousands)
Total investment income per the financial statements	$3,902,227
Less:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2009	116,577
Plus:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2010	373,136
Total investment income per the Form 5500	$4,158,786

NOTE 9 - RELATED-PARTY TRANSACTIONS

At December 31, 2010, a significant portion of the Plan’s assets were managed by State Street Global Advisors.  State Street Global Advisors’ affiliate, State Street Bank and Trust Company, also acts as the trustee for the Plan and, therefore, these investments qualify as party-in-interest transactions.  The Plan also pays a fee to the trustee and the trustee also is a security lending agent.  These transactions qualify as party-in-interest transactions as well.

In addition, Fidelity Investments Institutional Operations Company, Inc is the provider of administrative services related to the mutual fund window as well as the investment manager of Fidelity funds within the mutual fund window.  Fidelity is also the provider of record keeping and participant services, and the operator of the IBM Employee Services Center for the IBM 401(k) Plus Plan.

At December 31, 2010 and 2009, the Plan held 13,252,797 and 14,375,440 shares of IBM common stock valued at $1,994,980,488 and $1,881,745,096, respectively.  During the year ended December 31, 2010, purchases of shares by the Plan totaled $120,838,858 and sales of shares by the Plan totaled $271,871,219.

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

(c) Detailed description of loan including dates of
making and maturity, interest rate, the type and value of
collateral, any renegotiation of the loan and the terms of
the renegotiation, and other material items

						(d) Original	Amount received during reporting year		(g) Unpaid balance	Amount Overdue
(a) *	(b) Identity and address of Obligor	Security ID	Issue Date	Maturity Date	Interest Rate	amount of loan	(e) Principal	(f) Interest	at end of year	(h) Principal	(i) Interest

	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	37930EAC0	7/28/2006	7/28/2011	6.33	$1,060,000			$134,196		$134,196
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	37930JAE5	9/25/2007	9/15/2012	6.375	1,260,000			160,650		160,650
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AA7	6/15/2006	6/15/2016	6.693	2,100,000			351,383		351,383
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AB5	9/14/2006	9/14/2049	7.451	200,000			29,804		29,804
	GMAC, Mail Code: 482-C34-D71, P.O.Box 300300 Renaissance Center Detroit, MI 48265-3000	370442AN5	7/15/1991	7/15/2021	9.4	52,000			7,332		7,332
	GMAC, Mail Code: 482-C34-D71, P.O.Box 300300 Renaissance Center Detroit, MI 48265-3000	370442AT2	3/20/1996	3/15/2036	variable	680,000			10,200		10,200
	GMAC, Mail Code: 482-C34-D71, P.O.Box 300300 Renaissance Center Detroit, MI 48265-3000	370442AV7	6/10/1996	6/15/2024	8.1	28,000			3,402		3,402
	GMAC, Mail Code: 482-C34-D71, P.O.Box 300300 Renaissance Center Detroit, MI 48265-3000	37045EAS7	11/1/1991	11/1/2011	9.45	192,000			27,216		27,216
	GMAC, Mail Code: 482-C34-D71, P.O.Box 300300 Renaissance Center Detroit, MI 48265-3000	762311II1	7/3/2003	7/5/2033	8.375	460,000			77,050		77,050

	Kaupthing Bank hf., Borgartun 26 IS-105 Reykjavik, Iceland	48632FAA9	10/4/2006	10/4/2011	5.75	510,000			58,650		58,650
	Kaupthing Bank hf., Borgartun 26 IS-105 Reykjavik, Iceland	48632FAE1	2/28/2008	2/28/2015	7.625	5,090,000			776,225		776,225
	Kaupthing Bank hf., Borgartun 26 IS-105 Reykjavik, Iceland	48632HAA5	5/19/2006	5/19/2016	7.125	700,000			99,750		99,750
	Landsbank IIS NB hf., Asuturstraeti 11, 155 Reykjavik, Iceland	5150X0AA9	8/25/2006	8/25/2011	6.1	2,970,000			362,340		362,340
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5249087M6	12/21/2007	12/28/2017	6.75	6,350,000			857,250		857,250
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524908XA3	5/17/2007	11/29/2049	5.857	1,730,000			253,315		253,315
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5252M0BZ9	1/22/2008	1/24/2013	5.625	7,400,000			832,500		832,500

(c) Detailed description of loan including dates of
making and maturity, interest rate, the type and value of
collateral, any renegotiation of the loan and the terms of
the renegotiation, and other material items

						(d) Original	Amount received during reporting year		(g) Unpaid balance	Amount Overdue
(a) *	(b) Identity and address of Obligor	Security ID	Issue Date	Maturity Date	Interest Rate	amount of loan	(e) Principal	(f) Interest	at end of year	(h) Principal	(i) Interest

	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5252M0FD4	4/24/2008	5/2/2018	6.875	900,000			156,234		156,234
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5249087M6	12/21/2007	12/28/2017	6.75	3,500,000			472,500		472,500

	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	52517PE23	1/25/2006	12/31/2049	variable	5,300,000			145,757		145,757

	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5252M0BZ9	1/22/2008	1/24/2013	5.625	4,100,000			461,250		461,250
	Sigma Finance Corp., M&C Corp. Services LTD, Box 309GT, Ugland House, South Church St., George Town, Grand Cayman, Grand Cayman Islands	8265Q0XQ0	6/4/2007	6/4/2009	1	10,000,000	$505,030		9,554,482	$9,494,970	59,512
	Station Casinos, 1505 South Pavilion Center Drive, Las Vegas NV	857689AT0	2/27/2004	3/1/2016	6.875	30,000			4,125		4,125
	Station Casinos, 1505 South Pavilion Center Drive, Las Vegas NV	857689AV5	3/17/2004	4/1/2012	6	360,000			43,200		43,200
	Station Casinos, 1505 South Pavilion Center Drive, Las Vegas NV	857689BA0	8/15/2006	8/15/2016	7.75	585,000			90,676		90,676
	The Inn of the Gods Resort, 287 Carrizo Canyon Road, Mescalero, NM 88340	45771VAB9	5/15/2004	11/15/2010	12	310,000			379,750	310,000	69,750
	TRANCHE TR 00523 745 Seventh Avenue, New York, NY 10019	52517PXU0	10/25/2004	11/10/2010	variable	400,000			407,556	400,000	7,556
	TRANCHE TR 00777, 745 Seventh Avenue, New York, NY 10019	52517P2K6	5/25/2007	5/25/2010	variable	800,000			811,333	800,000	11,333

* Party-in-interest

Schedule G, Part I - Overdue Loan Explanation

Investment managers have responsibility for these securities as well as other securities in their portfolio and they have or will take appropriate actions taking into consideration the circumstances surrounding each security and the overall portfolio that they manage.

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule G, Part III- Nonexempt Transactions

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	11/24/1999	—	$5,339,516	N/A	$13,349	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	11/25/1999	—	166,629	N/A	417	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	11/26/1999	—	2,182,118	N/A	5,455	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	AUD	11/29/1999	—	60,272	N/A	151	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	EUR	11/29/1999	—	33,013	N/A	83	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	GBP	11/29/1999	—	811,216	N/A	2,028	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	PLN	12/23/1999	—	1,201,542	N/A	3,004	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/11/2000	$487,686	—	N/A	1,219	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	1/11/2000	—	14,537	N/A	36	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/17/2000	414,296	—	N/A	1,036	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/17/2000	—	452,523	N/A	1,131	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/24/2000	—	900,423	N/A	2,251	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/25/2000	—	81,083	N/A	203	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/9/2000	—	112,964	N/A	282	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/13/2000	—	36,760	N/A	92	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	5/17/2000	—	174,599	N/A	436	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	THB	5/31/2000	—	10	N/A	0	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	CHF	6/21/2000	—	3,926	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	CHF	7/12/2000	—	3,926	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	7/27/2000	—	56,180	N/A	140	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	8/31/2000	—	1,359,462	N/A	3,399	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	9/4/2000	—	32,410	N/A	81	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	CAD	9/22/2000	9,900	—	N/A	25	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	CAD	9/26/2000	—	1,435	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/4/2000	—	542,682	N/A	1,357	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/24/2000	351,263	—	N/A	878	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	EUR	1/2/2001	—	241,998	N/A	605	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	GRD	1/2/2001	241,998	—	N/A	605	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/30/2001	370,200	—	N/A	926	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/2/2001	128,514	—	N/A	321	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/17/2001	—	323,215	N/A	808	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/18/2001	—	11,404	N/A	29	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/23/2001	352,961	—	N/A	882	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	10/23/2001	485,526	—	N/A	1,214	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/24/2001	222,488	—	N/A	556	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	HUF	10/24/2001	52,790	—	N/A	132	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	HUF	10/25/2001	189,080	—	N/A	473	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	11/27/2001	180,318	—	N/A	451	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	EUR	12/24/2001	450,000	—	N/A	1,125	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	1/2/2002	—	84,412	N/A	211	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	1/11/2002	—	24,270	N/A	61	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/7/2002	60,704	—	N/A	152	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	3/1/2002	—	17,529	N/A	44	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	5/28/2002	270,790	—	N/A	677	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/29/2002	541,950	—	N/A	1,355	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	6/7/2002	—	13,274	N/A	33	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	6/19/2002	—	1,859	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	8/6/2002	—	48,262	N/A	121	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	9/4/2002	3,332	—	N/A	8	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	9/4/2002	—	23,495	N/A	59	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	TRL	10/28/2002	—	162	N/A	0	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/28/2002	75,217	—	N/A	188	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	11/28/2002	—	27,666	N/A	69	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/20/2002	—	41,533	N/A	104	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/6/2003	7,247	—	N/A	18	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/11/2003	183,901	—	N/A	460	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/18/2003	—	54,415	N/A	136	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/15/2003	820	—	N/A	2	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/9/2003	—	1,183	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/9/2003	—	46,797	N/A	117	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/9/2003	—	1,231	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/9/2003	—	1,211	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/12/2003	—	2,530	N/A	6	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/14/2003	—	1,810	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/14/2003	—	7,327	N/A	18	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/15/2003	—	10,595	N/A	26	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/16/2003	—	9,698	N/A	24	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/19/2003	—	20,186	N/A	50	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/21/2003	—	3,717	N/A	9	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/21/2003	—	897	N/A	2	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/22/2003	—	1,832	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/27/2003	—	109	N/A	0	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/27/2003	—	451	N/A	1	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/28/2003	—	927	N/A	2	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/30/2003	151,992	—	N/A	380	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/30/2003	—	3,666	N/A	9	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	6/5/2003	29,325	—	N/A	73	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	6/5/2003	—	30,031	N/A	75	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/2/2003	114,663	—	N/A	287	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/25/2003	191,724	—	N/A	479	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	9/3/2003	122,432	—	N/A	306	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	9/3/2003	—	22,761	N/A	57	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	9/4/2003	198,847	—	N/A	497	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	9/11/2003	—	28,758	N/A	72	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	9/30/2003	—	1,699	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/8/2003	—	38,106	N/A	95	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/16/2003	392,956	—	N/A	982	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/27/2003	49,450	—	N/A	124	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/1/2003	—	29,557	N/A	74	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	1/13/2004	300,822	—	N/A	752	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/15/2004	576,396	—	N/A	1,441	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2004	—	107,418	N/A	269	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/1/2004	362,433	—	N/A	906	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	3/2/2004	73,101	—	N/A	183	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	3/2/2004	—	39,892	N/A	100	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/16/2004	—	60,459	N/A	151	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	3/23/2004	34,964	—	N/A	87	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	7/7/2004	—	120,578	N/A	301	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	9/7/2004	241,204	—	N/A	603	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	9/17/2004	620,950	—	N/A	1,552	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/18/2005	550,431	—	N/A	1,376	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/6/2005	866,666	—	N/A	2,167	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	4/15/2005	—	190,868	N/A	477	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	9/27/2005	—	16,225	N/A	41	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	12/15/2005	1,057,226	—	N/A	2,643	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/3/2006	—	205,873	N/A	515	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/19/2006	304,938	—	N/A	762	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	2/2/2006	895,587	—	N/A	2,239	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2006	297,334	—	N/A	743	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/16/2006	303,333	—	N/A	758	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/22/2006	110,576	—	N/A	276	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	3/29/2006	—	500,000	N/A	1,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/30/2006	—	80,000	N/A	200	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	4/5/2006	370,370	—	N/A	926	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/19/2006	1,000,000	—	N/A	2,500	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/8/2006	500,000	—	N/A	1,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/30/2006	—	99,253	N/A	248	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	6/8/2006	948,074	—	N/A	2,370	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/31/2006	200,000	—	N/A	500	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	12/14/2006	750,000	—	N/A	1,875	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/17/2007	500,000	—	N/A	1,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/19/2007	800,000	—	N/A	2,000	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	THB	4/20/2007	500,000	—	N/A	1,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/24/2007	50,000	—	N/A	125	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/14/2007	1,500,000	—	N/A	3,750	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	THB	5/24/2007	—	312,140	N/A	780	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/25/2007	3,210,206	—	N/A	8,026	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/9/2007	2,400,658	—	N/A	6,002	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/9/2007	180,275	—	N/A	451	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	12/4/2007	2,600,000	—	N/A	6,500	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/2/2008	10,500,000	—	N/A	26,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/28/2008	—	2,984,184	N/A	7,460	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	2/29/2008	153,833	—	N/A	385	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	2/29/2008	—	90,927	N/A	227	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/29/2008	188,624	—	N/A	472	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/29/2008	110,610	—	N/A	277	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/29/2008	109,644	—	N/A	274	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/29/2008	196,548	—	N/A	491	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/3/2008	2,000,000	—	N/A	5,000	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	4/10/2008	—	1,636,249	N/A	4,091	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/26/2008	—	78,138	N/A	195	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/26/2008	—	89,875	N/A	225	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	77,397	N/A	193	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	47,631	N/A	119	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	39,934	N/A	100	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	49,930	N/A	125	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	45,993	N/A	115	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	34,578	N/A	86	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	20,547	N/A	51	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	50,887	N/A	127	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	61,818	N/A	155	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	30,611	N/A	77	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	41,703	N/A	104	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	81,615	N/A	204	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	25,327	N/A	63	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	67,150	N/A	168	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/27/2008	—	3,464	N/A	9	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/30/2008	—	18,894	N/A	47	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/30/2008	—	28,280	N/A	71	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	7/1/2008	—	4,732	N/A	12	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	7/1/2008	—	114,733	N/A	287	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/8/2008	1,850,289	—	N/A	4,626	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/8/2008	1,136,550	—	N/A	2,841	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/14/2008	1,752,300	—	N/A	4,381	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	8/8/2008	—	1,730,318	N/A	4,326	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	9/4/2008	2,871,542	—	N/A	7,179	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	9/30/2008	—	2,565,861	N/A	6,415	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	9/30/2008	1,597,596	—	N/A	3,994	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	9/30/2008	191,395	—	N/A	478	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	9/30/2008	706,060	—	N/A	1,765	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/3/2008	94,602	—	N/A	237	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/7/2008	—	230,068	N/A	575	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/8/2008	—	403,195	N/A	1,008	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/8/2008	—	915,769	N/A	2,289	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/8/2008	6,206	—	N/A	16	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/8/2008	186,459	—	N/A	466	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/8/2008	152,567	—	N/A	381	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	10/8/2008	—	354,905	N/A	887	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/9/2008	—	1,372,929	N/A	3,432	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/10/2008	—	643,862	N/A	1,610	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/10/2008	—	419,280	N/A	1,048	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/10/2008	152,088	—	N/A	380	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/10/2008	344,148	—	N/A	860	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/15/2008	—	1,393,359	N/A	3,483	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	THB	10/15/2008	—	1,086,981	N/A	2,717	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/17/2008	1,472,074	—	N/A	3,680	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	10/22/2008	—	556,810	N/A	1,392	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	58,543	—	N/A	146	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	5,712	—	N/A	14	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	57,557	—	N/A	144	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	34,556	—	N/A	86	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	6,581	—	N/A	16	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	65,717	—	N/A	164	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	4,548	—	N/A	11	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	70,458	—	N/A	176	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	14,066	—	N/A	35	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	74,393	—	N/A	186	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	27,131	—	N/A	68	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	26,792	—	N/A	67	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	11,646	—	N/A	29	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	26,379	—	N/A	66	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	32,995	—	N/A	82	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	15,929	—	N/A	40	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	61,734	—	N/A	154	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	15,860	—	N/A	40	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	76,487	—	N/A	191	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/3/2008	11,043	—	N/A	28	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/3/2008	21,856	—	N/A	55	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/3/2008	17,413	—	N/A	44	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/4/2008	14,506	—	N/A	36	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	11/24/2008	93,804	—	N/A	235	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	11/24/2008	57,683	—	N/A	144	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/24/2008	34,734	—	N/A	87	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/27/2008	1,189,960	—	N/A	2,975	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	11/27/2008	—	327,456	N/A	819	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/2/2008	—	238,864	N/A	597	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MXN	12/5/2008	—	621,546	N/A	1,554	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	12/5/2008	—	567,182	N/A	1,418	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/8/2008	—	377,659	N/A	944	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	2,977	N/A	7	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	5,792	N/A	14	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	1,471	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	3,381	N/A	8	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	4,235	N/A	11	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	3,949	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	1,965	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	6,499	N/A	16	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	1/7/2009	—	1,690	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	597	N/A	1	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	2,580	N/A	6	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	2,996	N/A	7	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	9,159	N/A	23	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	19,856	N/A	50	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	PHP	1/7/2009	—	145,777	N/A	364	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/8/2009	—	20,801	N/A	52	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	25,204	—	N/A	63	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	3,905	—	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	18,694	—	N/A	47	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	4,318	—	N/A	11	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	40,825	—	N/A	102	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	111,710	—	N/A	279	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	9,187	—	N/A	23	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	416	—	N/A	1	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	556	—	N/A	1	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	23,806	—	N/A	60	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	5,162	—	N/A	13	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	11,626	—	N/A	29	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	2,110	—	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	37,729	—	N/A	94	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	22,382	—	N/A	56	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	10,768	—	N/A	27	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	113,683	—	N/A	284	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	3,939	—	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	55,767	—	N/A	139	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	21,530	—	N/A	54	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	1,310	—	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	85,124	—	N/A	213	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	19,961	—	N/A	50	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	189,319	—	N/A	473	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	29,245	—	N/A	73	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	17,991	—	N/A	45	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	12,297	—	N/A	31	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	34,610	—	N/A	87	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	44,531	—	N/A	111	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	47,536	—	N/A	119	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/22/2009	24,051	—	N/A	60	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/22/2009	1,034,661	—	N/A	2,587	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	41,873	—	N/A	105	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	521,902	—	N/A	1,305	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	23,606	—	N/A	59	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	160,216	—	N/A	401	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	12,789	—	N/A	32	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	2/13/2009	—	563,199	N/A	1,408	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	2/16/2009	—	345,045	N/A	863	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/19/2009	96,201	—	N/A	241	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	THB	2/19/2009	313,622	—	N/A	784	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	THB	2/24/2009	238,362	—	N/A	596	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	2/25/2009	—	421,621	N/A	1,054	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2009	—	1,248,149	N/A	3,120	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2009	—	133,913	N/A	335	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2009	—	207,793	N/A	519	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2009	—	115,503	N/A	289	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/2/2009	3,942	—	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/6/2009	—	93,922	N/A	235	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/6/2009	—	132,148	N/A	330	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/6/2009	—	104,895	N/A	262	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	24,504	N/A	61	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	37,470	N/A	94	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	41,633	N/A	104	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	4,311	N/A	11	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	89,311	N/A	223	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/10/2009	—	21,957	N/A	55	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/11/2009	—	20,069	N/A	50	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	79,511	N/A	199	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	2,771	N/A	7	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	55,671	N/A	139	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	4,718	N/A	12	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	51,204	N/A	128	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	65,855	N/A	165	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	8,558	N/A	21	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	49,252	N/A	123	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	5,826	N/A	15	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	1,242	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/13/2009	—	51,867	N/A	130	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	3,368	—	N/A	8	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	412,742	—	N/A	1,032	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	2,486	—	N/A	6	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	1,129	—	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	1,436	—	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	3/30/2009	—	2	N/A	0	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/1/2009	—	277,171	N/A	693	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/1/2009	—	5,476	N/A	14	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/1/2009	—	13,497	N/A	34	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/1/2009	—	14,912	N/A	37	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/1/2009	—	76,136	N/A	190	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	6/9/2009	—	387,932	N/A	970	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	6/23/2009	—	420,149	N/A	1,050	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	8/7/2009	18,720	—	N/A	47	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	8/7/2009	37,951	—	N/A	95	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	8/7/2009	14,991	—	N/A	37	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	8/7/2009	397,254	—	N/A	993	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	8/7/2009	11,893	—	N/A	30	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	8/7/2009	82,536	—	N/A	206	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	8/7/2009	21,568	—	N/A	54	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	THB	8/10/2009	200,000	—	N/A	500	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	9/8/2009	—	173,074	N/A	433	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/1/2009	—	145,299	N/A	363	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/1/2009	—	84,444	N/A	211	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/1/2009	—	80,246	N/A	201	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	12/1/2009	—	23,432	N/A	59	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	12/1/2009	—	62,624	N/A	157	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MXN	12/29/2009	—	742,154	N/A	1,855	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	12/30/2009	—	365,860	N/A	915	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	12/30/2009	—	323,837	N/A	810	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/10/2010	29,200	—	N/A	73	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/23/2010	344,268	—	N/A	861	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/3/2010	27,765	—	N/A	69	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	52,243	—	N/A	131	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	189,220	—	N/A	473	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	647,593	—	N/A	1,619	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	72,676	—	N/A	182	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	41,686	—	N/A	104	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	303,227	—	N/A	758	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	90,470	—	N/A	226	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	40,971	—	N/A	102	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	429,884	—	N/A	1,075	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	13,113	—	N/A	33	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	56,603	—	N/A	142	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	14,125	—	N/A	35	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	20,809	—	N/A	52	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	266,212	—	N/A	666	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	76,313	—	N/A	191	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	297,029	—	N/A	743	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	41,142	N/A	103	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	267,325	N/A	668	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	298,270	N/A	746	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	431,681	N/A	1,079	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	650,300	N/A	1,626	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	14,184	N/A	35	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	20,896	N/A	52	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	72,980	N/A	182	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	304,494	N/A	761	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	41,860	N/A	105	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	76,632	N/A	192	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	56,840	N/A	142	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	90,848	N/A	227	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	190,011	N/A	475	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	13,168	N/A	33	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	3/8/2010	180,203	—	N/A	451	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	3/8/2010	239,383	—	N/A	598	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	3/8/2010	192,121	—	N/A	480	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/8/2010	24,838	—	N/A	62	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/8/2010	130,416	—	N/A	326	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/8/2010	93,508	—	N/A	234	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	3/8/2010	38,373	—	N/A	96	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	3/8/2010	42,568	—	N/A	106	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	3/8/2010	17,424	—	N/A	44	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	3/12/2010	—	239,383	N/A	598	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	3/12/2010	—	180,203	N/A	451	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	3/12/2010	—	192,121	N/A	480	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/12/2010	—	24,838	N/A	62	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/12/2010	—	130,416	N/A	326	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/12/2010	—	93,508	N/A	234	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/1/2010	345,615	—	N/A	864	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/1/2010	1,240,163	—	N/A	3,100	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/1/2010	42,196	—	N/A	105	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/1/2010	481,845	—	N/A	1,205	N/A	N/A	N/A

		Total for all transactions			$67,103,733	$46,852,129		$284,890

DESCRIPTION OF TRANSACTIONS  AND CORRECTIVE ACTION:

IBM was informed that State Street Bank and Trust Company (SS), (through its investment management division, SSgA), as investment manager of a Plan account, inadvertently entered into certain foreign exchange (FX) transactions with SS (through its capital markets division, SSGM) in connection with underlying foreign securities transactions.  We have included the relevant information regarding these FX transactions such as the currency, trade date and the amount of the transaction in US Dollars.  In executing these FX transactions, a fee was generally charged (i.e., a markup or a markdown) and we understand these fees have been under 0.25% of each transaction during the relevant period.  We have included in column (g) an estimate of the fee amount by multiplying 0.25% to each transaction amount.  When these transactions were discovered, SS promptly remitted to the Plan $390,000 in connection with these FX transactions which includes the estimated fee of ~$285,000 plus interest (calculated using the Department of Labor’s voluntary correction calculator).  The $390,000 is intended to cover any profits made by SS through these transactions (plus appropriate interest).

IBM 401(k) PLUS PLAN
Schedule H, line 4i - Schedule of Assets (Held at End of Year)

AT DECEMBER 31, 2010

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	IBM Stock Fund

*	IBM Corporation	IBM Common Stock 13,252,797shares		$1,944,980,488
	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		2,705,067

	Mutual Funds

	Administered by Fidelity Investments	Mutual Fund Window		3,363,515,061

	Commingled Trust Funds

	Vanguard Employee Benefit Index Fund	Large Company Index		3,848,042,999
	Vanguard Total Stock Market Index Trust	Total Stock Market Index		3,357,910,792
	Vanguard Russell 2000 Value Index Trust	Small Cap Value Index		600,475,140
	Vanguard Russell 1000 Value Index Trust	Large Cap Value Index		595,727,041

*   Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	Commingled Trust Funds - continued

	Vanguard Russell 1000 Growth Index Trust	Large Cap Growth Index		$534,575,101
	Vanguard Russell 2000 Growth Index Trust	Small Cap Growth Index		453,922,976
	Vanguard European Stock Index Trust	European Stock Index		414,892,623
	Vanguard Pacific Stock Index Trust	Pacific Stock Index		364,596,722

	PIMCO Commodities Plus Trust II	Commodity		274,148,838

	Separately-Managed Funds—IBM

	Managed by State Street Global Advisors	Total International Stock Market Index (refer to Exhibit A - investments)		3,070,442,876
	Managed by State Street Global Advisors	Small/Mid Cap Stock Index (refer to Exhibit B - investments)		2,894,354,889
	Managed by State Street Global Advisors	Inflation Protected Bond (refer to Exhibit C - investments)		1,637,525,011
	Managed by Neuberger Berman	Total Bond Market (refer to Exhibit D - investments)		1,102,979,259
	Managed by BlackRock Institutional Trust Company	Real Estate Investment Trust (refer to Exhibit E - investments)		795,608,467

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	Managed by Neuberger Berman	Long-Term Corporate Bond (refer to Exhibit F - investments)		$303,808,787
	Managed by Pacific Investment Management Company (PIMCO)	High Yield and Emerging Markets Bond (refer to Exhibit G - investments)		213,420,890
	Managed by BlackRock Institutional Trust Company	International Real Estate Index (refer to Exhibit H -investments)		188,582,148
	Collateral	(refer to Exhibit I - investments)		13,858,628

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	Underlying assets managed by various investment companies	Stable Value Fund (refer to Exhibit J - investments)		$10,738,392,977
	Bank of America	Synthetic GIC Wrapper Contract, Rate of Interest 4.36%		4,144,555
*	JPMorgan Chase	Synthetic GIC Wrapper Contract, Rate of Interest 4. 36%		15,923,355
	Royal Bank of Canada	Synthetic GIC Wrapper Contract, Rate of Interest 4. 36%		4,190,357
*	State Street Bank and Trust Company	Synthetic GIC Wrapper Contract, Rate of Interest 4. 36%		2,863,928
*	The Prudential Insurance Company of America	Synthetic GIC Wrapper Contract, Rate of Interest 3.57%		—

*	Notes receivable from participants	Interest rates range: 3.25% - 11.00%
		Terms: one to ten years		315,054,887

*   Party-In-Interest

EXHIBIT A - Total International Stock Market Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					(n/a)
				Shares

	ARGENTINE PESO		ARGENTINA	853		$215
	CRESUD S.A.C.I.F.Y A.	COMMON STOCK ARS1.0	ARGENTINA	4		8
	GRUPO FINANCIERO GALICIA B	COMMON STOCK ARS1.0	ARGENTINA	8		12
	PETROBRAS ARGENTINA SA B	COMMON STOCK ARS1.0	ARGENTINA	3		8
	TELECOM ARGENTINA S.A. B	COMMON STOCK ARS1.0	ARGENTINA	6		30
	TRANSPORTADORA DE GAS SUR B	COMMON STOCK ARS1.0	ARGENTINA	3		3
	ABACUS PROPERTY GROUP	REIT NPV	AUSTRALIA	125,961		294,620
	ADELAIDE BRIGHTON LTD	COMMON STOCK NPV	AUSTRALIA	71,700		242,408
	AET AND D HLDGS NO 1 PTY LTD	COMMON STOCK	AUSTRALIA	36,515		—
	AGL ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	89,097		1,390,363
	ALUMINA LTD	COMMON STOCK NPV	AUSTRALIA	290,599		737,964
	AMCOR LIMITED	COMMON STOCK NPV	AUSTRALIA	270,133		1,868,018
	AMP LTD	COMMON STOCK NPV	AUSTRALIA	410,078		2,222,711
	ANSELL LTD	COMMON STOCK NPV	AUSTRALIA	17,380		225,797
	APA GROUP	MISC. NPV	AUSTRALIA	68,517		284,303
	AQUILA RESOURCES LTD	COMMON STOCK NPV	AUSTRALIA	18,305		184,644
	ARISTOCRAT LEISURE LTD	COMMON STOCK NPV	AUSTRALIA	60,152		184,150
	ASCIANO LTD	COMMON STOCK NPV	AUSTRALIA	454,005		740,279
	ASPEN GROUP	NPV (POST RECON)	AUSTRALIA	166,260		81,804
	ASTRO JAPAN PROPERTY GROUP	REIT	AUSTRALIA	409,891		138,606
	ASX LTD	COMMON STOCK NPV	AUSTRALIA	33,443		1,291,075
	ASX SPI 200 INDEX FUTURES	MAR11 XSFE3 17 20110	AUSTRALIA	1,475		47,947
	ATLAS IRON LTD	COMMON STOCK NPV	AUSTRALIA	84,413		255,007
	AUSENCO LTD	COMMON STOCK NPV	AUSTRALIA	24,545		77,391
	AUST AND NZ BANKING GROUP	COMMON STOCK NPV	AUSTRALIA	393,497		9,412,207
	AUSTAL LTD	COMMON STOCK NPV	AUSTRALIA	33,425		119,499
	AUSTEREO GROUP LTD	COMMON STOCK NPV	AUSTRALIA	51,952		96,475
	AUSTRALAND PROPERTY GROUP	REIT NPV	AUSTRALIA	111,195		331,541
	AUSTRALIAN AGRICULTURAL CO	COMMON STOCK NPV	AUSTRALIA	22,037		32,239
	AUSTRALIAN DOLLAR		AUSTRALIA	3,159,348		3,238,490
	AXA ASIA PACIFIC HOLDINGS	COMMON STOCK NPV	AUSTRALIA	157,242		1,016,959
	BANK OF QUEENSLAND LIMITED	COMMON STOCK NPV	AUSTRALIA	28,109		299,225
	BEACH ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	137,028		121,412
	BENDIGO AND ADELAIDE BANK	COMMON STOCK NPV	AUSTRALIA	63,640		648,803
	BGP HOLDINGS PLC	POST SPIN SHARES	AUSTRALIA	818,748		—
	BHP BILLITON LTD	COMMON STOCK NPV	AUSTRALIA	545,389		25,408,141
	BILLABONG INTERNATIONAL LTD	COMMON STOCK NPV	AUSTRALIA	40,303		336,514
	BLUESCOPE STEEL LTD	COMMON STOCK NPV	AUSTRALIA	306,280		705,762
	BOART LONGYEAR GROUP	COMMON STOCK	AUSTRALIA	55,258		258,039
	BORAL LTD	COMMON STOCK NPV	AUSTRALIA	134,801		666,936
	BRADKEN LTD	COMMON STOCK NPV	AUSTRALIA	24,694		227,542
	BRAMBLES LTD	COMMON STOCK NPV	AUSTRALIA	262,635		1,915,600
	BT INVESTMENT MANAGEMENT LTD	COMMON STOCK	AUSTRALIA	32,306		94,766
	BUNNINGS WAREHOUSE PROPERTY	REIT NPV	AUSTRALIA	195,339		349,929
	CALTEX AUSTRALIA LTD	COMMON STOCK NPV	AUSTRALIA	25,391		373,722
	CAMPBELL BROTHERS LTD	COMMON STOCK NPV	AUSTRALIA	6,753		273,954
	CFS RETAIL PROPERTY TRUST	REIT NPV	AUSTRALIA	308,061		555,625
	CHALLENGER DIVERS	NPV	AUSTRALIA	334,556		171,425
	CHALLENGER LTD	COMMON STOCK NPV	AUSTRALIA	76,800		369,685
	CHARTER HALL GROUP	NPV (STAPLED)	AUSTRALIA	143,089		362,368
	CHARTER HALL OFFICE REIT	REIT NPV	AUSTRALIA	94,108		274,716
	CHARTER HALL RETAIL REIT	REIT NPV	AUSTRALIA	72,360		217,572
	COAL OF AFRICA LTD	COMMON STOCK NPV	AUSTRALIA	64,236		92,086
	COCA COLA AMATIL LTD	COMMON STOCK NPV	AUSTRALIA	112,416		1,250,843
	COCHLEAR LTD	COMMON STOCK NPV	AUSTRALIA	10,322		849,286
	COMMONWEALTH BANK OF AUSTRAL	COMMON STOCK NPV	AUSTRALIA	250,204		13,013,292
	COMMONWEALTH PROPERTY OFFICE	REIT NPV	AUSTRALIA	334,721		284,682
	COMPUTERSHARE LTD	COMMON STOCK NPV	AUSTRALIA	88,124		973,111
	CONNECTEAST GROUP	NPV (UNITS)	AUSTRALIA	490,700		213,687
	CONSOLIDATED MEDIA HOLDINGS	COMMON STOCK NPV	AUSTRALIA	2,000		6,395
	COUNT FINANCIAL LTD	COMMON STOCK NPV	AUSTRALIA	20,250		26,348
	CROMWELL PROPERTY GROUP	REIT	AUSTRALIA	92,438		71,887
	CROWN LTD	COMMON STOCK NPV	AUSTRALIA	83,131		702,524
	CSL LTD	COMMON STOCK NPV	AUSTRALIA	98,484		3,657,450
	CSR LTD	COMMON STOCK NPV	AUSTRALIA	221,999		382,150
	DAVID JONES LTD	COMMON STOCK NPV	AUSTRALIA	60,811		277,879
	DEXUS PROPERTY GROUP	REIT NPV	AUSTRALIA	759,064		618,276
	DOWNER EDI LTD	COMMON STOCK NPV	AUSTRALIA	57,421		270,012

DUET GROUP	NPV UNITS	AUSTRALIA	130,820	225,860
DULUXGROUP LTD	COMMON STOCK	AUSTRALIA	73,353	206,643
ELDERS LTD	COMMON STOCK NPV	AUSTRALIA	50,657	30,353
EMECO HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	38,148	42,201
ENERGY RESOURCES OF AUST	COMMON STOCK NPV	AUSTRALIA	1,694	19,317
ENERGY WORLD CORP LTD	COMMON STOCK NPV	AUSTRALIA	159,960	93,397
EQUINOX MINERALS LTD	COMMON STOCK NPV	AUSTRALIA	99,700	613,060
FAIRFAX MEDIA LTD	COMMON STOCK NPV	AUSTRALIA	417,707	599,028
FKP	NPV	AUSTRALIA	149,900	131,295
FLEETWOOD CORPORATION LTD	COMMON STOCK NPV	AUSTRALIA	45,713	608,398
FORTESCUE METALS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	233,468	1,563,514
FOSTER S GROUP LTD	COMMON STOCK NPV	AUSTRALIA	386,918	2,253,673
G.U.D. HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	36,782	376,123
GOODMAN FIELDER LTD	COMMON STOCK NPV	AUSTRALIA	275,816	380,054
GOODMAN GROUP	REIT NPV	AUSTRALIA	980,984	653,192
GPT GROUP	REIT NPV	AUSTRALIA	280,256	843,767
GRAINCORP LTD	COMMON STOCK NPV	AUSTRALIA	28,672	193,399
HARVEY NORMAN HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	102,041	307,359
HASTIE GROUP LTD	COMMON STOCK NPV	AUSTRALIA	50,329	49,249
ILUKA RESOURCES LTD	COMMON STOCK NPV	AUSTRALIA	57,134	533,326
INCITEC PIVOT LTD	COMMON STOCK NPV	AUSTRALIA	253,171	1,024,839
ING INDUSTRIAL FUND	REIT NPV	AUSTRALIA	646,997	348,108
ING OFFICE FUND	MISC. NPV	AUSTRALIA	449,981	255,891
INSURANCE AUSTRALIA GROUP	COMMON STOCK NPV	AUSTRALIA	358,084	1,423,395
IOOF HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	55,302	441,885
JB HI FI LTD	COMMON STOCK NPV	AUSTRALIA	12,200	223,745
KAROON GAS AUSTRALIA LTD	COMMON STOCK NPV	AUSTRALIA	15,464	116,428
LEIGHTON HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	26,967	850,260
LEND LEASE GROUP	MISC. NPV	AUSTRALIA	90,972	804,212
LINC ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	51,143	138,763
MACARTHUR COAL LTD	COMMON STOCK NPV	AUSTRALIA	14,569	191,045
MACMAHON HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	178,028	95,743
MACQUARIE ATLAS ROADS GROUP	COMMON STOCK	AUSTRALIA	92,710	144,400
MACQUARIE GROUP LTD	COMMON STOCK NPV	AUSTRALIA	54,764	2,076,300
MAP GROUP	MISC. NPV	AUSTRALIA	147,043	450,450
METCASH LTD	COMMON STOCK NPV	AUSTRALIA	139,584	587,009
MINERAL RESOURCES LTD	COMMON STOCK	AUSTRALIA	19,577	247,247
MIRVAC GROUP	REIT NPV	AUSTRALIA	461,841	579,582
MONADELPHOUS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	11,900	223,129
MOUNT GIBSON IRON LTD	COMMON STOCK NPV	AUSTRALIA	112,145	242,672
MURCHISON METALS LTD	COMMON STOCK NPV	AUSTRALIA	55,113	71,973
NATIONAL AUSTRALIA BANK LTD	COMMON STOCK NPV	AUSTRALIA	329,597	8,001,290
NEWCREST MINING LTD	COMMON STOCK NPV	AUSTRALIA	121,034	5,014,236
NEXUS ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	167,195	76,621
NORTHERN IRON LTD	COMMON STOCK NPV	AUSTRALIA	33,804	58,536
NRW HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	26,001	57,497
NUFARM LTD	COMMON STOCK NPV	AUSTRALIA	21,937	115,490
ONESTEEL LTD	COMMON STOCK NPV	AUSTRALIA	244,846	649,453
ORICA LIMITED	COMMON STOCK NPV	AUSTRALIA	74,079	1,889,806
ORIGIN ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	173,359	2,958,739
OZ MINERALS LTD	COMMON STOCK NPV	AUSTRALIA	583,751	1,025,745
PACIFIC BRANDS LTD	COMMON STOCK NPV	AUSTRALIA	101,920	102,298
PALADIN ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	104,376	526,915
PANAUST LTD	COMMON STOCK NPV	AUSTRALIA	398,031	361,569
PERPETUAL LTD	COMMON STOCK NPV	AUSTRALIA	7,905	252,778
PHARMAXIS LTD	COMMON STOCK NPV	AUSTRALIA	50,684	155,434
PMP LTD	COMMON STOCK NPV	AUSTRALIA	18,043	17,200
PRIMARY HEALTH CARE LTD	COMMON STOCK NPV	AUSTRALIA	63,611	245,684
PRIME INFRASTRUCTURE GROUP	MISC. NPV	AUSTRALIA	36,515	183,406
QANTAS AIRWAYS LTD	COMMON STOCK NPV	AUSTRALIA	191,193	497,491
QBE INSURANCE GROUP LTD	COMMON STOCK NPV	AUSTRALIA	172,785	3,212,919
QR NATIONAL LTD	COMMON STOCK	AUSTRALIA	270,411	762,258
RIO TINTO LTD	COMMON STOCK NPV	AUSTRALIA	78,195	6,844,011
RIVERSDALE MINING LTD	COMMON STOCK NPV	AUSTRALIA	20,340	354,175
ROC OIL CO LTD	COMMON STOCK NPV	AUSTRALIA	59,308	24,903
SAI GLOBAL LTD	COMMON STOCK NPV	AUSTRALIA	56,144	281,179
SALMAT LTD	COMMON STOCK NPV	AUSTRALIA	14,308	63,941
SANTOS LTD	COMMON STOCK NPV	AUSTRALIA	155,663	2,096,829
SEEK LTD	COMMON STOCK NPV	AUSTRALIA	53,000	359,951
SIGMA PHARMACEUTICALS LTD	COMMON STOCK NPV	AUSTRALIA	162,690	67,223
SILEX SYSTEMS LTD	COMMON STOCK NPV	AUSTRALIA	19,175	113,932
SIMS METAL MANAGEMENT LTD	COMMON STOCK NPV	AUSTRALIA	30,416	671,915
SONIC HEALTHCARE LTD	COMMON STOCK NPV	AUSTRALIA	61,122	726,448
STOCKLAND	REIT NPV	AUSTRALIA	408,155	1,504,798
STW COMMUNICATIONS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	6,343	6,903
SUNCORP METWAY LIMITED	COMMON STOCK	AUSTRALIA	226,905	2,002,591
SUNDANCE RESOURCES LTD	COMMON STOCK NPV	AUSTRALIA	534,228	314,876
SUNLAND GROUP LTD	COMMON STOCK NPV	AUSTRALIA	210,868	162,091
TABCORP HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	132,397	964,486
TATTS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	240,309	635,215

TELSTRA CORPORATION LTD	COMMON STOCK NPV	AUSTRALIA	713,315	2,039,301
TEN NETWORK HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	132,900	192,657
TOLL HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	128,378	753,559
TOWER AUSTRALIA GROUP LTD	COMMON STOCK NPV	AUSTRALIA	70,594	279,850
TRANSFIELD SERVICES LTD	COMMON STOCK NPV	AUSTRALIA	57,736	198,714
TRANSPACIFIC INDUSTRIES GROU	COMMON STOCK NPV	AUSTRALIA	106,389	148,129
TRANSURBAN GROUP	MISC. NPV	AUSTRALIA	233,999	1,227,465
UGL LTD	COMMON STOCK NPV	AUSTRALIA	23,400	345,928
VIRGIN BLUE HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	399,283	175,902
WESFARMERS LTD	COMMON STOCK NPV	AUSTRALIA	165,587	5,428,125
WESFARMERS LTD PPS	COMMON STOCK NPV	AUSTRALIA	26,895	890,041
WESTFIELD GROUP	REIT NPV	AUSTRALIA	358,188	3,515,929
WESTFIELD RETAIL TRUST	REIT	AUSTRALIA	358,188	943,603
WESTPAC BANKING CORP	COMMON STOCK NPV	AUSTRALIA	497,896	11,327,551
WOODSIDE PETROLEUM LTD	COMMON STOCK NPV	AUSTRALIA	96,068	4,188,309
WOOLWORTHS LTD	COMMON STOCK NPV	AUSTRALIA	197,944	5,470,836
WORLEYPARSONS LTD	COMMON STOCK NPV	AUSTRALIA	28,037	767,856
WOTIF.COM HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	17,667	90,135
ANDRITZ AG	COMMON STOCK NPV	AUSTRIA	7,635	704,829
AUSTRIAMICROSYSTEMS AG BR	COMMON STOCK NPV	AUSTRIA	4,176	200,551
BWIN INTERACTIVE ENTERTAINME	COMMON STOCK NPV	AUSTRIA	4,685	185,368
BWT AG	COMMON STOCK NPV	AUSTRIA	9,456	279,185
CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	AUSTRIA	970	15,504
CAT OIL AG	COMMON STOCK	AUSTRIA	2,043	20,760
CONWERT IMMOBILIEN INVEST SE	COMMON STOCK NPV	AUSTRIA	9,814	141,653
ERSTE GROUP BANK AG	COMMON STOCK NPV	AUSTRIA	37,127	1,751,632
IMMOEAST ANSPR NACHB	COMMON STOCK	AUSTRIA	143,040	—
IMMOFINANZ AG	COMMON STOCK	AUSTRIA	225,181	963,939
IMMOFINANZ ANSPR NACHB	COMMON STOCK	AUSTRIA	89,821	—
INTERCELL AG	COMMON STOCK NPV	AUSTRIA	1,727	26,907
KAPSCH TRAFFICCOM AG	COMMON STOCK	AUSTRIA	3,195	308,725
OMV AG	COMMON STOCK NPV	AUSTRIA	32,282	1,347,758
PALFINGER AG	COMMON STOCK NPV	AUSTRIA	4,990	192,468
RAIFFEISEN BANK INTERNATIONA	COMMON STOCK NPV	AUSTRIA	6,985	384,111
RHI AG	COMMON STOCK	AUSTRIA	1,198	47,403
SCHOELLER BLECKMANN OILFIELD	COMMON STOCK EUR1.0	AUSTRIA	9,370	811,245
SEMPERIT AG HOLDING	COMMON STOCK NPV	AUSTRIA	3,423	181,884
SPARKASSEN IMMOBILIEN AG	COMMON STOCK NPV	AUSTRIA	54,496	388,224
TELEKOM AUSTRIA AG	COMMON STOCK NPV	AUSTRIA	67,500	953,016
VERBUND AG	COMMON STOCK NPV	AUSTRIA	15,077	564,069
VIENNA INSURANCE GROUP AG	COMMON STOCK NPV	AUSTRIA	6,166	321,683
VOESTALPINE AG	COMMON STOCK NPV	AUSTRIA	22,522	1,078,186
WIENERBERGER AG	COMMON STOCK NPV	AUSTRIA	21,849	419,113
AGEAS	COMMON STOCK NPV	BELGIUM	426,337	978,039
AGFA GEVAERT NV	COMMON STOCK NPV	BELGIUM	24,090	103,417
AGFA GEVAERT NV STRIP VVPR	MISC.	BELGIUM	6,022	24
ANHEUSER BUSCH INBEV NV	COMMON STOCK NPV	BELGIUM	115,737	6,645,430
ANHEUSER BUSCH INBEV ST VVPR	MISC. NPV	BELGIUM	58,432	314
ARSEUS NV	COMMON STOCK	BELGIUM	1,000	15,267
BEKAERT NV	COMMON STOCK NPV	BELGIUM	6,155	709,297
BELGACOM SA	COMMON STOCK NPV	BELGIUM	33,007	1,112,549
CNP CIE NATL A PORTEFEUILLE	COMMON STOCK NPV	BELGIUM	7,852	385,539
COLRUYT SA	COMMON STOCK NPV	BELGIUM	16,520	843,280
DELHAIZE GROUP	COMMON STOCK NPV	BELGIUM	19,545	1,449,213
DEXIA SA	COMMON STOCK NPV	BELGIUM	105,764	368,908
EURONAV SA	COMMON STOCK NPV	BELGIUM	1,664	28,328
EVS BROADCAST EQUIPMENT S.A.	COMMON STOCK NPV	BELGIUM	1,449	93,113
GROUPE BRUXELLES LAMBERT SA	COMMON STOCK NPV	BELGIUM	15,756	1,330,181
INTERVEST OFFICES	REIT	BELGIUM	2,953	93,058
ION BEAM APPLICATIONS	COMMON STOCK NPV	BELGIUM	250	2,777
KBC ANCORA	COMMON STOCK NPV	BELGIUM	6,210	109,553
KBC GROEP NV	COMMON STOCK NPV	BELGIUM	31,633	1,082,151
MOBISTAR SA	COMMON STOCK NPV	BELGIUM	6,069	394,962
OMEGA PHARMA SA	COMMON STOCK	BELGIUM	1,358	65,404
SOLVAY SA	COMMON STOCK NPV	BELGIUM	12,406	1,327,302
THROMBOGENICS NV	COMMON STOCK	BELGIUM	1,958	60,389
UCB SA	COMMON STOCK NPV	BELGIUM	20,478	705,213
UMICORE	COMMON STOCK NPV	BELGIUM	24,652	1,287,159
CATLIN GROUP LTD	COMMON STOCK USD.01	BERMUDA	55,133	319,644
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	BERMUDA	18,734	385,097
FRONTLINE LTD	COMMON STOCK USD2.5	BERMUDA	9,900	256,565
HISCOX LTD	COMMON STOCK GBP.05	BERMUDA	27,481	164,180
HKC HOLDINGS	CALL EXP 06SEP11	BERMUDA	550	2
LANCASHIRE HOLDINGS LTD	COMMON STOCK USD.5	BERMUDA	11,300	97,904
SEADRILL LTD	COMMON STOCK USD2.	BERMUDA	49,599	1,684,293
ALL AMERICA LATINA LOGISTICA	COMMON STOCK NPV	BRAZIL	72,000	650,602
B2W COM GLOBAL DO VAREJO	COMMON STOCK NPV	BRAZIL	16,130	306,081
BANCO ABC BRASIL SA	PREFERENCE	BRAZIL	13,564	119,461
BANCO BRADESCO SA PREF	PREFERENCE	BRAZIL	308,610	6,069,950
BANCO BRADESCO SA RTS	EXP 31JAN11	BRAZIL	5,113	26,458

BANCO DAYCOVAL SA	PREFERENCE	BRAZIL	10,067	78,535
BANCO DO BRASIL S.A.	COMMON STOCK NPV	BRAZIL	75,789	1,434,512
BANCO ESTADO RIO GRANDE SUL	PREFERENCE	BRAZIL	41,132	437,337
BANCO SANTANDER (BRASIL) SA	UNIT NPV	BRAZIL	91,283	1,240,019
BM+FBOVESPA SA	COMMON STOCK NPV	BRAZIL	311,208	2,461,543
BR MALLS PARTICIPACOES SA	COMMON STOCK NPV	BRAZIL	48,541	500,031
BRADESPAR SA PREF	PREFERENCE	BRAZIL	44,400	1,158,680
BRASIL TELECOM SA PREFERENCE	PREFERENCE	BRAZIL	65,680	474,795
BRASKEM SA PREF A	PREFERENCE	BRAZIL	29,060	356,598
BRAZILIAN REAL		BRAZIL	3,868,749	2,330,571
BRF BRASIL FOODS SA	COMMON STOCK NPV	BRAZIL	106,332	1,751,275
CCR SA	COMMON STOCK NPV	BRAZIL	30,000	847,590
CENTRAIS ELETRIC STA CAT PRB	PREFERENCE	BRAZIL	10,131	244,120
CENTRAIS ELETRICAS BRAS PR B	PREFERENCE	BRAZIL	36,705	591,481
CENTRAIS ELETRICAS BRASILIER	COMMON STOCK NPV	BRAZIL	41,077	550,333
CIA BRASILEIRA DE DIS PREF A	PREFERENCE	BRAZIL	13,764	574,606
CIA DE BEBIDAS DAS AME PREF	PREFERENCE	BRAZIL	135,145	4,112,967
CIA ENERGETICA DE SP PREF B	PREFERENCE	BRAZIL	29,866	485,772
CIA ENERGETICA DO CEARA PR A	PREFERENCE	BRAZIL	9,928	168,955
CIA ENERGETICA MINAS GER PRF	PREFERENCE	BRAZIL	73,795	1,187,388
CIA PARANAENSE DE ENERGI PFB	PREFERENCE	BRAZIL	17,507	437,675
CIA SANEAMENTO BASICO DE SP	COMMON STOCK NPV	BRAZIL	22,940	588,563
CIA SIDERURGICA NACIONAL SA	COMMON STOCK NPV	BRAZIL	136,988	2,200,886
CIELO SA	COMMON STOCK BRL1.	BRAZIL	82,152	665,629
CONFAB INDUSTRIAL S.A. PREF	PREFERENCE	BRAZIL	56,160	206,371
CONTAX PARTICIPACOES PREF	PREFERENCE	BRAZIL	13,600	262,087
COSAN SA INDUSTRIA COMERCIO	COMMON STOCK NPV	BRAZIL	19,549	325,149
CPFL ENERGIA SA	COMMON STOCK NPV	BRAZIL	23,500	583,253
CREMER SA	COMMON STOCK NPV	BRAZIL	10,000	105,361
CYRELA BRAZIL REALTY SA EMP	COMMON STOCK NPV	BRAZIL	43,500	572,575
DIAGNOSTICOS DA AMERICA SA	COMMON STOCK NPV	BRAZIL	36,400	493,373
DURATEX SA	COMMON STOCK NPV	BRAZIL	41,331	444,433
EDP ENERGIAS DO BRASIL SA	COMMON STOCK NPV	BRAZIL	12,800	298,487
ELETROPAULO METROPOLI PREF	PREFERENCE	BRAZIL	19,077	369,014
EMBRAER SA	COMMON STOCK NPV	BRAZIL	85,270	606,136
ETERNIT SA	COMMON STOCK NPV	BRAZIL	38,029	274,908
FERBASA FERRO LIGAS BAHIA PR	PREFERENCE	BRAZIL	100,000	809,639
FIBRIA CELULOSE SA	COMMON STOCK NPV	BRAZIL	21,478	342,742
FIBRIA CELULOSE SA SPON ADR	ADR NPV	BRAZIL	6,427	102,832
GAFISA SA	COMMON STOCK NPV	BRAZIL	50,154	363,768
GERDAU SA PREF	PREFERENCE	BRAZIL	123,404	1,685,282
GOL LINHAS AEREAS PREF	PREFERENCE	BRAZIL	20,000	302,410
HYPERMARCAS SA	COMMON STOCK NPV	BRAZIL	41,080	557,550
INDS KLABIN PAPEL E CELU PRF	PREFERENCE	BRAZIL	104,000	366,506
ITAU UNIBANCO HOLDING SA	PREFERENCE	BRAZIL	365,647	8,764,515
ITAUSA INVESTIMENTOS ITAU PR	PREFERENCE	BRAZIL	438,448	3,486,454
JBS SA	COMMON STOCK NPV	BRAZIL	82,397	355,895
KROTON EDUCACIONAL SA	UNIT NPV	BRAZIL	9,595	126,296
LLX LOGISTICA SA ORD	COMMON STOCK NPV	BRAZIL	129,435	368,812
LOCALIZA RENT A CAR	COMMON STOCK NPV	BRAZIL	23,171	375,482
LOG IN LOGISTICA INTERMODAL	COMMON STOCK NPV	BRAZIL	9,515	59,612
LOJAS AMERICANAS SA PREF	PREFERENCE	BRAZIL	62,000	571,819
LOJAS RENNER S.A.	COMMON STOCK NPV	BRAZIL	22,000	747,470
LPS BRASIL CONS DE IMOVEIS	COMMON STOCK	BRAZIL	2,421	56,879
MARFRIG ALIMENTOS SA	COMMON STOCK NPV	BRAZIL	24,200	225,964
METALURGICA GERDAU SA PREF	PREFERENCE	BRAZIL	53,700	866,964
MRV ENGENHARIA	COMMON STOCK NPV	BRAZIL	42,116	396,043
NATURA COSMETICOS SA	COMMON STOCK NPV	BRAZIL	25,100	721,096
ODONTOPREV S.A.	COMMON STOCK NPV	BRAZIL	16,204	244,915
OGX PETROLEO E GAS PARTICIPA	COMMON STOCK NPV	BRAZIL	238,600	2,874,699
PDG REALTY SA	COMMON STOCK NPV	BRAZIL	148,845	911,003
PEARSON SISTEMAS DO BRASIL	UNIT NPV	BRAZIL	342	6,286
PETROBRAS PETROLEO BRAS	COMMON STOCK NPV	BRAZIL	470,503	8,658,956
PETROBRAS PETROLEO BRAS PR	PREFERENCE	BRAZIL	637,917	10,487,202
REDECARD SA	COMMON STOCK NPV	BRAZIL	52,596	666,955
ROSSI RESIDENCIAL S.A.	COMMON STOCK NPV	BRAZIL	26,018	231,811
SARAIVA SA LIVREIROS PREF	PREFERENCE	BRAZIL	6,500	172,563
SOUZA CRUZ SA	COMMON STOCK NPV	BRAZIL	13,853	754,321
SUZANO PAPEL E CELULOSE SA	PREFERENCE	BRAZIL	34,000	302,723
TAM SA	COMMON STOCK NPV	BRAZIL	541	12,221
TAM SA PREF	PREFERENCE	BRAZIL	14,501	340,337
TELE NORTE LESTE PART	COMMON STOCK NPV	BRAZIL	11,847	230,517
TELE NORTE LESTE PART ADR	ADR NPV	BRAZIL	4,373	64,283
TELE NORTE LESTE PART PREF	PREFERENCE	BRAZIL	46,730	683,778
TELEMAR NORTE LESTE SA PR A	PREFERENCE	BRAZIL	8,900	256,063
TIM PARTICIPACOES SA PREF	PREFERENCE	BRAZIL	111,335	369,552
TRACTEBEL ENERGIA SA	COMMON STOCK NPV	BRAZIL	23,700	391,907
ULTRAPAR PARTICIPACOES PREF	PREFERENCE	BRAZIL	14,800	937,036
USINAS SIDER MINAS GER PF A	PREFERENCE	BRAZIL	102,570	1,183,880
USINAS SIDERURGICAS DE MINAS	COMMON STOCK NPV	BRAZIL	25,800	331,825

VALE FERTILIZANTES SA PRF	PREFERENCE	BRAZIL	24,000	274,554
VALE SA	COMMON STOCK NPV	BRAZIL	214,248	7,141,170
VALE SA PREF A	PREFERENCE	BRAZIL	363,916	10,632,486
VALID SOLUCOES SA	COMMON STOCK NPV	BRAZIL	20,198	246,391
VIVO PARTICIPACOES SA PREF	PREFERENCE	BRAZIL	24,102	773,877
ACE AVIATION HOLDINGS INC A	COMMON STOCK NPV	CANADA	13,851	178,286
ADVANTAGE OIL + GAS LTD	COMMON STOCK NPV	CANADA	21,300	144,908
AGNICO EAGLE MINES LTD	COMMON STOCK NPV	CANADA	26,800	2,065,999
AGRIUM INC	COMMON STOCK NPV	CANADA	29,587	2,724,511
ALAMOS GOLD INC	COMMON STOCK NPV	CANADA	22,500	428,420
ALIMENTATION COUCHE TARD B	COMMON STOCK NPV	CANADA	26,300	716,226
ARC ENERGY TRUST UNITS	UNIT NPV	CANADA	20,000	511,448
ARMTEC INFRASTRUCTURE INCOME	UNIT	CANADA	1,600	25,603
ASTRAL MEDIA INC	COMMON STOCK NPV	CANADA	9,500	401,550
ATCO LTD CLASS I	COMMON STOCK NPV	CANADA	4,900	291,687
ATHABASCA OIL SANDS CORP	COMMON STOCK	CANADA	31,700	481,410
ATRIUM INNOVATIONS INC	COMMON STOCK	CANADA	3,000	45,952
ATS AUTOMATION TOOLING SYS	COMMON STOCK NPV	CANADA	16,100	109,045
AURIZON MINES LTD	COMMON STOCK NPV	CANADA	36,500	267,418
BANK OF MONTREAL	COMMON STOCK NPV	CANADA	93,644	5,417,055
BANK OF NOVA SCOTIA	COMMON STOCK NPV	CANADA	165,000	9,481,709
BANKERS PETROLEUM LTD	COMMON STOCK NPV	CANADA	41,400	316,651
BARRICK GOLD CORP	COMMON STOCK NPV	CANADA	155,025	8,287,554
BAYTEX ENERGY TRUST UNITS	UNIT NPV	CANADA	14,650	687,200
BCE INC	COMMON STOCK NPV	CANADA	42,667	1,517,488
BLACKPEARL RESOURCES INC	COMMON STOCK NPV	CANADA	68,700	406,538
BOMBARDIER INC B	COMMON STOCK NPV	CANADA	268,399	1,353,272
BROOKFIELD ASSET MANAGE CL A	COMMON STOCK NPV	CANADA	90,850	3,035,495
CAE INC	COMMON STOCK NPV	CANADA	47,951	555,443
CALFRAC WELL SERVICES LTD	COMMON STOCK NPV	CANADA	11,300	389,385
CALVALLEY PETROLEUM INC A	COMMON STOCK NPV	CANADA	135,500	681,830
CAMECO CORP	COMMON STOCK NPV	CANADA	63,968	2,594,385
CAN IMPERIAL BK OF COMMERCE	COMMON STOCK NPV	CANADA	65,815	5,188,234
CANADIAN DOLLAR		CANADA	1,029,813	1,036,394
CANADIAN NATL RAILWAY CO	COMMON STOCK NPV	CANADA	75,042	5,010,856
CANADIAN NATURAL RESOURCES	COMMON STOCK NPV	CANADA	192,840	8,607,109
CANADIAN OIL SANDS TRUST	UNIT NPV	CANADA	51,100	1,360,232
CANADIAN PACIFIC RAILWAY LTD	COMMON STOCK NPV	CANADA	28,552	1,856,821
CANADIAN TIRE CORP CLASS A	COMMON STOCK NPV	CANADA	14,862	1,019,916
CANADIAN UTILITIES LTD A	COMMON STOCK NPV	CANADA	8,900	487,254
CANFOR CORPORATION	COMMON STOCK NPV	CANADA	27,700	309,435
CAPSTONE MINING CORP	COMMON STOCK NPV	CANADA	55,900	252,595
CARDIOME PHARMA CORP	COMMON STOCK NPV	CANADA	11,600	74,481
CASCADES INC	COMMON STOCK NPV	CANADA	13,300	89,679
CELESTICA INC	COMMON STOCK NPV	CANADA	33,300	323,399
CENOVUS ENERGY INC	COMMON STOCK NPV	CANADA	128,492	4,303,541
CENTERRA GOLD INC	COMMON STOCK NPV	CANADA	40,400	806,658
CGI GROUP INC CL A	COMMON STOCK NPV	CANADA	54,630	945,641
CHINOOK ENERGY INC	COMMON STOCK	CANADA	77,164	166,186
CI FINANCIAL CORP	COMMON STOCK NPV	CANADA	17,319	392,168
COMINAR REAL ESTATE INV TR U	REIT NPV	CANADA	12,400	259,943
CONNACHER OIL + GAS LTD	COMMON STOCK NPV	CANADA	83,800	112,166
CONSOLIDATED THOMPSON IRON M	COMMON STOCK NPV	CANADA	35,100	497,720
CORRIDOR RESOURCES INC	COMMON STOCK NPV	CANADA	100,000	597,796
CRESCENT POINT ENERGY CORP	COMMON STOCK NPV	CANADA	36,450	1,621,019
CREW ENERGY INC	COMMON STOCK	CANADA	15,500	297,942
DAVIS HENDERSON INCOME FND	UNIT	CANADA	3,700	73,840
DAYLIGHT ENERGY LTD	COMMON STOCK NPV	CANADA	21,800	226,633
DENISON MINES CORP	COMMON STOCK NPV	CANADA	174,548	599,012
DETOUR GOLD CORP	COMMON STOCK NPV	CANADA	16,200	475,900
EASTERN PLATINUM LTD	COMMON STOCK NPV	CANADA	174,100	310,126
ELDORADO GOLD CORP	COMMON STOCK NPV	CANADA	85,200	1,586,273
EMPIRE CO LTD A	COMMON STOCK	CANADA	600	33,706
ENBRIDGE INC	COMMON STOCK NPV	CANADA	65,920	3,733,023
ENCANA CORP	COMMON STOCK NPV	CANADA	128,492	3,761,719
ENERPLUS RESOURCES FUND	UNIT NPV	CANADA	30,500	941,413
ENSIGN ENERGY SERVICES INC	COMMON STOCK NPV	CANADA	23,900	361,513
EUROPEAN GOLDFIELDS LTD	COMMON STOCK NPV	CANADA	24,700	346,270
EXFO INC	COMMON STOCK NPV	CANADA	11,900	84,671
FAIRFAX FINANCIAL HLDGS LTD	COMMON STOCK NPV	CANADA	3,260	1,341,828
FINNING INTERNATIONAL INC	COMMON STOCK NPV	CANADA	32,000	872,420
FIRST QUANTUM MINERALS LTD	COMMON STOCK NPV	CANADA	12,700	1,380,365
FIRSTSERVICE CORP	COMMON STOCK NPV	CANADA	3,100	93,750
FORTIS INC	COMMON STOCK NPV	CANADA	29,900	1,022,495
FRANCO NEVADA CORP	COMMON STOCK NPV	CANADA	18,300	612,548
FRONTEER GOLD INC	COMMON STOCK NPV	CANADA	69,700	815,090
GABRIEL RESOURCES LTD	COMMON STOCK NPV	CANADA	50,624	405,033
GALLEON ENERGY INC A	COMMON STOCK	CANADA	24,600	101,752
GAMMON GOLD INC	COMMON STOCK NPV	CANADA	23,300	190,405
GILDAN ACTIVEWEAR INC	COMMON STOCK NPV	CANADA	21,100	602,008

GOLDCORP INC	COMMON STOCK NPV	CANADA	125,168	5,779,407
GREAT WEST LIFECO INC	COMMON STOCK NPV	CANADA	47,218	1,254,521
GROUPE AEROPLAN INC	COMMON STOCK NPV	CANADA	42,272	581,551
GUYANA GOLDFIELDS INC	COMMON STOCK NPV	CANADA	59,800	643,949
HOME CAPITAL GROUP INC	COMMON STOCK NPV	CANADA	5,900	307,514
HUDBAY MINERALS INC	COMMON STOCK NPV	CANADA	22,200	401,483
HUSKY ENERGY INC	COMMON STOCK NPV	CANADA	47,680	1,273,994
IAMGOLD CORP	COMMON STOCK NPV	CANADA	55,550	992,314
IGM FINANCIAL INC	COMMON STOCK NPV	CANADA	22,000	962,230
IMPERIAL OIL LTD	COMMON STOCK NPV	CANADA	58,040	2,370,315
INMET MINING CORPORATION	COMMON STOCK NPV	CANADA	8,100	629,805
INNERGEX RENEWABLE ENERGY	COMMON STOCK	CANADA	18,688	186,758
INTACT FINANCIAL CORP	COMMON STOCK NPV	CANADA	18,300	936,686
IVANHOE ENERGY INC	COMMON STOCK NPV	CANADA	61,800	169,170
IVANHOE MINES LTD	COMMON STOCK NPV	CANADA	46,000	1,064,761
IVANHOE MINES LTD RTS	EXP 26JAN11	CANADA	46,000	62,034
JAZZ AIR INCOME FUND ACC INV	COMMON STOCK UNIT RESTRICTED	CANADA	4,248	22,231
JEAN COUTU GROUP INC A	COMMON STOCK NPV	CANADA	5,500	53,303
JUST ENERGY INCOME FUND	UNIT	CANADA	18,600	280,221
KINROSS GOLD CORP US	COMMON STOCK NPV	CANADA	189,329	3,603,091
LAURENTIAN BANK OF CANADA	COMMON STOCK NPV	CANADA	4,900	236,999
LINAMAR CORP	COMMON STOCK NPV	CANADA	9,400	192,512
LOBLAW COMPANIES LTD	COMMON STOCK NPV	CANADA	20,411	829,258
LUNDIN MINING CORP	COMMON STOCK NPV	CANADA	80,500	588,165
MACDONALD DETTWILER + ASSOC	COMMON STOCK	CANADA	4,400	223,930
MAGNA INTERNATIONAL INC	COMMON STOCK NPV	CANADA	33,856	1,768,696
MANULIFE FINANCIAL CORP	COMMON STOCK NPV	CANADA	279,691	4,827,354
MAPLE LEAF FOODS INC	COMMON STOCK NPV	CANADA	5,000	57,314
MARTINREA INTERNATIONAL INC	COMMON STOCK NPV	CANADA	15,700	140,781
METHANEX CORP	COMMON STOCK NPV	CANADA	17,500	532,758
METRO INC A	COMMON STOCK NPV	CANADA	19,100	868,837
MORNEAU SOBECO INCOME FUND	UNIT	CANADA	8,500	88,537
MULLEN GROUP LTD	COMMON STOCK NPV	CANADA	13,600	231,446
NATIONAL BANK OF CANADA	COMMON STOCK NPV	CANADA	29,435	2,029,775
NEW GOLD INC	COMMON STOCK NPV	CANADA	76,200	742,330
NEWALTA CORP	COMMON STOCK	CANADA	25,100	300,346
NEXEN INC	COMMON STOCK NPV	CANADA	89,280	2,048,593
NIKO RESOURCES LTD	COMMON STOCK NPV	CANADA	8,100	841,099
NORBORD INC	COMMON STOCK NPV	CANADA	12,950	190,800
NORDION INC	COMMON STOCK	CANADA	24,060	273,131
NORTH WEST COMPANY FUND	UNIT NPV	CANADA	900	18,677
NORTHERN PROPERTY REAL ESTAT	REIT	CANADA	5,500	160,076
NORTHGATE MINERALS CORP	COMMON STOCK NPV	CANADA	220,924	707,028
NOVAGOLD RESOURCES INC	COMMON STOCK NPV	CANADA	33,800	483,367
NUVISTA ENERGY LTD	COMMON STOCK	CANADA	10,400	96,815
ONEX CORPORATION	COMMON STOCK NPV	CANADA	18,255	555,375
OPEN TEXT CORP	COMMON STOCK NPV	CANADA	9,700	446,416
OPTI CANADA INC	COMMON STOCK NPV	CANADA	89,400	60,281
OSISKO MINING CORP	COMMON STOCK NPV	CANADA	57,460	839,651
PACE OIL AND GAS LTD	COMMON STOCK	CANADA	14,345	118,958
PACIFIC RUBIALES ENERGY CORP	COMMON STOCK	CANADA	40,300	1,368,817
PAN AMERICAN SILVER CORP	COMMON STOCK NPV	CANADA	17,996	741,283
PAN AMERICAN SILVER CORP WTS	EXP07DEC14	CANADA	519	310
PASON SYSTEMS INC	COMMON STOCK NPV	CANADA	10,900	153,136
PEMBINA PIPELINE CORP	COMMON STOCK NPV	CANADA	25,900	563,015
PENGROWTH ENERGY TRUST	UNIT NPV	CANADA	51,000	655,945
PENN WEST ENERGY TRUST	UNIT NPV	CANADA	70,185	1,683,903
PETROBAKKEN ENERGY LTD A	COMMON STOCK	CANADA	13,000	284,034
PETROBANK ENERGY + RESOURCES	COMMON STOCK NPV	CANADA	12,900	327,807
PETROMINERALES LTD	COMMON STOCK NPV	CANADA	7,933	264,739
PINETREE CAPITAL LTD	COMMON STOCK	CANADA	65,400	272,486
POTASH CORP OF SASKATCHE W/I	COMMON STOCK NPV	CANADA	48,232	7,497,039
POWER CORP OF CANADA	COMMON STOCK NPV	CANADA	64,922	1,807,872
POWER FINANCIAL CORP	COMMON STOCK NPV	CANADA	40,000	1,237,055
PRECISION DRILLING CORP	COMMON STOCK	CANADA	41,100	397,081
PROGRESS ENERGY RESOURCES CO	COMMON STOCK	CANADA	20,000	255,623
PROVIDENT ENERGY TRUST UTS	UNIT NPV	CANADA	47,000	374,146
QUADRA FNX MINING LTD	COMMON STOCK NPV	CANADA	30,431	512,977
QUESTERRE ENERGY CORP	COMMON STOCK	CANADA	61,900	127,706
RESEARCH IN MOTION	COMMON STOCK NPV	CANADA	81,200	4,745,417
RIOCAN REAL ESTATE INVST TR	REIT NPV	CANADA	19,400	429,528
RITCHIE BROS AUCTIONEERS	COMMON STOCK NPV	CANADA	19,100	440,570
ROGERS COMMUNICATIONS INC B	COMMON STOCK NPV	CANADA	79,242	2,759,295
RONA INC	COMMON STOCK NPV	CANADA	12,500	177,628
ROYAL BANK OF CANADA	COMMON STOCK NPV	CANADA	223,560	11,771,408
S+P TSE 60 INDEX FUTURES	MAR11 XMOD3 17 20110	CANADA	11,600	166,590
SAPUTO INC	COMMON STOCK NPV	CANADA	26,700	1,063,539
SEMAFO INC	COMMON STOCK NPV	CANADA	53,500	578,800
SHAW COMMUNICATIONS INC B	COMMON STOCK NPV	CANADA	64,432	1,384,414
SHAWCOR LTD CLASS A	COMMON STOCK NPV	CANADA	9,700	323,219

SHERRITT INTERNATIONAL CORP	COMMON STOCK NPV	CANADA	54,500	464,565
SHOPPERS DRUG MART CORP	COMMON STOCK NPV	CANADA	35,800	1,424,218
SIERRA WIRELESS INC	COMMON STOCK NPV	CANADA	5,800	86,739
SILVER STANDARD RESOURCES	COMMON STOCK NPV	CANADA	15,700	439,407
SILVER WHEATON CORP	COMMON STOCK NPV	CANADA	56,300	2,208,599
SILVERCORP METALS INC	COMMON STOCK NPV	CANADA	35,900	460,289
SNC LAVALIN GROUP INC	COMMON STOCK NPV	CANADA	28,200	1,696,285
SPROTT INC	COMMON STOCK	CANADA	19,600	158,986
SPROTT RESOURCE LENDING CORP	COMMON STOCK NPV	CANADA	5,600	9,919
STANTEC INC	COMMON STOCK NPV	CANADA	6,800	189,769
SUN LIFE FINANCIAL INC	COMMON STOCK NPV	CANADA	97,597	2,957,425
SUNCOR ENERGY INC	COMMON STOCK NPV	CANADA	263,011	10,132,402
SUPERIOR PLUS CORP	COMMON STOCK NPV	CANADA	15,800	176,183
TALISMAN ENERGY INC	COMMON STOCK NPV	CANADA	189,449	4,217,392
TASEKO MINES LTD	COMMON STOCK NPV	CANADA	129,500	677,703
TECK RESOURCES LTD CLS B	COMMON STOCK NPV	CANADA	89,861	5,587,995
TELUS CORP	COM (NON CANADIAN	CANADA	11,100	508,054
TELUS CORPORATION NON VOTE	COMMON STOCK NPV	CANADA	27,124	1,180,610
THERATECHNOLOGIES INC	COMMON STOCK NPV	CANADA	30,500	167,901
THOMPSON CREEK METALS CO INC	COMMON STOCK NPV	CANADA	24,600	361,455
TIM HORTONS INC	COMMON STOCK NPV	CANADA	29,000	1,199,517
TMX GROUP INC	COMMON STOCK NPV	CANADA	15,400	572,821
TOROMONT INDUSTRIES LTD	COMMON STOCK NPV	CANADA	11,004	340,646
TORONTO DOMINION BANK	COMMON STOCK NPV	CANADA	138,500	10,349,343
TRANSALTA CORP	COMMON STOCK NPV	CANADA	36,996	787,466
TRANSCANADA CORP	COMMON STOCK NPV	CANADA	104,765	4,005,457
TRICAN WELL SERVICE LTD	COMMON STOCK NPV	CANADA	22,900	464,153
TRINIDAD DRILLING LTD	COMMON STOCK	CANADA	20,900	132,511
URANIUM ONE INC	COMMON STOCK NPV	CANADA	88,800	425,389
URANIUM PARTICIPATION CORP	COMMON STOCK NPV	CANADA	15,800	125,936
VALEANT PHARMACEUTICALS INTE	COMMON STOCK NPV	CANADA	42,277	1,203,234
VERMILION ENERGY INC	COMMON STOCK	CANADA	13,300	618,654
VITERRA INC	COMMON STOCK NPV	CANADA	55,100	514,596
WEST FRASER TIMBER CO LTD	COMMON STOCK NPV	CANADA	7,700	362,973
WESTERN COAL CORP	COMMON STOCK	CANADA	42,300	523,615
WESTON (GEORGE) LTD	COMMON STOCK NPV	CANADA	9,715	823,231
WESTPORT INNOVATIONS INC	COMMON STOCK NPV	CANADA	9,100	168,052
YAMANA GOLD INC	COMMON STOCK NPV	CANADA	119,312	1,533,351
YELLOW MEDIA INC	COMMON STOCK NPV	CANADA	47,900	298,878
HONG KONG ENERGY HOLDINGS WTS	CALL EXP 09JUN11	CAYMAN ISLANDS	1,790	15
KINGBOARD CHEMICALS HDGS WTS	EXP 31OCT12 CALL10 31 20120	CAYMAN ISLANDS	200	212
THE UNITED LABORATORIES INTE	COMMON STOCK HKD.01	CAYMAN ISLANDS	156,000	320,282
BANCO SANTANDER CHILE ADR	ADR	CHILE	7,705	720,186
CAP SA	COMMON STOCK	CHILE	7,900	421,104
CENCOSUD SA SPONS ADR 144A	ADR	CHILE	10,983	1,295,323
CHILEAN PESO		CHILE	54,214,077	115,854
CIA CERVECERIAS UNIDAS ADR	ADR	CHILE	959	57,876
CIA SUDAMERICANA DE VAPORES	COMMON STOCK	CHILE	137,844	171,741
CORPBANCA SA ADR	ADR	CHILE	16,046	1,484,576
EMPRESA NAC ELEC CHIL SP ADR	ADR NPV	CHILE	19,446	1,093,060
EMPRESAS CMPC SA	COMMON STOCK NPV	CHILE	17,629	939,817
EMPRESAS COPEC SA	COMMON STOCK NPV	CHILE	72,913	1,417,758
EMPRESAS LA POLAR SA	COMMON STOCK NPV	CHILE	30,800	223,134
ENERSIS S.A. SPONS ADR	ADR NPV	CHILE	43,118	1,001,200
INVERSIONES AGUAS METROPOL	COMMON STOCK NPV	CHILE	161,014	263,234
LAN AIRLINES SA SPON ADR	ADR	CHILE	26,005	800,434
MADECO SA	COMMON STOCK NPV	CHILE	2,514,800	152,041
MASISA SA	COMMON STOCK NPV	CHILE	2,006,459	323,748
PARQUE ARAUCO S.A.	COMMON STOCK NPV	CHILE	620,213	1,511,082
QUIMICA Y MINERA CHIL SP ADR	ADR USD1.	CHILE	15,955	932,091
S.A.C.I. FALABELLA	COMMON STOCK NPV	CHILE	46,020	515,295
SALFACORP SA	COMMON STOCK NPV	CHILE	68,924	248,806
SOCOVESA SA	COMMON STOCK CLP1.0	CHILE	950,451	740,600
SONDA SA	COMMON STOCK	CHILE	163,634	409,844
VINA CONCHA Y TORO S.A.	COMMON STOCK NPV	CHILE	84,761	203,554
AAC ACOUSTIC TECHNOLOGIES	COMMON STOCK USD.01	CHINA	140,000	373,698
AGILE PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	CHINA	312,000	461,559
AGRICULTURAL BANK OF CHINA H	COMMON STOCK CNY1.0	CHINA	2,677,000	1,339,593
AIR CHINA LTD H	COMMON STOCK CNY1.0	CHINA	382,000	426,538
ALIBABA.COM LTD	COMMON STOCK HKD.0001	CHINA	201,836	363,498
ALUMINUM CORP OF CHINA LTD H	COMMON STOCK CNY1.0	CHINA	644,000	587,364
ANGANG STEEL CO LTD H	COMMON STOCK CNY1.0	CHINA	247,840	378,759
ANHUI CONCH CEMENT CO LTD H	COMMON STOCK CNY1.0	CHINA	168,000	787,738
ANHUI EXPRESSWAY CO LTD H	COMMON STOCK CNY1.0	CHINA	332,000	291,271
ANTA SPORTS PRODUCTS LTD	COMMON STOCK HKD.1	CHINA	116,000	185,931
ANTON OILFIELD SERVICES GP	COMMON STOCK HKD.1	CHINA	916,000	94,267
BANK OF CHINA LTD H	COMMON STOCK CNY1.0	CHINA	9,750,400	5,155,126
BANK OF COMMUNICATIONS CO H	COMMON STOCK CNY1.0	CHINA	1,047,400	1,054,992
BYD CO LTD H	COMMON STOCK CNY1.0	CHINA	105,700	556,806
CHINA AOYUAN PROPERTY GROUP	COMMON STOCK HKD.01	CHINA	355,000	67,587

CHINA BLUECHEMICAL LTD H	COMMON STOCK HKD1.0	CHINA	348,000	251,588
CHINA CITIC BANK CORP LTD H	COMMON STOCK CNY1.0	CHINA	1,136,000	735,058
CHINA COAL ENERGY CO H	COMMON STOCK CNY1.0	CHINA	577,169	901,357
CHINA COMMUNICATIONS CONST H	COMMON STOCK CNY1.0	CHINA	765,000	668,200
CHINA COMMUNICATIONS SERVI H	COMMON STOCK CNY1.0	CHINA	431,960	257,276
CHINA CONSTRUCTION BANK H	COMMON STOCK CNY1.0	CHINA	7,511,400	6,763,850
CHINA COSCO HOLDINGS H	COMMON STOCK CNY1.0	CHINA	522,850	554,216
CHINA HUIYUAN JUICE GROUP	COMMON STOCK USD1E 05.0	CHINA	140,000	95,631
CHINA INTL MARINE CONTAINE B	COMMON STOCK CNY1.0	CHINA	151,388	350,404
CHINA LIFE INSURANCE CO H	COMMON STOCK CNY1.0	CHINA	1,179,000	4,807,819
CHINA LONGYUAN POWER GROUP H	COMMON STOCK CNY1.0	CHINA	281,000	257,372
CHINA MERCHANTS BANK H	COMMON STOCK CNY1.0	CHINA	684,939	1,735,774
CHINA METAL RECYCLING	COMMON STOCK HKD.0001	CHINA	124,800	132,126
CHINA MINSHENG BANKING H	COMMON STOCK CNY1.0	CHINA	401,400	344,412
CHINA NATIONAL BUILDING MA H	COMMON STOCK HKD1.0	CHINA	223,304	511,319
CHINA OILFIELD SERVICES H	COMMON STOCK CNY1.0	CHINA	288,000	620,187
CHINA PACIFIC INSURANCE GR H	COMMON STOCK CNY1.	CHINA	105,600	438,095
CHINA PETROLEUM + CHEMICAL H	COMMON STOCK CNY1.0	CHINA	2,805,000	2,684,608
CHINA RAILWAY CONSTRUCTION H	COMMON STOCK CNY1.0	CHINA	299,000	360,016
CHINA RAILWAY GROUP LTD H	COMMON STOCK CNY1.0	CHINA	635,000	458,260
CHINA SHENHUA ENERGY CO H	COMMON STOCK CNY1.0	CHINA	621,000	2,604,259
CHINA SHINEWAY PHARMACEUTICA	COMMON STOCK HKD.1	CHINA	91,000	261,049
CHINA SHIPPING CONTAINER H	COMMON STOCK CNY1.0	CHINA	651,000	288,918
CHINA SHIPPING DEVELOPMENT H	COMMON STOCK CNY1.0	CHINA	249,000	331,844
CHINA TELECOM CORP LTD H	COMMON STOCK CNY1.0	CHINA	2,360,000	1,226,502
CHINA VANKE CO LTD B	COMMON STOCK CNY1.0	CHINA	218,600	269,968
CHINA YURUN FOOD GROUP LTD	COMMON STOCK HKD.1	CHINA	234,600	775,597
CHINA ZHONGWANG HOLDINGS LTD	COMMON STOCK HKD.1	CHINA	321,200	178,912
COUNTRY GARDEN HOLDINGS CO	COMMON STOCK HKD.1	CHINA	691,031	261,348
CSR CORP LTD H	COMMON STOCK CNY1.0	CHINA	333,000	437,794
DALIAN PORT (PDA) CO LTD H	COMMON STOCK CNY1.0	CHINA	476,000	197,781
DATANG INTL POWER GEN CO H	COMMON STOCK CNY1.0	CHINA	660,000	234,330
DONGFANG ELECTRIC CORP LTD H	COMMON STOCK CNY1.0	CHINA	72,000	357,052
DONGFENG MOTOR GRP CO LTD H	COMMON STOCK CNY1.0	CHINA	550,000	949,490
ENN ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	CHINA	142,000	424,704
FOSUN INTERNATIONAL	COMMON STOCK HKD.1	CHINA	349,698	256,865
FOXCONN INTERNATIONAL HLDGS	COMMON STOCK USD.04	CHINA	378,000	263,552
GOLDEN EAGLE RETAIL GROUP	COMMON STOCK HKD.1	CHINA	109,000	267,815
GOLDEN MEDITECH HOLDINGS LTD	COMMON STOCK HKD.1	CHINA	260,000	48,497
GREAT WALL MOTOR COMPANY H	COMMON STOCK CNY1.0	CHINA	113,000	353,232
GUANGZHOU AUTOMOBILE GROUP H	COMMON STOCK CNY1.0	CHINA	440,722	610,031
GUANGZHOU R+F PROPERTIES H	COMMON STOCK CNY.25	CHINA	207,600	297,500
HAITIAN INTERNATIONAL HLDGS	COMMON STOCK HKD.1	CHINA	161,000	167,966
HARBIN POWER EQUIPMENT CO H	COMMON STOCK CNY1.0	CHINA	160,000	253,163
HIDILI INDUSTRY INTL DEVELOP	COMMON STOCK HKD.1	CHINA	169,000	142,180
HONGHUA GROUP	COMMON STOCK HKD.1	CHINA	444,000	72,537
HUADIAN ENERGY CO LTD B	COMMON STOCK CNY1.0	CHINA	236,100	83,321
HUANENG POWER INTL INC H	COMMON STOCK CNY1.0	CHINA	484,000	256,518
IND + COMM BK OF CHINA H	COMMON STOCK CNY1.0	CHINA	9,737,160	7,227,417
INNER MONGOLIA YITAI COAL	COMMON STOCK CNY1.0	CHINA	125,200	892,329
JIANGSU EXPRESS CO LTD H	COMMON STOCK CNY1.0	CHINA	222,000	254,737
JIANGSU FUTURE LAND CO LTD B	COMMON STOCK CNY1.0	CHINA	124,400	83,827
JIANGXI COPPER CO LTD H	COMMON STOCK CNY1.0	CHINA	284,000	935,262
KINGDEE INTERNATIONAL SFTWR	COMMON STOCK HKD.025	CHINA	1,002,000	561,991
KINGSOFT CORP LTD	COMMON STOCK USD.0005	CHINA	405,000	201,623
LENOVO GROUP LTD	COMMON STOCK HKD.025	CHINA	782,000	496,945
LI HENG CHEMICAL FIBRE TECH	COMMON STOCK SGD.1	CHINA	106,000	19,023
LI NING CO LTD	COMMON STOCK HKD.1	CHINA	128,000	271,687
MAANSHAN IRON + STEEL H	COMMON STOCK CNY1.0	CHINA	334,000	177,019
NETDRAGON WEBSOFT INC	COMMON STOCK USD.01	CHINA	243,500	103,368
PARKSON RETAIL GROUP LTD	COMMON STOCK HKD.02	CHINA	202,500	311,552
PETROCHINA CO LTD H	COMMON STOCK CNY1.0	CHINA	3,574,000	4,652,754
PICC PROPERTY + CASUALTY H	COMMON STOCK CNY1.0	CHINA	466,000	677,391
PING AN INSURANCE GROUP CO H	COMMON STOCK CNY1.0	CHINA	266,000	2,966,714
RENHE COMMERCIAL HOLDINGS	COMMON STOCK HKD.01	CHINA	1,482,000	257,369
SEMICONDUCTOR MANUFACTURING	COMMON STOCK USD.0004	CHINA	2,887,000	211,688
SGSB GROUP CO LTD B	COMMON STOCK CNY1.0	CHINA	143,545	102,141
SHANDONG WEIGAO GP MEDICAL H	COMMON STOCK CNY.1	CHINA	128,000	362,249
SHANGHAI ELECTRIC GRP CO L H	COMMON STOCK CNY1.0	CHINA	544,000	358,997
SHANGHAI FORTE LAND CO H	COMMON STOCK HKD.1	CHINA	178,000	57,245
SHANGHAI JIN JIANG INTL HO H	COMMON STOCK CNY1.0	CHINA	440,000	108,109
SHANGHAI LUJIAZUI FIN+TRAD B	COMMON STOCK CNY1.0	CHINA	75,600	122,364
SHENZHEN CHIWAN PETROLEUM B	COMMON STOCK CNY1.0	CHINA	100,600	154,162
SHENZHOU INTERNATIONAL GROUP	COMMON STOCK HKD.1	CHINA	74,000	85,769
SHUI ON LAND LTD	COMMON STOCK USD.0025	CHINA	546,995	261,759
SINO OCEAN LAND HOLDINGS	COMMON STOCK HKD.8	CHINA	577,871	378,376
SINOPEC SHANGHAI PETROCHEM H	COMMON STOCK CNY1.0	CHINA	501,000	259,727
SINOPHARM GROUP CO H	COMMON STOCK CNY1.0	CHINA	94,800	330,486
SINOTRANS LIMITED H	COMMON STOCK CNY1.0	CHINA	713,000	195,364
SINOTRUK HONG KONG LTD	COMMON STOCK HKD.1	CHINA	139,500	142,485

SOHO CHINA LTD	COMMON STOCK HKD.02	CHINA	427,500	315,663
SOLARGIGA ENERGY HOLDINGS LT	COMMON STOCK HKD.1	CHINA	67,000	15,342
SPG LAND HOLDINGS LTD	COMMON STOCK HKD.1	CHINA	322,150	157,477
TENCENT HOLDINGS LTD	COMMON STOCK HKD.0001	CHINA	164,700	3,622,970
TINGYI (CAYMAN ISLN) HLDG CO	COMMON STOCK USD.005	CHINA	300,000	775,697
TRAVELSKY TECHNOLOGY LTD H	COMMON STOCK CNY1.0	CHINA	412,000	430,356
TSANN KUEN (CHINA) ENT CO B	COMMON STOCK CNY1.0	CHINA	632,600	186,299
TSINGTAO BREWERY CO LTD H	COMMON STOCK CNY1.0	CHINA	50,000	263,068
WANT WANT CHINA HOLDINGS LTD	COMMON STOCK USD.02	CHINA	967,000	850,859
WEICHAI POWER CO LTD H	COMMON STOCK CNY1.0	CHINA	76,000	469,766
WUMART STORES INC H	COMMON STOCK CNY.25	CHINA	147,000	363,073
XINGDA INT L HOLDINGS	COMMON STOCK HKD.1	CHINA	283,000	305,802
XINHUA WINSHARE PUBLISHING H	COMMON STOCK CNY1.0	CHINA	435,000	253,491
YANZHOU COAL MINING CO H	COMMON STOCK CNY1.0	CHINA	400,800	1,221,943
ZHAOJIN MINING INDUSTRY H	COMMON STOCK CNY1.0	CHINA	103,000	421,346
ZHEJIANG EXPRESSWAY CO H	COMMON STOCK CNY1.0	CHINA	276,000	270,900
ZIJIN MINING GROUP CO LTD H	COMMON STOCK CNY.1	CHINA	818,000	746,061
ZTE CORP H	COMMON STOCK CNY1.0	CHINA	79,716	317,381
BANCOLOMBIA S.A. SPONS ADR	ADR	COLOMBIA	47,553	2,944,006
BANK OF CYPRUS PUBLIC CO LTD	COMMON STOCK EUR1.0	CYPRUS	104,755	363,130
DEEP SEA SUPPLY PLC	COMMON STOCK USD.02	CYPRUS	100,887	208,421
MARFIN POPULAR BANK PUBLIC C	COMMON STOCK EUR.85	CYPRUS	99,373	153,495
PROSAFE SE	COMMON STOCK EUR.25	CYPRUS	42,450	339,106
SONGA OFFSHORE SE	COMMON STOCK EUR.11	CYPRUS	8,382	45,319
CEZ AS	COMMON STOCK CZK100.0	CZECH REPUBLIC	35,807	1,499,093
CZECH KORUNA		CZECH REPUBLIC	2,561,226	136,947
KOMERCNI BANKA AS	COMMON STOCK CZK500.0	CZECH REPUBLIC	1,457	345,522
KOMERCNI BANKA AS GDR	GDR CZK0.000005E 12	CZECH REPUBLIC	3,590	283,490
PHILIP MORRIS CR AS	COMMON STOCK CZK1000.0	CZECH REPUBLIC	69	37,802
TELEFONICA O2 CZECH REPUBLIC	COMMON STOCK CZK100.0	CZECH REPUBLIC	8,290	169,097
UNIPETROL AS	COMMON STOCK CZK100.0	CZECH REPUBLIC	8,580	90,380
A P MOLLER MAERSK A/S A	COMMON STOCK DKK1000.	DENMARK	109	964,249
A P MOLLER MAERSK A/S B	COMMON STOCK DKK1000.	DENMARK	218	1,982,264
AMAGERBANKEN A/S	COMMON STOCK DKK3.0	DENMARK	59,280	35,750
AURIGA INDUSTRIES B	COMMON STOCK DKK10.	DENMARK	1,581	26,185
BANG + OLUFSEN A/S	COMMON STOCK DKK10.	DENMARK	3,603	37,620
BAVARIAN NORDIC A/S	COMMON STOCK DKK10.0	DENMARK	2,388	105,324
CARLSBERG AS B	COMMON STOCK DKK20.	DENMARK	14,436	1,451,435
COLOPLAST B	COMMON STOCK DKK5.	DENMARK	4,844	660,999
DANISCO A/S	COMMON STOCK DKK20.	DENMARK	9,686	889,288
DANISH KRONE		DENMARK	881,036	158,607
DANSKE BK A/S BEARER SHS	COMMON STOCK DKK10.0	DENMARK	85,700	2,206,198
DFDS A/S	COMMON STOCK DKK100.	DENMARK	68	5,117
DSV A/S	COMMON STOCK DKK1.	DENMARK	37,890	841,037
FLSMIDTH + CO A/S	COMMON STOCK DKK20.	DENMARK	10,583	1,013,557
GENMAB A/S	COMMON STOCK DKK1.	DENMARK	3,081	36,330
GREENTECH ENERGY SYSTEMS	COMMON STOCK DKK5.	DENMARK	19,886	57,637
IC COMPANYS A/S	COMMON STOCK DKK10.	DENMARK	3,296	166,140
JYSKE BANK REG	COMMON STOCK DKK10.0	DENMARK	11,985	558,812
NOVO NORDISK A/S B	COMMON STOCK DKK1.	DENMARK	71,640	8,112,111
NOVOZYMES A/S B SHARES	COMMON STOCK DKK10.	DENMARK	9,123	1,276,105
ROCKWOOL INTL A/S B SHS	COMMON STOCK DKK10.	DENMARK	1,500	187,674
SIMCORP A/S	COMMON STOCK DKK10.	DENMARK	627	101,023
SYDBANK A/S	COMMON STOCK DKK10.	DENMARK	12,710	346,188
TK DEVELOPMENT	COMMON STOCK DKK15.	DENMARK	30,541	131,404
TOPDANMARK A/S	COMMON STOCK DKK10.	DENMARK	3,310	439,458
TRYG A/S	COMMON STOCK DKK25.	DENMARK	5,395	250,090
VESTAS WIND SYSTEMS AS	COMMON STOCK DKK1.0	DENMARK	33,017	1,046,706
WILLIAM DEMANT HOLDING	COMMON STOCK DKK1.	DENMARK	4,517	335,023
AL ARAFA INVESTMENTS AND CON	COMMON STOCK USD.2	EGYPT	131,155	97,055
ARAB COTTON GINNING	COMMON STOCK EGP5.0	EGYPT	170,765	129,140
COMMERCIAL INTERNATIONAL BAN	COMMON STOCK EGP10.0	EGYPT	81,276	662,949
EFG HERMES HOLDING SAE	COMMON STOCK EGP5.0	EGYPT	30,272	175,270
EGYPTIAN FIN + INDUSTRIAL	COMMON STOCK EGP10.0	EGYPT	15,208	48,938
EGYPTIAN INTERNATIONAL PHARM	COMMON STOCK EGP10.0	EGYPT	9,916	63,971
EGYPTIAN KUWAITI HOLDING CO	COMMON STOCK USD.25	EGYPT	39,637	66,987
EGYPTIAN MEDIA PRODUCTION	COMMON STOCK EGP10.0	EGYPT	144,833	136,974
EGYPTIAN POUND		EGYPT	2,171,752	374,117
EGYPTIAN RESORTS CO	COMMON STOCK EGP1.0	EGYPT	183,615	63,261
EZZ STEEL	COMMON STOCK EGP5.0	EGYPT	15,684	53,226
HELIOPOLIS HOUSING	COMMON STOCK EGP1.0	EGYPT	18,784	79,634
MEDINET NASR HOUSING	COMMON STOCK EGP1.0	EGYPT	32,369	175,367
MOBINIL EGYPTIAN MOBILE SERV	COMMON STOCK EGP10.0	EGYPT	5,992	169,386
NAEEM HOLDING	COMMON STOCK USD1.0	EGYPT	390,714	195,357
NATIONAL DEVELOPMENT BANK	COMMON STOCK EGP10.0	EGYPT	32,442	32,693
NILE COTTON GINNING	COMMON STOCK EGP5.0	EGYPT	35,832	100,614
OLYMPIC GROUP FINANCIAL INV	COMMON STOCK EGP10.0	EGYPT	81,323	575,355
ORASCOM CONSTRUCTION INDS	COMMON STOCK EGP5.0	EGYPT	14,023	695,232
ORASCOM TELECOM HOLDING	COMMON STOCK EGP1.0	EGYPT	294,025	218,303
ORIENTAL WEAVERS	COMMON STOCK EGP5.0	EGYPT	61,541	363,097

PAINTS + CHEMICAL INDUSTRIES	COMMON STOCK EGP10.0	EGYPT	8,673	80,679
SIX OF OCTOBER DEVELOPMENT	COMMON STOCK EGP10.	EGYPT	17,185	314,688
TELECOM EGYPT	COMMON STOCK EGP10.0	EGYPT	47,649	148,898
ALMA MEDIA CORP	COMMON STOCK NPV	FINLAND	19,301	214,396
AMER SPORTS OYJ A SHS	COMMON STOCK NPV	FINLAND	33,770	472,522
CARGOTEC OYJ B SHARE	COMMON STOCK NPV	FINLAND	7,250	379,615
CITYCON OYJ	COMMON STOCK NPV	FINLAND	38,781	160,242
CRAMO OYJ	COMMON STOCK	FINLAND	19,777	506,228
ELISA OYJ	COMMON STOCK NPV	FINLAND	27,935	609,738
F SECURE OYJ	COMMON STOCK NPV	FINLAND	89,697	240,666
FORTUM OYJ	COMMON STOCK EUR3.4	FINLAND	60,523	1,829,316
HKSCAN OYJ A SHS	COMMON STOCK NPV	FINLAND	7,904	75,816
HUHTAMAKI OYJ	COMMON STOCK	FINLAND	19,400	269,370
KEMIRA OYJ	COMMON STOCK NPV	FINLAND	1,000	15,696
KESKO OYJ B SHS	COMMON STOCK NPV	FINLAND	12,500	585,755
KONE OYJ B	COMMON STOCK NPV	FINLAND	21,796	1,216,402
KONECRANES OYJ	COMMON STOCK NPV	FINLAND	7,883	326,675
LASSILA + TIKANOJA OYJ	COMMON STOCK	FINLAND	10,326	204,053
LEMMINKAINEN OYJ	COMMON STOCK NPV	FINLAND	1,676	58,459
M REAL OYJ B SHARES	COMMON STOCK EUR1.7	FINLAND	37,243	126,907
METSO OYJ	COMMON STOCK NPV	FINLAND	24,200	1,357,059
NESTE OIL OYJ	COMMON STOCK NPV	FINLAND	24,349	390,352
NOKIA OYJ	COMMON STOCK NPV	FINLAND	600,199	6,232,228
NOKIAN RENKAAT OYJ	COMMON STOCK NPV	FINLAND	19,910	733,197
ORIOLA KD OYJ B SHARES	COMMON STOCK NPV	FINLAND	48,139	206,013
ORION OYJ CLASS B	COMMON STOCK EUR.65	FINLAND	17,169	377,052
OUTOKUMPU OYJ	COMMON STOCK NPV	FINLAND	21,300	396,621
OUTOTEC OYJ	COMMON STOCK NPV	FINLAND	7,127	442,111
POHJOLA BANK PLC	COMMON STOCK NPV	FINLAND	30,012	361,156
POYRY OYJ	COMMON STOCK	FINLAND	5,225	64,138
RAMIRENT OYJ	COMMON STOCK NPV	FINLAND	4,952	65,437
RAUTARUUKKI OYJ	COMMON STOCK NPV	FINLAND	11,000	258,396
SAMPO OYJ A SHS	COMMON STOCK NPV	FINLAND	58,834	1,582,522
SANOMA OYJ	COMMON STOCK NPV	FINLAND	16,040	349,030
SPONDA OYJ	COMMON STOCK NPV	FINLAND	48,881	254,436
STORA ENSO OYJ R SHS	COMMON STOCK NPV	FINLAND	97,024	1,000,300
TECHNOPOLIS OYJ	COMMON STOCK NPV	FINLAND	35,046	191,825
TIETO OYJ	COMMON STOCK NPV	FINLAND	12,646	240,228
TIKKURILA OY	COMMON STOCK	FINLAND	250	5,537
UPM KYMMENE OYJ	COMMON STOCK NPV	FINLAND	86,818	1,539,743
UPONOR OYJ	COMMON STOCK NPV	FINLAND	4,058	75,345
VACON OYJ	COMMON STOCK NPV	FINLAND	8,374	438,132
WARTSILA OYJ	COMMON STOCK NPV	FINLAND	15,950	1,221,811
YIT OYJ	COMMON STOCK NPV	FINLAND	24,095	602,855
ABC ARBITRAGE	COMMON STOCK EUR.016	FRANCE	13,483	131,517
ACCOR SA	COMMON STOCK EUR3.0	FRANCE	35,709	1,597,937
ADP	COMMON STOCK EUR3.0	FRANCE	5,489	434,991
AIR FRANCE KLM	COMMON STOCK EUR8.5	FRANCE	22,609	414,202
AIR LIQUIDE SA	COMMON STOCK EUR5.5	FRANCE	42,908	5,448,615
ALCATEL LUCENT	COMMON STOCK EUR2.0	FRANCE	431,139	1,265,287
ALSTOM	COMMON STOCK EUR7.0	FRANCE	34,345	1,650,362
ALTEN	COMMON STOCK NPV	FRANCE	1,013	33,440
ALTRAN TECHNOLOGIES SA	COMMON STOCK EUR.5	FRANCE	15,701	68,651
ARKEMA	COMMON STOCK EUR10.	FRANCE	9,100	658,605
ASSYSTEM	COMMON STOCK EUR1.0	FRANCE	4,180	76,577
ATOS ORIGIN SA	COMMON STOCK EUR1.	FRANCE	13,024	696,787
AUDIKA	COMMON STOCK EUR.03	FRANCE	589	13,218
AXA SA	COMMON STOCK EUR2.29	FRANCE	275,550	4,616,307
BNP PARIBAS	COMMON STOCK EUR2.0	FRANCE	152,556	9,777,478
BOIRON SA	COMMON STOCK EUR1.0	FRANCE	2,931	112,040
BOURSORAMA	COMMON STOCK EUR.4	FRANCE	950	10,085
BOUYGUES SA	COMMON STOCK EUR1.	FRANCE	39,363	1,706,466
BULL	COMMON STOCK EUR.1	FRANCE	7,776	35,616
BUREAU VERITAS SA	COMMON STOCK EUR.12	FRANCE	7,408	564,385
CAC 40 INDEX FUTURES	MAR11 XMON3 18 20110	FRANCE	1,170	(83,190)
CAP GEMINI	COMMON STOCK EUR8.0	FRANCE	25,767	1,209,515
CARREFOUR SA	COMMON STOCK EUR2.5	FRANCE	97,608	4,042,648
CASINO GUICHARD PERRACHON	COMMON STOCK EUR1.53	FRANCE	8,272	810,008
CHRISTIAN DIOR	COMMON STOCK EUR2.0	FRANCE	10,227	1,466,303
CIE GENERALE DE GEOPHYSIQUE	COMMON STOCK EUR.4	FRANCE	35,107	1,075,928
CNP ASSURANCES	COMMON STOCK EUR1.0	FRANCE	23,826	432,236
COMPAGNIE DE SAINT GOBAIN	COMMON STOCK EUR4.0	FRANCE	67,863	3,513,365
CREDIT AGRICOLE SA	COMMON STOCK EUR3.0	FRANCE	155,742	1,989,372
DANONE	COMMON STOCK EUR.25	FRANCE	88,433	5,576,471
DASSAULT SYSTEMES SA	COMMON STOCK EUR1.0	FRANCE	12,310	930,777
DERICHEBOURG	COMMON STOCK EUR.25	FRANCE	8,235	57,731
EDENRED	COMMON STOCK EUR2.	FRANCE	35,709	849,174
EIFFAGE	COMMON STOCK EUR4.0	FRANCE	7,066	313,282
ELECTRICITE DE FRANCE	COMMON STOCK EUR.5	FRANCE	32,232	1,329,155
ERAMET	COMMON STOCK EUR3.05	FRANCE	952	328,049

	ESSILOR INTERNATIONAL	COMMON STOCK EUR.18	FRANCE	36,873	2,382,482
	EURAZEO	COMMON STOCK NPV	FRANCE	5,389	401,641
	EURO DISNEY SCA REGR	COMMON STOCK EUR1.0	FRANCE	4,513	24,940
	EUROFINS SCIENTIFIC	COMMON STOCK EUR.1	FRANCE	495	35,804
	EUTELSAT COMMUNICATIONS	COMMON STOCK EUR1.0	FRANCE	15,959	586,659
	FAIVELEY TRANSPORT	COMMON STOCK EUR1.0	FRANCE	965	80,149
	FIMALAC	COMMON STOCK EUR4.4	FRANCE	750	32,212
	FONCIERE DES REGIONS	REIT EUR3.0	FRANCE	3,975	386,441
	FRANCE TELECOM SA	COMMON STOCK EUR4.0	FRANCE	288,272	6,041,898
	GAMELOFT.COM	COMMON STOCK EUR.05	FRANCE	8,861	64,979
	GDF SUEZ	COMMON STOCK EUR1.0	FRANCE	196,319	7,087,517
	GECINA SA	REIT EUR7.5	FRANCE	3,021	333,885
	GEMALTO	COMMON STOCK EUR1.0	FRANCE	10,416	445,393
	GROUPE EUROTUNNEL SA REGR	COMMON STOCK EUR.4	FRANCE	70,379	621,987
	HAVAS SA	COMMON STOCK EUR.4	FRANCE	39,700	207,180
	HERMES INTERNATIONAL	COMMON STOCK NPV	FRANCE	9,564	2,016,157
	ICADE	REIT NPV	FRANCE	3,649	373,993
	ILIAD SA	COMMON STOCK NPV	FRANCE	1,885	205,948
	IMERYS SA	COMMON STOCK EUR2.0	FRANCE	6,276	420,689
	INGENICO	COMMON STOCK EUR1.0	FRANCE	3,055	111,061
	INTER PARFUMS	COMMON STOCK EUR3.0	FRANCE	1,486	54,552
	IPSEN	COMMON STOCK EUR1.0	FRANCE	150	4,602
	IPSOS	COMMON STOCK EUR.25	FRANCE	800	38,160
	JC DECAUX SA	COMMON STOCK NPV	FRANCE	12,585	389,325
	KLEPIERRE	REIT EUR1.4	FRANCE	18,281	662,816
	L OREAL	COMMON STOCK EUR.2	FRANCE	36,001	4,017,878
	LAFARGE SA	COMMON STOCK EUR4.0	FRANCE	33,430	2,108,649
	LAGARDERE S.C.A.	COMMON STOCK EUR6.1	FRANCE	22,537	932,388
	LAURENT PERRIER GROUP	COMMON STOCK EUR3.8	FRANCE	982	105,410
	LEGRAND SA	COMMON STOCK EUR4.0	FRANCE	17,590	719,753
	LVMH MOET HENNESSY LOUIS VUI	COMMON STOCK EUR.3	FRANCE	39,779	6,566,855
	M6 METROPOLE TELEVISION	COMMON STOCK EUR.4	FRANCE	12,011	291,957
	MAUREL ET PROM	COMMON STOCK EUR.77	FRANCE	9,344	132,407
	MERSEN (EX LE CARBONE LORRAI	COMMON STOCK EUR2.0	FRANCE	3,945	181,561
	MICHELIN (CGDE) B	COMMON STOCK EUR2.0	FRANCE	33,418	2,413,087
*	NATIXIS	COMMON STOCK EUR1.6	FRANCE	169,070	795,050
	NEOPOST SA	COMMON STOCK EUR1.0	FRANCE	6,427	562,730
	NEXANS SA	COMMON STOCK EUR1.0	FRANCE	1,487	117,557
	NEXITY	COMMON STOCK EUR5.0	FRANCE	1,950	89,412
	NICOX SA	COMMON STOCK EUR.2	FRANCE	9,204	27,179
	NRJ GROUP	COMMON STOCK NPV	FRANCE	6,328	68,790
	PAGESJAUNES	COMMON STOCK EUR.2	FRANCE	24,655	225,138
	PERNOD RICARD SA	COMMON STOCK EUR1.55	FRANCE	34,691	3,278,056
	PEUGEOT SA	COMMON STOCK EUR1.0	FRANCE	28,151	1,072,188
	PPR	COMMON STOCK EUR4.0	FRANCE	14,393	2,298,922
	PUBLICIS GROUPE	COMMON STOCK EUR.4	FRANCE	23,520	1,232,029
	RENAULT SA	COMMON STOCK EUR3.81	FRANCE	34,295	2,004,819
	RHODIA SA	COMMON STOCK EUR1.0	FRANCE	16,663	554,745
	RUBIS	COMMON STOCK EUR5.0	FRANCE	1,928	225,329
	SAFRAN SA	COMMON STOCK EUR.2	FRANCE	32,284	1,147,926
	SAFT GROUPE SA	COMMON STOCK EUR1.0	FRANCE	2,344	86,642
	SANOFI AVENTIS	COMMON STOCK EUR2.0	FRANCE	162,533	10,477,950
	SARTORIUS STEDIM BIOTECH	COMMON STOCK EUR.61	FRANCE	173	8,750
	SCHNEIDER ELECTRIC SA	COMMON STOCK EUR8.	FRANCE	41,725	6,271,410
	SCOR SE	COMMON STOCK EUR7.876972	FRANCE	34,455	878,853
	SECHILIENNE SIDEC	COMMON STOCK EUR.0385	FRANCE	2,074	52,924
	SELOGER.COM	COMMON STOCK EUR.2	FRANCE	150	7,089
	SILICON ON INSULATOR SOITEC	COMMON STOCK NPV	FRANCE	7,114	77,439
	SOCIETE BIC SA	COMMON STOCK EUR3.82	FRANCE	5,115	441,284
*	SOCIETE GENERALE	COMMON STOCK EUR1.25	FRANCE	101,374	5,480,455
	SODEXO	COMMON STOCK EUR4.0	FRANCE	17,830	1,234,342
	SOPRA GROUP	COMMON STOCK EUR4.0	FRANCE	188	14,578
	STALLERGENES	COMMON STOCK EUR1.0	FRANCE	1,552	122,936
	SUEZ ENVIRONNEMENT CO	COMMON STOCK EUR4.0	FRANCE	49,754	1,032,654
	TECHNIP SA	COMMON STOCK NPV	FRANCE	19,006	1,765,243
	TELEPERFORMANCE	COMMON STOCK EUR2.5	FRANCE	8,900	301,718
	TELEVISION FRANCAISE (T.F.1)	COMMON STOCK EUR.2	FRANCE	21,481	375,087
	THALES SA	COMMON STOCK EUR3.0	FRANCE	11,483	403,831
	TOTAL SA	COMMON STOCK EUR2.5	FRANCE	336,784	17,954,525
	TRANSGENE SA	COMMON STOCK NPV	FRANCE	4,682	87,942
	UBI SOFT ENTERTAINMENT	COMMON STOCK EUR.0775	FRANCE	6,310	67,638
	UNIBAIL RODAMCO SE	REIT EUR5.0	FRANCE	14,601	2,903,825
	UNION FINANCIERE DE FRANCE	COMMON STOCK NPV	FRANCE	100	3,620
	VALEO SA	COMMON STOCK EUR3.0	FRANCE	13,270	756,739
	VALLOUREC	COMMON STOCK EUR4.0	FRANCE	21,580	2,276,316
	VEOLIA ENVIRONNEMENT	COMMON STOCK EUR5.0	FRANCE	64,722	1,902,457
	VINCI SA	COMMON STOCK EUR2.5	FRANCE	72,256	3,950,887
	VIRBAC SA	COMMON STOCK EUR1.25	FRANCE	941	164,312
	VIVENDI SA	COMMON STOCK EUR5.5	FRANCE	196,597	5,336,948
	WENDEL	COMMON STOCK EUR4.0	FRANCE	5,231	484,041

	ZODIAC AEROSPACE	COMMON STOCK NPV	FRANCE	7,439	561,206
	ADIDAS AG	COMMON STOCK NPV	GERMANY	36,204	2,374,055
	AIR BERLIN PLC	COMMON STOCK EUR.25	GERMANY	16,666	82,934
	AIXTRON SE	COMMON STOCK	GERMANY	14,620	541,996
*	ALLIANZ SE REG	COMMON STOCK NPV	GERMANY	72,709	8,673,945
	BASF SE	COMMON STOCK NPV	GERMANY	146,511	11,734,151
	BAUER AG	COMMON STOCK NPV	GERMANY	1,488	70,473
	BAYER AG REG	COMMON STOCK NPV	GERMANY	132,611	9,838,093
	BAYERISCHE MOTOREN WERKE AG	COMMON STOCK EUR1.0	GERMANY	55,587	4,385,690
	BAYERISCHE MOTOREN WERKE PFD	PREFERENCE	GERMANY	9,631	497,661
	BECHTLE AG	COMMON STOCK NPV	GERMANY	4,197	163,340
	BEIERSDORF AG	COMMON STOCK NPV	GERMANY	16,186	901,635
	BILFINGER BERGER SE	COMMON STOCK NPV	GERMANY	8,628	732,056
	BIOTEST AG	COMMON STOCK EUR2.56	GERMANY	288	19,033
	BIOTEST AG VORZUGSAKTIEN	PREFERENCE	GERMANY	1,696	105,543
	CARL ZEISS MEDITEC AG	COMMON STOCK NPV	GERMANY	4,750	91,023
	CELESIO AG	COMMON STOCK NPV	GERMANY	15,505	387,081
	COMDIRECT BANK AG	COMMON STOCK NPV	GERMANY	5,750	55,526
	COMMERZBANK AG	COMMON STOCK NPV	GERMANY	115,239	858,527
	CONERGY AG	COMMON STOCK NPV	GERMANY	60,833	40,664
	CONSTANTIN MEDIEN AG	COMMON STOCK	GERMANY	9,861	23,144
	CONTINENTAL AG	COMMON STOCK NPV	GERMANY	7,150	567,276
	CTS EVENTIM	COMMON STOCK NPV	GERMANY	800	49,595
	DAB BANK AG	COMMON STOCK NPV	GERMANY	7,261	41,584
	DAIMLER AG REGISTERED SHARES	COMMON STOCK NPV	GERMANY	145,277	9,883,499
	DAX INDEX FUTURES	MAR11 XEUR3 18 20110	GERMANY	800	(121,276)
	DEMAG CRANES AG	COMMON STOCK	GERMANY	3,691	179,752
	DEUTSCHE BANK AG REGISTERED	COMMON STOCK NPV	GERMANY	151,063	7,922,774
	DEUTSCHE BETEILIGUNGS AG	COMMON STOCK NPV	GERMANY	4,794	135,051
	DEUTSCHE BOERSE AG	COMMON STOCK NPV	GERMANY	33,551	2,331,327
	DEUTSCHE LUFTHANSA REG	COMMON STOCK NPV	GERMANY	36,038	790,705
	DEUTSCHE POST AG REG	COMMON STOCK NPV	GERMANY	139,954	2,383,037
	DEUTSCHE TELEKOM AG REG	COMMON STOCK NPV	GERMANY	449,700	5,830,426
	DEUTSCHE WOHNEN AG BR	COMMON STOCK NPV	GERMANY	10,265	144,577
	DIC ASSET AG	COMMON STOCK NPV	GERMANY	1,863	20,837
	DRAEGERWERK AG	COMMON STOCK NPV	GERMANY	309	20,727
	DRAEGERWERK AG + CO KGAA	PREFERENCE	GERMANY	1,549	127,650
	DUERR AG	COMMON STOCK NPV	GERMANY	2,183	69,923
	E.ON AG	COMMON STOCK NPV	GERMANY	286,469	8,820,611
	ENVITEC BIOGAS AG	COMMON STOCK NPV	GERMANY	3,237	47,128
	FRAPORT AG	COMMON STOCK NPV	GERMANY	6,990	442,427
	FREENET AG	COMMON STOCK NPV	GERMANY	21,250	225,195
	FRESENIUS MEDICAL CARE AG +	COMMON STOCK NPV	GERMANY	33,851	1,963,731
	FRESENIUS SE + CO KGAA	COMMON STOCK NPV	GERMANY	4,943	416,383
	FRESENIUS SE PREF	PREFERENCE	GERMANY	14,321	1,230,897
	GEA GROUP AG	COMMON STOCK NPV	GERMANY	27,003	783,136
	GERRESHEIMER AG	COMMON STOCK NPV	GERMANY	4,550	201,390
	GERRY WEBER INTL AG	COMMON STOCK NPV	GERMANY	4,501	222,059
	GFK SE	COMMON STOCK NPV	GERMANY	1,750	88,280
	GILDEMEISTER AG	COMMON STOCK NPV	GERMANY	7,336	164,258
	GRENKELEASING AG	COMMON STOCK NPV	GERMANY	1,699	86,645
	HAMBURGER HAFEN UND LOGISTIK	COMMON STOCK NPV	GERMANY	4,639	215,061
	HANNOVER RUECKVERSICHERUNGS	COMMON STOCK NPV	GERMANY	11,005	592,457
	HEIDELBERGCEMENT AG	COMMON STOCK NPV	GERMANY	22,036	1,387,201
	HEIDELBERGER DRUCKMASCHINEN	COMMON STOCK NPV	GERMANY	34,534	170,992
	HENKEL AG + CO KGAA	COMMON STOCK NPV	GERMANY	18,663	967,003
	HENKEL AG + CO KGAA VORZUG	PREFERENCE	GERMANY	31,634	1,973,856
	HOCHTIEF AG	COMMON STOCK NPV	GERMANY	7,656	653,332
	HOMAG GROUP AG	COMMON STOCK	GERMANY	1,016	22,641
	INDUS HOLDING AG	COMMON STOCK NPV	GERMANY	3,189	94,058
	INFINEON TECHNOLOGIES AG	COMMON STOCK NPV	GERMANY	192,043	1,792,462
	IVG IMMOBILIEN AG	COMMON STOCK NPV	GERMANY	17,581	152,339
	JENOPTIK AG	COMMON STOCK	GERMANY	7,743	56,077
	K S AG	COMMON STOCK NPV	GERMANY	29,035	2,196,887
	KLOECKNER + CO	COMMON STOCK NPV	GERMANY	11,469	323,169
	KONTRON AG	COMMON STOCK	GERMANY	4,549	48,768
	KUKA AG	COMMON STOCK	GERMANY	1,718	38,271
	KWS SAAT AG	COMMON STOCK EUR3.0	GERMANY	50	9,751
	LANXESS AG	COMMON STOCK	GERMANY	13,986	1,109,688
	LINDE AG	COMMON STOCK NPV	GERMANY	25,452	3,878,481
	LOEWE AG	COMMON STOCK NPV	GERMANY	6,917	63,615
	MAN SE	COMMON STOCK NPV	GERMANY	18,772	2,240,687
	MANZ AUTOMATION AG	COMMON STOCK	GERMANY	60	4,054
	MEDION AG	COMMON STOCK NPV	GERMANY	1,986	35,972
	MERCK KGAA	COMMON STOCK NPV	GERMANY	11,522	925,788
	METRO AG	COMMON STOCK NPV	GERMANY	20,389	1,473,729
	MLP AG	COMMON STOCK NPV	GERMANY	6,784	69,167
	MORPHOSYS AG	COMMON STOCK NPV	GERMANY	5,294	131,691
	MTU AERO ENGINES HOLDING AG	COMMON STOCK	GERMANY	8,356	567,060
	MUENCHENER RUECKVER AG REG	COMMON STOCK NPV	GERMANY	29,852	4,545,696

NORDEX SE	COMMON STOCK NPV	GERMANY	2,600	19,209
PFEIFFER VACUUM TECHNOLOGY	COMMON STOCK	GERMANY	1,070	126,385
PFLEIDERER AG REGISTERED SHS	COMMON STOCK NPV	GERMANY	8,786	28,800
PHOENIX SOLAR AG	COMMON STOCK NPV	GERMANY	738	23,483
PORSCHE AUTOMOBIL HLDG PFD	PREFERENCE	GERMANY	15,553	1,244,519
PRAKTIKER BAU UND HEIMWERK A	COMMON STOCK NPV	GERMANY	5,082	54,315
PROSIEBEN SAT.1 MEDIA AG PFD	PREFERENCE	GERMANY	15,110	456,471
PUMA AG	COMMON STOCK NPV	GERMANY	1,184	393,762
Q CELLS SE	COMMON STOCK NPV	GERMANY	16,089	54,180
QSC AG	COMMON STOCK NPV	GERMANY	30,979	137,064
RHEINMETALL AG	COMMON STOCK NPV	GERMANY	6,668	538,384
RHOEN KLINIKUM AG	COMMON STOCK	GERMANY	15,350	339,237
ROTH + RAU AG	COMMON STOCK NPV	GERMANY	2,138	35,271
RWE AG	COMMON STOCK NPV	GERMANY	67,028	4,489,354
RWE AG NON VTG PFD	PREFERENCE	GERMANY	6,747	434,494
SALZGITTER AG	COMMON STOCK NPV	GERMANY	7,536	584,188
SAP AG COMMON	COMMON STOCK NPV	GERMANY	141,700	7,243,738
SGL CARBON SE	COMMON STOCK NPV	GERMANY	8,277	300,111
SIEMENS AG REG	COMMON STOCK NPV	GERMANY	133,030	16,534,464
SINGULUS TECHNOLOGIES	COMMON STOCK EUR1.0	GERMANY	22,923	138,013
SIXT AG	COMMON STOCK NPV	GERMANY	2,879	146,724
SIXT AG PRFD	PREFERENCE	GERMANY	4,188	146,296
SKY DEUTSCHLAND AG	COMMON STOCK NPV	GERMANY	70,995	161,487
SOFTWARE AG	COMMON STOCK NPV	GERMANY	3,149	463,860
SOLAR MILLENNIUM AG	COMMON STOCK NPV	GERMANY	2,154	57,785
SOLARWORLD AG	COMMON STOCK NPV	GERMANY	14,822	148,477
STADA ARZNEIMITTEL AG	COMMON STOCK NPV	GERMANY	10,851	369,564
STO AG NON VTG PRF	NPV	GERMANY	565	71,743
STRATEC BIOMEDICAL AG	COMMON STOCK EUR1.0	GERMANY	2,052	87,847
SUEDZUCKER AG	COMMON STOCK NPV	GERMANY	8,250	220,287
SYMRISE AG	COMMON STOCK NPV	GERMANY	18,550	510,814
TELEGATE AG	COMMON STOCK NPV	GERMANY	1,905	18,042
THYSSENKRUPP AG	COMMON STOCK NPV	GERMANY	57,383	2,386,713
TOGNUM AG	COMMON STOCK NPV	GERMANY	12,916	341,749
TUI AG	COMMON STOCK NPV	GERMANY	39,820	560,919
UNITED INTERNET AG REG SHARE	COMMON STOCK NPV	GERMANY	22,945	374,376
VOLKSWAGEN AG	COMMON STOCK NPV	GERMANY	5,614	797,017
VOLKSWAGEN AG PFD	PREFERENCE	GERMANY	26,142	4,252,876
VOSSLOH AG	COMMON STOCK NPV	GERMANY	1,224	156,923
WACKER CHEMIE AG	COMMON STOCK NPV	GERMANY	2,871	503,015
WINCOR NIXDORF AG	COMMON STOCK NPV	GERMANY	4,700	384,853
WIRECARD AG	COMMON STOCK NPV	GERMANY	15,783	217,056
ZHONGDE WASTE TECHNOLOGY AG	COMMON STOCK	GERMANY	2,281	35,284
AEGEAN AIRLINES	COMMON STOCK EUR.65	GREECE	8,101	23,379
ALAPIS HOLDING INDUSTRIAL	COMMON STOCK EUR2.4	GREECE	37,655	26,268
ALPHA BANK AE	COMMON STOCK EUR4.7	GREECE	75,291	384,794
BANK OF ATTICA	COMMON STOCK EUR.35	GREECE	47,852	61,068
COCA COLA HELLENIC BOTTLING	COMMON STOCK EUR.5	GREECE	30,512	793,040
DIAGNOSTIC + THERAPEUTIC	COMMON STOCK EUR.41	GREECE	30,913	24,908
EFG EUROBANK ERGASIAS	COMMON STOCK EUR2.75	GREECE	61,419	310,057
EUROBANK PROPERTIES REAL EST	REIT EUR2.13	GREECE	14,378	114,763
FOURLIS SA	COMMON STOCK EUR1.0	GREECE	8,121	61,177
HELLENIC PETROLEUM SA	COMMON STOCK EUR2.18	GREECE	22,771	178,894
HELLENIC TELECOMMUN ORGANIZA	COMMON STOCK EUR2.39	GREECE	50,271	412,324
JUMBO SA	COMMON STOCK EUR1.4	GREECE	16,746	111,085
MARFIN INVESTMENT GROUP SA	COMMON STOCK EUR.54	GREECE	146,750	138,082
METKA SA	COMMON STOCK EUR.32	GREECE	7,555	95,545
NATIONAL BANK OF GREECE	COMMON STOCK EUR5.0	GREECE	114,680	932,193
OPAP SA	COMMON STOCK EUR.3	GREECE	37,643	654,390
PIRAEUS BANK S.A.	COMMON STOCK EUR.3	GREECE	62,355	305,708
PUBLIC POWER CORP	COMMON STOCK EUR4.6	GREECE	19,461	281,770
TERNA ENERGY SA	COMMON STOCK EUR.3	GREECE	16,113	66,007
TITAN CEMENT CO. S.A.	COMMON STOCK EUR4.0	GREECE	10,758	237,349
HSBC INFRASTRUCTUR	ORD GBP0.0001	GUERNSEY, C.I.	41	75
RESOLUTION LTD	COMMON STOCK GBP1.	GUERNSEY, C.I.	242,210	887,745
AIA GROUP LTD	COMMON STOCK USD1.	HONG KONG	1,239,400	3,483,678
APAC RESOURCES LTD	COMMON STOCK HKD.1	HONG KONG	1,560,000	98,332
ASM PACIFIC TECHNOLOGY	COMMON STOCK HKD.1	HONG KONG	35,000	443,485
BANK OF EAST ASIA	COMMON STOCK HKD2.5	HONG KONG	281,536	1,191,530
BEIJING CAPITAL INTL AIRPO H	COMMON STOCK CNY1.0	HONG KONG	316,000	168,698
BEIJING ENTERPRISES HLDGS	COMMON STOCK HKD.1	HONG KONG	88,000	542,808
BELLE INTERNATIONAL HOLDINGS	COMMON STOCK HKD.01	HONG KONG	640,736	1,079,756
BOC HONG KONG HOLDINGS LTD	COMMON STOCK HKD5.0	HONG KONG	623,500	2,133,502
BRILLIANCE CHINA AUTOMOTIVE	COMMON STOCK USD.01	HONG KONG	788,000	607,195
C C LAND HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	243,000	81,587
CATHAY PACIFIC AIRWAYS	COMMON STOCK HKD.2	HONG KONG	182,000	502,197
CHAODA MODERN AGRICULTURE	COMMON STOCK HKD.1	HONG KONG	484,230	365,026
CHEUNG KONG HOLDINGS LTD	COMMON STOCK HKD.5	HONG KONG	221,000	3,405,839
CHEUNG KONG INFRASTRUCTURE	COMMON STOCK HKD1.0	HONG KONG	103,000	471,696
CHINA AGRI INDUSTRIES HLDGS	COMMON STOCK HKD.1	HONG KONG	411,000	467,908

CHINA CHENGTONG DEVELOPMENT	COMMON STOCK HKD.1	HONG KONG	340,000	20,119
CHINA DAYE NON FERROUS METAL	COMMON STOCK HKD.05	HONG KONG	1,326,000	95,523
CHINA DONGXIANG GROUP CO	COMMON STOCK HKD.01	HONG KONG	391,000	171,014
CHINA EVERBRIGHT INTL LTD	COMMON STOCK HKD.1	HONG KONG	442,000	231,984
CHINA EVERBRIGHT LTD	COMMON STOCK HKD1.0	HONG KONG	158,000	356,502
CHINA GAS HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	472,000	205,834
CHINA GRAND FORESTRY GREEN R	COMMON STOCK HKD.1	HONG KONG	3,496,000	111,532
CHINA HIGH SPEED TRANSMISSIO	COMMON STOCK USD.01	HONG KONG	166,000	256,250
CHINA LOTSYNERGY HLDG LTD	COMMON STOCK HKD.0025	HONG KONG	2,744,000	116,486
CHINA MENGNIU DAIRY CO	COMMON STOCK HKD.1	HONG KONG	192,000	508,796
CHINA MERCHANTS HLDGS INTL	COMMON STOCK HKD.1	HONG KONG	227,027	896,584
CHINA MINING RESOURCES GROUP	COMMON STOCK HKD.1	HONG KONG	2,886,000	69,053
CHINA MOBILE LTD	COMMON STOCK HKD.1	HONG KONG	946,000	9,400,796
CHINA OVERSEAS LAND + INVEST	COMMON STOCK HKD.1	HONG KONG	698,880	1,294,613
CHINA PHARMACEUTICAL GROUP	COMMON STOCK HKD.1	HONG KONG	258,000	144,040
CHINA POWER NEW ENERGY DEVEL	COMMON STOCK HKD.1	HONG KONG	2,060,000	177,549
CHINA PROPERTIES GROUP	COMMON STOCK HKD.1	HONG KONG	248,000	77,523
CHINA RESOURCES ENTERPRISES	COMMON STOCK HKD1.0	HONG KONG	242,000	991,516
CHINA RESOURCES LAND LTD	COMMON STOCK HKD.1	HONG KONG	322,000	584,878
CHINA RESOURCES POWER HOLDIN	COMMON STOCK HKD1.0	HONG KONG	323,399	586,588
CHINA STATE CONSTRUCTION INT	COMMON STOCK HKD.025	HONG KONG	1,600	1,513
CHINA TAIPING INSURANCE HOLD	COMMON STOCK HKD.05	HONG KONG	134,000	411,120
CHINA TING GROUP HLDGS LTD	COMMON STOCK HKD.1	HONG KONG	148,000	24,370
CHINA TRAVEL INTL INV HK	COMMON STOCK HKD.1	HONG KONG	548,000	123,365
CHINA UNICOM HONG KONG LTD	COMMON STOCK HKD.1	HONG KONG	931,250	1,332,128
CHINA WATER AFFAIRS GROUP	COMMON STOCK HKD.01	HONG KONG	390,000	155,024
CHINA WINDPOWER GROUP LTD	COMMON STOCK HKD.01	HONG KONG	1,290,000	129,437
CHOW SANG SANG HLDG	COMMON STOCK HKD.25	HONG KONG	112,000	273,745
CIMC ENRIC HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	82,000	36,181
CITIC 21CN CO LTD	COMMON STOCK HKD.01	HONG KONG	566,000	69,170
CITIC PACIFIC LTD	COMMON STOCK HKD.4	HONG KONG	221,000	570,009
CITIC RESOURCES HOLDINGS LTD	COMMON STOCK HKD.05	HONG KONG	434,700	97,859
CITIC TELECOM INTERNATIONAL	COMMON STOCK HKD.1	HONG KONG	511,000	163,023
CK LIFE SCIENCES INTL HLDGS	COMMON STOCK HKD.1	HONG KONG	2,886,000	196,765
CLP HOLDINGS LTD	COMMON STOCK HKD5.0	HONG KONG	345,000	2,809,298
CNOOC LTD	COMMON STOCK HKD.02	HONG KONG	2,833,500	6,757,841
COMBA TELECOM SYSTEMS HOLDIN	COMMON STOCK HKD.1	HONG KONG	354,404	399,828
COSCO PACIFIC LTD	COMMON STOCK HKD.1	HONG KONG	284,644	497,252
DACHAN FOOD ASIA LTD	COMMON STOCK HKD.1	HONG KONG	259,200	51,015
DAH CHONG HONG	COMMON STOCK HKD.15	HONG KONG	196,000	208,010
DAH SING FINANCIAL	COMMON STOCK HKD2.0	HONG KONG	27,900	182,144
DAPHNE INTERNATIONAL HOLDING	COMMON STOCK HKD.1	HONG KONG	140,000	131,110
DICKSON CONCEPTS INTL LTD	COMMON STOCK HKD.3	HONG KONG	135,000	109,408
DYNASTY FINE WINES GROUP LTD	COMMON STOCK HKD.1	HONG KONG	376,000	207,985
EMPEROR INTL HLDG LTD	COMMON STOCK HKD.01	HONG KONG	540,000	127,816
ESPRIT HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	190,004	901,912
ESUN HOLDINGS LTD	COMMON STOCK HKD.5	HONG KONG	168,000	28,311
FAR EAST CONSORTIUM	COMMON STOCK HKD.1	HONG KONG	910,389	237,738
FIRST PACIFIC CO	COMMON STOCK USD.01	HONG KONG	360,000	324,172
FRANSHION PROPERTIES	COMMON STOCK HKD1.0	HONG KONG	704,000	211,916
FUSHAN INTERNATIONAL ENERGY	COMMON STOCK HKD.1	HONG KONG	432,000	296,201
G RESOURCES GROUP LTD	COMMON STOCK HKD.01	HONG KONG	2,631,000	206,455
GALAXY ENTERTAINMENT GROUP L	COMMON STOCK HKD.1	HONG KONG	284,000	320,766
GEELY AUTOMOBILE HOLDINGS LT	COMMON STOCK HKD.02	HONG KONG	725,000	316,164
GIORDANO INTERNATIONAL LTD	COMMON STOCK HKD.05	HONG KONG	256,000	149,181
GLOBAL BIO CHEM TECHNOLOGY	COMMON STOCK HKD.1	HONG KONG	446,000	68,274
GOLDLION HOLDINGS LTD.	COMMON STOCK HKD.1	HONG KONG	424,000	189,810
GOME ELECTRICAL APPLIANCES	COMMON STOCK HKD.025	HONG KONG	1,642,479	595,832
GUANGDONG INVEST	COMMON STOCK HKD.5	HONG KONG	542,000	281,680
GZI TRANSPORT LTD	COMMON STOCK HKD.1	HONG KONG	226,799	131,289
HAIER ELECTRONICS GROUP CO	COMMON STOCK HKD.1	HONG KONG	400,000	465,676
HANG LUNG GROUP LTD	COMMON STOCK HKD1.	HONG KONG	122,000	803,535
HANG LUNG PROPERTIES LTD	COMMON STOCK HKD1.	HONG KONG	348,500	1,620,638
HANG SENG BANK LTD	COMMON STOCK HKD5.0	HONG KONG	119,900	1,968,090
HANG SENG INDEX FUTURES	JAN11 XHKF1 28 20110	HONG KONG	2,300	78,151
HENDERSON LAND DEVELOPMENT	COMMON STOCK HKD2.	HONG KONG	186,974	1,273,568
HENDERSON LAND DEVELOPMENT WTS	CALL WTS EXP 01JUN11	HONG KONG	625	145
HENGAN INTL GROUP CO LTD	COMMON STOCK HKD.1	HONG KONG	128,000	1,104,037
HENGDELI HOLDINGS LTD	COMMON STOCK HKD.005	HONG KONG	362,000	215,608
HI SUN TECHNOLOGY CHINA LTD	COMMON STOCK HKD.0025	HONG KONG	372,000	158,397
HKC HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	688,050	40,272
HONG KONG + CHINA GAS	COMMON STOCK HKD.25	HONG KONG	741,176	1,760,062
HONG KONG DOLLAR		HONG KONG	26,864,116	3,455,792
HONG KONG ENERGY HOLDINGS LT	COMMON STOCK HKD.01	HONG KONG	103	8
HONG KONG EXCHANGES + CLEAR	COMMON STOCK HKD1.0	HONG KONG	172,000	3,900,819
HONGKONG ELECTRIC HOLDINGS	COMMON STOCK HKD1.0	HONG KONG	241,500	1,522,258
HOPEWELL HOLDINGS	COMMON STOCK HKD2.5	HONG KONG	113,000	354,685
HOPSON DEVELOPMENT HOLDINGS	COMMON STOCK HKD.1	HONG KONG	146,000	156,637
HUABAO INTERNATIONAL HOLDING	COMMON STOCK HKD.1	HONG KONG	291,000	479,157
HUTCHISON HARBOUR RING LTD	COMMON STOCK HKD.1	HONG KONG	286,000	38,631

HUTCHISON TELECOMM HONG KONG	COMMON STOCK HKD.25	HONG KONG	576,000	175,609
HUTCHISON WHAMPOA LTD	COMMON STOCK HKD.25	HONG KONG	358,100	3,694,483
HYSAN DEVELOPMENT CO	COMMON STOCK HKD5.0	HONG KONG	117,614	555,265
INSPUR INTERNATIONAL LTD	COMMON STOCK HKD.002	HONG KONG	870,000	76,103
JU TENG INTERNATIONAL HLDGS	COMMON STOCK HKD.1	HONG KONG	194,000	93,585
KERRY PROPERTIES LTD	COMMON STOCK HKD1.	HONG KONG	117,318	608,198
KINGBOARD CHEMICALS HOLDINGS	COMMON STOCK HKD.1	HONG KONG	99,500	595,824
KINGWAY BREWERY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	398,000	99,325
KOWLOON DEVELOPMENT CO LTD	COMMON STOCK HKD.1	HONG KONG	110,000	130,608
KUNLUN ENERGY COMPANY LTD	COMMON STOCK HKD.01	HONG KONG	500,000	771,838
LEE + MAN PAPER MANUFACTURIN	COMMON STOCK HKD.025	HONG KONG	327,000	247,764
LI + FUNG LTD NEW	COMMON STOCK HKD.025	HONG KONG	378,000	2,210,043
LIFESTYLE INTL HLDGS LTD	COMMON STOCK HKD.005	HONG KONG	114,000	280,100
LINK REIT	REIT NPV	HONG KONG	407,904	1,267,214
LUK FOOK HOLDINGS INTL LTD	COMMON STOCK HKD.1	HONG KONG	202,000	705,499
LUKS GROUP VIETNAM HOLDINGS	COMMON STOCK HKD.01	HONG KONG	104,000	35,587
MEADVILLE HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	150,000	—
MELCO INTERNATIONAL DEVELOP.	COMMON STOCK HKD.5	HONG KONG	133,000	75,793
MIDLAND HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	188,000	154,296
MINGYUAN MEDICARE DEVELOPME	COMMON STOCK HKD.05	HONG KONG	820,000	112,868
MINTH GROUP LTD	COMMON STOCK HKD.1	HONG KONG	128,000	210,105
MONGOLIA ENERGY CO LTD	COMMON STOCK HKD.02	HONG KONG	428,100	128,315
MTR CORP	COMMON STOCK HKD1.	HONG KONG	241,038	877,500
NATURAL BEAUTY BIO TECH	COMMON STOCK HKD.1	HONG KONG	420,000	112,380
NEO TELEMEDIA LTD	COMMON STOCK HKD.01	HONG KONG	6,340,000	106,025
NEW WORLD DEVELOPMENT	COMMON STOCK HKD1.0	HONG KONG	450,289	846,864
NINE DRAGONS PAPER HOLDINGS	COMMON STOCK HKD.1	HONG KONG	277,000	392,678
NOBLE GROUP LTD	COMMON STOCK HKD.25	HONG KONG	472,386	799,949
NWS HOLDINGS LTD	COMMON STOCK HKD1.0	HONG KONG	200,905	304,447
ORIENT OVERSEAS INTL LTD	COMMON STOCK USD.1	HONG KONG	42,900	415,830
PACIFIC BASIN SHIPPING LTD	COMMON STOCK USD.1	HONG KONG	315,000	209,901
PICO FAR EAST HOLDINGS LTD.	COMMON STOCK HKD.05	HONG KONG	208,000	44,149
POLY HONG KONG INVESTMENTS	COMMON STOCK HKD.5	HONG KONG	261,000	255,505
POLYTEC ASSET HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	470,000	72,553
QIN JIA YUAN MEDIA SERVICES	COMMON STOCK USD.01	HONG KONG	919,027	170,242
RCG HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	116,000	49,542
REGENT PACIFIC GROUP LTD	COMMON STOCK USD.01	HONG KONG	2,331,000	121,443
REXLOT HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	1,700,000	179,324
ROAD KING INFRASTRUCTURE LTD	COMMON STOCK HKD.1	HONG KONG	157,000	142,385
SA SA INTERNATIONAL HLDGS	COMMON STOCK HKD.1	HONG KONG	1,076,000	669,935
SHANGHAI INDUSTRIAL HLDG LTD	COMMON STOCK HKD.1	HONG KONG	103,000	443,871
SHANGRI LA ASIA LTD	COMMON STOCK HKD1.	HONG KONG	208,242	565,231
SHENYIN WANGUO HK LTD	COMMON STOCK HKD.5	HONG KONG	150,000	64,834
SHIMAO PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	303,000	457,600
SHOUGANG CONCORD INTL ENT CO	COMMON STOCK HKD.2	HONG KONG	636,000	92,451
SHUN TAK HOLDINGS LTD	COMMON STOCK HKD.25	HONG KONG	210,000	131,020
SILVER GRANT INTL LTD.	COMMON STOCK HKD.2	HONG KONG	546,000	186,129
SIM TECHNOLOGY GROUP LTD	COMMON STOCK HKD.1	HONG KONG	302,000	57,497
SINO BIOPHARMACEUTICAL	COMMON STOCK HKD.025	HONG KONG	567,999	210,434
SINO FOREST CORPORATION	COMMON STOCK NPV	HONG KONG	41,300	968,024
SINO LAND CO	COMMON STOCK HKD1.0	HONG KONG	294,107	550,861
SINO UNION ENERGY INVESTMENT	COMMON STOCK HKD.02	HONG KONG	790,000	68,089
SINOFERT HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	418,000	216,699
SINOLINK WORLDWIDE HOLDINGS	COMMON STOCK HKD.1	HONG KONG	662,000	96,230
SKYWORTH DIGITAL HLDGS LTD	COMMON STOCK HKD.1	HONG KONG	279,412	165,699
SMARTONE TELECOMMUNICATIONS	COMMON STOCK HKD.1	HONG KONG	211,000	403,887
SUN HUNG KAI PROPERTIES	COMMON STOCK HKD.5	HONG KONG	224,609	3,715,721
SUNLIGHT REAL EST	NPV	HONG KONG	428,000	132,139
SWIRE PACIFIC LTD A	COMMON STOCK HKD.6	HONG KONG	139,000	2,285,181
TAI CHEUNG HOLDINGS	COMMON STOCK HKD.1	HONG KONG	305,000	232,664
TCL MULTIMEDIA TECHNOLOGY	COMMON STOCK HKD1.	HONG KONG	315,400	125,370
TECHTRONIC INDUSTRIES CO	COMMON STOCK HKD.1	HONG KONG	206,500	269,360
TELEVISION BROADCASTS LTD	COMMON STOCK HKD.05	HONG KONG	51,000	273,906
TIANJIN PORT DVLP HLDS LTD	COMMON STOCK HKD.1	HONG KONG	282,000	66,749
TOMSON GROUP LTD	COMMON STOCK HKD.5	HONG KONG	280,274	121,143
UNITED ENERGY GROUP LTD	COMMON STOCK HKD.01	HONG KONG	838,000	166,012
VALUE PARTNERS GROUP LTD	COMMON STOCK HKD.1	HONG KONG	213,000	213,722
VTECH HOLDINGS LTD	COMMON STOCK USD.05	HONG KONG	27,000	318,499
WHARF HOLDINGS LTD	COMMON STOCK HKD1.0	HONG KONG	231,500	1,780,849
WHEELOCK + CO LTD	COMMON STOCK HKD.5	HONG KONG	126,000	508,950
WING HANG BANK LTD	COMMON STOCK HKD1.0	HONG KONG	32,097	443,862
XINYI GLASS HOLDING CO LTD	COMMON STOCK HKD.1	HONG KONG	380,000	312,852
YUE YUEN INDUSTRIAL HLDG	COMMON STOCK HKD.25	HONG KONG	106,238	381,293
YUEXIU PROPERTY CO LTD	COMMON STOCK HKD.1	HONG KONG	828,000	221,548
EGIS PLC	COMMON STOCK HUF1000.0	HUNGARY	2,864	277,651
FHB MORTGAGE BANK PLC	COMMON STOCK HUF100.0	HUNGARY	45,518	209,771
FOTEX HOLDING SE CO LTD BY	COMMON STOCK EUR.42	HUNGARY	52,770	97,504
HUNGARIAN FORINT	0	HUNGARY	11,585,667	55,839
MAGYAR TELEKOM TELECOMMUNICA	COMMON STOCK HUF100.0	HUNGARY	67,738	168,632
MOL HUNGARIAN OIL AND GAS NY	COMMON STOCK HUF1000.0	HUNGARY	11,339	1,136,657

OTP BANK PLC	COMMON STOCK HUF100.0	HUNGARY	47,371	1,148,824
RICHTER GEDEON NYRT	COMMON STOCK HUF0.000001E 13	HUNGARY	2,017	413,687
3I INFOTECH LTD	COMMON STOCK INR10.0	INDIA	18,118	24,169
ABB LTD	COMMON STOCK INR2.0	INDIA	126	2,254
ABG SHIPYARD LTD	COMMON STOCK INR10.0	INDIA	8,372	78,918
ACC LTD	COMMON STOCK INR10.	INDIA	9,209	221,395
ADANI ENTERPRISES LTD	COMMON STOCK INR1.0	INDIA	37,035	536,703
ADITYA BIRLA NUVO LTD	COMMON STOCK INR10.0	INDIA	6,781	127,082
ALOK INDUSTRIES LTD	COMMON STOCK INR10.0	INDIA	181,495	113,244
AMBUJA CEMENTS LTD	COMMON STOCK INR2.0	INDIA	91,435	292,003
AMTEK AUTO LTD	COMMON STOCK INR2.0	INDIA	18,278	55,265
APOLLO HOSPITALS ENTERPRISE	COMMON STOCK INR5.0	INDIA	25,146	255,846
APOLLO TYRES LTD	COMMON STOCK INR1.0	INDIA	61,882	92,723
APTECH LTD	COMMON STOCK INR10.0	INDIA	15,327	45,863
ARVIND LTD	COMMON STOCK INR10.0	INDIA	100,898	160,322
AUROBINDO PHARMA LTD	COMMON STOCK INR1.	INDIA	11,071	324,096
AXIS BANK LTD	COMMON STOCK INR10.0	INDIA	40,220	1,212,222
BAJAJ AUTO LTD	COMMON STOCK INR10.0	INDIA	11,600	397,757
BAJAJ FINSERV LTD	COMMON STOCK INR5.0	INDIA	10,410	107,790
BAJAJ HINDUSTHAN LTD	COMMON STOCK INR1.	INDIA	13,399	35,629
BALLARPUR INDUSTRIES LTD	COMMON STOCK INR2.0	INDIA	100,190	86,825
BALRAMPUR CHINI MILLS LTD	COMMON STOCK INR1.0	INDIA	28,936	57,076
BF INVESTMENT LTD	COMMON STOCK	INDIA	4,536	—
BF UTILITIES LTD	COMMON STOCK INR5.0	INDIA	4,536	93,134
BHARAT HEAVY ELECTRICALS	COMMON STOCK INR10.0	INDIA	24,122	1,258,832
BHARAT PETROLEUM CORP LTD	COMMON STOCK INR10.0	INDIA	15,245	223,996
BIOCON LTD	COMMON STOCK INR5.0	INDIA	19,600	184,472
BLUE STAR LTD	COMMON STOCK INR2.0	INDIA	7,988	77,709
BOMBAY DYEING + MFG CO LTD	COMMON STOCK INR10.0	INDIA	3,794	44,376
BOMBAY RAYON FASHIONS LTD	COMMON STOCK INR10.0	INDIA	19,989	88,646
BRIGADE ENTERPRISES LTD	COMMON STOCK INR10.0	INDIA	44,824	114,077
CAIRN INDIA LTD	COMMON STOCK INR10.0	INDIA	42,241	314,623
CIPLA LTD	COMMON STOCK INR2.0	INDIA	53,673	443,284
COAL INDIA LTD	COMMON STOCK INR10.	INDIA	80,984	568,690
DECCAN CHRONICLE HLDGS LTD	COMMON STOCK INR2.0	INDIA	14,370	35,222
DISH TV INDIA LTD	COMMON STOCK INR1.0	INDIA	108,800	173,000
DISHMAN PHARMACEUTICALS + CH	COMMON STOCK INR2.0	INDIA	13,500	46,947
DLF LTD	COMMON STOCK INR2.0	INDIA	51,942	338,555
DR. REDDY S LABORATORIES	COMMON STOCK INR5.	INDIA	19,775	737,223
EDELWEISS CAPITAL LTD	COMMON STOCK INR1.0	INDIA	52,234	55,020
EDUCOMP SOLUTIONS LTD	COMMON STOCK INR2.	INDIA	5,910	70,255
EID PARRY INDIA LTD	COMMON STOCK INR1.	INDIA	24,014	149,138
FEDERAL BANK LTD	COMMON STOCK INR10.0	INDIA	17,564	155,941
FINANCIAL TECHN (INDIA) LTD	COMMON STOCK INR2.0	INDIA	3,659	73,155
FORTIS HEALTHCARE LTD	COMMON STOCK INR10.0	INDIA	43,093	141,186
GAIL INDIA LTD	COMMON STOCK INR10.0	INDIA	78,319	896,776
GAMMON INDIA LTD	COMMON STOCK INR2.0	INDIA	9,715	37,826
GATEWAY DISTRIPARKS LTD	COMMON STOCK INR10.0	INDIA	21,612	54,568
GEODESIC LTD	COMMON STOCK INR2.0	INDIA	27,701	59,782
GLENMARK PHARMACEUTICALS LTD	COMMON STOCK INR1.	INDIA	23,970	195,663
GMR INFRASTRUCTURE LTD	COMMON STOCK INR1.	INDIA	180,080	184,651
GREAT OFFSHORE LTD	COMMON STOCK INR10.0	INDIA	10,142	87,777
GTL INFRASTRUCTURE LTD	COMMON STOCK INR10.0	INDIA	39,520	38,048
GTL LTD	COMMON STOCK INR10.0	INDIA	14,872	138,210
GUJARAT INDS POWER CO LTD	COMMON STOCK INR10.0	INDIA	969	2,257
GVK POWER + INFRASTRUCTURE	COMMON STOCK INR1.0	INDIA	209,056	189,817
HAVELLS INDIA LTD	COMMON STOCK INR5.0	INDIA	22,526	199,769
HCL INFOSYSTEMS LTD	COMMON STOCK INR2.0	INDIA	29,806	78,223
HCL TECHNOLOGIES LTD	COMMON STOCK INR2.0	INDIA	21,204	215,763
HDFC BANK LTD	COMMON STOCK INR10.	INDIA	57,124	2,989,572
HERO HONDA MOTORS LTD	COMMON STOCK INR2.0	INDIA	13,452	597,842
HIMACHAL FUTURISTIC COMMUN	COMMON STOCK INR10.0	INDIA	112,275	27,871
HINDALCO INDUSTRIES LTD	COMMON STOCK INR1.0	INDIA	175,646	967,104
HINDUSTAN CONSTRUCTION CO	COMMON STOCK INR1.0	INDIA	49,448	54,242
HINDUSTAN OIL EXPLORATION CO	COMMON STOCK INR10.0	INDIA	33,250	175,861
HINDUSTAN UNILEVER LTD	COMMON STOCK INR1.0	INDIA	176,290	1,230,068
HOTEL LEELAVENTURE LTD	COMMON STOCK INR2.0	INDIA	57,659	60,992
HOUSING DEVELOPMENT + INFRAS	COMMON STOCK INR10.0	INDIA	20,445	88,977
HOUSING DEVELOPMENT FINANCE	COMMON STOCK INR2.0	INDIA	186,530	3,032,494
ICICI BANK LTD	COMMON STOCK INR10.	INDIA	86,279	2,198,315
ICICI BANK LTD SPON ADR	ADR	INDIA	23,648	1,197,535
ICSA INDIA LTD	COMMON STOCK INR2.0	INDIA	34,604	109,581
IFCI LTD	COMMON STOCK INR10.0	INDIA	71,135	107,224
INDIA INFOLINE LTD	COMMON STOCK INR2.0	INDIA	31,732	58,546
INDIABULLS FINANCIAL SERVICE	COMMON STOCK INR2.	INDIA	36,802	143,208
INDIABULLS REAL ESTATE LTD	COMMON STOCK INR2.0	INDIA	49,063	151,419
INDIABULLS SECURITIES LTD	COMMON STOCK INR2.0	INDIA	74,549	37,762
INDIAN HOTELS CO LTD	COMMON STOCK INR1.0	INDIA	53,598	115,970
INDIAN RUPEE		INDIA	41,193,614	921,248
INDRAPRASTHA GAS LTD	COMMON STOCK INR10.0	INDIA	34,530	263,328

INDUSIND BANK LTD	COMMON STOCK INR10.	INDIA	55,072	324,594
INFOSYS TECHNOLOGIES LTD	COMMON STOCK INR5.0	INDIA	82,703	6,353,418
INFRASTRUCTURE DEV FINANCE	COMMON STOCK INR10.0	INDIA	130,466	534,089
IPCA LABORATORIES LTD	COMMON STOCK INR2.0	INDIA	32,310	252,902
ITC LTD	COMMON STOCK INR1.0	INDIA	448,334	1,754,634
ITC LTD GDR REGS	GDR	INDIA	155,158	606,024
IVRCL INFRASTRUCTURES + PROJ	COMMON STOCK INR2.0	INDIA	36,098	104,060
JAIN IRRIGATION SYSTEMS LTD	COMMON STOCK INR2.	INDIA	31,250	147,182
JAIPRAKASH ASSOCIATES LTD	COMMON STOCK INR2.0	INDIA	148,822	352,626
JAMMU + KASHMIR BANK LTD	COMMON STOCK INR10.0	INDIA	4,060	71,730
JET AIRWAYS INDIA LTD	COMMON STOCK INR10.0	INDIA	6,052	103,404
JINDAL STEEL + POWER LTD	COMMON STOCK INR1.0	INDIA	75,960	1,209,177
JSW STEEL LTD	COMMON STOCK INR10.0	INDIA	13,200	346,022
KARNATAKA BANK LTD	COMMON STOCK INR10.0	INDIA	33,951	124,901
KEC INTERNATIONAL LTD	COMMON STOCK INR2.	INDIA	19,930	46,131
KIRLOSKAR INDUSTRIES LTD	COMMON STOCK INR10.0	INDIA	17	146
KIRLOSKAR OIL ENGINES LTD	COMMON STOCK INR2.	INDIA	255	1,169
KOTAK MAHINDRA BANK LTD	COMMON STOCK INR5.	INDIA	49,510	500,359
KS OILS LTD	COMMON STOCK INR1.0	INDIA	59,390	62,529
LARSEN + TOUBRO GDR REG S	GDR	INDIA	5,652	250,440
LARSEN + TOUBRO LTD	COMMON STOCK INR2.	INDIA	27,064	1,197,195
LIC HOUSING FINANCE LTD	COMMON STOCK INR2.	INDIA	47,715	208,563
MAHINDRA + MAHINDRA FIN SECS	COMMON STOCK INR10.0	INDIA	11,481	190,002
MAHINDRA + MAHINDRA LTD	COMMON STOCK INR5.	INDIA	41,904	729,560
MAHINDRA + MAHINDRA SPON GDR	GDR	INDIA	6,800	119,544
MAHINDRA LIFESPACE DEVELOPER	COMMON STOCK INR10.0	INDIA	7,267	62,570
MARUTI SUZUKI INDIA LTD	COMMON STOCK INR5.0	INDIA	11,675	372,326
MASTEK LTD	COMMON STOCK INR5.0	INDIA	13,572	55,878
MINDTREE LTD	COMMON STOCK INR10.	INDIA	5,795	72,834
MONSANTO INDIA LTD	COMMON STOCK INR10.0	INDIA	1,770	75,259
MOTILAL OSWAL FINANCIAL SERV	COMMON STOCK INR1.0	INDIA	21,058	80,036
NAVA BHARAT VENTURES LTD	COMMON STOCK INR2.0	INDIA	7,252	52,709
NTPC LTD	COMMON STOCK INR10.0	INDIA	112,887	507,442
OIL + NATURAL GAS CORP LTD	COMMON STOCK INR5.	INDIA	51,686	1,493,132
ONMOBILE GLOBAL LTD	COMMON STOCK INR10.0	INDIA	7,244	46,665
OPTO CIRCUITS INDIA LTD	COMMON STOCK INR10.0	INDIA	18,388	110,784
ORCHID CHEMICALS + PHARMA	COMMON STOCK INR10.0	INDIA	25,782	175,368
PANACEA BIOTEC LTD	COMMON STOCK INR1.0	INDIA	20,009	87,169
PARSVNATH DEVELOPERS LTD	COMMON STOCK INR5.	INDIA	34,616	44,668
PATEL ENGINEERING LTD	COMMON STOCK INR1.0	INDIA	4,679	31,915
PATNI COMPUTER SYSTEMS LTD	COMMON STOCK INR2.0	INDIA	12,456	132,318
PENINSULA LAND LTD	COMMON STOCK INR2.0	INDIA	22,768	32,333
PIRAMAL HEALTHCARE LTD	COMMON STOCK INR2.0	INDIA	17,100	179,241
PRAJ INDUSTRIES LTD	COMMON STOCK INR2.	INDIA	17,635	33,207
PROVOGUE (INDIA) LTD	COMMON STOCK INR2.0	INDIA	50,652	72,271
PTC INDIA LTD	COMMON STOCK INR10.0	INDIA	59,702	172,103
RADICO KHAITAN LTD	COMMON STOCK INR2.0	INDIA	10,018	35,186
RANBAXY LABORATO SP GDR REGS	GDR	INDIA	6,052	81,944
RANBAXY LABORATORIES LTD	COMMON STOCK INR5.0	INDIA	9,989	133,533
RAYMOND LTD	COMMON STOCK INR10.0	INDIA	6,500	54,744
REI AGRO LTD	COMMON STOCK INR1.	INDIA	63,933	38,962
RELIANCE CAPITAL LTD	COMMON STOCK INR10.0	INDIA	18,853	281,309
RELIANCE COMMUNICATIONS LTD	COMMON STOCK INR5.0	INDIA	123,493	401,839
RELIANCE INDS SPONS GDR 144A	GDR	INDIA	26,726	1,270,020
RELIANCE INDUS INFRASTRUCT	COMMON STOCK INR10.0	INDIA	65	1,044
RELIANCE INDUSTRIES LTD	COMMON STOCK INR10.0	INDIA	226,518	5,359,634
RELIANCE INFRAST SP GDR 144A	GDR	INDIA	1,652	93,456
RELIANCE INFRASTRUCTURE LTD	COMMON STOCK INR10.0	INDIA	16,222	306,573
RELIANCE MEDIAWORKS LTD	COMMON STOCK INR5.0	INDIA	8,850	44,235
RELIANCE NATURAL RE GDR 144A	GDR	INDIA	55,310	105,465
RELIANCE POWER LTD	COMMON STOCK INR10.	INDIA	80,561	284,301
ROLTA INDIA LTD	COMMON STOCK INR10.0	INDIA	16,657	57,628
RUCHI SOYA INDUSTRIES LTD	COMMON STOCK INR2.0	INDIA	29,714	80,274
SATYAM COMPUTER SERVICES LTD	COMMON STOCK INR2.0	INDIA	94,071	138,850
SESA GOA LTD	COMMON STOCK INR1.0	INDIA	51,218	376,847
SHREE RENUKA SUGARS LTD	COMMON STOCK INR1.0	INDIA	70,130	152,525
SIEMENS INDIA LTD	COMMON STOCK INR2.0	INDIA	13,680	250,441
SIMPLEX INFRASTRUCTURES LTD	COMMON STOCK INR2.0	INDIA	8,802	81,101
SKF INDIA LTD	COMMON STOCK INR10.0	INDIA	1,287	15,830
SOUTH INDIAN BANK LTD	COMMON STOCK INR1.0	INDIA	305,000	165,068
STATE BANK OF INDIA	COMMON STOCK INR10.0	INDIA	3,672	230,675
STATE BANK OF INDIA SPON GDR	GDR	INDIA	3,821	494,820
STEEL AUTHORITY OF INDIA	COMMON STOCK INR10.0	INDIA	87,896	358,641
STERLITE INDUSTRIES INDIA LT	COMMON STOCK INR1.0	INDIA	211,828	883,505
SUN PHARMA ADVANCED RESEARCH	COMMON STOCK INR1.0	INDIA	50,964	107,023
SUN PHARMACEUTICAL INDUS	COMMON STOCK INR1.	INDIA	61,385	663,202
TATA CONSULTANCY SVS LTD	COMMON STOCK INR1.0	INDIA	64,268	1,672,995
TATA MOTORS LTD	COMMON STOCK INR10.	INDIA	38,379	1,118,583
TATA POWER CO LTD	COMMON STOCK INR10.0	INDIA	14,170	433,767
TATA STEEL LTD	COMMON STOCK INR10.0	INDIA	36,073	549,061

TRIVENI ENGINEERING + INDUS	COMMON STOCK INR1.0	INDIA	24,603	61,212
TULIP TELECOM LTD	COMMON STOCK INR2.0	INDIA	22,290	87,236
UNITECH LTD	COMMON STOCK INR2.0	INDIA	180,100	266,032
UNITED BREWERIES HOLDINGS LT	COMMON STOCK INR10.0	INDIA	3,684	25,055
UNITED SPIRITS LTD	COMMON STOCK INR10.0	INDIA	11,080	362,841
VIDEOCON INDUSTRIES LTD	COMMON STOCK INR10.0	INDIA	8,525	41,228
VIJAYA BANK	COMMON STOCK INR10.0	INDIA	61,462	139,240
WIPRO LTD	COMMON STOCK INR2.	INDIA	96,775	1,062,653
WOCKHARDT LTD	COMMON STOCK INR5.0	INDIA	8,800	73,368
ZEE ENTERTAINMENT ENTERPRISE	COMMON STOCK INR1.0	INDIA	68,116	223,930
AKR CORPORINDO TBK PT	COMMON STOCK IDR100.0	INDONESIA	1,807,500	347,056
ANEKA TAMBANG TBK PT	COMMON STOCK IDR100.0	INDONESIA	1,457,250	396,256
ASTRA INTERNATIONAL TBK PT	COMMON STOCK IDR500.0	INDONESIA	383,338	2,320,875
BAKRIELAND DEVELOPMENT PT	COMMON STOCK IDR500.0	INDONESIA	17,849,100	311,022
BANK MANDIRI TBK	COMMON STOCK IDR500.0	INDONESIA	1,345,500	970,671
BANK NEGARA INDONESIA PT	COMMON STOCK IDR7500.0	INDONESIA	1,195,500	514,158
BANK RAKYAT INDONESIA PERSER	COMMON STOCK IDR250.	INDONESIA	1,060,000	1,235,294
BUMI RESOURCES TBK PT	COMMON STOCK IDR500.0	INDONESIA	3,210,000	1,077,719
GUDANG GARAM TBK PT	COMMON STOCK IDR500.0	INDONESIA	118,500	526,082
INDOCEMENT TUNGGAL PRAKARSA	COMMON STOCK IDR500.0	INDONESIA	322,500	570,907
INDONESIAN RUPIAH		INDONESIA	2,853,294,656	316,681
INDOSAT TBK PT	COMMON STOCK IDR100.0	INDONESIA	548,000	328,435
PERUSAHAAN GAS NEGARA PT	COMMON STOCK IDR100.	INDONESIA	1,996,500	980,523
PT ASTRA AGRO LESTARI	COMMON STOCK IDR500.0	INDONESIA	105,500	306,781
PT BANK CENTRAL ASIA	COMMON STOCK IDR62.5	INDONESIA	2,376,000	1,687,725
PT BANK DANAMON	COMMON STOCK NPV	INDONESIA	628,235	397,441
PT INDOFOOD SUKSES MAK TBK	COMMON STOCK IDR100.0	INDONESIA	957,000	517,800
PT INTERNATIONAL NICKEL INDO	COMMON STOCK IDR25.0	INDONESIA	844,500	456,930
PT MEDCO ENERGI INTL TBK	COMMON STOCK IDR100.0	INDONESIA	684,000	256,215
PT TELEKOMUNIKASI	COMMON STOCK IDR250.0	INDONESIA	1,959,000	1,728,529
PT UNITED TRACTORS	COMMON STOCK IDR250.0	INDONESIA	324,666	857,608
SEMEN GRESIK (PERSERO) PT	COMMON STOCK IDR100.	INDONESIA	592,700	621,644
UNILEVER INDONESIA TBK PT	COMMON STOCK IDR10.0	INDONESIA	307,500	563,124
EURO CURRENCY		INTERNATIONAL	6,422,934	8,616,693
ALLIED IRISH BANKS PLC	COMMON STOCK EUR.32	IRELAND	187,053	75,282
ANGLO IRISH BANK	EUR0.16	IRELAND	6,915	1
BANK OF IRELAND	COMMON STOCK EUR.1	IRELAND	611,502	307,635
C+C GROUP PLC	COMMON STOCK EUR.01	IRELAND	135,978	617,620
CHARTER INTERNATIONAL PLC	COMMON STOCK GBP.02	IRELAND	19,683	260,519
CRH PLC	COMMON STOCK EUR.32	IRELAND	128,658	2,675,319
ELAN CORP PLC	COMMON STOCK EUR.05	IRELAND	87,647	487,969
EXPERIAN PLC	COMMON STOCK USD.1	IRELAND	186,839	2,335,733
FYFFES PLC	COMMON STOCK EUR.05999999	IRELAND	168,040	83,411
GRAFTON GRP PLC UTS	UNIT EUR.05	IRELAND	21,282	98,501
GREENCORE GROUP PLC	COMMON STOCK EUR.63	IRELAND	12,844	21,883
IRISH CONTINENTAL GROUP PLC	UNIT EUR.65	IRELAND	2,702	56,077
IRISH LIFE + PERMANENT PLC	COMMON STOCK EUR.32	IRELAND	56,991	82,573
JAMES HARDIE INDUSTRIES CDI	RECEIPT EUR.59	IRELAND	80,013	555,376
KERRY GROUP PLC A	COMMON STOCK EUR.125	IRELAND	24,412	817,766
PADDY POWER PLC	COMMON STOCK EUR.1	IRELAND	11,628	478,673
RYANAIR HOLDINGS PLC	COMMON STOCK EUR.00635	IRELAND	55,944	282,945
RYANAIR HOLDINGS PLC SP ADR	ADR	IRELAND	2,546	78,315
SHIRE PLC	COMMON STOCK GBP.05	IRELAND	103,880	2,511,547
TOTAL PRODUCE PLC	COMMON STOCK EUR.01	IRELAND	214,446	110,832
UNITED BUSINESS MEDIA LTD	COMMON STOCK GBP.1	IRELAND	41,487	448,500
AFRICA ISRAEL INV LTD	COMMON STOCK ILS.1	ISRAEL	3,068	19,668
AFRICA ISRAEL PROPERTIES LTD	COMMON STOCK ILS1.0	ISRAEL	9,637	152,391
AL ROV (ISRAEL) LTD	COMMON STOCK ILS1.0	ISRAEL	6,495	254,188
ALONY HETZ PROPERTIES + INV	COMMON STOCK ILS1.	ISRAEL	52,720	305,170
AMOT INVESTMENTS LTD	COMMON STOCK ILS1.	ISRAEL	24,760	75,157
BANK HAPOALIM BM	COMMON STOCK ILS1.0	ISRAEL	174,315	909,106
BANK LEUMI LE ISRAEL	COMMON STOCK ILS.1	ISRAEL	174,202	893,760
BEZEQ THE ISRAELI TELECOM CP	COMMON STOCK ILS1.0	ISRAEL	213,922	653,575
BRITISH ISRAEL INVESTMENTS	COMMON STOCK ILS1.0	ISRAEL	30,811	114,231
CELLCOM ISRAEL LTD	COMMON STOCK ILS.01	ISRAEL	1,877	61,359
CERAGON NETWORKS LTD	COMMON STOCK ILS.01	ISRAEL	24,602	324,254
DELEK REAL ESTATE LTD	COMMON STOCK ILS1.0	ISRAEL	44,969	17,256
ELBIT IMAGING LTD	COMMON STOCK ILS1.0	ISRAEL	1,312	17,497
ELBIT SYSTEMS LTD	COMMON STOCK ILS1.0	ISRAEL	4,740	253,362
ELECTRA REAL ESTATE LTD	COMMON STOCK ILS.0001	ISRAEL	6,162	49,762
ELRON ELECTRONIC INDS LTD	COMMON STOCK ILS.003	ISRAEL	18,155	98,067
FMS ENTERPRISES MIGUN LTD	COMMON STOCK ILS1.0	ISRAEL	1,485	41,927
GAZIT INC	COMMON STOCK USD1.0	ISRAEL	10,014	264,382
GIVEN IMAGING LTD	COMMON STOCK ILS.05	ISRAEL	1,607	23,526
GRANITE HACARMEL INVESTMENTS	COMMON STOCK ILS1.0	ISRAEL	36,869	83,951
HADERA PAPER LTD	COMMON STOCK ILS.01	ISRAEL	500	41,790
ISRAEL CHEMICALS LTD	COMMON STOCK ILS1.	ISRAEL	79,810	1,370,844
ISRAEL CORP LIMITED/THE	COMMON STOCK ILS1.0	ISRAEL	471	572,298
ISRAEL DISCOUNT BANK A	COMMON STOCK ILS.1	ISRAEL	94,218	215,359
ISRAEL LAND DEVEL	4PCT IDX LKD BDS 30JUN126 30 20124	ISRAEL	4,368	1,585

ISRAELI SHEKEL	0	ISRAEL	6,881,834	1,943,198
JERUSALEM ECONOMY LTD	COMMON STOCK ILS1.0	ISRAEL	18,235	214,042
MAKHTESHIM AGAN INDUSTRIES	COMMON STOCK ILS1.0	ISRAEL	28,401	145,874
MELISRON	COMMON STOCK ILS1.0	ISRAEL	2,200	61,934
MELLANOX TECHNOLOGIES LTD	COMMON STOCK ILS.0175	ISRAEL	13,579	352,368
MIZRAHI TEFAHOT BANK LTD	COMMON STOCK ILS.1	ISRAEL	20,230	222,778
NICE SYSTEMS LTD	COMMON STOCK ILS1.0	ISRAEL	8,269	291,861
NICE SYSTEMS LTD SPONS ADR	ADR	ISRAEL	3,635	126,862
NITSBA HOLDINGS (1995) LTD	COMMON STOCK ILS1.0	ISRAEL	13,865	151,897
PARTNER COMMUNICATIONS CO	COMMON STOCK ILS.01	ISRAEL	16,030	325,896
PLASSON	COMMON STOCK ILS.1	ISRAEL	5,820	142,973
PROPERTY + BUILDING CORP LTD	COMMON STOCK ILS1.0	ISRAEL	2,095	198,763
TEVA PHARMACEUTICAL IND LTD	COMMON STOCK ILS.1	ISRAEL	137,495	7,221,254
TEVA PHARMACEUTICAL SP ADR	ADR	ISRAEL	4,647	242,248
A2A SPA	COMMON STOCK EUR.52	ITALY	243,496	336,327
ACEA SPA	COMMON STOCK EUR5.16	ITALY	16,800	193,905
ACOTEL GROUP SPA	COMMON STOCK EUR.26	ITALY	100	5,936
ALERION CLEANPOWER	COMMON STOCK EUR.37	ITALY	95,030	67,588
ANSALDO STS SPA	COMMON STOCK EUR.5	ITALY	10,766	154,763
ASCOPIAVE SPA	COMMON STOCK EUR1.0	ITALY	76,626	162,014
ASSICURAZIONI GENERALI	COMMON STOCK EUR1.0	ITALY	185,035	3,530,867
ASTALDI SPA	COMMON STOCK EUR2.0	ITALY	16,552	109,382
ATLANTIA SPA	COMMON STOCK EUR1.	ITALY	30,518	625,547
AUTOGRILL SPA	COMMON STOCK EUR.52	ITALY	19,660	278,999
AZIMUT HOLDING SPA	COMMON STOCK NPV	ITALY	23,700	215,518
BANCA CARIGE SPA	COMMON STOCK EUR1.0	ITALY	141,451	297,722
BANCA FINNAT EURAMERICA SPA	COMMON STOCK EUR.2	ITALY	68,677	46,054
BANCA IFIS SPA	COMMON STOCK EUR1.0	ITALY	13,261	93,218
BANCA MONTE DEI PASCHI SIENA	COMMON STOCK EUR.67	ITALY	429,740	490,541
BANCA POPOL EMILIA ROMAGNA	COMMON STOCK EUR3.0	ITALY	40,166	503,822
BANCA POPOLARE DELL ETRURIA	COMMON STOCK EUR3.0	ITALY	6,221	25,589
BANCA POPOLARE DI MILANO	COMMON STOCK EUR4.0	ITALY	80,851	284,437
BANCO DESIO E DELLA BRIANZA	COMMON STOCK EUR.52	ITALY	800	4,358
BANCO POPOLARE SCARL	COMMON STOCK NPV	ITALY	119,957	545,962
BENI STABILI SPA	COMMON STOCK EUR.1	ITALY	22,698	19,488
BULGARI SPA	COMMON STOCK EUR.07	ITALY	28,545	309,881
CAM FINANZIARIA SPA	COMMON STOCK NPV	ITALY	3,252	1,607
DANIELI + CO	COMMON STOCK EUR1.0	ITALY	1,300	41,726
DAVIDE CAMPARI MILANO SPA	COMMON STOCK EUR.1	ITALY	46,300	302,494
DE LONGHI SPA	COMMON STOCK EUR3.0	ITALY	8,862	69,896
DEA CAPITAL SPA	COMMON STOCK EUR1.0	ITALY	26,243	40,060
DIASORIN SPA	COMMON STOCK EUR1.	ITALY	3,578	154,630
DIGITAL MULTIMEDIA TECH SPA	COMMON STOCK EUR.1	ITALY	1,526	30,923
ENEL GREEN POWER SPA	COMMON STOCK	ITALY	237,480	503,693
ENEL SPA	COMMON STOCK EUR1.	ITALY	1,023,246	5,131,482
ENGINEERING INGEGNERIA INFO	COMMON STOCK EUR2.55	ITALY	1,148	32,579
ENI SPA	COMMON STOCK EUR1.0	ITALY	405,828	8,902,607
ERG SPA	COMMON STOCK EUR.1	ITALY	2,000	28,049
EXOR SPA	COMMON STOCK EUR1.0	ITALY	9,075	303,845
FALK RENEWABLES SPA	COMMON STOCK EUR1.	ITALY	23,685	69,594
FIAT SPA	COMMON STOCK EUR5.	ITALY	132,974	2,748,780
FINMECCANICA SPA	COMMON STOCK EUR4.4	ITALY	54,878	626,423
FONDIARIA SAI SPA	COMMON STOCK EUR1.0	ITALY	13,039	109,664
FTSE MIB INDEX FUTURES	MAR11 XDMI3 18 20110	ITALY	90	(51,314)
GRUPPO COIN SPA	COMMON STOCK EUR.1	ITALY	7,893	82,587
IMMOBILIARE GRANDE DISTRIBUZO	EUR1	ITALY	62,428	122,027
IMMSI SPA	COMMON STOCK EUR.52	ITALY	107,773	117,818
IMPREGILO SPA	COMMON STOCK NPV	ITALY	46,900	133,311
INDUSTRIA MACCHINE AUTOMATIC	COMMON STOCK EUR.52	ITALY	10,102	198,439
INTERPUMP GROUP SPA	COMMON STOCK EUR.52	ITALY	23,473	179,477
INTESA SANPAOLO	COMMON STOCK EUR.52	ITALY	1,250,729	3,405,185
INTESA SANPAOLO RSP	COMMON STOCK EUR.52	ITALY	125,452	300,353
ITALCEMENTI SPA	COMMON STOCK EUR1.0	ITALY	14,157	120,135
JUVENTUS FOOTBALL CLUB SPA	COMMON STOCK EUR.1	ITALY	13,579	17,432
KME GROUP	COMMON STOCK NPV	ITALY	19,971	8,949
LANDI RENZO SPA	COMMON STOCK EUR.1	ITALY	41,464	167,616
LUXOTTICA GROUP SPA	COMMON STOCK EUR.06	ITALY	23,279	711,315
MARIELLA BURANI SPA	COMMON STOCK EUR.52	ITALY	4,399	1
MARR SPA	COMMON STOCK EUR.5	ITALY	13,864	161,413
MEDIASET SPA	COMMON STOCK EUR.52	ITALY	149,438	908,201
MEDIOBANCA SPA	COMMON STOCK EUR.5	ITALY	82,270	735,705
MEDIOLANUM SPA	COMMON STOCK EUR.1	ITALY	49,247	204,281
PARMALAT SPA	COMMON STOCK EUR1.0	ITALY	305,539	839,914
PIAGGIO + C. S.P.A.	COMMON STOCK NPV	ITALY	36,390	115,802
PICCOLO CREDITO VALTELLINESE	COMMON STOCK EUR3.5	ITALY	16,618	73,516
PIRELLI + C.	COMMON STOCK NPV	ITALY	51,998	422,036
PRELIOS SPA	COMMON STOCK EUR.5	ITALY	105,479	63,111
PRYSMIAN SPA	COMMON STOCK EUR.1	ITALY	28,888	493,887
SABAF SPA	COMMON STOCK EUR1.0	ITALY	4,965	169,883
SAIPEM SPA	COMMON STOCK EUR1.0	ITALY	48,321	2,390,088

SAVE SPA	COMMON STOCK EUR.65	ITALY	1,258	12,962
SEAT PAGINE GIALLE	COMMON STOCK NPV	ITALY	47,056	5,221
SNAI SPA	COMMON STOCK EUR.52	ITALY	7,444	27,096
SNAM RETE GAS	COMMON STOCK EUR1.0	ITALY	163,363	815,554
SORIN SPA	COMMON STOCK EUR1.0	ITALY	51,549	118,977
TELECOM ITALIA MEDIA SPA	COMMON STOCK NPV	ITALY	108,577	34,657
TELECOM ITALIA RSP	MISC. EUR.55	ITALY	924,551	1,007,707
TELECOM ITALIA SPA	COMMON STOCK EUR.55	ITALY	1,556,743	2,020,521
TERNA SPA	COMMON STOCK EUR.22	ITALY	233,749	991,248
TISCALI SPA	COMMON STOCK EUR.1	ITALY	193,378	21,115
TOD S SPA	COMMON STOCK EUR2.0	ITALY	800	79,378
TREVI FINANZIARIA SPA	COMMON STOCK EUR.5	ITALY	5,758	84,212
UBI BANCA SCPA	COMMON STOCK EUR2.5	ITALY	106,847	939,651
UNICREDIT SPA	COMMON STOCK EUR.5	ITALY	2,215,354	4,599,607
UNIPOL GRUPPO FINANZIARIO SP	COMMON STOCK NPV	ITALY	174,325	108,002
VITTORIA ASSICURAZIONI SPA	COMMON STOCK EUR1.0	ITALY	5,100	24,294
77 BANK LTD/THE	COMMON STOCK	JAPAN	67,000	355,872
ACCESS CO LTD	COMMON STOCK	JAPAN	19	25,304
ACOM CO LTD	COMMON STOCK	JAPAN	4,360	54,015
ADVANTEST CORP	COMMON STOCK	JAPAN	26,600	601,664
AEON CO LTD	COMMON STOCK	JAPAN	114,900	1,438,399
AEON CREDIT SERVICE CO LTD	COMMON STOCK	JAPAN	15,400	217,851
AEON DELIGHT CO LTD	COMMON STOCK	JAPAN	2,200	43,356
AEON MALL CO LTD	COMMON STOCK	JAPAN	12,300	330,387
AICA KOGYO CO LTD	COMMON STOCK	JAPAN	5,200	61,201
AIDA ENGINEERING LTD	COMMON STOCK	JAPAN	3,600	16,453
AIFUL CORP	COMMON STOCK	JAPAN	22,200	20,522
AIPHONE CO LTD	COMMON STOCK	JAPAN	20,600	334,986
AIR WATER INC	COMMON STOCK	JAPAN	23,000	293,837
AIRPORT FACILITIES CO LTD	COMMON STOCK	JAPAN	9,600	41,862
AISIN SEIKI CO LTD	COMMON STOCK	JAPAN	35,300	1,249,390
AJINOMOTO CO INC	COMMON STOCK	JAPAN	123,000	1,282,420
ALFRESA HOLDINGS CORP	COMMON STOCK	JAPAN	5,000	222,105
ALL NIPPON AIRWAYS CO LTD	COMMON STOCK	JAPAN	54,000	201,639
ALOKA CO LTD	COMMON STOCK	JAPAN	3,700	48,028
ALPEN CO LTD	COMMON STOCK	JAPAN	1,700	30,319
ALPHA SYSTEMS INC	COMMON STOCK	JAPAN	3,700	67,030
ALPS ELECTRIC CO LTD	COMMON STOCK	JAPAN	32,300	374,678
AMADA CO LTD	COMMON STOCK	JAPAN	70,000	569,861
ANRITSU CORP	COMMON STOCK	JAPAN	23,000	190,134
AOKI HOLDINGS INC	COMMON STOCK	JAPAN	700	12,690
AOMORI BANK LTD/THE	COMMON STOCK	JAPAN	19,000	52,446
AOZORA BANK LTD	COMMON STOCK	JAPAN	129,000	267,140
ARC LAND SAKAMOTO CO LTD	COMMON STOCK	JAPAN	4,900	60,096
ARCS CO LTD	COMMON STOCK	JAPAN	7,200	112,058
ARIAKE JAPAN CO LTD	COMMON STOCK	JAPAN	2,000	33,893
ARISAWA MFG CO LTD	COMMON STOCK	JAPAN	100	554
AS ONE CORP	COMMON STOCK	JAPAN	5,100	105,086
ASAHI BREWERIES LTD	COMMON STOCK	JAPAN	70,400	1,364,306
ASAHI DIAMOND INDUSTRIAL CO	COMMON STOCK	JAPAN	21,000	399,186
ASAHI GLASS CO LTD	COMMON STOCK	JAPAN	181,000	2,115,382
ASAHI HOLDINGS INC	COMMON STOCK	JAPAN	4,800	101,648
ASAHI KASEI CORP	COMMON STOCK	JAPAN	224,000	1,462,656
ASICS CORP	COMMON STOCK	JAPAN	31,000	398,654
ASTELLAS PHARMA INC	COMMON STOCK	JAPAN	66,600	2,539,722
ATSUGI CO LTD	COMMON STOCK	JAPAN	95,000	122,933
AUTOBACS SEVEN CO LTD	COMMON STOCK	JAPAN	1,000	39,332
AVEX GROUP HOLDINGS INC	COMMON STOCK	JAPAN	8,300	121,462
AWA BANK LTD/THE	COMMON STOCK	JAPAN	12,000	72,305
AXELL CORP	COMMON STOCK	JAPAN	3,200	87,479
BANK OF KYOTO LTD/THE	COMMON STOCK	JAPAN	55,000	521,854
BANK OF NAGOYA LTD/THE	COMMON STOCK	JAPAN	7,000	22,608
BANK OF OKINAWA LTD/THE	COMMON STOCK	JAPAN	2,000	77,645
BANK OF SAGA LTD/THE	COMMON STOCK	JAPAN	15,000	42,515
BANK OF THE RYUKYUS LTD	COMMON STOCK	JAPAN	6,300	74,532
BANK OF YOKOHAMA LTD/THE	COMMON STOCK	JAPAN	217,000	1,125,548
BENESSE HOLDINGS INC	COMMON STOCK	JAPAN	13,200	608,692
BEST DENKI CO LTD	COMMON STOCK	JAPAN	13,500	44,129
BML INC	COMMON STOCK	JAPAN	9,500	266,923
BRIDGESTONE CORP	COMMON STOCK	JAPAN	110,300	2,131,910
BROTHER INDUSTRIES LTD	COMMON STOCK	JAPAN	44,200	655,589
BUNKA SHUTTER CO LTD	COMMON STOCK	JAPAN	10,000	26,372
CALSONIC KANSEI CORP	COMMON STOCK	JAPAN	25,000	99,779
CANON INC	COMMON STOCK	JAPAN	175,300	8,996,115
CANON MARKETING JAPAN INC	COMMON STOCK	JAPAN	13,000	185,206
CAPCOM CO LTD	COMMON STOCK	JAPAN	5,000	80,457
CASIO COMPUTER CO LTD	COMMON STOCK	JAPAN	44,500	359,028
CAWACHI LTD	COMMON STOCK	JAPAN	6,800	140,246
CEDYNA FINANCIAL CORP	COMMON STOCK	JAPAN	5,900	11,267
CENTRAL JAPAN RAILWAY CO	COMMON STOCK	JAPAN	289	2,422,121

CENTURY TOKYO LEASING CORP	COMMON STOCK	JAPAN	7,600	123,681
CHIBA BANK LTD/THE	COMMON STOCK	JAPAN	141,000	917,139
CHIBA KOGYO BANK LTD/THE	COMMON STOCK	JAPAN	1,000	6,000
CHIYODA CO LTD	COMMON STOCK	JAPAN	5,300	70,375
CHIYODA CORP	COMMON STOCK	JAPAN	19,000	189,080
CHIYODA INTEGRE CO LTD	COMMON STOCK	JAPAN	300	4,293
CHOFU SEISAKUSHO CO LTD	COMMON STOCK	JAPAN	1,500	34,303
CHUBU ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	99,100	2,438,436
CHUGAI PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	33,800	620,547
CHUGAI RO CO LTD	COMMON STOCK	JAPAN	28,000	103,155
CHUGOKU BANK LTD/THE	COMMON STOCK	JAPAN	30,000	363,425
CHUGOKU ELECTRIC POWER CO	COMMON STOCK	JAPAN	51,700	1,051,742
CHUO MITSUI TRUST HOLDINGS	COMMON STOCK	JAPAN	184,000	764,102
CITIZEN HOLDINGS CO LTD	COMMON STOCK	JAPAN	56,900	392,429
CLARION CO LTD	COMMON STOCK	JAPAN	113,000	218,711
CLEANUP CORP	COMMON STOCK	JAPAN	7,500	51,295
CMIC CO LTD	COMMON STOCK	JAPAN	250	71,389
CMK CORP	COMMON STOCK	JAPAN	6,900	39,439
COCA COLA CENTRAL JAPAN CO	COMMON STOCK	JAPAN	14,000	187,399
COCA COLA WEST CO LTD	COMMON STOCK	JAPAN	9,500	172,236
COCOKARA FINE INC	COMMON STOCK	JAPAN	3,100	65,863
COLOWIDE CO LTD	COMMON STOCK	JAPAN	2,000	11,246
COMSYS HOLDINGS CORP	COMMON STOCK	JAPAN	12,000	128,017
COSEL CO LTD	COMMON STOCK	JAPAN	2,700	40,011
COSMO OIL COMPANY LTD	COMMON STOCK	JAPAN	95,000	311,294
CREATE SD HOLDINGS CO	COMMON STOCK	JAPAN	5,300	116,991
CREDIT SAISON CO LTD	COMMON STOCK	JAPAN	31,100	511,772
CSK CORP	COMMON STOCK	JAPAN	26,100	119,894
CULTURE CONVENIENCE CLUB CO	COMMON STOCK	JAPAN	10,700	63,026
CYBERAGENT INC	COMMON STOCK	JAPAN	98	213,730
DAI ICHI LIFE INSURANCE	COMMON STOCK	JAPAN	1,312	2,131,591
DAI NIPPON PRINTING CO LTD	COMMON STOCK	JAPAN	101,000	1,375,898
DAICEL CHEMICAL INDUSTRIES	COMMON STOCK	JAPAN	55,000	401,827
DAIDO STEEL CO LTD	COMMON STOCK	JAPAN	52,000	305,570
DAIDOH LTD	COMMON STOCK	JAPAN	9,400	83,610
DAIEI INC	COMMON STOCK	JAPAN	8,900	35,200
DAIHATSU MOTOR CO LTD	COMMON STOCK	JAPAN	37,000	567,889
DAIICHI SANKYO CO LTD	COMMON STOCK	JAPAN	107,300	2,349,897
DAIICHIKOSHO CO LTD	COMMON STOCK	JAPAN	4,400	85,499
DAIKEN CORP	COMMON STOCK	JAPAN	36,000	95,323
DAIKIN INDUSTRIES LTD	COMMON STOCK	JAPAN	42,500	1,507,560
DAIKYO INC	COMMON STOCK	JAPAN	161,000	327,461
DAINIPPON SCREEN MFG CO LTD	COMMON STOCK	JAPAN	6,000	42,629
DAINIPPON SUMITOMO PHARMA CO	COMMON STOCK	JAPAN	31,000	281,388
DAIO PAPER CORP	COMMON STOCK	JAPAN	5,000	35,985
DAISHI BANK LTD/THE	COMMON STOCK	JAPAN	51,000	157,746
DAITO TRUST CONSTRUCT CO LTD	COMMON STOCK	JAPAN	15,100	1,034,550
DAIWA HOUSE INDUSTRY CO LTD	COMMON STOCK	JAPAN	93,000	1,140,934
DAIWA SECURITIES GROUP INC	COMMON STOCK	JAPAN	245,000	1,261,180
DAIWABO HOLDINGS CO LTD	COMMON STOCK	JAPAN	40,000	105,036
DENA CO LTD	COMMON STOCK	JAPAN	15,900	570,694
DENKI KAGAKU KOGYO K K	COMMON STOCK	JAPAN	92,000	437,349
DENKI KOGYO CO LTD	COMMON STOCK	JAPAN	23,000	112,816
DENSO CORP	COMMON STOCK	JAPAN	79,100	2,730,373
DENTSU INC	COMMON STOCK	JAPAN	36,600	1,136,444
DESCENTE LTD	COMMON STOCK	JAPAN	23,000	124,150
DIC CORP	COMMON STOCK	JAPAN	103,000	230,940
DISCO CORP	COMMON STOCK	JAPAN	3,600	218,767
DON QUIJOTE CO LTD	COMMON STOCK	JAPAN	7,000	213,375
DOSHISHA CO LTD	COMMON STOCK	JAPAN	1,200	28,056
DOWA HOLDINGS CO LTD	COMMON STOCK	JAPAN	54,150	355,389
DR CI LABO CO LTD	COMMON STOCK	JAPAN	48	186,933
DTS CORP	COMMON STOCK	JAPAN	3,100	38,467
DWANGO CO LTD	COMMON STOCK	JAPAN	27	57,071
EAST JAPAN RAILWAY CO	COMMON STOCK	JAPAN	54,500	3,546,581
EBARA CORP	COMMON STOCK	JAPAN	52,000	255,546
EDION CORP	COMMON STOCK	JAPAN	3,600	32,337
EHIME BANK LTD/THE	COMMON STOCK	JAPAN	21,000	55,895
EIGHTEENTH BANK LTD/THE	COMMON STOCK	JAPAN	13,000	36,358
EISAI CO LTD	COMMON STOCK	JAPAN	41,000	1,485,456
EIZO NANAO CORP	COMMON STOCK	JAPAN	1,600	37,498
ELECTRIC POWER DEVELOPMENT C	COMMON STOCK	JAPAN	23,900	750,490
ELPIDA MEMORY INC	COMMON STOCK	JAPAN	21,200	246,668
ENPLAS CORP	COMMON STOCK	JAPAN	4,900	78,164
EPS CO LTD	COMMON STOCK	JAPAN	28	68,577
EZAKI GLICO CO LTD	COMMON STOCK	JAPAN	1,000	11,770
FAMILYMART CO LTD	COMMON STOCK	JAPAN	11,000	414,845
FANUC CORP	COMMON STOCK	JAPAN	32,500	4,990,926
FAST RETAILING CO LTD	COMMON STOCK	JAPAN	8,600	1,369,497
FIDEA HOLDINGS CO LTD	COMMON STOCK	JAPAN	4,000	10,201

FIELDS CORP	COMMON STOCK	JAPAN	55	86,394
FOSTER ELECTRIC CO LTD	COMMON STOCK	JAPAN	3,900	115,665
FRANCE BED HOLDINGS CO LTD	COMMON STOCK	JAPAN	43,000	58,825
FRONTIER REAL ESTATE INVEST	REIT	JAPAN	22	210,216
FUJI CO LTD	COMMON STOCK	JAPAN	21,400	449,177
FUJI ELECTRIC HOLDINGS CO LT	COMMON STOCK	JAPAN	100,000	311,618
FUJI HEAVY INDUSTRIES LTD	COMMON STOCK	JAPAN	110,000	853,633
FUJI KYUKO CO LTD	COMMON STOCK	JAPAN	33,000	168,787
FUJI MEDIA HOLDINGS INC	COMMON STOCK	JAPAN	86	136,081
FUJI OIL CO LTD	COMMON STOCK	JAPAN	7,000	102,321
FUJI SOFT INC	COMMON STOCK	JAPAN	2,900	50,162
FUJICCO CO LTD	COMMON STOCK	JAPAN	15,000	184,528
FUJIFILM HOLDINGS CORP	COMMON STOCK	JAPAN	79,500	2,874,958
FUJIKURA LTD	COMMON STOCK	JAPAN	56,000	282,755
FUJITEC CO LTD	COMMON STOCK	JAPAN	47,000	239,091
FUJITSU GENERAL LTD	COMMON STOCK	JAPAN	3,000	18,074
FUJITSU LTD	COMMON STOCK	JAPAN	329,000	2,290,070
FUJIYA CO LTD	COMMON STOCK	JAPAN	75,000	147,881
FUKUI BANK LTD/THE	COMMON STOCK	JAPAN	11,000	34,035
FUKUOKA FINANCIAL GROUP INC	COMMON STOCK	JAPAN	143,000	621,854
FUKUYAMA TRANSPORTING CO LTD	COMMON STOCK	JAPAN	4,000	21,296
FURUKAWA ELECTRIC CO LTD	COMMON STOCK	JAPAN	119,000	534,953
FURUNO ELECTRIC CO LTD	COMMON STOCK	JAPAN	5,400	26,566
FURUYA METAL CO LTD	COMMON STOCK	JAPAN	1,400	80,698
FUTABA INDUSTRIAL CO LTD	COMMON STOCK	JAPAN	19,400	140,738
FUTURE ARCHITECT INC	COMMON STOCK	JAPAN	111	47,409
GAKKEN HOLDINGS CO LTD	COMMON STOCK	JAPAN	43,000	94,352
GEO CORP	COMMON STOCK	JAPAN	16	18,241
GLOBERIDE INC	COMMON STOCK	JAPAN	96,000	115,936
GLORY LTD	COMMON STOCK	JAPAN	4,100	101,104
GMO INTERNET INC	COMMON STOCK	JAPAN	16,300	81,937
GODO STEEL LTD	COMMON STOCK	JAPAN	10,000	21,314
GOLDCREST CO LTD	COMMON STOCK	JAPAN	11,230	293,722
GOURMET NAVIGATOR INC	COMMON STOCK	JAPAN	31	44,719
GROWELL HOLDINGS CO LTD	COMMON STOCK	JAPAN	2,700	69,166
GS YUASA CORP	COMMON STOCK	JAPAN	53,000	366,832
GULLIVER INTERNATIONAL CO	COMMON STOCK	JAPAN	4,540	215,416
GUNMA BANK LTD/THE	COMMON STOCK	JAPAN	68,000	373,743
H I S CO LTD	COMMON STOCK	JAPAN	3,400	84,723
HACHIJUNI BANK LTD/THE	COMMON STOCK	JAPAN	76,000	425,225
HAKUHODO DY HOLDINGS INC	COMMON STOCK	JAPAN	4,290	246,035
HAMAMATSU PHOTONICS KK	COMMON STOCK	JAPAN	10,900	398,600
HANKYU HANSHIN HOLDINGS INC	COMMON STOCK	JAPAN	212,800	988,690
HANKYU REIT INC	REIT	JAPAN	9	48,036
HARMONIC DRIVE SYSTEMS INC	COMMON STOCK	JAPAN	3	17,829
HASEKO CORP	COMMON STOCK	JAPAN	250,000	221,691
HIBIYA ENGINEERING LTD	COMMON STOCK	JAPAN	2,000	18,955
HIGASHI NIPPON BANK LTD/THE	COMMON STOCK	JAPAN	6,000	13,164
HIKARI TSUSHIN INC	COMMON STOCK	JAPAN	5,300	115,852
HINO MOTORS LTD	COMMON STOCK	JAPAN	49,000	265,513
HIOKI E E CORP	COMMON STOCK	JAPAN	2,400	49,988
HIROSE ELECTRIC CO LTD	COMMON STOCK	JAPAN	5,800	654,228
HIROSHIMA BANK LTD/THE	COMMON STOCK	JAPAN	96,000	404,614
HISAKA WORKS LTD	COMMON STOCK	JAPAN	1,000	13,189
HISAMITSU PHARMACEUTICAL CO	COMMON STOCK	JAPAN	12,200	514,265
HITACHI CHEMICAL CO LTD	COMMON STOCK	JAPAN	19,500	403,790
HITACHI CONSTRUCTION MACHINE	COMMON STOCK	JAPAN	20,200	484,206
HITACHI HIGH TECHNOLOGIES CO	COMMON STOCK	JAPAN	12,900	300,596
HITACHI LTD	COMMON STOCK	JAPAN	650,000	3,471,810
HITACHI MEDICAL CORP	COMMON STOCK	JAPAN	20,000	197,701
HITACHI METALS LTD	COMMON STOCK	JAPAN	31,000	372,411
HITACHI ZOSEN CORP	COMMON STOCK	JAPAN	92,000	139,457
HOKKAIDO ELECTRIC POWER CO	COMMON STOCK	JAPAN	35,000	716,329
HOKUETSU BANK LTD/THE	COMMON STOCK	JAPAN	14,000	28,987
HOKUHOKU FINANCIAL GROUP INC	COMMON STOCK	JAPAN	220,000	447,320
HOKURIKU ELECTRIC POWER CO	COMMON STOCK	JAPAN	32,800	806,710
HOKUTO CORP	COMMON STOCK	JAPAN	3,100	72,121
HONDA MOTOR CO LTD	COMMON STOCK	JAPAN	261,800	10,358,131
HOYA CORP	COMMON STOCK	JAPAN	75,300	1,829,091
HYAKUGO BANK LTD/THE	COMMON STOCK	JAPAN	38,000	163,908
IBIDEN CO LTD	COMMON STOCK	JAPAN	25,800	813,877
ICHIBANYA CO LTD	COMMON STOCK	JAPAN	15,600	451,692
ICHIYOSHI SECURITIES CO LTD	COMMON STOCK	JAPAN	9,400	71,223
ICOM INC	COMMON STOCK	JAPAN	4,700	128,896
IDEC CORP	COMMON STOCK	JAPAN	14,800	139,096
IDEMITSU KOSAN CO LTD	COMMON STOCK	JAPAN	4,300	456,711
IHI CORP	COMMON STOCK	JAPAN	245,000	546,284
INDUSTRIAL + INFRASTRUCTURE	REIT	JAPAN	14	67,904
INES CORP	COMMON STOCK	JAPAN	11,700	95,447
INFO SERVICES INTL DENTSU	COMMON STOCK	JAPAN	4,500	32,509

INPEX CORP	COMMON STOCK	JAPAN	340	1,990,868
INTERNET INITIATIVE JAPAN	COMMON STOCK	JAPAN	37	105,150
ISEKI + CO LTD	COMMON STOCK	JAPAN	60,000	158,145
ISETAN MITSUKOSHI HOLDINGS L	COMMON STOCK	JAPAN	61,060	710,072
ISUZU MOTORS LTD	COMMON STOCK	JAPAN	236,000	1,072,620
IT HOLDINGS CORP	COMMON STOCK	JAPAN	9,100	121,297
ITO EN LTD	COMMON STOCK	JAPAN	10,500	174,704
ITOCHU CORP	COMMON STOCK	JAPAN	253,000	2,561,342
ITOCHU ENEX CO LTD	COMMON STOCK	JAPAN	12,400	67,222
ITOCHU SHOKUHIN CO LTD	COMMON STOCK	JAPAN	6,900	243,030
ITOCHU TECHNO SOLUTIONS CORP	COMMON STOCK	JAPAN	5,200	195,122
IWAI COSMO HOLDINGS INC	COMMON STOCK	JAPAN	5,100	36,442
IYO BANK LTD/THE	COMMON STOCK	JAPAN	44,000	352,469
IZUMIYA CO LTD	COMMON STOCK	JAPAN	29,000	114,732
J FRONT RETAILING CO LTD	COMMON STOCK	JAPAN	97,000	530,537
J OIL MILLS INC	COMMON STOCK	JAPAN	6,000	18,856
JACCS CO LTD	COMMON STOCK	JAPAN	28,000	79,392
JAFCO CO LTD	COMMON STOCK	JAPAN	5,800	168,574
JAPAN AIRPORT TERMINAL CO	COMMON STOCK	JAPAN	2,000	30,881
JAPAN DIGITAL LABORATORY CO	COMMON STOCK	JAPAN	23,800	270,982
JAPAN LOGISTICS FUND INC	REIT	JAPAN	21	198,337
JAPAN PETROLEUM EXPLORATION	COMMON STOCK	JAPAN	5,100	194,120
JAPAN PRIME REALTY INVESTMEN	REIT	JAPAN	102	314,386
JAPAN PULP + PAPER CO LTD	COMMON STOCK	JAPAN	28,000	100,064
JAPAN REAL ESTATE INVESTMENT	REIT	JAPAN	76	788,950
JAPAN RETAIL FUND INVESTMENT	REIT	JAPAN	260	499,103
JAPAN STEEL WORKS LTD	COMMON STOCK	JAPAN	66,000	688,870
JAPAN TOBACCO INC	COMMON STOCK	JAPAN	827	3,059,812
JAPAN VILENE CO LTD	COMMON STOCK	JAPAN	10,000	51,637
JAPAN WIND DEVELOPMENT CO	COMMON STOCK	JAPAN	34	27,197
JAPANESE YEN		JAPAN	253,171,624	3,121,529
JEOL LTD	COMMON STOCK	JAPAN	15,000	52,665
JFE HOLDINGS INC	COMMON STOCK	JAPAN	72,000	2,507,867
JGC CORP	COMMON STOCK	JAPAN	39,000	847,637
JOSHIN DENKI CO LTD	COMMON STOCK	JAPAN	14,000	136,501
JOYO BANK LTD/THE	COMMON STOCK	JAPAN	125,000	549,878
JS GROUP CORP	COMMON STOCK	JAPAN	47,900	1,054,872
JSR CORP	COMMON STOCK	JAPAN	33,500	624,991
JTEKT CORP	COMMON STOCK	JAPAN	36,800	434,084
JUKI CORP	COMMON STOCK	JAPAN	175,000	310,371
JUPITER TELECOMMUNICATIONS	COMMON STOCK	JAPAN	266	280,086
JUROKU BANK LTD/THE	COMMON STOCK	JAPAN	48,000	153,764
JX HOLDINGS INC	COMMON STOCK	JAPAN	416,800	2,825,573
K S HOLDINGS CORP	COMMON STOCK	JAPAN	2,900	78,943
KABU.COM SECURITIES CO LTD	COMMON STOCK	JAPAN	1,400	6,279
KADOKAWA GROUP HOLDINGS INC	COMMON STOCK	JAPAN	3,700	97,002
KAGA ELECTRONICS CO LTD	COMMON STOCK	JAPAN	4,100	52,544
KAGOME CO LTD	COMMON STOCK	JAPAN	11,300	208,088
KAGOSHIMA BANK LTD/THE	COMMON STOCK	JAPAN	10,000	67,039
KAJIMA CORP	COMMON STOCK	JAPAN	149,000	396,745
KAKAKU.COM INC	COMMON STOCK	JAPAN	23	136,915
KAKEN PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	15,000	182,314
KAMIGUMI CO LTD	COMMON STOCK	JAPAN	47,000	394,931
KANEKA CORP	COMMON STOCK	JAPAN	57,000	395,361
KANSAI ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	114,900	2,838,892
KANSAI PAINT CO LTD	COMMON STOCK	JAPAN	39,000	377,732
KANTO NATURAL GAS DEVELOP	COMMON STOCK	JAPAN	44,000	237,502
KAO CORP	COMMON STOCK	JAPAN	82,000	2,210,629
KAPPA CREATE CO LTD	COMMON STOCK	JAPAN	5,450	131,401
KASUMI CO LTD	COMMON STOCK	JAPAN	63,000	351,063
KATAKURA INDUSTRIES CO LTD	COMMON STOCK	JAPAN	7,500	77,173
KATO SANGYO CO LTD	COMMON STOCK	JAPAN	5,300	88,804
KAWASAKI HEAVY INDUSTRIES	COMMON STOCK	JAPAN	263,000	884,494
KAWASAKI KISEN KAISHA LTD	COMMON STOCK	JAPAN	108,000	474,889
KDDI CORP	COMMON STOCK	JAPAN	535	3,091,822
KEIKYU CORP	COMMON STOCK	JAPAN	77,000	680,534
KEIO CORP	COMMON STOCK	JAPAN	103,000	703,579
KEISEI ELECTRIC RAILWAY CO	COMMON STOCK	JAPAN	53,000	353,981
KEIYO BANK LTD/THE	COMMON STOCK	JAPAN	31,000	153,554
KEIYO CO LTD	COMMON STOCK	JAPAN	16,500	84,623
KEWPIE CORP	COMMON STOCK	JAPAN	16,400	208,215
KEY COFFEE INC	COMMON STOCK	JAPAN	16,800	300,947
KEYENCE CORP	COMMON STOCK	JAPAN	7,700	2,228,462
KIKKOMAN CORP	COMMON STOCK	JAPAN	27,000	302,397
KINDEN CORP	COMMON STOCK	JAPAN	23,000	212,687
KINKI SHARYO CO LTD	COMMON STOCK	JAPAN	16,000	85,887
KINTETSU CORP	COMMON STOCK	JAPAN	242,000	757,584
KIRIN HOLDINGS CO LTD	COMMON STOCK	JAPAN	149,400	2,096,625
KISOJI CO LTD	COMMON STOCK	JAPAN	20,900	444,920
KITZ CORP	COMMON STOCK	JAPAN	11,000	52,323

KIYO HOLDINGS INC	COMMON STOCK	JAPAN	76,000	105,834
KOBAYASHI PHARMACEUTICAL CO	COMMON STOCK	JAPAN	4,800	222,883
KOBE STEEL LTD	COMMON STOCK	JAPAN	440,000	1,116,386
KOHNAN SHOJI CO LTD	COMMON STOCK	JAPAN	7,800	98,541
KOITO MANUFACTURING CO LTD	COMMON STOCK	JAPAN	16,000	250,476
KOJIMA CO LTD	COMMON STOCK	JAPAN	10,900	63,784
KOMATSU LTD	COMMON STOCK	JAPAN	157,900	4,778,166
KONAMI CORP	COMMON STOCK	JAPAN	19,200	407,746
KONICA MINOLTA HOLDINGS INC	COMMON STOCK	JAPAN	87,500	909,211
KUBOTA CORP	COMMON STOCK	JAPAN	204,000	1,932,264
KURABO INDUSTRIES LTD	COMMON STOCK	JAPAN	42,000	76,075
KURARAY CO LTD	COMMON STOCK	JAPAN	61,500	881,816
KURITA WATER INDUSTRIES LTD	COMMON STOCK	JAPAN	21,100	664,570
KYOCERA CORP	COMMON STOCK	JAPAN	29,100	2,970,980
KYODO PRINTING CO LTD	COMMON STOCK	JAPAN	63,000	149,081
KYORIN HOLDINGS INC	COMMON STOCK	JAPAN	9,000	157,672
KYORITSU MAINTENANCE CO LTD	COMMON STOCK	JAPAN	6,400	109,010
KYOWA EXEO CORP	COMMON STOCK	JAPAN	8,000	82,501
KYOWA HAKKO KIRIN CO LTD	COMMON STOCK	JAPAN	49,537	510,238
KYUDENKO CORP	COMMON STOCK	JAPAN	13,000	83,292
KYUSHU ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	61,100	1,370,829
LAWSON INC	COMMON STOCK	JAPAN	8,300	410,850
LEOPALACE21 CORP	COMMON STOCK	JAPAN	24,300	46,980
LION CORP	COMMON STOCK	JAPAN	8,000	43,686
M3 INC	COMMON STOCK	JAPAN	6	30,169
MABUCHI MOTOR CO LTD	COMMON STOCK	JAPAN	5,100	262,939
MACROMILL INC	COMMON STOCK	JAPAN	2,600	29,247
MAEDA CORP	COMMON STOCK	JAPAN	2,000	6,283
MAKITA CORP	COMMON STOCK	JAPAN	21,900	896,290
MANDOM CORP	COMMON STOCK	JAPAN	4,500	122,015
MANI INC	COMMON STOCK	JAPAN	2,400	91,141
MARS ENGINEERING CORP	COMMON STOCK	JAPAN	6,200	109,763
MARUBENI CORP	COMMON STOCK	JAPAN	283,000	1,990,324
MARUDAI FOOD CO LTD	COMMON STOCK	JAPAN	25,000	81,676
MARUETSU INC/THE	COMMON STOCK	JAPAN	4,000	16,270
MARUHA NICHIRO HOLDINGS INC	COMMON STOCK	JAPAN	40,000	66,549
MARUI GROUP CO LTD	COMMON STOCK	JAPAN	44,200	360,691
MARUICHI STEEL TUBE LTD	COMMON STOCK	JAPAN	7,200	153,057
MARUSAN SECURITIES CO LTD	COMMON STOCK	JAPAN	5,400	32,336
MARUZEN SHOWA UNYU CO LTD	COMMON STOCK	JAPAN	78,000	254,637
MATSUDA SANGYO CO LTD	COMMON STOCK	JAPAN	2,400	43,171
MATSUI SECURITIES CO LTD	COMMON STOCK	JAPAN	9,000	64,061
MATSUYA CO LTD	COMMON STOCK	JAPAN	1,700	12,108
MAX CO LTD	COMMON STOCK	JAPAN	2,000	23,680
MAZDA MOTOR CORP	COMMON STOCK	JAPAN	207,000	594,026
MCDONALD S HOLDINGS CO JAPAN	COMMON STOCK	JAPAN	10,800	271,115
MEDIPAL HOLDINGS CORP	COMMON STOCK	JAPAN	28,000	308,834
MEGACHIPS CORP	COMMON STOCK	JAPAN	1,900	38,533
MEGMILK SNOW BRAND CO LTD	COMMON STOCK	JAPAN	4,600	85,249
MEIDENSHA CORP	COMMON STOCK	JAPAN	23,000	108,712
MEIJI HOLDINGS CO LTD	COMMON STOCK	JAPAN	7,300	330,155
MEIKO ELECTRONICS CO LTD	COMMON STOCK	JAPAN	3,100	73,769
MELCO HOLDINGS INC	COMMON STOCK	JAPAN	5,800	202,997
MICRONICS JAPAN CO LTD	COMMON STOCK	JAPAN	7,600	90,707
MID REIT INC	REIT	JAPAN	13	38,779
MIKUNI COCA COLA BOTTLING CO	COMMON STOCK	JAPAN	33,000	300,158
MILBON CO LTD	COMMON STOCK	JAPAN	4,510	118,694
MIMASU SEMICONDUCTOR INDUST	COMMON STOCK	JAPAN	1,200	13,939
MINEBEA CO LTD	COMMON STOCK	JAPAN	67,000	422,434
MINISTOP CO LTD	COMMON STOCK	JAPAN	12,700	220,244
MIRACA HOLDINGS INC	COMMON STOCK	JAPAN	6,200	249,878
MIRAIT HOLDINGS CORP	COMMON STOCK	JAPAN	4,000	28,210
MISUMI GROUP INC	COMMON STOCK	JAPAN	12,300	306,532
MITO SECURITIES CO LTD	COMMON STOCK	JAPAN	2,000	3,501
MITSUBISHI CHEMICAL HOLDINGS	COMMON STOCK	JAPAN	239,000	1,622,520
MITSUBISHI CORP	COMMON STOCK	JAPAN	209,700	5,676,782
MITSUBISHI ELECTRIC CORP	COMMON STOCK	JAPAN	340,000	3,568,523
MITSUBISHI ESTATE CO LTD	COMMON STOCK	JAPAN	185,000	3,432,322
MITSUBISHI GAS CHEMICAL CO	COMMON STOCK	JAPAN	72,000	511,793
MITSUBISHI HEAVY INDUSTRIES	COMMON STOCK	JAPAN	523,000	1,965,446
MITSUBISHI KAKOKI KAISHA LTD	COMMON STOCK	JAPAN	6,000	13,161
MITSUBISHI LOGISTICS CORP	COMMON STOCK	JAPAN	20,000	266,520
MITSUBISHI MATERIALS CORP	COMMON STOCK	JAPAN	210,000	669,832
MITSUBISHI MOTORS CORP	COMMON STOCK	JAPAN	669,000	972,815
MITSUBISHI PAPER MILLS LTD	COMMON STOCK	JAPAN	10,000	11,953
MITSUBISHI PENCIL CO LTD	COMMON STOCK	JAPAN	9,100	152,462
MITSUBISHI TANABE PHARMA	COMMON STOCK	JAPAN	38,000	642,311
MITSUBISHI UFJ FINANCIAL GRO	COMMON STOCK	JAPAN	1,997,400	10,803,583
MITSUBISHI UFJ LEASE + FINAN	COMMON STOCK	JAPAN	11,140	441,977
MITSUBOSHI BELTING CO LTD	COMMON STOCK	JAPAN	28,000	162,844

MITSUI + CO LTD	COMMON STOCK	JAPAN	270,000	4,459,396
MITSUI CHEMICALS INC	COMMON STOCK	JAPAN	119,000	426,543
MITSUI ENGINEER + SHIPBUILD	COMMON STOCK	JAPAN	140,000	370,882
MITSUI FUDOSAN CO LTD	COMMON STOCK	JAPAN	138,000	2,751,816
MITSUI HOME CO LTD	COMMON STOCK	JAPAN	14,000	74,217
MITSUI MINING + SMELTING CO	COMMON STOCK	JAPAN	107,000	353,170
MITSUI OSK LINES LTD	COMMON STOCK	JAPAN	209,000	1,426,171
MITSUI SOKO CO LTD	COMMON STOCK	JAPAN	13,000	54,303
MITSUI SUGAR CO LTD	COMMON STOCK	JAPAN	14,000	53,147
MITSUMI ELECTRIC CO LTD	COMMON STOCK	JAPAN	15,400	283,253
MITSUUROKO CO LTD	COMMON STOCK	JAPAN	52,100	318,450
MIYAZAKI BANK LTD/THE	COMMON STOCK	JAPAN	16,000	42,593
MIZUHO FINANCIAL GROUP INC	COMMON STOCK	JAPAN	3,276,200	6,175,459
MIZUHO SECURITIES CO LTD	COMMON STOCK	JAPAN	99,000	284,084
MIZUHO TRUST + BANKING CO	COMMON STOCK	JAPAN	284,000	293,946
MIZUNO CORP	COMMON STOCK	JAPAN	37,000	190,594
MOCHIDA PHARMACEUTICAL CO	COMMON STOCK	JAPAN	9,000	96,511
MORI SEIKI CO LTD	COMMON STOCK	JAPAN	16,000	189,976
MORINAGA + CO LTD	COMMON STOCK	JAPAN	8,000	18,833
MORINAGA MILK INDUSTRY CO	COMMON STOCK	JAPAN	16,000	67,832
MOS FOOD SERVICES INC	COMMON STOCK	JAPAN	29,800	554,452
MS+AD INSURANCE GROUP HOLDIN	COMMON STOCK	JAPAN	85,700	2,148,818
MURATA MANUFACTURING CO LTD	COMMON STOCK	JAPAN	38,000	2,665,927
NABTESCO CORP	COMMON STOCK	JAPAN	17,000	362,720
NAFCO CO LTD	COMMON STOCK	JAPAN	1,200	20,566
NAGAILEBEN CO LTD	COMMON STOCK	JAPAN	3,600	96,520
NAGASE + CO LTD	COMMON STOCK	JAPAN	18,000	233,124
NAKAYAMA STEEL WORKS LTD	COMMON STOCK	JAPAN	7,000	9,142
NAMCO BANDAI HOLDINGS INC	COMMON STOCK	JAPAN	36,900	396,684
NANTO BANK LTD/THE	COMMON STOCK	JAPAN	19,000	95,346
NEC CORP	COMMON STOCK	JAPAN	351,000	1,055,043
NEC FIELDING LTD	COMMON STOCK	JAPAN	4,300	55,843
NEC NETWORKS + SYSTEM INTEGR	COMMON STOCK	JAPAN	2,600	33,738
NET ONE SYSTEMS CO LTD	COMMON STOCK	JAPAN	58	85,979
NGK INSULATORS LTD	COMMON STOCK	JAPAN	45,000	734,336
NGK SPARK PLUG CO LTD	COMMON STOCK	JAPAN	32,000	491,072
NHK SPRING CO LTD	COMMON STOCK	JAPAN	27,000	293,686
NICHI IKO PHARMACEUTICAL CO	COMMON STOCK	JAPAN	2,800	98,253
NICHIAS CORP	COMMON STOCK	JAPAN	31,000	160,835
NICHIDEN CORP	COMMON STOCK	JAPAN	2,300	68,742
NICHIHA CORP	COMMON STOCK	JAPAN	6,800	55,547
NICHII GAKKAN CO	COMMON STOCK	JAPAN	9,600	84,704
NIDEC COPAL CORP	COMMON STOCK	JAPAN	12,000	215,562
NIDEC COPAL ELECTRONICS CORP	COMMON STOCK	JAPAN	10,000	80,376
NIDEC CORP	COMMON STOCK	JAPAN	20,100	2,034,659
NIFCO INC	COMMON STOCK	JAPAN	7,400	200,690
NIHON NOHYAKU CO LTD	COMMON STOCK	JAPAN	2,000	10,571
NIKKISO CO LTD	COMMON STOCK	JAPAN	5,000	42,378
NIKON CORP	COMMON STOCK	JAPAN	58,000	1,174,349
NINTENDO CO LTD	COMMON STOCK	JAPAN	15,600	4,583,540
NIPPON ACCOMMODATIONS FUND	REIT	JAPAN	13	100,654
NIPPON BEET SUGAR MFG CO LTD	COMMON STOCK	JAPAN	41,000	97,018
NIPPON BUILDING FUND INC	REIT	JAPAN	94	965,019
NIPPON CARBON CO LTD	COMMON STOCK	JAPAN	22,000	71,555
NIPPON CERAMIC CO LTD	COMMON STOCK	JAPAN	3,100	55,193
NIPPON DENKO CO LTD	COMMON STOCK	JAPAN	5,000	39,671
NIPPON DENSETSU KOGYO CO LTD	COMMON STOCK	JAPAN	6,000	57,983
NIPPON ELECTRIC GLASS CO LTD	COMMON STOCK	JAPAN	63,000	909,168
NIPPON EXPRESS CO LTD	COMMON STOCK	JAPAN	150,000	676,284
NIPPON FLOUR MILLS CO LTD	COMMON STOCK	JAPAN	12,000	59,460
NIPPON GAS CO LTD	COMMON STOCK	JAPAN	4,000	55,307
NIPPON KANZAI CO LTD	COMMON STOCK	JAPAN	6,200	102,745
NIPPON KAYAKU CO LTD	COMMON STOCK	JAPAN	24,000	253,967
NIPPON MEAT PACKERS INC	COMMON STOCK	JAPAN	34,000	444,466
NIPPON PAINT CO LTD	COMMON STOCK	JAPAN	32,000	245,259
NIPPON PAPER GROUP INC	COMMON STOCK	JAPAN	16,600	435,749
NIPPON SHARYO LTD	COMMON STOCK	JAPAN	62,000	302,314
NIPPON SHEET GLASS CO LTD	COMMON STOCK	JAPAN	113,000	305,049
NIPPON SHINYAKU CO LTD	COMMON STOCK	JAPAN	8,000	114,583
NIPPON SIGNAL CO LTD/THE	COMMON STOCK	JAPAN	10,700	85,034
NIPPON SODA CO LTD	COMMON STOCK	JAPAN	25,000	119,465
NIPPON STEEL CORP	COMMON STOCK	JAPAN	696,000	2,503,504
NIPPON SUISAN KAISHA LTD	COMMON STOCK	JAPAN	17,500	55,174
NIPPON TELEGRAPH + TELEPHONE	COMMON STOCK	JAPAN	74,200	3,398,226
NIPPON YUSEN	COMMON STOCK	JAPAN	206,000	913,665
NISHI NIPPON CITY BANK LTD	COMMON STOCK	JAPAN	120,000	365,192
NISHI NIPPON RAILROAD CO LTD	COMMON STOCK	JAPAN	1,000	4,191
NISHIMATSUYA CHAIN CO LTD	COMMON STOCK	JAPAN	3,700	35,973
NISSAN CHEMICAL INDUSTRIES	COMMON STOCK	JAPAN	27,000	350,108
NISSAN MOTOR CO LTD	COMMON STOCK	JAPAN	393,700	3,748,331

NISSEN HOLDINGS CO LTD	COMMON STOCK	JAPAN	14,700	75,399
NISSHA PRINTING CO LTD	COMMON STOCK	JAPAN	4,100	108,845
NISSHIN OILLIO GROUP LTD/THE	COMMON STOCK	JAPAN	15,000	76,158
NISSHIN SEIFUN GROUP INC	COMMON STOCK	JAPAN	31,000	393,764
NISSHIN STEEL CO LTD	COMMON STOCK	JAPAN	131,000	291,986
NISSHINBO HOLDINGS INC	COMMON STOCK	JAPAN	24,000	263,089
NISSIN CORP	COMMON STOCK	JAPAN	16,000	41,027
NISSIN FOODS HOLDINGS CO LTD	COMMON STOCK	JAPAN	14,700	527,261
NITORI HOLDINGS CO LTD	COMMON STOCK	JAPAN	7,650	669,653
NITTA CORP	COMMON STOCK	JAPAN	2,300	45,285
NITTO BOSEKI CO LTD	COMMON STOCK	JAPAN	32,000	80,782
NITTO DENKO CORP	COMMON STOCK	JAPAN	30,700	1,446,115
NITTO KOGYO CORP	COMMON STOCK	JAPAN	3,200	36,232
NITTO KOHKI CO LTD	COMMON STOCK	JAPAN	6,500	168,963
NKSJ HOLDINGS INC	COMMON STOCK	JAPAN	237,000	1,745,534
NOEVIR CO LTD	COMMON STOCK	JAPAN	16,400	198,975
NOHMI BOSAI LTD	COMMON STOCK	JAPAN	16,000	104,262
NOK CORP	COMMON STOCK	JAPAN	20,300	423,061
NOMURA HOLDINGS INC	COMMON STOCK	JAPAN	567,100	3,597,662
NOMURA REAL ESTATE HOLDINGS	COMMON STOCK	JAPAN	9,300	169,387
NOMURA REAL ESTATE OFFICE FU	REIT	JAPAN	53	382,805
NOMURA REAL ESTATE RESIDENTI	REIT	JAPAN	13	75,797
NOMURA RESEARCH INSTITUTE	COMMON STOCK	JAPAN	21,100	468,910
NORITSU KOKI CO LTD	COMMON STOCK	JAPAN	14,900	94,979
NORITZ CORP	COMMON STOCK	JAPAN	6,100	107,790
NPC INC	COMMON STOCK	JAPAN	2,400	49,863
NSD CO LTD	COMMON STOCK	JAPAN	3,300	39,046
NSK LTD	COMMON STOCK	JAPAN	84,000	759,242
NTN CORP	COMMON STOCK	JAPAN	75,000	398,093
NTT DATA CORP	COMMON STOCK	JAPAN	232	803,296
NTT DOCOMO INC	COMMON STOCK	JAPAN	2,178	3,806,861
NTT URBAN DEVELOPMENT CORP	COMMON STOCK	JAPAN	202	199,086
OBAYASHI CORP	COMMON STOCK	JAPAN	113,000	520,660
OBIC CO LTD	COMMON STOCK	JAPAN	1,150	237,038
ODAKYU ELECTRIC RAILWAY CO	COMMON STOCK	JAPAN	106,000	987,643
OILES CORP	COMMON STOCK	JAPAN	6,000	111,188
OITA BANK LTD/THE	COMMON STOCK	JAPAN	17,000	60,961
OJI PAPER CO LTD	COMMON STOCK	JAPAN	159,000	770,138
OKI ELECTRIC INDUSTRY CO LTD	COMMON STOCK	JAPAN	33,000	28,458
OKINAWA CELLULAR TELEPHONE	COMMON STOCK	JAPAN	29	64,361
OKINAWA ELECTRIC POWER CO	COMMON STOCK	JAPAN	1,000	49,932
OKUMA CORP	COMMON STOCK	JAPAN	26,000	198,534
OKUWA CO LTD	COMMON STOCK	JAPAN	3,000	31,404
OLYMPUS CORP	COMMON STOCK	JAPAN	42,000	1,271,356
OMRON CORP	COMMON STOCK	JAPAN	36,600	970,675
ONO PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	13,000	607,484
ONOKEN CO LTD	COMMON STOCK	JAPAN	500	4,590
ONWARD HOLDINGS CO LTD	COMMON STOCK	JAPAN	24,000	207,662
ORACLE CORP JAPAN	COMMON STOCK	JAPAN	6,700	329,568
ORGANO CORP	COMMON STOCK	JAPAN	2,000	15,350
ORIENT CORP	COMMON STOCK	JAPAN	12,500	14,638
ORIENTAL LAND CO LTD	COMMON STOCK	JAPAN	9,400	871,366
ORIX CORP	COMMON STOCK	JAPAN	17,046	1,677,637
ORIX JREIT INC	REIT	JAPAN	41	266,833
OSAKA GAS CO LTD	COMMON STOCK	JAPAN	333,000	1,293,067
OSAKA SECURITIES EXCHANGE CO	COMMON STOCK	JAPAN	12	60,588
OSAKA TITANIUM TECHNOLOGIES	COMMON STOCK	JAPAN	3,500	165,378
OSAKI ELECTRIC CO LTD	COMMON STOCK	JAPAN	2,000	17,355
OTSUKA CORP	COMMON STOCK	JAPAN	2,800	190,797
OTSUKA KAGU LTD	COMMON STOCK	JAPAN	20,000	224,154
OYO CORP	COMMON STOCK	JAPAN	12,300	102,488
PACIFIC METALS CO LTD	COMMON STOCK	JAPAN	5,000	42,541
PANASONIC CORP	COMMON STOCK	JAPAN	297,000	4,196,894
PARAMOUNT BED CO LTD	COMMON STOCK	JAPAN	9,300	255,570
PARIS MIKI HOLDINGS INC	COMMON STOCK	JAPAN	13,800	137,247
PARK24 CO LTD	COMMON STOCK	JAPAN	12,000	128,566
PASONA GROUP INC	COMMON STOCK	JAPAN	23	17,193
PENTA OCEAN CONSTRUCTION CO	COMMON STOCK	JAPAN	23,500	39,945
PIGEON CORP	COMMON STOCK	JAPAN	4,600	156,526
PILOT CORP	COMMON STOCK	JAPAN	59	104,623
PIONEER CORP	COMMON STOCK	JAPAN	28,700	118,758
PLENUS CO LTD	COMMON STOCK	JAPAN	2,800	42,830
POINT INC	COMMON STOCK	JAPAN	1,120	49,287
PRESS KOGYO CO LTD	COMMON STOCK	JAPAN	30,000	144,124
PROMISE CO LTD	COMMON STOCK	JAPAN	10,950	63,032
PRONEXUS INC	COMMON STOCK	JAPAN	15,800	86,063
RAKUTEN INC	COMMON STOCK	JAPAN	1,227	1,028,741
RENGO CO LTD	COMMON STOCK	JAPAN	24,000	162,990
RESONA HOLDINGS INC	COMMON STOCK	JAPAN	86,400	518,782
RICOH CO LTD	COMMON STOCK	JAPAN	123,000	1,802,481

RINNAI CORP	COMMON STOCK	JAPAN	6,200	379,043
ROHM CO LTD	COMMON STOCK	JAPAN	18,600	1,215,461
ROHTO PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	11,000	128,710
ROLAND CORP	COMMON STOCK	JAPAN	10,100	126,024
ROLAND DG CORP	COMMON STOCK	JAPAN	2,400	38,887
ROUND ONE CORP	COMMON STOCK	JAPAN	35,100	217,495
ROYAL HOLDINGS CO LTD	COMMON STOCK	JAPAN	14,700	153,284
SAINT MARC HOLDINGS CO LTD	COMMON STOCK	JAPAN	2,400	99,846
SAIZERIYA CO LTD	COMMON STOCK	JAPAN	3,900	78,940
SAKATA SEED CORP	COMMON STOCK	JAPAN	1,000	13,508
SAN A CO LTD	COMMON STOCK	JAPAN	4,000	157,005
SAN AI OIL CO LTD	COMMON STOCK	JAPAN	23,000	113,391
SAN IN GODO BANK LTD/THE	COMMON STOCK	JAPAN	25,000	180,231
SANKEN ELECTRIC CO LTD	COMMON STOCK	JAPAN	17,000	74,950
SANKI ENGINEERING CO LTD	COMMON STOCK	JAPAN	8,000	55,018
SANKYO CO LTD	COMMON STOCK	JAPAN	9,800	553,745
SANKYO TATEYAMA HOLDINGS INC	COMMON STOCK	JAPAN	75,000	95,172
SANKYU INC	COMMON STOCK	JAPAN	36,000	163,690
SANTEN PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	13,000	452,007
SANYO SHOKAI LTD	COMMON STOCK	JAPAN	7,000	27,435
SAPPORO HOKUYO HOLDINGS INC	COMMON STOCK	JAPAN	54,000	252,840
SAPPORO HOLDINGS LTD	COMMON STOCK	JAPAN	45,000	204,095
SATO CORP	COMMON STOCK	JAPAN	9,700	128,627
SAWAI PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	2,400	196,476
SBI HOLDINGS INC	COMMON STOCK	JAPAN	2,963	449,610
SEC CARBON LTD	COMMON STOCK	JAPAN	17,000	94,322
SECOM CO LTD	COMMON STOCK	JAPAN	36,300	1,719,610
SEGA SAMMY HOLDINGS INC	COMMON STOCK	JAPAN	36,000	685,665
SEIKA CORP	COMMON STOCK	JAPAN	9,000	23,072
SEIKAGAKU CORP	COMMON STOCK	JAPAN	3,200	35,849
SEIKO EPSON CORP	COMMON STOCK	JAPAN	24,100	439,211
SEIKO HOLDINGS CORP	COMMON STOCK	JAPAN	5,000	18,541
SEIREN CO LTD	COMMON STOCK	JAPAN	8,800	62,999
SEKISUI CHEMICAL CO LTD	COMMON STOCK	JAPAN	76,000	545,800
SEKISUI HOUSE LTD	COMMON STOCK	JAPAN	79,000	798,061
SEKISUI JUSHI CORP	COMMON STOCK	JAPAN	22,000	224,727
SENKO CO LTD	COMMON STOCK	JAPAN	72,000	257,401
SENSHU IKEDA HOLDINGS INC	COMMON STOCK	JAPAN	80,000	114,406
SENSHUKAI CO LTD	COMMON STOCK	JAPAN	7,300	44,819
SEVEN + I HOLDINGS CO LTD	COMMON STOCK	JAPAN	119,600	3,197,788
SEVEN BANK LTD	COMMON STOCK	JAPAN	89	188,633
SHARP CORP	COMMON STOCK	JAPAN	170,000	1,752,610
SHIBAURA MECHATRONICS CORP	COMMON STOCK	JAPAN	8,000	31,136
SHIBUSAWA WAREHOUSE CO LTD	COMMON STOCK	JAPAN	23,000	81,313
SHIGA BANK LTD/THE	COMMON STOCK	JAPAN	37,000	201,103
SHIKOKU BANK LTD/THE	COMMON STOCK	JAPAN	18,000	55,886
SHIKOKU ELECTRIC POWER CO	COMMON STOCK	JAPAN	33,000	971,584
SHIMADZU CORP	COMMON STOCK	JAPAN	46,000	357,577
SHIMAMURA CO LTD	COMMON STOCK	JAPAN	3,900	361,927
SHIMANO INC	COMMON STOCK	JAPAN	12,800	651,797
SHIMIZU BANK LTD/THE	COMMON STOCK	JAPAN	4,000	172,994
SHIMIZU CORP	COMMON STOCK	JAPAN	111,000	474,550
SHIN ETSU CHEMICAL CO LTD	COMMON STOCK	JAPAN	66,400	3,598,462
SHIN KOBE ELECTRIC MACHINERY	COMMON STOCK	JAPAN	4,000	48,347
SHINKAWA LTD	COMMON STOCK	JAPAN	1,700	17,443
SHINKO ELECTRIC INDUSTRIES	COMMON STOCK	JAPAN	12,700	142,455
SHINKO PLANTECH CO LTD	COMMON STOCK	JAPAN	8,500	78,524
SHINSEI BANK LTD	COMMON STOCK	JAPAN	221,000	288,555
SHIONOGI + CO LTD	COMMON STOCK	JAPAN	54,000	1,064,328
SHIP HEALTHCARE HOLDINGS INC	COMMON STOCK	JAPAN	2,000	26,247
SHISEIDO CO LTD	COMMON STOCK	JAPAN	58,000	1,267,691
SHIZUOKA BANK LTD/THE	COMMON STOCK	JAPAN	110,000	1,015,741
SHIZUOKA GAS CO LTD	COMMON STOCK	JAPAN	10,000	59,915
SHO BOND HOLDINGS CO LTD	COMMON STOCK	JAPAN	6,600	139,326
SHOWA DENKO K K	COMMON STOCK	JAPAN	215,000	484,538
SHOWA SANGYO CO LTD	COMMON STOCK	JAPAN	30,000	88,000
SHOWA SHELL SEKIYU KK	COMMON STOCK	JAPAN	36,500	334,528
SINANEN CO LTD	COMMON STOCK	JAPAN	59,000	271,761
SINFONIA TECHNOLOGY CO LTD	COMMON STOCK	JAPAN	7,000	18,115
SMC CORP	COMMON STOCK	JAPAN	10,600	1,816,412
SO NET ENTERTAINMENT CORP	COMMON STOCK	JAPAN	13	39,040
SOFTBANK CORP	COMMON STOCK	JAPAN	128,400	4,447,125
SOJITZ CORP	COMMON STOCK	JAPAN	234,700	514,591
SONY CORP	COMMON STOCK	JAPAN	159,000	5,732,215
SONY FINANCIAL HOLDINGS INC	COMMON STOCK	JAPAN	158	639,480
SOTETSU HOLDINGS INC	COMMON STOCK	JAPAN	56,000	185,726
SPARX GROUP CO LTD	COMMON STOCK	JAPAN	89	10,041
SQUARE ENIX HOLDINGS CO LTD	COMMON STOCK	JAPAN	12,100	214,764
SRI SPORTS LTD	COMMON STOCK	JAPAN	192	212,571
STANLEY ELECTRIC CO LTD	COMMON STOCK	JAPAN	28,900	539,840

STARBUCKS COFFEE JAPAN LTD	COMMON STOCK	JAPAN	117	63,329
SUMCO CORP	COMMON STOCK	JAPAN	24,700	352,925
SUMITOMO BAKELITE CO LTD	COMMON STOCK	JAPAN	30,000	176,682
SUMITOMO CHEMICAL CO LTD	COMMON STOCK	JAPAN	287,000	1,414,179
SUMITOMO CORP	COMMON STOCK	JAPAN	181,500	2,568,529
SUMITOMO ELECTRIC INDUSTRIES	COMMON STOCK	JAPAN	126,700	1,760,324
SUMITOMO FORESTRY CO LTD	COMMON STOCK	JAPAN	21,600	189,887
SUMITOMO HEAVY INDUSTRIES	COMMON STOCK	JAPAN	104,000	668,486
SUMITOMO METAL INDUSTRIES	COMMON STOCK	JAPAN	515,000	1,268,767
SUMITOMO METAL MINING CO LTD	COMMON STOCK	JAPAN	102,000	1,782,061
SUMITOMO MITSUI FINANCIAL GR	COMMON STOCK	JAPAN	206,700	7,365,198
SUMITOMO OSAKA CEMENT CO LTD	COMMON STOCK	JAPAN	41,000	92,916
SUMITOMO PRECISION PRODUCTS	COMMON STOCK	JAPAN	34,000	166,316
SUMITOMO REALTY + DEVELOPMNT	COMMON STOCK	JAPAN	64,000	1,528,484
SUMITOMO RUBBER INDUSTRIES	COMMON STOCK	JAPAN	32,100	335,567
SUMITOMO TRUST + BANKING CO	COMMON STOCK	JAPAN	256,000	1,615,058
SURUGA BANK LTD	COMMON STOCK	JAPAN	43,000	400,589
SUZUKEN CO LTD	COMMON STOCK	JAPAN	12,400	378,982
SUZUKI MOTOR CORP	COMMON STOCK	JAPAN	59,400	1,463,170
SYSMEX CORP	COMMON STOCK	JAPAN	3,000	208,131
T GAIA CORP	COMMON STOCK	JAPAN	83	147,900
T RAD CO LTD	COMMON STOCK	JAPAN	19,000	78,054
T+D HOLDINGS INC	COMMON STOCK	JAPAN	37,000	938,300
TACHI S CO LTD	COMMON STOCK	JAPAN	2,300	37,682
TAIHEI DENGYO KAISHA LTD	COMMON STOCK	JAPAN	5,000	40,977
TAIHEIYO CEMENT CORP	COMMON STOCK	JAPAN	179,000	229,342
TAIKISHA LTD	COMMON STOCK	JAPAN	5,800	102,924
TAISEI CORP	COMMON STOCK	JAPAN	184,000	430,737
TAISHO PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	23,000	503,754
TAIYO NIPPON SANSO CORP	COMMON STOCK	JAPAN	52,000	459,293
TAIYO YUDEN CO LTD	COMMON STOCK	JAPAN	12,000	183,190
TAKAMATSU CONSTRUCTION GROUP	COMMON STOCK	JAPAN	600	8,119
TAKARA BIO INC	COMMON STOCK	JAPAN	10	24,893
TAKARA HOLDINGS INC	COMMON STOCK	JAPAN	20,000	117,775
TAKASHIMAYA CO LTD	COMMON STOCK	JAPAN	53,000	454,408
TAKEDA PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	120,200	5,917,907
TAKIRON CO LTD	COMMON STOCK	JAPAN	6,000	20,626
TAMRON CO LTD	COMMON STOCK	JAPAN	4,800	100,006
TDK CORP	COMMON STOCK	JAPAN	22,700	1,579,283
TEIJIN LTD	COMMON STOCK	JAPAN	166,000	709,645
TEMP HOLDINGS CO LTD	COMMON STOCK	JAPAN	6,600	61,220
TERUMO CORP	COMMON STOCK	JAPAN	30,800	1,733,681
THK CO LTD	COMMON STOCK	JAPAN	20,800	478,174
TKC CORP	COMMON STOCK	JAPAN	11,000	233,194
TOA CORP	COMMON STOCK	JAPAN	34,000	39,806
TOBU RAILWAY CO LTD	COMMON STOCK	JAPAN	137,000	769,877
TOCALO CO LTD	COMMON STOCK	JAPAN	800	15,441
TOCHIGI BANK LTD/THE	COMMON STOCK	JAPAN	10,000	47,446
TOENEC CORP	COMMON STOCK	JAPAN	11,000	63,060
TOHO CO LTD	COMMON STOCK	JAPAN	19,900	319,760
TOHO GAS CO LTD	COMMON STOCK	JAPAN	88,000	440,398
TOHO HOLDINGS CO LTD	COMMON STOCK	JAPAN	3,600	49,281
TOHO REAL ESTATE CO LTD	COMMON STOCK	JAPAN	2,300	16,781
TOHO TITANIUM CO LTD	COMMON STOCK	JAPAN	5,200	125,655
TOHO ZINC CO LTD	COMMON STOCK	JAPAN	51,000	271,894
TOHOKU ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	78,000	1,740,614
TOHOKUSHINSHA FILM CORP	COMMON STOCK	JAPAN	10,900	59,402
TOKAI CORP	COMMON STOCK	JAPAN	22,000	91,391
TOKAI RIKA CO LTD	COMMON STOCK	JAPAN	10,200	192,858
TOKEN CORP	COMMON STOCK	JAPAN	130	4,892
TOKIO MARINE HOLDINGS INC	COMMON STOCK	JAPAN	106,200	3,175,357
TOKUYAMA CORPORATION	COMMON STOCK	JAPAN	42,000	217,307
TOKYO ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	225,200	5,505,541
TOKYO ELECTRON LTD	COMMON STOCK	JAPAN	31,700	2,006,188
TOKYO GAS CO LTD	COMMON STOCK	JAPAN	425,000	1,885,895
TOKYO ROPE MFG CO LTD	COMMON STOCK	JAPAN	20,000	66,763
TOKYO SEIMITSU CO LTD	COMMON STOCK	JAPAN	3,400	53,140
TOKYO STEEL MFG CO LTD	COMMON STOCK	JAPAN	20,400	222,693
TOKYO TATEMONO CO LTD	COMMON STOCK	JAPAN	53,000	245,462
TOKYOTOKEIBA CO LTD	COMMON STOCK	JAPAN	26,000	39,736
TOKYU CONSTRUCTION CO LTD	COMMON STOCK	JAPAN	8,270	25,067
TOKYU CORP	COMMON STOCK	JAPAN	206,000	944,436
TOKYU LAND CORP	COMMON STOCK	JAPAN	81,000	407,046
TOMONY HOLDINGS INC	COMMON STOCK	JAPAN	29,000	113,967
TOMY COMPANY LTD	COMMON STOCK	JAPAN	41,900	354,755
TONENGENERAL SEKIYU KK	COMMON STOCK	JAPAN	50,000	547,266
TOP REIT INC	REIT	JAPAN	2	13,461
TOPCON CORP	COMMON STOCK	JAPAN	19,400	119,743
TOPIX INDEX FUTURES	MAR11 XTKS3 11 20110	JAPAN	1,050,000	222,028
TOPPAN PRINTING CO LTD	COMMON STOCK	JAPAN	94,000	859,157

TORAY INDUSTRIES INC	COMMON STOCK	JAPAN	245,000	1,464,087
TORII PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	6,400	138,592
TORISHIMA PUMP MFG CO LTD	COMMON STOCK	JAPAN	9,200	194,237
TOSHIBA CORP	COMMON STOCK	JAPAN	594,000	3,236,622
TOSOH CORP	COMMON STOCK	JAPAN	92,000	299,106
TOTO LTD	COMMON STOCK	JAPAN	50,000	362,756
TOWA BANK LTD/THE	COMMON STOCK	JAPAN	20,000	18,979
TOWA PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	1,300	72,260
TOYO CORP	COMMON STOCK	JAPAN	7,200	77,194
TOYO ENGINEERING CORP	COMMON STOCK	JAPAN	18,000	69,828
TOYO KANETSU K K	COMMON STOCK	JAPAN	56,000	100,061
TOYO KOHAN CO LTD	COMMON STOCK	JAPAN	6,000	37,031
TOYO SEIKAN KAISHA LTD	COMMON STOCK	JAPAN	24,500	466,210
TOYO SUISAN KAISHA LTD	COMMON STOCK	JAPAN	17,000	378,492
TOYOBO CO LTD	COMMON STOCK	JAPAN	110,000	196,292
TOYODA GOSEI CO LTD	COMMON STOCK	JAPAN	12,500	293,623
TOYOTA BOSHOKU CORP	COMMON STOCK	JAPAN	11,700	206,681
TOYOTA INDUSTRIES CORP	COMMON STOCK	JAPAN	31,000	962,675
TOYOTA MOTOR CORP	COMMON STOCK	JAPAN	438,700	17,293,771
TOYOTA TSUSHO CORP	COMMON STOCK	JAPAN	39,100	688,737
TRANSCOSMOS INC	COMMON STOCK	JAPAN	3,600	35,706
TREND MICRO INC	COMMON STOCK	JAPAN	19,500	643,756
TRUSCO NAKAYAMA CORP	COMMON STOCK	JAPAN	1,700	28,562
TS TECH CO LTD	COMMON STOCK	JAPAN	6,800	131,913
TSUGAMI CORP	COMMON STOCK	JAPAN	11,000	78,045
TSUKISHIMA KIKAI CO LTD	COMMON STOCK	JAPAN	10,000	74,307
TSUKUBA BANK LTD	COMMON STOCK	JAPAN	9,700	33,950
TSUMURA + CO	COMMON STOCK	JAPAN	7,300	236,541
TSURUHA HOLDINGS INC	COMMON STOCK	JAPAN	700	33,428
TSUTSUMI JEWELRY CO LTD	COMMON STOCK	JAPAN	7,300	194,746
UBE INDUSTRIES LTD	COMMON STOCK	JAPAN	183,000	549,926
UCHIDA YOKO CO LTD	COMMON STOCK	JAPAN	19,000	70,233
ULVAC INC	COMMON STOCK	JAPAN	3,400	88,845
UNICHARM CORP	COMMON STOCK	JAPAN	19,500	775,416
UNIDEN CORP	COMMON STOCK	JAPAN	16,000	49,391
UNIHAIR CO LTD	COMMON STOCK	JAPAN	6,100	81,919
UNIPRES CORP	COMMON STOCK	JAPAN	4,500	89,729
UNITED ARROWS LTD	COMMON STOCK	JAPAN	7,400	112,195
UNITED URBAN INVESTMENT CORP	REIT	JAPAN	186	238,033
UNITIKA LTD	COMMON STOCK	JAPAN	89,000	81,144
UNIVERSAL ENTERTAINMENT CORP	COMMON STOCK	JAPAN	4,800	140,440
UNY CO LTD	COMMON STOCK	JAPAN	32,000	323,629
USEN CORP	COMMON STOCK	JAPAN	15,940	13,954
USHIO INC	COMMON STOCK	JAPAN	23,000	438,592
USS CO LTD	COMMON STOCK	JAPAN	4,780	391,150
VALOR CO LTD	COMMON STOCK	JAPAN	8,600	74,324
WACOAL HOLDINGS CORP	COMMON STOCK	JAPAN	1,000	14,371
WACOM CO LTD	COMMON STOCK	JAPAN	1	1,590
WATAMI CO LTD	COMMON STOCK	JAPAN	1,300	26,297
WEST JAPAN RAILWAY CO	COMMON STOCK	JAPAN	313	1,171,247
WORKS APPLICATIONS CO LTD	COMMON STOCK	JAPAN	97	50,530
YACHIYO BANK LTD/THE	COMMON STOCK	JAPAN	1,800	47,155
YAHOO JAPAN CORP	COMMON STOCK	JAPAN	2,780	1,079,165
YAKULT HONSHA CO LTD	COMMON STOCK	JAPAN	17,100	492,878
YAMADA DENKI CO LTD	COMMON STOCK	JAPAN	16,100	1,099,009
YAMAGUCHI FINANCIAL GROUP IN	COMMON STOCK	JAPAN	39,000	395,197
YAMAHA CORP	COMMON STOCK	JAPAN	31,500	391,422
YAMAHA MOTOR CO LTD	COMMON STOCK	JAPAN	35,200	573,711
YAMATAKE CORP	COMMON STOCK	JAPAN	5,000	118,594
YAMATO HOLDINGS CO LTD	COMMON STOCK	JAPAN	69,000	982,471
YAMATO KOGYO CO LTD	COMMON STOCK	JAPAN	6,700	202,570
YAMAZAKI BAKING CO LTD	COMMON STOCK	JAPAN	24,000	289,570
YAOKO CO LTD	COMMON STOCK	JAPAN	2,400	73,332
YASKAWA ELECTRIC CORP	COMMON STOCK	JAPAN	42,000	397,236
YOKOGAWA ELECTRIC CORP	COMMON STOCK	JAPAN	41,400	329,302
YOKOHAMA REITO CO LTD	COMMON STOCK	JAPAN	21,000	143,911
YOKOHAMA RUBBER CO LTD	COMMON STOCK	JAPAN	36,000	186,222
YOMIURI LAND CO LTD	COMMON STOCK	JAPAN	9,000	30,285
YONEKYU CORP	COMMON STOCK	JAPAN	7,500	62,294
YURTEC CORP	COMMON STOCK	JAPAN	1,000	3,980
YUSEN LOGISTICS CO LTD	COMMON STOCK	JAPAN	3,300	48,025
YUSHIN PRECISION EQUIPMENT	COMMON STOCK	JAPAN	7,800	153,853
ZAPPALLAS INC	COMMON STOCK	JAPAN	32	48,533
ZENRIN CO LTD	COMMON STOCK	JAPAN	2,700	30,181
ZENSHO CO LTD	COMMON STOCK	JAPAN	49,700	495,586
ZERIA PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	35,000	426,769
ATRIUM EUROPEAN REAL ESTATE	COMMON STOCK NPV	JERSEY, C.I.	53,498	313,749
HERITAGE OIL PLC	COMMON STOCK	JERSEY, C.I.	23,615	166,079
RANDGOLD RESOURCES LTD	COMMON STOCK USD.05	JERSEY, C.I.	11,014	909,775
JORDANIAN DINAR		JORDAN	43,667	61,659

AMOREPACIFIC CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	627	629,241
ASIANA AIRLINES	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	20,904	177,809
BINGGRAE CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	5,170	255,229
BUSAN BANK	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	27,725	350,311
CELLTRION INC	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	9,380	276,738
CHEIL INDUSTRIES INC	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	9,270	915,774
CHEIL WORLDWIDE INC	COMMON STOCK KRW200.0	KOREA, REPUBLIC OF	15,000	183,056
CHONG KUN DANG PHARM CORP	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	740	14,712
CHOSUN REFRACTORIES	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,447	85,016
CJ CGV CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	15,920	394,234
CJ CHEILJEDANG CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,468	280,534
CJ CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	2,310	160,411
DAEGU BANK	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	22,920	314,915
DAEGU DEPARTMENT STORE	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	2,080	25,000
DAELIM INDUSTRIAL CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	5,340	552,622
DAEWOO ENGINEERING + CONSTR	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	33,894	387,069
DAEWOO INTERNATIONAL CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	9,717	309,374
DAEWOO MOTOR SALES CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	11,230	22,116
DAEWOO SECURITIES CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	24,150	558,933
DAEWOO SHIPBUILDING + MARINE	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	18,340	598,702
DONG A PHARMACEUTICAL CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	962	104,209
DONG AH CONST IND	EDR REPR 1/2 COM KRW5000	KOREA, REPUBLIC OF	434	—
DONGBU CORPORATION	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	16,670	119,683
DONGBU INSURANCE CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	7,520	298,012
DONGKUK STEEL MILL CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	6,980	215,778
DONGWON INDUSTRIES CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	183	22,328
DOOSAN CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,830	248,287
DOOSAN ENGINEERING + CONSTRU	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	7,800	46,050
DOOSAN HEAVY INDUSTRIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,010	458,547
DOOSAN INFRACORE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	13,880	342,115
FAWOO TECHNOLOGY CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	4,116	27,949
FURSYS INC	COMMON STOCK KRW1000.	KOREA, REPUBLIC OF	10,920	288,660
GLOVIS CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	1,830	243,147
GS ENGINEERING + CONSTRUCT	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	6,840	699,096
GS HOLDINGS	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	9,901	568,373
GS HOME SHOPPING INC	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,575	151,595
GWANGJUSHINSEGAE CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	328	52,165
HANA FINANCIAL GROUP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	31,026	1,183,101
HANJIN HEAVY INDUS + CONST	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	6,172	205,483
HANJIN P+C CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	8,604	77,229
HANJIN SHIPPING CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	11,153	378,049
HANJIN SHIPPING HOLDINGS CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	6,709	110,840
HANKOOK TIRE CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	19,020	531,629
HANSSEM CO LTD	COMMON STOCK KRW1000.0	KOREA, REPUBLIC OF	8,190	99,848
HANWHA CHEMICAL CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	15,205	421,895
HANWHA CORPORATION	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	8,630	358,571
HITE BREWERY CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,108	117,973
HITE HOLDINGS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,402	24,942
HMC INVESTMENT SECURITIES CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	2,980	55,595
HONAM PETROCHEMICAL CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	2,530	599,236
HYNIX SEMICONDUCTOR INC	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	76,760	1,642,363
HYOSUNG CORPORATION	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	4,463	419,927
HYUNDAI DEPT STORE CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	2,598	319,238
HYUNDAI DEVELOPMENT COMPANY	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	12,280	367,808
HYUNDAI ENGINEERING + CONST	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	9,740	619,961
HYUNDAI GREENFOOD CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	10,100	100,061
HYUNDAI HEAVY INDUSTRIES	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	6,750	2,632,392
HYUNDAI MARINE + FIRE INS CO	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	10,330	237,883
HYUNDAI MIPO DOCKYARD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	2,300	453,622
HYUNDAI MOBIS	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	10,880	2,723,797
HYUNDAI MOTOR CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	27,230	4,159,271
HYUNDAI MOTOR CO LTD 2ND PFD	PREFERENCE	KOREA, REPUBLIC OF	4,070	227,634
HYUNDAI SECURITIES CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	26,855	352,107
HYUNDAI STEEL CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	10,770	1,180,489
INDUSTRIAL BANK OF KOREA	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	35,210	581,236
INFRAWARE INC	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	6,373	46,239
INTERPARK CORPORATION	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	28	114
JINSUNG T.E.C.	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	6,893	60,262
KANGWON LAND INC	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	21,390	526,835
KB FINANCIAL GROUP INC	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	55,449	2,921,610
KCC CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,010	356,211
KEANGNAM ENTERPRISES LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	18,340	165,369
KIA MOTORS CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	37,270	1,658,176
KOMIPHARM INTERNATIONAL CO	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	1,053	35,244
KOREA ELECTRIC POWER CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	44,320	1,183,725
KOREA EXCHANGE BANK	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	49,490	514,222
KOREA GAS CORPORATION	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	4,560	195,429
KOREA INVESTMENT HOLDINGS CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	7,640	300,335
KOREA LINE CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,642	37,816
KOREA ZINC CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,910	465,037

KOREAN AIR LINES CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	6,569	406,209
KOREAN REINSURANCE CO	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	16,753	174,133
KT CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	23,764	974,371
KT+G CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	18,100	1,043,249
KTB SECURITIES CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	10,550	50,449
KTHITEL CO LTD	COMMON STOCK KRW1000.0	KOREA, REPUBLIC OF	15,297	110,984
KUMHO INDUSTRIAL CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	11,071	163,397
KYUNGDONG PHARM CO LTD	COMMON STOCK KRW1000.0	KOREA, REPUBLIC OF	4,287	32,395
LG CHEM LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	8,549	2,943,664
LG CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	17,990	1,383,178
LG DISPLAY CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	34,490	1,212,528
LG ELECTRONICS INC	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	16,197	1,700,982
LG FASHION CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	9	250
LG HAUSYS LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,251	96,087
LG HOUSEHOLD + HEALTH CARE	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,930	662,959
LG INNOTEK CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,428	286,368
LG INTERNATIONAL CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	4,730	163,016
LG UPLUS CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	43,917	278,803
LOTTE CONFECTIONERY CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	140	186,094
LOTTE SHOPPING CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,960	816,666
LOTTE TOUR DEVELOPMENT CO LT	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	984	19,747
LS CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	3,710	352,554
LS INDUSTRIAL SYSTEMS	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	2,680	215,443
MIRAE ASSET SECURITIES CO LT	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	4,504	237,484
MODETOUR NETWORK INC	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	11,040	350,393
MOORIM P+P CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	12,780	141,375
MOORIM PAPER CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	8,450	65,930
NAMKWANG ENG + CONSTRUCTION	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	718	2,213
NCSOFT CORPORATION	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	2,180	404,577
NH INVESTMENT + SECURITIES	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	9,210	84,308
NHN CORP	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	7,370	1,470,644
NONG SHIM CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	300	53,811
NONG SHIM HOLDINGS CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,463	74,878
OCI CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	2,350	682,674
ORION CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	580	199,393
PARADISE CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	20,634	73,495
POSCO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	9,582	4,103,682
POSCO ADR	ADR	KOREA, REPUBLIC OF	2,513	270,625
PUSAN CITY GAS CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	5,060	92,888
S OIL CORPORATION	COMMON STOCK KRW2500.0	KOREA, REPUBLIC OF	9,000	733,009
S1 CORPORATION	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	3,360	167,402
SAM YOUNG ELECTRONICS CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	3,280	34,507
SAMSUNG C+T CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	24,360	1,722,764
SAMSUNG CARD CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	6,840	386,059
SAMSUNG ELECTRO MECHANICS CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	10,910	1,189,952
SAMSUNG ELECTRONICS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,881	14,942,559
SAMSUNG ELECTRONICS PFD	PREFERENCE	KOREA, REPUBLIC OF	3,360	1,920,844
SAMSUNG ENGINEERING CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,150	1,039,162
SAMSUNG FINE CHEMICALS CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	2,730	199,362
SAMSUNG FIRE + MARINE INS	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	6,170	1,222,740
SAMSUNG HEAVY INDUSTRIES	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	33,020	1,216,059
SAMSUNG LIFE INSURANCE CO	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	6,800	614,151
SAMSUNG SDI CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	6,670	986,083
SAMSUNG SECURITIES CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	10,260	795,744
SAMSUNG TECHWIN CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	7,155	651,832
SEBANG CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	1,010	13,834
SEOBU T+D	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	1,213	19,399
SEOUL SEMICONDUCTOR CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	9,750	347,728
SFA ENGINEERING CORP	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	3,712	162,060
SHINHAN FINANCIAL GROUP LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	67,274	3,135,414
SHINSEGAE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,520	1,363,185
SK HOLDINGS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,471	672,034
SK INNOVATION CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	11,588	1,975,681
SK NETWORKS CO LTD	COMMON STOCK KRW2500.0	KOREA, REPUBLIC OF	14,100	168,512
SK TELECOM	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	5,460	834,634
SK TELECOM CO LTD ADR	ADR	KOREA, REPUBLIC OF	6,377	118,804
SOUTH KOREAN WON		KOREA, REPUBLIC OF	1,048,401,953	923,784
STX OFFSHORE + SHIPBUILDING	COMMON STOCK KRW2500.0	KOREA, REPUBLIC OF	9,180	202,079
STX PAN OCEAN CO LTD	COMMON STOCK KRW1000.0	KOREA, REPUBLIC OF	19,670	198,129
TAIHAN ELECTRIC WIRE CO LTD	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	9,877	55,497
THINKWARE SYSTEMS CORP	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	18,090	230,198
TONG YANG SECURITIES INC	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	16,082	140,794
UNISON CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	1,159	6,416
WOONGJIN COWAY CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	8,660	307,287
WOONGJIN THINKBIG CO LTD	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	8,480	163,686
WOORI FINANCE HOLDINGS CO	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	46,660	636,647
WOORI INVESTMENT + SECURITIE	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	16,940	351,807
YOUNGONE CORP	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	6,536	60,421
YUHAN CORPORATION	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	1,543	235,865
VERWALTUNGS UND PRIVAT BA BR	COMMON STOCK CHF10.0	LIECHTENSTEIN	321	39,561

ARCELORMITTAL	COMMON STOCK	LUXEMBOURG	134,265	5,128,345
MILLICOM INTL CELLULAR SDR	RECEIPT USD1.5	LUXEMBOURG	13,257	1,272,319
ORIFLAME COSMETICS SA SDR	RECEIPT NPV	LUXEMBOURG	6,850	360,501
REGUS PLC	COMMON STOCK GBP.01	LUXEMBOURG	88,400	119,474
SES	RECEIPT NPV	LUXEMBOURG	56,624	1,354,779
TENARIS SA	COMMON STOCK USD1.0	LUXEMBOURG	59,776	1,470,454
SANDS CHINA LTD	COMMON STOCK USD.01	MACAO	403,200	892,121
WYNN MACAU LTD	COMMON STOCK HKD.001	MACAO	256,400	572,589
AIRASIA BHD	COMMON STOCK MYR.1	MALAYSIA	360,400	295,471
ALLIANCE FINANCIAL GROUP BHD	COMMON STOCK MYR1.	MALAYSIA	121,700	119,954
AMMB HOLDINGS BHD	COMMON STOCK MYR1.	MALAYSIA	285,025	649,520
AXIATA GROUP BERHAD	COMMON STOCK MYR1.	MALAYSIA	420,529	647,427
BANDAR RAYA DEVELOPMENTS BHD	COMMON STOCK MYR1.	MALAYSIA	91,200	69,493
BERJAYA SPORTS TOTO BERHAD	COMMON STOCK MYR.1	MALAYSIA	145,660	212,558
BRITISH AMERICAN TOBACCO BHD	COMMON STOCK MYR.5	MALAYSIA	23,519	343,187
BURSA MALAYSIA BHD	COMMON STOCK MYR.5	MALAYSIA	57,100	144,399
CIMB GROUP HOLDINGS BHD	COMMON STOCK MYR1.	MALAYSIA	886,408	2,442,360
DIGI.COM BHD	COMMON STOCK MYR.1	MALAYSIA	26,900	214,074
GAMUDA BHD	COMMON STOCK MYR1.	MALAYSIA	254,444	314,277
GENTING BHD	COMMON STOCK MYR.1	MALAYSIA	334,500	1,212,317
GENTING MALAYSIA BHD	COMMON STOCK MYR.1	MALAYSIA	459,650	505,118
GENTING PLANTATIONS BHD	COMMON STOCK MYR.5	MALAYSIA	39,500	113,728
HONG LEONG BANK BERHAD	COMMON STOCK MYR1.	MALAYSIA	86,700	258,546
HONG LEONG FINANCIAL GROUP	COMMON STOCK MYR1.	MALAYSIA	33,800	97,430
IGB CORPORATION BHD	COMMON STOCK MYR.5	MALAYSIA	134,300	90,591
IJM CORP BHD	COMMON STOCK MYR1.	MALAYSIA	138,040	278,871
IOI CORPORATION BERHAD	COMMON STOCK MYR.1	MALAYSIA	638,932	1,202,923
KLCC PROPERTY HOLDINGS BHD	COMMON STOCK MYR1.	MALAYSIA	76,400	83,007
KNM GROUP BHD	COMMON STOCK MYR1.	MALAYSIA	94,218	86,778
KUALA LUMPUR KEPONG BERHAD	COMMON STOCK MYR1.0	MALAYSIA	78,196	560,177
KUMPULAN PERANGSANG SELANGOR	COMMON STOCK MYR1.0	MALAYSIA	13,400	5,864
LAFARGE MALAYAN CEMENT BHD	COMMON STOCK MYR1.	MALAYSIA	59,880	148,909
LINGKARAN TRANS KOTA HLDGS	COMMON STOCK MYR.2	MALAYSIA	159,100	183,633
LION DIVERSIFIED HOLDINGS	COMMON STOCK MYR.5	MALAYSIA	255,600	40,959
LION INDUSTRIES CORP BHD	COMMON STOCK MYR1.0	MALAYSIA	211,300	134,929
MALAYAN BANKING BHD	COMMON STOCK MYR1.	MALAYSIA	649,850	1,790,097
MALAYSIAN AIRLINE SYSTEM BHD	COMMON STOCK MYR1.	MALAYSIA	115,162	78,015
MALAYSIAN RESOURCES CORP BHD	COMMON STOCK MYR1.0	MALAYSIA	1,394,300	899,183
MALAYSIAN RINGGIT		MALAYSIA	946,814	307,058
MAXIS BHD	COMMON STOCK MYR.1	MALAYSIA	360,600	619,809
MISC BHD	COMMON STOCK MYR1.	MALAYSIA	174,640	473,229
MMC CORP BHD	COMMON STOCK MYR.1	MALAYSIA	105,600	96,862
PETRA PERDANA BERHAD	COMMON STOCK MYR.5	MALAYSIA	216,700	74,488
PETRA PERDANA BHD WTS	CALL EXP 2015	MALAYSIA	29,550	6,085
PETRONAS CHEMICALS GROUP BHD	COMMON STOCK MYR.1	MALAYSIA	320,500	573,751
PETRONAS DAGANGAN BHD	COMMON STOCK MYR1.	MALAYSIA	45,400	172,224
PETRONAS GAS BERHAD	COMMON STOCK MYR1.0	MALAYSIA	90,500	328,400
PLUS EXPRESSWAYS BHD	COMMON STOCK MYR.25	MALAYSIA	274,400	401,805
PPB GROUP BERHAD	COMMON STOCK MYR1.0	MALAYSIA	86,800	485,754
PUBLIC BANK BERHAD	COMMON STOCK MYR1.	MALAYSIA	19	80
PUBLIC BANK BHD FOREIGN MKT	COMMON STOCK MYR1.0	MALAYSIA	191,710	808,336
RANHILL BHD	COMMON STOCK MYR1.0	MALAYSIA	931,400	264,252
RHB CAPITAL BERHAD	COMMON STOCK MYR1.0	MALAYSIA	109,800	310,429
SCOMI GROUP BHD	COMMON STOCK MYR.1	MALAYSIA	1,349,200	159,572
SIME DARBY BERHAD	COMMON STOCK MYR.5	MALAYSIA	475,791	1,357,550
SP SETIA BHD	COMMON STOCK MYR.75	MALAYSIA	138,448	267,160
SUNRISE BHD	COMMON STOCK MYR1.0	MALAYSIA	81,400	82,313
TAN CHONG MOTOR HOLDINGS BHD	COMMON STOCK MYR.5	MALAYSIA	179,400	301,331
TELEKOM MALAYSIA BHD	COMMON STOCK MYR1.	MALAYSIA	186,902	212,721
TENAGA NASIONAL BERHAD	COMMON STOCK MYR1.0	MALAYSIA	236,644	641,608
TIME DOTCOM BHD	COMMON STOCK MYR1.0	MALAYSIA	401,400	103,412
UMW HOLDINGS BHD	COMMON STOCK MYR.5	MALAYSIA	84,800	193,028
UNISEM (M) BERHAD	COMMON STOCK MYR.5	MALAYSIA	386,100	287,731
WAH SEONG CORP BHD	COMMON STOCK MYR.5	MALAYSIA	270,838	181,540
WTK HOLDINGS BERHAD	COMMON STOCK MYR.5	MALAYSIA	153,900	63,234
YTL CORPORATION BERHAD	COMMON STOCK MYR.5	MALAYSIA	155,016	422,573
YTL POWER INTERNATIONAL BHD	COMMON STOCK MYR.5	MALAYSIA	10,384	8,214
ZELAN BHD	COMMON STOCK MYR.5	MALAYSIA	1,056,200	210,201
ALFA S.A.B. A	COMMON STOCK NPV	MEXICO	61,700	619,301
AMERICA MOVIL SAB DE C SER L	COMMON STOCK NPV	MEXICO	3,321,981	9,534,468
CEMEX SAB CPO	UNIT NPV	MEXICO	1,535,227	1,640,530
COCA COLA FEMSA SAB SER L	COMMON STOCK NPV	MEXICO	47,200	390,642
CONTROLADORA COML MEXIC UBC	UNIT NPV	MEXICO	59,400	74,166
CORPORACION GEO S.A. SER B	COMMON STOCK NPV	MEXICO	77,300	283,905
DESARROLLADORA HOMEX SA	COMMON STOCK NPV	MEXICO	29,200	165,224
EMPRESAS ICA SAB	COMMON STOCK NPV	MEXICO	84,500	215,874
FOMENTO ECONOMICO MEXICA UBD	UNIT NPV	MEXICO	417,000	2,334,510
GRUPO AEROPORTUARIO DEL B SH	COMMON STOCK NPV	MEXICO	92,100	375,449
GRUPO BIMBO SAB SERIES A	COMMON STOCK NPV	MEXICO	53,400	456,545
GRUPO CARSO SAB DE CV SER A1	COMMON STOCK NPV	MEXICO	116,661	742,586

GRUPO ELEKTRA SA	COMMON STOCK NPV	MEXICO	6,100	259,154
GRUPO FINANCIERO BANORTE O	COMMON STOCK NPV	MEXICO	253,436	1,206,153
GRUPO FINANCIERO INBURSA O	COMMON STOCK MXN1.00023	MEXICO	133,600	587,519
GRUPO MEXICO SA SER B	COMMON STOCK NPV	MEXICO	791,330	3,261,814
GRUPO MODELO S.A.B. SER C	COMMON STOCK NPV	MEXICO	94,400	587,417
GRUPO TELEVISA ORD PART CTF	COMMON STOCK NPV	MEXICO	476,000	2,458,343
INDUSTRIAS CH S.A.B. SER B	COMMON STOCK NPV	MEXICO	7,700	30,028
INDUSTRIAS PENOLES SAB DE CV	COMMON STOCK NPV	MEXICO	18,100	666,533
KIMBERLY CLARK MEXICO CL A	COMMON STOCK NPV	MEXICO	93,000	568,149
MEXICAN PESO (NEW)		MEXICO	9,921,489	804,402
TELEFONOS DE MEXICO SAB L	COMMON STOCK NPV	MEXICO	1,478,100	1,204,387
URBI DESARROLLOS URBANOS SA	COMMON STOCK NPV	MEXICO	69,700	163,937
WALMART DE MEXICO SER V	COMMON STOCK NPV	MEXICO	1,026,964	2,938,346
ALLIANCES DEVELOPPEMENT IMMO	COMMON STOCK MAD100.0	MOROCCO	1,028	93,214
ATTIJARIWAFA BANK	COMMON STOCK MAD10.0	MOROCCO	3,100	151,247
DOUJA PROM ADDOHA	COMMON STOCK MAD10.0	MOROCCO	39,333	490,627
MAROC TELECOM	COMMON STOCK MAD6.0	MOROCCO	20,825	374,392
MOROCCAN DIRHAM		MOROCCO	1,679,343	201,253
ACCELL GROUP	COMMON STOCK EUR.02	NETHERLANDS	2,163	109,645
AEGON NV	COMMON STOCK EUR.12	NETHERLANDS	248,466	1,528,692
AEX INDEX FUTURES	JAN11 XAMS1 21 20110	NETHERLANDS	9,000	46,485
AKZO NOBEL	COMMON STOCK EUR2.0	NETHERLANDS	38,887	2,429,904
ASML HOLDING NV	COMMON STOCK EUR.09	NETHERLANDS	80,789	3,141,922
BETER BED HOLDING NV	COMMON STOCK EUR.02	NETHERLANDS	2,224	63,475
BINCKBANK NV	COMMON STOCK EUR.1	NETHERLANDS	7,618	118,578
BOSKALIS WESTMINSTER	COMMON STOCK EUR.8	NETHERLANDS	12,104	580,779
BRIT INSURANCE HOLDINGS NV	COMMON STOCK EUR3.28	NETHERLANDS	4,523	73,820
BRUNEL INTERNATIONAL	COMMON STOCK EUR.05	NETHERLANDS	3,315	131,337
CORIO NV	REIT EUR10.0	NETHERLANDS	8,830	569,492
CRUCELL NV	COMMON STOCK EUR.24	NETHERLANDS	8,818	278,921
EADS NV	COMMON STOCK EUR1.0	NETHERLANDS	60,118	1,407,854
EXACT HOLDING NV	COMMON STOCK EUR.02	NETHERLANDS	3,117	85,946
FUGRO NV CVA	DUTCH CERT EUR.05	NETHERLANDS	12,674	1,047,304
HEINEKEN HOLDING NV	COMMON STOCK EUR1.6	NETHERLANDS	20,847	910,932
HEINEKEN NV	COMMON STOCK EUR1.6	NETHERLANDS	41,744	2,053,975
ING GROEP NV	CVA EUR0.24	NETHERLANDS	612,798	6,003,576
KONINKLIJKE AHOLD NV	COMMON STOCK EUR.3	NETHERLANDS	168,583	2,235,150
KONINKLIJKE BAM GROEP NV	COMMON STOCK EUR.1	NETHERLANDS	12,100	74,684
KONINKLIJKE DSM NV	COMMON STOCK EUR1.5	NETHERLANDS	27,226	1,558,274
KONINKLIJKE KPN NV	COMMON STOCK EUR.24	NETHERLANDS	242,786	3,559,653
KONINKLIJKE PHILIPS ELECTRON	COMMON STOCK EUR.2	NETHERLANDS	162,908	5,007,573
NEW WORLD RESOURCES NV A	COMMON STOCK EUR.4	NETHERLANDS	14,500	218,166
NUTRECO NV	COMMON STOCK EUR.24	NETHERLANDS	1,512	115,152
QIAGEN N.V.	COMMON STOCK EUR.01	NETHERLANDS	35,461	696,322
RANDSTAD HOLDING NV	COMMON STOCK EUR.1	NETHERLANDS	14,274	756,663
REED ELSEVIER NV	COMMON STOCK EUR.07	NETHERLANDS	127,713	1,587,677
ROYAL DUTCH SHELL PLC A SHS	COMMON STOCK EUR.07	NETHERLANDS	569,515	19,090,017
SBM OFFSHORE NV	COMMON STOCK EUR.25	NETHERLANDS	30,051	676,946
SNS REAAL	COMMON STOCK EUR1.63	NETHERLANDS	23,861	102,368
TEN CATE NV	COMMON STOCK EUR2.5	NETHERLANDS	3,796	142,756
TKH GROUP NV	CVA EUR0.25 (POST SUBD)	NETHERLANDS	10,479	275,825
TNT NV	COMMON STOCK EUR.48	NETHERLANDS	60,760	1,612,489
TOMTOM	COMMON STOCK EUR.2	NETHERLANDS	18,661	197,986
UNILEVER NV CVA	DUTCH CERT EUR.16	NETHERLANDS	253,694	7,923,855
UNIT 4 NV	COMMON STOCK EUR.05	NETHERLANDS	4,908	159,673
USG PEOPLE NV	COMMON STOCK EUR.5	NETHERLANDS	7,963	162,665
VASTNED OFFICES/INDUSTRIAL	REIT EUR5.0	NETHERLANDS	4,559	76,820
VOPAK	COMMON STOCK EUR.5	NETHERLANDS	11,268	535,077
WOLTERS KLUWER	COMMON STOCK EUR.12	NETHERLANDS	56,720	1,248,332
AMP NZ OFFICE LTD	REIT NPV	NEW ZEALAND	428,022	261,014
AUCKLAND INTL AIRPORT LTD	COMMON STOCK NPV	NEW ZEALAND	179,508	305,413
CONTACT ENERGY LIMITED	COMMON STOCK NPV	NEW ZEALAND	47,948	233,305
FISHER + PAYKEL APPLIANCES H	COMMON STOCK NPV	NEW ZEALAND	399,204	174,431
FLETCHER BUILDING LTD	COMMON STOCK NPV	NEW ZEALAND	55,387	331,267
MAINFREIGHT LTD	COMMON STOCK NPV	NEW ZEALAND	133,446	812,996
NEW ZEALAND DOLLAR		NEW ZEALAND	75,930	59,317
SKY CITY ENTERTAINMENT GROUP	COMMON STOCK NPV	NEW ZEALAND	111,640	282,525
TELECOM CORP OF NEW ZEALAND	COMMON STOCK NPV	NEW ZEALAND	97,121	164,584
TOWER LTD	COMMON STOCK NPV	NEW ZEALAND	94,440	154,261
ABG SUNDAL COLLIER HOLDING	COMMON STOCK NOK.23	NORWAY	94,484	139,720
AKER SOLUTIONS ASA	COMMON STOCK NOK2.	NORWAY	32,113	549,027
ATEA ASA	COMMON STOCK NOK10.	NORWAY	15,958	161,199
BW OFFSHORE LTD	COMMON STOCK USD.01	NORWAY	155,965	437,766
DNB NOR ASA	COMMON STOCK NOK10.	NORWAY	174,849	2,463,393
DNO INTERNATIONAL ASA	COMMON STOCK NOK.25	NORWAY	128,873	201,197
EDB ERGOGROUP ASA	COMMON STOCK NOK1.75	NORWAY	43,376	118,806
ELTEK ASA	COMMON STOCK NOK1.	NORWAY	59,555	33,701
FRED OLSEN ENERGY ASA	COMMON STOCK NOK20.	NORWAY	1,255	55,701
MARINE HARVEST	COMMON STOCK NOK.75	NORWAY	337,000	357,522
NORSK HYDRO ASA	COMMON STOCK NOK1.098	NORWAY	179,636	1,318,728

NORWEGIAN AIR SHUTTLE AS	COMMON STOCK NOK.1	NORWAY	6,855	138,620
NORWEGIAN KRONE		NORWAY	596,008	102,539
NORWEGIAN PROPERTY ASA	COMMON STOCK NOK.5	NORWAY	16,201	28,865
OPERA SOFTWARE ASA	COMMON STOCK NOK.02	NORWAY	28,642	142,999
ORKLA ASA	COMMON STOCK NOK1.25	NORWAY	162,169	1,583,007
PETROLEUM GEO SERVICES	COMMON STOCK NOK3.	NORWAY	33,267	520,856
RENEWABLE ENERGY CORP ASA	COMMON STOCK NOK1.	NORWAY	67,899	208,183
SEVAN MARINE ASA	COMMON STOCK NOK.2	NORWAY	47,769	53,530
STATOIL ASA	COMMON STOCK NOK2.5	NORWAY	204,526	4,880,140
STOREBRAND ASA	COMMON STOCK NOK5.	NORWAY	79,509	596,923
TELENOR ASA	COMMON STOCK NOK6.	NORWAY	157,760	2,574,970
TGS NOPEC GEOPHYSICAL CO ASA	COMMON STOCK NOK.25	NORWAY	29,160	660,666
TOMRA SYSTEMS ASA	COMMON STOCK NOK1.	NORWAY	15,309	102,491
YARA INTERNATIONAL ASA	COMMON STOCK NOK1.7	NORWAY	34,075	1,978,792
PAKISTAN RUPEE		PAKISTAN	11,426,497	133,417
CASA GRANDE SAA	COMMON STOCK PEN10.	PERU	36,288	214,638
CIA DE MINAS BUENAVENTUR ADR	ADR	PERU	5,300	259,488
CIA DE MINAS BUENAVENTUR COM	COMMON STOCK PEN10.	PERU	31,572	1,529,945
CREDICORP LTD	COMMON STOCK USD5.0	PERU	7,138	845,853
CREDICORP LTD	COMMON STOCK USD5.0	PERU	5,900	701,569
EMPRESA SIDERURGICA PERU SAA	COMMON STOCK PEN1.	PERU	52,097	37,126
PERUVIAN NOUVEAU SOL	1 1 30000	PERU	260,950	92,981
AYALA CORPORATION	COMMON STOCK PHP50.	PHILIPPINES	30,752	276,355
AYALA LAND INC	COMMON STOCK PHP1.	PHILIPPINES	1,076,090	404,176
BANCO DE ORO UNIBANK INC	COMMON STOCK PHP10.	PHILIPPINES	236,000	315,024
BANK OF PHILIPPINE ISLANDS	COMMON STOCK PHP10.	PHILIPPINES	291,691	392,730
FIRST GEN CORPORATION	COMMON STOCK PHP1.	PHILIPPINES	667,791	185,577
GLOBE TELECOM INC	COMMON STOCK PHP50.	PHILIPPINES	4,816	87,934
JOLLIBEE FOODS CORPORATION	COMMON STOCK PHP1.	PHILIPPINES	72,100	146,240
MANILA ELECTRIC COMPANY	COMMON STOCK PHP10.	PHILIPPINES	47,792	248,363
MEGAWORLD CORP	COMMON STOCK PHP1.	PHILIPPINES	5,854,200	331,195
METROPOLITAN BANK + TRUST	COMMON STOCK PHP20.	PHILIPPINES	178,570	293,390
METROPOLITAN BANK + TRUST	EX DATE 15DEC10	PHILIPPINES	18,684	9,383
PHILIPPINE LONG DISTANCE TEL	COMMON STOCK PHP5.	PHILIPPINES	4,357	253,971
PHILIPPINE PESO		PHILIPPINES	13,642,209	311,395
SM INVESTMENTS CORP	COMMON STOCK PHP10.	PHILIPPINES	28,684	355,417
SM PRIME HOLDINGS INC	COMMON STOCK PHP1.	PHILIPPINES	903,451	234,537
VISTA LAND + LIFESCAPES INC	COMMON STOCK PHP1.	PHILIPPINES	4,443,600	321,389
AGORA SA	COMMON STOCK PLN1.0	POLAND	10,279	90,860
ASSECO POLAND SA	COMMON STOCK PLN1.0	POLAND	9,391	168,562
ASSECO POLAND SA PDA ALLT	COMMON STOCK	POLAND	657	11,786
BANK PEKAO SA	COMMON STOCK PLN1.0	POLAND	18,010	1,091,425
BANK ZACHODNI WBK SA	COMMON STOCK PLN10.	POLAND	4,184	304,274
BIOTON SA	COMMON STOCK PLN.2	POLAND	2,288,352	116,224
BRE BANK SA	COMMON STOCK PLN4.0	POLAND	2,399	247,119
COMARCH SA	COMMON STOCK PLN1.0	POLAND	381	10,839
DOM MAKLERSKI IDMSA	COMMON STOCK PLN.1	POLAND	101,807	102,876
GLOBE TRADE CENTRE SA	COMMON STOCK PLN.1	POLAND	23,066	191,478
KGHM POLSKA MIEDZ SA	COMMON STOCK PLN10.0	POLAND	22,941	1,346,859
MCI MANAGEMENT SA	COMMON STOCK PLN1.	POLAND	37,213	108,434
MOSTOSTAL ZABRZE SA	COMMON STOCK PLN1.	POLAND	95,026	90,144
PBG SA	COMMON STOCK PLN1.	POLAND	2,169	156,465
PETROLINVEST SA	COMMON STOCK PLN10.0	POLAND	5,878	11,811
PKO BANK POLSKI SA	COMMON STOCK PLN1.	POLAND	90,288	1,326,354
POL AQUA SA	COMMON STOCK PLN1.0	POLAND	7,540	45,319
POLIMEX MOSTOSTAL SA	COMMON STOCK PLN.04	POLAND	75,500	102,265
POLISH ZLOTY		POLAND	439,802	148,861
POLSKA GRUPA ENERGETYCZNA SA	COMMON STOCK PLN10.0	POLAND	103,609	813,807
POLSKI KONCERN NAFTOWY SA	COMMON STOCK PLN1.25	POLAND	61,326	952,024
POLSKIE GORNICTWO NAFTOWE I	COMMON STOCK PLN1.0	POLAND	194,989	235,626
POWSZECHNY ZAKLAD UBEZPIECZE	COMMON STOCK PLN1.	POLAND	5,300	637,879
RAFAKO SA	COMMON STOCK PLN2.0	POLAND	20,850	94,566
STALEXPORT AUTOSTRADY SA	COMMON STOCK PLN2.0	POLAND	22,138	9,966
TELEKOMUNIKACJA POLSKA SA	COMMON STOCK PLN3.0	POLAND	80,224	444,501
TRAKCJA POLSKA SA	COMMON STOCK PLN.1	POLAND	62,730	87,047
TVN SA	COMMON STOCK PLN.2	POLAND	29,848	172,824
ALTRI SGPS SA	COMMON STOCK EUR.25	PORTUGAL	38,477	175,246
BANCO COMERCIAL PORTUGUES R	COMMON STOCK EUR1.0	PORTUGAL	313,232	244,566
BANCO ESPIRITO SANTO REG	COMMON STOCK EUR3.0	PORTUGAL	91,067	351,852
BANIF SGPS SA REG	COMMON STOCK EUR1.0	PORTUGAL	13,419	15,662
BRISA AUTO ESTRADAS PORTUGAL	COMMON STOCK EUR1.0	PORTUGAL	52,040	364,361
CIMPOR CIMENTOS DE PORTUGAL	COMMON STOCK EUR1.0	PORTUGAL	34,955	237,752
EDP ENERGIAS DE PORTUGAL SA	COMMON STOCK EUR1.0	PORTUGAL	301,597	1,007,878
GALP ENERGIA SGPS SA B SHRS	COMMON STOCK EUR1.0	PORTUGAL	18,716	360,055
IMPRESA SGPS SA	COMMON STOCK EUR.5	PORTUGAL	16,546	31,076
JERONIMO MARTINS	COMMON STOCK EUR1.0	PORTUGAL	37,231	569,399
MARTIFER SGPS SA	COMMON STOCK EUR.5	PORTUGAL	728	1,455
MOTA ENGIL SGPS SA	COMMON STOCK EUR1.0	PORTUGAL	22,125	51,735
PORTUCEL EMPRESA PRODUTORA	COMMON STOCK EUR1.0	PORTUGAL	4,565	13,939
PORTUGAL TELECOM SGPS SA REG	COMMON STOCK EUR.03	PORTUGAL	132,895	1,494,032

REDES ENERGETICAS NACIONAIS	COMMON STOCK EUR1.	PORTUGAL	52,607	182,083
SEMAPA SOCIEDADE DE INVESTIM	COMMON STOCK EUR1.	PORTUGAL	15,519	172,386
SONAE CAPITAL SGPS SA	COMMON STOCK EUR1.0	PORTUGAL	162,985	89,648
SONAE INDUSTRIA SGPS SA/NEW	COMMON STOCK EUR5.0	PORTUGAL	89,619	229,636
SONAE SGPS SA	COMMON STOCK EUR1.0	PORTUGAL	138,696	145,133
SONAECOM SGPS SA	COMMON STOCK EUR1.0	PORTUGAL	48,157	87,217
ZON MULTIMEDIA SERVICOS DE T	COMMON STOCK EUR.01	PORTUGAL	40,818	185,634
ALLIANCE OIL COMPANY LTD SDR	RECEIPT NPV	RUSSIAN FEDERATION	7,415	117,316
COMSTAR UNITED TELESYST GDR	DEPOSITORY RECEIPT	RUSSIAN FEDERATION	30,163	201,640
FEDERAL GRID CO UNIFIED CLS	COMMON STOCK RUB.5	RUSSIAN FEDERATION	43,725,700	533,454
FEDERAL HYDROGENERATING CO	COMMON STOCK RUB1.0	RUSSIAN FEDERATION	14,802,600	794,900
GAZPROM OAO SPON ADR	ADR	RUSSIAN FEDERATION	423,183	10,765,776
LUKOIL OAO SPON ADR	ADR RUB.025	RUSSIAN FEDERATION	90,441	5,175,034
MECHEL SPONSORED ADR	ADR	RUSSIAN FEDERATION	28,138	822,474
MMC NORILSK NICKEL JSC ADR	ADR	RUSSIAN FEDERATION	166,431	3,939,422
MOBILE TELESYSTEMS SP ADR	ADR	RUSSIAN FEDERATION	98,657	2,058,972
NEW RUSSIAN RUBLE		RUSSIAN FEDERATION	104,792	3,433
NOVATEK OAO SPONS GDR REG S	GDR	RUSSIAN FEDERATION	15,062	1,799,909
NOVOLIPET STEEL GDR REG S	DEPOSITORY RECEIPT	RUSSIAN FEDERATION	14,923	711,827
POLYUS GOLD SPONSORED ADR	ADR	RUSSIAN FEDERATION	24,914	908,115
ROSNEFT OIL CO OAO GDR 144A	GDR	RUSSIAN FEDERATION	123,400	839,120
ROSNEFT OJSC REG S GDR	DEPOSITORY RECEIPT	RUSSIAN FEDERATION	119,915	858,591
ROSNEFT OJSC REG S GDR	GDR	RUSSIAN FEDERATION	135,277	968,583
ROSTELECOM	COMMON STOCK RUB.0025	RUSSIAN FEDERATION	79,000	355,500
SBERBANK OF RUSSIA	COMMON STOCK RUB3.0	RUSSIAN FEDERATION	1,410,000	4,803,870
SBERBANK PFD CLS	PREFERENCE	RUSSIAN FEDERATION	107,300	278,980
SEVERSTAL GDR REG S	DEPOSITORY RECEIPT	RUSSIAN FEDERATION	46,001	775,117
SISTEMA JSFC REG S SPONS GDR	GDR	RUSSIAN FEDERATION	19,177	478,083
SURGUTNEFTEGAS SP ADR	ADR	RUSSIAN FEDERATION	124,145	1,315,937
SURGUTNEFTEGAZ SP ADR PREF	ADR	RUSSIAN FEDERATION	128,560	650,514
TATNEFT CLS	COMMON STOCK RUB1.0	RUSSIAN FEDERATION	208,800	1,049,220
TATNEFT SPONSORED ADR	ADR	RUSSIAN FEDERATION	54,941	1,818,547
TMK GDR REG S	GDR	RUSSIAN FEDERATION	5,196	107,349
URALKALI SPON GDR REG S	GDR	RUSSIAN FEDERATION	28,700	1,053,864
URALSVYAZINFORM SPON ADR	ADR	RUSSIAN FEDERATION	6,900	55,200
VOLGATELECOM SP ADR	ADR	RUSSIAN FEDERATION	7,050	59,432
VTB BANK OJSC GDR REG S	GDR	RUSSIAN FEDERATION	76,813	506,198
VTB BANK SPON GDR 144A	GDR	RUSSIAN FEDERATION	136,000	848,640
WIMM BILL DANN FOODS ADR	ADR	RUSSIAN FEDERATION	11,892	392,079
ARA ASSET MANAGEMENT LTD 200	COMMON STOCK NPV	SINGAPORE	196,000	237,119
ASCENDAS REAL ESTATE INV TRT	REIT NPV	SINGAPORE	245,800	397,106
ASCOTT RESIDENCE TRUST	REIT NPV	SINGAPORE	102,221	97,336
BIOSENSORS INTERNATIONAL GRO	COMMON STOCK USD.0001	SINGAPORE	178,000	156,973
CAMBRIDGE INDUSTRIAL TRUST	REIT	SINGAPORE	308,354	127,565
CAPITACOMMERCIAL TRUST	REIT NPV	SINGAPORE	396,000	464,183
CAPITALAND LTD	COMMON STOCK NPV	SINGAPORE	472,499	1,373,661
CAPITAMALL TRUST	REIT NPV	SINGAPORE	394,249	600,050
CAPITARETAIL CHINA TRUST	REIT	SINGAPORE	109,000	105,504
CITY DEVELOPMENTS LTD	COMMON STOCK NPV	SINGAPORE	102,000	999,822
COMFORTDELGRO CORP LTD	COMMON STOCK NPV	SINGAPORE	382,000	462,147
COSCO CORP SINGAPORE LTD	COMMON STOCK NPV	SINGAPORE	160,000	266,577
DBS GROUP HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	320,556	3,582,826
EZRA HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	160,800	225,581
FORTUNE REAL ESTATE INVESTME	REIT NPV	SINGAPORE	414,000	213,022
FRASER AND NEAVE LTD	COMMON STOCK NPV	SINGAPORE	168,850	844,724
FRASERS COMM TRUST 100	REIT NPV	SINGAPORE	1,367,000	176,015
GALLANT VENTURE LTD	COMMON STOCK NPV	SINGAPORE	240,000	91,774
GENTING SINGAPORE PLC	COMMON STOCK USD.1	SINGAPORE	953,399	1,629,315
GOLDEN AGRI RESOURCES LTD	COMMON STOCK USD.025	SINGAPORE	1,107,287	691,204
HO BEE INVESTMENT LTD	COMMON STOCK	SINGAPORE	150,000	189,650
HONG FOK CORP LTD	COMMON STOCK NPV	SINGAPORE	131,000	63,895
JARDINE CYCLE + CARRIAGE LTD	COMMON STOCK NPV	SINGAPORE	28,324	809,062
K1 VENTURES LTD	COMMON STOCK	SINGAPORE	165,000	19,369
KEPPEL CORP LTD	COMMON STOCK NPV	SINGAPORE	225,000	1,987,775
KEPPEL LAND LTD	COMMON STOCK NPV	SINGAPORE	148,179	555,127
KS ENERGY SERVICES LTD	COMMON STOCK NPV	SINGAPORE	68,000	57,325
LIPPO MAPLETREE INDONESIA RE	REIT NPV	SINGAPORE	426,000	176,231
MSCI TAIWAN INDEX FUTURES	JAN11 XSES1 28 20110	SINGAPORE	12,300	25,893
NEPTUNE ORIENT LINES LTD	COMMON STOCK NPV	SINGAPORE	157,500	267,954
OLAM INTERNATIONAL LTD	COMMON STOCK NPV	SINGAPORE	141,648	347,104
OVERSEA CHINESE BANKING CORP	COMMON STOCK NPV	SINGAPORE	495,194	3,818,413
PARKWAY LIFE REAL ESTATE	REIT NPV	SINGAPORE	146,000	188,110
SATS LTD	COMMON STOCK	SINGAPORE	110,358	248,068
SEMBCORP INDUSTRIES LTD	COMMON STOCK NPV	SINGAPORE	181,200	726,895
SEMBCORP MARINE LTD	COMMON STOCK NPV	SINGAPORE	168,200	704,853
SINGAPORE AIRLINES LTD	COMMON STOCK NPV	SINGAPORE	105,340	1,257,859
SINGAPORE DOLLAR		SINGAPORE	2,140,369	1,670,792
SINGAPORE EXCHANGE LTD	COMMON STOCK NPV	SINGAPORE	162,000	1,064,660
SINGAPORE PRESS HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	306,750	953,002
SINGAPORE TECH ENGINEERING	COMMON STOCK NPV	SINGAPORE	273,000	728,712

SINGAPORE TELECOMMUNICATIONS	COMMON STOCK NPV	SINGAPORE	1,277,090	3,040,045
STAMFORD LAND CORP LTD	COMMON STOCK NPV	SINGAPORE	108,000	53,949
STRAITS ASIA RESOURCES LTD	COMMON STOCK NPV	SINGAPORE	77,000	149,616
SWIBER HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	92,000	72,513
TAT HONG HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	130,000	97,408
UNITED OVERSEAS BANK LTD	COMMON STOCK NPV	SINGAPORE	230,151	3,269,342
UOL GROUP LTD	COMMON STOCK NPV	SINGAPORE	106,037	393,144
VENTURE CORP LTD	COMMON STOCK NPV	SINGAPORE	47,000	339,708
WILMAR INTERNATIONAL LTD	COMMON STOCK NPV	SINGAPORE	307,000	1,348,973
ABSA GROUP LTD	COMMON STOCK ZAR2.0	SOUTH AFRICA	52,459	1,110,118
ACUCAP PROPERTIES LTD	UNIT ZAR.001	SOUTH AFRICA	19,500	103,163
ADCOCK INGRAM HOLDINGS LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	31,447	284,726
ADCORP HOLDINGS LTD	COMMON STOCK ZAR.025	SOUTH AFRICA	19,874	83,212
AFRICAN BANK INVESTMENTS LTD	COMMON STOCK ZAR.025	SOUTH AFRICA	181,077	1,060,610
AFRICAN RAINBOW MINERALS LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	23,633	750,526
ANGLO PLATINUM LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	15,765	1,654,077
ANGLOGOLD ASHANTI LTD	COMMON STOCK ZAR.25	SOUTH AFRICA	53,442	2,640,697
AQUARIUS PLATINUM LTD	COMMON STOCK NPV	SOUTH AFRICA	75,406	411,903
ARCELORMITTAL SOUTH AFRICA	COMMON STOCK NPV	SOUTH AFRICA	33,692	403,443
ASPEN PHARMACARE HOLDINGS LT	COMMON STOCK ZAR.1390607	SOUTH AFRICA	42,113	585,696
ASTRAL FOODS LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	7,400	143,733
AVENG LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	67,146	438,962
AVI LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	39,600	180,409
AVUSA LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	32,710	110,735
BARLOWORLD LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	39,305	398,055
BIDVEST GROUP LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	49,955	1,183,607
CAPITAL PROPERTY FUND	UNIT NPV	SOUTH AFRICA	190,227	236,068
CIPLA MEDPRO SOUTH AFRICA LT	COMMON STOCK ZAR.001	SOUTH AFRICA	12,400	13,401
CITY LODGE HOTELS LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	11,295	138,290
DATATEC LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	23,621	118,895
DISCOVERY HOLDINGS LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	43,237	257,628
EQSTRA HOLDINGS LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	143,327	139,736
EXXARO RESOURCES LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	25,291	520,825
FIRSTRAND LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	544,003	1,604,277
GOLD FIELDS LTD	COMMON STOCK ZAR.5	SOUTH AFRICA	120,784	2,201,799
GROWTHPOINT PROPERTIES LTD	UNIT ZAR.05	SOUTH AFRICA	247,946	686,974
HARMONY GOLD MINING CO LTD	COMMON STOCK ZAR.5	SOUTH AFRICA	65,710	824,386
HUDACO INDUSTRIES LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	9,906	124,275
IMPALA PLATINUM HOLDINGS LTD	COMMON STOCK ZAR.025	SOUTH AFRICA	102,804	3,620,031
IMPERIAL HOLDINGS LTD	COMMON STOCK ZAR.04	SOUTH AFRICA	34,447	663,765
INVESTEC LTD	COMMON STOCK ZAR.0002	SOUTH AFRICA	33,001	280,140
JSE LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	13,400	160,012
KUMBA IRON ORE LTD	COMMON STOCK ZAR.0001	SOUTH AFRICA	15,000	962,476
LIBERTY HOLDINGS LTD	COMMON STOCK ZAR.0833	SOUTH AFRICA	22,338	244,795
MASSMART HOLDINGS LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	38,860	861,696
MMI HOLDINGS LTD	COMMON STOCK ZAR.000001	SOUTH AFRICA	91,809	230,641
MR PRICE GROUP LTD	COMMON STOCK ZAR.00025	SOUTH AFRICA	13,900	139,720
MTN GROUP LTD	COMMON STOCK ZAR.0001	SOUTH AFRICA	255,956	5,200,560
MURRAY + ROBERTS HOLDINGS	COMMON STOCK ZAR.1	SOUTH AFRICA	57,730	350,529
MVELAPHANDA RESOURCES LTD	COMMON STOCK ZAR.02	SOUTH AFRICA	22,300	168,470
NAMPAK LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	80,352	278,984
NASPERS LTD N SHS	COMMON STOCK ZAR.02	SOUTH AFRICA	70,089	4,110,045
NEDBANK GROUP LTD	COMMON STOCK ZAR1.	SOUTH AFRICA	39,666	781,538
NETCARE LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	226,837	527,683
PICK N PAY STORES LTD	COMMON STOCK ZAR.0125	SOUTH AFRICA	42,279	309,308
PRETORIA PORTLAND CEMENT CO	COMMON STOCK ZAR.1	SOUTH AFRICA	96,255	508,501
REDEFINE PROPERTIES LTD	UNIT ZAR.001	SOUTH AFRICA	387,783	468,335
REMGRO LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	87,517	1,494,168
REUNERT LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	33,148	335,701
RMB HOLDINGS LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	73,144	425,658
SANLAM LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	345,233	1,456,963
SAPPI LIMITED	COMMON STOCK ZAR1.0	SOUTH AFRICA	48,507	249,290
SASOL LTD	COMMON STOCK NPV	SOUTH AFRICA	104,307	5,459,612
SHOPRITE HOLDINGS LTD	COMMON STOCK ZAR1.134	SOUTH AFRICA	84,030	1,265,705
SOUTH AFRICAN RAND		SOUTH AFRICA	2,681,500	405,321
SPAR GROUP LIMITED/THE	COMMON STOCK ZAR.0006	SOUTH AFRICA	27,691	409,312
STANDARD BANK GROUP LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	198,707	3,230,312
STEINHOFF INTL HOLDINGS LTD	COMMON STOCK ZAR.005	SOUTH AFRICA	204,941	758,955
SUN INTERNATIONAL LTD	COMMON STOCK ZAR.08	SOUTH AFRICA	16,936	269,998
SYCOM PROPERTY FD	NPV	SOUTH AFRICA	20,625	64,596
TELKOM SA LTD	COMMON STOCK ZAR10.0	SOUTH AFRICA	56,670	325,505
THE FOSCHINI GROUP LTD	COMMON STOCK ZAR.0125	SOUTH AFRICA	38,211	520,014
TIGER BRANDS LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	31,447	920,392
TONGAAT HULETT LTD	COMMON STOCK ZAR1.0	SOUTH AFRICA	17,085	280,198
TRUWORTHS INTERNATIONAL LTD	COMMON STOCK ZAR.00015	SOUTH AFRICA	85,068	921,305
VODACOM GROUP LTD	COMMON STOCK	SOUTH AFRICA	60,379	697,999
VUKILE PROPERTY FUND LTD	UNIT ZAR.01	SOUTH AFRICA	124,726	275,252
WOOLWORTHS HOLDINGS LTD	COMMON STOCK ZAR.0015	SOUTH AFRICA	149,572	609,072
ABENGOA SA	COMMON STOCK EUR.25	SPAIN	3,146	77,558
ABERTIS INFRAESTRUCTURAS SA	COMMON STOCK EUR3.0	SPAIN	47,605	859,737

ACCIONA SA	COMMON STOCK EUR1.0	SPAIN	5,282	375,828
ACERINOX SA	COMMON STOCK EUR.25	SPAIN	3,801	66,970
ACS ACTIVIDADES CONS Y SERV	COMMON STOCK EUR.5	SPAIN	20,317	956,461
ALMIRALL SA	COMMON STOCK EUR.12	SPAIN	4,651	42,586
AMADEUS IT HOLDING SA A SHS	COMMON STOCK	SPAIN	31,888	670,781
AMPER SA	COMMON STOCK EUR1.0	SPAIN	10,017	38,980
BANCO BILBAO VIZCAYA ARGENTA	COMMON STOCK EUR.49	SPAIN	685,761	6,964,566
BANCO DE SABADELL SA	COMMON STOCK EUR.125	SPAIN	170,710	675,961
BANCO DE VALENCIA SA	COMMON STOCK EUR.25	SPAIN	11,051	48,664
BANCO POPULAR ESPANOL	COMMON STOCK EUR.1	SPAIN	152,113	783,464
BANCO SANTANDER SA	COMMON STOCK EUR.5	SPAIN	1,329,020	14,176,739
BANKINTER SA	COMMON STOCK EUR.3	SPAIN	58,780	327,682
BARON DE LEY	COMMON STOCK EUR.6	SPAIN	4,739	286,617
BOLSAS Y MERCADOS ESPANOLES	COMMON STOCK EUR3.23	SPAIN	5,562	133,096
CAJA DE AHORROS DEL MEDITERR	COMMON STOCK EUR2.0	SPAIN	18,829	176,549
CAMPOFRIO FOOD GROUP SA	COMMON STOCK EUR1.0	SPAIN	18,100	180,131
CODERE SA	COMMON STOCK EUR.2	SPAIN	8,307	96,458
CONSTRUCC Y AUX DE FERROCARR	COMMON STOCK EUR3.01	SPAIN	382	199,895
CORPORACION FINANCIERA ALBA	COMMON STOCK EUR1.0	SPAIN	1,284	66,651
CRITERIA CAIXACORP SA	COMMON STOCK EUR1.0	SPAIN	133,968	716,087
DINAMIA CAPITAL PRIVADO	COMMON STOCK EUR3.0	SPAIN	10,250	121,061
DURO FELGUERA SA	COMMON STOCK EUR.5	SPAIN	25,280	180,917
ENAGAS	COMMON STOCK EUR1.5	SPAIN	31,257	625,142
ERCROS SA	COMMON STOCK EUR.3	SPAIN	19,222	18,423
FAES FARMA SA	COMMON STOCK EUR.1	SPAIN	34,977	127,821
FERROVIAL SA	COMMON STOCK EUR.2	SPAIN	87,649	875,092
FERSA ENERGIAS RENOVABLES SA	COMMON STOCK EUR1.0	SPAIN	17,010	27,541
FOMENTO DE CONSTRUC Y CONTRA	COMMON STOCK EUR1.0	SPAIN	7,815	206,282
GAMESA CORP TECNOLOGICA SA	COMMON STOCK EUR.17	SPAIN	35,257	269,894
GAS NATURAL SDG SA	COMMON STOCK EUR1.0	SPAIN	38,332	596,470
GESTEVISION TELECINCO SA	COMMON STOCK EUR.5	SPAIN	18,517	204,501
GRIFOLS SA	COMMON STOCK EUR.5	SPAIN	23,332	319,527
GRUPO CATALANA OCCIDENTE SA	COMMON STOCK EUR.3	SPAIN	1,200	20,944
GRUPO EMPRESARIAL ENCE SA	COMMON STOCK EUR.9	SPAIN	45,232	144,505
GRUPO EZENTIS SA	COMMON STOCK EUR.5	SPAIN	30,106	18,434
IBERDROLA RENOVABLES SA	COMMON STOCK EUR.5	SPAIN	155,928	555,890
IBERDROLA SA	COMMON STOCK EUR.75	SPAIN	655,211	5,067,738
IBERIA LINEAS AER DE ESPANA	COMMON STOCK EUR.78	SPAIN	59,758	256,153
IBEX 35 INDEX FUTURES	JAN11 XMRV1 21 20110	SPAIN	110	(41,172)
INDITEX	COMMON STOCK EUR.15	SPAIN	37,826	2,845,804
INDRA SISTEMAS SA	COMMON STOCK EUR.2	SPAIN	21,149	362,905
LABORATORIOS FARMACEUTICOS R	COMMON STOCK EUR.06	SPAIN	9,880	63,588
MAPFRE SA	COMMON STOCK EUR.1	SPAIN	120,808	337,148
MIQUEL Y COSTAS	COMMON STOCK EUR2.0	SPAIN	7,189	217,119
NATRACEUTICAL SA	COMMON STOCK EUR.1	SPAIN	108,050	48,715
OBRASCON HUARTE LAIN S.A.	COMMON STOCK EUR.6	SPAIN	5,263	160,226
PAPELES Y CARTONES DE EUROPA	COMMON STOCK EUR2.0	SPAIN	20,638	97,002
PESCANOVA SA	COMMON STOCK EUR6.0	SPAIN	5,299	174,896
PROMOTORA DE INFO WTS	CALL EXP 28JUN14	SPAIN	16,271	6,549
PROMOTORA DE INFOM SA PRISA	COMMON STOCK EUR.1	SPAIN	14,792	30,481
RED ELECTRICA CORPORACION SA	COMMON STOCK EUR2.0	SPAIN	19,980	943,097
REPSOL YPF SA	COMMON STOCK EUR1.0	SPAIN	136,442	3,820,480
SACYR VALLEHERMOSO EUR1.00	COMMON STOCK	SPAIN	5,055	32,212
SACYR VALLEHERMOSO SA	COMMON STOCK EUR1.0	SPAIN	17,196	109,719
SNIACE SOC NAC IND APLIC CEL	COMMON STOCK EUR.1	SPAIN	43,609	66,480
SOLARIA ENERGIA Y MEDIO AMBI	COMMON STOCK EUR.01	SPAIN	14,040	27,313
TECNICAS REUNIDAS SA	COMMON STOCK EUR.1	SPAIN	2,625	167,786
TELEFONICA SA	COMMON STOCK EUR1.0	SPAIN	646,046	14,730,018
TUBACEX SA	COMMON STOCK EUR.45	SPAIN	26,102	86,934
TUBOS REUNIDOS SA	COMMON STOCK EUR.1	SPAIN	29,567	72,599
VISCOFAN SA	COMMON STOCK EUR.3	SPAIN	13,638	519,644
ZARDOYA OTIS SA	COMMON STOCK EUR.1	SPAIN	25,328	358,361
ZELTIA SA	COMMON STOCK EUR.05	SPAIN	27,540	102,213
SRI LANKA RUPEE		SRI LANKA	2,414	22
AARHUSKARLSHAMN AB	COMMON STOCK	SWEDEN	3,600	100,966
AF AB B SHS	COMMON STOCK NPV	SWEDEN	24,340	504,178
ALFA LAVAL AB	COMMON STOCK NPV	SWEDEN	71,628	1,510,938
ASSA ABLOY AB B	COMMON STOCK NPV	SWEDEN	59,654	1,682,762
ATLAS COPCO AB A SHS	COMMON STOCK NPV	SWEDEN	126,831	3,204,144
ATLAS COPCO AB B SHS	COMMON STOCK NPV	SWEDEN	58,397	1,320,456
AVANZA BANK HOLDING AB	COMMON STOCK NPV	SWEDEN	11,755	409,260
AXIS COMMUNICATIONS AB	COMMON STOCK NPV	SWEDEN	8,691	158,471
BE GROUP AB	COMMON STOCK	SWEDEN	34,598	233,301
BETSSON AB	COMMON STOCK NPV	SWEDEN	9,198	160,095
BLACK EARTH FARMING LTD SDR	RECEIPT	SWEDEN	11,632	45,865
BOLIDEN AB	COMMON STOCK SEK2.11	SWEDEN	54,500	1,109,557
BURE EQUITY AB	COMMON STOCK NPV	SWEDEN	15,204	74,197
CARDO AB	COMMON STOCK NPV	SWEDEN	5,342	332,631
CASTELLUM AB	COMMON STOCK NPV	SWEDEN	6,800	93,208
CDON GROUP	COMMON STOCK	SWEDEN	9,764	45,168

D CARNEGIE + CO AB	SEK2	SWEDEN	19,469	—
EAST CAPITAL EXPLORER AB	COMMON STOCK	SWEDEN	8,578	108,159
ELECTROLUX AB B	COMMON STOCK NPV	SWEDEN	47,906	1,360,454
ELEKTA AB B SHS	COMMON STOCK NPV	SWEDEN	9,800	377,300
ENIRO AB	COMMON STOCK NPV	SWEDEN	22,680	1,856
ENIRO AB NEW	COMMON STOCK	SWEDEN	680,400	55,664
ERICSSON LM B SHS	COMMON STOCK NPV	SWEDEN	478,989	5,548,864
GETINGE AB B SHS	COMMON STOCK NPV	SWEDEN	37,645	788,281
GUNNEBO AB	COMMON STOCK NPV	SWEDEN	10,151	80,040
HENNES + MAURITZ AB B SHS	COMMON STOCK NPV	SWEDEN	162,570	5,418,967
HEXAGON AB B SHS	COMMON STOCK SEK2.	SWEDEN	28,800	617,941
HEXAGON AB NEW	COMMON STOCK	SWEDEN	9,600	206,341
HEXPOL AB	COMMON STOCK	SWEDEN	12,768	291,650
HOLMEN AB B SHS	COMMON STOCK NPV	SWEDEN	9,900	326,231
HUSQVARNA AB B SHS	COMMON STOCK NPV	SWEDEN	76,237	636,506
INDUTRADE AB	COMMON STOCK	SWEDEN	3,637	125,546
INTRUM JUSTITIA AB	COMMON STOCK NPV	SWEDEN	3,600	55,443
INVESTOR AB B SHS	COMMON STOCK NPV	SWEDEN	75,000	1,605,158
JM AB	COMMON STOCK NPV	SWEDEN	3,987	93,491
KAPPAHL AB	COMMON STOCK NPV	SWEDEN	34,272	231,978
KINNEVIK INVESTMENT AB B	COMMON STOCK NPV	SWEDEN	27,700	564,766
KLOVERN AB	COMMON STOCK SEK5.	SWEDEN	54,973	278,114
KUNGSLEDEN AB	COMMON STOCK NPV	SWEDEN	12,735	116,489
LOOMIS AB B	COMMON STOCK SEK5.	SWEDEN	11,951	180,228
LUNDIN PETROLEUM AB	COMMON STOCK NPV	SWEDEN	41,439	521,409
MEDA AB A SHS	COMMON STOCK NPV	SWEDEN	27,602	210,238
MEKONOMEN AB	COMMON STOCK	SWEDEN	2,661	88,290
MODERN TIMES GROUP B SHS	COMMON STOCK NPV	SWEDEN	9,764	646,798
NEONET AB B SHARES	COMMON STOCK NPV	SWEDEN	12,739	36,003
NIBE INDUSTRIER AB B SHS	COMMON STOCK NPV	SWEDEN	11,603	177,325
NISCAYAH GROUP AB	COMMON STOCK NPV	SWEDEN	40,711	83,581
NOBIA AB	COMMON STOCK NPV	SWEDEN	40,512	363,200
NORDEA BANK AB	COMMON STOCK NPV	SWEDEN	495,843	5,394,447
NORDNET AB B SHARES	COMMON STOCK NPV	SWEDEN	46,813	162,228
PA RESOURCES AB	COMMON STOCK NPV	SWEDEN	86,153	96,177
PEAB AB	COMMON STOCK NPV	SWEDEN	9,400	80,090
Q MED AB	COMMON STOCK NPV	SWEDEN	11,189	128,164
RATOS AB B SHS	COMMON STOCK NPV	SWEDEN	16,500	611,342
REZIDOR HOTEL GROUP AB	COMMON STOCK NPV	SWEDEN	39,128	238,071
RNB RETAIL AND BRANDS AB	COMMON STOCK NPV	SWEDEN	145,994	158,566
SANDVIK AB	COMMON STOCK NPV	SWEDEN	174,402	3,397,556
SAS AB	COMMON STOCK NPV	SWEDEN	18,277	61,169
SCANIA AB B SHS	COMMON STOCK NPV	SWEDEN	68,000	1,565,673
SECURITAS AB B SHS	COMMON STOCK NPV	SWEDEN	59,760	698,835
SKANDINAVISKA ENSKILDA BAN A	COMMON STOCK NPV	SWEDEN	254,037	2,119,413
SKANSKA AB B SHS	COMMON STOCK NPV	SWEDEN	70,852	1,405,580
SKF AB B SHS	COMMON STOCK SEK1.25	SWEDEN	72,832	2,098,837
SSAB AB A SHARES	COMMON STOCK NPV	SWEDEN	34,125	573,642
SVENSKA CELLULOSA AB B SHS	COMMON STOCK NPV	SWEDEN	83,960	1,325,291
SVENSKA HANDELSBANKEN A SHS	COMMON STOCK NPV	SWEDEN	79,512	2,541,373
SWEDBANK AB A SHARES	COMMON STOCK NPV	SWEDEN	102,149	1,424,957
SWEDISH KRONA		SWEDEN	850,853	126,561
SWEDISH MATCH AB	COMMON STOCK NPV	SWEDEN	48,122	1,394,303
TELE2 AB B SHS	COMMON STOCK NPV	SWEDEN	58,275	1,218,032
TELIASONERA AB	COMMON STOCK NPV	SWEDEN	324,604	2,574,625
TRELLEBORG AB B SHS	COMMON STOCK NPV	SWEDEN	29,100	310,533
VOLVO AB B SHS	COMMON STOCK NPV	SWEDEN	194,800	3,473,322
VOSTOK NAFTA INVESTMENT SDR	RECEIPT	SWEDEN	38,701	214,812
WALLENSTAM AB B SHS	COMMON STOCK NPV	SWEDEN	2,489	65,547
WIHLBORGS FASTIGHETER AB	COMMON STOCK NPV	SWEDEN	2,969	86,146
ABB LTD REG	COMMON STOCK CHF1.03	SWITZERLAND	362,705	8,125,659
ACINO HOLDING AG REG	COMMON STOCK CHF.4	SWITZERLAND	777	74,631
ACTELION LTD REG	COMMON STOCK CHF.5	SWITZERLAND	18,644	1,028,881
ADECCO SA REG	COMMON STOCK CHF1.0	SWITZERLAND	23,463	1,539,868
ALLREAL HOLDING AG REG	COMMON STOCK CHF50.0	SWITZERLAND	938	137,076
ARYZTA AG	COMMON STOCK CHF.02	SWITZERLAND	15,429	714,993
ASCOM HOLDING AG REG	COMMON STOCK CHF.5	SWITZERLAND	5,250	82,826
BACHEM HOLDING AG REG B	COMMON STOCK CHF.05	SWITZERLAND	2,878	172,879
BALOISE HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	10,016	977,733
BANK SARASIN + CIE AG REG B	COMMON STOCK CHF.35	SWITZERLAND	2,860	130,730
BANQUE CANTONALE VAUDOIS REG	COMMON STOCK CHF10.0	SWITZERLAND	207	109,036
BARRY CALLEBAUT AG REG	COMMON STOCK CHF38.2	SWITZERLAND	150	125,016
BASILEA PHARMACEUTICA REG	COMMON STOCK CHF1.0	SWITZERLAND	920	64,035
BASLER KANTONALBK PC	COMMON STOCK CHF8.5	SWITZERLAND	1,200	183,461
BOBST GROUP AG REG	COMMON STOCK CHF1.0	SWITZERLAND	1,070	49,559
BUCHER INDUSTRIES AG REG	COMMON STOCK CHF.2	SWITZERLAND	428	80,237
BURCKHARDT COMPRESSION HOLDI	COMMON STOCK CHF2.5	SWITZERLAND	407	113,027
CHARLES VOEGELE HOLDING A BR	COMMON STOCK CHF3.5	SWITZERLAND	385	22,186
CIE FINANCIERE RICHEMON BR A	COMMON STOCK CHF1.0	SWITZERLAND	90,643	5,349,220
CLARIANT AG REG	COMMON STOCK CHF4.0	SWITZERLAND	26,926	547,562

COLTENE HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	716	43,729
CREDIT SUISSE GROUP AG REG	COMMON STOCK CHF.04	SWITZERLAND	184,539	7,469,011
DUFRY GROUP REG	COMMON STOCK CHF5.0	SWITZERLAND	1,271	171,557
EFG INTERNATIONAL REG	COMMON STOCK CHF.5	SWITZERLAND	10,127	139,133
EMS CHEMIE HOLDING AG REG	COMMON STOCK CHF.01	SWITZERLAND	1,584	281,784
FISCHER (GEORG) REG	COMMON STOCK CHF20.0	SWITZERLAND	481	272,054
FLUGHAFEN ZUERICH AG REG	COMMON STOCK CHF50.0	SWITZERLAND	624	255,562
GALENICA AG REG	COMMON STOCK CHF.1	SWITZERLAND	581	352,294
GAM HOLDING LTD	COMMON STOCK CHF.05	SWITZERLAND	40,542	671,885
GEBERIT AG REG	COMMON STOCK CHF.1	SWITZERLAND	7,527	1,745,904
GIVAUDAN REG	COMMON STOCK CHF10.0	SWITZERLAND	1,423	1,541,250
HELVETIA HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	732	282,433
HOLCIM LIMITED REG SHRS	COMMON STOCK CHF2.0	SWITZERLAND	41,126	3,117,675
INFICON HOLDING AG REG	COMMON STOCK CHF5.0	SWITZERLAND	321	61,940
INFORMA PLC	COMMON STOCK GBP.001	SWITZERLAND	53,394	340,883
JULIUS BAER GROUP LTD	COMMON STOCK	SWITZERLAND	40,542	1,904,713
KABA HOLDING AG REG B	COMMON STOCK CHF.1	SWITZERLAND	48	20,654
KARDEX AG REG	COMMON STOCK CHF11.0	SWITZERLAND	1,605	52,269
KUDELSKI SA BR	COMMON STOCK CHF10.0	SWITZERLAND	3,031	65,048
KUEHNE + NAGEL INTL AG REG	COMMON STOCK CHF1.0	SWITZERLAND	10,321	1,438,354
LINDT + SPRUENGLI AG PC	COMMON STOCK CHF10.0	SWITZERLAND	155	470,096
LINDT + SPRUENGLI AG REG	COMMON STOCK CHF100.0	SWITZERLAND	19	613,693
LOGITECH INTERNATIONAL REG	COMMON STOCK CHF.25	SWITZERLAND	32,951	629,537
LONZA GROUP AG REG	COMMON STOCK CHF1.0	SWITZERLAND	9,147	736,052
MEYER BURGER TECHNOLOGY AG	COMMON STOCK CHF.05	SWITZERLAND	2,970	92,925
MOBIMO HOLDING AG REG	COMMON STOCK CHF29.0	SWITZERLAND	959	205,483
NESTLE SA REG	COMMON STOCK CHF.1	SWITZERLAND	548,070	32,204,468
NOBEL BIOCARE HOLDING AG REG	COMMON STOCK CHF.4	SWITZERLAND	22,763	434,316
NOVARTIS AG REG	COMMON STOCK CHF.5	SWITZERLAND	338,176	19,961,736
OC OERLIKON CORP AG REG	COMMON STOCK CHF1.0	SWITZERLAND	34,280	180,315
PANALPINA WELTTRANSPORT HOLD	COMMON STOCK CHF2.0	SWITZERLAND	2,327	300,571
PARGESA HOLDING SA BR	COMMON STOCK CHF20.0	SWITZERLAND	5,213	443,981
PARTNERS GROUP HOLDING AG	COMMON STOCK CHF.01	SWITZERLAND	2,034	387,224
PETROPLUS HOLDINGS AG	COMMON STOCK CHF7.58	SWITZERLAND	6,828	91,536
PHOENIX MECANO AG BR	COMMON STOCK CHF1.0	SWITZERLAND	53	37,530
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF2.9	SWITZERLAND	5,874	472,612
ROCHE HOLDING AG GENUSSCHEIN	COMMON STOCK NPV	SWITZERLAND	109,968	16,170,638
SCHINDLER HOLDING PART CERT	COMMON STOCK CHF.1	SWITZERLAND	9,643	1,143,048
SCHWEITER TECHNOLOGIES AG BR	COMMON STOCK CHF1.0	SWITZERLAND	292	235,023
SCHWEIZERISCHE NATIONALV REG	COMMON STOCK CHF.4	SWITZERLAND	1,050	37,110
SGS SA REG	COMMON STOCK CHF1.0	SWITZERLAND	912	1,533,889
SIKA AG BR	COMMON STOCK CHF9.0	SWITZERLAND	346	761,710
SONOVA HOLDING AG REG	COMMON STOCK CHF.05	SWITZERLAND	8,916	1,158,341
ST GALLER KANTONALBANK REG	COMMON STOCK CHF70.0	SWITZERLAND	425	214,313
STMICROELECTRONICS NV	COMMON STOCK EUR1.04	SWITZERLAND	126,172	1,312,884
STRAUMANN HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	1,469	337,002
SULZER AG REG	COMMON STOCK CHF.01	SWITZERLAND	5,187	792,550
SWATCH GROUP AG/THE BR	COMMON STOCK CHF2.25	SWITZERLAND	6,042	2,701,974
SWATCH GROUP AG/THE REG	COMMON STOCK CHF.45	SWITZERLAND	5,150	416,610
SWISS FRANC		SWITZERLAND	1,168,126	1,253,220
SWISS LIFE HOLDING AG REG	COMMON STOCK CHF12.0	SWITZERLAND	4,285	621,437
SWISS PRIME SITE REG	COMMON STOCK CHF15.3	SWITZERLAND	6,902	516,625
SWISS REINSURANCE CO LTD REG	COMMON STOCK CHF.1	SWITZERLAND	58,054	3,171,680
SWISSCOM AG REG	COMMON STOCK CHF1.0	SWITZERLAND	3,831	1,690,481
SWISSQUOTE GROUP HOLDING REG	COMMON STOCK CHF.2	SWITZERLAND	1,905	109,580
SYNGENTA AG REG	COMMON STOCK CHF.1	SWITZERLAND	15,648	4,597,698
TECAN GROUP AG REG	COMMON STOCK CHF.1	SWITZERLAND	2,878	240,357
TEMENOS GROUP AG REG	COMMON STOCK CHF5.0	SWITZERLAND	6,473	270,397
TRANSOCEAN LTD	COMMON STOCK CHF15.0	SWITZERLAND	50,652	3,480,593
UBS AG REG	COMMON STOCK CHF.1	SWITZERLAND	594,599	9,789,080
VALORA HOLDING AG REG	COMMON STOCK CHF1.0	SWITZERLAND	654	228,898
VON ROLL HOLDING AG BR	COMMON STOCK CHF.1	SWITZERLAND	6,307	33,148
VONTOBEL HOLDING AG REG	COMMON STOCK CHF1.0	SWITZERLAND	1,950	74,497
WOLSELEY PLC	COMMON STOCK GBP.1	SWITZERLAND	39,398	1,262,045
ZUEBLIN IMMOBILIEN HOLDI REG	COMMON STOCK CHF1.0	SWITZERLAND	31,967	127,739
ZURICH FINANCIAL SERVICES AG	COMMON STOCK CHF.1	SWITZERLAND	24,633	6,399,845
A DATA TECHNOLOGY CO LTD	COMMON STOCK TWD10.0	TAIWAN	30,000	50,418
ACBEL POLYTECH INC	COMMON STOCK TWD10.0	TAIWAN	19,095	16,635
ACCTON TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	551,000	385,520
ACER INC	COMMON STOCK TWD10.0	TAIWAN	385,777	1,192,136
ADVANCED SEMICONDUCTOR ENGR	COMMON STOCK TWD10.0	TAIWAN	727,188	841,754
ADVANTECH CO LTD	COMMON STOCK TWD10.0	TAIWAN	39,475	111,697
ALCOR MICRO CORP	COMMON STOCK TWD10.0	TAIWAN	138,000	278,778
ALI CORP	COMMON STOCK TWD10.0	TAIWAN	19,019	28,799
ANPEC ELECTRONICS CORP	COMMON STOCK TWD10.0	TAIWAN	301,295	339,979
ASIA CEMENT CORP	COMMON STOCK TWD10.0	TAIWAN	291,778	322,736
ASIA OPTICAL CO INC	COMMON STOCK TWD10.0	TAIWAN	23,931	50,724
ASIA VITAL COMPONENTS	COMMON STOCK TWD10.0	TAIWAN	355,320	420,439
ASTRO CORP	COMMON STOCK TWD10.0	TAIWAN	58,000	124,727
ASUSTEK COMPUTER INC	COMMON STOCK TWD10.0	TAIWAN	89,486	850,158

AU OPTRONICS CORP	COMMON STOCK TWD10.0	TAIWAN	1,190,552	1,237,245
BASSO INDUSTRY CORP	COMMON STOCK TWD10.0	TAIWAN	377,000	330,367
C MEDIA ELECTRONICS INC	COMMON STOCK TWD10.0	TAIWAN	79,950	122,846
CATCHER TECHNOLOGY CO LTD	COMMON STOCK TWD10.0	TAIWAN	96,134	356,095
CATHAY FINANCIAL HOLDING CO	COMMON STOCK TWD10.0	TAIWAN	1,071,365	1,899,733
CATHAY REAL ESTATE DEVELOPME	COMMON STOCK TWD10.0	TAIWAN	128,192	80,899
CHANG HWA COMMERCIAL BANK	COMMON STOCK TWD10.0	TAIWAN	623,986	554,293
CHANG WAH ELECTROMATERIALS	COMMON STOCK TWD10.0	TAIWAN	6,000	34,572
CHENG SHIN RUBBER IND CO LTD	COMMON STOCK TWD10.0	TAIWAN	178,553	398,057
CHENG UEI PRECISION INDUSTRY	COMMON STOCK TWD10.0	TAIWAN	38,616	87,943
CHIMEI INNOLUX CORP	COMMON STOCK TWD10.0	TAIWAN	749,715	1,036,253
CHINA AIRLINES LTD	COMMON STOCK TWD10.0	TAIWAN	409,114	362,017
CHINA CHEMICAL + PHARM CO	COMMON STOCK TWD10.	TAIWAN	171,000	168,029
CHINA DEVELOPMENT FINANCIAL	COMMON STOCK TWD10.0	TAIWAN	1,495,736	659,208
CHINA MOTOR CORP	COMMON STOCK TWD10.0	TAIWAN	77,899	77,481
CHINA STEEL CORP	COMMON STOCK TWD10.0	TAIWAN	1,688,064	1,939,538
CHINATRUST FINANCIAL HOLDING	COMMON STOCK TWD10.0	TAIWAN	1,461,186	1,072,467
CHINESE GAMER INTERNATIONAL	COMMON STOCK TWD10.0	TAIWAN	10,000	86,773
CHIPBOND TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	338,000	590,064
CHUNGHWA PICTURE TUBES LTD	COMMON STOCK TWD10.0	TAIWAN	416,685	66,598
CHUNGHWA TELECOM CO LTD	COMMON STOCK TWD10.0	TAIWAN	479,342	1,218,227
CMC MAGNETICS CORP	COMMON STOCK TWD10.0	TAIWAN	373,000	102,216
COMPAL COMMUNICATIONS INC	COMMON STOCK TWD10.0	TAIWAN	27,562	27,178
COMPAL ELECTRONICS	COMMON STOCK TWD10.0	TAIWAN	545,092	722,577
CONCORD SECURITIES CORP	COMMON STOCK TWD10.0	TAIWAN	754,554	291,144
CONTREL TECHNOLOGY CO LTD	COMMON STOCK TWD10.0	TAIWAN	388,622	266,577
D LINK CORP	COMMON STOCK TWD10.0	TAIWAN	108,399	111,535
DELTA ELECTRONICS INC	COMMON STOCK TWD10.	TAIWAN	252,189	1,232,553
E.SUN FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN	541,623	372,457
ELAN MICROELECTRONICS CORP	COMMON STOCK TWD10.0	TAIWAN	22,220	32,313
ELITE SEMICONDUCTOR MEMORY	COMMON STOCK TWD10.0	TAIWAN	168,000	271,391
EPISTAR CORP	COMMON STOCK TWD10.0	TAIWAN	63,393	231,556
ETERNAL CHEMICAL CO LTD	COMMON STOCK TWD10.0	TAIWAN	83,971	97,920
ETRON TECHNOLOGY INC	COMMON STOCK TWD10.0	TAIWAN	657,371	519,692
EVA AIRWAYS CORP	COMMON STOCK TWD10.0	TAIWAN	301,098	380,032
EVERGREEN MARINE	COMMON STOCK TWD10.0	TAIWAN	178,331	185,325
EVERLIGHT ELECTRONICS CO LTD	COMMON STOCK TWD10.0	TAIWAN	46,845	135,603
FAR EASTERN DEPARTMENT STORE	COMMON STOCK TWD10.0	TAIWAN	140,783	235,391
FAR EASTERN NEW CENTURY CORP	COMMON STOCK TWD10.0	TAIWAN	492,492	834,432
FAR EASTONE TELECOMM CO LTD	COMMON STOCK TWD10.0	TAIWAN	122,000	176,997
FARADAY TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	12,059	23,575
FEDERAL CORPORATION	COMMON STOCK TWD10.	TAIWAN	75,600	56,525
FIRICH ENTERPRISES CO LTD	COMMON STOCK TWD10.0	TAIWAN	32,684	66,587
FIRST FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN	781,987	720,126
FIRST HOTEL	COMMON STOCK TWD10.0	TAIWAN	112,706	122,925
FIRST STEAMSHIP	COMMON STOCK TWD10.0	TAIWAN	91,644	213,736
FLYTECH TECHNOLOGY CO LTD	COMMON STOCK TWD10.0	TAIWAN	68,250	185,393
FORHOUSE CORP	COMMON STOCK TWD10.0	TAIWAN	201,006	203,719
FORMOSA CHEMICALS + FIBRE	COMMON STOCK TWD10.	TAIWAN	489,886	1,649,951
FORMOSA EPITAXY INC	COMMON STOCK TWD10.0	TAIWAN	115,768	183,242
FORMOSA PETROCHEMICAL CORP	COMMON STOCK TWD10.0	TAIWAN	271,920	922,363
FORMOSA PLASTICS CORP	COMMON STOCK TWD10.	TAIWAN	738,008	2,467,916
FORMOSA TAFFETA CO.	COMMON STOCK TWD10.0	TAIWAN	119,319	116,223
FOXCONN TECHNOLOGY CO LTD	COMMON STOCK TWD10.0	TAIWAN	101,722	408,193
FUBON FINANCIAL HOLDING CO	COMMON STOCK TWD10.0	TAIWAN	628,917	862,816
G SHANK ENTERPRISE CO LTD	COMMON STOCK TWD10.0	TAIWAN	62,830	52,796
GENIUS ELECTRONIC OPTICAL CO	COMMON STOCK TWD10.0	TAIWAN	85,000	1,119,476
GETAC TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	124,000	77,190
GLOBAL MIXED MODE TECHNOLOGY	COMMON STOCK TWD10.0	TAIWAN	6,079	29,189
GLOBAL UNICHIP CORP	COMMON STOCK TWD10.0	TAIWAN	3,079	12,884
GLOBE UNION INDUSTRIAL CORP	COMMON STOCK TWD10.0	TAIWAN	203,000	218,620
HANNSTAR DISPLAY CORP	COMMON STOCK TWD10.0	TAIWAN	745,962	151,206
HARVATEK CORP	COMMON STOCK TWD10.0	TAIWAN	98,466	111,446
HEY SONG CORP	COMMON STOCK TWD10.0	TAIWAN	248,000	238,588
HON HAI PRECISION INDUSTRY	COMMON STOCK TWD10.0	TAIWAN	1,265,396	5,099,516
HORIZON SECURITIES CO LTD	COMMON STOCK TWD10.0	TAIWAN	887,000	307,263
HTC CORP	COMMON STOCK TWD10.0	TAIWAN	116,264	3,588,826
HUA ENG WIRE + CABLE CO. LTD	COMMON STOCK TWD10.0	TAIWAN	128,000	53,559
HUA NAN FINANCIAL HOLDINGS C	COMMON STOCK TWD10.0	TAIWAN	628,495	523,809
HUNG SHENG CONSTRUCTION CO	COMMON STOCK TWD10.0	TAIWAN	903,100	627,228
I CHIUN PRECISION IND CO LTD	COMMON STOCK TWD10.0	TAIWAN	90,978	115,296
ICHIA TECHNOLOGIES INC	COMMON STOCK TWD10.0	TAIWAN	145,000	83,549
ICP ELECTRONICS INC	COMMON STOCK TWD10.0	TAIWAN	62,277	89,390
INOTERA MEMORIES INC	COMMON STOCK TWD10.0	TAIWAN	597,027	285,649
INVENTEC APPLIANCES CORP	COMMON STOCK TWD10.0	TAIWAN	33,957	28,417
INVENTEC CO LTD	COMMON STOCK TWD10.0	TAIWAN	245,799	139,100
ITE TECHNOLOGY INC	COMMON STOCK TWD10.0	TAIWAN	28,000	59,445
JESS LINK PRODUCTS CO LTD	COMMON STOCK TWD10.0	TAIWAN	38,200	91,057
KEE TAI PROPERTIES CO LTD	COMMON STOCK TWD10.0	TAIWAN	429,618	361,005
KENMEC MECHANICAL ENGINEERIN	COMMON STOCK TWD10.0	TAIWAN	86,625	72,196

KGI SECURITIES CO LTD	COMMON STOCK TWD10.0	TAIWAN	418,000	238,701
KINDOM CONSTRUCTION CO LTD	COMMON STOCK TWD10.0	TAIWAN	277,000	316,365
KING S TOWN CONSTRUCTION CO	COMMON STOCK TWD10.0	TAIWAN	64,800	76,787
KINKO OPTICAL CO LTD	COMMON STOCK TWD10.0	TAIWAN	636,409	1,091,367
KINSUS INTERCONNECT TECH	COMMON STOCK TWD10.0	TAIWAN	36,180	122,848
KUOYANG CONSTRUCTION	COMMON STOCK TWD10.0	TAIWAN	189,000	162,056
KWONG FONG INDUSTRIES	COMMON STOCK TWD10.	TAIWAN	375,200	190,454
LARGAN PRECISION CO LTD	COMMON STOCK TWD10.0	TAIWAN	15,799	392,855
LEALEA ENTERPRISE	COMMON STOCK TWD10.0	TAIWAN	484,535	295,808
LEOFOO DEVELOPMENT	COMMON STOCK TWD10.0	TAIWAN	270,000	196,320
LI PENG ENTERPRISE CO LTD	COMMON STOCK TWD10.0	TAIWAN	362,000	200,514
LITE ON TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	318,517	438,068
LONG CHEN PAPER	COMMON STOCK TWD10.	TAIWAN	238,026	105,312
MACRONIX INTERNATIONAL	COMMON STOCK TWD10.0	TAIWAN	446,107	312,129
MEDIATEK INC	COMMON STOCK TWD10.0	TAIWAN	147,379	2,110,361
MEGA FINANCIAL HOLDING CO LT	COMMON STOCK TWD10.0	TAIWAN	1,429,385	1,100,602
MERCURIES + ASSOCIATES LTD	COMMON STOCK TWD10.0	TAIWAN	674,100	568,753
MICROELECTRONICS TECHNOLOGY	COMMON STOCK TWD10.0	TAIWAN	139,518	88,764
MIN AIK TECHNOLOGY CO LTD	COMMON STOCK TWD10.0	TAIWAN	72,450	237,553
MITAC INTERNATIONAL	COMMON STOCK TWD10.0	TAIWAN	156,931	75,622
MOSEL VITELIC INC	COMMON STOCK TWD10.0	TAIWAN	121,224	59,663
MOTECH INDUSTRIES INC	COMMON STOCK TWD10.0	TAIWAN	22,912	84,477
MPI CORP	COMMON STOCK TWD10.0	TAIWAN	57,680	211,677
NAN YA PLASTICS CORP	COMMON STOCK TWD10.	TAIWAN	878,422	2,190,293
NAN YA PRINTED CIRCUIT BOARD	COMMON STOCK TWD10.0	TAIWAN	27,173	101,119
NANYA TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	183,782	102,429
NATIONAL PETROLEUM CO LTD	COMMON STOCK TWD10.0	TAIWAN	167,000	215,648
NEW TAIWAN DOLLAR		TAIWAN	2,939,538	100,819
NOVATEK MICROELECTRONICS LTD	COMMON STOCK TWD10.0	TAIWAN	75,822	244,449
OPTO TECH CORP	COMMON STOCK TWD10.0	TAIWAN	38,000	27,109
PAN INTERNATIONAL INDUSTRIAL	COMMON STOCK TWD10.	TAIWAN	56,238	89,498
PEGATRON CORP	COMMON STOCK TWD10.0	TAIWAN	240,853	346,949
PHISON ELECTRONICS CORP	COMMON STOCK TWD10.0	TAIWAN	6,229	34,823
PIXART IMAGING INC	COMMON STOCK TWD10.0	TAIWAN	5,049	25,110
PLOTECH CO LTD	COMMON STOCK TWD10.0	TAIWAN	427,000	374,182
POLARIS SECURITIES CO LTD	COMMON STOCK TWD10.0	TAIWAN	285,920	186,321
POU CHEN	COMMON STOCK TWD10.0	TAIWAN	383,520	354,496
POWERCHIP TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	871,089	173,283
POWERTECH TECHNOLOGY INC	COMMON STOCK TWD10.0	TAIWAN	71,725	238,620
PRESIDENT CHAIN STORE CORP	COMMON STOCK TWD10.0	TAIWAN	78,608	362,622
PROMOS TECHNOLOGIES INC	COMMON STOCK TWD10.0	TAIWAN	602,750	43,827
QISDA CORP	COMMON STOCK TWD10.0	TAIWAN	311,721	212,757
QUANTA COMPUTER INC	COMMON STOCK TWD10.0	TAIWAN	339,511	712,639
RADIUM LIFE TECH CO LTD	COMMON STOCK TWD10.0	TAIWAN	107,747	160,753
RDC SEMICONDUCTOR CO LTD	COMMON STOCK TWD10.0	TAIWAN	26,000	45,390
REALTEK SEMICONDUCTOR CORP	COMMON STOCK TWD10.0	TAIWAN	57,149	136,421
RICH DEVELOPMENT CO LTD	COMMON STOCK TWD10.0	TAIWAN	341,720	224,442
RICHTEK TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	16,765	139,725
SAMPO CORP	COMMON STOCK TWD10.0	TAIWAN	520,316	157,755
SANYANG INDUSTRIAL CO LTD	COMMON STOCK TWD10.0	TAIWAN	29,000	18,401
SDI CORPORATION	COMMON STOCK TWD10.0	TAIWAN	230,000	322,638
SEA SONIC ELECTRONICS CO LTD	COMMON STOCK TWD10.0	TAIWAN	71,500	136,837
SHIN KONG FINANCIAL HOLDING	COMMON STOCK TWD10.0	TAIWAN	681,465	327,217
SHINING BUILDING BUSINESS CO	COMMON STOCK TWD10.0	TAIWAN	39,930	58,272
SHINKONG TEXTILE CO LTD	COMMON STOCK TWD10.0	TAIWAN	166,000	315,984
SILICONWARE PRECISION INDS	COMMON STOCK TWD10.0	TAIWAN	454,259	545,301
SINBON ELECTRONINCS CO LTD	COMMON STOCK TWD10.0	TAIWAN	253,000	200,446
SINO AMERICAN SILICON PRODUC	COMMON STOCK TWD10.0	TAIWAN	40,483	128,573
SINOPAC FINANCIAL HOLDINGS	COMMON STOCK TWD10.0	TAIWAN	989,335	456,384
SINTEK PHOTRONIC CORP	COMMON STOCK TWD10.0	TAIWAN	1,023,149	873,781
SOUTHEAST CEMENT CO LTD	COMMON STOCK TWD10.0	TAIWAN	1,288,000	594,159
SPRINGSOFT INC	COMMON STOCK TWD10.0	TAIWAN	125,000	159,055
ST SHINE OPTICAL CO LTD	COMMON STOCK TWD10.0	TAIWAN	12,008	159,796
STANDARD FOODS CORP	COMMON STOCK TWD10.0	TAIWAN	672	1,747
STAR COMGISTIC CAPITAL CO LT	COMMON STOCK TWD10.0	TAIWAN	305,400	460,878
SYNNEX TECHNOLOGY INTL CORP	COMMON STOCK TWD10.0	TAIWAN	172,715	466,197
T JOIN TRANSPORTATION CO	COMMON STOCK TWD10.0	TAIWAN	101,000	103,056
TA I TECHNOLOGY CO LTD	COMMON STOCK TWD10.0	TAIWAN	62,799	74,847
TA YA ELECTRIC WIRE + CABLE	COMMON STOCK TWD10.0	TAIWAN	290,000	89,815
TAH HSIN INDUSTRIAL CO LTD	COMMON STOCK TWD10.0	TAIWAN	20,000	18,795
TAIFLEX SCIENTIFIC CO LTD	COMMON STOCK TWD10.0	TAIWAN	99,775	225,855
TAISHIN FINANCIAL HOLDING	COMMON STOCK TWD10.0	TAIWAN	817,273	483,527
TAIWAN CEMENT	COMMON STOCK TWD10.	TAIWAN	495,615	557,549
TAIWAN COOPERATIVE BANK	COMMON STOCK TWD10.0	TAIWAN	293,480	254,662
TAIWAN FERTILIZER CO LTD	COMMON STOCK TWD10.0	TAIWAN	110,000	411,229
TAIWAN GLASS IND CORP	COMMON STOCK TWD10.0	TAIWAN	119,049	148,421
TAIWAN MASK CORPORATION	COMMON STOCK TWD10.0	TAIWAN	354,450	161,686
TAIWAN MOBILE CO LTD	COMMON STOCK TWD10.0	TAIWAN	308,365	737,161
TAIWAN PAIHO LTD	COMMON STOCK TWD10.0	TAIWAN	164,850	186,864
TAIWAN SECOM	COMMON STOCK TWD10.0	TAIWAN	34,016	64,517

TAIWAN SEMICONDUCTOR MANUFAC	COMMON STOCK TWD10.0	TAIWAN	3,597,363	8,760,063
TAIWAN SURFACE MOUNTING TECH	COMMON STOCK TWD10.0	TAIWAN	24,392	56,888
TAIWAN TEA CORP	COMMON STOCK TWD10.0	TAIWAN	129,607	94,683
TATUNG CO LTD	COMMON STOCK TWD10.0	TAIWAN	979,862	264,823
TECO ELECTRIC + MACHINERY	COMMON STOCK TWD10.	TAIWAN	373,775	249,982
TECOM CO LTD	COMMON STOCK TWD10.	TAIWAN	257,000	77,568
TEST RESEARCH INC	COMMON STOCK TWD10.0	TAIWAN	49,266	80,768
TONG HSING ELECTRONIC INDUST	COMMON STOCK TWD10.0	TAIWAN	27,014	119,057
TONG TAI MACHINE + TOOL CO	COMMON STOCK TWD10.0	TAIWAN	187,050	268,484
TOPCO SCIENTIFIC CO LTD	COMMON STOCK TWD10.0	TAIWAN	191,433	260,659
TOPCO TECHNOLOGIES CORP	COMMON STOCK TWD10.0	TAIWAN	16,000	39,566
TRANSCEND INFORMATION INC	COMMON STOCK TWD10.0	TAIWAN	49,566	134,300
TRIPOD TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	70,600	288,148
TSANN KUEN ENTERPRISE CO LTD	COMMON STOCK TWD10.0	TAIWAN	262,914	541,942
TUNG HO STEEL ENTERPRISE COR	COMMON STOCK TWD10.0	TAIWAN	127,419	144,434
TYNTEK CORPORATION	COMMON STOCK TWD10.0	TAIWAN	527,717	458,821
U MING MARINE TRANSPORT CORP	COMMON STOCK TWD10.0	TAIWAN	65,000	141,564
UNI PRESIDENT ENTERPRISES CO	COMMON STOCK TWD10.0	TAIWAN	554,141	821,998
UNIMICRON TECHNOLOGY CORP	COMMON STOCK TWD10.0	TAIWAN	181,805	354,176
UNITED INTEGRATED SERVICES	COMMON STOCK TWD10.0	TAIWAN	79,000	113,122
UNITED MICROELECTRONICS CORP	COMMON STOCK TWD10.0	TAIWAN	2,141,021	1,196,942
UNITY OPTO TECHNOLOGY CO LTD	COMMON STOCK TWD10.0	TAIWAN	203,254	362,499
VANGUARD INTERNATIONAL SEMI	COMMON STOCK TWD10.0	TAIWAN	137,691	69,893
VIA TECHNOLOGIES INC	COMMON STOCK TWD10.0	TAIWAN	66,740	71,990
WAFER WORKS CORP	COMMON STOCK TWD10.0	TAIWAN	32,999	47,535
WALSIN LIHWA CORP	COMMON STOCK TWD10.0	TAIWAN	609,696	386,856
WAN HAI LINES LTD	COMMON STOCK TWD10.0	TAIWAN	262,337	230,787
WELLYPOWER OPTRONICS CORP	COMMON STOCK TWD10.0	TAIWAN	160,000	174,507
WELTREND SEMICONDUCTOR INC	COMMON STOCK TWD10.0	TAIWAN	100,000	85,230
WINBOND ELECTRONICS CORP	COMMON STOCK TWD10.0	TAIWAN	465,843	137,565
WINTEK CORP	COMMON STOCK TWD10.0	TAIWAN	201,715	346,610
WISTRON CORP	COMMON STOCK TWD10.0	TAIWAN	271,392	552,902
WPG HOLDINGS LTD	COMMON STOCK TWD10.0	TAIWAN	164,033	316,741
WT MICROELECTRONICS CO LTD	COMMON STOCK TWD10.0	TAIWAN	878,249	1,412,717
YAGEO CORPORATION	COMMON STOCK TWD10.0	TAIWAN	320,440	157,711
YANG MING MARINE TRANSPORT	COMMON STOCK TWD10.0	TAIWAN	253,783	245,893
YOUNGTEK ELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN	7,140	20,668
YUANTA FINANCIAL HOLDING CO	COMMON STOCK TWD10.0	TAIWAN	931,788	696,688
YUFO ELECTRONICS CO LTD	COMMON STOCK TWD10.0	TAIWAN	78,000	71,696
YULON MOTOR COMPANY	COMMON STOCK TWD10.0	TAIWAN	103,492	219,006
ZINWELL CORPORATION	COMMON STOCK TWD10.0	TAIWAN	43,690	86,012
ADVANCED INFO SERVICE FOR RG	COMMON STOCK THB1. A	THAILAND	156,498	437,385
AMATA CORP PUBLIC CO LTD FOR	COMMON STOCK THB1. A	THAILAND	894,800	427,438
BANGKOK BANK PCL FOREIGN REG	COMMON STOCK THB10. A	THAILAND	168,500	852,422
BANGKOK BANK PUBLIC CO LTD	COMMON STOCK THB10. L	THAILAND	72,200	352,078
BANGKOK EXPRESSWAY PUB FOREI	COMMON STOCK THB10.0 A	THAILAND	297,500	194,419
BANPU PUBLIC CO LTD FOR REG	COMMON STOCK THB10. A	THAILAND	25,000	653,508
BEC WORLD PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	162,800	171,468
BUMRUNGRAD HOSPITAL FOREIGN	COMMON STOCK THB1. A	THAILAND	44,900	47,291
CALCOMP ELECTRONICS (THAI) F	COMMON STOCK A	THAILAND	1,071,500	122,985
CP ALL PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	346,300	450,897
G STEEL PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	1,014,000	23,210
GLOW ENERGY PCL FOREIGN	COMMON STOCK THB10.0 A	THAILAND	86,600	135,739
HEMARAJ LAND DEVELOPMENT FOR	COMMON STOCK THB.4 A	THAILAND	3,100,500	190,278
IRPC PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	1,580,600	340,816
ITALIAN THAI DEVELOP FOREIGN	COMMON STOCK THB1. A	THAILAND	1,572,600	242,059
ITF FIN + SECS	THB10(ALIEN MKT)	THAILAND	2,750	—
KASIKORNBANK PCL FOREIGN	COMMON STOCK THB10. A	THAILAND	297,400	1,287,467
KIATNAKIN BANK PCL FOR	COMMON STOCK A	THAILAND	9,700	12,549
KIM ENG SECURITIES THAI FOR	COMMON STOCK THB5. A	THAILAND	100,000	51,418
KRUNG THAI BANK PUB CO FOREI	COMMON STOCK THB5.15 A	THAILAND	492,100	282,413
LPN DEVELOPMENT PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	313,800	92,646
PRUKSA REAL ESTATE FOREIGN	COMMON STOCK THB1. A	THAILAND	502,700	308,507
PTT AROMATICS + REFIN FOREIG	COMMON STOCK THB10. A	THAILAND	181,146	229,850
PTT CHEMICAL PCL FOREIGN	COMMON STOCK THB10. A	THAILAND	44,762	218,279
PTT EXPLORATION + PROD FOR	COMMON STOCK THB1. A	THAILAND	186,275	1,050,481
PTT PCL FOREIGN	COMMON STOCK THB10.0 A	THAILAND	132,624	1,394,653
QUALITY HOUSE PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	1,672,500	116,512
SAHAVIRIYA STEEL INDUS FOREI	COMMON STOCK THB1. A	THAILAND	1,055,200	52,506
SIAM CEMENT PUB CO FOR REG	COMMON STOCK THB1. A	THAILAND	73,300	877,801
SIAM COMMERCIAL BANK FOREIGN	COMMON STOCK THB10. A	THAILAND	235,725	832,799
THAI AIRWAYS INTL PCL FOR	COMMON STOCK THB10. A	THAILAND	91,400	148,569
THAI UNION FROZEN PROD FOREI	COMMON STOCK THB1. A	THAILAND	41,160	71,684
THAI VEGETABLE OIL PCL FOR	COMMON STOCK THB1. A	THAILAND	148,680	160,295
THAICOM PCL FOREIGN	COMMON STOCK A	THAILAND	259,700	53,844
THAILAND BAHT		THAILAND	4,173,278	138,440
THAINOX STAINLESS FOREIGN		THAILAND	549,600	28,442
THANACHART CAPITAL FOREIGN	COMMON STOCK THB10. A	THAILAND	379,600	453,329
TISCO FINANCIAL FOREIGN	COMMON STOCK THB10. A	THAILAND	93,400	126,258
TRUE CORP PCL FOREIGN	COMMON STOCK THB10. A	THAILAND	1,971,800	464,415

AKBANK T.A.S.	COMMON STOCK TRY1.0	TURKEY	167,531	933,993
AKSA AKRILIK KIMYA SANAYII	COMMON STOCK TRY1.0	TURKEY	207,168	499,411
AKSIGORTA	COMMON STOCK TRY1.	TURKEY	21,205	31,553
ANADOLU EFES BIRACILIK	COMMON STOCK TRY1.0	TURKEY	40,762	619,773
ANADOLU SIGORTA	COMMON STOCK TRY1.0	TURKEY	144,414	127,617
ASYA KATILIM BANKASI AS	COMMON STOCK TRY1.0	TURKEY	37,038	68,348
BAGFAS BANDIRMA GUBRE FABRIK	COMMON STOCK TRY1.0	TURKEY	1,503	161,629
DOGAN GAZETECILIK AS	COMMON STOCK TRY1.0	TURKEY	105,555	216,734
DOGAN SIRKETLER GRUBU HLDGS	COMMON STOCK TRY1.0	TURKEY	148,450	108,034
DOGAN YAYIN HOLDING AS	COMMON STOCK TRY1.0	TURKEY	60,597	77,173
DOGUS OTOMOTIV SERVIS VE TIC	COMMON STOCK TRY1.0	TURKEY	50,608	217,690
ENKA INSAAT VE SANAYI AS	COMMON STOCK TRY1.0	TURKEY	46,841	175,311
EREGLI DEMIR VE CELIK FABRIK	COMMON STOCK TRY1.0	TURKEY	153,464	508,555
GUNES SIGORTA	COMMON STOCK TRY1.0	TURKEY	16,500	22,836
HACI OMER SABANCI HOLDING	COMMON STOCK TRY1.0	TURKEY	106,301	497,315
IHLAS HOLDING	COMMON STOCK TRY1.0	TURKEY	330,096	390,367
KARDEMIR KARABUK DEMIR CL D	COMMON STOCK TRY1.0	TURKEY	162,221	80,109
KOC HOLDING AS	COMMON STOCK TRY1.0	TURKEY	92,426	451,620
MARDIN CIMENTO SANAYII	COMMON STOCK TRY1.0	TURKEY	2,888	14,374
OTOKAR OTOMOTIV VE SAVUNMA	COMMON STOCK TRY1.	TURKEY	10,657	148,187
PETKIM PETROKIMYA HOLDING AS	COMMON STOCK TRY1.0	TURKEY	76,732	118,663
TAT KONSERVE	COMMON STOCK TRY1.0	TURKEY	41,114	114,873
TEKSTIL BANKASI AS	COMMON STOCK TRY1.0	TURKEY	49,411	34,674
TRAKYA CAM SANAYII AS	COMMON STOCK TRY1.0	TURKEY	42,136	87,065
TUPRAS TURKIYE PETROL RAFINE	COMMON STOCK TRY1.0	TURKEY	24,019	602,426
TURK SISE VE CAM FABRIKALARI	COMMON STOCK TRY1.0	TURKEY	65,444	115,665
TURKCELL ILETISIM HIZMET AS	COMMON STOCK TRY1.0	TURKEY	105,208	721,211
TURKISH LIRA	0	TURKEY	6,164	4,005
TURKIYE GARANTI BANKASI	COMMON STOCK TRY1.0	TURKEY	341,948	1,737,514
TURKIYE HALK BANKASI	COMMON STOCK TRY1.0	TURKEY	55,449	471,983
TURKIYE IS BANKASI C	COMMON STOCK TRY1.0	TURKEY	242,043	865,001
TURKIYE SINAI KALKINMA BANK	COMMON STOCK TRY1.0	TURKEY	164,961	279,758
TURKIYE VAKIFLAR BANKASI T D	COMMON STOCK TRY1.0	TURKEY	143,874	365,528
VESTEL BEYAZ ESYA SANAYI VE	COMMON STOCK TRY1.0	TURKEY	38,570	85,711
VESTEL ELEKTRONIK SANAYI	COMMON STOCK TRY1.0	TURKEY	192,452	305,122
YAPI VE KREDI BANKASI	COMMON STOCK TRY1.0	TURKEY	187,775	592,974
ZORLU ENERJI ELEKTRIK URETIM	COMMON STOCK TRY1.0	TURKEY	33,867	61,396
3I GROUP PLC	COMMON STOCK GBP.738636	UNITED KINGDOM	160,294	825,196
888 HOLDINGS PLC	COMMON STOCK GBP.005	UNITED KINGDOM	17,874	15,326
ABERDEEN ASSET MGMT PLC	COMMON STOCK GBP.1	UNITED KINGDOM	97,328	309,399
ADMIRAL GROUP PLC	COMMON STOCK GBP.001	UNITED KINGDOM	15,428	366,266
AEGIS GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	140,870	310,123
AERO INVENTORY	ORD GBP0.0125	UNITED KINGDOM	6,459	1
AFREN PLC	COMMON STOCK GBP.01	UNITED KINGDOM	141,297	326,843
AGGREKO PLC	COMMON STOCK GBP.2	UNITED KINGDOM	33,514	778,183
AMEC PLC	COMMON STOCK GBP.5	UNITED KINGDOM	60,241	1,085,663
AMLIN PLC	COMMON STOCK GBP.28125	UNITED KINGDOM	50,478	323,401
ANGLO AMERICAN PLC	COMMON STOCK USD.54945	UNITED KINGDOM	234,449	12,268,476
ANTOFAGASTA PLC	COMMON STOCK GBP.05	UNITED KINGDOM	71,971	1,821,039
ARM HOLDINGS PLC	COMMON STOCK GBP.0005	UNITED KINGDOM	204,400	1,397,429
ASHTEAD GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	102,074	276,361
ASOS PLC	COMMON STOCK GBP.035	UNITED KINGDOM	23,237	579,169
ASSOCIATED BRITISH FOODS PLC	COMMON STOCK GBP.0568	UNITED KINGDOM	65,368	1,208,400
ASTRAZENECA PLC	COMMON STOCK USD.25	UNITED KINGDOM	229,192	10,535,079
AUTONOMY CORPORATION PLC	COMMON STOCK GBP.0033	UNITED KINGDOM	31,138	734,443
AVEVA GROUP PLC	COMMON STOCK GBP.03333333	UNITED KINGDOM	7,560	191,218
AVIS EUROPE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	33,525	124,398
AVIVA PLC	COMMON STOCK GBP.25	UNITED KINGDOM	481,058	2,971,935
AXIS SHIELD PLC	COMMON STOCK GBP.35	UNITED KINGDOM	42,222	178,588
BABCOCK INTL GROUP PLC	COMMON STOCK GBP.6	UNITED KINGDOM	42,779	382,667
BAE SYSTEMS PLC ORD	COMMON STOCK GBP.025	UNITED KINGDOM	537,202	2,776,124
BALFOUR BEATTY PLC	COMMON STOCK GBP.5	UNITED KINGDOM	123,582	605,626
BARCLAYS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	1,855,177	7,664,363
BARRATT DEVELOPMENTS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	148,267	206,048
BELLWAY PLC	COMMON STOCK GBP.125	UNITED KINGDOM	9,222	96,799
BERKELEY GROUP HOLDINGS	COMMON STOCK GBP.05	UNITED KINGDOM	15,502	216,193
BG GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	549,947	11,174,082
BHP BILLITON PLC	COMMON STOCK USD.5	UNITED KINGDOM	367,742	14,722,981
BIG YELLOW GROUP PLC	REIT GBP.1	UNITED KINGDOM	35,321	193,900
BODYCOTE PLC	COMMON STOCK GBP.17273	UNITED KINGDOM	51,026	224,498
BOVIS HOMES GROUP PLC	COMMON STOCK GBP.5	UNITED KINGDOM	4,323	28,046
BP PLC	COMMON STOCK USD.25	UNITED KINGDOM	3,009,537	22,143,952
BREWIN DOLPHIN HOLDINGS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	50,942	126,839
BRITISH AIRWAYS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	109,877	469,302
BRITISH AMERICAN TOBACCO PLC	COMMON STOCK GBP.25	UNITED KINGDOM	320,206	12,379,319
BRITISH LAND CO PLC	REIT GBP.25	UNITED KINGDOM	164,216	1,349,920
BRITISH SKY BROADCASTING GRO	COMMON STOCK GBP.5	UNITED KINGDOM	210,949	2,431,812
BRITVIC PLC	COMMON STOCK GBP.2	UNITED KINGDOM	14,864	110,117
BROWN (N) GROUP PLC	COMMON STOCK GBP.1105263	UNITED KINGDOM	1,911	8,928
BT GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	1,324,041	3,753,006

BTG PLC	COMMON STOCK GBP.1	UNITED KINGDOM	72,135	261,403
BUNZL PLC	COMMON STOCK GBP.3214286	UNITED KINGDOM	65,240	734,515
BURBERRY GROUP PLC	COMMON STOCK GBP.0005	UNITED KINGDOM	81,231	1,430,628
CABLE + WIRELESS COMMUNICATI	COMMON STOCK USD.05	UNITED KINGDOM	458,947	348,570
CABLE + WIRELESS WORLDWIDE	COMMON STOCK GBP.05	UNITED KINGDOM	458,947	472,494
CAIRN ENERGY PLC	COMMON STOCK GBP.0061538	UNITED KINGDOM	238,800	1,572,519
CAPE PLC	COMMON STOCK GBP.25	UNITED KINGDOM	47,327	307,364
CAPITA GROUP PLC	COMMON STOCK GBP.020667	UNITED KINGDOM	111,377	1,215,127
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	UNITED KINGDOM	57,878	136,559
CAPITAL SHOPPING CENTRES GRO	REIT GBP.5	UNITED KINGDOM	76,307	499,365
CARILLION PLC	COMMON STOCK GBP.5	UNITED KINGDOM	64,223	386,953
CARNIVAL PLC	COMMON STOCK USD1.66	UNITED KINGDOM	30,152	1,408,961
CARPETRIGHT PLC	COMMON STOCK GBP.01	UNITED KINGDOM	180	2,253
CATTLES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	248,648	—
CENTRICA PLC	COMMON STOCK GBP.061728	UNITED KINGDOM	896,833	4,659,796
CERES POWER HOLDINGS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	43,637	49,234
CHEMRING GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	3,036	138,081
CHESNARA PLC	COMMON STOCK GBP.05	UNITED KINGDOM	28,853	106,521
CLARKSON PLC	COMMON STOCK GBP.25	UNITED KINGDOM	3,827	67,780
CLOSE BROTHERS GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	8,300	110,716
CLS HOLDINGS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	17,536	146,972
COBHAM PLC	COMMON STOCK GBP.025	UNITED KINGDOM	208,283	664,107
COLLINS STEWART PLC	COMMON STOCK GBP.25	UNITED KINGDOM	54,323	66,575
COLT GROUP SA	COMMON STOCK EUR.5	UNITED KINGDOM	39,900	85,961
COMPASS GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	344,135	3,132,889
COMPUTACENTER PLC	COMMON STOCK GBP.06	UNITED KINGDOM	16,896	102,759
CONNAUGHT PLC	COMMON STOCK GBP.02	UNITED KINGDOM	18,977	4,947
COOKSON GROUP PLC	COMMON STOCK GBP1.0	UNITED KINGDOM	40,077	413,263
COSTAIN GROUP PLC	COMMON STOCK GBP.5	UNITED KINGDOM	21,202	70,373
CRANSWICK PLC	COMMON STOCK GBP.1	UNITED KINGDOM	7,071	95,254
CRODA INTERNATIONAL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	22,041	558,076
CSR PLC	COMMON STOCK GBP.001	UNITED KINGDOM	26,461	147,556
DAILY MAIL+GENERAL TST A NV	COMMON STOCK GBP.125	UNITED KINGDOM	52,978	476,464
DAIRY CREST GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	8,600	57,061
DEBENHAMS PLC	COMMON STOCK GBP.0001	UNITED KINGDOM	122,881	136,350
DECHRA PHARMACEUTICALS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	39,884	312,398
DERWENT LONDON PLC	REIT GBP.05	UNITED KINGDOM	14,704	359,676
DEVELOPMENT SECURITIES PLC	COMMON STOCK GBP.5	UNITED KINGDOM	20,670	72,772
DEVRO PLC	COMMON STOCK GBP.1	UNITED KINGDOM	87,383	346,324
DIAGEO PLC	COMMON STOCK GBP.2893518	UNITED KINGDOM	407,120	7,572,225
DIGNITY PLC	COMMON STOCK GBP.105	UNITED KINGDOM	7,044	79,405
DIXONS RETAIL PLC	COMMON STOCK GBP.025	UNITED KINGDOM	449,878	161,620
DOMINO S PIZZA UK + IRL PLC	COMMON STOCK GBP.015625	UNITED KINGDOM	32,975	284,896
DRAX GROUP PLC	COMMON STOCK GBP.1155172	UNITED KINGDOM	67,273	388,197
DS SMITH PLC	COMMON STOCK GBP.1	UNITED KINGDOM	51,561	163,386
DTZ HOLDINGS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	109,300	76,033
DUNELM GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	32,963	263,695
EAGA PLC	COMMON STOCK GBP.001	UNITED KINGDOM	33,190	36,544
EASYJET PLC	COMMON STOCK GBP.25	UNITED KINGDOM	20,291	139,886
ELECTROCOMPONENTS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	70,463	293,291
ELEMENTIS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	128,711	288,289
ENQUEST PLC	COMMON STOCK GBP.02	UNITED KINGDOM	35,791	78,253
ENTERPRISE INNS PLC	COMMON STOCK GBP.025	UNITED KINGDOM	95,218	176,316
EURASIAN NATURAL RESOURCES	COMMON STOCK USD.2	UNITED KINGDOM	60,064	987,293
EUROMONEY INSTL INVESTOR PLC	COMMON STOCK GBP.0025	UNITED KINGDOM	7,868	85,303
EVOLUTION GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	93,699	102,176
F+C ASSET MANAGEMENT PLC	COMMON STOCK GBP.001	UNITED KINGDOM	260,473	342,778
FENNER PLC	COMMON STOCK GBP.25	UNITED KINGDOM	42,940	240,633
FERREXPO PLC	COMMON STOCK GBP.1	UNITED KINGDOM	35,837	233,805
FIDESSA GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	10,108	245,544
FINDEL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	88,811	20,127
FIRSTGROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	88,353	551,370
FRESNILLO PLC	COMMON STOCK USD.5	UNITED KINGDOM	22,357	585,038
FTSE 100 INDEX FUTURES	MAR11 XLIF3 18 20110	UNITED KINGDOM	1,150	194,904
G4S PLC	COMMON STOCK GBP.25	UNITED KINGDOM	232,561	927,804
GAME GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	44,247	48,570
GENUS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	6,962	93,543
GKN PLC	COMMON STOCK GBP.1	UNITED KINGDOM	281,894	980,022
GLAXOSMITHKLINE PLC	COMMON STOCK GBP.25	UNITED KINGDOM	814,730	15,892,262
GO AHEAD GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	3,716	76,883
GRAINGER PLC	COMMON STOCK GBP.05	UNITED KINGDOM	13,612	22,551
GREAT PORTLAND ESTATES PLC	REIT GBP.125	UNITED KINGDOM	50,604	285,999
GREENE KING PLC	COMMON STOCK GBP.125	UNITED KINGDOM	34,853	261,711
GULFSANDS PETROLEUM PLC	COMMON STOCK GBP.05714286	UNITED KINGDOM	3,900	23,229
HALFORDS GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	10,438	74,753
HALMA PLC	COMMON STOCK GBP.1	UNITED KINGDOM	61,908	348,275
HAMMERSON PLC	REIT GBP.25	UNITED KINGDOM	130,930	855,963
HAMPSON INDUSTRIES PLC	COMMON STOCK GBP.25	UNITED KINGDOM	164,974	80,720
HAMWORTHY PLC	COMMON STOCK GBP.05	UNITED KINGDOM	17,427	116,395
HARGREAVES SERVICES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	10,955	140,216

HAYS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	265,937	537,350
HELICAL BAR PLC	COMMON STOCK GBP.01	UNITED KINGDOM	24,829	110,891
HENDERSON GROUP PLC	COMMON STOCK GBP.125	UNITED KINGDOM	107,537	228,357
HIKMA PHARMACEUTICALS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	12,460	158,428
HMV GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	57,538	28,832
HOLIDAYBREAK PLC	COMMON STOCK GBP.05	UNITED KINGDOM	26,548	142,454
HOME RETAIL GROUP	COMMON STOCK GBP.1	UNITED KINGDOM	171,446	506,565
HOWDEN JOINERY GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	77,314	123,872
HSBC HOLDINGS PLC	COMMON STOCK USD.5	UNITED KINGDOM	2,790,212	28,552,284
ICAP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	96,024	805,132
IG GROUP HOLDINGS PLC	COMMON STOCK GBP5E 05.0	UNITED KINGDOM	45,378	362,515
IMI PLC	COMMON STOCK GBP.25	UNITED KINGDOM	61,118	905,102
IMPERIAL TOBACCO GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	166,101	5,116,667
INCHCAPE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	77,975	435,343
INMARSAT PLC	COMMON STOCK EUR.0005	UNITED KINGDOM	49,785	525,436
INTERCONTINENTAL HOTELS GROU	COMMON STOCK GBP.1361702	UNITED KINGDOM	48,085	936,725
INTERMEDIATE CAPITAL GROUP	COMMON STOCK GBP.2	UNITED KINGDOM	40,596	211,809
INTERNATIONAL PERSONAL FINAN	COMMON STOCK GBP.1	UNITED KINGDOM	30,701	184,760
INTERNATIONAL POWER PLC	COMMON STOCK GBP.005	UNITED KINGDOM	280,130	1,920,554
INTERTEK GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	14,310	397,913
INVENSYS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	145,246	806,194
INVESTEC PLC	COMMON STOCK GBP.0002	UNITED KINGDOM	76,504	631,870
ITE GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	81,625	322,548
ITV PLC	COMMON STOCK GBP.1	UNITED KINGDOM	613,631	673,645
JARDINE LLOYD THOMPSON GROUP	COMMON STOCK GBP.05	UNITED KINGDOM	13,100	129,129
JAZZTEL PLC	COMMON STOCK EUR.8	UNITED KINGDOM	37,327	177,861
JKX OIL + GAS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	14,115	69,641
JOHNSON MATTHEY PLC	COMMON STOCK GBP1.0	UNITED KINGDOM	39,404	1,258,742
KAZAKHMYS PLC	COMMON STOCK GBP.2	UNITED KINGDOM	38,611	978,255
KELLER GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	6,584	64,964
KIER GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	2,898	62,242
KINGFISHER PLC	COMMON STOCK GBP.157143	UNITED KINGDOM	455,741	1,881,693
LADBROKES PLC	COMMON STOCK GBP.2833333	UNITED KINGDOM	188,310	362,014
LAND SECURITIES GROUP PLC	REIT GBP.1	UNITED KINGDOM	136,578	1,442,734
LEGAL + GENERAL GROUP PLC	COMMON STOCK GBP.025	UNITED KINGDOM	1,114,817	1,690,762
LLOYDS BANKING GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	6,135,754	6,318,834
LOGICA PLC	COMMON STOCK GBP.1	UNITED KINGDOM	262,430	538,921
LONDON STOCK EXCHANGE GROUP	COMMON STOCK GBP.06918605	UNITED KINGDOM	27,934	366,862
LONMIN PLC	COMMON STOCK USD1.0	UNITED KINGDOM	35,230	1,086,257
LOOKERS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	154,799	150,075
MAJESTIC WINE PLC	COMMON STOCK GBP.075	UNITED KINGDOM	29,465	177,777
MAN GROUP PLC	COMMON STOCK USD.428571	UNITED KINGDOM	334,845	1,554,185
MARKS + SPENCER GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	296,019	1,711,412
MARSHALLS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	130,328	213,761
MCBRIDE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	68,298	201,025
MEARS GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	49,916	236,864
MEGGITT PLC	COMMON STOCK GBP.05	UNITED KINGDOM	127,287	737,580
MELROSE PLC	COMMON STOCK GBP.002	UNITED KINGDOM	65,759	320,271
MELROSE RESOURCES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	20,453	76,106
MICHAEL PAGE INTERNATIONAL	COMMON STOCK GBP.01	UNITED KINGDOM	37,727	328,030
MICRO FOCUS INTERNATIONAL	COMMON STOCK GBP.1	UNITED KINGDOM	24,728	150,415
MISYS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	29,177	156,794
MITCHELLS + BUTLERS PLC	COMMON STOCK GBP.0854167	UNITED KINGDOM	72,411	396,954
MONDI PLC	COMMON STOCK EUR.2	UNITED KINGDOM	66,397	534,531
MONEYSUPERMARKET.COM	COMMON STOCK GBP.0002	UNITED KINGDOM	42,997	52,567
MORGAN CRUCIBLE COMPANY PLC	COMMON STOCK GBP.25	UNITED KINGDOM	46,365	176,902
MORGAN SINDALL GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	5,600	61,850
MOTHERCARE PLC	COMMON STOCK GBP.5	UNITED KINGDOM	28,326	272,084
MOUCHEL GROUP PLC	COMMON STOCK GBP.0025	UNITED KINGDOM	37,828	63,351
NATIONAL EXPRESS GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	82,610	324,977
NATIONAL GRID PLC	COMMON STOCK GBP.1139535	UNITED KINGDOM	592,862	5,190,728
NEXT PLC	COMMON STOCK GBP.01	UNITED KINGDOM	36,221	1,120,984
NORTHERN FOODS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	46,215	45,390
NORTHGATE PLC	COMMON STOCK GBP.5	UNITED KINGDOM	18,734	82,722
NORTHUMBRIAN WATER GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	49,400	256,194
OLD MUTUAL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	726,053	1,400,948
OLD MUTUAL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	325,081	638,295
PACE PLC	COMMON STOCK GBP.05	UNITED KINGDOM	22,373	64,034
PARAGON GROUP COMPANIES PLC	COMMON STOCK GBP1.0	UNITED KINGDOM	44,419	125,341
PEARSON PLC	COMMON STOCK GBP.25	UNITED KINGDOM	150,059	2,380,609
PENDRAGON PLC	COMMON STOCK GBP.05	UNITED KINGDOM	303,631	97,526
PENNON GROUP PLC	COMMON STOCK GBP.407	UNITED KINGDOM	39,544	396,516
PERSIMMON PLC	COMMON STOCK GBP.1	UNITED KINGDOM	55,666	363,029
PETROFAC LTD	COMMON STOCK USD.02	UNITED KINGDOM	41,555	1,033,836
PETROPAVLOVSK PLC	COMMON STOCK GBP.01	UNITED KINGDOM	24,158	433,398
POUND STERLING		UNITED KINGDOM	1,061,071	1,661,267
PREMIER FARNELL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	31,382	141,022
PREMIER FOODS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	376,447	113,734
PREMIER OIL PLC	COMMON STOCK GBP.5	UNITED KINGDOM	14,230	434,653
PROVIDENT FINANCIAL PLC	COMMON STOCK GBP.2072727	UNITED KINGDOM	10,728	146,900

PRUDENTIAL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	431,123	4,515,124
PUNCH TAVERNS PLC	COMMON STOCK GBP.0004786	UNITED KINGDOM	114,256	134,164
PV CRYSTALOX SOLAR PLC	COMMON STOCK GBP.02	UNITED KINGDOM	38,169	31,061
QUINTAIN ESTATES + DEV PLC	COMMON STOCK GBP.25	UNITED KINGDOM	190,972	125,712
RANK GROUP PLC	COMMON STOCK GBP.1388889	UNITED KINGDOM	83,953	166,286
RATHBONE BROTHERS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	6,292	107,793
RECKITT BENCKISER GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	96,204	5,313,170
REDROW PLC	COMMON STOCK GBP.1	UNITED KINGDOM	66,896	142,128
REED ELSEVIER PLC	COMMON STOCK GBP.144397	UNITED KINGDOM	204,214	1,732,341
RENTOKIL INITIAL PLC	COMMON STOCK GBP.01	UNITED KINGDOM	346,240	525,379
RESTAURANT GROUP PLC	COMMON STOCK GBP.28125	UNITED KINGDOM	37,320	160,757
REXAM PLC	COMMON STOCK GBP.642857	UNITED KINGDOM	160,812	837,927
RIGHTMOVE PLC	COMMON STOCK GBP.01	UNITED KINGDOM	14,135	172,494
RIO TINTO PLC	COMMON STOCK GBP.1	UNITED KINGDOM	232,332	16,362,290
ROBERT WALTERS PLC	COMMON STOCK GBP.2	UNITED KINGDOM	15,780	80,398
ROBERT WISEMAN DAIRIES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	8,148	43,687
ROLLS ROYCE GROUP PLC	COMMON STOCK GBP.2	UNITED KINGDOM	338,274	3,300,146
ROTORK PLC	COMMON STOCK GBP.05	UNITED KINGDOM	14,004	401,165
ROYAL BANK OF SCOTLAND GROUP	COMMON STOCK GBP.25	UNITED KINGDOM	2,921,905	1,797,649
ROYAL DUTCH SHELL PLC B SHS	COMMON STOCK EUR.07	UNITED KINGDOM	441,261	14,660,754
RPS GROUP PLC	COMMON STOCK GBP.03	UNITED KINGDOM	26,500	95,625
RSA INSURANCE GROUP PLC	COMMON STOCK GBP.275	UNITED KINGDOM	691,579	1,356,658
SABMILLER PLC	COMMON STOCK USD.1	UNITED KINGDOM	160,927	5,682,829
SAGE GROUP PLC/THE	COMMON STOCK GBP.01	UNITED KINGDOM	240,086	1,028,605
SAINSBURY (J) PLC	COMMON STOCK GBP.285714	UNITED KINGDOM	216,855	1,278,764
SALAMANDER ENERGY PLC	COMMON STOCK GBP.1	UNITED KINGDOM	64,814	273,768
SAVILLS PLC	COMMON STOCK GBP.025	UNITED KINGDOM	24,560	148,578
SCHRODERS PLC	COMMON STOCK GBP1.0	UNITED KINGDOM	21,678	630,112
SCOTTISH + SOUTHERN ENERGY	COMMON STOCK GBP.5	UNITED KINGDOM	163,935	3,145,621
SDL PLC	COMMON STOCK GBP.01	UNITED KINGDOM	29,792	303,353
SEGRO PLC	REIT GBP.1	UNITED KINGDOM	120,111	539,078
SENIOR PLC	COMMON STOCK GBP.1	UNITED KINGDOM	91,779	216,707
SERCO GROUP PLC	COMMON STOCK GBP.02	UNITED KINGDOM	87,867	764,498
SEVERFIELD ROWEN PLC	COMMON STOCK GBP.025	UNITED KINGDOM	18,123	87,336
SEVERN TRENT PLC	COMMON STOCK GBP.9789	UNITED KINGDOM	42,685	988,493
SHAFTESBURY PLC	REIT GBP.25	UNITED KINGDOM	14,263	100,112
SHANKS GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	20,061	39,544
SIG PLC	COMMON STOCK GBP.1	UNITED KINGDOM	78,625	158,675
SMITH + NEPHEW PLC	COMMON STOCK USD.2	UNITED KINGDOM	164,046	1,731,122
SMITHS GROUP PLC	COMMON STOCK GBP.375	UNITED KINGDOM	71,487	1,394,574
SOCO INTERNATIONAL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	31,772	183,853
SPECTRIS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	9,319	191,405
SPIRAX SARCO ENGINEERING PLC	COMMON STOCK GBP.25	UNITED KINGDOM	4,986	151,126
SPIRENT PLC	COMMON STOCK GBP.03333333	UNITED KINGDOM	70,119	162,183
ST. MODWEN PROPERTIES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	397	1,027
STAGECOACH GROUP PLC	COMMON STOCK GBP.009824	UNITED KINGDOM	103,783	344,998
STANDARD CHARTERED PLC	COMMON STOCK USD.5	UNITED KINGDOM	371,401	10,041,638
STANDARD LIFE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	443,498	1,501,416
STHREE PLC	COMMON STOCK GBP.01	UNITED KINGDOM	26,580	152,680
SUBSEA 7 INC	COMMON STOCK USD.01	UNITED KINGDOM	17,231	450,574
SUBSEA 7 SA	COMMON STOCK USD2.	UNITED KINGDOM	37,925	928,076
SYNERGY HEALTH PLC	COMMON STOCK GBP.00625	UNITED KINGDOM	7,611	104,616
TALKTALK TELECOM GROUP	COMMON STOCK GBP.001	UNITED KINGDOM	79,395	199,059
TATE + LYLE PLC	COMMON STOCK GBP.25	UNITED KINGDOM	92,048	746,022
TAYLOR WIMPEY PLC	COMMON STOCK GBP.01	UNITED KINGDOM	615,759	304,073
TELECITY GROUP PLC	COMMON STOCK	UNITED KINGDOM	17,614	129,832
TELECOM PLUS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	32,066	228,364
TESCO PLC	COMMON STOCK GBP.05	UNITED KINGDOM	1,253,556	8,347,078
THOMAS COOK GROUP PLC	COMMON STOCK EUR.1	UNITED KINGDOM	90,976	270,564
TRAVIS PERKINS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	26,264	435,548
TT ELECTRONICS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	149,210	402,127
TUI TRAVEL PLC	COMMON STOCK GBP.001	UNITED KINGDOM	100,731	388,425
TULLETT PREBON PLC	COMMON STOCK GBP.25	UNITED KINGDOM	27,073	162,288
TULLOW OIL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	133,981	2,648,172
ULTRA ELECTRONICS HLDGS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	4,151	110,299
UNILEVER PLC	COMMON STOCK GBP.0311	UNITED KINGDOM	210,903	6,476,533
UNITE GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	41,192	125,280
UNITED UTILITIES GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	126,384	1,172,493
VECTURA GROUP PLC	COMMON STOCK GBP.00025	UNITED KINGDOM	96,808	106,102
VEDANTA RESOURCES PLC	COMMON STOCK USD.1	UNITED KINGDOM	27,251	1,076,036
VODAFONE GROUP PLC	COMMON STOCK USD.1142857	UNITED KINGDOM	8,331,409	21,783,714
WEIR GROUP PLC/THE	COMMON STOCK GBP.125	UNITED KINGDOM	31,905	889,343
WELLSTREAM HOLDINGS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	6,294	77,911
WETHERSPOON (J.D.) PLC	COMMON STOCK GBP.02	UNITED KINGDOM	7,655	53,971
WH SMITH PLC	COMMON STOCK GBP.22	UNITED KINGDOM	16,667	127,183
WHITBREAD PLC	COMMON STOCK GBP.767974	UNITED KINGDOM	34,104	956,460
WILLIAM HILL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	136,273	364,492
WINCANTON PLC	COMMON STOCK GBP.1	UNITED KINGDOM	27,759	75,636
WM MORRISON SUPERMARKETS	COMMON STOCK GBP.1	UNITED KINGDOM	368,316	1,543,981
WOLFSON MICROELECTRONICS PLC	COMMON STOCK GBP.001	UNITED KINGDOM	57,157	260,321

WOOD GROUP (JOHN) PLC	COMMON STOCK GBP.03333333	UNITED KINGDOM	36,200	317,116
WORKSPACE GROUP PLC	REIT GBP.1	UNITED KINGDOM	145,623	53,655
WPP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	206,628	2,563,951
XCHANGING PLC	COMMON STOCK GBP.05	UNITED KINGDOM	30,617	60,217
XSTRATA PLC	COMMON STOCK USD.5	UNITED KINGDOM	314,160	7,426,937
YELL GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	365,272	83,006
BROOKFIELD PROPERTIES CORP	COMMON STOCK NPV	UNITED STATES	44,442	785,389
GOLDEN STAR RESOURCES LTD	COMMON STOCK NPV	UNITED STATES	152,930	703,356
JAGUAR MINING INC	COMMON STOCK NPV	UNITED STATES	21,200	151,269
SOUTHERN COPPER CORP	COMMON STOCK USD.01	UNITED STATES	12,934	635,447
SOUTHERN COPPER CORP	COMMON STOCK USD.01	UNITED STATES	21,070	1,026,952
SSGA	G STIFF ERISA QUALIFIED12 31 20300.138522	UNITED STATES	47,266,519	47,266,519
SXC HEALTH SOLUTIONS CORP	COMMON STOCK NPV	UNITED STATES	9,600	411,573
SYNTHES INC	COMMON STOCK CHF.001	UNITED STATES	9,984	1,360,594
THOMSON REUTERS CORP	COMMON STOCK NPV	UNITED STATES	64,530	2,418,454
TRANSFIELD SERVICES RTS	EXP 12JAN11	UNITED STATES	12,830	4,735
US DOLLAR		UNITED STATES	(6,959,015)	(6,959,015)
BOLIVAR FUERTE		VENEZUELA	55,012	12,809
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD			28,716
CURRENCY CONTRACT	BOUGHT GBP/SOLD USD			(202,404)
CURRENCY CONTRACT	BOUGHT JPY/SOLD USD			224,318

	Total : EXHIBIT A - Total International Stock Market Index Fund			$3,070,442,876

n / a  - Cost is not applicable

EXHIBIT B - Small/Mid-Cap Stock Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					( n / a )
				Shares

	STEINER LEISURE LTD	COMMON STOCK USD.01	BAHAMAS	17,200		$803,240
	TEEKAY TANKERS LTD CLASS A	COMMON STOCK USD.01	BAHAMAS	13,400		165,356
	ULTRAPETROL (BAHAMAS) LTD	COMMON STOCK USD.01	BAHAMAS	13,200		84,876
	ALTERRA CAPITAL HOLDINGS LTD	COMMON STOCK USD1.	BERMUDA	89,600		1,938,944
	ARCH CAPITAL GROUP LTD	COMMON STOCK USD.01	BERMUDA	50,025		4,404,701
	ARGO GROUP INTERNATIONAL	COMMON STOCK USD1.0	BERMUDA	34,229		1,281,876
	ASPEN INSURANCE HOLDINGS LTD	COMMON STOCK USD.001514456	BERMUDA	73,600		2,106,432
	ASSURED GUARANTY LTD	COMMON STOCK USD.01	BERMUDA	172,900		3,060,330
	AXIS CAPITAL HOLDINGS LTD	COMMON STOCK USD.0125	BERMUDA	119,600		4,291,248
	BUNGE LTD	COMMON STOCK USD.01	BERMUDA	142,517		9,337,714
	CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	BERMUDA	38,114		775,620
	ENDURANCE SPECIALTY HOLDINGS	COMMON STOCK USD1.0	BERMUDA	42,600		1,962,582
	ENERGY XXI BERMUDA	COMMON STOCK USD.005	BERMUDA	72,300		2,000,541
	ENSTAR GROUP LTD	COMMON STOCK USD1.0	BERMUDA	6,400		541,312
	EVEREST RE GROUP LTD	COMMON STOCK USD.01	BERMUDA	55,664		4,721,420
	FRONTLINE LTD	COMMON STOCK USD2.5	BERMUDA	47,900		1,215,223
	GENPACT LTD	COMMON STOCK USD.01	BERMUDA	66,487		1,010,602
	GLOBAL CROSSING LTD	COMMON STOCK USD.01	BERMUDA	29,641		382,962
	GLOBAL SOURCES LTD	COMMON STOCK USD.01	BERMUDA	9,744		92,763
	GOLAR LNG LTD	COMMON STOCK USD1.	BERMUDA	34,531		518,310
	HELEN OF TROY LTD	COMMON STOCK USD.1	BERMUDA	35,000		1,040,900
	KNIGHTSBRIDGE TANKERS LTD	COMMON STOCK USD.01	BERMUDA	15,500		345,185
	MAIDEN HOLDINGS LTD	COMMON STOCK USD.01	BERMUDA	55,800		438,588
	MARVELL TECHNOLOGY GROUP LTD	COMMON STOCK USD.002	BERMUDA	535,155		9,927,125
	MONTPELIER RE HOLDINGS LTD	COMMON STOCK USD.001666	BERMUDA	77,918		1,553,685
	NORDIC AMER TANKER SHIPPING	COMMON STOCK USD.01	BERMUDA	51,500		1,340,030
	ORIENT EXPRESS HOTELS LTD A	COMMON STOCK USD.01	BERMUDA	99,460		1,291,985
	PARTNERRE LTD	COMMON STOCK USD1.0	BERMUDA	78,250		6,287,388
	PLATINUM UNDERWRITERS HLDGS	COMMON STOCK USD.01	BERMUDA	45,900		2,064,123
	PRIMUS GUARANTY LTD	Common Stock USD.08	BERMUDA	41,832		212,507
	RENAISSANCERE HOLDINGS LTD	COMMON STOCK USD1.0	BERMUDA	57,100		3,636,699
	SHIP FINANCE INTL LTD	COMMON STOCK USD1.0	BERMUDA	48,129		1,035,736
	SIGNET JEWELERS LTD	COMMON STOCK USD.18	BERMUDA	81,701		3,545,823
	VALIDUS HOLDINGS LTD	COMMON STOCK USD.175	BERMUDA	79,592		2,436,311
	VISTAPRINT NV	COMMON STOCK USD.001	BERMUDA	40,800		1,876,800
	XYRATEX LTD	COMMON STOCK USD.01	BERMUDA	25,800		420,798
	DOMTAR CORP	COMMON STOCK USD.01	CANADA	39,450		2,995,044
	TEEKAY CORP	COMMON STOCK USD.001	CANADA	45,300		1,498,524
	TESCO CORP	COMMON STOCK NPV	CANADA	24,900		395,412
	THOMPSON CREEK METALS CO INC	COMMON STOCK NPV	CANADA	170,900		2,515,648
	TRANSATLANTIC PETROLEUM LTD	COMMON STOCK NPV	CANADA	133,100		443,223
	CONSOLIDATED WATER CO ORD SH	COMMON STOCK USD.6	CAYMAN ISLANDS	13,400		122,878
	FRESH DEL MONTE PRODUCE INC	COMMON STOCK USD.01	CAYMAN ISLANDS	35,700		890,715
	GREENLIGHT CAPITAL RE LTD A	COMMON STOCK USD.01	CAYMAN ISLANDS	31,600		847,196
	HERBALIFE LTD	COMMON STOCK USD.002	CAYMAN ISLANDS	61,400		4,197,918
	EXCEL MARITIME CARRIERS LTD	COMMON STOCK USD.01	GREECE	28,500		160,455
	AMDOCS LTD	COMMON STOCK GBP.0001	GUERNSEY, C.I.	195,550		5,371,759
	CDC CORP CL A	COMMON STOCK USD.00025	HONG KONG	24,333		85,409
	ACCENTURE PLC CL A	COMMON STOCK USD.25E 05	IRELAND	615,700		29,855,293
	COVIDIEN PLC	COMMON STOCK USD.2	IRELAND	505,200		23,067,432
	GLOBAL INDEMNITY PLC	COMMON STOCK USD.0001	IRELAND	21,104		431,577
	SEAGATE TECHNOLOGY	COMMON STOCK USD.00001	IRELAND	495,082		7,441,082
	WARNER CHILCOTT PLC CLASS A	COMMON STOCK USD.01	IRELAND	84,100		1,897,296
	SYNERON MEDICAL LTD	COMMON STOCK USD1.0	ISRAEL	29,200		297,548
	DHT HOLDINGS INC	COMMON STOCK USD.01	JERSEY, C.I.	42,100		195,765
	FLAGSTONE REINSURANCE HOLDIN	COMMON STOCK USD.01	LUXEMBOURG	57,300		721,980
	BALTIC TRADING LTD	COMMON STOCK	MARSHALL ISLANDS	11,700		119,457
	ORTHOFIX INTERNATIONAL NV	COMMON STOCK USD.1	NETH. ANTILLES	18,000		522,000
	CHICAGO BRIDGE + IRON NY SHR	NY REG SHRS EUR.01	NETHERLANDS	100,200		3,296,580
	CNH GLOBAL N.V.	COMMON STOCK USD2.25	NETHERLANDS	22,700		1,083,698
	CORE LABORATORIES N.V.	COMMON STOCK EUR.02	NETHERLANDS	42,900		3,820,245
	BANCO LATINOAMERICANO COME E	COMMON STOCK NPV	PANAMA	30,293		559,209
	COPA HOLDINGS SA CLASS A	COMMON STOCK NPV	PANAMA	28,333		1,667,114
	FIRST BANCORP PUERTO RICO	COMMON STOCK USD1.	PUERTO RICO	90,200		41,492
	ORIENTAL FINANCIAL GROUP	COMMON STOCK USD1.	PUERTO RICO	48,718		608,488
	POPULAR INC	COMMON STOCK USD6.	PUERTO RICO	1,022,747		3,211,426

TRIPLE S MANAGEMENT CORP B	COMMON STOCK USD1.	PUERTO RICO	22,800	435,024
AVAGO TECHNOLOGIES LTD	COMMON STOCK	SINGAPORE	99,300	2,827,071
AUTOLIV INC	COMMON STOCK USD1.	SWEDEN	86,746	6,847,729
ALCON INC	COMMON STOCK USD.2	SWITZERLAND	70,200	11,470,680
ALLIED WORLD ASSURANCE CO	COMMON STOCK USD.03	SWITZERLAND	42,100	2,502,424
GARMIN LTD	COMMON STOCK CHF10.0	SWITZERLAND	105,875	3,281,066
METTLER TOLEDO INTERNATIONAL	COMMON STOCK USD.01	SWITZERLAND	34,300	5,186,503
WEATHERFORD INTL LTD	COMMON STOCK USD1.	SWITZERLAND	731,700	16,682,760
1 800 FLOWERS.COM INC CL A	COMMON STOCK USD.01	UNITED STATES	27,500	73,975
1ST SOURCE CORP	COMMON STOCK NPV	UNITED STATES	12,719	257,433
3D SYSTEMS CORP	COMMON STOCK USD.001	UNITED STATES	15,163	477,483
99 CENTS ONLY STORES	COMMON STOCK NPV	UNITED STATES	49,664	791,644
A123 SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	63,900	609,606
AAON INC	COMMON STOCK USD.004	UNITED STATES	15,374	433,701
AAR CORP	COMMON STOCK USD1.	UNITED STATES	43,800	1,203,186
AARON S INC	COMMON STOCK USD.5	UNITED STATES	75,762	1,544,787
ABAXIS INC	COMMON STOCK NPV	UNITED STATES	23,356	627,109
ABINGTON BANCORP INC	COMMON STOCK USD.01	UNITED STATES	23,648	282,121
ABIOMED INC	COMMON STOCK USD.01	UNITED STATES	34,700	333,467
ABM INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	50,200	1,320,260
ABOVENET INC	COMMON STOCK USD.01	UNITED STATES	20,500	1,198,430
ABRAXAS PETROLEUM CORP	COMMON STOCK USD.01	UNITED STATES	48,000	219,360
ACACIA RESEARCH ACACIA TEC	TRACKING STK USD.001	UNITED STATES	35,500	920,870
ACADIA REALTY TRUST	REIT USD.001	UNITED STATES	43,107	786,272
ACCELRYS INC	COMMON STOCK USD.0001	UNITED STATES	48,901	405,878
ACCO BRANDS CORP	COMMON STOCK USD.01	UNITED STATES	58,834	501,266
ACCURAY INC	COMMON STOCK USD.001	UNITED STATES	35,900	242,325
ACETO CORP	COMMON STOCK USD.01	UNITED STATES	28,300	254,700
ACI WORLDWIDE INC	COMMON STOCK USD.005	UNITED STATES	35,400	951,198
ACME PACKET INC	COMMON STOCK USD.001	UNITED STATES	43,483	2,311,556
ACORDA THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	35,514	968,112
ACTIVISION BLIZZARD INC	COMMON STOCK USD.000001	UNITED STATES	513,417	6,386,907
ACTUANT CORP A	COMMON STOCK USD.2	UNITED STATES	66,300	1,764,906
ACTUATE CORP	COMMON STOCK USD.001	UNITED STATES	56,708	323,236
ACUITY BRANDS INC	COMMON STOCK USD.01	UNITED STATES	40,950	2,361,587
ACURA PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	1,600	5,296
ACXIOM CORP	COMMON STOCK USD.1	UNITED STATES	75,500	1,294,825
ADMINISTAFF INC	COMMON STOCK USD.01	UNITED STATES	23,900	700,270
ADTRAN INC	COMMON STOCK USD.01	UNITED STATES	62,737	2,271,707
ADVANCE AMERICA CASH ADVANCE	COMMON STOCK USD.01	UNITED STATES	64,600	364,344
ADVANCE AUTO PARTS INC	COMMON STOCK USD.0001	UNITED STATES	86,000	5,688,900
ADVANCED ANALOGIC TECHNOLOGI	COMMON STOCK USD.001	UNITED STATES	47,900	192,079
ADVANCED BATTERY TECHNOLOGIE	COMMON STOCK USD.001	UNITED STATES	45,600	175,560
ADVANCED ENERGY INDUSTRIES	COMMON STOCK USD.001	UNITED STATES	40,200	548,328
ADVENT SOFTWARE INC	COMMON STOCK USD.01	UNITED STATES	16,798	972,940
ADVISORY BOARD CO/THE	COMMON STOCK USD.01	UNITED STATES	18,302	871,724
AECOM TECHNOLOGY CORP	COMMON STOCK USD.01	UNITED STATES	104,000	2,908,880
AEP INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	6,200	160,890
AEROPOSTALE INC	COMMON STOCK USD.01	UNITED STATES	87,655	2,159,819
AEROVIRONMENT INC	COMMON STOCK USD.0001	UNITED STATES	16,900	453,427
AFC ENTERPRISES	COMMON STOCK USD.01	UNITED STATES	28,375	394,413
AFFILIATED MANAGERS GROUP	COMMON STOCK USD.01	UNITED STATES	50,555	5,016,067
AFFYMAX INC	COMMON STOCK USD.001	UNITED STATES	18,800	125,020
AFFYMETRIX INC	COMMON STOCK USD.01	UNITED STATES	76,400	384,292
AGCO CORP	COMMON STOCK USD.01	UNITED STATES	90,800	4,599,928
AGILYSYS INC	COMMON STOCK USD.3	UNITED STATES	26,400	148,632
AGL RESOURCES INC	COMMON STOCK USD5.	UNITED STATES	78,800	2,824,980
AGREE REALTY CORP	REIT USD.0001	UNITED STATES	8,340	218,425
AIR METHODS CORP	COMMON STOCK USD.06	UNITED STATES	13,200	742,764
AIR TRANSPORT SERVICES GROUP	COMMON STOCK USD.01	UNITED STATES	57,400	453,460
AIRCASTLE LTD	COMMON STOCK USD.01	UNITED STATES	48,500	506,825
AIRTRAN HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	145,100	1,072,289
AKORN INC	COMMON STOCK NPV	UNITED STATES	50,665	307,537
ALAMO GROUP INC	COMMON STOCK USD.1	UNITED STATES	5,600	155,792
ALASKA AIR GROUP INC	COMMON STOCK USD1.	UNITED STATES	35,900	2,035,171
ALASKA COMM SYSTEMS GROUP	COMMON STOCK USD.01	UNITED STATES	44,900	498,390
ALBANY INTL CORP CL A	COMMON STOCK USD.001	UNITED STATES	30,760	728,704
ALBANY MOLECULAR RESEARCH	COMMON STOCK USD.01	UNITED STATES	22,300	125,326
ALBEMARLE CORP	COMMON STOCK USD.01	UNITED STATES	89,787	5,008,319
ALBERTO CULVER CO	COMMON STOCK USD.01	UNITED STATES	80,100	2,966,904
ALERE INC	COMMON STOCK USD.001	UNITED STATES	87,296	3,195,034
ALEXANDER + BALDWIN INC	COMMON STOCK NPV	UNITED STATES	40,524	1,622,176
ALEXANDER S INC	REIT USD1.	UNITED STATES	2,314	954,016
ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	UNITED STATES	54,193	3,970,179
ALEXION PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	91,000	7,330,050
ALICO INC	COMMON STOCK USD1.	UNITED STATES	5,880	140,179
ALIGN TECHNOLOGY INC	COMMON STOCK USD.0001	UNITED STATES	67,800	1,324,812
ALKERMES INC	COMMON STOCK USD.01	UNITED STATES	106,000	1,301,680
ALLEGHANY CORP	COMMON STOCK USD1.	UNITED STATES	6,760	2,071,061
ALLEGIANT TRAVEL CO	COMMON STOCK USD.001	UNITED STATES	16,900	832,156

ALLETE INC	COMMON STOCK NPV	UNITED STATES	32,200	1,199,772
ALLIANCE DATA SYSTEMS CORP	COMMON STOCK USD.01	UNITED STATES	50,300	3,572,809
ALLIANCE FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	4,200	135,870
ALLIANCE HEALTHCARE SERVICE	COMMON STOCK USD.01	UNITED STATES	25,400	107,696
ALLIANCE ONE INTERNATIONAL	COMMON STOCK NPV	UNITED STATES	89,500	379,480
ALLIANT ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	111,400	4,096,178
ALLIANT TECHSYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	33,634	2,503,379
ALLIED HEALTHCARE INTL INC	COMMON STOCK USD.01	UNITED STATES	48,547	121,853
ALLIED NEVADA GOLD CORP	COMMON STOCK USD.001	UNITED STATES	76,900	2,023,239
ALLIS CHALMERS ENERGY INC	COMMON STOCK USD.01	UNITED STATES	64,200	455,178
ALLOS THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	87,400	402,914
ALLSCRIPTS HEALTHCARE SOLUTI	COMMON STOCK USD.01	UNITED STATES	114,782	2,211,849
ALMOST FAMILY INC	COMMON STOCK USD.1	UNITED STATES	8,100	311,202
ALNYLAM PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	36,300	357,918
ALON USA ENERGY INC	COMMON STOCK USD.01	UNITED STATES	8,600	51,428
ALPHA NATURAL RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	123,156	7,393,055
ALPHATEC HOLDINGS INC	COMMON STOCK USD.0001	UNITED STATES	34,600	93,420
ALTRA HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	25,200	500,472
AMAG PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	25,100	454,310
AMB PROPERTY CORP	REIT USD.01	UNITED STATES	171,500	5,438,265
AMBASSADORS GROUP INC	COMMON STOCK USD.01	UNITED STATES	17,900	205,850
AMCOL INTERNATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	24,300	753,300
AMEDISYS INC	COMMON STOCK USD.001	UNITED STATES	30,079	1,007,647
AMER NATL BNKSHS/DANVILLE VA	COMMON STOCK USD1.	UNITED STATES	6,300	148,365
AMERCO	COMMON STOCK USD.25	UNITED STATES	10,383	997,183
AMERICA S CAR MART INC	COMMON STOCK USD.01	UNITED STATES	11,100	300,588
AMERICA SERVICE GROUP INC	COMMON STOCK USD.01	UNITED STATES	10,500	158,970
AMERICAN APPAREL INC	COMMON STOCK USD.0001	UNITED STATES	37,200	61,752
AMERICAN AXLE + MFG HOLDINGS	COMMON STOCK USD.01	UNITED STATES	61,150	786,389
AMERICAN CAMPUS COMMUNITIES	REIT USD.01	UNITED STATES	64,505	2,048,679
AMERICAN CAPITAL AGENCY CORP	0	UNITED STATES	49,800	1,431,252
AMERICAN CAPITAL LTD	COMMON STOCK USD.01	UNITED STATES	314,822	2,380,054
AMERICAN DENTAL PARTNERS INC	COMMON STOCK USD.01	UNITED STATES	14,650	197,922
AMERICAN EAGLE OUTFITTERS	COMMON STOCK USD.01	UNITED STATES	203,564	2,978,141
AMERICAN EQUITY INVT LIFE HL	COMMON STOCK USD1.	UNITED STATES	64,400	808,220
AMERICAN FINANCIAL GROUP INC	COMMON STOCK NPV	UNITED STATES	84,839	2,739,451
AMERICAN GREETINGS CORP CL A	COMMON STOCK USD1.	UNITED STATES	42,200	935,152
AMERICAN MEDICAL SYS HLDGS	COMMON STOCK USD.01	UNITED STATES	79,000	1,489,940
AMERICAN NATIONAL INSURANCE	COMMON STOCK USD1.	UNITED STATES	6,200	530,844
AMERICAN PUBLIC EDUCATION	COMMON STOCK USD.01	UNITED STATES	18,700	696,388
AMERICAN RAILCAR INDUSTRIES	COMMON STOCK USD.01	UNITED STATES	9,200	203,596
AMERICAN REPROGRAPHICS CO	COMMON STOCK USD.001	UNITED STATES	36,300	275,517
AMERICAN SAFETY INS HOLDINGS	COMMON STOCK USD.01	UNITED STATES	9,304	198,920
AMERICAN SCIENCE + ENGINEERI	COMMON STOCK USD.667	UNITED STATES	10,256	874,119
AMERICAN SOFTWARE INC CL A	COMMON STOCK USD.1	UNITED STATES	18,700	126,599
AMERICAN STATES WATER CO	COMMON STOCK NPV	UNITED STATES	20,941	721,836
AMERICAN SUPERCONDUCTOR CORP	COMMON STOCK USD.01	UNITED STATES	47,600	1,360,884
AMERICAN VANGUARD CORP	COMMON STOCK USD.1	UNITED STATES	20,899	178,477
AMERICAN WATER WORKS CO INC	COMMON STOCK USD.01	UNITED STATES	174,400	4,410,576
AMERICAN WOODMARK CORP	COMMON STOCK NPV	UNITED STATES	10,300	252,762
AMERIGON INC	COMMON STOCK NPV	UNITED STATES	26,724	290,757
AMERIGROUP CORP	COMMON STOCK USD.01	UNITED STATES	48,095	2,112,332
AMERIS BANCORP	COMMON STOCK USD1.	UNITED STATES	14,164	149,289
AMERISAFE INC	COMMON STOCK USD.01	UNITED STATES	19,724	345,170
AMERISTAR CASINOS INC	COMMON STOCK USD.01	UNITED STATES	27,700	432,951
AMERON INTERNATIONAL CORP	COMMON STOCK USD2.5	UNITED STATES	10,400	794,248
AMES NATIONAL CORP	COMMON STOCK USD2.	UNITED STATES	5,079	110,062
AMETEK INC	COMMON STOCK USD.01	UNITED STATES	158,100	6,205,425
AMKOR TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	119,200	880,888
AMN HEALTHCARE SERVICES INC	COMMON STOCK USD.01	UNITED STATES	35,390	217,295
AMPCO PITTSBURGH CORP	COMMON STOCK USD1.	UNITED STATES	8,500	238,425
AMR CORP	COMMON STOCK USD1.	UNITED STATES	324,600	2,528,634
AMSURG CORP	COMMON STOCK NPV	UNITED STATES	35,200	737,440
AMTRUST FINANCIAL SERVICES	COMMON STOCK USD.01	UNITED STATES	20,156	352,730
AMYLIN PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	145,319	2,137,642
ANADIGICS INC	COMMON STOCK USD.01	UNITED STATES	58,300	404,019
ANALOGIC CORP	COMMON STOCK USD.05	UNITED STATES	14,500	717,895
ANAREN INC	COMMON STOCK USD.01	UNITED STATES	18,300	381,555
ANCESTRY.COM INC	COMMON STOCK USD.01	UNITED STATES	21,800	617,376
ANDERSONS INC/THE	COMMON STOCK NPV	UNITED STATES	19,247	699,628
ANGIODYNAMICS INC	COMMON STOCK USD.01	UNITED STATES	29,300	450,341
ANIXTER INTERNATIONAL INC	COMMON STOCK USD1.	UNITED STATES	29,150	1,741,130
ANNALY CAPITAL MANAGEMENT IN	REIT USD.01	UNITED STATES	610,729	10,944,264
ANNTAYLOR STORES CORP	COMMON STOCK USD.0068	UNITED STATES	63,412	1,736,855
ANSYS INC	COMMON STOCK USD.01	UNITED STATES	92,423	4,812,466
ANWORTH MORTGAGE ASSET CORP	REIT USD.01	UNITED STATES	122,288	856,016
AOL INC	COMMON STOCK USD.01	UNITED STATES	99,884	2,368,250
APAC CUSTOMER SERVICES INC	COMMON STOCK USD.01	UNITED STATES	26,200	159,034
APCO OIL AND GAS INTL INC	COMMON STOCK USD.01	UNITED STATES	9,800	563,500
APOGEE ENTERPRISES INC	COMMON STOCK USD.333	UNITED STATES	33,577	452,282

APOLLO COMMERCIAL REAL ESTAT	REIT USD.01	UNITED STATES	10,800	176,580
APOLLO INVESTMENT CORP	COMMON STOCK USD.001	UNITED STATES	202,477	2,241,420
APPLIED INDUSTRIAL TECH INC	COMMON STOCK NPV	UNITED STATES	46,625	1,514,380
APPLIED MICRO CIRCUITS CORP	COMMON STOCK USD.01	UNITED STATES	76,999	822,349
APPLIED SIGNAL TECHNOLOGY	COMMON STOCK NPV	UNITED STATES	16,170	612,681
APPROACH RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	21,400	494,340
APTARGROUP INC	COMMON STOCK USD.01	UNITED STATES	68,744	3,270,152
AQUA AMERICA INC	COMMON STOCK USD.5	UNITED STATES	138,700	3,117,976
ARBITRON INC	COMMON STOCK USD.5	UNITED STATES	29,260	1,214,875
ARCH CHEMICALS INC	COMMON STOCK USD1.	UNITED STATES	23,000	872,390
ARCH COAL INC	COMMON STOCK USD.01	UNITED STATES	163,365	5,727,577
ARCHIPELAGO LEARNING INC	COMMON STOCK USD.001	UNITED STATES	7,800	76,518
ARDEA BIOSCIENCES INC	COMMON STOCK USD.001	UNITED STATES	13,800	358,800
ARDEN GROUP INC A	COMMON STOCK USD.25	UNITED STATES	1,500	123,750
ARENA PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	101,180	174,030
ARES CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	189,207	3,118,131
ARGAN INC	COMMON STOCK USD.15	UNITED STATES	8,000	74,160
ARIAD PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	94,300	480,930
ARIBA INC	COMMON STOCK USD.002	UNITED STATES	87,611	2,057,982
ARKANSAS BEST CORP	COMMON STOCK USD.01	UNITED STATES	28,400	778,728
ARMSTRONG WORLD INDUSTRIES	COMMON STOCK USD.01	UNITED STATES	22,256	957,008
ARQULE INC	COMMON STOCK USD.01	UNITED STATES	36,600	214,842
ARRAY BIOPHARMA INC	COMMON STOCK USD.001	UNITED STATES	46,401	138,739
ARRIS GROUP INC	COMMON STOCK USD.01	UNITED STATES	119,972	1,346,086
ARROW ELECTRONICS INC	COMMON STOCK USD1.	UNITED STATES	122,750	4,204,188
ARROW FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	11,245	309,350
ART TECHNOLOGY GROUP INC	COMMON STOCK USD.01	UNITED STATES	188,000	1,124,240
ARTESIAN RESOURCES CORP CL A	COMMON STOCK USD1.	UNITED STATES	6,641	125,847
ARTHROCARE CORP	COMMON STOCK USD.001	UNITED STATES	26,800	832,408
ARTHUR J GALLAGHER + CO	COMMON STOCK USD1.	UNITED STATES	103,016	2,995,705
ARTIO GLOBAL INVESTORS INC	COMMON STOCK USD.001	UNITED STATES	31,823	469,389
ARUBA NETWORKS INC	COMMON STOCK USD.0001	UNITED STATES	69,700	1,455,336
ARVINMERITOR INC	COMMON STOCK USD1.	UNITED STATES	91,112	1,869,618
ASBURY AUTOMOTIVE GROUP	COMMON STOCK USD.01	UNITED STATES	39,400	728,112
ASCENA RETAIL GROUP INC	COMMON STOCK USD.01	UNITED STATES	63,538	1,678,674
ASCENT MEDIA CORP A	COMMON STOCK USD.01	UNITED STATES	17,819	690,664
ASHFORD HOSPITALITY TRUST	REIT USD.01	UNITED STATES	59,200	571,280
ASHLAND INC	COMMON STOCK USD.01	UNITED STATES	77,600	3,946,736
ASPEN TECHNOLOGY INC	COMMON STOCK USD.1	UNITED STATES	55,400	703,580
ASSET ACCEPTANCE CAPITAL	COMMON STOCK USD.01	UNITED STATES	18,700	110,891
ASSISTED LIVING CONCEPTS I A	COMMON STOCK USD.01	UNITED STATES	10,900	354,577
ASSOCIATED BANC CORP	COMMON STOCK USD.01	UNITED STATES	168,177	2,547,882
ASSOCIATED ESTATES REALTY CP	REIT USD.1	UNITED STATES	33,481	511,924
ASTEC INDUSTRIES INC	COMMON STOCK USD.2	UNITED STATES	21,400	693,574
ASTORIA FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	94,288	1,311,546
ASTRONICS CORP	COMMON STOCK USD.01	UNITED STATES	4,791	100,611
ATHENAHEALTH INC	COMMON STOCK USD.01	UNITED STATES	35,700	1,462,986
ATHEROS COMMUNICATIONS	COMMON STOCK USD.0005	UNITED STATES	65,337	2,346,905
ATLANTIC TELE NETWORK INC	COMMON STOCK USD.01	UNITED STATES	11,200	429,408
ATLAS AIR WORLDWIDE HOLDINGS	COMMON STOCK USD.01	UNITED STATES	22,500	1,256,175
ATLAS ENERGY INC	COMMON STOCK USD.01	UNITED STATES	73,575	3,235,093
ATMEL CORP	COMMON STOCK USD.001	UNITED STATES	459,287	5,658,416
ATMI INC	COMMON STOCK USD.01	UNITED STATES	34,600	689,924
ATMOS ENERGY CORP	COMMON STOCK NPV	UNITED STATES	94,350	2,943,720
ATP OIL + GAS CORPORATION	COMMON STOCK USD.001	UNITED STATES	42,880	717,811
ATRION CORPORATION	COMMON STOCK USD.1	UNITED STATES	1,800	323,028
ATWOOD OCEANICS INC	COMMON STOCK USD1.	UNITED STATES	55,470	2,072,914
AUDIOVOX CORP A	COMMON STOCK USD.01	UNITED STATES	17,500	151,025
AUXILIUM PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	38,000	801,800
AVANIR PHARMACEUTICALS INC A	COMMON STOCK NPV	UNITED STATES	62,700	255,816
AVATAR HOLDINGS INC	COMMON STOCK USD1.	UNITED STATES	7,400	146,668
AVI BIOPHARMA INC	COMMON STOCK USD.0001	UNITED STATES	80,423	170,497
AVIAT NETWORKS INC	COMMON STOCK USD.01	UNITED STATES	62,598	317,372
AVID TECHNOLOGY INC	COMMON STOCK USD.01	UNITED STATES	33,125	578,363
AVIS BUDGET GROUP INC	COMMON STOCK USD.01	UNITED STATES	111,320	1,732,139
AVISTA CORP	COMMON STOCK NPV	UNITED STATES	59,612	1,342,462
AVNET INC	COMMON STOCK USD1.	UNITED STATES	152,979	5,052,896
AVX CORP	COMMON STOCK USD.01	UNITED STATES	50,526	779,616
AXCELIS TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	75,200	260,192
AXT INC	COMMON STOCK USD.001	UNITED STATES	40,300	420,732
AZZ INC	COMMON STOCK USD1.	UNITED STATES	14,200	568,142
B+G FOODS INC	COMMON STOCK USD.01	UNITED STATES	31,500	432,495
BABCOCK + WILCOX COMPANY	COMMON STOCK USD.01	UNITED STATES	111,298	2,848,116
BADGER METER INC	COMMON STOCK USD1.	UNITED STATES	16,170	715,037
BALCHEM CORP	COMMON STOCK USD.0667	UNITED STATES	27,747	938,126
BALDOR ELECTRIC	COMMON STOCK USD.1	UNITED STATES	45,900	2,893,536
BALDWIN + LYONS INC CL B	COMMON STOCK NPV	UNITED STATES	9,250	217,653
BALLY TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	54,993	2,320,155
BANCFIRST CORP	COMMON STOCK USD1.	UNITED STATES	6,600	271,854
BANCORP INC/THE	COMMON STOCK USD1.	UNITED STATES	21,608	219,753

BANCORP RHODE ISLAND INC	COMMON STOCK USD.01	UNITED STATES	3,900	113,451
BANCORPSOUTH INC	COMMON STOCK USD2.5	UNITED STATES	79,181	1,262,937
BANK MUTUAL CORP	COMMON STOCK USD.01	UNITED STATES	52,892	252,824
BANK OF HAWAII CORP	COMMON STOCK USD.01	UNITED STATES	49,000	2,313,290
BANK OF MARIN BANCORP/CA	COMMON STOCK NPV	UNITED STATES	5,300	185,500
BANK OF THE OZARKS	COMMON STOCK USD.01	UNITED STATES	12,600	546,210
BANKFINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	24,955	243,311
BARNES + NOBLE INC	COMMON STOCK USD.001	UNITED STATES	44,615	631,302
BARNES GROUP INC	COMMON STOCK USD.01	UNITED STATES	51,700	1,068,639
BARRETT BUSINESS SVCS INC	COMMON STOCK USD.01	UNITED STATES	8,300	129,065
BASIC ENERGY SERVICES INC	COMMON STOCK USD.01	UNITED STATES	24,500	403,760
BE AEROSPACE INC	COMMON STOCK USD.01	UNITED STATES	94,400	3,495,632
BEACON ROOFING SUPPLY INC	COMMON STOCK USD.01	UNITED STATES	52,850	944,430
BEAZER HOMES USA INC	COMMON STOCK USD.001	UNITED STATES	68,288	368,072
BEBE STORES INC	COMMON STOCK USD.001	UNITED STATES	34,604	206,240
BECKMAN COULTER INC	COMMON STOCK USD.1	UNITED STATES	70,484	5,302,511
BEL FUSE INC CL B	COMMON STOCK USD.1	UNITED STATES	11,600	277,240
BELDEN INC	COMMON STOCK USD.01	UNITED STATES	51,650	1,901,753
BELO CORPORATION A	COMMON STOCK USD1.67	UNITED STATES	101,200	716,496
BENCHMARK ELECTRONICS INC	COMMON STOCK USD.1	UNITED STATES	64,022	1,162,640
BENEFICIAL MUTUAL BANCORP IN	COMMON STOCK USD.01	UNITED STATES	34,300	302,869
BERKSHIRE HILLS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	14,195	313,710
BERRY PETROLEUM CO CLASS A	COMMON STOCK USD.01	UNITED STATES	47,372	2,070,156
BGC PARTNERS INC CL A	COMMON STOCK USD.01	UNITED STATES	50,625	420,694
BIG 5 SPORTING GOODS CORP	COMMON STOCK USD.01	UNITED STATES	23,041	351,836
BIGBAND NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	33,800	94,640
BIGLARI HOLDINGS INC	COMMON STOCK USD.5	UNITED STATES	1,310	537,375
BILL BARRETT CORP	COMMON STOCK USD.001	UNITED STATES	43,780	1,800,671
BIO RAD LABORATORIES CL A	COMMON STOCK USD.0001	UNITED STATES	19,088	1,982,289
BIO REFERENCE LABS INC	COMMON STOCK USD.01	UNITED STATES	29,290	649,652
BIOCRYST PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	25,200	130,284
BIODEL INC	COMMON STOCK USD.01	UNITED STATES	7,900	14,457
BIOMARIN PHARMACEUTICAL INC	COMMON STOCK USD.001	UNITED STATES	94,700	2,550,271
BIOMED REALTY TRUST INC	REIT USD.01	UNITED STATES	129,200	2,409,580
BIOMIMETIC THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	11,016	139,903
BIOSCRIP INC	COMMON STOCK USD.0001	UNITED STATES	43,200	225,936
BIOSPECIFICS TECHNOLOGIES	COMMON STOCK USD.001	UNITED STATES	3,305	84,608
BJ S RESTAURANTS INC	COMMON STOCK NPV	UNITED STATES	19,100	676,713
BJ S WHOLESALE CLUB INC	COMMON STOCK USD.01	UNITED STATES	50,250	2,406,975
BLACK BOX CORP	COMMON STOCK USD.001	UNITED STATES	19,500	746,655
BLACK HILLS CORP	COMMON STOCK USD1.	UNITED STATES	43,150	1,294,500
BLACKBAUD INC	COMMON STOCK USD.001	UNITED STATES	49,800	1,289,820
BLACKBOARD INC	COMMON STOCK USD.01	UNITED STATES	34,100	1,408,330
BLACKROCK INC	COMMON STOCK USD.01	UNITED STATES	92,952	17,714,792
BLACKROCK KELSO CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	51,270	567,046
BLOUNT INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	46,100	726,536
BLUE COAT SYSTEMS INC	COMMON STOCK USD.0001	UNITED STATES	44,510	1,329,514
BLUE NILE INC	COMMON STOCK USD.001	UNITED STATES	15,410	879,295
BLYTH INC	COMMON STOCK USD.02	UNITED STATES	7,450	256,876
BMP SUNSTONE CORP	COMMON STOCK USD.001	UNITED STATES	34,900	345,859
BOB EVANS FARMS	COMMON STOCK USD.01	UNITED STATES	34,500	1,137,120
BOISE INC	COMMON STOCK USD.0001	UNITED STATES	59,200	469,456
BOK FINANCIAL CORPORATION	COMMON STOCK USD.00006	UNITED STATES	26,452	1,412,537
BOOKS A MILLION INC	COMMON STOCK USD.01	UNITED STATES	200	1,160
BORDERS GROUP INC	COMMON STOCK USD.001	UNITED STATES	64,000	57,613
BORGWARNER INC	COMMON STOCK USD.01	UNITED STATES	115,287	8,342,167
BOSTON BEER COMPANY INC CL A	COMMON STOCK USD.01	UNITED STATES	9,500	903,355
BOSTON PRIVATE FINL HOLDING	COMMON STOCK USD1.	UNITED STATES	81,555	534,185
BOTTOMLINE TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	30,869	670,166
BOYD GAMING CORP	COMMON STOCK USD.01	UNITED STATES	60,600	642,360
BPZ RESOURCES INC	COMMON STOCK NPV	UNITED STATES	99,800	475,048
BRADY CORPORATION CL A	COMMON STOCK USD.01	UNITED STATES	50,500	1,646,805
BRANDYWINE REALTY TRUST	REIT USD.01	UNITED STATES	135,808	1,582,163
BRE PROPERTIES INC	REIT USD.01	UNITED STATES	64,500	2,805,750
BRIDGE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	6,400	157,760
BRIDGEPOINT EDUCATION INC	COMMON STOCK USD.01	UNITED STATES	14,300	271,700
BRIGGS + STRATTON	COMMON STOCK USD.01	UNITED STATES	53,600	1,055,384
BRIGHAM EXPLORATION CO	COMMON STOCK USD.01	UNITED STATES	109,500	2,982,780
BRIGHTPOINT INC	COMMON STOCK USD.01	UNITED STATES	54,560	476,309
BRINK S CO/THE	COMMON STOCK USD1.	UNITED STATES	51,800	1,392,384
BRINKER INTERNATIONAL INC	COMMON STOCK USD.1	UNITED STATES	100,900	2,106,792
BRISTOW GROUP INC	COMMON STOCK USD.01	UNITED STATES	38,727	1,833,723
BROADRIDGE FINANCIAL SOLUTIO	COMMON STOCK USD.01	UNITED STATES	127,700	2,800,461
BROADWIND ENERGY INC	COMMON STOCK USD.001	UNITED STATES	32,400	74,844
BROCADE COMMUNICATIONS SYS	COMMON STOCK USD.001	UNITED STATES	415,399	2,197,461
BROOKDALE SENIOR LIVING INC	COMMON STOCK USD.01	UNITED STATES	78,900	1,689,249
BROOKFIELD HOMES CORP	COMMON STOCK USD.01	UNITED STATES	17,223	161,896
BROOKLINE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	65,517	710,859
BROOKS AUTOMATION INC	COMMON STOCK USD.01	UNITED STATES	74,893	679,280
BROWN + BROWN INC	COMMON STOCK USD.1	UNITED STATES	110,100	2,635,794

BROWN SHOE COMPANY INC	COMMON STOCK USD.01	UNITED STATES	46,525	648,093
BRUKER CORP	COMMON STOCK USD.01	UNITED STATES	77,507	1,286,616
BRUNSWICK CORP	COMMON STOCK USD.75	UNITED STATES	86,900	1,628,506
BRUSH ENGINEERED MATERIALS	COMMON STOCK NPV	UNITED STATES	23,899	923,457
BRYN MAWR BANK CORP	COMMON STOCK USD1.	UNITED STATES	8,700	151,815
BUCKEYE TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	44,350	931,794
BUCKLE INC/THE	COMMON STOCK USD.01	UNITED STATES	27,475	1,037,731
BUCYRUS INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	76,398	6,829,981
BUFFALO WILD WINGS INC	COMMON STOCK NPV	UNITED STATES	18,200	798,070
BUILD A BEAR WORKSHOP INC	COMMON STOCK USD.01	UNITED STATES	13,000	99,320
BUILDERS FIRSTSOURCE INC	COMMON STOCK USD.01	UNITED STATES	67,617	133,205
CABELA S INC	COMMON STOCK USD.01	UNITED STATES	41,600	904,800
CABOT CORP	COMMON STOCK USD1.	UNITED STATES	65,900	2,481,135
CABOT MICROELECTRONICS CORP	COMMON STOCK USD.001	UNITED STATES	25,155	1,042,675
CACI INTERNATIONAL INC CL A	COMMON STOCK USD.1	UNITED STATES	30,516	1,629,554
CADENCE DESIGN SYS INC	COMMON STOCK USD.01	UNITED STATES	272,455	2,250,478
CADENCE PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	29,900	225,745
CADIZ INC	COMMON STOCK USD.01	UNITED STATES	14,300	177,892
CAI INTERNATIONAL INC	COMMON STOCK USD.0001	UNITED STATES	10,500	205,800
CAL DIVE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	82,141	465,739
CAL MAINE FOODS INC	COMMON STOCK USD.01	UNITED STATES	16,290	514,438
CALAMOS ASSET MANAGEMENT A	COMMON STOCK USD.01	UNITED STATES	22,380	313,320
CALAVO GROWERS INC	COMMON STOCK USD.001	UNITED STATES	12,600	290,430
CALGON CARBON CORP	COMMON STOCK USD.01	UNITED STATES	58,500	884,520
CALIFORNIA FIRST NATL BANCOR	COMMON STOCK USD.01	UNITED STATES	2,950	42,569
CALIFORNIA PIZZA KITCHEN INC	COMMON STOCK USD.01	UNITED STATES	23,700	409,536
CALIFORNIA WATER SERVICE GRP	COMMON STOCK USD.01	UNITED STATES	22,200	827,394
CALIPER LIFE SCIENCES INC	COMMON STOCK USD.001	UNITED STATES	57,100	362,014
CALLAWAY GOLF COMPANY	COMMON STOCK USD.01	UNITED STATES	73,773	595,348
CALLON PETROLEUM CO	COMMON STOCK USD.01	UNITED STATES	34,800	206,016
CALPINE CORP	COMMON STOCK USD.001	UNITED STATES	356,915	4,761,246
CAMAC ENERGY INC	COMMON STOCK USD.01	UNITED STATES	34,300	68,257
CAMBREX CORP	COMMON STOCK USD.1	UNITED STATES	31,700	163,889
CAMDEN NATIONAL CORP	COMMON STOCK NPV	UNITED STATES	9,900	358,677
CAMDEN PROPERTY TRUST	REIT USD.01	UNITED STATES	64,598	3,487,000
CAMPUS CREST COMMUNITIES INC	REIT	UNITED STATES	36,900	517,338
CANTEL MEDICAL CORP	COMMON STOCK USD.1	UNITED STATES	14,655	342,927
CAPELLA EDUCATION CO	COMMON STOCK USD.01	UNITED STATES	16,000	1,065,280
CAPITAL CITY BANK GROUP INC	COMMON STOCK USD.01	UNITED STATES	13,681	172,381
CAPITAL GOLD CORP	COMMON STOCK USD.001	UNITED STATES	77,200	391,404
CAPITAL SENIOR LIVING CORP	COMMON STOCK USD.01	UNITED STATES	28,200	188,940
CAPITAL SOUTHWEST CORP	COMMON STOCK USD1.	UNITED STATES	3,400	352,920
CAPITALSOURCE INC	COMMON STOCK USD.01	UNITED STATES	327,473	2,325,058
CAPITOL FEDERAL FINANCIAL IN	COMMON STOCK USD.01	UNITED STATES	52,065	620,094
CAPLEASE INC	REIT USD.01	UNITED STATES	46,853	272,684
CAPSTEAD MORTGAGE CORP	REIT USD.01	UNITED STATES	77,800	979,502
CAPSTONE TURBINE CORP	COMMON STOCK USD.001	UNITED STATES	181,500	174,204
CARACO PHARM LABS LTD	COMMON STOCK NPV	UNITED STATES	13,700	62,198
CARBO CERAMICS INC	COMMON STOCK USD.01	UNITED STATES	17,550	1,817,127
CARDINAL FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	26,300	305,869
CARDIONET INC	COMMON STOCK USD.001	UNITED STATES	24,500	114,660
CARDTRONICS INC	COMMON STOCK USD.0001	UNITED STATES	14,408	255,022
CAREER EDUCATION CORP	COMMON STOCK USD.01	UNITED STATES	62,200	1,289,406
CARLISLE COS INC	COMMON STOCK USD1.	UNITED STATES	60,500	2,404,270
CARMIKE CINEMAS INC	COMMON STOCK USD.03	UNITED STATES	6,600	50,952
CARPENTER TECHNOLOGY	COMMON STOCK USD5.	UNITED STATES	46,900	1,887,256
CARRIZO OIL + GAS INC	COMMON STOCK USD.01	UNITED STATES	33,640	1,160,244
CARROLS RESTAURANT GROUP INC	COMMON STOCK USD.01	UNITED STATES	5,100	37,842
CARTER S INC	COMMON STOCK USD.01	UNITED STATES	62,900	1,856,179
CASCADE CORP	COMMON STOCK USD.5	UNITED STATES	10,400	491,712
CASEY S GENERAL STORES INC	COMMON STOCK NPV	UNITED STATES	47,250	2,008,598
CASH AMERICA INTL INC	COMMON STOCK USD.1	UNITED STATES	33,100	1,222,383
CASS INFORMATION SYSTEMS INC	COMMON STOCK USD.5	UNITED STATES	10,010	379,779
CASTLE (A.M.) + CO	COMMON STOCK USD.01	UNITED STATES	19,600	360,836
CATALYST HEALTH SOLUTIONS IN	COMMON STOCK USD.01	UNITED STATES	41,170	1,913,993
CATHAY GENERAL BANCORP	COMMON STOCK USD.01	UNITED STATES	88,282	1,474,309
CATO CORP CLASS A	COMMON STOCK USD.033	UNITED STATES	33,750	925,088
CAVCO INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	6,200	289,478
CAVIUM NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	37,900	1,428,072
CBEYOND INC	COMMON STOCK USD.01	UNITED STATES	26,389	403,224
CBIZ INC	COMMON STOCK USD.01	UNITED STATES	43,943	274,204
CBL + ASSOCIATES PROPERTIES	REIT USD.01	UNITED STATES	130,630	2,286,025
CBOE HOLDINGS INC	COMMON STOCK	UNITED STATES	13,300	304,038
CDI CORP	COMMON STOCK USD.1	UNITED STATES	14,285	265,558
CEC ENTERTAINMENT INC	COMMON STOCK USD.1	UNITED STATES	23,475	911,534
CEDAR SHOPPING CENTERS INC	REIT USD.06	UNITED STATES	59,900	376,771
CELADON GROUP INC	COMMON STOCK USD.033	UNITED STATES	29,180	431,572
CELANESE CORP SERIES A	COMMON STOCK USD.0001	UNITED STATES	159,300	6,558,381
CELERA CORP	COMMON STOCK USD.01	UNITED STATES	100,759	634,782
CELLDEX THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	27,000	111,240

CENTENE CORP	COMMON STOCK USD.001	UNITED STATES	47,900	1,213,786
CENTER FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	28,200	213,756
CENTERSTATE BANKS INC	COMMON STOCK USD.01	UNITED STATES	20,000	158,400
CENTRAL EURO DISTRIBUTION CP	COMMON STOCK USD.01	UNITED STATES	69,219	1,585,115
CENTRAL GARDEN AND PET CO A	COMMON STOCK USD.01	UNITED STATES	68,400	675,792
CENTRAL VERMONT PUBLIC SERV	COMMON STOCK USD6.	UNITED STATES	12,930	282,650
CENTURY ALUMINUM COMPANY	COMMON STOCK USD.01	UNITED STATES	61,200	950,436
CENTURY BANCORP INC CL A	COMMON STOCK USD1.	UNITED STATES	3,800	101,802
CENVEO INC	COMMON STOCK USD.01	UNITED STATES	57,945	309,426
CEPHEID INC	COMMON STOCK NPV	UNITED STATES	62,500	1,421,875
CERADYNE INC	COMMON STOCK USD.01	UNITED STATES	27,874	878,867
CEVA INC	COMMON STOCK USD.001	UNITED STATES	26,200	537,100
CH ENERGY GROUP INC	COMMON STOCK USD.1	UNITED STATES	17,100	836,019
CHARLES RIVER LABORATORIES	COMMON STOCK USD.01	UNITED STATES	61,936	2,201,205
CHARMING SHOPPES	COMMON STOCK USD.1	UNITED STATES	141,908	503,773
CHART INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	28,970	978,607
CHECKPOINT SYSTEMS INC	COMMON STOCK USD.1	UNITED STATES	39,200	805,560
CHEESECAKE FACTORY INC/THE	COMMON STOCK USD.01	UNITED STATES	58,950	1,807,407
CHELSEA THERAPEUTICS INTERNA	COMMON STOCK NPV	UNITED STATES	24,400	183,000
CHEMED CORP	COMMON STOCK USD1.	UNITED STATES	25,100	1,594,101
CHEMICAL FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	25,356	561,635
CHENIERE ENERGY INC	COMMON STOCK USD.003	UNITED STATES	55,136	304,351
CHEROKEE INC	COMMON STOCK USD.02	UNITED STATES	8,100	152,361
CHESAPEAKE LODGING TRUST	COMMON STOCK	UNITED STATES	14,800	278,388
CHESAPEAKE UTILITIES CORP	COMMON STOCK USD.4867	UNITED STATES	10,402	431,891
CHICO S FAS INC	COMMON STOCK USD.01	UNITED STATES	166,400	2,001,792
CHILDREN S PLACE	COMMON STOCK USD.1	UNITED STATES	28,100	1,394,884
CHIMERA INVESTMENT CORP	REIT USD.01	UNITED STATES	1,031,700	4,240,287
CHINDEX INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	17,400	286,926
CHIPOTLE MEXICAN GRILL INC	COMMON STOCK USD.01	UNITED STATES	31,100	6,613,726
CHIQUITA BRANDS INTL	COMMON STOCK USD.01	UNITED STATES	49,000	686,980
CHOICE HOTELS INTL INC	COMMON STOCK USD.01	UNITED STATES	31,997	1,224,525
CHRISTOPHER + BANKS CORP	COMMON STOCK USD.01	UNITED STATES	37,775	232,316
CHURCH + DWIGHT CO INC	COMMON STOCK USD1.	UNITED STATES	71,155	4,911,118
CHURCHILL DOWNS INC	COMMON STOCK NPV	UNITED STATES	11,108	482,087
CIBER INC	COMMON STOCK USD.01	UNITED STATES	78,100	365,508
CIENA CORP	COMMON STOCK USD.01	UNITED STATES	85,100	1,791,355
CIMAREX ENERGY CO	COMMON STOCK USD.01	UNITED STATES	85,152	7,538,507
CINCINNATI BELL INC	COMMON STOCK USD.01	UNITED STATES	236,187	661,324
CINEMARK HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	51,400	886,136
CIRCOR INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	20,872	882,468
CIRRUS LOGIC INC	COMMON STOCK USD.001	UNITED STATES	72,400	1,156,952
CIT GROUP INC	COMMON STOCK USD.01	UNITED STATES	197,500	9,302,250
CITI TRENDS INC	COMMON STOCK USD.01	UNITED STATES	15,247	374,314
CITIZENS + NORTHERN CORP	COMMON STOCK USD1.	UNITED STATES	7,196	106,933
CITIZENS INC	COMMON STOCK NPV	UNITED STATES	38,100	283,845
CITIZENS REPUBLIC BANCORP IN	COMMON STOCK NPV	UNITED STATES	425,487	261,675
CITY HOLDING CO	COMMON STOCK USD2.5	UNITED STATES	17,900	648,517
CITY NATIONAL CORP	COMMON STOCK USD1.	UNITED STATES	44,300	2,718,248
CKX INC	COMMON STOCK USD.01	UNITED STATES	69,665	280,750
CLARCOR INC	COMMON STOCK USD1.	UNITED STATES	51,800	2,221,702
CLAYTON WILLIAMS ENERGY INC	COMMON STOCK USD.1	UNITED STATES	5,200	436,644
CLEAN ENERGY FUELS CORP	COMMON STOCK USD.0001	UNITED STATES	43,000	595,120
CLEAN HARBORS INC	COMMON STOCK USD.01	UNITED STATES	23,810	2,001,945
CLEAR CHANNEL OUTDOOR CL A	COMMON STOCK USD.01	UNITED STATES	44,300	621,972
CLEARWATER PAPER CORP	COMMON STOCK USD.0001	UNITED STATES	12,258	959,801
CLEARWIRE CORP CLASS A	COMMON STOCK USD.0001	UNITED STATES	120,147	618,757
CLECO CORPORATION	COMMON STOCK USD1.	UNITED STATES	59,508	1,830,466
CLIFTON SAVINGS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	11,691	126,380
CLINICAL DATA INC	COMMON STOCK USD.01	UNITED STATES	11,600	184,556
CLOUD PEAK ENERGY INC	COMMON STOCK USD.01	UNITED STATES	33,000	766,590
CNA FINANCIAL CORP	COMMON STOCK USD2.5	UNITED STATES	23,424	633,619
CNA SURETY CORP	COMMON STOCK USD.01	UNITED STATES	19,000	449,920
CNB FINANCIAL CORP/PA	COMMON STOCK NPV	UNITED STATES	8,900	131,809
CNO FINANCIAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	204,039	1,383,384
COBALT INTERNATIONAL ENERGY	COMMON STOCK USD.01	UNITED STATES	77,800	949,938
COBIZ FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	45,586	277,163
COCA COLA BOTTLING CO CONSOL	COMMON STOCK USD1.	UNITED STATES	5,000	277,900
CODEXIS INC	COMMON STOCK USD.0001	UNITED STATES	5,536	58,685
COEUR D ALENE MINES CORP	COMMON STOCK USD.01	UNITED STATES	89,317	2,440,140
COGDELL SPENCER INC	REIT USD.01	UNITED STATES	23,410	135,778
COGENT COMMUNICATIONS GROUP	COMMON STOCK USD.001	UNITED STATES	45,194	639,043
COGNEX CORP	COMMON STOCK USD.002	UNITED STATES	44,700	1,315,074
COHEN + STEERS INC	COMMON STOCK USD.01	UNITED STATES	17,899	467,164
COHERENT INC	COMMON STOCK USD.01	UNITED STATES	23,100	1,042,734
COHU INC	COMMON STOCK USD1.	UNITED STATES	27,525	456,365
COINSTAR INC	COMMON STOCK USD.001	UNITED STATES	32,700	1,845,588
COLDWATER CREEK INC	COMMON STOCK USD.01	UNITED STATES	68,240	216,321
COLFAX CORP	COMMON STOCK USD.001	UNITED STATES	20,600	379,246
COLLECTIVE BRANDS INC	COMMON STOCK USD.01	UNITED STATES	59,370	1,252,707

COLONIAL PROPERTIES TRUST	REIT USD.01	UNITED STATES	78,560	1,418,008
COLONY FINANCIAL INC	REIT USD.01	UNITED STATES	15,500	310,310
COLUMBIA BANKING SYSTEM INC	COMMON STOCK NPV	UNITED STATES	34,127	718,715
COLUMBIA SPORTSWEAR CO	COMMON STOCK NPV	UNITED STATES	13,450	811,035
COLUMBUS MCKINNON CORP/NY	COMMON STOCK USD.01	UNITED STATES	22,000	447,040
COMFORT SYSTEMS USA INC	COMMON STOCK USD.01	UNITED STATES	45,900	604,503
COMMERCE BANCSHARES INC	COMMON STOCK USD5.	UNITED STATES	77,193	3,066,872
COMMERCIAL METALS CO	COMMON STOCK USD.01	UNITED STATES	109,872	1,822,776
COMMERCIAL VEHICLE GROUP INC	COMMON STOCK USD.01	UNITED STATES	19,400	315,250
COMMONWEALTH REIT	REIT USD.01	UNITED STATES	71,160	1,815,292
COMMSCOPE INC	COMMON STOCK USD.01	UNITED STATES	94,421	2,947,824
COMMUNITY BANK SYSTEM INC	COMMON STOCK USD1.	UNITED STATES	38,040	1,056,371
COMMUNITY HEALTH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	89,300	3,337,141
COMMUNITY TRUST BANCORP INC	COMMON STOCK USD5.	UNITED STATES	14,257	412,883
COMMVAULT SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	45,200	1,293,624
COMPASS DIVERSIFIED HOLDINGS	COMMON STOCK NPV	UNITED STATES	23,614	417,732
COMPASS MINERALS INTERNATION	COMMON STOCK USD.01	UNITED STATES	31,300	2,794,151
COMPELLENT TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	18,100	499,379
COMPLETE PRODUCTION SERVICES	COMMON STOCK USD.01	UNITED STATES	80,600	2,381,730
COMPUCREDIT HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	16,415	114,577
COMPUTER PROGRAMS + SYSTEMS	COMMON STOCK USD.001	UNITED STATES	10,600	496,504
COMPUTER TASK GROUP INC	COMMON STOCK USD.01	UNITED STATES	16,152	175,734
COMSCORE INC	COMMON STOCK USD.001	UNITED STATES	24,307	542,289
COMSTOCK RESOURCES INC	COMMON STOCK USD.5	UNITED STATES	46,633	1,145,306
COMTECH TELECOMMUNICATIONS	COMMON STOCK USD.1	UNITED STATES	32,695	906,632
COMVERGE INC	COMMON STOCK USD.001	UNITED STATES	20,800	143,728
CON WAY INC	COMMON STOCK USD.625	UNITED STATES	54,784	2,003,451
CONCEPTUS INC	COMMON STOCK USD.003	UNITED STATES	36,920	509,496
CONCHO RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	104,200	9,135,214
CONCUR TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	37,400	1,942,182
CONEXANT SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	57,500	93,725
CONMED CORP	COMMON STOCK USD.01	UNITED STATES	30,490	805,851
CONN S INC	COMMON STOCK USD.01	UNITED STATES	15,131	70,813
CONNECTICUT WATER SVC INC	COMMON STOCK NPV	UNITED STATES	8,100	225,828
CONS TOMOKA LAND CO FLORIDA	COMMON STOCK USD1.	UNITED STATES	6,600	190,740
CONSOLIDATED COMMUNICATIONS	COMMON STOCK USD.01	UNITED STATES	22,951	442,954
CONSOLIDATED GRAPHICS INC	COMMON STOCK USD.01	UNITED STATES	9,113	441,343
CONSTANT CONTACT INC	COMMON STOCK USD.01	UNITED STATES	29,829	924,401
CONTANGO OIL + GAS	COMMON STOCK USD.04	UNITED STATES	13,600	787,848
CONTINENTAL RESOURCES INC/OK	COMMON STOCK USD.01	UNITED STATES	32,900	1,936,165
CONTINUCARE CORP	COMMON STOCK USD.0001	UNITED STATES	23,000	107,640
CONVERGYS CORP	COMMON STOCK NPV	UNITED STATES	112,800	1,485,576
COOPER COS INC/THE	COMMON STOCK USD.1	UNITED STATES	42,688	2,405,042
COOPER INDUSTRIES PLC	COMMON STOCK USD.01	UNITED STATES	165,400	9,641,166
COOPER TIRE + RUBBER	COMMON STOCK USD1.	UNITED STATES	65,050	1,533,879
COPART INC	COMMON STOCK NPV	UNITED STATES	71,675	2,677,061
CORE MARK HOLDING CO INC	COMMON STOCK USD.01	UNITED STATES	10,900	387,931
CORELOGIC INC	COMMON STOCK USD1.	UNITED STATES	107,343	1,987,992
CORINTHIAN COLLEGES INC	COMMON STOCK USD.0001	UNITED STATES	89,200	464,732
CORN PRODUCTS INTL INC	COMMON STOCK USD.01	UNITED STATES	72,400	3,330,400
CORNERSTONE THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	600	3,474
CORPORATE EXECUTIVE BOARD CO	COMMON STOCK USD.01	UNITED STATES	36,246	1,361,037
CORPORATE OFFICE PROPERTIES	REIT USD.01	UNITED STATES	60,073	2,099,551
CORRECTIONS CORP OF AMERICA	COMMON STOCK USD.01	UNITED STATES	106,386	2,666,033
CORVEL CORP	COMMON STOCK USD.0001	UNITED STATES	9,250	447,238
COSTAR GROUP INC	COMMON STOCK USD.01	UNITED STATES	20,600	1,185,736
COURIER CORP	COMMON STOCK USD1.	UNITED STATES	12,450	193,224
COUSINS PROPERTIES INC	REIT USD1.	UNITED STATES	87,050	725,999
COVANCE INC	COMMON STOCK USD.01	UNITED STATES	60,972	3,134,571
COVANTA HOLDING CORP	COMMON STOCK USD.1	UNITED STATES	125,310	2,154,079
COWEN GROUP INC CLASS A	COMMON STOCK USD.01	UNITED STATES	16,800	78,288
CPI CORP	COMMON STOCK USD.4	UNITED STATES	2,957	66,680
CPI INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	10,181	197,002
CRA INTERNATIONAL INC	COMMON STOCK NPV	UNITED STATES	9,900	232,749
CRACKER BARREL OLD COUNTRY	COMMON STOCK USD.01	UNITED STATES	24,893	1,363,390
CRANE CO	COMMON STOCK USD1.	UNITED STATES	50,687	2,081,715
CRAWFORD + CO CL B	COMMON STOCK USD1.	UNITED STATES	8,325	28,305
CRAY INC	COMMON STOCK USD.01	UNITED STATES	33,730	241,170
CREDIT ACCEPTANCE CORP	COMMON STOCK USD.01	UNITED STATES	6,609	414,847
CREE RESEARCH INC	COMMON STOCK USD.00125	UNITED STATES	106,200	6,997,518
CREXUS INVESTMENT CORP	REIT USD.01	UNITED STATES	14,700	192,570
CROCS INC	COMMON STOCK USD.001	UNITED STATES	89,600	1,533,952
CROSS COUNTRY HEALTHCARE INC	COMMON STOCK USD.0001	UNITED STATES	39,071	330,931
CROSSTEX ENERGY INC	COMMON STOCK USD.01	UNITED STATES	37,900	335,794
CROWN CASTLE INTL CORP	COMMON STOCK USD.01	UNITED STATES	290,180	12,718,589
CROWN HOLDINGS INC	COMMON STOCK USD5.	UNITED STATES	165,050	5,509,369
CROWN MEDIA HOLDINGS CLASS A	COMMON STOCK USD.01	UNITED STATES	16,100	42,182
CRYOLIFE INC	COMMON STOCK USD.01	UNITED STATES	42,300	229,266
CSG SYSTEMS INTL INC	COMMON STOCK USD.01	UNITED STATES	40,800	772,752
CSS INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	7,695	158,594

CTS CORP	COMMON STOCK NPV	UNITED STATES	39,530	437,202
CUBIC CORP	COMMON STOCK NPV	UNITED STATES	18,713	882,318
CUBIST PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	63,950	1,368,530
CULLEN/FROST BANKERS INC	COMMON STOCK USD.01	UNITED STATES	53,125	3,247,000
CUMBERLAND PHARMACEUTICALS	COMMON STOCK NPV	UNITED STATES	8,742	52,365
CURIS INC	COMMON STOCK USD.01	UNITED STATES	68,700	136,026
CURTISS WRIGHT CORP	COMMON STOCK USD1.	UNITED STATES	46,761	1,552,465
CUTERA INC	COMMON STOCK USD.001	UNITED STATES	15,700	130,153
CVB FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	94,536	819,627
CVR ENERGY INC	COMMON STOCK USD.01	UNITED STATES	20,200	306,636
CYBERONICS INC	COMMON STOCK USD.01	UNITED STATES	27,250	845,295
CYMER INC	COMMON STOCK USD.001	UNITED STATES	32,900	1,482,803
CYNOSURE INC A	COMMON STOCK USD.001	UNITED STATES	9,100	93,093
CYPRESS BIOSCIENCE INC	COMMON STOCK USD.001	UNITED STATES	42,800	277,344
CYPRESS SEMICONDUCTOR CORP	COMMON STOCK USD.01	UNITED STATES	174,094	3,234,667
CYPRESS SHARPRIDGE INVESTMEN	REIT USD.01	UNITED STATES	56,600	730,706
CYTEC INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	48,200	2,557,492
CYTOKINETICS INC	COMMON STOCK USD.001	UNITED STATES	39,500	82,555
CYTORI THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	26,700	138,573
DAKTRONICS INC	COMMON STOCK NPV	UNITED STATES	35,900	571,528
DANA HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	135,184	2,326,517
DANVERS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	23,500	415,245
DARLING INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	89,500	1,188,560
DAWSON GEOPHYSICAL CO	COMMON STOCK USD.333	UNITED STATES	10,600	338,140
DCT INDUSTRIAL TRUST INC	REIT USD.01	UNITED STATES	221,703	1,177,243
DDI CORP	COMMON STOCK USD.001	UNITED STATES	6,800	79,968
DEALERTRACK HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	43,585	874,751
DECKERS OUTDOOR CORP	COMMON STOCK USD.01	UNITED STATES	37,800	3,014,172
DEL MONTE FOODS CO	COMMON STOCK USD.01	UNITED STATES	199,400	3,748,720
DELCATH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	23,448	229,790
DELEK US HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	12,400	90,272
DELPHI FINANCIAL GROUP CL A	COMMON STOCK USD.01	UNITED STATES	50,067	1,443,932
DELTA AIR LINES INC	COMMON STOCK USD.0001	UNITED STATES	779,116	9,816,862
DELTA PETROLEUM CORP	COMMON STOCK USD.01	UNITED STATES	176,702	134,294
DELTEK INC	COMMON STOCK USD.001	UNITED STATES	26,720	193,987
DELTIC TIMBER CORP	COMMON STOCK USD.01	UNITED STATES	11,400	642,276
DELUXE CORP	COMMON STOCK USD1.	UNITED STATES	56,950	1,310,989
DEMANDTEC INC	COMMON STOCK USD.001	UNITED STATES	22,583	244,800
DENDREON CORP	COMMON STOCK USD.001	UNITED STATES	142,300	4,969,116
DENNY S CORP	COMMON STOCK USD.01	UNITED STATES	94,339	337,734
DEPOMED INC	COMMON STOCK NPV	UNITED STATES	53,800	342,168
DESTINATION MATERNITY CORP	COMMON STOCK USD.01	UNITED STATES	5,093	193,177
DEVELOPERS DIVERSIFIED RLTY	REIT USD.1	UNITED STATES	197,411	2,781,521
DEX ONE CORP	COMMON STOCK	UNITED STATES	45,700	340,922
DEXCOM INC	COMMON STOCK USD.001	UNITED STATES	57,090	779,279
DG FASTCHANNEL INC	COMMON STOCK USD.001	UNITED STATES	25,000	722,000
DIAMOND FOODS INC	COMMON STOCK USD.001	UNITED STATES	23,900	1,271,002
DIAMOND HILL INVESTMENT GRP	COMMON STOCK NPV	UNITED STATES	2,100	151,914
DIAMONDROCK HOSPITALITY CO	REIT USD.01	UNITED STATES	157,646	1,891,752
DICE HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	17,026	244,323
DICK S SPORTING GOODS INC	COMMON STOCK USD.01	UNITED STATES	92,632	3,473,700
DIEBOLD INC	COMMON STOCK USD1.25	UNITED STATES	67,725	2,170,586
DIGI INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	28,579	317,227
DIGITAL REALTY TRUST INC	REIT USD.01	UNITED STATES	86,269	4,446,304
DIGITAL RIVER INC	COMMON STOCK USD.01	UNITED STATES	41,900	1,442,198
DIGITALGLOBE INC	COMMON STOCK USD.001	UNITED STATES	24,600	780,066
DILLARDS INC CL A	COMMON STOCK NPV	UNITED STATES	48,100	1,824,914
DIME COMMUNITY BANCSHARES	COMMON STOCK USD.01	UNITED STATES	31,966	466,384
DINEEQUITY INC	COMMON STOCK USD.01	UNITED STATES	18,500	913,530
DIODES INC	COMMON STOCK USD.667	UNITED STATES	37,249	1,005,351
DIONEX CORP	COMMON STOCK USD.001	UNITED STATES	18,800	2,218,588
DISH NETWORK CORP A	COMMON STOCK USD.01	UNITED STATES	189,027	3,716,271
DOLAN CO/THE	COMMON STOCK USD.001	UNITED STATES	39,200	545,664
DOLBY LABORATORIES INC CL A	COMMON STOCK USD.001	UNITED STATES	50,440	3,364,348
DOLE FOOD CO INC	COMMON STOCK	UNITED STATES	38,600	521,486
DOLLAR FINANCIAL CORP	COMMON STOCK USD.001	UNITED STATES	25,400	727,202
DOLLAR GENERAL CORP	COMMON STOCK USD.875	UNITED STATES	65,200	1,999,684
DOLLAR THRIFTY AUTOMOTIVE GP	COMMON STOCK USD.01	UNITED STATES	30,700	1,450,882
DOLLAR TREE INC	COMMON STOCK USD.01	UNITED STATES	126,660	7,103,093
DOMINO S PIZZA INC	COMMON STOCK USD.01	UNITED STATES	41,628	663,967
DONALDSON CO INC	COMMON STOCK USD5.	UNITED STATES	76,800	4,475,904
DONEGAL GROUP INC CL A	COMMON STOCK USD.01	UNITED STATES	13,366	193,540
DORMAN PRODUCTS INC	COMMON STOCK USD.01	UNITED STATES	9,880	358,051
DOUGLAS EMMETT INC	REIT USD.01	UNITED STATES	113,787	1,888,864
DPL INC	COMMON STOCK USD.01	UNITED STATES	120,220	3,090,856
DREAMWORKS ANIMATION SKG A	COMMON STOCK USD.01	UNITED STATES	78,100	2,301,607
DRESSER RAND GROUP INC	COMMON STOCK USD.01	UNITED STATES	78,800	3,356,092
DREW INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	19,100	433,952
DRIL QUIP INC	COMMON STOCK USD.01	UNITED STATES	32,900	2,556,988
DRUGSTORE.COM INC	COMMON STOCK USD.0001	UNITED STATES	93,626	206,913

DSP GROUP INC	COMMON STOCK USD.001	UNITED STATES	33,100	269,434
DST SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	32,617	1,446,564
DSW INC CLASS A	COMMON STOCK NPV	UNITED STATES	12,400	484,840
DTS INC	COMMON STOCK USD.0001	UNITED STATES	17,800	873,090
DUCOMMUN INC	COMMON STOCK USD.01	UNITED STATES	11,800	257,004
DUFF + PHELPS CORP CLASS A	COMMON STOCK USD.01	UNITED STATES	19,000	320,340
DUKE REALTY CORP	REIT USD.01	UNITED STATES	251,300	3,131,198
DUPONT FABROS TECHNOLOGY	REIT USD.001	UNITED STATES	42,900	912,483
DURECT CORPORATION	COMMON STOCK USD.0001	UNITED STATES	81,263	280,357
DXP ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	8,605	206,520
DYAX CORP	COMMON STOCK USD.01	UNITED STATES	77,500	165,850
DYCOM INDUSTRIES INC	COMMON STOCK USD.333	UNITED STATES	50,500	744,875
DYNAMEX INC	COMMON STOCK USD.01	UNITED STATES	11,314	280,135
DYNAMIC MATERIALS CORP	COMMON STOCK USD.05	UNITED STATES	14,950	337,422
DYNEGY INC	COMMON STOCK NPV	UNITED STATES	118,400	665,408
DYNEX CAPITAL INC	REIT USD.01	UNITED STATES	12,100	132,132
EAGLE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	10,500	151,515
EAGLE BULK SHIPPING INC	COMMON STOCK USD.01	UNITED STATES	76,100	378,978
EAGLE MATERIALS INC	COMMON STOCK USD.01	UNITED STATES	48,748	1,377,131
EARTHLINK INC	COMMON STOCK USD.01	UNITED STATES	118,822	1,021,869
EAST WEST BANCORP INC	COMMON STOCK USD.001	UNITED STATES	138,500	2,707,675
EASTGROUP PROPERTIES INC	REIT NPV	UNITED STATES	27,900	1,180,728
EASTMAN KODAK CO	COMMON STOCK USD2.5	UNITED STATES	284,700	1,525,992
EATON VANCE CORP	COMMON STOCK USD.00390625	UNITED STATES	118,129	3,571,040
EBIX INC	COMMON STOCK USD.1	UNITED STATES	27,431	649,292
ECHELON CORP	COMMON STOCK USD.01	UNITED STATES	36,500	371,935
ECHO GLOBAL LOGISTICS INC	COMMON STOCK USD.0001	UNITED STATES	6,100	73,444
ECHOSTAR CORP A	COMMON STOCK USD.001	UNITED STATES	42,725	1,066,843
EDUCATION MANAGEMENT CORP	COMMON STOCK USD.01	UNITED STATES	38,000	687,800
EDUCATION REALTY TRUST INC	REIT USD.01	UNITED STATES	59,600	463,092
EDWARDS LIFESCIENCES CORP	COMMON STOCK USD1.0	UNITED STATES	112,070	9,059,739
EHEALTH INC	COMMON STOCK USD.001	UNITED STATES	24,391	346,108
EINSTEIN NOAH RESTAURANT GRO	COMMON STOCK USD.001	UNITED STATES	11,600	162,980
EL PASO ELECTRIC CO	COMMON STOCK NPV	UNITED STATES	39,520	1,087,986
ELECTRO RENT CORP	COMMON STOCK NPV	UNITED STATES	24,343	393,383
ELECTRO SCIENTIFIC INDS INC	COMMON STOCK NPV	UNITED STATES	27,847	446,387
ELECTRONICS FOR IMAGING	COMMON STOCK USD.01	UNITED STATES	52,700	754,137
ELIZABETH ARDEN INC	COMMON STOCK USD.01	UNITED STATES	30,178	694,396
EMC INS GROUP INC	COMMON STOCK USD1.	UNITED STATES	7,200	163,008
EMCOR GROUP INC	COMMON STOCK USD.01	UNITED STATES	61,812	1,791,312
EMDEON INC CLASS A	COMMON STOCK USD.00001	UNITED STATES	33,400	452,236
EMERGENCY MEDICAL SERVICES A	COMMON STOCK USD.01	UNITED STATES	31,400	2,028,754
EMERGENT BIOSOLUTIONS INC	COMMON STOCK USD.001	UNITED STATES	15,300	358,938
EMERITUS CORP	COMMON STOCK USD.0001	UNITED STATES	21,200	417,852
EMPIRE DISTRICT ELECTRIC CO	COMMON STOCK USD1.	UNITED STATES	41,270	916,194
EMPLOYERS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	50,704	886,306
EMS TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	17,100	338,238
EMULEX CORP	COMMON STOCK USD.1	UNITED STATES	96,200	1,121,692
ENCORE CAPITAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	19,262	451,694
ENCORE WIRE CORP	COMMON STOCK USD.01	UNITED STATES	20,300	509,124
ENDEAVOUR INTERNATIONAL CORP	COMMON STOCK USD.001	UNITED STATES	15,500	213,900
ENDO PHARMACEUT HLDGS INC	COMMON STOCK USD.01	UNITED STATES	110,813	3,957,132
ENDOLOGIX INC	COMMON STOCK USD.001	UNITED STATES	45,300	323,895
ENER1 INC	COMMON STOCK USD.01	UNITED STATES	55,000	208,450
ENERGEN CORP	COMMON STOCK USD.01	UNITED STATES	72,600	3,503,676
ENERGIZER HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	71,381	5,203,675
ENERGY CONVERSION DEVICES	COMMON STOCK USD.01	UNITED STATES	50,093	230,428
ENERGY PARTNERS LTD	COMMON STOCK	UNITED STATES	23,900	355,154
ENERGY RECOVERY INC	COMMON STOCK USD.001	UNITED STATES	41,000	150,060
ENERGYSOLUTIONS INC DEP SHS	COMMON STOCK USD.01	UNITED STATES	78,000	434,460
ENERNOC INC	COMMON STOCK USD.001	UNITED STATES	14,200	339,522
ENERSYS	COMMON STOCK USD.01	UNITED STATES	44,100	1,416,492
ENNIS INC	COMMON STOCK USD2.5	UNITED STATES	31,765	543,182
ENPRO INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	23,400	972,504
ENSIGN GROUP INC/THE	COMMON STOCK USD.001	UNITED STATES	11,332	281,827
ENTEGRIS INC	COMMON STOCK USD.01	UNITED STATES	146,087	1,091,270
ENTERCOM COMMUNICATIONS CL A	COMMON STOCK USD.01	UNITED STATES	18,000	208,440
ENTERPRISE FINANCIAL SERVICE	COMMON STOCK USD.01	UNITED STATES	9,158	95,793
ENTERTAINMENT PROPERTIES TR	REIT USD.01	UNITED STATES	46,200	2,136,750
ENTROPIC COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	54,500	658,360
ENZO BIOCHEM INC	COMMON STOCK USD.01	UNITED STATES	38,708	204,378
ENZON PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	52,620	640,385
EPICOR SOFTWARE CORP	COMMON STOCK USD.001	UNITED STATES	62,700	633,270
EPIQ SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	35,299	484,655
EPLUS INC	COMMON STOCK USD.01	UNITED STATES	300	7,092
EPOCH HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	16,800	260,904
EQUINIX INC	COMMON STOCK USD.001	UNITED STATES	42,705	3,470,208
EQUITY LIFESTYLE PROPERTIES	REIT USD.01	UNITED STATES	27,700	1,549,261
EQUITY ONE INC	REIT USD.01	UNITED STATES	38,400	698,112
ERESEARCH TECHNOLOGY INC	COMMON STOCK USD.01	UNITED STATES	51,458	378,216

ERIE INDEMNITY COMPANY CL A	COMMON STOCK NPV	UNITED STATES	26,298	1,721,730
ESB FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	9,500	154,280
ESCO TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	30,200	1,142,768
ESSA BANCORP INC	COMMON STOCK USD.01	UNITED STATES	18,800	248,536
ESSEX PROPERTY TRUST INC	REIT USD.0001	UNITED STATES	30,428	3,475,486
ESTERLINE TECHNOLOGIES CORP	COMMON STOCK USD.2	UNITED STATES	28,240	1,936,982
ETHAN ALLEN INTERIORS INC	COMMON STOCK USD.01	UNITED STATES	27,200	544,272
EURONET WORLDWIDE INC	COMMON STOCK USD.02	UNITED STATES	53,700	936,528
EVERCORE PARTNERS INC CL A	COMMON STOCK USD.01	UNITED STATES	15,600	530,400
EVERGREEN SOLAR INC	COMMON STOCK USD.01	UNITED STATES	190,215	110,895
EW SCRIPPS CO/THE A	COMMON STOCK USD.01	UNITED STATES	24,999	253,740
EXACT SCIENCES CORP	COMMON STOCK USD.01	UNITED STATES	35,100	209,898
EXACTECH INC	COMMON STOCK USD.01	UNITED STATES	7,500	141,150
EXAR CORP	COMMON STOCK USD.0001	UNITED STATES	37,701	263,153
EXCO RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	137,484	2,669,939
EXELIXIS INC	COMMON STOCK USD.001	UNITED STATES	113,300	930,193
EXIDE TECHNOLOGIES	COMMON STOCK USD.01	UNITED STATES	54,458	512,450
EXLSERVICE HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	19,986	429,299
EXPONENT INC	COMMON STOCK USD.001	UNITED STATES	15,100	566,703
EXPRESS INC	COMMON STOCK	UNITED STATES	12,400	233,120
EXTERRAN HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	58,598	1,403,422
EXTRA SPACE STORAGE INC	REIT USD.01	UNITED STATES	94,191	1,638,923
EXTREME NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	106,000	327,540
EZCORP INC CL A	COMMON STOCK USD.01	UNITED STATES	46,100	1,250,693
FACTSET RESEARCH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	46,670	4,375,779
FAIR ISAAC CORP	COMMON STOCK USD.01	UNITED STATES	46,004	1,075,113
FAIRCHILD SEMICONDUCTOR INTE	COMMON STOCK USD.01	UNITED STATES	136,520	2,131,077
FALCONSTOR SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	40,600	136,010
FARMER BROS CO	COMMON STOCK USD1.	UNITED STATES	8,300	147,740
FARO TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	18,900	620,676
FBL FINANCIAL GROUP INC CL A	COMMON STOCK NPV	UNITED STATES	13,995	401,237
FBR CAPITAL MARKETS CORP	COMMON STOCK USD.001	UNITED STATES	30,500	116,510
FEDERAL MOGUL CORP	COMMON STOCK USD.01	UNITED STATES	26,600	549,290
FEDERAL REALTY INVS TRUST	REIT USD.01	UNITED STATES	59,980	4,674,241
FEDERAL SIGNAL CORP	COMMON STOCK USD1.	UNITED STATES	56,250	385,875
FEI COMPANY	COMMON STOCK NPV	UNITED STATES	41,900	1,106,579
FELCOR LODGING TRUST INC	REIT USD.01	UNITED STATES	71,185	501,142
FEMALE HEALTH COMPANY	COMMON STOCK USD.01	UNITED STATES	17,100	97,299
FERRO CORP	COMMON STOCK USD1.	UNITED STATES	96,150	1,407,636
FIBERTOWER CORP	COMMON STOCK USD.001	UNITED STATES	32,800	146,288
FIDELITY NATIONAL FINL A	COMMON STOCK USD.0001	UNITED STATES	215,957	2,954,292
FIFTH STREET FINANCE CORP	COMMON STOCK USD.01	UNITED STATES	39,912	484,532
FINANCIAL ENGINES INC	COMMON STOCK	UNITED STATES	9,300	184,419
FINANCIAL INSTITUTIONS INC	COMMON STOCK USD.01	UNITED STATES	11,900	225,743
FINISAR CORPORATION	COMMON STOCK USD.001	UNITED STATES	69,000	2,048,610
FINISH LINE/THE CL A	COMMON STOCK USD.01	UNITED STATES	45,600	783,864
FIRST AMERICAN FINANCIAL	COMMON STOCK USD.00001	UNITED STATES	107,343	1,603,704
FIRST BANCORP INC/ME	COMMON STOCK USD.01	UNITED STATES	9,600	151,584
FIRST BANCORP/NC	COMMON STOCK NPV	UNITED STATES	13,050	199,796
FIRST BUSEY CORP	COMMON STOCK USD.001	UNITED STATES	58,560	275,232
FIRST CASH FINL SVCS INC	COMMON STOCK USD.01	UNITED STATES	28,289	876,676
FIRST CITIZENS BCSHS CL A	COMMON STOCK USD1.	UNITED STATES	5,400	1,020,870
FIRST COMMONWEALTH FINL CORP	COMMON STOCK USD1.	UNITED STATES	92,061	651,792
FIRST COMMUNITY BANCSHARES	COMMON STOCK USD1.	UNITED STATES	10,890	162,697
FIRST FINANCIAL BANCORP	COMMON STOCK NPV	UNITED STATES	66,404	1,227,146
FIRST FINANCIAL CORP/INDIANA	COMMON STOCK NPV	UNITED STATES	14,014	492,452
FIRST FINANCIAL HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	17,600	202,576
FIRST FINL BANKSHARES INC	COMMON STOCK USD.01	UNITED STATES	22,516	1,152,369
FIRST INDUSTRIAL REALTY TR	REIT USD.01	UNITED STATES	47,400	415,224
FIRST INTERSTATE BANCSYS/MT	COMMON STOCK NPV	UNITED STATES	8,800	134,112
FIRST MARBLEHEAD CORP/THE	COMMON STOCK USD.01	UNITED STATES	57,050	123,799
FIRST MERCHANTS CORP	COMMON STOCK NPV	UNITED STATES	21,166	187,531
FIRST MERCURY FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	14,491	237,652
FIRST MIDWEST BANCORP INC/IL	COMMON STOCK USD.01	UNITED STATES	70,338	810,294
FIRST NIAGARA FINANCIAL GRP	COMMON STOCK USD.01	UNITED STATES	202,825	2,835,494
FIRST OF LONG ISLAND CORP	COMMON STOCK USD.1	UNITED STATES	5,600	161,896
FIRST POTOMAC REALTY TRUST	REIT USD.001	UNITED STATES	55,090	926,614
FIRST SOUTH BANCORP INC /NC	COMMON STOCK USD.01	UNITED STATES	10,572	68,401
FIRSTMERIT CORP	COMMON STOCK NPV	UNITED STATES	107,555	2,128,513
FISHER COMMUNICATIONS INC	COMMON STOCK USD1.25	UNITED STATES	8,000	174,400
FLAGSTAR BANCORP INC	COMMON STOCK USD.01	UNITED STATES	8,210	13,382
FLOW INTL CORP	COMMON STOCK USD.01	UNITED STATES	41,300	168,917
FLOWERS FOODS INC	COMMON STOCK USD.01	UNITED STATES	70,717	1,902,994
FLUSHING FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	34,741	486,374
FNB CORP	COMMON STOCK USD.01	UNITED STATES	128,502	1,261,890
FOOT LOCKER INC	COMMON STOCK USD.01	UNITED STATES	156,600	3,072,492
FORCE PROTECTION INC	COMMON STOCK USD.001	UNITED STATES	70,500	388,455
FOREST CITY ENTERPRISES CL A	COMMON STOCK USD.333	UNITED STATES	118,681	1,980,786
FOREST OIL CORP	COMMON STOCK USD.1	UNITED STATES	112,616	4,276,030
FORESTAR GROUP INC	COMMON STOCK USD1.	UNITED STATES	39,233	757,197

FORMFACTOR INC	COMMON STOCK USD.001	UNITED STATES	51,797	459,957
FORRESTER RESEARCH INC	COMMON STOCK USD.01	UNITED STATES	17,200	606,988
FORTINET INC	COMMON STOCK USD.001	UNITED STATES	35,000	1,132,250
FORWARD AIR CORPORATION	COMMON STOCK USD.01	UNITED STATES	32,240	914,971
FOSSIL INC	COMMON STOCK USD.01	UNITED STATES	51,462	3,627,042
FOSTER (LB) CO A	COMMON STOCK USD.01	UNITED STATES	12,086	494,801
FOX CHASE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	3,890	46,097
FPIC INSURANCE GROUP INC	COMMON STOCK USD.1	UNITED STATES	12,507	462,259
FRANKLIN COVEY CO	COMMON STOCK USD.05	UNITED STATES	13,800	118,542
FRANKLIN ELECTRIC CO INC	COMMON STOCK USD.1	UNITED STATES	24,600	957,432
FRANKLIN STREET PROPERTIES C	REIT USD.0001	UNITED STATES	72,100	1,027,425
FRED S INC CLASS A	COMMON STOCK NPV	UNITED STATES	45,615	627,662
FREIGHTCAR AMERICA INC	COMMON STOCK USD.01	UNITED STATES	13,650	395,031
FRESH MARKET INC/THE	COMMON STOCK USD.01	UNITED STATES	17,300	712,760
FRONTIER OIL CORP	COMMON STOCK NPV	UNITED STATES	107,900	1,943,279
FSI INTL INC	COMMON STOCK NPV	UNITED STATES	23,200	102,544
FTI CONSULTING INC	COMMON STOCK USD.01	UNITED STATES	46,800	1,744,704
FUEL SYSTEMS SOLUTIONS INC	COMMON STOCK USD.001	UNITED STATES	15,900	467,142
FUEL TECH INC	COMMON STOCK USD.01	UNITED STATES	19,400	188,374
FUELCELL ENERGY INC	COMMON STOCK USD.0001	UNITED STATES	82,196	189,873
FULTON FINANCIAL CORP	COMMON STOCK USD2.5	UNITED STATES	201,061	2,078,971
FURIEX PHARMACEUTICALS	COMMON STOCK	UNITED STATES	9,489	137,116
FURMANITE CORP	COMMON STOCK NPV	UNITED STATES	34,800	240,468
FURNITURE BRANDS INTL INC	COMMON STOCK USD1.	UNITED STATES	47,000	241,580
FX ENERGY INC	COMMON STOCK USD.001	UNITED STATES	32,200	198,030
G + K SERVICES INC CL A	COMMON STOCK USD.5	UNITED STATES	20,800	642,928
G III APPAREL GROUP LTD	COMMON STOCK USD.01	UNITED STATES	18,935	665,565
GAIAM INC CLASS A	COMMON STOCK USD.0001	UNITED STATES	20,240	155,848
GAMCO INVESTORS INC A	COMMON STOCK USD.001	UNITED STATES	8,590	412,406
GAMCO INVS INC	12/15 ZCP12 31 20150	UNITED STATES	275	—
GARDNER DENVER INC	COMMON STOCK USD.01	UNITED STATES	53,243	3,664,183
GARTNER INC	COMMON STOCK USD.0005	UNITED STATES	77,500	2,573,000
GASTAR EXPLORATION LTD	COMMON STOCK NPV	UNITED STATES	30,700	132,010
GATX CORP	COMMON STOCK USD.625	UNITED STATES	48,300	1,704,024
GAYLORD ENTERTAINMENT CO	COMMON STOCK USD.01	UNITED STATES	31,294	1,124,706
GEN PROBE INC	COMMON STOCK USD.0001	UNITED STATES	46,410	2,708,024
GENCO SHIPPING + TRADING LTD	COMMON STOCK USD.01	UNITED STATES	28,900	416,160
GENCORP INC	COMMON STOCK USD.1	UNITED STATES	55,100	284,867
GENERAC HOLDINGS INC	COMMON STOCK	UNITED STATES	20,600	333,102
GENERAL CABLE CORP	COMMON STOCK USD.01	UNITED STATES	48,150	1,689,584
GENERAL COMMUNICATION INC A	COMMON STOCK NPV	UNITED STATES	54,995	696,237
GENERAL GROWTH PROPERTIES	REIT USD.01	UNITED STATES	399,900	6,190,452
GENERAL MARITIME CORP	COMMON STOCK USD.01	UNITED STATES	51,844	168,493
GENERAL MOLY INC	COMMON STOCK USD.001	UNITED STATES	43,800	283,824
GENESCO INC	COMMON STOCK USD1.	UNITED STATES	24,700	926,003
GENESEE + WYOMING INC CL A	COMMON STOCK USD.01	UNITED STATES	40,650	2,152,418
GENOMIC HEALTH INC	COMMON STOCK USD.0001	UNITED STATES	15,468	330,861
GENON ENERGY INC	COMMON STOCK USD.001	UNITED STATES	710,024	2,705,191
GENOPTIX INC	COMMON STOCK USD.001	UNITED STATES	20,600	391,812
GENTEX CORP	COMMON STOCK USD.06	UNITED STATES	137,632	4,068,402
GENTIVA HEALTH SERVICES	COMMON STOCK USD.1	UNITED STATES	34,371	914,269
GEO GROUP INC/THE	COMMON STOCK USD.01	UNITED STATES	59,050	1,456,173
GEOEYE INC	COMMON STOCK USD.01	UNITED STATES	22,100	936,819
GEORESOURCES INC	COMMON STOCK USD.01	UNITED STATES	9,883	219,501
GEORGIA GULF CORP	COMMON STOCK USD.01	UNITED STATES	29,500	709,770
GERBER SCIENTIFIC INC	COMMON STOCK USD.01	UNITED STATES	2,010	15,819
GERMAN AMERICAN BANCORP	COMMON STOCK NPV	UNITED STATES	11,400	209,931
GERON CORP	COMMON STOCK USD.001	UNITED STATES	95,736	494,955
GETTY REALTY CORP	REIT USD.01	UNITED STATES	18,000	563,040
GFI GROUP INC	COMMON STOCK USD.01	UNITED STATES	64,800	303,912
GIBRALTAR INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	29,700	403,029
GLACIER BANCORP INC	COMMON STOCK USD.01	UNITED STATES	74,919	1,132,026
GLADSTONE CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	23,200	267,264
GLADSTONE COMMERCIAL CORP	REIT USD.001	UNITED STATES	8,800	165,704
GLADSTONE INVESTMENT CORP	COMMON STOCK USD.001	UNITED STATES	16,100	123,165
GLATFELTER	COMMON STOCK USD.01	UNITED STATES	49,750	610,433
GLEACHER + CO INC	COMMON STOCK USD.01	UNITED STATES	47,600	112,812
GLIMCHER REALTY TRUST	REIT USD.01	UNITED STATES	69,963	587,689
GLOBAL CASH ACCESS HOLDINGS	COMMON STOCK USD.001	UNITED STATES	46,500	148,335
GLOBAL DEFENSE TECHNOLOGY +	COMMON STOCK USD.01	UNITED STATES	10,600	178,716
GLOBAL INDUSTRIES LTD	COMMON STOCK USD.01	UNITED STATES	119,400	827,442
GLOBAL PAYMENTS INC	COMMON STOCK NPV	UNITED STATES	76,824	3,550,037
GLOBE SPECIALTY METALS INC	COMMON STOCK USD.0001	UNITED STATES	54,300	927,987
GLOBECOMM SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	21,943	219,430
GMX RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	33,200	183,264
GOLDEN STAR RESOURCES LTD	COMMON STOCK NPV	UNITED STATES	235,400	1,080,486
GOODRICH PETROLEUM CORP	COMMON STOCK USD.2	UNITED STATES	30,915	545,341
GORMAN RUPP CO	COMMON STOCK NPV	UNITED STATES	16,150	521,968
GOVERNMENT PROPERTIES INCOME	REIT USD.01	UNITED STATES	18,340	491,329
GP STRATEGIES CORP	COMMON STOCK USD.01	UNITED STATES	26,200	268,288

GRACO INC	COMMON STOCK USD1.	UNITED STATES	59,075	2,330,509
GRAFTECH INTERNATIONAL LTD	COMMON STOCK USD.01	UNITED STATES	112,160	2,225,254
GRAHAM CORP	COMMON STOCK USD.1	UNITED STATES	12,300	246,000
GRAHAM PACKAGING CO INC	COMMON STOCK USD.01	UNITED STATES	12,600	164,304
GRAND CANYON EDUCATION INC	COMMON STOCK USD.01	UNITED STATES	27,600	540,684
GRANITE CONSTRUCTION INC	COMMON STOCK USD.01	UNITED STATES	37,900	1,039,597
GRAPHIC PACKAGING HOLDING CO	COMMON STOCK USD.01	UNITED STATES	143,900	559,771
GREAT LAKES DREDGE + DOCK CO	COMMON STOCK USD.0001	UNITED STATES	43,200	318,384
GREAT PLAINS ENERGY INC	COMMON STOCK NPV	UNITED STATES	137,529	2,666,687
GREAT SOUTHERN BANCORP INC	COMMON STOCK USD.01	UNITED STATES	12,338	291,053
GREATBATCH INC	COMMON STOCK USD.001	UNITED STATES	25,831	623,819
GREEN DOT CORP CLASS A	COMMON STOCK USD.001	UNITED STATES	5,200	295,048
GREEN MOUNTAIN COFFEE ROASTE	COMMON STOCK USD.1	UNITED STATES	111,247	3,655,576
GREEN PLAINS RENEWABLE ENERG	COMMON STOCK USD.001	UNITED STATES	10,000	112,600
GREENBRIER COMPANIES INC	COMMON STOCK NPV	UNITED STATES	15,897	333,678
GREENHILL + CO INC	COMMON STOCK USD.01	UNITED STATES	27,400	2,238,032
GREIF INC CL A	COMMON STOCK NPV	UNITED STATES	35,406	2,191,631
GRIFFIN LAND + NURSERIES	COMMON STOCK USD.01	UNITED STATES	2,364	76,546
GRIFFON CORP	COMMON STOCK USD.25	UNITED STATES	54,861	698,929
GROUP 1 AUTOMOTIVE INC	COMMON STOCK USD.01	UNITED STATES	27,300	1,140,048
GSI COMMERCE INC	COMMON STOCK USD.01	UNITED STATES	63,026	1,462,203
GSI TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	19,900	161,190
GT SOLAR INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	35,900	327,408
GUESS? INC	COMMON STOCK USD.01	UNITED STATES	65,877	3,117,300
GULF ISLAND FABRICATION INC	COMMON STOCK NPV	UNITED STATES	10,500	295,890
GULFMARK OFFSHORE INC CL A	COMMON STOCK USD.01	UNITED STATES	25,496	775,078
GULFPORT ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	25,319	548,156
H.B. FULLER CO.	COMMON STOCK USD1.	UNITED STATES	53,800	1,103,976
H+E EQUIPMENT SERVICES INC	COMMON STOCK USD.01	UNITED STATES	29,500	341,315
HACKETT GROUP INC/THE	COMMON STOCK USD.001	UNITED STATES	44,500	156,195
HAEMONETICS CORP/MASS	COMMON STOCK USD.01	UNITED STATES	25,406	1,605,151
HAIN CELESTIAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	45,147	1,221,678
HALLMARK FINL SERVICES INC	COMMON STOCK USD.18	UNITED STATES	3,500	31,850
HALOZYME THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	71,500	566,280
HANCOCK HOLDING CO	COMMON STOCK USD3.33	UNITED STATES	31,455	1,096,521
HANESBRANDS INC	COMMON STOCK USD.01	UNITED STATES	89,693	2,278,202
HANGER ORTHOPEDIC GROUP INC	COMMON STOCK USD.01	UNITED STATES	31,400	665,366
HANOVER INSURANCE GROUP INC/	COMMON STOCK USD.01	UNITED STATES	45,500	2,125,760
HANSEN MEDICAL INC	COMMON STOCK USD.0001	UNITED STATES	26,700	39,249
HANSEN NATURAL CORP	COMMON STOCK USD.005	UNITED STATES	66,800	3,492,304
HARBINGER GROUP INC	COMMON STOCK USD.01	UNITED STATES	2,300	14,237
HARLEYSVILLE GROUP INC	COMMON STOCK USD1.	UNITED STATES	14,300	525,382
HARMONIC INC	COMMON STOCK USD.001	UNITED STATES	107,214	918,824
HARRIS + HARRIS GROUP INC	COMMON STOCK USD.01	UNITED STATES	22,100	96,798
HARSCO CORP	COMMON STOCK USD1.25	UNITED STATES	79,450	2,250,024
HARTE HANKS INC	COMMON STOCK USD1.	UNITED STATES	39,750	507,608
HARVEST NATURAL RESOURCES IN	COMMON STOCK USD.01	UNITED STATES	29,000	352,930
HATTERAS FINL CORP	COM	UNITED STATES	39,200	1,186,584
HAVERTY FURNITURE	COMMON STOCK USD1.	UNITED STATES	24,100	312,818
HAWAIIAN ELECTRIC INDS	COMMON STOCK NPV	UNITED STATES	94,900	2,162,771
HAWAIIAN HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	48,000	376,320
HAWKINS INC	COMMON STOCK USD.05	UNITED STATES	10,200	452,880
HAYNES INTERNATIONAL INC	COMMON STOCK USD.001	UNITED STATES	12,200	510,326
HCC INSURANCE HOLDINGS INC	COMMON STOCK USD1.	UNITED STATES	115,324	3,337,477
HEADWATERS INC	COMMON STOCK USD.001	UNITED STATES	65,000	297,700
HEALTH MGMT ASSOCIATES INC A	COMMON STOCK USD.01	UNITED STATES	238,437	2,274,689
HEALTH NET INC	COMMON STOCK USD.001	UNITED STATES	93,258	2,545,011
HEALTHCARE REALTY TRUST INC	REIT USD.01	UNITED STATES	65,800	1,392,986
HEALTHCARE SERVICES GROUP	COMMON STOCK USD.01	UNITED STATES	69,208	1,126,014
HEALTHSOUTH CORP	COMMON STOCK USD.01	UNITED STATES	89,100	1,845,261
HEALTHSPRING INC	COMMON STOCK USD.01	UNITED STATES	52,800	1,400,784
HEALTHWAYS INC	COMMON STOCK USD.001	UNITED STATES	36,100	402,876
HEARTLAND EXPRESS INC	COMMON STOCK USD.01	UNITED STATES	57,310	918,106
HEARTLAND FINANCIAL USA INC	COMMON STOCK USD1.	UNITED STATES	12,206	213,117
HEARTLAND PAYMENT SYSTEMS IN	COMMON STOCK USD.001	UNITED STATES	42,100	649,182
HEARTWARE INTERNATIONAL INC	COMMON STOCK	UNITED STATES	8,300	726,831
HECKMANN CORP	COMMON STOCK USD.001	UNITED STATES	108,900	547,767
HECLA MINING CO	COMMON STOCK USD.25	UNITED STATES	259,935	2,926,868
HEICO CORP	COMMON STOCK USD.01	UNITED STATES	31,740	1,619,692
HEIDRICK + STRUGGLES INTL	COMMON STOCK USD.01	UNITED STATES	20,300	581,595
HELIX ENERGY SOLUTIONS GROUP	COMMON STOCK NPV	UNITED STATES	95,994	1,165,367
HENRY SCHEIN INC	COMMON STOCK USD.01	UNITED STATES	93,041	5,711,787
HERCULES OFFSHORE INC	COMMON STOCK USD.01	UNITED STATES	129,136	446,811
HERCULES TECHNOLOGY GROWTH	COMMON STOCK USD.001	UNITED STATES	48,040	497,694
HERITAGE FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	9,919	138,072
HERLEY INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	18,100	313,492
HERMAN MILLER INC	COMMON STOCK USD.2	UNITED STATES	62,505	1,581,377
HERSHA HOSPITALITY TRUST	REIT USD.01	UNITED STATES	132,805	876,513
HERTZ GLOBAL HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	202,500	2,934,225
HESS CORP	COMMON STOCK USD1.	UNITED STATES	1	58

HEXCEL CORP	COMMON STOCK USD.01	UNITED STATES	90,100	1,629,909
HHGREGG INC	COMMON STOCK USD.0001	UNITED STATES	17,000	356,150
HI TECH PHARMACAL CO INC	COMMON STOCK USD.01	UNITED STATES	10,400	259,480
HIBBETT SPORTS INC	COMMON STOCK USD.01	UNITED STATES	30,475	1,124,528
HIGHWOODS PROPERTIES INC	REIT USD.01	UNITED STATES	67,000	2,133,950
HILL INTERNATIONAL INC	COMMON STOCK USD.0001	UNITED STATES	23,100	149,457
HILL ROM HOLDINGS INC	COMMON STOCK NPV	UNITED STATES	58,800	2,314,956
HILLENBRAND INC	COMMON STOCK NPV	UNITED STATES	67,076	1,395,852
HILLTOP HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	46,499	461,270
HITTITE MICROWAVE CORP	COMMON STOCK USD.01	UNITED STATES	28,773	1,756,304
HMS HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	28,600	1,852,422
HNI CORP	COMMON STOCK USD1.	UNITED STATES	42,300	1,319,760
HOLLY CORP	COMMON STOCK USD.01	UNITED STATES	42,700	1,740,879
HOLOGIC INC	COMMON STOCK USD.01	UNITED STATES	256,235	4,822,343
HOME BANCORP INC	COMMON STOCK USD.01	UNITED STATES	4,897	67,677
HOME BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	20,815	458,554
HOME FEDERAL BANCORP INC/MD	COMMON STOCK USD.01	UNITED STATES	17,200	211,044
HOME PROPERTIES INC	REIT USD.01	UNITED STATES	37,116	2,059,567
HOOKER FURNITURE CORP	COMMON STOCK NPV	UNITED STATES	13,300	187,929
HORACE MANN EDUCATORS	COMMON STOCK USD.001	UNITED STATES	46,600	840,664
HORIZON LINES INC CL A	COMMON STOCK USD.01	UNITED STATES	31,000	135,470
HORNBECK OFFSHORE SERVICES	COMMON STOCK USD.01	UNITED STATES	23,300	486,504
HORSEHEAD HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	47,800	623,312
HOSPITALITY PROPERTIES TRUST	REIT USD.01	UNITED STATES	115,900	2,670,336
HOT TOPIC INC	COMMON STOCK NPV	UNITED STATES	47,775	299,549
HOUSTON AMERICAN ENERGY CORP	COMMON STOCK USD.001	UNITED STATES	13,700	247,833
HOUSTON WIRE + CABLE CO	COMMON STOCK USD.001	UNITED STATES	16,243	218,306
HOVNANIAN ENTERPRISES A	COMMON STOCK USD.01	UNITED STATES	55,900	228,631
HOWARD HUGHES CORP/THE	COMMON STOCK	UNITED STATES	31,004	1,687,238
HSN INC	COMMON STOCK USD.01	UNITED STATES	44,500	1,363,480
HUB GROUP INC CL A	COMMON STOCK USD.01	UNITED STATES	40,180	1,411,925
HUBBELL INC CL B	COMMON STOCK USD.01	UNITED STATES	58,522	3,518,928
HUDSON VALLEY HOLDING CORP	COMMON STOCK USD.2	UNITED STATES	10,340	256,018
HUGHES COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	7,861	317,899
HUMAN GENOME SCIENCES INC	COMMON STOCK USD.01	UNITED STATES	188,153	4,494,975
HUNT (JB) TRANSPRT SVCS INC	COMMON STOCK USD.01	UNITED STATES	88,718	3,620,582
HUNTSMAN CORP	COMMON STOCK USD.01	UNITED STATES	177,533	2,771,290
HURON CONSULTING GROUP INC	COMMON STOCK USD.01	UNITED STATES	21,600	571,320
HYATT HOTELS CORP CL A	COMMON STOCK USD.01	UNITED STATES	40,500	1,853,280
HYPERCOM CORP	COMMON STOCK USD.001	UNITED STATES	34,000	284,580
IAC/INTERACTIVECORP	COMMON STOCK USD.001	UNITED STATES	74,700	2,143,890
IBERIABANK CORP	COMMON STOCK USD1.	UNITED STATES	24,675	1,459,033
ICF INTERNATIONAL INC	COMMON STOCK USD.001	UNITED STATES	14,400	370,368
ICO GLOBAL COM HLDG LTD NEW	COMMON STOCK USD.01	UNITED STATES	100	150
ICONIX BRAND GROUP INC	COMMON STOCK USD.001	UNITED STATES	66,000	1,274,460
ICU MEDICAL INC	COMMON STOCK USD.1	UNITED STATES	13,809	504,029
IDACORP INC	COMMON STOCK NPV	UNITED STATES	49,481	1,829,807
IDENIX PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	27,700	139,608
IDEX CORP	COMMON STOCK USD.01	UNITED STATES	81,987	3,207,331
IDEXX LABORATORIES INC	COMMON STOCK USD.1	UNITED STATES	55,833	3,864,760
IDT CORP CLASS B	COMMON STOCK USD.01	UNITED STATES	17,100	438,615
IGATE CORP	COMMON STOCK USD.01	UNITED STATES	33,800	666,198
IHS INC CLASS A	COMMON STOCK USD.01	UNITED STATES	46,075	3,703,969
II VI INC	COMMON STOCK NPV	UNITED STATES	26,800	1,242,448
ILLUMINA INC	COMMON STOCK USD.01	UNITED STATES	123,598	7,828,697
IMATION CORP	COMMON STOCK USD.01	UNITED STATES	35,610	367,139
IMMERSION CORPORATION	COMMON STOCK USD.001	UNITED STATES	41,900	281,149
IMMUCOR INC	COMMON STOCK USD.1	UNITED STATES	69,470	1,377,590
IMMUNOGEN INC	COMMON STOCK USD.01	UNITED STATES	61,704	571,379
IMMUNOMEDICS INC	COMMON STOCK USD.01	UNITED STATES	93,700	335,446
IMPAX LABORATORIES INC	COMMON STOCK USD.01	UNITED STATES	67,800	1,363,458
IMPERIAL SUGAR CO	COMMON STOCK NPV	UNITED STATES	13,800	184,506
INCYTE CORP	COMMON STOCK USD.001	UNITED STATES	82,639	1,368,502
INDEPENDENT BANK CORP/MA	COMMON STOCK USD.01	UNITED STATES	21,400	578,870
INFINERA CORP	COMMON STOCK USD.001	UNITED STATES	95,100	982,383
INFINITY PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	19,364	114,829
INFINITY PROPERTY + CASUALTY	COMMON STOCK NPV	UNITED STATES	15,580	962,844
INFORMATICA CORP	COMMON STOCK USD.001	UNITED STATES	94,000	4,138,820
INFOSPACE INC	COMMON STOCK USD.0001	UNITED STATES	35,600	295,480
INGLES MARKETS INC CLASS A	COMMON STOCK USD.05	UNITED STATES	12,731	244,435
INGRAM MICRO INC CL A	COMMON STOCK USD.01	UNITED STATES	156,244	2,982,698
INLAND REAL ESTATE CORP	REIT USD.01	UNITED STATES	75,800	667,040
INNERWORKINGS INC	COMMON STOCK USD.0001	UNITED STATES	31,500	206,325
INNOPHOS HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	21,083	760,675
INSIGHT ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	52,150	686,294
INSITUFORM TECHNOLOGIES CL A	COMMON STOCK USD.01	UNITED STATES	44,091	1,168,852
INSPIRE PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	73,666	618,794
INSTEEL INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	17,950	224,196
INSULET CORP	COMMON STOCK USD.001	UNITED STATES	38,000	589,000
INTEGRA LIFESCIENCES HOLDING	COMMON STOCK USD.01	UNITED STATES	22,400	1,059,520

INTEGRAL SYSTEMS INC/MD	COMMON STOCK USD.01	UNITED STATES	19,682	195,049
INTEGRATED DEVICE TECH INC	COMMON STOCK USD.001	UNITED STATES	190,952	1,271,740
INTEGRATED SILICON SOLUTION	COMMON STOCK USD.0001	UNITED STATES	19,800	158,994
INTER PARFUMS INC	COMMON STOCK USD.001	UNITED STATES	11,662	219,829
INTERACTIVE BROKERS GRO CL A	COMMON STOCK USD.01	UNITED STATES	41,600	741,312
INTERACTIVE INTELLIGENCE INC	COMMON STOCK USD.01	UNITED STATES	14,500	379,320
INTERDIGITAL INC	COMMON STOCK USD.01	UNITED STATES	48,300	2,011,212
INTERFACE INC CLASS A	COMMON STOCK USD.1	UNITED STATES	61,400	960,910
INTERLINE BRANDS INC	COMMON STOCK USD.01	UNITED STATES	35,000	796,950
INTERMEC INC	COMMON STOCK USD.01	UNITED STATES	63,000	797,580
INTERMUNE INC	COMMON STOCK USD.001	UNITED STATES	48,800	1,776,320
INTERNAP NETWORK SERVICES	COMMON STOCK USD.001	UNITED STATES	63,565	386,475
INTERNATIONAL BANCSHARES CRP	COMMON STOCK USD1.	UNITED STATES	58,847	1,178,705
INTERNATIONAL COAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	130,400	1,009,296
INTERNET CAPITAL GROUP INC	COMMON STOCK USD.001	UNITED STATES	41,600	591,552
INTERSIL CORP A	COMMON STOCK USD.01	UNITED STATES	123,884	1,891,709
INTERVAL LEISURE GROUP	COMMON STOCK USD.01	UNITED STATES	41,800	674,652
INTEVAC INC	COMMON STOCK NPV	UNITED STATES	22,000	308,220
INTL ASSETS HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	10,677	251,977
INTL RECTIFIER CORP	COMMON STOCK USD1.	UNITED STATES	68,855	2,044,305
INTL SHIPHOLDING CORP	COMMON STOCK USD1.	UNITED STATES	5,300	134,620
INTL SPEEDWAY CORP CL A	COMMON STOCK USD.01	UNITED STATES	33,200	868,844
INTREPID POTASH INC	COMMON STOCK USD.001	UNITED STATES	45,800	1,707,882
INVACARE CORP	COMMON STOCK USD.25	UNITED STATES	35,200	1,061,632
INVESCO MORTGAGE CAPITAL	COMMON STOCK	UNITED STATES	43,500	950,040
INVESTMENT TECHNOLOGY GROUP	COMMON STOCK USD.01	UNITED STATES	46,200	756,294
INVESTORS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	45,700	599,584
INVESTORS REAL ESTATE TRUST	REIT NPV	UNITED STATES	78,700	705,939
ION GEOPHYSICAL CORP	COMMON STOCK USD.01	UNITED STATES	111,100	942,128
IPC THE HOSPITALIST CO	COMMON STOCK USD.001	UNITED STATES	16,600	647,566
IPG PHOTONICS CORP	COMMON STOCK USD.0001	UNITED STATES	22,100	698,802
IRIDIUM COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	27,600	227,700
IRIS INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	21,332	218,226
IROBOT CORP	COMMON STOCK USD.01	UNITED STATES	17,800	442,864
IRONWOOD PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	21,000	217,350
ISIS PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	109,000	1,103,080
ISLE OF CAPRI CASINOS	COMMON STOCK USD.01	UNITED STATES	15,900	162,498
ISRAMCO INC	COMMON STOCK USD.01	UNITED STATES	700	59,010
ISTAR FINANCIAL INC	REIT USD.001	UNITED STATES	99,618	779,013
ITC HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	47,800	2,962,644
ITRON INC	COMMON STOCK NPV	UNITED STATES	38,200	2,118,190
ITT EDUCATIONAL SERVICES INC	COMMON STOCK USD.01	UNITED STATES	31,520	2,007,509
IXIA	COMMON STOCK NPV	UNITED STATES	38,300	642,674
IXYS CORPORATION	COMMON STOCK USD.01	UNITED STATES	23,580	274,000
J + J SNACK FOODS CORP	COMMON STOCK NPV	UNITED STATES	15,922	768,077
J CREW GROUP INC	COMMON STOCK USD.01	UNITED STATES	54,800	2,364,072
J2 GLOBAL COMMUNICATIONS INC	COMMON STOCK USD.01	UNITED STATES	49,760	1,440,552
JACK HENRY + ASSOCIATES INC	COMMON STOCK USD.01	UNITED STATES	79,700	2,323,255
JACK IN THE BOX INC	COMMON STOCK USD.01	UNITED STATES	54,698	1,155,769
JAGUAR MINING INC	COMMON STOCK NPV	UNITED STATES	75,600	539,028
JAKKS PACIFIC INC	COMMON STOCK USD.001	UNITED STATES	34,100	621,302
JAMES RIVER COAL CO	COMMON STOCK USD.01	UNITED STATES	29,500	747,235
JARDEN CORP	COMMON STOCK USD.01	UNITED STATES	93,633	2,890,451
JAZZ PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	19,200	377,856
JDA SOFTWARE GROUP INC	COMMON STOCK USD.01	UNITED STATES	40,992	1,147,776
JEFFERIES GROUP INC	COMMON STOCK USD.0001	UNITED STATES	111,200	2,961,256
JETBLUE AIRWAYS CORP	COMMON STOCK USD.01	UNITED STATES	225,685	1,491,778
JMP GROUP INC	COMMON STOCK USD.001	UNITED STATES	15,768	120,310
JO ANN STORES INC	COMMON STOCK USD.05	UNITED STATES	28,900	1,740,358
JOHN BEAN TECHNOLOGIES CORP	COMMON STOCK USD.01	UNITED STATES	29,465	593,130
JONES GROUP INC/THE	COMMON STOCK USD.01	UNITED STATES	89,576	1,392,011
JONES LANG LASALLE INC	COMMON STOCK USD.01	UNITED STATES	39,500	3,314,840
JOS A BANK CLOTHIERS INC	COMMON STOCK USD.01	UNITED STATES	30,255	1,219,882
JOURNAL COMMUNICATIONS INC A	COMMON STOCK USD.01	UNITED STATES	50,700	256,035
JOY GLOBAL INC	COMMON STOCK USD1.	UNITED STATES	101,928	8,842,254
K SWISS INC A	COMMON STOCK USD.01	UNITED STATES	26,400	329,208
K12 INC	COMMON STOCK USD.0001	UNITED STATES	24,400	699,304
KADANT INC	COMMON STOCK USD.01	UNITED STATES	13,544	319,232
KAISER ALUMINUM CORP	COMMON STOCK USD.01	UNITED STATES	17,000	851,530
KAMAN CORP	COMMON STOCK USD1.	UNITED STATES	29,154	847,507
KANSAS CITY LIFE INS CO	COMMON STOCK USD1.25	UNITED STATES	6,140	202,804
KANSAS CITY SOUTHERN	COMMON STOCK USD.01	UNITED STATES	104,550	5,003,763
KAPSTONE PAPER AND PACKAGING	Common Stock USD.0001	UNITED STATES	35,500	543,150
KAR AUCTION SERVICES INC	COMMON STOCK USD.01	UNITED STATES	30,300	418,140
KAYDON CORP	COMMON STOCK USD.1	UNITED STATES	37,200	1,514,784
KAYNE ANDERSON ENERGY DEV CO	COM	UNITED STATES	12,654	227,899
KB HOME	COMMON STOCK USD1.	UNITED STATES	88,100	1,188,469
KBR INC	COMMON STOCK USD.001	UNITED STATES	158,487	4,829,099
KBW INC	COMMON STOCK USD.01	UNITED STATES	37,300	1,041,416
KEARNY FINANCIAL CORP	COMMON STOCK USD.1	UNITED STATES	19,019	163,563

KELLY SERVICES INC CL A	COMMON STOCK USD1.0	UNITED STATES	32,000	601,600
KENDLE INTERNATIONAL INC	COMMON STOCK NPV	UNITED STATES	14,274	155,444
KENEXA CORP	COMMON STOCK USD.01	UNITED STATES	20,300	442,337
KENNAMETAL INC	COMMON STOCK USD1.25	UNITED STATES	83,010	3,275,575
KENNEDY WILSON HOLDINGS INC	COMMON STOCK	UNITED STATES	15,400	153,846
KENNETH COLE PRODUCTIONS A	COMMON STOCK USD.01	UNITED STATES	12,800	159,872
KENSEY NASH CORP	COMMON STOCK USD.001	UNITED STATES	7,910	220,135
KERYX BIOPHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	37,200	170,376
KEY ENERGY SERVICES INC	COMMON STOCK USD.1	UNITED STATES	119,708	1,553,810
KEYNOTE SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	12,142	177,516
KFORCE INC	COMMON STOCK USD.01	UNITED STATES	31,390	507,890
KILROY REALTY CORP	REIT USD.01	UNITED STATES	57,481	2,096,332
KIMBALL INTERNATIONAL B	COMMON STOCK USD.05	UNITED STATES	39,400	271,860
KINDRED HEALTHCARE INC	COMMON STOCK USD.25	UNITED STATES	46,900	861,553
KINETIC CONCEPTS INC	COMMON STOCK USD.001	UNITED STATES	59,675	2,499,189
KIRBY CORP	COMMON STOCK USD.1	UNITED STATES	54,251	2,389,757
KIRKLAND S INC	COMMON STOCK NPV	UNITED STATES	17,800	249,734
KIT DIGITAL INC	COMMON STOCK USD.0001	UNITED STATES	14,600	234,184
KITE REALTY GROUP TRUST	REIT USD.01	UNITED STATES	50,400	272,664
KNIGHT CAPITAL GROUP INC A	COMMON STOCK USD.01	UNITED STATES	93,816	1,293,723
KNIGHT TRANSPORTATION INC	COMMON STOCK USD.01	UNITED STATES	59,087	1,122,653
KNOLL INC	COMMON STOCK USD.01	UNITED STATES	47,700	798,021
KNOLOGY INC	COMMON STOCK USD.01	UNITED STATES	32,044	500,848
KNOT INC/THE	COMMON STOCK USD.01	UNITED STATES	32,300	319,124
KODIAK OIL + GAS CORP	COMMON STOCK NPV	UNITED STATES	191,300	1,262,580
KOPIN CORP	COMMON STOCK USD.01	UNITED STATES	75,929	315,865
KOPPERS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	22,800	815,784
KORN/FERRY INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	53,100	1,227,141
KRATON PERFORMANCE POLYMERS	COMMON STOCK USD.01	UNITED STATES	8,300	256,885
KRISPY KREME DOUGHNUTS INC	COMMON STOCK NPV	UNITED STATES	60,000	418,800
KULICKE + SOFFA INDUSTRIES	COMMON STOCK NPV	UNITED STATES	73,800	531,360
KVH INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	15,103	180,481
L 1 IDENTITY SOLUTIONS INC	COMMON STOCK USD.001	UNITED STATES	76,860	915,403
LA Z BOY INC	COMMON STOCK USD1.	UNITED STATES	62,600	564,652
LABARGE INC	COMMON STOCK USD.01	UNITED STATES	16,200	254,502
LABRANCHE + CO INC	COMMON STOCK USD.01	UNITED STATES	24,700	88,920
LACLEDE GROUP INC/THE	COMMON STOCK USD1.	UNITED STATES	26,500	968,310
LADISH CO INC	COMMON STOCK USD.01	UNITED STATES	21,100	1,025,671
LAKELAND BANCORP INC	COMMON STOCK NPV	UNITED STATES	18,113	198,700
LAKELAND FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	17,100	366,966
LAM RESEARCH CORP	COMMON STOCK USD.001	UNITED STATES	124,940	6,469,393
LAMAR ADVERTISING CO A	COMMON STOCK USD.001	UNITED STATES	62,254	2,480,199
LANCASTER COLONY CORP	COMMON STOCK NPV	UNITED STATES	22,150	1,266,980
LANDAUER INC	COMMON STOCK USD.1	UNITED STATES	10,000	599,700
LANDEC CORP	COMMON STOCK USD.001	UNITED STATES	26,549	158,763
LANDSTAR SYSTEM INC	COMMON STOCK USD.01	UNITED STATES	51,400	2,104,316
LANNETT CO INC	COMMON STOCK USD.001	UNITED STATES	1,700	9,503
LANTRONIX INC	LANTRONIX INC	UNITED STATES	438	—
LAS VEGAS SANDS CORP	COMMON STOCK USD.001	UNITED STATES	312,150	14,343,293
LASALLE HOTEL PROPERTIES	REIT USD.01	UNITED STATES	70,500	1,861,200
LATTICE SEMICONDUCTOR CORP	COMMON STOCK USD.01	UNITED STATES	128,000	775,680
LAWSON PRODUCTS INC	COMMON STOCK USD1.	UNITED STATES	4,300	107,027
LAWSON SOFTWARE INC	COMMON STOCK USD.01	UNITED STATES	156,800	1,450,400
LAYNE CHRISTENSEN COMPANY	COMMON STOCK USD.01	UNITED STATES	21,400	736,588
LAZARD LTD CL A	LTD PART USD.01	UNITED STATES	94,400	3,727,856
LCA VISION INC	COMMON STOCK USD.001	UNITED STATES	17,800	102,350
LEAP WIRELESS INTL INC	COMMON STOCK USD.0001	UNITED STATES	60,900	746,634
LEAPFROG ENTERPRISES INC	COMMON STOCK USD.0001	UNITED STATES	30,200	167,610
LEAR CORP	COMMON STOCK	UNITED STATES	48,900	4,826,919
LEARNING TREE INTERNATIONAL	COMMON STOCK USD.0001	UNITED STATES	5,600	53,536
LENDER PROCESSING SERVICES	COMMON STOCK USD.0001	UNITED STATES	89,150	2,631,708
LENNOX INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	43,733	2,068,134
LEVEL 3 COMMUNICATIONS INC	COMMON STOCK USD.01	UNITED STATES	1,542,858	1,512,001
LEXICON PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	112,300	161,712
LEXINGTON REALTY TRUST	REIT USD.0001	UNITED STATES	110,193	876,034
LHC GROUP INC	COMMON STOCK USD.01	UNITED STATES	17,149	514,470
LIBBEY INC	COMMON STOCK USD.01	UNITED STATES	12,000	185,640
LIBERTY GLOBAL INC A	COMMON STOCK USD.01	UNITED STATES	233,870	8,274,321
LIBERTY MEDIA CORP CAP SER A	TRACKING STK USD.01	UNITED STATES	75,419	4,718,213
LIBERTY MEDIA CORP INTER A	TRACKING STK USD.01	UNITED STATES	589,863	9,302,140
LIBERTY MEDIA STARZ SERIES A	TRACKING STK USD.01	UNITED STATES	48,099	3,197,622
LIBERTY PROPERTY TRUST	REIT USD.001	UNITED STATES	114,100	3,642,072
LIFE PARTNERS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	8,175	156,388
LIFE TIME FITNESS INC	COMMON STOCK USD.02	UNITED STATES	43,400	1,778,966
LIFEPOINT HOSPITALS INC	COMMON STOCK USD.01	UNITED STATES	51,436	1,890,273
LIFETIME BRANDS INC	COMMON STOCK USD.01	UNITED STATES	6,200	87,048
LIFEWAY FOODS INC	COMMON STOCK NPV	UNITED STATES	400	3,820
LIGAND PHARMACEUTICALS CL B	COMMON STOCK USD.001	UNITED STATES	17,433	155,502
LIMELIGHT NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	28,800	167,328
LIN TV CORP CL A	COMMON STOCK USD.01	UNITED STATES	32,600	172,780

LINCARE HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	98,407	2,640,260
LINCOLN EDUCATIONAL SERVICES	COMMON STOCK NPV	UNITED STATES	11,400	176,814
LINCOLN ELECTRIC HOLDINGS	COMMON STOCK NPV	UNITED STATES	43,430	2,834,676
LINDSAY CORP	COMMON STOCK USD1.	UNITED STATES	13,033	774,551
LIONBRIDGE TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	61,900	228,411
LIONS GATE ENTERTAINMENT W/D	COMMON STOCK NPV	UNITED STATES	75,600	492,156
LIQUIDITY SERVICES INC	COMMON STOCK USD.001	UNITED STATES	14,400	202,320
LITHIA MOTORS INC CL A	COMMON STOCK NPV	UNITED STATES	17,300	247,217
LITTELFUSE INC	COMMON STOCK USD.01	UNITED STATES	24,600	1,157,676
LIVE NATION ENTERTAINMENT IN	COMMON STOCK USD.01	UNITED STATES	130,462	1,489,876
LIVEPERSON INC	COMMON STOCK USD.001	UNITED STATES	42,600	481,380
LIZ CLAIBORNE INC	COMMON STOCK USD1.	UNITED STATES	112,800	807,648
LKQ CORP	COMMON STOCK USD.01	UNITED STATES	136,157	3,093,487
LMI AEROSPACE INC	COMMON STOCK USD.02	UNITED STATES	9,800	156,702
LODGENET INTERACTIVE CORP	COMMON STOCK USD.01	UNITED STATES	33,200	141,100
LOGMEIN INC	COMMON STOCK USD.01	UNITED STATES	16,900	749,346
LOOPNET INC	COMMON STOCK USD.001	UNITED STATES	30,307	336,711
LORAL SPACE + COMMUNICATIONS	COMMON STOCK USD.01	UNITED STATES	13,200	1,009,800
LOUISIANA PACIFIC CORP	COMMON STOCK USD1.	UNITED STATES	140,851	1,332,450
LPL INVESTMENT HOLDINGS INC	COMMON STOCK	UNITED STATES	19,700	716,489
LSB INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	21,800	528,868
LSI INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	21,387	180,934
LTC PROPERTIES INC	REIT USD.01	UNITED STATES	24,100	676,728
LTX CREDENCE CORP	COMMON STOCK USD.05	UNITED STATES	42,033	311,044
LUBRIZOL CORP	COMMON STOCK NPV	UNITED STATES	68,100	7,278,528
LUFKIN INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	32,800	2,046,392
LUMBER LIQUIDATORS HOLDINGS	COMMON STOCK USD.001	UNITED STATES	19,500	485,745
LUMINEX CORP	COMMON STOCK USD.001	UNITED STATES	43,205	789,787
M + F WORLDWIDE CORP	COMMON STOCK USD.01	UNITED STATES	11,700	270,270
M/I HOMES INC	COMMON STOCK USD.01	UNITED STATES	18,400	282,992
MAC GRAY CORP	COMMON STOCK USD.01	UNITED STATES	11,800	176,410
MACERICH CO/THE	REIT USD.01	UNITED STATES	129,900	6,153,363
MACK CALI REALTY CORP	REIT USD.01	UNITED STATES	80,540	2,662,652
MADISON SQUARE GAR INC A	COMMON STOCK	UNITED STATES	65,268	1,682,609
MAGELLAN HEALTH SERVICES INC	COMMON STOCK USD.01	UNITED STATES	36,050	1,704,444
MAGMA DESIGN AUTOMATION INC	COMMON STOCK USD.0001	UNITED STATES	83,100	416,331
MAGNUM HUNTER RESOURCES CORP	COMMON STOCK USD.01	UNITED STATES	35,900	258,480
MAIDENFORM BRANDS INC	COMMON STOCK USD.01	UNITED STATES	23,291	553,627
MAIN STREET CAPITAL CORP	COMMON STOCK USD.01	UNITED STATES	4,500	81,860
MAINSOURCE FINANCIAL GROUP I	COMMON STOCK NPV	UNITED STATES	18,512	192,710
MAKO SURGICAL CORP	COMMON STOCK USD.001	UNITED STATES	13,500	205,470
MANHATTAN ASSOCIATES INC	COMMON STOCK USD.01	UNITED STATES	26,944	822,870
MANITOWOC COMPANY INC	COMMON STOCK USD.01	UNITED STATES	137,800	1,806,558
MANNKIND CORP	COMMON STOCK USD.01	UNITED STATES	58,129	468,520
MANPOWER INC	COMMON STOCK USD.01	UNITED STATES	82,223	5,160,315
MANTECH INTERNATIONAL CORP A	COMMON STOCK USD.01	UNITED STATES	24,639	1,018,330
MAP PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	6,100	102,114
MARCHEX INC CLASS B	COMMON STOCK USD.01	UNITED STATES	27,900	266,166
MARCUS CORPORATION	COMMON STOCK USD1.	UNITED STATES	24,400	323,788
MARINE PRODUCTS CORP	COMMON STOCK USD.1	UNITED STATES	15,125	100,733
MARKEL CORP	COMMON STOCK NPV	UNITED STATES	9,854	3,726,093
MARKETAXESS HOLDINGS INC	COMMON STOCK USD.003	UNITED STATES	34,900	726,269
MARTEK BIOSCIENCES CORP	COMMON STOCK USD.1	UNITED STATES	39,500	1,236,350
MARTEN TRANSPORT LTD	COMMON STOCK USD.01	UNITED STATES	17,643	377,207
MARTHA STEWART LIVING CL A	COMMON STOCK USD.01	UNITED STATES	25,600	113,152
MARTIN MARIETTA MATERIALS	COMMON STOCK USD.01	UNITED STATES	42,851	3,952,576
MASIMO CORPORATION	COMMON STOCK USD.001	UNITED STATES	55,400	1,610,478
MASTEC INC	COMMON STOCK USD.1	UNITED STATES	57,000	831,630
MATRIX SERVICE CO	COMMON STOCK USD.01	UNITED STATES	31,700	386,106
MATTHEWS INTL CORP CLASS A	COMMON STOCK USD1.	UNITED STATES	32,246	1,127,965
MATTSON TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	36,900	110,700
MAXIM INTEGRATED PRODUCTS	COMMON STOCK USD.001	UNITED STATES	302,900	7,154,498
MAXIMUS INC	COMMON STOCK NPV	UNITED STATES	19,982	1,310,420
MAXWELL TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	24,900	470,361
MAXYGEN INC	COMMON STOCK USD.0001	UNITED STATES	29,600	116,328
MB FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	52,683	912,470
MBIA INC	COMMON STOCK USD1.	UNITED STATES	153,400	1,839,266
MCCLATCHY CO CLASS A	COMMON STOCK USD.01	UNITED STATES	46,500	217,155
MCCORMICK + SCHMICK S SEAFOO	COMMON STOCK USD.001	UNITED STATES	16,000	145,440
MCDERMOTT INTL INC	COMMON STOCK USD1.	UNITED STATES	224,213	4,638,967
MCG CAPITAL CORP	COMMON STOCK USD.01	UNITED STATES	65,625	457,406
MCGRATH RENTCORP	COMMON STOCK NPV	UNITED STATES	28,248	740,663
MCMORAN EXPLORATION CO	COMMON STOCK USD.01	UNITED STATES	82,600	1,415,764
MDC HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	41,615	1,197,264
MDU RESOURCES GROUP INC	COMMON STOCK USD1.	UNITED STATES	189,945	3,850,185
MEADOWBROOK INSURANCE GROUP	COMMON STOCK USD.01	UNITED STATES	72,343	741,516
MEASUREMENT SPECIALTIES INC	COMMON STOCK NPV	UNITED STATES	14,700	431,445
MEDALLION FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	24,984	204,869
MEDASSETS INC	COMMON STOCK USD.01	UNITED STATES	40,700	821,733
MEDCATH CORPORATION	COMMON STOCK USD.01	UNITED STATES	18,800	262,260

MEDIA GENERAL INC CL A	COMMON STOCK USD5.	UNITED STATES	22,210	128,374
MEDIACOM COMMUNICATIONS A	COMMON STOCK USD.01	UNITED STATES	45,700	386,622
MEDICAL ACTION IND INC	COMMON STOCK USD.001	UNITED STATES	13,150	125,977
MEDICAL PROPERTIES TRUST INC	REIT USD.001	UNITED STATES	122,181	1,323,220
MEDICINES COMPANY	COMMON STOCK USD.001	UNITED STATES	56,700	801,171
MEDICIS PHARMACEUTICAL CL A	COMMON STOCK USD.014	UNITED STATES	64,900	1,738,671
MEDIDATA SOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	7,700	183,876
MEDIFAST INC	COMMON STOCK USD.001	UNITED STATES	13,400	386,992
MEDIVATION INC	COMMON STOCK USD.01	UNITED STATES	32,700	496,059
MEDNAX INC	COMMON STOCK USD.01	UNITED STATES	44,149	2,970,786
MEDQUIST INC	COMMON STOCK	UNITED STATES	11,200	96,880
MELA SCIENCES INC	COMMON STOCK USD.001	UNITED STATES	21,300	71,355
MEN S WEARHOUSE INC/THE	COMMON STOCK USD.01	UNITED STATES	57,660	1,440,347
MENTOR GRAPHICS CORP	COMMON STOCK NPV	UNITED STATES	110,700	1,328,400
MERCHANTS BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	8,476	233,599
MERCURY COMPUTER SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	27,300	501,774
MERCURY GENERAL CORP	COMMON STOCK NPV	UNITED STATES	29,500	1,268,795
MERGE HEALTHCARE INC	COMMON STOCK USD.01	UNITED STATES	37,100	138,383
MERIDIAN BIOSCIENCE INC	COMMON STOCK NPV	UNITED STATES	48,840	1,131,134
MERIDIAN INTERSTATE BANCORP	COMMON STOCK NPV	UNITED STATES	6,600	77,814
MERIT MEDICAL SYSTEMS INC	COMMON STOCK NPV	UNITED STATES	30,576	484,018
MERITAGE HOMES CORP	COMMON STOCK USD.01	UNITED STATES	37,700	836,940
MET PRO CORP	COMMON STOCK USD.1	UNITED STATES	13,400	158,254
METABOLIX INC	COMMON STOCK USD.01	UNITED STATES	22,069	268,580
METALICO INC	COMMON STOCK USD.001	UNITED STATES	28,000	164,640
METHODE ELECTRONICS INC	COMMON STOCK USD.5	UNITED STATES	42,160	546,815
METRO BANCORP INC	COMMON STOCK USD1.	UNITED STATES	5,695	62,702
METRO HEALTH NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	39,600	177,012
MF GLOBAL HOLDINGS LTD	COMMON STOCK USD1.	UNITED STATES	105,500	881,980
MFA FINANCIAL INC	REIT USD.01	UNITED STATES	261,300	2,132,208
MGE ENERGY INC	COMMON STOCK USD1.	UNITED STATES	27,400	1,171,624
MGIC INVESTMENT CORP	COMMON STOCK USD1.	UNITED STATES	205,000	2,088,950
MGM RESORTS INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	295,350	4,385,948
MICHAEL BAKER CORP	COMMON STOCK USD1.	UNITED STATES	7,042	219,006
MICREL INC	COMMON STOCK NPV	UNITED STATES	51,400	667,686
MICROMET INC	COMMON STOCK USD.00004	UNITED STATES	70,932	575,968
MICROS SYSTEMS INC	COMMON STOCK USD.0125	UNITED STATES	81,200	3,561,432
MICROSEMI CORP	COMMON STOCK USD.2	UNITED STATES	91,600	2,097,640
MICROSTRATEGY INC CL A	COMMON STOCK USD.001	UNITED STATES	9,968	851,965
MICROVISION INC	COMMON STOCK USD.001	UNITED STATES	95,600	177,816
MID AMERICA APARTMENT COMM	REIT USD.01	UNITED STATES	31,112	1,975,301
MIDAS INC	COMMON STOCK USD.001	UNITED STATES	17,500	141,925
MIDDLEBY CORP	COMMON STOCK USD.01	UNITED STATES	19,294	1,628,799
MIDDLESEX WATER CO	COMMON STOCK NPV	UNITED STATES	13,500	247,725
MIDSOUTH BANCORP INC	COMMON STOCK USD.1	UNITED STATES	2,493	38,292
MILLER INDUSTRIES INC/TENN	COMMON STOCK USD.01	UNITED STATES	10,900	155,107
MINDSPEED TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	25,200	153,720
MINE SAFETY APPLIANCES CO	COMMON STOCK NPV	UNITED STATES	32,415	1,009,079
MINERALS TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	21,000	1,373,610
MIPS TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	54,046	819,337
MISSION WEST PROPERTIES	REIT USD.001	UNITED STATES	26,700	178,623
MISTRAS GROUP INC	COMMON STOCK USD.01	UNITED STATES	10,800	145,584
MKS INSTRUMENTS INC	COMMON STOCK NPV	UNITED STATES	56,352	1,380,060
MOBILE MINI INC	COMMON STOCK USD.01	UNITED STATES	40,431	796,086
MODINE MANUFACTURING CO	COMMON STOCK USD.625	UNITED STATES	54,600	846,300
MODUSLINK GLOBAL SOLUTIONS I	COMMON STOCK USD.01	UNITED STATES	51,559	345,445
MOHAWK INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	52,579	2,984,384
MOLINA HEALTHCARE INC	COMMON STOCK USD.001	UNITED STATES	15,900	442,815
MOLYCORP INC	COMMON STOCK	UNITED STATES	25,300	1,262,470
MOMENTA PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	39,000	583,830
MONARCH CASINO + RESORT INC	COMMON STOCK USD.01	UNITED STATES	12,125	151,563
MONEYGRAM INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	85,200	230,892
MONMOUTH REIT CLASS A	REIT USD.01	UNITED STATES	26,200	222,700
MONOLITHIC POWER SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	35,400	584,808
MONOTYPE IMAGING HOLDINGS IN	COMMON STOCK USD.001	UNITED STATES	20,900	231,990
MONRO MUFFLER BRAKE INC	COMMON STOCK USD.01	UNITED STATES	28,940	1,001,017
MOOG INC CLASS A	COMMON STOCK USD1.	UNITED STATES	46,299	1,842,700
MORGANS HOTEL GROUP CO	COMMON STOCK USD.01	UNITED STATES	21,760	197,363
MORNINGSTAR INC	COMMON STOCK NPV	UNITED STATES	20,417	1,083,734
MOSAIC CO/THE	COMMON STOCK USD.01	UNITED STATES	156,159	11,924,301
MOVADO GROUP INC	COMMON STOCK USD.01	UNITED STATES	15,800	255,012
MOVE INC	COMMON STOCK USD.001	UNITED STATES	133,761	343,766
MSC INDUSTRIAL DIRECT CO A	COMMON STOCK USD.001	UNITED STATES	42,625	2,757,411
MSCI INC A	COMMON STOCK USD.01	UNITED STATES	104,324	4,064,463
MTS SYSTEMS CORP	COMMON STOCK USD.25	UNITED STATES	18,740	702,000
MUELLER INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	39,600	1,294,920
MUELLER WATER PRODUCTS INC A	COMMON STOCK USD.01	UNITED STATES	161,400	673,038
MULTI COLOR CORP	COMMON STOCK NPV	UNITED STATES	15,520	302,019
MULTI FINELINE ELECTRONIX IN	COMMON STOCK USD.0001	UNITED STATES	10,200	270,198
MULTIMEDIA GAMES INC	COMMON STOCK USD.01	UNITED STATES	28,000	156,240

MVC CAPITAL INC	COMMON STOCK USD.01	UNITED STATES	26,213	382,710
MWI VETERINARY SUPPLY INC	COMMON STOCK USD.01	UNITED STATES	11,500	726,225
MYERS INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	27,843	271,191
MYR GROUP INC/DELAWARE	COMMON STOCK USD.01	UNITED STATES	23,400	491,400
MYRIAD GENETICS INC	COMMON STOCK USD.01	UNITED STATES	102,300	2,336,532
N B T BANCORP INC	COMMON STOCK USD.01	UNITED STATES	37,514	905,963
NABI BIOPHARMACEUTICALS	COMMON STOCK USD.1	UNITED STATES	53,400	309,186
NACCO INDUSTRIES CL A	COMMON STOCK USD1.	UNITED STATES	6,570	711,991
NALCO HOLDING CO	COMMON STOCK USD.01	UNITED STATES	132,644	4,236,649
NANOMETRICS INC	COMMON STOCK NPV	UNITED STATES	13,000	166,790
NANOSPHERE INC	COMMON STOCK USD.01	UNITED STATES	13,200	57,552
NARA BANCORP INC	COMMON STOCK USD.001	UNITED STATES	35,600	349,592
NASB FINANCIAL INC	COMMON STOCK USD.15	UNITED STATES	4,400	73,744
NASH FINCH CO	COMMON STOCK USD1.667	UNITED STATES	14,000	595,140
NATIONAL BANKSHARES INC/VA	COMMON STOCK USD1.25	UNITED STATES	8,300	261,367
NATIONAL BEVERAGE CORP	COMMON STOCK USD.01	UNITED STATES	11,260	147,956
NATIONAL CINEMEDIA INC	COMMON STOCK USD.01	UNITED STATES	45,700	909,887
NATIONAL FINANCIAL PARTNERS	COMMON STOCK USD.1	UNITED STATES	49,200	659,280
NATIONAL FUEL GAS CO	COMMON STOCK USD1.	UNITED STATES	73,884	4,848,268
NATIONAL HEALTHCARE CORP	COMMON STOCK USD.01	UNITED STATES	8,200	379,414
NATIONAL INSTRUMENTS CORP	COMMON STOCK USD.01	UNITED STATES	56,350	2,121,014
NATIONAL INTERSTATE CORP	COMMON STOCK USD.01	UNITED STATES	5,834	124,848
NATIONAL PRESTO INDS INC	COMMON STOCK USD1.	UNITED STATES	5,400	702,054
NATIONAL RESEARCH CORP	COMMON STOCK USD.001	UNITED STATES	207	7,090
NATIONAL RETAIL PROPERTIES	REIT USD.01	UNITED STATES	84,430	2,237,395
NATIONWIDE HEALTH PPTYS INC	REIT USD.1	UNITED STATES	120,042	4,367,128
NATL HEALTH INVESTORS INC	REIT USD.01	UNITED STATES	25,316	1,139,726
NATL PENN BCSHS INC	COMMON STOCK NPV	UNITED STATES	132,912	1,067,283
NATL WESTERN LIFE INS CL A	COMMON STOCK USD1.	UNITED STATES	2,500	416,800
NATURAL GAS SERVICES GROUP	COMMON STOCK USD.01	UNITED STATES	11,500	217,465
NATUS MEDICAL INC	COMMON STOCK USD.001	UNITED STATES	35,800	507,644
NAVIGANT CONSULTING INC	COMMON STOCK USD.001	UNITED STATES	54,800	504,160
NAVIGATORS GROUP INC	COMMON STOCK USD.1	UNITED STATES	14,600	735,110
NAVISTAR INTERNATIONAL CORP	COMMON STOCK USD.1	UNITED STATES	71,800	4,157,938
NCI BUILDING SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	15,205	212,718
NCI INC A	COMMON STOCK USD.019	UNITED STATES	7,200	165,528
NCR CORPORATION	COMMON STOCK USD.01	UNITED STATES	149,500	2,297,815
NEENAH PAPER INC	COMMON STOCK USD.01	UNITED STATES	19,100	375,888
NEKTAR THERAPEUTICS	COMMON STOCK USD.0001	UNITED STATES	98,400	1,264,440
NELNET INC CL A	COMMON STOCK USD.01	UNITED STATES	23,200	549,608
NEOGEN CORP	COMMON STOCK USD.16	UNITED STATES	24,543	1,006,999
NETGEAR INC	COMMON STOCK USD.001	UNITED STATES	38,300	1,289,944
NETLOGIC MICROSYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	58,190	1,827,748
NETSCOUT SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	28,000	644,280
NETSPEND HOLDINGS INC	COMMON STOCK	UNITED STATES	36,100	462,802
NETSUITE INC	COMMON STOCK USD.01	UNITED STATES	19,100	477,500
NETWORK EQUIPMENT TECH INC	COMMON STOCK USD.01	UNITED STATES	30,100	139,363
NEUROCRINE BIOSCIENCES INC	COMMON STOCK USD.001	UNITED STATES	38,300	292,612
NEUROGESX INC	COMMON STOCK USD.001	UNITED STATES	14,532	92,424
NEUSTAR INC CLASS A	COMMON STOCK USD.001	UNITED STATES	80,548	2,098,275
NEUTRAL TANDEM INC	COMMON STOCK USD.001	UNITED STATES	33,900	489,516
NEW JERSEY RESOURCES CORP	COMMON STOCK USD2.5	UNITED STATES	42,325	1,824,631
NEW YORK + CO	COMMON STOCK USD.001	UNITED STATES	21,054	93,059
NEW YORK COMMUNITY BANCORP	COMMON STOCK USD.01	UNITED STATES	434,569	8,191,626
NEW YORK TIMES CO A	COMMON STOCK USD.1	UNITED STATES	144,400	1,415,120
NEWALLIANCE BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	118,400	1,773,632
NEWCASTLE INVESTMENT CORP	REIT USD.01	UNITED STATES	44,400	297,480
NEWMARKET CORP	COMMON STOCK NPV	UNITED STATES	11,372	1,402,964
NEWPARK RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	98,300	605,528
NEWPORT CORP	COMMON STOCK USD.1167	UNITED STATES	47,700	828,549
NEWSTAR FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	18,100	191,317
NGP CAPITAL RESOURCES CO	COMMON STOCK USD.001	UNITED STATES	25,229	232,107
NIC INC	COMMON STOCK NPV	UNITED STATES	57,200	555,412
NII HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	165,522	7,392,213
NL INDUSTRIES	COMMON STOCK USD.125	UNITED STATES	3,800	42,408
NORDSON CORP	COMMON STOCK NPV	UNITED STATES	34,024	3,126,125
NORTHERN OIL AND GAS INC	COMMON STOCK USD.001	UNITED STATES	57,300	1,559,133
NORTHFIELD BANCORP INC/NJ	COMMON STOCK USD.001	UNITED STATES	18,500	246,420
NORTHSTAR REALTY FINANCE COR	REIT USD.01	UNITED STATES	69,878	331,921
NORTHWEST BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	101,775	1,196,874
NORTHWEST NATURAL GAS CO	COMMON STOCK USD3.167	UNITED STATES	29,333	1,363,105
NORTHWEST PIPE CO	COMMON STOCK USD.01	UNITED STATES	9,800	235,494
NORTHWESTERN CORP	COMMON STOCK USD.01	UNITED STATES	41,395	1,193,418
NOVATEL WIRELESS INC	COMMON STOCK USD.001	UNITED STATES	36,000	343,800
NOVAVAX INC	COMMON STOCK USD.01	UNITED STATES	65,400	158,922
NPS PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	51,500	406,850
NSTAR	COMMON STOCK USD1.	UNITED STATES	103,010	4,345,992
NTELOS HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	32,953	627,755
NU SKIN ENTERPRISES INC A	COMMON STOCK USD.001	UNITED STATES	45,300	1,370,778
NUANCE COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	214,504	3,899,683

NUTRACEUTICAL INTL CORP	COMMON STOCK USD.01	UNITED STATES	12,361	175,403
NUTRISYSTEM INC	COMMON STOCK USD.001	UNITED STATES	33,125	696,619
NUVASIVE INC	COMMON STOCK USD.001	UNITED STATES	39,599	1,015,714
NV ENERGY INC	COMMON STOCK USD1.	UNITED STATES	235,600	3,310,180
NVE CORP	COMMON STOCK USD.01	UNITED STATES	4,717	272,784
NVR INC	COMMON STOCK USD.01	UNITED STATES	6,100	4,215,222
NXSTAGE MEDICAL INC	COMMON STOCK USD.001	UNITED STATES	18,400	457,792
O CHARLEYS INC	COMMON STOCK NPV	UNITED STATES	27,500	198,000
OASIS PETROLEUM INC	COMMON STOCK USD.001	UNITED STATES	47,700	1,293,624
OBAGI MEDICAL PRODUCTS INC	COMMON STOCK USD.001	UNITED STATES	21,600	249,480
OCEANEERING INTL INC	COMMON STOCK USD.25	UNITED STATES	55,066	4,054,510
OCEANFIRST FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	9,792	126,023
OCLARO INC	COMMON STOCK USD.01	UNITED STATES	43,600	573,340
OCWEN FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	62,400	595,296
OFFICE DEPOT INC	COMMON STOCK USD.01	UNITED STATES	293,300	1,583,820
OFFICEMAX INC	COMMON STOCK USD2.5	UNITED STATES	84,000	1,486,800
OGE ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	97,800	4,453,812
OIL DRI CORP OF AMERICA	COMMON STOCK USD.1	UNITED STATES	5,500	118,195
OIL STATES INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	46,800	2,999,412
OLD DOMINION FREIGHT LINE	COMMON STOCK USD.1	UNITED STATES	41,080	1,314,149
OLD NATIONAL BANCORP	COMMON STOCK NPV	UNITED STATES	98,721	1,173,793
OLD REPUBLIC INTL CORP	COMMON STOCK USD1.	UNITED STATES	262,570	3,578,829
OLIN CORP	COMMON STOCK USD1.	UNITED STATES	81,932	1,681,245
OLYMPIC STEEL INC	COMMON STOCK NPV	UNITED STATES	11,389	326,637
OM GROUP INC	COMMON STOCK USD.01	UNITED STATES	34,300	1,320,893
OMEGA FLEX INC	COMMON STOCK USD.01	UNITED STATES	600	9,924
OMEGA HEALTHCARE INVESTORS	REIT USD.1	UNITED STATES	95,092	2,133,864
OMNICARE INC	COMMON STOCK USD1.	UNITED STATES	120,200	3,051,878
OMNICELL INC	COMMON STOCK USD.001	UNITED STATES	31,500	455,175
OMNIVISION TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	54,100	1,601,901
OMNOVA SOLUTIONS INC	COMMON STOCK USD.1	UNITED STATES	49,800	416,328
ON ASSIGNMENT INC	COMMON STOCK USD.01	UNITED STATES	43,452	354,134
ON SEMICONDUCTOR CORPORATION	COMMON STOCK USD.01	UNITED STATES	403,880	3,990,334
ONE LIBERTY PROPERTIES INC	REIT USD1.	UNITED STATES	5,885	98,280
ONEBEACON INSURANCE GROUP A	COMMON STOCK USD.01	UNITED STATES	25,600	388,096
ONLINE RESOURCES CORP	COMMON STOCK USD.0001	UNITED STATES	28,047	130,419
ONYX PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	68,200	2,514,534
OPENTABLE INC	COMMON STOCK	UNITED STATES	14,000	986,720
OPENWAVE SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	89,884	190,554
OPKO HEALTH INC	COMMON STOCK USD.01	UNITED STATES	110,100	404,067
OPLINK COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	26,406	487,719
OPNET TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	13,000	348,010
OPNEXT INC	COMMON STOCK USD.01	UNITED STATES	24,300	42,768
OPPENHEIMER HOLDINGS CL A	COMMON STOCK NPV	UNITED STATES	11,400	298,794
OPTIMER PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	31,600	357,396
OPTIONSXPRESS HOLDINGS INC	COMMON STOCK USD.0001	UNITED STATES	46,300	725,521
ORASURE TECHNOLOGIES INC	COMMON STOCK USD.000001	UNITED STATES	49,310	283,533
ORBITAL SCIENCES CORP	COMMON STOCK USD.01	UNITED STATES	66,500	1,139,145
ORBITZ WORLDWIDE INC	COMMON STOCK USD.01	UNITED STATES	36,700	205,153
OREXIGEN THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	28,700	231,896
ORION MARINE GROUP INC	COMMON STOCK USD.01	UNITED STATES	28,500	330,600
ORITANI FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	60,500	740,520
ORMAT TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	20,400	603,432
ORRSTOWN FINL SERVICES INC	COMMON STOCK NPV	UNITED STATES	5,300	145,273
ORTHOVITA INC	COMMON STOCK USD.01	UNITED STATES	67,900	136,479
OSHKOSH CORP	COMMON STOCK USD.01	UNITED STATES	87,739	3,091,922
OSI SYSTEMS INC	COMMON STOCK NPV	UNITED STATES	16,200	589,032
OSIRIS THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	14,900	116,071
OTTER TAIL CORP	COMMON STOCK USD5.	UNITED STATES	39,000	879,060
OUTDOOR CHANNEL HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	15,384	110,303
OVERSEAS SHIPHOLDING GROUP	COMMON STOCK USD1.	UNITED STATES	26,606	942,385
OVERSTOCK.COM INC	COMMON STOCK USD.0001	UNITED STATES	14,200	234,016
OWENS + MINOR INC	COMMON STOCK USD2.	UNITED STATES	64,850	1,908,536
OWENS CORNING	COMMON STOCK USD.001	UNITED STATES	109,000	3,395,350
OXFORD INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	16,233	415,727
OYO GEOSPACE CORP	COMMON STOCK USD.01	UNITED STATES	4,500	445,995
PACER INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	40,800	279,072
PACIFIC CONTINENTAL CORP	COMMON STOCK NPV	UNITED STATES	19,793	199,118
PACIFIC SUNWEAR OF CALIF	COMMON STOCK USD.01	UNITED STATES	70,962	384,614
PACKAGING CORP OF AMERICA	COMMON STOCK USD.01	UNITED STATES	96,500	2,493,560
PACWEST BANCORP	COMMON STOCK NPV	UNITED STATES	29,500	630,710
PAETEC HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	140,900	526,966
PAIN THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	35,300	238,275
PALOMAR MEDICAL TECHNOLOGIES	COMMON STOCK USD.01	UNITED STATES	19,200	272,832
PANERA BREAD COMPANY CLASS A	COMMON STOCK USD.0001	UNITED STATES	30,400	3,076,784
PANHANDLE OIL AND GAS INC A	COMMON STOCK USD.01666	UNITED STATES	8,341	228,710
PANTRY INC	COMMON STOCK USD.01	UNITED STATES	23,900	474,654
PAPA JOHN S INTL INC	COMMON STOCK USD.01	UNITED STATES	24,200	670,340
PAR PHARMACEUTICAL COS INC	COMMON STOCK USD.01	UNITED STATES	35,569	1,369,762
PARAMETRIC TECHNOLOGY CORP	COMMON STOCK USD.01	UNITED STATES	118,600	2,672,058

PAREXEL INTERNATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	53,670	1,139,414
PARK ELECTROCHEMICAL CORP	COMMON STOCK USD.1	UNITED STATES	22,850	685,500
PARK NATIONAL CORP	COMMON STOCK NPV	UNITED STATES	12,217	887,809
PARK OHIO HOLDINGS CORP	COMMON STOCK USD1.	UNITED STATES	5,100	106,641
PARKER DRILLING CO	COMMON STOCK USD.167	UNITED STATES	132,880	607,262
PARKWAY PROPERTIES INC	REIT USD.001	UNITED STATES	27,842	487,792
PATRIOT COAL CORP	COMMON STOCK USD.01	UNITED STATES	82,000	1,588,340
PATRIOT TRANSPORTATION HLDG	COMMON STOCK USD.1	UNITED STATES	1,600	148,736
PATTERSON UTI ENERGY INC	COMMON STOCK USD.01	UNITED STATES	143,800	3,098,890
PC CONNECTION INC	COMMON STOCK USD.01	UNITED STATES	6,900	61,134
PC TEL INC	COMMON STOCK USD.001	UNITED STATES	22,900	137,400
PDL BIOPHARMA INC	COMMON STOCK USD.01	UNITED STATES	134,910	840,489
PEAPACK GLADSTONE FINL CORP	COMMON STOCK NPV	UNITED STATES	8,085	105,509
PEBBLEBROOK HOTEL TRUST	REIT USD.01	UNITED STATES	36,800	747,776
PEETS COFFEE + TEA INC	COMMON STOCK NPV	UNITED STATES	13,400	559,316
PEGASYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	16,431	601,868
PENN NATIONAL GAMING INC	COMMON STOCK USD.01	UNITED STATES	69,100	2,428,865
PENN REAL ESTATE INVEST TST	REIT USD1.	UNITED STATES	47,248	686,513
PENN VIRGINIA CORP	COMMON STOCK USD.01	UNITED STATES	50,600	851,092
PENNANTPARK INVESTMENT CORP	COMMON STOCK USD.001	UNITED STATES	35,376	433,002
PENNS WOODS BANCORP INC	COMMON STOCK USD8.33	UNITED STATES	4,000	159,200
PENSKE AUTOMOTIVE GROUP INC	COMMON STOCK USD.0001	UNITED STATES	44,100	768,222
PENSON WORLDWIDE INC	COMMON STOCK USD.01	UNITED STATES	17,262	84,411
PENTAIR INC	COMMON STOCK USD.167	UNITED STATES	98,600	3,599,886
PEOPLES BANCORP INC	COMMON STOCK NPV	UNITED STATES	12,495	195,547
PEP BOYS MANNY MOE + JACK	COMMON STOCK USD1.	UNITED STATES	58,880	790,758
PERFICIENT INC	COMMON STOCK USD.001	UNITED STATES	34,200	427,500
PERICOM SEMICONDUCTOR CORP	COMMON STOCK NPV	UNITED STATES	27,600	303,048
PERRIGO CO	COMMON STOCK NPV	UNITED STATES	79,796	5,053,481
PERRY ELLIS INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	12,150	333,761
PETMED EXPRESS INC	COMMON STOCK USD.001	UNITED STATES	26,700	475,527
PETROHAWK ENERGY CORP	COMMON STOCK USD.001	UNITED STATES	307,844	5,618,153
PETROLEUM DEVELOPMENT CORP	COMMON STOCK USD.01	UNITED STATES	22,194	936,809
PETROQUEST ENERGY INC	COMMON STOCK USD.001	UNITED STATES	54,353	409,278
PETSMART INC	COMMON STOCK USD.0001	UNITED STATES	119,006	4,738,819
PF CHANG S CHINA BISTRO INC	COMMON STOCK USD.001	UNITED STATES	26,300	1,274,498
PHARMACEUTICAL PRODUCT DEVEL	COMMON STOCK USD.05	UNITED STATES	99,970	2,713,186
PHARMACYCLICS INC	COMMON STOCK USD.0001	UNITED STATES	29,300	178,144
PHARMASSET INC	COMMON STOCK USD.001	UNITED STATES	26,600	1,154,706
PHARMERICA CORP	COMMON STOCK USD.01	UNITED STATES	33,079	378,755
PHH CORP	COMMON STOCK USD.01	UNITED STATES	57,900	1,340,385
PHI INC NON VOTING	COMMON STOCK USD.1	UNITED STATES	13,100	246,804
PHILLIPS VAN HEUSEN	COMMON STOCK USD1.	UNITED STATES	55,099	3,471,788
PHOENIX COMPANIES INC	COMMON STOCK USD.01	UNITED STATES	121,800	309,372
PHOTRONICS INC	COMMON STOCK USD.01	UNITED STATES	59,242	350,120
PICO HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	24,084	765,871
PIEDMONT NATURAL GAS CO	COMMON STOCK NPV	UNITED STATES	73,300	2,049,468
PIEDMONT OFFICE REALTY TRU A	REIT USD.01	UNITED STATES	56,700	1,141,938
PIER 1 IMPORTS INC	COMMON STOCK USD.001	UNITED STATES	106,950	1,122,975
PIKE ELECTRIC CORP	COMMON STOCK USD.001	UNITED STATES	14,700	126,126
PILGRIM S PRIDE CORP	COMMON STOCK USD.01	UNITED STATES	40,200	285,018
PINNACLE ENTERTAINMENT INC	COMMON STOCK USD.1	UNITED STATES	71,000	995,420
PINNACLE FINANCIAL PARTNERS	COMMON STOCK USD1.	UNITED STATES	36,860	500,559
PIONEER DRILLING COMPANY	COMMON STOCK USD.1	UNITED STATES	53,105	467,855
PIPER JAFFRAY COS	COMMON STOCK USD.01	UNITED STATES	21,841	764,653
PLAINS EXPLORATION + PRODUCT	COMMON STOCK USD.01	UNITED STATES	143,346	4,607,140
PLANTRONICS INC	COMMON STOCK USD.01	UNITED STATES	44,600	1,660,012
PLAYBOY ENTERPRISES CLASS B	COMMON STOCK USD.01	UNITED STATES	29,100	151,902
PLEXUS CORP	COMMON STOCK USD.01	UNITED STATES	44,500	1,376,830
PLX TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	29,400	106,134
PMC SIERRA INC	COMMON STOCK USD.001	UNITED STATES	240,300	2,064,177
PMFG INC	COMMON STOCK USD1.	UNITED STATES	18,300	300,120
PMI GROUP INC/THE	COMMON STOCK USD.01	UNITED STATES	91,400	301,620
PNM RESOURCES INC	COMMON STOCK NPV	UNITED STATES	95,750	1,246,665
POLARIS INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	29,684	2,315,946
POLYCOM INC	COMMON STOCK USD.0005	UNITED STATES	79,842	3,112,241
POLYONE CORPORATION	COMMON STOCK USD.01	UNITED STATES	98,925	1,235,573
POLYPORE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	23,700	965,301
POOL CORP	COMMON STOCK USD.001	UNITED STATES	53,074	1,196,288
PORTER BANCORP INC	COMMON STOCK NPV	UNITED STATES	330	3,402
PORTFOLIO RECOVERY ASSOCIATE	COMMON STOCK USD.01	UNITED STATES	18,600	1,398,720
PORTLAND GENERAL ELECTRIC CO	COMMON STOCK NPV	UNITED STATES	69,500	1,508,150
POST PROPERTIES INC	REIT USD.01	UNITED STATES	50,210	1,822,623
POTLATCH CORP	REIT USD1.	UNITED STATES	38,405	1,250,083
POWELL INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	9,600	315,648
POWER INTEGRATIONS INC	COMMON STOCK USD.001	UNITED STATES	25,500	1,023,570
POWER ONE INC	COMMON STOCK USD.001	UNITED STATES	76,600	781,320
POWERSECURE INTERNATIONAL IN	COMMON STOCK USD.01	UNITED STATES	22,912	178,255
POWERWAVE TECHNOLOGIES INC	COMMON STOCK USD.0001	UNITED STATES	141,340	359,004
POZEN INC	COMMON STOCK USD.001	UNITED STATES	28,200	187,530

PREFORMED LINE PRODUCTS CO	COMMON STOCK USD2.	UNITED STATES	3,500	204,838
PREMIERE GLOBAL SERVICES INC	COMMON STOCK USD.01	UNITED STATES	67,470	458,796
PREPAID LEGAL SERVICES INC	COMMON STOCK USD.01	UNITED STATES	9,000	542,250
PRESIDENTIAL LIFE	COMMON STOCK USD.01	UNITED STATES	27,800	276,054
PRESSTEK INC	COMMON STOCK USD.01	UNITED STATES	7,863	17,456
PRESTIGE BRANDS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	40,233	480,784
PRICESMART INC	COMMON STOCK USD.0001	UNITED STATES	18,100	688,343
PRIDE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	172,083	5,678,739
PRIMEDIA INC	COMMON STOCK USD.01	UNITED STATES	33,910	142,422
PRIMERICA INC	COMMON STOCK	UNITED STATES	20,700	501,975
PRIMORIS SERVICES CORP	COMMON STOCK USD.0001	UNITED STATES	2,000	19,080
PRINCETON REVIEW INC	COMMON STOCK USD.01	UNITED STATES	7,700	9,086
PRIVATEBANCORP INC	COMMON STOCK NPV	UNITED STATES	57,200	822,536
PROASSURANCE CORP	COMMON STOCK USD.01	UNITED STATES	33,370	2,022,222
PROGENICS PHARMACEUTICALS	COMMON STOCK USD.0013	UNITED STATES	25,105	137,073
PROGRESS SOFTWARE CORP	COMMON STOCK USD.01	UNITED STATES	46,000	1,946,720
PROS HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	22,900	260,831
PROSPECT CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	70,446	760,817
PROSPERITY BANCSHARES INC	COMMON STOCK USD1.	UNITED STATES	43,200	1,696,896
PROTECTIVE LIFE CORP	COMMON STOCK USD.5	UNITED STATES	83,182	2,215,968
PROVIDENCE SERVICE CORP	COMMON STOCK USD.001	UNITED STATES	14,755	237,113
PROVIDENT FINANCIAL SERVICES	COMMON STOCK USD.01	UNITED STATES	61,201	925,971
PROVIDENT NEW YORK BANCORP	COMMON STOCK USD.01	UNITED STATES	43,899	460,501
PS BUSINESS PARKS INC/CA	REIT USD.01	UNITED STATES	20,240	1,127,773
PSS WORLD MEDICAL INC	COMMON STOCK USD.01	UNITED STATES	53,207	1,202,478
PULSE ELECTRONICS CORP	COMMON STOCK USD.125	UNITED STATES	31,085	165,372
PZENA INVESTMENT MANAGM CL A	COMMON STOCK USD.01	UNITED STATES	8,300	61,005
QAD INC A	COMMON STOCK	UNITED STATES	5,626	51,200
QAD INC B	COMMON STOCK USD.001	UNITED STATES	1,407	13,982
QLIK TECHNOLOGIES INC	COMMON STOCK	UNITED STATES	13,200	340,692
QUAKER CHEMICAL CORP	COMMON STOCK USD1.	UNITED STATES	10,700	445,869
QUALITY SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	17,200	1,200,904
QUANEX BUILDING PRODUCTS	COMMON STOCK USD.01	UNITED STATES	42,555	807,268
QUANTUM CORP	COMMON STOCK USD.01	UNITED STATES	211,580	787,078
QUEST SOFTWARE INC	COMMON STOCK NPV	UNITED STATES	66,900	1,855,806
QUESTAR CORP	COMMON STOCK NPV	UNITED STATES	173,300	3,017,153
QUESTCOR PHARMACEUTICALS	COMMON STOCK NPV	UNITED STATES	54,251	799,117
QUICKSILVER RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	109,100	1,608,134
QUIDEL CORP	COMMON STOCK USD.001	UNITED STATES	32,438	468,729
QUIKSILVER INC	COMMON STOCK USD.01	UNITED STATES	140,500	712,335
RACKSPACE HOSTING INC	COMMON STOCK USD.001	UNITED STATES	90,200	2,833,182
RADIAN GROUP INC	COMMON STOCK USD.001	UNITED STATES	145,480	1,174,024
RADIANT SYSTEMS INC	COMMON STOCK NPV	UNITED STATES	34,675	678,590
RADISYS CORP	COMMON STOCK NPV	UNITED STATES	23,150	206,035
RAILAMERICA INC	COMMON STOCK USD.01	UNITED STATES	23,700	306,915
RAIT FINANCIAL TRUST	REIT USD.01	UNITED STATES	64,800	141,912
RALCORP HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	55,403	3,601,749
RAMBUS INC	COMMON STOCK USD.001	UNITED STATES	97,764	2,002,207
RAMCO GERSHENSON PROPERTIES	REIT USD.01	UNITED STATES	33,127	412,431
RAVEN INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	18,741	893,758
RAYMOND JAMES FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	97,512	3,188,642
RAYONIER INC	REIT NPV	UNITED STATES	76,688	4,027,654
RBC BEARINGS INC	COMMON STOCK USD.01	UNITED STATES	24,040	939,483
RC2 CORP	COMMON STOCK USD.01	UNITED STATES	23,700	515,949
REALD INC	COMMON STOCK USD.0001	UNITED STATES	14,300	370,656
REALNETWORKS INC	COMMON STOCK USD.001	UNITED STATES	99,100	416,220
REALPAGE INC	COMMON STOCK	UNITED STATES	14,000	433,020
REALTY INCOME CORP	REIT USD1.	UNITED STATES	121,000	4,138,200
RED LION HOTELS CORP	COMMON STOCK USD.01	UNITED STATES	26,058	207,943
RED ROBIN GOURMET BURGERS	COMMON STOCK USD.001	UNITED STATES	18,000	386,460
REDWOOD TRUST INC	REIT USD.01	UNITED STATES	85,200	1,272,036
REGAL BELOIT CORP	COMMON STOCK USD.01	UNITED STATES	39,500	2,637,020
REGAL ENTERTAINMENT GROUP A	COMMON STOCK USD.001	UNITED STATES	86,665	1,017,447
REGENCY CENTERS CORP	REIT USD.01	UNITED STATES	82,680	3,492,403
REGENERON PHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	72,900	2,393,307
REGIS CORP	COMMON STOCK USD.05	UNITED STATES	63,740	1,058,084
REHABCARE GROUP INC	COMMON STOCK USD.01	UNITED STATES	28,700	680,190
REINSURANCE GROUP OF AMERICA	COMMON STOCK USD.01	UNITED STATES	68,875	3,699,276
RELIANCE STEEL + ALUMINUM	COMMON STOCK NPV	UNITED STATES	70,786	3,617,165
RENAISSANCE LEARNING INC	COMMON STOCK USD.01	UNITED STATES	9,500	112,480
RENASANT CORP	COMMON STOCK USD5.	UNITED STATES	24,375	412,181
RENT A CENTER INC	COMMON STOCK USD.01	UNITED STATES	60,750	1,961,010
RENTECH INC	COMMON STOCK USD.01	UNITED STATES	159,300	194,346
RENTRAK CORP	COMMON STOCK USD.001	UNITED STATES	13,100	395,096
REPUBLIC AIRWAYS HOLDINGS IN	COMMON STOCK USD.001	UNITED STATES	34,223	250,512
REPUBLIC BANCORP INC CLASS A	COMMON STOCK NPV	UNITED STATES	9,490	225,388
RESMED INC	COMMON STOCK USD.004	UNITED STATES	152,064	5,267,497
RESOLUTE ENERGY CORP	COMMON STOCK USD.0001	UNITED STATES	32,700	482,652
RESOURCE CAPITAL CORP	REIT USD.001	UNITED STATES	19,500	143,910
RESOURCES CONNECTION INC	COMMON STOCK USD.01	UNITED STATES	46,300	860,717

RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	UNITED STATES	35,000	346,850
RETAIL VENTURES INC	COMMON STOCK NPV	UNITED STATES	27,274	444,566
REVLON INC CLASS A	COMMON STOCK USD.01	UNITED STATES	21,000	206,640
REX AMERICAN RESOURCES CORP	COMMON STOCK USD.01	UNITED STATES	8,400	129,024
REX ENERGY CORP	COMMON STOCK USD.001	UNITED STATES	33,330	454,955
RF MICRO DEVICES INC	COMMON STOCK NPV	UNITED STATES	296,616	2,180,128
RIGEL PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	57,763	434,955
RIGHTNOW TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	27,600	653,292
RIMAGE CORP	COMMON STOCK USD.01	UNITED STATES	11,215	167,216
RITE AID CORP	COMMON STOCK USD1.	UNITED STATES	622,400	549,704
RIVERBED TECHNOLOGY INC	COMMON STOCK USD.0001	UNITED STATES	121,600	4,276,672
RLI CORP	COMMON STOCK USD1.	UNITED STATES	20,600	1,082,942
ROBBINS + MYERS INC	COMMON STOCK NPV	UNITED STATES	30,500	1,091,290
ROCHESTER MEDICAL CORP	COMMON STOCK NPV	UNITED STATES	10,300	112,476
ROCK TENN COMPANY CL A	COMMON STOCK USD.01	UNITED STATES	37,279	2,011,202
ROCKVILLE FINANCIAL INC	COMMON STOCK NPV	UNITED STATES	10,844	132,514
ROCKWOOD HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	55,900	2,186,808
ROFIN SINAR TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	32,040	1,135,498
ROGERS CORP	COMMON STOCK USD1.	UNITED STATES	19,400	742,050
ROLLINS INC	COMMON STOCK USD1.	UNITED STATES	75,038	1,481,991
ROMA FINANCIAL CORP	COMMON STOCK USD.1	UNITED STATES	11,300	119,780
ROSETTA RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	55,600	2,092,784
ROSETTA STONE INC	COMMON STOCK USD.00005	UNITED STATES	6,500	137,930
ROVI CORP	COMMON STOCK USD.001	UNITED STATES	103,878	6,441,475
ROYAL CARIBBEAN CRUISES LTD	COMMON STOCK USD.01	UNITED STATES	134,241	6,309,327
ROYAL GOLD INC	COMMON STOCK USD.01	UNITED STATES	53,900	2,944,557
RPC INC	COMMON STOCK USD.1	UNITED STATES	49,163	890,825
RPM INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	128,647	2,843,099
RSC HOLDINGS INC	COMMON STOCK NPV	UNITED STATES	45,900	447,066
RTI BIOLOGICS INC	COMMON STOCK USD.001	UNITED STATES	48,000	128,160
RTI INTERNATIONAL METALS INC	COMMON STOCK USD.01	UNITED STATES	32,400	874,152
RUBICON TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	12,600	265,608
RUBY TUESDAY INC	COMMON STOCK USD.01	UNITED STATES	78,300	1,022,598
RUDDICK CORP	COMMON STOCK NPV	UNITED STATES	46,200	1,702,008
RUDOLPH TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	28,906	237,896
RUE21 INC	COMMON STOCK	UNITED STATES	12,600	369,306
RURAL/METRO CORP	COMMON STOCK USD.01	UNITED STATES	24,700	360,126
RUSH ENTERPRISES INC CL A	COMMON STOCK USD.01	UNITED STATES	36,322	742,422
RUSSELL 2000 MINI INDEX FTRS	MAR11 ICUS3 18 20110	UNITED STATES	21,500	295,625
RUTH S HOSPITALITY GROUP INC	COMMON STOCK USD.01	UNITED STATES	23,464	108,638
RYLAND GROUP INC	COMMON STOCK USD1.0	UNITED STATES	48,900	832,767
S + T BANCORP INC	COMMON STOCK USD2.5	UNITED STATES	29,200	659,628
S.Y. BANCORP INC	COMMON STOCK NPV	UNITED STATES	15,710	385,681
S+P MIDCAP 400 EMINI IDX FTRS	MAR11 XIOM3 18 20110	UNITED STATES	27,000	674,350
S1 CORPORATION	COMMON STOCK USD.01	UNITED STATES	55,466	382,715
SABA SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	26,500	162,180
SABRA HEALTH CARE REIT INC	REIT USD.01	UNITED STATES	17,709	325,846
SAFEGUARD SCIENTIFICS INC	COMMON STOCK USD.1	UNITED STATES	25,306	432,226
SAFETY INSURANCE GROUP INC	COMMON STOCK USD.01	UNITED STATES	13,900	661,223
SAIA INC	COMMON STOCK USD.001	UNITED STATES	16,250	269,588
SAKS INC	COMMON STOCK USD.1	UNITED STATES	144,450	1,545,615
SALIX PHARMACEUTICALS LTD	COMMON STOCK USD.001	UNITED STATES	59,963	2,815,862
SALLY BEAUTY HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	110,117	1,600,000
SANDERS MORRIS HARRIS GRP IN	COMMON STOCK USD.01	UNITED STATES	14,268	103,443
SANDERSON FARMS INC	COMMON STOCK USD1.	UNITED STATES	23,550	921,983
SANDRIDGE ENERGY INC	COMMON STOCK USD.001	UNITED STATES	350,578	2,566,231
SANDY SPRING BANCORP INC	COMMON STOCK USD1.	UNITED STATES	19,350	356,621
SANGAMO BIOSCIENCES INC	COMMON STOCK USD.01	UNITED STATES	47,800	317,392
SANMINA SCI CORP	COMMON STOCK USD.01	UNITED STATES	78,400	900,032
SANTARUS INC	COMMON STOCK USD.0001	UNITED STATES	53,500	174,945
SAPIENT CORPORATION	COMMON STOCK USD.01	UNITED STATES	96,500	1,167,650
SATCON TECHNOLOGY CORP	COMMON STOCK USD.01	UNITED STATES	75,300	338,850
SAUER DANFOSS INC	COMMON STOCK USD.01	UNITED STATES	11,500	324,875
SAUL CENTERS INC	REIT USD.01	UNITED STATES	8,835	418,337
SAVIENT PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	69,436	773,517
SAVVIS INC	COMMON STOCK USD.01	UNITED STATES	41,100	1,048,872
SBA COMMUNICATIONS CORP CL A	COMMON STOCK USD.01	UNITED STATES	119,571	4,895,237
SCANSOURCE INC	COMMON STOCK NPV	UNITED STATES	29,400	937,860
SCBT FINANCIAL CORP	COMMON STOCK USD2.5	UNITED STATES	13,957	457,092
SCHAWK INC	COMMON STOCK USD.008	UNITED STATES	18,100	372,498
SCHIFF NUTRITION INTERNATION	COMMON STOCK USD.01	UNITED STATES	12,160	110,413
SCHNITZER STEEL INDS INC A	COMMON STOCK USD1.	UNITED STATES	23,334	1,549,144
SCHOLASTIC CORP	COMMON STOCK USD.01	UNITED STATES	33,600	992,544
SCHOOL SPECIALTY INC	COMMON STOCK USD.001	UNITED STATES	20,846	290,385
SCHULMAN (A.) INC	COMMON STOCK USD1.	UNITED STATES	28,236	646,322
SCHWEITZER MAUDUIT INTL INC	COMMON STOCK USD.1	UNITED STATES	18,600	1,170,312
SCICLONE PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	32,400	135,432
SCIENTIFIC GAMES CORP A	COMMON STOCK USD.01	UNITED STATES	69,787	695,079
SCORE BRD INC	COM NEW	UNITED STATES	137	—
SCOTTS MIRACLE GRO CO CL A	COMMON STOCK USD.01	UNITED STATES	44,920	2,280,588

SEABOARD CORP	COMMON STOCK USD1.	UNITED STATES	356	708,796
SEABRIGHT HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	22,120	203,946
SEACHANGE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	34,700	296,685
SEACOR HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	21,062	2,129,158
SEAHAWK DRILLING INC	COMMON STOCK USD.01	UNITED STATES	12,202	109,208
SEALY CORP	COMMON STOCK USD.01	UNITED STATES	40,900	119,428
SEATTLE GENETICS INC	COMMON STOCK USD.001	UNITED STATES	87,224	1,303,999
SEI INVESTMENTS COMPANY	COMMON STOCK USD.01	UNITED STATES	151,644	3,607,611
SELECT COMFORT CORPORATION	COMMON STOCK USD.01	UNITED STATES	47,500	433,675
SELECT MEDICAL HOLDINGS CORP	COMMON STOCK USD.001	UNITED STATES	36,400	266,084
SELECTIVE INSURANCE GROUP	COMMON STOCK USD2.	UNITED STATES	60,358	1,095,498
SEMTECH CORP	COMMON STOCK USD.01	UNITED STATES	65,600	1,485,184
SENECA FOODS CORP CL A	COMMON STOCK USD.25	UNITED STATES	10,100	272,498
SENIOR HOUSING PROP TRUST	REIT USD.01	UNITED STATES	146,290	3,209,603
SENOMYX INC	COMMON STOCK USD.001	UNITED STATES	50,100	357,213
SENSIENT TECHNOLOGIES CORP	COMMON STOCK USD.1	UNITED STATES	52,200	1,917,306
SEQUENOM INC	COMMON STOCK USD.001	UNITED STATES	62,144	498,395
SERVICE CORP INTERNATIONAL	COMMON STOCK USD1.	UNITED STATES	253,769	2,093,594
SFN GROUP INC	COMMON STOCK USD.01	UNITED STATES	67,500	658,800
SHAW GROUP INC	COMMON STOCK NPV	UNITED STATES	82,905	2,837,838
SHENANDOAH TELECOMMUNICATION	COMMON STOCK NPV	UNITED STATES	26,200	490,726
SHOE CARNIVAL INC	COMMON STOCK USD.01	UNITED STATES	12,600	340,200
SHORETEL INC	COMMON STOCK USD.001	UNITED STATES	46,400	362,384
SHUFFLE MASTER INC	COMMON STOCK USD.01	UNITED STATES	61,125	699,881
SHUTTERFLY INC	COMMON STOCK USD.0001	UNITED STATES	25,993	910,535
SIERRA BANCORP	COMMON STOCK NPV	UNITED STATES	4,700	50,431
SIGA TECHNOLOGIES INC	COMMON STOCK USD.0001	UNITED STATES	26,800	375,200
SIGMA DESIGNS INC	COMMON STOCK NPV	UNITED STATES	36,816	521,683
SIGNATURE BANK	COMMON STOCK USD.01	UNITED STATES	37,800	1,890,000
SILGAN HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	58,400	2,091,304
SILICON GRAPHICS INTERNATION	COMMON STOCK USD.001	UNITED STATES	30,400	274,512
SILICON IMAGE INC	COMMON STOCK USD.001	UNITED STATES	91,000	668,850
SILICON LABORATORIES INC	COMMON STOCK USD.0001	UNITED STATES	42,900	1,974,258
SIMMONS FIRST NATL CORP CL A	COMMON STOCK USD.01	UNITED STATES	20,900	595,650
SIMPSON MANUFACTURING CO INC	COMMON STOCK USD.01	UNITED STATES	40,900	1,264,219
SINCLAIR BROADCAST GROUP A	COMMON STOCK USD.01	UNITED STATES	52,896	432,689
SIRIUS XM RADIO INC	COMMON STOCK USD.001	UNITED STATES	3,960,200	6,494,728
SIRONA DENTAL SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	30,700	1,282,646
SJW CORP	COMMON STOCK USD1.042	UNITED STATES	15,067	398,823
SKECHERS USA INC CL A	COMMON STOCK USD.001	UNITED STATES	35,700	714,000
SKILLED HEALTHCARE GROU CL A	COMMON STOCK USD.001	UNITED STATES	27,576	247,632
SKYLINE CORP	COMMON STOCK USD.028	UNITED STATES	7,069	184,360
SKYWEST INC	COMMON STOCK NPV	UNITED STATES	60,666	947,603
SKYWORKS SOLUTIONS INC	COMMON STOCK USD.25	UNITED STATES	174,635	4,999,800
SL GREEN REALTY CORP	REIT USD.01	UNITED STATES	79,515	5,368,058
SM ENERGY CO	COMMON STOCK USD.01	UNITED STATES	59,100	3,482,763
SMART BALANCE INC	COMMON STOCK USD.0001	UNITED STATES	59,800	258,934
SMART MODULAR TECHNOLOGIES	COMMON STOCK USD.00016667	UNITED STATES	48,371	278,617
SMITH (A.O.) CORP	COMMON STOCK USD1.	UNITED STATES	38,442	1,463,871
SMITH + WESSON HOLDING CORP	COMMON STOCK USD.001	UNITED STATES	64,100	239,734
SMITH MICRO SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	29,324	461,560
SMITHFIELD FOODS INC	COMMON STOCK USD.5	UNITED STATES	139,892	2,885,972
SNYDERS LANCE INC	COMMON STOCK USD.833	UNITED STATES	30,700	719,608
SOLARWINDS INC	COMMON STOCK USD.001	UNITED STATES	30,800	592,900
SOLERA HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	65,600	3,366,592
SOLUTIA INC	COMMON STOCK USD.01	UNITED STATES	112,700	2,601,116
SONIC AUTOMOTIVE INC CLASS A	COMMON STOCK USD.01	UNITED STATES	32,900	435,596
SONIC CORP	COMMON STOCK USD.01	UNITED STATES	67,133	679,386
SONIC SOLUTIONS	COMMON STOCK NPV	UNITED STATES	36,944	554,160
SONOCO PRODUCTS CO	COMMON STOCK NPV	UNITED STATES	99,720	3,357,572
SONOSITE INC	COMMON STOCK USD.01	UNITED STATES	13,900	439,240
SONUS NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	235,515	628,825
SOTHEBY S	COMMON STOCK USD.01	UNITED STATES	66,100	2,974,500
SOURCEFIRE INC	COMMON STOCK USD.001	UNITED STATES	24,300	630,099
SOUTH JERSEY INDUSTRIES	COMMON STOCK USD1.25	UNITED STATES	29,200	1,542,344
SOUTHERN COPPER CORP	COMMON STOCK USD.01	UNITED STATES	167,000	8,139,580
SOUTHERN UNION CO	COMMON STOCK USD1.	UNITED STATES	123,543	2,973,680
SOUTHSIDE BANCSHARES INC	COMMON STOCK USD1.25	UNITED STATES	13,688	288,406
SOUTHWEST BANCORP INC/OKLA	COMMON STOCK USD1.	UNITED STATES	18,000	223,200
SOUTHWEST GAS CORP	COMMON STOCK USD1.	UNITED STATES	46,800	1,716,156
SOVRAN SELF STORAGE INC	REIT USD.01	UNITED STATES	31,402	1,155,908
SPANSION INC CLASS A	COMMON STOCK USD.001	UNITED STATES	9,500	196,650
SPARTAN MOTORS INC	COMMON STOCK USD.01	UNITED STATES	34,450	209,801
SPARTAN STORES INC	COMMON STOCK NPV	UNITED STATES	24,258	411,173
SPARTECH CORP	COMMON STOCK USD.75	UNITED STATES	37,925	354,978
SPECTRANETICS CORP	COMMON STOCK USD.001	UNITED STATES	40,634	209,671
SPECTRUM BRANDS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	15,700	489,369
SPECTRUM CONTROL INC	COMMON STOCK NPV	UNITED STATES	17,100	256,329
SPECTRUM PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	33,800	232,206
SPEEDWAY MOTORSPORTS INC	COMMON STOCK USD.01	UNITED STATES	14,400	220,608

SPIRIT AEROSYSTEMS HOLD CL A	COMMON STOCK USD.01	UNITED STATES	99,030	2,060,814
SPX CORP	COMMON STOCK USD10.	UNITED STATES	49,986	3,573,499
SRA INTERNATIONAL INC CL A	COMMON STOCK USD.004	UNITED STATES	44,600	912,070
SRS LABS INC	COMMON STOCK USD.001	UNITED STATES	12,500	110,125
SS+C TECHNOLOGIES HOLDINGS	COMMON STOCK	UNITED STATES	9,100	186,641
SSGA	G STIFF ERISA QUALIFIED12 31 20300.138522	UNITED STATES	36,024,535	36,024,535
ST JOE CO/THE	COMMON STOCK NPV	UNITED STATES	89,000	1,944,650
STAAR SURGICAL CO	COMMON STOCK USD.01	UNITED STATES	44,200	269,620
STAGE STORES INC	COMMON STOCK USD.01	UNITED STATES	45,148	782,866
STAMPS.COM INC	COMMON STOCK USD.001	UNITED STATES	18,350	243,138
STANCORP FINANCIAL GROUP	COMMON STOCK NPV	UNITED STATES	44,200	1,995,188
STANDARD MICROSYSTEMS CORP	COMMON STOCK USD.1	UNITED STATES	24,450	704,894
STANDARD MOTOR PRODS	COMMON STOCK USD2.	UNITED STATES	25,800	353,460
STANDARD PACIFIC CORP	COMMON STOCK USD.01	UNITED STATES	118,563	545,390
STANDARD PARKING CORP	COMMON STOCK USD.001	UNITED STATES	7,400	139,786
STANDARD REGISTER CO	COMMON STOCK USD1.	UNITED STATES	23,506	80,155
STANDEX INTERNATIONAL CORP	COMMON STOCK USD1.5	UNITED STATES	16,300	487,533
STAR SCIENTIFIC INC	COMMON STOCK USD.0001	UNITED STATES	72,600	141,570
STARWOOD PROPERTY TRUST INC	REIT USD.01	UNITED STATES	50,100	1,076,148
STATE AUTO FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	15,800	275,236
STATE BANCORP INC	COMMON STOCK USD5.	UNITED STATES	9,813	90,770
STEC INC	COMMON STOCK USD.001	UNITED STATES	43,800	773,070
STEEL DYNAMICS INC	COMMON STOCK USD.005	UNITED STATES	208,800	3,821,040
STEELCASE INC CL A	COMMON STOCK NPV	UNITED STATES	84,790	896,230
STEIN MART INC	COMMON STOCK USD.01	UNITED STATES	33,200	307,100
STEINWAY MUSICAL INSTRUMENTS	COMMON STOCK USD.001	UNITED STATES	7,594	150,741
STELLARONE CORP	COMMON STOCK USD5.	UNITED STATES	21,600	314,064
STEMCELLS INC	COMMON STOCK USD.01	UNITED STATES	124,700	134,676
STEPAN CO	COMMON STOCK USD1.	UNITED STATES	9,416	718,158
STEREOTAXIS INC	COMMON STOCK USD.001	UNITED STATES	30,100	115,283
STERIS CORP	COMMON STOCK NPV	UNITED STATES	59,300	2,162,078
STERLING BANCORP N Y	COMMON STOCK USD1.	UNITED STATES	28,112	294,333
STERLING BANCSHARES INC/TX	COMMON STOCK USD1.	UNITED STATES	93,375	655,493
STERLING CONSTRUCTION CO	COMMON STOCK USD.01	UNITED STATES	16,450	214,508
STEVEN MADDEN LTD	COMMON STOCK USD.0001	UNITED STATES	28,050	1,170,246
STEWART ENTERPRISES INC CL A	COMMON STOCK USD1.	UNITED STATES	88,366	591,169
STEWART INFORMATION SERVICES	COMMON STOCK USD1.	UNITED STATES	21,500	247,895
STIFEL FINANCIAL CORP	COMMON STOCK USD.15	UNITED STATES	37,982	2,356,403
STILLWATER MINING CO	COMMON STOCK USD.01	UNITED STATES	43,543	929,643
STONE ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	43,772	975,678
STONERIDGE INC	COMMON STOCK NPV	UNITED STATES	15,800	249,482
STR HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	24,800	496,000
STRATASYS INC	COMMON STOCK USD.01	UNITED STATES	21,700	708,288
STRATEGIC HOTELS + RESORTS I	REIT USD.01	UNITED STATES	165,500	875,495
STRAYER EDUCATION INC	COMMON STOCK USD.01	UNITED STATES	13,100	1,994,082
STUDENT LOAN CORP	COMMON STOCK USD.01	UNITED STATES	4,400	142,736
STURM RUGER + CO INC	COMMON STOCK USD1.	UNITED STATES	23,500	359,315
SUCAMPO PHARMACEUTICALS CL A	COMMON STOCK USD.01	UNITED STATES	4,200	16,128
SUCCESSFACTORS INC	COMMON STOCK USD.001	UNITED STATES	54,700	1,584,112
SUFFOLK BANCORP	COMMON STOCK USD2.5	UNITED STATES	9,800	241,864
SUN COMMUNITIES INC	REIT USD.01	UNITED STATES	20,200	672,862
SUN HEALTHCARE GROUP INC	COMMON STOCK	UNITED STATES	17,709	224,196
SUN HYDRAULICS CORP	COMMON STOCK USD.001	UNITED STATES	12,600	476,280
SUNPOWER CORP CLASS A	COMMON STOCK USD.001	UNITED STATES	105,600	1,354,848
SUNRISE SENIOR LIVING INC	COMMON STOCK USD.01	UNITED STATES	48,600	264,870
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	UNITED STATES	103,782	1,072,068
SUPER MICRO COMPUTER INC	COMMON STOCK USD.001	UNITED STATES	24,300	280,422
SUPERGEN INC	COMMON STOCK USD.001	UNITED STATES	61,000	159,820
SUPERIOR ENERGY SERVICES INC	COMMON STOCK USD.001	UNITED STATES	72,803	2,547,377
SUPERIOR INDUSTRIES INTL	COMMON STOCK NPV	UNITED STATES	28,500	604,770
SUPERMEDIA INC	COMMON STOCK USD.01	UNITED STATES	10,500	91,455
SUPERTEX INC	COMMON STOCK NPV	UNITED STATES	11,398	275,604
SUPPORT.COM INC	COMMON STOCK USD.0001	UNITED STATES	46,100	298,728
SURMODICS INC	COMMON STOCK USD.05	UNITED STATES	15,925	189,030
SUSQUEHANNA BANCSHARES INC	COMMON STOCK USD2.	UNITED STATES	142,063	1,375,170
SUSSER HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	8,000	110,800
SVB FINANCIAL GROUP	COMMON STOCK USD.001	UNITED STATES	38,800	2,058,340
SWIFT ENERGY CO	COMMON STOCK USD.01	UNITED STATES	42,050	1,646,258
SWS GROUP INC	COMMON STOCK USD.1	UNITED STATES	36,109	182,350
SXC HEALTH SOLUTIONS CORP	COMMON STOCK NPV	UNITED STATES	57,200	2,451,592
SYCAMORE NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	19,830	408,300
SYKES ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	40,543	821,401
SYMETRA FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	38,300	524,710
SYMMETRICOM INC	COMMON STOCK USD.0001	UNITED STATES	48,500	343,865
SYMMETRY MEDICAL INC	COMMON STOCK USD.0001	UNITED STATES	36,145	334,341
SYNAPTICS INC	COMMON STOCK USD.001	UNITED STATES	36,700	1,078,246
SYNCHRONOSS TECHNOLOGIES INC	COMMON STOCK USD.0001	UNITED STATES	19,000	507,490
SYNIVERSE HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	73,500	2,267,475
SYNNEX CORP	COMMON STOCK USD.001	UNITED STATES	20,200	630,240
SYNOPSYS INC	COMMON STOCK USD.01	UNITED STATES	143,447	3,860,159

SYNOVIS LIFE TECHNOLOGIES IN	COMMON STOCK USD.01	UNITED STATES	13,500	217,485
SYNOVUS FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	773,223	2,041,309
SYNTA PHARMACEUTICALS CORP	COMMON STOCK USD.0001	UNITED STATES	16,700	102,204
SYNTEL INC	COMMON STOCK NPV	UNITED STATES	14,600	697,734
SYNTROLEUM CORP	COMMON STOCK USD.01	UNITED STATES	65,100	120,435
SYNUTRA INTERNATIONAL INC	COMMON STOCK USD.0001	UNITED STATES	19,399	260,917
SYSTEMAX INC	COMMON STOCK USD.01	UNITED STATES	10,600	149,460
T 3 ENERGY SERVICES INC	COMMON STOCK USD.001	UNITED STATES	16,600	661,178
TAKE TWO INTERACTIVE SOFTWRE	COMMON STOCK USD.01	UNITED STATES	83,950	1,027,548
TAL INTERNATIONAL GROUP INC	COMMON STOCK USD.001	UNITED STATES	15,185	468,761
TALBOTS INC	COMMON STOCK USD.01	UNITED STATES	73,700	627,924
TALECRIS BIOTHERAPEUTICS	COMMON STOCK USD.01	UNITED STATES	53,900	1,255,870
TALEO CORP CLASS A	COMMON STOCK USD.00001	UNITED STATES	42,400	1,172,360
TANGER FACTORY OUTLET CENTER	REIT USD.01	UNITED STATES	41,496	2,124,180
TARGACEPT INC	COMMON STOCK USD.001	UNITED STATES	20,600	545,900
TASER INTERNATIONAL INC	COMMON STOCK USD.00001	UNITED STATES	63,100	296,570
TAUBMAN CENTERS INC	REIT USD.01	UNITED STATES	55,600	2,806,688
TCF FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	142,875	2,115,979
TD AMERITRADE HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	238,476	4,528,659
TEAM HEALTH HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	16,800	261,072
TEAM INC	COMMON STOCK USD.3	UNITED STATES	20,580	498,036
TECH DATA CORP	COMMON STOCK USD.0015	UNITED STATES	46,075	2,028,222
TECHNE CORP	COMMON STOCK USD.01	UNITED STATES	38,000	2,495,460
TECUMSEH PRODUCTS CO CLASS A	COMMON STOCK USD1.	UNITED STATES	20,284	264,706
TEJON RANCH CO	COMMON STOCK USD.5	UNITED STATES	12,284	338,424
TEKELEC	COMMON STOCK NPV	UNITED STATES	77,500	923,025
TELECOMMUNICATION SYSTEMS A	COMMON STOCK USD.01	UNITED STATES	43,600	203,612
TELEDYNE TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	39,437	1,734,045
TELEFLEX INC	COMMON STOCK USD1.	UNITED STATES	38,876	2,091,918
TELEPHONE AND DATA SYSTEMS	COMMON STOCK USD.01	UNITED STATES	85,700	3,132,335
TELETECH HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	37,900	780,361
TEMPLE INLAND INC	COMMON STOCK USD1.	UNITED STATES	106,300	2,257,812
TEMPUR PEDIC INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	69,129	2,769,308
TENNANT CO	COMMON STOCK USD.375	UNITED STATES	21,200	814,292
TENNECO INC	COMMON STOCK USD.01	UNITED STATES	55,182	2,271,291
TEREX CORP	COMMON STOCK USD.01	UNITED STATES	107,800	3,346,112
TERREMARK WORLDWIDE INC	COMMON STOCK USD.001	UNITED STATES	73,326	949,572
TERRITORIAL BANCORP INC	COMMON STOCK	UNITED STATES	12,800	254,848
TESLA MOTORS INC	COMMON STOCK USD.001	UNITED STATES	15,100	402,113
TESSERA TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	57,209	1,267,179
TETRA TECH INC	COMMON STOCK USD.01	UNITED STATES	67,683	1,696,136
TETRA TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	81,605	968,651
TEXAS CAPITAL BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	36,725	781,141
TEXAS INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	26,063	1,193,164
TEXAS ROADHOUSE INC	COMMON STOCK USD.001	UNITED STATES	60,115	1,032,175
TEXTAINER GROUP HOLDINGS LTD	COMMON STOCK USD.01	UNITED STATES	9,500	270,655
TFS FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	72,600	654,852
THERAVANCE INC	COMMON STOCK USD.01	UNITED STATES	56,500	1,416,455
THOMAS + BETTS CORP	COMMON STOCK USD.1	UNITED STATES	52,400	2,530,920
THOMSON REUTERS CORP	COMMON STOCK NPV	UNITED STATES	377,800	14,080,606
THOR INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	35,400	1,202,184
THORATEC CORP	COMMON STOCK NPV	UNITED STATES	56,483	1,599,599
THQ INC	COMMON STOCK USD.01	UNITED STATES	70,812	429,121
TIBCO SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	154,700	3,049,137
TICC CAPITAL CORP	COMMON STOCK USD.01	UNITED STATES	30,589	342,903
TIDEWATER INC	COMMON STOCK USD.1	UNITED STATES	50,235	2,704,652
TIER TECHNOLOGIES INC	COMMON STOCK NPV	UNITED STATES	18,100	108,419
TIMBERLAND CO CLASS A	COMMON STOCK USD.01	UNITED STATES	45,300	1,113,927
TIMKEN CO	COMMON STOCK NPV	UNITED STATES	84,775	4,046,311
TITAN INTERNATIONAL INC	COMMON STOCK NPV	UNITED STATES	38,600	754,244
TITAN MACHINERY INC	COMMON STOCK USD.00001	UNITED STATES	8,981	173,333
TIVO INC	COMMON STOCK USD.001	UNITED STATES	121,600	1,049,408
TNS INC	COMMON STOCK USD.001	UNITED STATES	26,600	553,280
TOLL BROTHERS INC	COMMON STOCK USD.01	UNITED STATES	146,900	2,791,100
TOMOTHERAPY INC	COMMON STOCK USD.01	UNITED STATES	39,100	141,151
TOMPKINS FINANCIAL CORP	COMMON STOCK USD.1	UNITED STATES	10,587	414,587
TOOTSIE ROLL INDS	COMMON STOCK USD.694	UNITED STATES	28,628	829,353
TORO CO	COMMON STOCK USD1.	UNITED STATES	31,278	1,927,976
TOWER BANCORP INC	COMMON STOCK NPV	UNITED STATES	5,100	112,404
TOWER GROUP INC	COMMON STOCK USD.01	UNITED STATES	36,509	933,900
TOWERS WATSON + CO CL A	COMMON STOCK USD.01	UNITED STATES	39,700	2,066,782
TOWNE BANK	COMMON STOCK USD1.667	UNITED STATES	19,800	314,622
TRACTOR SUPPLY COMPANY	COMMON STOCK USD.008	UNITED STATES	73,722	3,574,780
TRADESTATION GROUP INC	COMMON STOCK USD.01	UNITED STATES	30,160	203,580
TRANSATLANTIC HOLDINGS INC	COMMON STOCK USD1.	UNITED STATES	61,650	3,182,373
TRANSCEND SERVICES INC	COMMON STOCK USD.05	UNITED STATES	11,000	215,490
TRANSDIGM GROUP INC	COMMON STOCK USD.01	UNITED STATES	46,100	3,319,661
TRAVELZOO INC	COMMON STOCK USD.01	UNITED STATES	6,000	247,320
TREDEGAR CORP	COMMON STOCK NPV	UNITED STATES	33,446	648,183
TREEHOUSE FOODS INC	COMMON STOCK USD.01	UNITED STATES	35,784	1,828,205

TREX COMPANY INC	COMMON STOCK USD.01	UNITED STATES	17,541	420,282
TRIANGLE CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	12,473	236,987
TRICO BANCSHARES	COMMON STOCK NPV	UNITED STATES	14,100	227,715
TRIDENT MICROSYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	61,276	109,071
TRIMAS CORP	COMMON STOCK USD.01	UNITED STATES	16,600	339,636
TRIMBLE NAVIGATION LTD	COMMON STOCK NPV	UNITED STATES	116,878	4,666,939
TRINITY INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	80,600	2,144,766
TRIQUINT SEMICONDUCTOR INC	COMMON STOCK USD.001	UNITED STATES	161,270	1,885,246
TRIUMPH GROUP INC	COMMON STOCK USD.001	UNITED STATES	18,500	1,654,085
TRUE RELIGION APPAREL INC	COMMON STOCK USD.00001	UNITED STATES	26,200	583,212
TRUEBLUE INC	COMMON STOCK NPV	UNITED STATES	46,028	828,044
TRUSTCO BANK CORP NY	COMMON STOCK USD1.	UNITED STATES	84,933	538,475
TRUSTMARK CORP	COMMON STOCK NPV	UNITED STATES	60,982	1,514,793
TRW AUTOMOTIVE HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	80,351	4,234,498
TTM TECHNOLOGIES	COMMON STOCK USD.001	UNITED STATES	87,568	1,305,639
TUESDAY MORNING CORP	COMMON STOCK USD.01	UNITED STATES	30,950	163,416
TUPPERWARE BRANDS CORP	COMMON STOCK USD.01	UNITED STATES	61,100	2,912,637
TUTOR PERINI CORP	COMMON STOCK USD1.	UNITED STATES	26,649	570,555
TW TELECOM INC	COMMON STOCK USD.01	UNITED STATES	142,200	2,424,510
TWIN DISC INC	COMMON STOCK NPV	UNITED STATES	8,900	265,754
TWO HARBORS INVESTMENT CORP	COMMON STOCK	UNITED STATES	19,400	189,926
TYLER TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	37,830	785,351
U S ENERGY CORP WYOMING	COMMON STOCK USD.01	UNITED STATES	16,100	97,888
U S GOLD CORP	COMMON STOCK NPV	UNITED STATES	82,400	664,968
U STORE IT TRUST	REIT USD.01	UNITED STATES	100,700	959,671
U.S. PHYSICAL THERAPY INC	COMMON STOCK USD.01	UNITED STATES	12,900	255,678
UDR INC	REIT USD.01	UNITED STATES	179,794	4,228,755
UGI CORP	COMMON STOCK NPV	UNITED STATES	110,300	3,483,274
UIL HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	49,833	1,492,997
ULTA SALON COSMETICS + FRAGR	COMMON STOCK USD.01	UNITED STATES	30,700	1,043,800
ULTIMATE SOFTWARE GROUP INC	COMMON STOCK USD.01	UNITED STATES	25,720	1,250,764
ULTRA CLEAN HOLDINGS	COMMON STOCK USD.001	UNITED STATES	15,400	143,374
ULTRA PETROLEUM CORP	COMMON STOCK NPV	UNITED STATES	154,600	7,385,242
ULTRATECH INC	COMMON STOCK USD.001	UNITED STATES	25,800	512,904
UMB FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	33,602	1,391,795
UMH PROPERTIES INC	REIT USD.1	UNITED STATES	10,000	102,000
UMPQUA HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	104,721	1,275,502
UNDER ARMOUR INC CLASS A	COMMON STOCK USD.000333	UNITED STATES	34,449	1,889,183
UNIFI INC	COMMON STOCK USD.1	UNITED STATES	16,200	274,266
UNIFIRST CORP/MA	COMMON STOCK USD.1	UNITED STATES	16,400	902,820
UNILIFE CORP	COMMON STOCK USD.01	UNITED STATES	38,300	202,990
UNION DRILLING INC	COMMON STOCK USD.01	UNITED STATES	16,200	117,936
UNION FIRST MARKET BANKSHARE	COMMON STOCK USD1.33	UNITED STATES	15,600	230,568
UNISOURCE ENERGY CORP CO	COMMON STOCK NPV	UNITED STATES	39,300	1,408,512
UNISYS CORP	COMMON STOCK USD.01	UNITED STATES	47,140	1,220,455
UNIT CORP	COMMON STOCK USD.2	UNITED STATES	39,150	1,819,692
UNITED BANKSHARES INC	COMMON STOCK USD2.5	UNITED STATES	43,335	1,265,382
UNITED CAPITAL CORP	COMMON STOCK USD.1	UNITED STATES	800	26,000
UNITED COMMUNITY BANKS/GA	COMMON STOCK USD1.	UNITED STATES	87,310	170,255
UNITED CONTINENTAL HOLDINGS	COMMON STOCK USD.01	UNITED STATES	319,533	7,611,276
UNITED FINANCIAL BANCORP INC	COMMON STOCK USD.01	UNITED STATES	17,600	268,752
UNITED FIRE + CASUALTY CO	COMMON STOCK USD3.333	UNITED STATES	24,900	555,768
UNITED NATURAL FOODS INC	COMMON STOCK USD.01	UNITED STATES	47,400	1,738,632
UNITED ONLINE INC	COMMON STOCK USD.0001	UNITED STATES	91,610	604,626
UNITED RENTALS INC	COMMON STOCK USD.01	UNITED STATES	63,870	1,453,043
UNITED STATES LIME + MINERAL	COMMON STOCK USD.1	UNITED STATES	400	16,852
UNITED STATES TREAS BILLS	01/11 ZCP1 20 20110.11	UNITED STATES	3,398,000	3,396,982
UNITED STATIONERS INC	COMMON STOCK USD.1	UNITED STATES	24,409	1,557,538
UNITED THERAPEUTICS CORP	COMMON STOCK USD.01	UNITED STATES	46,410	2,934,040
UNITIL CORP	COMMON STOCK NPV	UNITED STATES	13,500	306,990
UNITRIN INC	COMMON STOCK USD.1	UNITED STATES	47,300	1,160,742
UNIVERSAL AMERICAN CORP	COMMON STOCK USD.01	UNITED STATES	32,061	655,647
UNIVERSAL CORP/VA	COMMON STOCK NPV	UNITED STATES	27,666	1,126,006
UNIVERSAL DISPLAY CORP	COMMON STOCK USD.01	UNITED STATES	30,200	925,630
UNIVERSAL ELECTRONICS INC	COMMON STOCK USD.01	UNITED STATES	16,300	462,431
UNIVERSAL FOREST PRODUCTS	COMMON STOCK NPV	UNITED STATES	21,200	824,680
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	UNITED STATES	12,600	460,278
UNIVERSAL HEALTH SERVICES B	COMMON STOCK USD.01	UNITED STATES	88,399	3,838,285
UNIVERSAL INSURANCE HOLDINGS	COMMON STOCK USD.01	UNITED STATES	14,200	69,154
UNIVERSAL STAINLESS + ALLOY	COMMON STOCK USD.001	UNITED STATES	6,600	206,448
UNIVERSAL TECHNICAL INSTITUT	COMMON STOCK USD.0001	UNITED STATES	22,300	491,046
UNIVERSAL TRUCKLOAD SERVICES	COMMON STOCK NPV	UNITED STATES	8,000	127,360
UNIVEST CORP OF PENNSYLVANIA	COMMON STOCK USD5.	UNITED STATES	14,449	276,987
URANIUM ENERGY CORP	COMMON STOCK USD.001	UNITED STATES	47,900	289,316
URS CORP	COMMON STOCK USD.01	UNITED STATES	81,483	3,390,508
URSTADT BIDDLE CLASS A	REIT USD.01	UNITED STATES	22,500	437,625
US AIRWAYS GROUP INC	COMMON STOCK USD.01	UNITED STATES	149,500	1,496,495
US AUTO PARTS NETWORK INC	COMMON STOCK USD.001	UNITED STATES	6,800	57,120
US CELLULAR CORP	COMMON STOCK USD1.	UNITED STATES	17,850	891,429
US DOLLAR	0	UNITED STATES	(982,395)	(982,395)

US ECOLOGY INC	COMMON STOCK USD.01	UNITED STATES	20,200	351,076
USA MOBILITY INC	COMMON STOCK USD.0001	UNITED STATES	25,260	448,870
USA TRUCK INC	COMMON STOCK USD.01	UNITED STATES	8,200	108,486
USANA HEALTH SCIENCES INC	COMMON STOCK USD.001	UNITED STATES	5,690	247,231
USEC INC	COMMON STOCK USD.1	UNITED STATES	119,976	722,256
USG CORP	COMMON STOCK USD.1	UNITED STATES	68,125	1,146,544
UTSTARCOM INC	COMMON STOCK USD.00125	UNITED STATES	130,900	269,654
VAALCO ENERGY INC	COMMON STOCK USD.1	UNITED STATES	61,189	438,113
VAIL RESORTS INC	COMMON STOCK USD.01	UNITED STATES	33,500	1,743,340
VALASSIS COMMUNICATIONS INC	COMMON STOCK USD.01	UNITED STATES	50,100	1,620,735
VALLEY NATIONAL BANCORP	COMMON STOCK NPV	UNITED STATES	164,159	2,347,474
VALMONT INDUSTRIES	COMMON STOCK USD1.	UNITED STATES	23,400	2,076,282
VALSPAR CORP	COMMON STOCK USD.5	UNITED STATES	99,258	3,422,416
VALUE LINE INC	COMMON STOCK USD.1	UNITED STATES	1,700	24,565
VALUECLICK INC	COMMON STOCK USD.001	UNITED STATES	94,500	1,514,835
VANDA PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	27,500	260,150
VANTAGE DRILLING CO	COMMON STOCK USD.001	UNITED STATES	73,100	148,393
VARIAN SEMICONDUCTOR EQUIP	COMMON STOCK USD.01	UNITED STATES	69,871	2,583,131
VASCO DATA SECURITY INTL	COMMON STOCK USD.001	UNITED STATES	24,797	201,600
VASCULAR SOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	16,700	195,724
VCA ANTECH INC	COMMON STOCK USD.001	UNITED STATES	80,400	1,872,516
VECTOR GROUP LTD	COMMON STOCK USD.1	UNITED STATES	43,992	761,941
VECTREN CORPORATION	COMMON STOCK NPV	UNITED STATES	75,588	1,918,423
VEECO INSTRUMENTS INC	COMMON STOCK USD.01	UNITED STATES	41,600	1,787,136
VENOCO INC	COMMON STOCK USD.01	UNITED STATES	16,200	298,890
VERA BRADLEY INC	COMMON STOCK	UNITED STATES	14,800	488,400
VERIFONE SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	82,641	3,186,637
VERISK ANALYTICS INC CLASS A	COMMON STOCK USD.001	UNITED STATES	97,100	3,309,168
VERTEX PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	199,960	7,004,599
VIAD CORP	COMMON STOCK USD1.5	UNITED STATES	22,894	583,110
VIASAT INC	COMMON STOCK USD.0001	UNITED STATES	36,380	1,615,636
VICAL INC	COMMON STOCK USD.01	UNITED STATES	52,500	106,050
VICOR CORP	COMMON STOCK USD.01	UNITED STATES	20,000	328,000
VIEWPOINT FINANCIAL GROUP	COMMON STOCK USD.01	UNITED STATES	13,160	153,840
VILLAGE SUPER MARKET CLASS A	COMMON STOCK NPV	UNITED STATES	6,800	224,400
VIRGIN MEDIA INC	COMMON STOCK USD.01	UNITED STATES	336,478	9,165,661
VIRNETX HOLDING CORP	COMMON STOCK USD.0001	UNITED STATES	23,700	351,945
VIROPHARMA INC	COMMON STOCK USD.002	UNITED STATES	89,100	1,543,212
VIRTUS INVESTMENT PARTNERS	COMMON STOCK USD.01	UNITED STATES	6,089	276,258
VIRTUSA CORP	COMMON STOCK USD.01	UNITED STATES	20,444	334,464
VISHAY INTERTECHNOLOGY INC	COMMON STOCK USD.1	UNITED STATES	173,658	2,549,299
VISHAY PRECISION GROUP	COMMON STOCK	UNITED STATES	11,368	214,173
VITACOST.COM INC	COMMON STOCK USD.00001	UNITED STATES	18,100	103,170
VITAL IMAGES INC	COMMON STOCK USD.01	UNITED STATES	15,900	222,282
VITAMIN SHOPPE INC	COMMON STOCK USD.01	UNITED STATES	10,075	338,923
VIVUS INC	COMMON STOCK USD.001	UNITED STATES	93,400	875,158
VMWARE INC CLASS A	COMMON STOCK USD.01	UNITED STATES	74,700	6,641,577
VOCUS INC	COMMON STOCK USD.01	UNITED STATES	18,300	506,178
VOLCANO CORP	COMMON STOCK USD.001	UNITED STATES	54,140	1,478,563
VOLCOM INC	COMMON STOCK USD.001	UNITED STATES	20,670	390,043
VOLT INFO SCIENCES INC	COMMON STOCK USD.1	UNITED STATES	14,850	128,453
VOLTERRA SEMICONDUCTOR CORP	COMMON STOCK USD.001	UNITED STATES	30,500	706,380
VONAGE HOLDINGS CORP	COMMON STOCK USD.001	UNITED STATES	82,600	185,024
VSE CORP	COMMON STOCK USD.05	UNITED STATES	4,500	148,590
W+T OFFSHORE INC	COMMON STOCK USD.00001	UNITED STATES	32,500	580,775
WABASH NATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	51,957	615,690
WABCO HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	60,115	3,662,807
WABTEC CORP	COMMON STOCK USD.01	UNITED STATES	45,002	2,380,156
WADDELL + REED FINANCIAL A	COMMON STOCK USD.01	UNITED STATES	82,208	2,901,120
WALTER ENERGY INC	COMMON STOCK USD.01	UNITED STATES	53,100	6,788,304
WALTER INVESTMENT MANAGEMENT	REIT USD.01	UNITED STATES	24,474	439,064
WARNACO GROUP INC/THE	COMMON STOCK USD.01	UNITED STATES	41,307	2,274,776
WARNER MUSIC GROUP CORP	COMMON STOCK USD.001	UNITED STATES	59,270	333,690
WARREN RESOURCES INC	COMMON STOCK USD.0001	UNITED STATES	53,478	241,721
WASHINGTON BANKING CO	COMMON STOCK NPV	UNITED STATES	16,539	226,750
WASHINGTON FEDERAL INC	COMMON STOCK USD1.	UNITED STATES	108,222	1,831,116
WASHINGTON REAL ESTATE INV	REIT USD.01	UNITED STATES	64,300	1,992,657
WASHINGTON TRUST BANCORP	COMMON STOCK USD.0625	UNITED STATES	13,800	301,944
WASTE CONNECTIONS INC	COMMON STOCK USD.01	UNITED STATES	109,237	3,007,295
WATERSTONE FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	12,700	41,275
WATSCO INC	COMMON STOCK USD.5	UNITED STATES	29,800	1,879,784
WATTS WATER TECHNOLOGIES A	COMMON STOCK USD.1	UNITED STATES	33,700	1,233,083
WAUSAU PAPER CORP	COMMON STOCK NPV	UNITED STATES	47,400	408,114
WAVE SYSTEMS CORP CLASS A	COMMON STOCK USD.01	UNITED STATES	62,600	246,644
WD 40 CO	COMMON STOCK USD.001	UNITED STATES	17,900	721,012
WEBMD HEALTH CORP	COMMON STOCK USD.01	UNITED STATES	58,657	2,995,026
WEBSENSE INC	COMMON STOCK USD.005	UNITED STATES	49,200	996,300
WEBSTER FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	67,362	1,327,031
WEIGHT WATCHERS INTL INC	COMMON STOCK NPV	UNITED STATES	36,600	1,372,134
WEINGARTEN REALTY INVESTORS	REIT USD.03	UNITED STATES	122,150	2,902,284

WEIS MARKETS INC	COMMON STOCK NPV	UNITED STATES	12,500	504,125
WELLCARE HEALTH PLANS INC	COMMON STOCK USD.01	UNITED STATES	38,800	1,172,536
WENDY S/ARBY S GROUP INC A	COMMON STOCK USD.1	UNITED STATES	303,257	1,401,047
WERNER ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	48,332	1,092,303
WESBANCO INC	COMMON STOCK USD2.0833	UNITED STATES	27,774	526,595
WESCO FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	1,500	552,615
WESCO INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	42,300	2,233,440
WEST BANCORPORATION	COMMON STOCK NPV	UNITED STATES	19,400	151,126
WEST COAST BANCORP/OREGON	COMMON STOCK NPV	UNITED STATES	73,200	206,424
WEST MARINE INC	COMMON STOCK USD.001	UNITED STATES	15,400	162,932
WEST PHARMACEUTICAL SERVICES	COMMON STOCK USD.25	UNITED STATES	36,300	1,495,560
WESTAMERICA BANCORPORATION	COMMON STOCK NPV	UNITED STATES	31,338	1,738,319
WESTAR ENERGY INC	COMMON STOCK USD5.	UNITED STATES	123,100	3,097,196
WESTERN ALLIANCE BANCORP	COMMON STOCK USD.0001	UNITED STATES	48,200	354,752
WESTERN REFINING INC	COMMON STOCK USD.01	UNITED STATES	41,100	434,838
WESTFIELD FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	28,852	266,881
WESTLAKE CHEMICAL CORP	COMMON STOCK USD.01	UNITED STATES	22,200	965,034
WESTWOOD HOLDINGS GROUP INC	COMMON STOCK USD.01	UNITED STATES	5,700	227,772
WET SEAL INC/THE CLASS A	COMMON STOCK USD.1	UNITED STATES	103,043	381,259
WEYCO GROUP INC	COMMON STOCK USD1.	UNITED STATES	8,386	205,373
WGL HOLDINGS INC	COMMON STOCK NPV	UNITED STATES	51,908	1,856,749
WHITE MOUNTAINS INSURANCE GP	COMMON STOCK USD1.0	UNITED STATES	7,689	2,580,428
WHITING PETROLEUM CORP	COMMON STOCK USD.001	UNITED STATES	57,902	6,785,535
WHITNEY HOLDING CORP	COMMON STOCK NPV	UNITED STATES	111,500	1,577,725
WILEY (JOHN) + SONS CLASS A	COMMON STOCK USD1.	UNITED STATES	47,433	2,145,869
WILLBROS GROUP INC	COMMON STOCK USD.05	UNITED STATES	41,624	408,748
WILLIAMS SONOMA INC	COMMON STOCK USD.01	UNITED STATES	95,038	3,391,906
WILMINGTON TRUST CORP	COMMON STOCK USD1.	UNITED STATES	85,702	371,947
WILSHIRE BANCORP INC	COMMON STOCK NPV	UNITED STATES	21,474	163,632
WINN DIXIE STORES INC	COMMON STOCK USD.001	UNITED STATES	59,000	423,030
WINNEBAGO INDUSTRIES	COMMON STOCK USD.5	UNITED STATES	33,100	503,120
WINTHROP REALTY TRUST	REIT USD1.	UNITED STATES	9,536	121,965
WINTRUST FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	28,750	949,613
WMS INDUSTRIES INC	COMMON STOCK USD.5	UNITED STATES	57,926	2,620,572
WOLVERINE WORLD WIDE INC	COMMON STOCK USD1.	UNITED STATES	48,429	1,543,917
WOODWARD INC	COMMON STOCK USD.00292	UNITED STATES	59,000	2,216,040
WORLD ACCEPTANCE CORP	COMMON STOCK NPV	UNITED STATES	18,900	997,920
WORLD FUEL SERVICES CORP	COMMON STOCK USD.01	UNITED STATES	67,900	2,455,264
WORLD WRESTLING ENTERTAIN A	COMMON STOCK USD.01	UNITED STATES	21,700	309,008
WORTHINGTON INDUSTRIES	COMMON STOCK NPV	UNITED STATES	68,200	1,254,880
WR BERKLEY CORP	COMMON STOCK USD.2	UNITED STATES	123,971	3,394,326
WR GRACE + CO	COMMON STOCK USD.01	UNITED STATES	67,385	2,367,235
WRIGHT EXPRESS CORP	COMMON STOCK USD.01	UNITED STATES	42,981	1,977,126
WRIGHT MEDICAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	39,737	617,116
WSFS FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	6,500	308,360
X RITE INC	COMMON STOCK USD.1	UNITED STATES	16,863	77,064
XENOPORT INC	COMMON STOCK USD.001	UNITED STATES	32,200	274,344
YORK RESH CORP	WT CL B EXP 01DEC02	UNITED STATES	70	—
YORK WATER CO	COMMON STOCK NPV	UNITED STATES	11,800	204,022
YOUNG INNOVATIONS INC	COMMON STOCK USD.01	UNITED STATES	5,600	179,256
ZEBRA TECHNOLOGIES CORP CL A	COMMON STOCK USD.01	UNITED STATES	59,425	2,257,556
ZEP INC	COMMON STOCK USD.01	UNITED STATES	26,401	524,852
ZIOPHARM ONCOLOGY INC	COMMON STOCK USD.001	UNITED STATES	36,700	171,022
ZIX CORP	COMMON STOCK USD.01	UNITED STATES	77,500	330,925
ZOLL MEDICAL CORP	COMMON STOCK USD.01	UNITED STATES	25,053	932,723
ZOLTEK COMPANIES INC	COMMON STOCK USD.01	UNITED STATES	25,096	289,859
ZORAN CORP	COMMON STOCK USD.001	UNITED STATES	54,819	482,407
ZUMIEZ INC	COMMON STOCK NPV	UNITED STATES	19,162	514,883
ZYGO CORP	COMMON STOCK USD.1	UNITED STATES	17,200	210,356
UTI WORLDWIDE INC	COMMON STOCK NPV	VIRGIN ISLANDS, BRITISH	93,700	1,986,440

	Total : EXHIBIT B - Small/Mid-Cap Stock Index Fund			$ 2,894,354,889

n / a  - Cost is not applicable

EXHIBIT C - Inflation Protected Bond Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares

	SSGA	G STIFF ERISA QUALIFIED12 31 20300.135018	548,324		$548,324
	TSY INFL IX N/B	02/40 FIXED 2.1252 15 20402.125	41,941,597		44,392,580
	TSY INFL IX N/B	04/14 FIXED 1.254 15 20141.25	43,630,148		45,883,252
	TSY INFL IX N/B	04/15 FIXED 0.54 15 20150.5	59,127,856		60,439,785
	TSY INFL IX N/B	07/19 FIXED 1.875 INFL7 15 20191.875	42,323,250		46,016,630
	UNITED STATES TREAS	01/18 FIXED 1.6251 15 20181.625	41,172,994		44,058,315
	UNITED STATES TREAS	04/13 FIXED 0.6254 15 20130.625	40,684,797		41,914,861
	UNITED STATES TREAS BDS	01/27 FIXED 2.375 INFL IDX1 15 20272.375	42,652,992		47,401,464
	UNITED STATES TREAS BDS	01/28 FIXED 1.751 15 20281.75	40,640,584		41,370,855
	UNITED STATES TREAS BDS	01/29 FIXED 2.5 INFL IDX1 15 20292.5	39,319,504		44,615,369
	UNITED STATES TREAS BDS	INFLATION INDEXED1 15 20262	52,692,858		55,949,119
	UNITED STATES TREAS BDS	INFLN INDEXED 25/01/15 2.3751 15 20252.375	77,852,104		86,634,756
	UNITED STATES TREAS BDS	INFLN INDEXED 28/04/15 3.6254 15 20283.625	53,113,630		68,562,208
	UNITED STATES TREAS BDS	INFLN INDEXED 29/04/15 3.8754 15 20293.875	60,411,648		81,022,411
	UNITED STATES TREAS BDS	INFLN INDEXED 32/04/15 3.3754 15 20323.375	16,411,972		21,211,193
	UNITED STATES TREAS NTS	04/12 FIXED 24 15 20122	42,464,138		44,006,775
	UNITED STATES TREAS NTS	07/16 FIXED 2.57 15 20162.5	51,342,185		57,623,594
	UNITED STATES TREAS NTS	07/18 FIXED 1.3757 15 20181.375	39,472,664		41,597,399
	UNITED STATES TREAS NTS	INFLATION INDEX BOND7 15 20142	61,423,106		66,389,717
	UNITED STATES TREAS NTS	INFLATION INDEXED1 15 20142	66,507,608		71,402,169
	UNITED STATES TREAS NTS	INFLATION INDEXED7 15 20131.875	66,123,458		70,509,295
	UNITED STATES TREAS NTS	INFLATIONARY INDX1 15 20151.625	59,948,666		63,924,941
	UNITED STATES TREAS NTS	INFLATIONARY INDX1 15 20162	51,227,331		55,781,748
	UNITED STATES TREAS NTS	INFLATIONARY INDX7 15 20151.875	53,183,174		57,612,322
	UNITED STATES TREAS NTS	INFLN INDEXED 12/01/15 3.3751 15 20123.375	18,980,189		19,841,719
	UNITED STATES TREAS NTS	TIPS 15JAN191 15 20192.125	38,922,234		43,069,866
	US TREASURY NTS	INFLATION IND1 15 20172.375	45,450,976		50,649,431
	US TREASURY NTS	INFLATIONARY INDX7 15 20123	70,682,680		75,078,294
	US TREASURY SECURITY	INFL7 15 20172.625	40,383,652		45,958,494
	WI INFL IDX N/B	01/20 FIXED 1.3751 15 20201.375	50,062,320		52,025,714
	WI TREASURY SEC	07/20 FIXED 1.257 15 20201.25	89,883,653		92,032,412

		Total : EXHIBIT C - Infaltion Protected Bond Fund			$1,637,525,011

n / a - Cost is not applicable

EXHIBIT D - Total Bond Market Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					( n / a )
				Shares

	BARRICK AUSTRALIA FINANC	10/39 FIXED 5.9510 15 20395.95	AUSTRALIA	1,055,000		$1,117,102
	RIO TINTO FIN USA LTD	NT7 15 20186.5	AUSTRALIA	1,205,000		1,404,843
	INGERSOLL RAND GLOBAL HLDG CO	GTD SR NT8 15 20136	BERMUDA	1,290,000		1,426,497
	HUSKY ENERGY INC	06/14 FIXED 5.96 15 20145.9	CANADA	1,700,000		1,868,285
	ROGERS CABLE INC	SR SECD 2ND PRIORITY NT3 15 20145.5	CANADA	850,000		928,310
	SUNCOR ENERGY INC	NT6 15 20386.5	CANADA	850,000		943,621
	PETROBRAS INTL FIN CO	1/20 FIXED 5.751 20 20205.75	CAYMAN ISLANDS	1,250,000		1,296,960
	VALE OVERSEAS LIMITED	GTD NT 36/11/21 6.87511 21 20366.875	CAYMAN ISLANDS	525,000		577,491
	FRANCE TELECOM	07/14 FIXED 4.3757 8 20144.375	FRANCE	1,505,000		1,608,050
	KREDITANSTALT FUR WIEDERAUFBAU	3 YR GLOBAL BD1 17 20122	GERMANY	4,250,000		4,311,906
	ANGLOGOLD HOLDINGS PLC	04/20 FIXED 5.3754 15 20205.375	ISLE OF MAN	1,040,000		1,081,600
	ARCELORMITTAL	8/20 FIXED 5.258 5 20205.25	LUXEMBOURG	1,050,000		1,038,054
	ARCELORMITTAL	NT6 1 20186.125	LUXEMBOURG	1,815,000		1,933,859
	EUROPEAN INVESTMENT BANK	NT3 14 20142.375	LUXEMBOURG	2,080,000		2,140,104
	TELECOM ITALIA CAPITAL	10/15 FIXED 5.2510 1 20155.25	LUXEMBOURG	700,000		716,701
	AMERICA MOVIL SAB DE CV	03/20 FIXED 53 30 20205	MEXICO	1,800,000		1,871,006
	DEUTSCHE TELEKOM INTL FIN B V	NT3 23 20165.75	NETHERLANDS	1,620,000		1,814,377
	SHELL INTERNATIONAL FIN	06/15 FIXED 3.16 28 20153.1	NETHERLANDS	1,370,000		1,406,920
	TELEFONICA EMISIONES SAU	04/13 FIXED 2.5824 26 20132.582	SPAIN	1,835,000		1,836,477
	CREDIT SUISSE NEW YORK	07/12 FIXED 3.457 2 20123.45	SWITZERLAND	4,000,000		4,147,340
	ASTRAZENECA PLC	09/12 FIXED 5.49 15 20125.4	UNITED KINGDOM	3,190,000		3,439,930
	BARCLAYS BANK PLC	05/19 FIXED 6.755 22 20196.75	UNITED KINGDOM	1,060,000		1,197,276
	BRITISH TELECOM PLC	12/30 VAR12 15 20309.875	UNITED KINGDOM	400,000		533,132
	DEUTSCHE BANK AG	TRANCHE TR 0018310 12 20125.375	UNITED KINGDOM	875,000		940,386
	HSBC HOLDINGS PLC	SUB NT9 15 20376.5	UNITED KINGDOM	850,000		890,154
	VODAFONE GROUP PLC	02/37 FIXED 6.152 27 20376.15	UNITED KINGDOM	1,000,000		1,070,500
	ALTRIA GROUP INC	NT11 10 20389.95	UNITED STATES	1,035,000		1,458,452
	AMERICAN EXPRESS CO	NT3 19 20187	UNITED STATES	1,925,000		2,242,188
	ANADARKO PETROLEUM CORP	03/40 FIXED 6.23 15 20406.2	UNITED STATES	245,000		239,165
	ANHEUSER BUSCH INBEV WOR	01/20 5.3751 15 20205.375	UNITED STATES	1,490,000		1,614,546
	AT+T INC	GLOBAL NT9 1 20376.5	UNITED STATES	2,405,000		2,593,677
	AVALONBAY COMMUNITIES	03/17 FIXED 5.73 15 20175.7	UNITED STATES	875,000		964,415
	BANC AMER COML MTG TR	2006 3 MTG PASSTHRU CTF CL A 47 10 20445.889	UNITED STATES	2,500,000		2,670,202
	BANC AMER COML MTG TR 2007 2	MTG PTHRU CTF CL A AB VAR RATE4 10 20495.638733	UNITED STATES	2,535,000		2,667,064
	BANK AMER FDG CORP	MED TERM NTS SER L5 1 20185.65	UNITED STATES	4,570,000		4,669,498
	BANK OF AMERICA CORP	08/16 FIXED 6.58 1 20166.5	UNITED STATES	2,995,000		3,249,854
	BECTON DICKINSON	11/20 FIXED 3.2511 12 20203.25	UNITED STATES	985,000		924,543
	BERKSHIRE HATHAWAY FIN	01/40 FIXED 5.751 15 20405.75	UNITED STATES	1,275,000		1,339,859
	BOSTON PROPERTIES LP	11/20 FIXED 5.62511 15 20205.625	UNITED STATES	1,400,000		1,489,916
	CALIFORNIA ST	CAS 04/39 FIXED 7.554 1 20397.55	UNITED STATES	860,000		894,925
	CAREFUSION CORP	08/12 FIXED 4.1258 1 20124.125	UNITED STATES	1,410,000		1,469,040
	CARRINGTON MTG LN TR	2006 NC2 AS BKD PASS CTF CL M26 25 20360.55063	UNITED STATES	1,015,000		135,550
	CATERPILLAR FINANCIAL SE	12/12 FIXED 1.912 17 20121.9	UNITED STATES	1,310,000		1,331,185
	CBS CORP	05/14 FIXED 8.25 15 20148.2	UNITED STATES	2,000,000		2,332,980
	CELGENE CORP	10/20 FIXED 3.9510 15 20203.95	UNITED STATES	795,000		755,834
	CISCO SYSTEMS INC	01/40 FIXED 5.51 15 20405.5	UNITED STATES	765,000		799,175
	CITIGROUP INC	07/39 FIXED 8.1257 15 20398.125	UNITED STATES	640,000		814,168
	CITIGROUP INC	GLOBAL SR NT5 29 20375.875	UNITED STATES	2,630,000		2,572,903
	CITIGROUP INC	SUB NT REGS9 15 20145	UNITED STATES	3,375,000		3,491,363
	CITIGROUP MTG LN TR	2005 2 MTG PASSTHRU CTF CL 1A45 25 20355.113049	UNITED STATES	0		0
	CITIGROUP MTG LN TR	2006 WFHE4 ASSET BKD CTF CL M411 25 20360.64063	UNITED STATES	4,168,000		64,466
	CLOROX CO	SR NT10 15 20125.45	UNITED STATES	1,000,000		1,072,510
	COCA COLA CO	11/20 FIXED 3.1511 15 20203.15	UNITED STATES	1,500,000		1,407,434
	COMCAST CORP NEW	NT11 15 20176.3	UNITED STATES	2,715,000		3,108,534
	COMCAST CORP NEW	NT11 15 20356.5	UNITED STATES	1,225,000		1,316,593
	CONTL AIRLINES 2007 1	10/23 FIXED 5.98310 19 20235.983	UNITED STATES	1,446,932		1,526,513
	CORN PRODUCTS INTL INC	11/20 FIXED 4.62511 1 20204.625	UNITED STATES	1,900,000		1,873,926
	COX COMMUNICATIONS INC	NT12 15 20145.45	UNITED STATES	1,995,000		2,196,248
	CRH AMER INC	GLOBAL DEP RCPTS 144A 15OCT1310 15 20135.3	UNITED STATES	1,470,000		1,577,444
	CVS CAREMARK CORP	SR NT6 1 20276.25	UNITED STATES	1,075,000		1,182,186
	CWABS ASSET BACKED CTFS TR	2006 BC5 ASST BKD CTF CL M21 25 20370.54063	UNITED STATES	1,235,000		91,417
	DAIMLERCHRYSLER NORTH AMER HLD	SR NT11 15 20136.5	UNITED STATES	1,000,000		1,132,069
	DELTA AIR LINES 2007 1 A	08/22 FIXED 6.8218 10 20226.821	UNITED STATES	1,462,605		1,550,361
	DEVON ENERGY CORP NEW	SR NT1 15 20145.625	UNITED STATES	1,000,000		1,105,212
	DIRECTV HOLDING FING	08/40 FIXED 68 15 20406	UNITED STATES	1,515,000		1,520,954
	DISCOVERY COMMUNICATIONS	06/20 FIXED 5.056 1 20205.05	UNITED STATES	1,350,000		1,427,576
	DOMINION RESOURCES INC	09/15 FIXED 2.259 1 20152.25	UNITED STATES	820,000		808,153
	DOW CHEMICAL CO/THE	05/19 FIXED 8.555 15 20198.55	UNITED STATES	1,450,000		1,817,210
	DUKE ENERGY CORP	09/14 FIXED 3.959 15 20143.95	UNITED STATES	1,205,000		1,262,739

DUKE REALTY LP	SR NT2 15 20175.95	UNITED STATES	720,000	749,863
EATON CORP	NT5 15 20134.9	UNITED STATES	585,000	631,031
EMBARQ CORP	NT6 1 20167.082	UNITED STATES	800,000	884,726
ENTRPRISE PRODUCTS OPER	10/39 FIXED 6.12510 15 20396.125	UNITED STATES	965,000	1,004,381
EUROPEAN INVESTMENT BANK	09/12 FIXED 1.759 14 20121.75	UNITED STATES	2,805,000	2,855,482
EXELON GENERATION CO LLC	10/19 FIXED 5.210 1 20195.2	UNITED STATES	2,000,000	2,092,294
EXPRESS SCRIPTS INC	06/12 FIXED 5.256 15 20125.25	UNITED STATES	2,150,000	2,269,228
FANNIE MAE	03/13 FIXED 1.83 15 20131.8	UNITED STATES	2,375,000	2,380,895
FANNIE MAE	06/17 FIXED 5.3756 12 20175.375	UNITED STATES	3,700,000	4,260,110
FANNIE MAE	07/14 FIXED 37 28 20143	UNITED STATES	2,200,000	2,230,263
FANNIE MAE	09/13 FIXED 19 23 20131	UNITED STATES	6,245,000	6,235,551
FANNIE MAE	10/15 FIXED 1.62510 26 20151.625	UNITED STATES	1,480,000	1,442,525
FANNIE MAE	12/12 FIXED 0.37512 28 20120.375	UNITED STATES	1,005,000	998,621
FANNIE MAE	8/24 FIXED 5.1258 19 20245.125	UNITED STATES	2,060,000	2,105,198
FED HM LN PC POOL A23137	6 1 20345	UNITED STATES	7,631,793	8,047,079
FED HM LN PC POOL A46053	7 1 20355	UNITED STATES	510,596	538,061
FED HM LN PC POOL A48972	5 1 20365.5	UNITED STATES	1,785,778	1,908,622
FED HM LN PC POOL A54174	11 1 20366	UNITED STATES	32,155	34,997
FED HM LN PC POOL A55275	12 1 20365.5	UNITED STATES	1,937,972	2,071,286
FED HM LN PC POOL A56733	1 1 20376	UNITED STATES	260,016	282,587
FED HM LN PC POOL A56988	2 1 20375.5	UNITED STATES	1,371,682	1,463,468
FED HM LN PC POOL A59973	5 1 20376	UNITED STATES	386,286	418,852
FED HM LN PC POOL A65895	9 1 20376	UNITED STATES	20,965	22,732
FED HM LN PC POOL A68939	11 1 20376	UNITED STATES	251,651	273,496
FED HM LN PC POOL A72232	2 1 20386	UNITED STATES	116,445	126,262
FED HM LN PC POOL A74128	2 1 20385.5	UNITED STATES	411,199	438,587
FED HM LN PC POOL A77976	6 1 20386	UNITED STATES	310,802	337,004
FED HM LN PC POOL A80388	12 1 20366	UNITED STATES	10,091	10,967
FED HM LN PC POOL A80948	8 1 20386	UNITED STATES	278,987	302,507
FED HM LN PC POOL A81327	8 1 20386	UNITED STATES	190,354	206,402
FED HM LN PC POOL A81426	9 1 20386	UNITED STATES	57,269	62,098
FED HM LN PC POOL A81569	8 1 20386	UNITED STATES	437,271	474,135
FED HM LN PC POOL A82379	10 1 20386	UNITED STATES	107,671	117,623
FED HM LN PC POOL A83066	11 1 20385.5	UNITED STATES	1,240,000	1,322,588
FED HM LN PC POOL A83435	12 1 20386	UNITED STATES	356,149	386,174
FED HM LN PC POOL A84660	2 1 20395.5	UNITED STATES	66,739	71,163
FED HM LN PC POOL A85013	1 1 20395.5	UNITED STATES	1,175,129	1,255,967
FED HM LN PC POOL A88026	8 1 20394.5	UNITED STATES	149,322	153,158
FED HM LN PC POOL A88235	8 1 20395.5	UNITED STATES	212,936	227,052
FED HM LN PC POOL A88305	9 1 20394.5	UNITED STATES	834,100	855,525
FED HM LN PC POOL A88343	9 1 20394.5	UNITED STATES	1,414,137	1,450,459
FED HM LN PC POOL A90575	1 1 20405.5	UNITED STATES	85,349	91,295
FED HM LN PC POOL A90974	2 1 20404.5	UNITED STATES	600,841	616,274
FED HM LN PC POOL A91538	3 1 20404.5	UNITED STATES	1,338,199	1,372,571
FED HM LN PC POOL A91703	4 1 20404.5	UNITED STATES	487,284	499,800
FED HM LN PC POOL A92473	6 1 20404.5	UNITED STATES	150,477	154,342
FED HM LN PC POOL A93010	7 1 20404.5	UNITED STATES	1,378,538	1,413,947
FED HM LN PC POOL A93520	8 1 20404.5	UNITED STATES	1,558,598	1,598,631
FED HM LN PC POOL A93547	8 1 20404.5	UNITED STATES	1,040,220	1,066,939
FED HM LN PC POOL B14973	6 1 20195	UNITED STATES	925,728	987,781
FED HM LN PC POOL B15314	7 1 20195	UNITED STATES	648,536	692,008
FED HM LN PC POOL C01846	6 1 20345	UNITED STATES	2,131,203	2,247,173
FED HM LN PC POOL C02551	6 1 20366	UNITED STATES	242,556	264,369
FED HM LN PC POOL E00756	11 1 20146.5	UNITED STATES	13,423	14,348
FED HM LN PC POOL E01279	1 1 20185.5	UNITED STATES	883,682	952,933
FED HM LN PC POOL E93129	4 1 20176.5	UNITED STATES	9,345	10,188
FED HM LN PC POOL E93873	1 1 20185.5	UNITED STATES	324,164	348,021
FED HM LN PC POOL E94294	2 1 20185.5	UNITED STATES	425,777	457,112
FED HM LN PC POOL G01781	G0 178112 1 20346.5	UNITED STATES	6,046,189	6,798,427
FED HM LN PC POOL G01842	6 1 20354.5	UNITED STATES	3,780,539	3,897,728
FED HM LN PC POOL G01883	8 1 20355	UNITED STATES	323,012	340,387
FED HM LN PC POOL G01974	12 1 20355	UNITED STATES	177,946	187,518
FED HM LN PC POOL G02391	11 1 20366	UNITED STATES	62,242	67,645
FED HM LN PC POOL G02469	12 1 20365.5	UNITED STATES	802,049	857,223
FED HM LN PC POOL G02478	12 1 20365.5	UNITED STATES	456,959	488,394
FED HM LN PC POOL G03267	9 1 20376	UNITED STATES	232,986	253,211
FED HM LN PC POOL G03428	11 1 20376	UNITED STATES	752,418	815,850
FED HM LN PC POOL G03776	1 1 20386	UNITED STATES	109,865	119,127
FED HM LN PC POOL G03781	1 1 20386	UNITED STATES	647,858	702,476
FED HM LN PC POOL G04316	5 1 20386	UNITED STATES	490,135	532,681
FED HM LN PC POOL G04891	1 1 20385.5	UNITED STATES	338,331	362,663
FED HM LN PC POOL G04916	G0 491612 1 20355	UNITED STATES	1,002,331	1,056,247
FED HM LN PC POOL G04920	11 1 20386	UNITED STATES	220,878	239,499
FED HM LN PC POOL G05082	3 1 20385	UNITED STATES	1,372,387	1,446,208
FED HM LN PC POOL G05432	4 1 20396	UNITED STATES	1,570,276	1,702,657
FED HM LN PC POOL G05922	7 1 20395.5	UNITED STATES	498,710	532,081
FED HM LN PC POOL G05958	8 1 20405	UNITED STATES	524,957	550,898
FED HM LN PC POOL G06020	12 1 20395.5	UNITED STATES	1,000,001	1,066,916
FED HM LN PC POOL G08160	11 1 20365.5	UNITED STATES	5,376,750	5,746,618
FED HM LN PC POOL G08210	7 1 20376	UNITED STATES	1,389,714	1,506,873
FED HM LN PC POOL G08271	5 1 20386	UNITED STATES	263,405	285,612
FED HM LN PC POOL G08273	6 1 20385.5	UNITED STATES	265,000	282,650

FED HM LN PC POOL G11552	2 1 20195.5	UNITED STATES	482,003	519,885
FED HM LN PC POOL G18188	4 1 20224.5	UNITED STATES	269,911	282,900
FED HM LN PC POOL J05098	6 1 20224.5	UNITED STATES	1,065,796	1,116,421
FEDERAL HOME LN BK	07/36 FIXED 5.57 15 20365.5	UNITED STATES	100,000	110,153
FEDERAL HOME LN BKS	CONS BD5 15 20195.375	UNITED STATES	260,000	296,334
FEDERAL HOME LN BKS	PREASSIGN 002226 11 20215.625	UNITED STATES	200,000	228,684
FEDERAL HOME LN BKS	TRANCHE TR 000178 15 20195.125	UNITED STATES	365,000	410,196
FEDERAL HOME LN MTG CORP	03/21 FIXED 5.43 17 20215.4	UNITED STATES	50,000	54,970
FEDERAL HOME LN MTG CORP	03/31 FIXED 6.753 15 20316.75	UNITED STATES	925,000	1,184,417
FEDERAL HOME LN MTG CORP	11/35 FIXED 5.62511 23 20355.625	UNITED STATES	75,000	77,047
FEDERAL HOME LN MTG CORP	INT PMT ON DEB 20317 15 20326.25	UNITED STATES	95,000	116,047
FEDERAL HOME LN MTG CORP	TRANCHE TR 0023310 4 20165.55	UNITED STATES	2,863,000	2,966,520
FEDERAL HOME LN MTG CORP	TRANCHE TR 0066211 13 20145	UNITED STATES	100,000	112,099
FEDERAL HOME LN MTG CORP	TRANCHE TR 007971 26 20155.05	UNITED STATES	160,000	179,531
FEDERAL HOME LOAN BANK	12/13 FIXED .87512 27 20130.875	UNITED STATES	1,340,000	1,328,248
FEDERAL NATL MTG ASSN	01/30 FIXED 7.1251 15 20307.125	UNITED STATES	525,000	695,091
FEDERAL NATL MTG ASSN	03/14 FIXED 2.753 13 20142.75	UNITED STATES	6,690,000	6,992,475
FEDERAL NATL MTG ASSN	05/30 FIXED 7.255 15 20307.25	UNITED STATES	925,000	1,245,586
FEDERAL NATL MTG ASSN	3AP DEB ZERO CPN 09OCT1910 9 20190	UNITED STATES	250,000	157,856
FEDERAL NATL MTG ASSN	PREASSIGN 005273 15 20165	UNITED STATES	330,000	372,811
FEDERAL NATL MTG ASSN	PREASSIGN 006279 15 20165.25	UNITED STATES	4,025,000	4,607,860
FEDEX CORP	NT1 15 20147.375	UNITED STATES	770,000	883,026
FHLMC TBA JAN 30 GOLD SINGLE	12 1 20995	UNITED STATES	6,130,000	6,428,838
FHLMC TBA JAN 30 GOLD SINGLE	12 1 20996	UNITED STATES	1,610,000	1,743,831
FHLMC TBA JAN 30 GOLD SINGLE	12 31 20994.5	UNITED STATES	8,440,000	8,648,367
FHLMC GOLD TBA 30 YR	12 1 20994	UNITED STATES	8,275,000	8,214,228
FIRST FRANKLIN MTG LN TR	2006 FF16 MTG PASS CTF CL M212 25 20360.54063	UNITED STATES	343,584	125
FIRST FRANKLIN MTG LN TR	2007 FF1 ASSET BKD CTF CL M11 25 20380.49063	UNITED STATES	1,758,049	3,532
FIRSTENERGY SOLUTIONS CO	08/39 FIXED 6.88 15 20396.8	UNITED STATES	810,000	785,054
FNMA TBA JAN 15 SINGLE FAM	12 1 20994.5	UNITED STATES	230,000	241,105
FNMA TBA JAN 15 SINGLE FAM	12 1 20995.5	UNITED STATES	10,285,000	11,056,375
FNMA TBA JAN 30 SINGLE FAM	12 1 20994.5	UNITED STATES	15,095,000	15,493,599
FNMA TBA JAN 30 SINGLE FAM	12 1 20995	UNITED STATES	11,220,000	11,795,025
FNMA TBA JAN 30 SINGLE FAM	12 1 20995.5	UNITED STATES	3,085,000	3,300,469
FNMA TBA JAN 30 SINGLE FAM	12 1 20996.5	UNITED STATES	2,815,000	3,128,169
FNMA POOL 254235	3 1 20176	UNITED STATES	74,813	81,605
FNMA POOL 254845	7 1 20134	UNITED STATES	12,094	12,431
FNMA POOL 256476	11 1 20366	UNITED STATES	23,927	26,082
FNMA POOL 256805	7 1 20225.5	UNITED STATES	9,158	9,853
FNMA POOL 257233	6 1 20234.5	UNITED STATES	140,605	147,636
FNMA POOL 257262	7 1 20385.5	UNITED STATES	285,000	305,108
FNMA POOL 636649	4 1 20176	UNITED STATES	77,426	84,454
FNMA POOL 671146	2 1 20185	UNITED STATES	9,597	10,264
FNMA POOL 673111	12 1 20175	UNITED STATES	4,857	5,194
FNMA POOL 697601	4 1 20184.5	UNITED STATES	2,353,834	2,493,592
FNMA POOL 710703	5 1 20184.5	UNITED STATES	326,523	345,910
FNMA POOL 720311	6 1 20184.5	UNITED STATES	285,866	302,906
FNMA POOL 725250	3 1 20345	UNITED STATES	2,521,608	2,666,982
FNMA POOL 725422	4 1 20345	UNITED STATES	5,082,860	5,375,893
FNMA POOL 735591	7355916 1 20355	UNITED STATES	1,056,417	1,116,000
FNMA POOL 735676	7 1 20355	UNITED STATES	396,800	419,180
FNMA POOL 738287	2 1 20196	UNITED STATES	372,084	405,862
FNMA POOL 745275	2 1 20365	UNITED STATES	1,108,704	1,170,543
FNMA POOL 745511	4 1 20365	UNITED STATES	1,030,532	1,084,791
FNMA POOL 745580	6 1 20365	UNITED STATES	1,358,460	1,434,229
FNMA POOL 745873	10 1 20365.5	UNITED STATES	2,307,063	2,473,801
FNMA POOL 745932	11 1 20366.5	UNITED STATES	444,645	495,797
FNMA POOL 747428	10 1 20335.5	UNITED STATES	1,799,422	1,939,593
FNMA POOL 748841	6 1 20225	UNITED STATES	211,961	224,998
FNMA POOL 749079	12 1 20335.5	UNITED STATES	2,346,044	2,528,797
FNMA POOL 755872	12 1 20335.5	UNITED STATES	5,043,605	5,436,492
FNMA POOL 763978	12 1 20335.5	UNITED STATES	562,201	605,996
FNMA POOL 797554	5 1 20204	UNITED STATES	378,819	393,084
FNMA POOL 813870	6 1 20204	UNITED STATES	475,046	492,935
FNMA POOL 826585	8 1 20355	UNITED STATES	408,184	430,951
FNMA POOL 829187	7 1 20355	UNITED STATES	908,454	959,124
FNMA POOL 833729	7 1 20204	UNITED STATES	96,212	99,835
FNMA POOL 839596	9 1 20355	UNITED STATES	1,106,034	1,167,724
FNMA POOL 841471	10 1 20355	UNITED STATES	1,348,970	1,424,210
FNMA POOL 847817	11 1 20356	UNITED STATES	1,717,979	1,874,814
FNMA POOL 868934	5 1 20365	UNITED STATES	1,231,256	1,296,083
FNMA POOL 872188	9 1 20366	UNITED STATES	255,360	278,353
FNMA POOL 878340	4 1 20376	UNITED STATES	9,925	10,800
FNMA POOL 879131	6 1 20215	UNITED STATES	7,763	8,267
FNMA POOL 880466	4 1 20216	UNITED STATES	205,818	224,567
FNMA POOL 880622	4 1 20365.5	UNITED STATES	1,395,887	1,496,773
FNMA POOL 886958	6 1 20366	UNITED STATES	1,944,822	2,119,934
FNMA POOL 888120	10 1 20355	UNITED STATES	3,552,355	3,750,492
FNMA POOL 888219	3 1 20375.5	UNITED STATES	2,139,676	2,294,318
FNMA POOL 888221	3 1 20375.5	UNITED STATES	2,580,502	2,767,003
FNMA POOL 888743	1 1 20366	UNITED STATES	5,386,771	5,878,531
FNMA POOL 888992	11 1 20376.5	UNITED STATES	123,006	136,810

FNMA POOL 889579	5 1 20386	UNITED STATES	702,253	764,167
FNMA POOL 889749	6 1 20385.5	UNITED STATES	1,836,033	1,968,730
FNMA POOL 889762	9 1 20375	UNITED STATES	480,875	506,194
FNMA POOL 889970	12 1 20365	UNITED STATES	1,484,871	1,567,691
FNMA POOL 890154	3 1 20385	UNITED STATES	361,337	381,717
FNMA POOL 892537	9 1 20366.5	UNITED STATES	15,256	17,011
FNMA POOL 893511	9 1 20366	UNITED STATES	406,126	442,693
FNMA POOL 897909	1 1 20376	UNITED STATES	535,566	584,123
FNMA POOL 899588	6 1 20375.5	UNITED STATES	791,731	847,715
FNMA POOL 899671	8 1 20376.5	UNITED STATES	376,910	419,210
FNMA POOL 903677	10 1 20366.5	UNITED STATES	13,461	15,009
FNMA POOL 920079	12 1 20366	UNITED STATES	123,702	134,841
FNMA POOL 925224	9 1 20376.5	UNITED STATES	11,027	12,265
FNMA POOL 928108	2 1 20226	UNITED STATES	221,945	241,746
FNMA POOL 928932	11 1 20376.5	UNITED STATES	144,327	160,524
FNMA POOL 929207	3 1 20386.5	UNITED STATES	466,389	518,730
FNMA POOL 930539	2 1 20396	UNITED STATES	346,986	378,446
FNMA POOL 930627	2 1 20244	UNITED STATES	651,531	671,994
FNMA POOL 931410	6 1 20244	UNITED STATES	360,748	372,078
FNMA POOL 931507	7 1 20394.5	UNITED STATES	2,831,608	2,912,746
FNMA POOL 932561	2 1 20254.5	UNITED STATES	559,348	586,617
FNMA POOL 933008	9 1 20376	UNITED STATES	688,992	749,737
FNMA POOL 933990	8 1 20235	UNITED STATES	75,876	80,536
FNMA POOL 934084	6 1 20386.5	UNITED STATES	147,480	164,000
FNMA POOL 934362	8 1 20386	UNITED STATES	832,265	910,324
FNMA POOL 937087	5 1 20375	UNITED STATES	431,181	453,748
FNMA POOL 939697	7 1 20376	UNITED STATES	29,112	31,679
FNMA POOL 941045	7 1 20225	UNITED STATES	207,553	220,319
FNMA POOL 941817	2 1 20234.5	UNITED STATES	341,993	359,520
FNMA POOL 942987	9 1 20376	UNITED STATES	658,646	716,716
FNMA POOL 944748	7 1 20376.5	UNITED STATES	755,572	840,368
FNMA POOL 946970	10 1 20376	UNITED STATES	213,416	232,231
FNMA POOL 947732	10 1 20225	UNITED STATES	120,075	127,461
FNMA POOL 949298	10 1 20376.5	UNITED STATES	386,494	429,869
FNMA POOL 949562	10 1 20225.5	UNITED STATES	478,477	514,785
FNMA POOL 950175	9 1 20376	UNITED STATES	735,846	800,722
FNMA POOL 952459	9 1 20376	UNITED STATES	27,290	29,696
FNMA POOL 953613	3 1 20385.5	UNITED STATES	2,200,001	2,355,221
FNMA POOL 955802	10 1 20376	UNITED STATES	9,155	9,962
FNMA POOL 956078	12 1 20376.5	UNITED STATES	8,149	9,063
FNMA POOL 962435	4 1 20234	UNITED STATES	652,420	673,725
FNMA POOL 963282	5 1 20235	UNITED STATES	166,034	176,230
FNMA POOL 963812	6 1 20386.5	UNITED STATES	357,031	397,024
FNMA POOL 966102	11 1 20376.5	UNITED STATES	14,157	15,745
FNMA POOL 968158	1 1 20386.5	UNITED STATES	13,102	14,573
FNMA POOL 969436	1 1 20235	UNITED STATES	132,787	141,937
FNMA POOL 969809	2 1 20234.5	UNITED STATES	132,801	139,441
FNMA POOL 972541	2 1 20386	UNITED STATES	451,003	490,625
FNMA POOL 973571	3 1 20235	UNITED STATES	839,733	891,298
FNMA POOL 974620	5 1 20235	UNITED STATES	90,464	96,028
FNMA POOL 974678	4 1 20234.5	UNITED STATES	10,994	11,544
FNMA POOL 976452	4 1 20234.5	UNITED STATES	353,076	371,171
FNMA POOL 979919	5 1 20386	UNITED STATES	53,251	58,246
FNMA POOL 981274	4 1 20235	UNITED STATES	238,455	253,097
FNMA POOL 981359	4 1 20234.5	UNITED STATES	94,819	99,560
FNMA POOL 981571	6 1 20235	UNITED STATES	970,404	1,029,993
FNMA POOL 983326	7 1 20235	UNITED STATES	355,236	377,050
FNMA POOL 983629	5 1 20234.5	UNITED STATES	179,764	188,752
FNMA POOL 984849	7 1 20386.5	UNITED STATES	279,082	310,343
FNMA POOL 990970	9 1 20235	UNITED STATES	275,524	292,443
FNMA POOL 991066	11 1 20235	UNITED STATES	88,298	93,720
FNMA POOL 991073	12 1 20235	UNITED STATES	825,362	876,044
FNMA POOL 994105	11 1 20386.5	UNITED STATES	120,309	133,785
FNMA POOL 994207	12 1 20386	UNITED STATES	271,835	295,717
FNMA POOL 994810	11 1 20235	UNITED STATES	263,600	279,787
FNMA POOL 994933	9 1 20235	UNITED STATES	39,638	42,076
FNMA POOL 995266	12 1 20235	UNITED STATES	72,613	77,072
FNMA POOL 995526	1 1 20195	UNITED STATES	345,000	366,186
FNMA POOL 995692	5 1 20244.5	UNITED STATES	179,037	187,988
FNMA POOL AA1657	2 1 20244	UNITED STATES	24,580	25,352
FNMA POOL AA4524	3 1 20244.5	UNITED STATES	505,000	529,619
FNMA POOL AA6378	6 1 20244.5	UNITED STATES	802,597	841,724
FNMA POOL AA6832	5 1 20244	UNITED STATES	684,503	706,000
FNMA POOL AA6931	8 1 20244	UNITED STATES	333,301	343,769
FNMA POOL AA8487	7 1 20394.5	UNITED STATES	4,379,586	4,500,289
FNMA POOL AA8868	4 1 20245	UNITED STATES	123,547	131,134
FNMA POOL AA9443	7 1 20244.5	UNITED STATES	216,428	226,979
FNMA POOL AA9845	8 1 20394.5	UNITED STATES	2,492,161	2,560,846
FNMA POOL AC0380	7 1 20394.5	UNITED STATES	1,024,647	1,052,887
FNMA POOL AC1250	8 1 20244.5	UNITED STATES	80,413	84,333
FNMA POOL AC2489	7 1 20244.5	UNITED STATES	834,739	875,432
FNMA POOL AC3434	11 1 20244	UNITED STATES	433,249	446,856

	FNMA POOL AC5481	11 1 20244.5	UNITED STATES	337,838	354,307
	FNMA POOL AC5695	12 1 20394.5	UNITED STATES	2,588,452	2,659,791
	FNMA POOL AC6795	12 1 20394.5	UNITED STATES	583,301	599,377
	FNMA POOL AC6897	12 1 20244.5	UNITED STATES	956,473	1,003,101
	FNMA POOL AC8712	12 1 20244.5	UNITED STATES	436,553	457,835
	FNMA POOL AD1593	2 1 20404.5	UNITED STATES	1,865,524	1,916,647
	FNMA POOL AD1753	1 1 20254	UNITED STATES	253,026	260,973
	FNMA POOL AD2381	3 1 20404.5	UNITED STATES	1,015,042	1,042,859
	FNMA POOL AD3808	4 1 20404.5	UNITED STATES	962,752	989,135
	FNMA POOL AD3859	3 1 20254	UNITED STATES	119,872	123,918
	FNMA POOL AD6388	5 1 20254	UNITED STATES	1,160,230	1,199,387
	FNMA POOL AD8266	9 1 20254.5	UNITED STATES	176,849	185,802
	FNMA POOL AD8950	7 1 20405	UNITED STATES	841,278	885,047
	FNMA POOL AD9194	8 1 20405	UNITED STATES	590,977	621,723
	FNMA POOL AE1475	8 1 20254	UNITED STATES	433,967	448,613
	FNMA POOL AE1856	8 1 20404.5	UNITED STATES	817,880	840,294
	FNMA POOL AE2546	9 1 20404.5	UNITED STATES	2,418,704	2,484,986
	FNMA POOL AE4778	9 1 20404.5	UNITED STATES	353,593	363,283
	FNMA POOL AE5546	9 1 20254	UNITED STATES	1,085,918	1,122,568
	FNMA POOL MA0537	10 1 20404.5	UNITED STATES	2,471,704	2,539,439
	FNMA TBA 15 YR	12 1 20993.5	UNITED STATES	3,740,000	3,765,713
	FNMA TBA JAN 30 SINGLE FAM	12 1 20996	UNITED STATES	2,815,000	3,059,553
	FNMA TBA SINGLE FAMILY JAN 15	12 1 20994	UNITED STATES	5,180,000	5,334,592
	FNMA TBA SINGLE FAMILY MORTGAG	12 1 20994	UNITED STATES	14,895,000	14,815,878
	FPL GROUP CAPITAL INC	11/13 FIXED 2.5511 15 20132.55	UNITED STATES	1,525,000	1,559,099
	FREDDIE MAC	03/19 FIXED 3.753 27 20193.75	UNITED STATES	1,590,000	1,645,919
	FREDDIE MAC	04/13 FIXED 1.6254 15 20131.625	UNITED STATES	7,470,000	7,600,942
	FREDDIE MAC	07/13 FIXED 1.47 26 20131.4	UNITED STATES	4,515,000	4,517,041
	FREDDIE MAC	12/12 FIXED 0.62512 28 20120.625	UNITED STATES	11,785,000	11,763,540
	GENERAL ELEC CAP CORP	TR 005283 15 20326.75	UNITED STATES	2,985,000	3,379,372
	GENERAL ELEC CAP CORP	TRANCHE TR 0080210 19 20125.25	UNITED STATES	2,975,000	3,179,629
	GNMA I TBA JAN 30 SINGLE FAM	12 1 20995.5	UNITED STATES	2,275,000	2,458,422
	GNMA II POOL 782909	9 20 20395.5	UNITED STATES	2,160,758	2,316,380
	GNMA II POOL 782913	11 20 20395.5	UNITED STATES	1,907,892	2,045,316
	GNMA II TBA JAN 30 JUMBOS	12 1 20994.5	UNITED STATES	9,725,000	10,095,766
	GNMA POOL 475810	8 15 20286.5	UNITED STATES	38,258	43,436
	GNMA POOL 562466	8 15 20346	UNITED STATES	3,129,424	3,478,693
	GNMA POOL 592872	3 15 20365.5	UNITED STATES	293,512	321,517
	GNMA POOL 592890	6 15 20365.5	UNITED STATES	344,067	376,896
	GNMA POOL 615278	7 15 20335	UNITED STATES	3,463,589	3,696,648
	GNMA POOL 617347	1 15 20375.5	UNITED STATES	142,637	154,337
	GNMA POOL 618700	9 15 20366.5	UNITED STATES	7,162	8,093
	GNMA POOL 645990	10 15 20366.5	UNITED STATES	244,595	276,398
	GNMA POOL 646541	8 15 20366.5	UNITED STATES	30,015	33,938
	GNMA POOL 647583	7 15 20365.5	UNITED STATES	207,203	226,973
	GNMA POOL 647604	9 15 20365.5	UNITED STATES	452,742	495,939
	GNMA POOL 657269	11 15 20365.5	UNITED STATES	207,335	224,536
	GNMA POOL 657982	10 15 20366.5	UNITED STATES	8,181	9,245
	GNMA POOL 658028	7 15 20365.5	UNITED STATES	119,498	129,412
	GNMA POOL 663775	1 15 20375.5	UNITED STATES	597,235	646,224
	GNMA POOL 666011	2 15 20386	UNITED STATES	784,521	863,744
	GNMA POOL 667843	5 15 20376.5	UNITED STATES	98,582	111,800
	GNMA POOL 667854	5 15 20376.5	UNITED STATES	7,350	8,321
	GNMA POOL 698343	5 15 20395	UNITED STATES	227,404	241,924
	GNMA POOL 745142	6 15 20405	UNITED STATES	578,834	615,793
	GNMA POOL 782949	5 15 20405	UNITED STATES	2,986,924	3,177,642
	GOLDMAN SACHS GROUP INC	04/18 FIXED 6.154 1 20186.15	UNITED STATES	2,635,000	2,901,644
	GOLDMAN SACHS GROUP INC	SR NT7 15 20134.75	UNITED STATES	3,150,000	3,355,613
	GOLDMAN SACHS GROUP INC	SUB NT10 1 20376.75	UNITED STATES	1,000,000	1,022,396
	GOLDMAN SACHS GROUP INC FDIC	FDIC GTD TLGP 06/20126 15 20123.25	UNITED STATES	3,050,000	3,166,190
	GOVERNMENT NATL MORTG ASSN	12 1 20994	UNITED STATES	4,645,000	4,676,210
	GS MTG SECS TR	2006 GG8 MTG PASSHRU CTF CLA411 10 20395.56	UNITED STATES	1,400,000	1,485,022
	GS MTG SECS TR 2007 GG10	MTG PASS THRU CTF CL A 48 10 20455.807028	UNITED STATES	2,000,000	2,090,824
	GSAMP TR	2006 HE8 MTG PASSTHR CTF CL M21 25 20370.55063	UNITED STATES	2,615,000	11,158
	GSAMP TR	2007 NC1 MTG PASS CTF CL M212 25 20460.53063	UNITED STATES	403,870	188
	HARTFORD FINL SVCS GROUP INC	SR NT3 15 20175.375	UNITED STATES	1,100,000	1,119,558
	HEWLETT PACKARD CO	GLOBAL NT FLTG RATE3 1 20134.5	UNITED STATES	855,000	915,158
	HOME DEPOT INC	SR NT12 16 20365.875	UNITED STATES	800,000	832,119
	HSBC FINANCE CORPORATION	01/21 FIXED 6.6761 15 20216.676	UNITED STATES	1,366,000	1,380,044
	ILLINOIS ST	ILS 01/15 FIXED 4.4211 1 20154.421	UNITED STATES	1,030,000	1,039,054
	J P MORGAN CHASE COML MTG SECS	2003 CIBC7 COML MTG CTF A 41 12 20384.879	UNITED STATES	1,000,000	1,059,464
	J P MORGAN CHASE COML MTG SECS	2007 CIBC18 MTG PASS CTF CL A46 12 20475.44	UNITED STATES	3,000,000	3,143,790
	J P MORGAN CHASE COML MTG SECS	MTG PASSTHRU CTF CL A 32 15 20515.79	UNITED STATES	5,200,000	5,416,835
	J P MORGAN MTG ACQUISITION TR	2006 NC2 BKD PASS CTF CL M 27 25 20360.56063	UNITED STATES	2,845,000	275,968
*	JP MORGAN CHASE CAN CO	NT10 1 20125.375	UNITED STATES	1,315,000	1,411,011
	JP MORGAN CHASE COML	2007 CB20 MTG PASSTH CTF CLASB2 12 20515.688	UNITED STATES	1,525,000	1,621,094
*	JPMORGAN CHASE + CO	10/40 FIXED 5.510 15 20405.5	UNITED STATES	1,465,000	1,497,435
	KENTUCKY UTILS CO	11/40 FIXED 5.12511 1 20405.125	UNITED STATES	1,370,000	1,344,029
	KINDER MORGAN ENERGY PARTNERS	SR NT1 15 20386.95	UNITED STATES	800,000	869,280
	KRAFT FOODS INC	02/18 FIXED 6.1252 1 20186.125	UNITED STATES	1,290,000	1,473,561
	KRAFT FOODS INC	02/40 FIXED 6.52 9 20406.5	UNITED STATES	2,105,000	2,358,924
	KROGER CO	NT2 1 20135.5	UNITED STATES	1,000,000	1,081,692

	L 3 COMMUNICATIONS CORP	07/20 FIXED 4.757 15 20204.75	UNITED STATES	1,585,000	1,557,232
	LB UBS COML MTG TR	2006 C7 COML PASSTH CTF CL A 211 15 20385.3	UNITED STATES	2,000,000	2,041,013
	LINCOLN NATIONAL CORP	06/15 FIXED 4.36 15 20154.3	UNITED STATES	1,110,000	1,143,450
	LORILLARD TOBACCO CO	06/19 FIXED 8.1256 23 20198.125	UNITED STATES	1,360,000	1,513,313
	LOWES COMPANIES INC	04/21 FIXED 3.754 15 20213.75	UNITED STATES	1,000,000	966,810
	MASTR ASSET BACKED SECS	MTG PASSTHRU CL M 2 2006 NC310 25 20360.53063	UNITED STATES	241,056	88
	MEDCO HEALTH SOLUTIONS I	09/15 FIXED 2.759 15 20152.75	UNITED STATES	2,400,000	2,381,129
	MERRILL LYNCH + CO	SUB NT9 15 20266.22	UNITED STATES	285,000	270,436
	METLIFE INC	6/16 FIXED 6.756 1 20166.75	UNITED STATES	1,480,000	1,716,745
	MORGAN STANLEY	NT10 15 20155.375	UNITED STATES	1,600,000	1,680,590
	MORGAN STANLEY ABS CAP I INC	2006 NC5 MTG PASS CTF CL M 210 25 20360.57063	UNITED STATES	5,735,000	76,138
	MORGAN STANLEY ABS CAP I INC	2007 NC1 MTG PASS CTF CL M111 25 20360.52063	UNITED STATES	2,095,000	16,856
	MORGAN STANLEY ABS CAP I INC	SER 2007 HE1 MTG CTF CL M 211 25 20360.54063	UNITED STATES	1,935,000	11,051
	MORGAN STANLEY CAP I TR	2006 HQ10 MTG PASS CT CL A411 12 20415.328	UNITED STATES	5,000,000	5,294,580
	MORGAN STANLEY GROUP INC	GLOBAL MEDIUM TERM NT SER F4 1 20186.625	UNITED STATES	3,610,000	3,916,016
	MORGAN STANLEY HOME EQUITY LN	2006 3 MTG PASSTHRU CL M24 25 20360.57063	UNITED STATES	281,724	176
	NBC UNIVERSAL	4/15 FIXED 3.654 30 20153.65	UNITED STATES	2,300,000	2,359,099
	NEW CENTY HOME EQUITY LN TR	2006 1 MTG PASTHRU CL M15 25 20360.60063	UNITED STATES	2,695,000	72,070
	NEWS AMER INC	GTD SR NT3 1 20376.15	UNITED STATES	1,250,000	1,303,229
	NORDSTROM INC	5/20 FIXED 4.755 1 20204.75	UNITED STATES	935,000	949,018
	ONCOR ELECTRIC DELIVERY	09/13 FIXED 5.959 1 20135.95	UNITED STATES	880,000	974,382
	PACIFIC GAS + ELECTRIC	10/20 FIXED 3.510 1 20203.5	UNITED STATES	1,060,000	1,009,061
	PEPSICO INC	11/40 FIXED 4.87511 1 20404.875	UNITED STATES	1,315,000	1,276,001
	PHILIP MORRIS INTL INC	4.875PCT 16MAY135 16 20134.875	UNITED STATES	1,265,000	1,369,428
	PNC FUNDING CORP	02/15 FIXED 3.6252 8 20153.625	UNITED STATES	1,730,000	1,788,740
	PPL ENERGY SUPPLY LLC	SR NT7 15 20136.3	UNITED STATES	590,000	649,999
*	PRUDENTIAL FINANCIAL INC	01/15 FIXED 3.8751 14 20153.875	UNITED STATES	910,000	938,827
*	PRUDENTIAL FINANCIAL INC	11/40 FIXED 6.211 15 20406.2	UNITED STATES	1,000,000	1,057,851
	PUBLIC SVC CO COLO	11/20 FIXED 3.211 15 20203.2	UNITED STATES	2,325,000	2,192,203
	RAYTHEON CORP	10/20 FIXED 3.12510 15 20203.125	UNITED STATES	2,020,000	1,862,620
	REPUBLIC SVCS INC	11/21 FIXED 5.2511 15 20215.25	UNITED STATES	1,750,000	1,844,294
	SAFEWAY INC	08/20 FIXED 3.958 15 20203.95	UNITED STATES	1,490,000	1,410,956
	SAFEWAY INC	NT3 15 20146.25	UNITED STATES	1,080,000	1,199,800
	SBC COMMUNICATIONS INC	GLOBAL NT6 15 20165.625	UNITED STATES	605,000	678,371
	SIMON PPTY GROUP L P	NT12 1 20165.25	UNITED STATES	1,500,000	1,618,220
	SOUNDVIEW HOME LN TR	2006 EQ2ASSET BACKED CTF CLM21 25 20370.53063	UNITED STATES	1,720,000	37,266
	SOUTHERN CA GAS CO	11/40 FIXED 5.12511 15 20405.125	UNITED STATES	900,000	889,628
	SOUTHERN CO	09/15 FIXED 2.3759 15 20152.375	UNITED STATES	3,460,000	3,406,007
	SOUTHERN PERU COPPER COR	04/20 FIXED 5.3754 16 20205.375	UNITED STATES	900,000	909,884
	SOUTHERN PWR CO	SR NT7 15 20154.875	UNITED STATES	2,000,000	2,163,720
	SOUTHWEST AIRLS	2007 1 PASS THRU TR CL A2 1 20246.15	UNITED STATES	0	0
	SSGA	G STIFF ERISA QUALIFIED12 31 20300.138522	UNITED STATES	54,908,886	54,908,886
	TENNESSEE VALLEY AUTHORITY	GLOBAL PWR BD 2005 SER A6 15 20354.65	UNITED STATES	65,000	63,358
	TENNESSEE VALLEY AUTHORITY	GLOBAL PWR BD 2005 SER B6 15 20154.375	UNITED STATES	100,000	109,778
	TENNESSEE VALLEY AUTHORITY	GLOBAL PWR BD 2006 SER A4 1 20565.375	UNITED STATES	50,000	53,752
	TENNESSEE VALLEY AUTHORITY	PWR BD 95 SER E11 1 20256.75	UNITED STATES	150,000	190,286
	THERMO FISHER SCIENTIFIC	12/12 FIXED 2.1512 28 20122.15	UNITED STATES	1,455,000	1,480,020
	TIME WARNER INC	03/20 FIXED 4.8753 15 20204.875	UNITED STATES	985,000	1,025,832
	TIME WARNER CABLE INC	NT5 1 20175.85	UNITED STATES	2,205,000	2,460,335
	TIME WARNER CABLE INC	NT5 1 20376.55	UNITED STATES	1,270,000	1,359,783
	TRANSCANADA PIPELINES LTD	SR NT1 15 20397.625	CANADA	1,000,000	1,293,069
	TRAVERLERS COS INC	11/20 FIXED 3.911 1 20203.9	UNITED STATES	1,625,000	1,578,585
	TYCO INTERNATIONAL FINAN	10/15 FIXED 3.37510 15 20153.375	LUXEMBOURG	1,395,000	1,425,513
	UNITED MEXICAN STATES	TRANCHE TR 00101 16 20136.375	MEXICO	2,700,000	2,949,750
	UNITED PARCEL SERVICE	11/40 FIXED 4.87511 15 20404.875	UNITED STATES	1,515,000	1,467,429
	U S BANCORP	10/13 FIXED 1.12510 30 20131.125	UNITED STATES	1,550,000	1,515,809
	TREASURY BILL	05/11 ZCP5 19 20110.01	UNITED STATES	75,000,000	74,957,475
	UNITED STATES TREAS BDS	8 7/8 08/15/178 15 20178.875	UNITED STATES	985,000	1,368,226
	UNITED STATES TREAS BDS	6 02/15/262 15 20266	UNITED STATES	2,415,000	2,985,920
	UNITED STATES TREAS BDS	6 1/2 11/15/2611 15 20266.5	UNITED STATES	7,345,000	9,534,728
	UNITED STATES TREAS BDS	PW 22 15 20384.375	UNITED STATES	11,690,000	11,814,206
	UNITED STATES TREAS BDS	2 15 20393.5	UNITED STATES	17,575,000	15,144,711
	US TREASURY N/B	05/39 4.25 FIXED5 15 20394.25	UNITED STATES	2,880,000	2,837,249
	UNITED STATES TREAS NTS	4 02/15/142 15 20144	UNITED STATES	4,535,000	4,940,316
	UNITED STATES TREAS NTS	02/15 FIXED 42 15 20154	UNITED STATES	4,480,000	4,908,051

TIME WARNER INC	NT11 15 20165.875	UNITED STATES	800,000	902,974
TIME WARNER INC NEW	NT11 15 20366.5	UNITED STATES	800,000	874,354
UNITED STATE TREAS NTS	02/16 FIXED 2.6252 29 20162.625	UNITED STATES	8,030,000	8,241,414
UNITED STATES TREAS NTS	02/18 FIXED 3.52 15 20183.5	UNITED STATES	11,430,000	12,023,823
UNITED STATES TREAS NTS	03/16 FIXED 2.3753 31 20162.375	UNITED STATES	29,050,000	29,417,657
UNITED STATES TREAS NTS	05/12 FIXED 4.755 31 20124.75	UNITED STATES	2,485,000	2,636,528
UNITED STATES TREAS NTS	1.1251 15 20121.125	UNITED STATES	10,630,000	10,715,125
UNITED STATES TREAS NTS	2.75PCT 15FEB192 15 20192.75	UNITED STATES	11,565,000	11,415,916
UNITED STATES TREAS NTS	4 30 20133.125	UNITED STATES	10,110,000	10,680,265
UNITED STATES TREAS NTS	8 15 20184	UNITED STATES	1,780,000	1,928,936
UNITES STATES TREAS NTS	11/18 FIXED 3.7511 15 20183.75	UNITED STATES	11,005,000	11,705,710
US DOLLAR	0	UNITED STATES	(126,408)	-126,408
US TREASURY N/B	9 15 20121.375	UNITED STATES	3,520,000	3,571,012
US TREASURY N/B	02/20 FIXED 3.6252 15 20203.625	UNITED STATES	3,905,000	4,052,656
US TREASURY N/B	04/17 FIXED 3.1254 30 20173.125	UNITED STATES	13,835,000	14,335,440
US TREASURY N/B	05/12 FIXED 1.3755 15 20121.375	UNITED STATES	15,470,000	15,675,457
US TREASURY N/B	07/13 FIXED 17 15 20131	UNITED STATES	2,010,000	2,019,889
US TREASURY N/B	08/14 FIXED 2.3758 31 20142.375	UNITED STATES	8,030,000	8,318,582
US TREASURY N/B	10/14 FIXED 2.37510 31 20142.375	UNITED STATES	4,575,000	4,735,482
US TREASURY N/B	10/16 FIXED 3.12510 31 20163.125	UNITED STATES	2,595,000	2,706,909
US TREASURY N/B	11/12 FIXED 1.37511 15 20121.375	UNITED STATES	7,495,000	7,606,840
US TREASURY N/B	11/19 FIXED 3.37511 15 20193.375	UNITED STATES	7,895,000	8,059,682
US TREASURY N/B	12/14 FIXED 2.62512 31 20142.625	UNITED STATES	2,835,000	2,956,151
US TREASURY N/B	2 15 20121.375	UNITED STATES	11,710,000	11,841,738
US TREASURY NB	03/15 2.503 31 20152.5	UNITED STATES	5,580,000	5,775,746
US TREAUSRY NB	04/14 FIXED 1.8754 30 20141.875	UNITED STATES	26,435,000	27,035,973
VALERO ENERGY CORP	NT6 15 20376.625	UNITED STATES	1,350,000	1,371,105
VERIZON COMMUNICATIONS	04/19 FIXED 6.354 1 20196.35	UNITED STATES	2,445,000	2,821,907
VERIZON GLOBAL FDG CORP	NT12 1 20307.75	UNITED STATES	800,000	992,446
WACHOVIA CORP	TRANCHE SR 000335 1 20135.5	UNITED STATES	1,000,000	1,088,197
WAL MART STORES INC	04/40 FIXED 5.6254 1 20405.625	UNITED STATES	840,000	894,588
WAL MART STORES INC	10/40 FIXED 510 25 20405	UNITED STATES	1,001,000	972,236
WASTE MANAGEMENT INC	11/39 FIXED 6.12511 30 20396.125	UNITED STATES	1,240,000	1,327,028
WELLS FARGO BANK NA	04/15 FIXED 3.6254 15 20153.625	UNITED STATES	2,905,000	3,012,319
WI TREASURY SEC	02/15 FIXED 2.3752 28 20152.375	UNITED STATES	3,250,000	3,349,548
WI TREASURY SEC	03/13 FIXED 1.3753 15 20131.375	UNITED STATES	29,075,000	29,499,786
WI TREASURY SEC	07/17 FIXED 2.3757 31 20172.375	UNITED STATES	3,310,000	3,266,556
WI TREASURY SEC	10/13 FIXED 0.510 15 20130.5	UNITED STATES	19,665,000	19,445,303
XEROX CORPORATION	SR NT5 15 20125.5	UNITED STATES	2,200,000	2,323,669

	Total : EXHIBIT D - Total Bond Market Fund			$1,102,979,259

n / a - Cost is not applicable

EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					( n / a )
				Shares

	ACADIA REALTY TRUST	REIT USD.001	UNITED STATES	98,728		$1,800,799
	ALEXANDER S INC	REIT USD1.	UNITED STATES	5,635		2,323,198
	ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	UNITED STATES	133,053		9,747,463
	AMB PROPERTY CORP	REIT USD.01	UNITED STATES	413,606		13,115,446
	AMERICAN CAMPUS COMMUNITIES	REIT USD.01	UNITED STATES	159,607		5,069,118
	APARTMENT INVT + MGMT CO A	REIT USD.01	UNITED STATES	287,659		7,433,109
	ASHFORD HOSPITALITY TRUST	REIT USD.01	UNITED STATES	115,476		1,114,343
	ASSOCIATED ESTATES REALTY CP	REIT USD.1	UNITED STATES	98,943		1,512,838
	AVALONBAY COMMUNITIES INC	REIT USD.01	UNITED STATES	209,318		23,558,741
	BIOMED REALTY TRUST INC	REIT USD.01	UNITED STATES	316,020		5,893,773
	BOSTON PROPERTIES INC	REIT USD.01	UNITED STATES	342,499		29,489,164
	BRANDYWINE REALTY TRUST	REIT USD.01	UNITED STATES	324,624		3,781,870
	BRE PROPERTIES INC	REIT USD.01	UNITED STATES	157,368		6,845,508
	CAMDEN PROPERTY TRUST	REIT USD.01	UNITED STATES	164,630		8,886,727
	CAPLEASE INC	REIT USD.01	UNITED STATES	139,840		813,869
	CBL + ASSOCIATES PROPERTIES	REIT USD.01	UNITED STATES	322,393		5,641,878
	CEDAR SHOPPING CENTERS INC	REIT USD.06	UNITED STATES	144,718		910,276
	CHESAPEAKE LODGING TRUST	COMMON STOCK	UNITED STATES	42,196		793,707
	COLONIAL PROPERTIES TRUST	REIT USD.01	UNITED STATES	166,531		3,005,885
	COMMONWEALTH REIT	REIT USD.01	UNITED STATES	177,196		4,520,270
	CORPORATE OFFICE PROPERTIES	REIT USD.01	UNITED STATES	162,015		5,662,424
	COUSINS PROPERTIES INC	REIT USD1.	UNITED STATES	228,722		1,907,544
	DCT INDUSTRIAL TRUST INC	REIT USD.01	UNITED STATES	520,152		2,762,007
	DEVELOPERS DIVERSIFIED RLTY	REIT USD.1	UNITED STATES	522,539		7,362,575
	DIAMONDROCK HOSPITALITY CO	REIT USD.01	UNITED STATES	379,900		4,558,800
	DIGITAL REALTY TRUST INC	REIT USD.01	UNITED STATES	214,578		11,059,350
	DOUGLAS EMMETT INC	REIT USD.01	UNITED STATES	271,457		4,506,186
	DUKE REALTY CORP	REIT USD.01	UNITED STATES	618,301		7,704,030
	DUPONT FABROS TECHNOLOGY	REIT USD.001	UNITED STATES	145,648		3,097,933
	EASTGROUP PROPERTIES INC	REIT NPV	UNITED STATES	66,378		2,809,117
	EDUCATION REALTY TRUST INC	REIT USD.01	UNITED STATES	141,921		1,102,726
	ENTERTAINMENT PROPERTIES TR	REIT USD.01	UNITED STATES	114,280		5,285,450
	EQUITY LIFESTYLE PROPERTIES	REIT USD.01	UNITED STATES	71,766		4,013,872
	EQUITY ONE INC	REIT USD.01	UNITED STATES	126,095		2,292,407
	EQUITY RESIDENTIAL	REIT USD.01	UNITED STATES	696,691		36,193,097
	ESSEX PROPERTY TRUST INC	REIT USD.0001	UNITED STATES	74,546		8,514,644
	EXTRA SPACE STORAGE INC	REIT USD.01	UNITED STATES	204,291		3,554,663
	FEDERAL REALTY INVS TRUST	REIT USD.01	UNITED STATES	150,958		11,764,157
	FELCOR LODGING TRUST INC	REIT USD.01	UNITED STATES	238,839		1,681,427
	FIRST INDUSTRIAL REALTY TR	REIT USD.01	UNITED STATES	140,434		1,230,202
	FIRST POTOMAC REALTY TRUST	REIT USD.001	UNITED STATES	119,083		2,002,976
	FRANKLIN STREET PROPERTIES C	REIT USD.0001	UNITED STATES	176,628		2,516,949
	GENERAL GROWTH PROPERTIES	REIT USD.01	UNITED STATES	1,039,710		16,094,711
	GETTY REALTY CORP	REIT USD.01	UNITED STATES	55,255		1,728,376
	GLIMCHER REALTY TRUST	REIT USD.01	UNITED STATES	204,088		1,714,339
	GOVERNMENT PROPERTIES INCOME	REIT USD.01	UNITED STATES	72,405		1,939,730
	HCP INC	REIT USD1.	UNITED STATES	896,858		32,995,406
	HEALTH CARE REIT INC	REIT USD1.	UNITED STATES	356,410		16,979,372
	HEALTHCARE REALTY TRUST INC	REIT USD.01	UNITED STATES	156,545		3,314,058
	HERSHA HOSPITALITY TRUST	REIT USD.01	UNITED STATES	364,029		2,402,591
	HIGHWOODS PROPERTIES INC	REIT USD.01	UNITED STATES	175,135		5,578,050
	HOME PROPERTIES INC	REIT USD.01	UNITED STATES	92,152		5,113,514
	HOSPITALITY PROPERTIES TRUST	REIT USD.01	UNITED STATES	303,268		6,987,295
	HOST HOTELS + RESORTS INC	REIT USD.01	UNITED STATES	1,629,024		29,110,659
	INLAND REAL ESTATE CORP	REIT USD.01	UNITED STATES	189,558		1,668,110
	INVESTORS REAL ESTATE TRUST	REIT NPV	UNITED STATES	191,096		1,714,131
	KILROY REALTY CORP	REIT USD.01	UNITED STATES	128,664		4,692,376
	KIMCO REALTY CORP	REIT USD.01	UNITED STATES	997,472		17,994,395
	KITE REALTY GROUP TRUST	REIT USD.01	UNITED STATES	154,742		837,154
	LASALLE HOTEL PROPERTIES	REIT USD.01	UNITED STATES	171,527		4,528,313
	LEXINGTON REALTY TRUST	REIT USD.0001	UNITED STATES	320,229		2,545,821
	LIBERTY PROPERTY TRUST	REIT USD.001	UNITED STATES	279,574		8,924,002
	LTC PROPERTIES INC	REIT USD.01	UNITED STATES	57,174		1,605,446
	MACERICH CO/THE	REIT USD.01	UNITED STATES	319,774		15,147,694
	MACK CALI REALTY CORP	REIT USD.01	UNITED STATES	195,149		6,451,626
	MEDICAL PROPERTIES TRUST INC	REIT USD.001	UNITED STATES	273,838		2,965,666

MID AMERICA APARTMENT COMM	REIT USD.01	UNITED STATES	80,611	5,117,992
NATIONAL RETAIL PROPERTIES	REIT USD.01	UNITED STATES	204,922	5,430,433
NATIONWIDE HEALTH PPTYS INC	REIT USD.1	UNITED STATES	304,176	11,065,923
NATL HEALTH INVESTORS INC	REIT USD.01	UNITED STATES	61,301	2,759,771
OMEGA HEALTHCARE INVESTORS	REIT USD.1	UNITED STATES	232,933	5,227,017
PARKWAY PROPERTIES INC	REIT USD.001	UNITED STATES	53,675	940,386
PEBBLEBROOK HOTEL TRUST	REIT USD.01	UNITED STATES	93,229	1,894,413
PENN REAL ESTATE INVEST TST	REIT USD1.	UNITED STATES	129,275	1,878,366
PIEDMONT OFFICE REALTY TRU A	REIT USD.01	UNITED STATES	229,197	4,616,028
POST PROPERTIES INC	REIT USD.01	UNITED STATES	119,680	4,344,384
PROLOGIS	REIT USD.01	UNITED STATES	1,369,040	19,768,938
PS BUSINESS PARKS INC/CA	REIT USD.01	UNITED STATES	48,451	2,699,690
PUBLIC STORAGE	REIT USD.1	UNITED STATES	355,390	36,043,654
RAMCO GERSHENSON PROPERTIES	REIT USD.01	UNITED STATES	88,168	1,097,692
REALTY INCOME CORP	REIT USD1.	UNITED STATES	287,803	9,842,863
REGENCY CENTERS CORP	REIT USD.01	UNITED STATES	201,194	8,498,435
RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	UNITED STATES	102,246	1,013,258
S+P MIDCAP 400 EMINI IDX FTRS	MAR11 XIOM3 18 20110	UNITED STATES	5,900	62,780
SABRA HEALTH CARE REIT INC	REIT USD.01	UNITED STATES	57,692	1,061,533
SAUL CENTERS INC	REIT USD.01	UNITED STATES	33,893	1,604,834
SENIOR HOUSING PROP TRUST	REIT USD.01	UNITED STATES	344,042	7,548,281
SIMON PROPERTY GROUP INC	REIT USD.0001	UNITED STATES	719,711	71,604,047
SL GREEN REALTY CORP	REIT USD.01	UNITED STATES	192,242	12,978,257
SOVRAN SELF STORAGE INC	REIT USD.01	UNITED STATES	67,946	2,501,092
SSGA	G STIFF ERISA QUALIFIED12 31 20300.138522	UNITED STATES	2,303,391	2,303,391
STRATEGIC HOTELS + RESORTS I	REIT USD.01	UNITED STATES	372,223	1,969,060
SUN COMMUNITIES INC	REIT USD.01	UNITED STATES	42,903	1,429,099
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	UNITED STATES	290,334	2,999,150
TANGER FACTORY OUTLET CENTER	REIT USD.01	UNITED STATES	99,481	5,092,432
TAUBMAN CENTERS INC	REIT USD.01	UNITED STATES	134,392	6,784,108
U STORE IT TRUST	REIT USD.01	UNITED STATES	206,787	1,970,680
UDR INC	REIT USD.01	UNITED STATES	440,899	10,369,944
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	UNITED STATES	28,483	1,040,484
URSTADT BIDDLE CLASS A	REIT USD.01	UNITED STATES	50,910	990,200
US DOLLAR		UNITED STATES	(101,327)	(101,327)
VANGUARD REIT ETF	VANGUARD REIT ETF	UNITED STATES	248,040	13,733,975
VENTAS INC	REIT USD.25	UNITED STATES	386,081	20,261,531
VORNADO REALTY TRUST	REIT USD.04	UNITED STATES	403,238	33,601,823
WASHINGTON REAL ESTATE INV	REIT USD.01	UNITED STATES	153,547	4,758,422
WEINGARTEN REALTY INVESTORS	REIT USD.03	UNITED STATES	281,095	6,678,817
WI TREASURY SEC	03/11 ZCP3 24 20110.01	UNITED STATES	515,000	514,829
WINTHROP REALTY TRUST	REIT USD1.	UNITED STATES	57,735	738,431

	Total : EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund			$795,608,467

n / a - Cost is not applicable

EXHIBIT F - Long-Term Corporate Bond Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					( n / a )
				Shares

	BARRICK AUSTRALIA FINANC	10/39 FIXED 5.9510 15 20395.95	AUSTRALIA	775,000		$820,620
	RIO TINTO FIN USA LTD	11/40 FIXED 5.211 2 20405.2	AUSTRALIA	775,000		759,861
	RIO TINTO FIN USA LTD	GTD NT7 15 20287.125	AUSTRALIA	1,125,000		1,380,790
	FED REPUBLIC OF BRAZIL	01/41 FIXED 5.6251 7 20415.625	BRAZIL	2,500,000		2,481,250
	CANADIAN NAT RES LTD	NT3 15 20386.25	CANADA	1,150,000		1,270,670
	CANADIAN NATL RY CO	DEB6 1 20366.2	CANADA	750,000		854,927
	CENOVUS ENERGY INC	11/39 FIXED 6.7511 15 20396.75	CANADA	775,000		902,870
	ENCANA CORP	NT8 15 20346.5	CANADA	850,000		928,122
	NEXEN INC	NT3 10 20355.875	CANADA	1,250,000		1,162,296
	POTASH CORP SASK INC	NT12 1 20365.875	CANADA	370,000		382,719
	POTASH CORP/SASKATCHEWAN	12/40 FIXED 5.62512 1 20405.625	CANADA	500,000		504,609
	SUNCOR ENERGY INC	NT6 15 20386.5	CANADA	1,885,000		2,092,618
	TRANSCANADA PIPELINES LTD	SR NT1 15 20397.625	CANADA	2,390,000		3,090,435
	PETROBRAS INTL FIN CO	01/40 FIXED 6.8751 20 20406.875	CAYMAN ISLANDS	2,075,000		2,179,586
	VALE OVERSEAS LIMITED	GTD NT 36/11/21 6.87511 21 20366.875	CAYMAN ISLANDS	1,300,000		1,429,977
	VALE OVERSEAS LTD	11/39 FIXED 6.87511 10 20396.875	CAYMAN ISLANDS	1,885,000		2,082,793
	VALE OVERSEAS LTD	GTD NT1 23 20176.25	CAYMAN ISLANDS	2,000,000		2,230,210
	ANGLOGOLD HOLDINGS PLC	04/40 FIXED 6.54 15 20406.5	ISLE OF MAN	775,000		792,255
	ITALY REP	NT6 15 20335.375	ITALY	950,000		893,860
	ARCELORMITTAL	10/39 FIXED 710 15 20397	LUXEMBOURG	3,480,000		3,611,485
	COVIDIEN INTL FIN S A	SR NT WI MAKE WHOLE10 15 20376.55	LUXEMBOURG	1,000,000		1,187,158
	TELECOM ITALIA CAP	GTD SR NT7 18 20367.2	LUXEMBOURG	2,495,000		2,342,960
	AMERICA MOVIL SAB DE CV	03/40 FIXED 6.1253 30 20406.125	MEXICO	2,085,000		2,211,101
	GRUPO BIMBO SAB DE CV	06/20 FIXED 4.875 SER 144A6 30 20204.875	MEXICO	3,310,000		3,322,952
	UNITED MEXICAN STS	TRANCHE 000179 27 20346.75	MEXICO	1,695,000		1,906,875
	DEUTSCHE TELEKOM INTL FIN	06/30 VAR6 15 20308.75	NETHERLANDS	1,000,000		1,343,949
	TELEFONICA EUROPE BV	US NT9 15 20308.25	NETHERLANDS	1,000,000		1,161,825
	STATOIL ASA	08/40 FIXED 5.18 17 20405.1	NORWAY	1,250,000		1,249,738
	TELEFONICA EMISIONES S A U	7.045PCT 20JUN366 20 20367.045	SPAIN	900,000		920,858
	ASTRAZENECA PLC	NT9 15 20376.45	UNITED KINGDOM	725,000		860,725
	BRITISH TELECOM PLC	12/30 VAR12 15 20309.875	UNITED KINGDOM	500,000		666,416
	HSBC HOLDINGS PLC	SUB NT9 15 20376.5	UNITED KINGDOM	2,300,000		2,408,652
	VODAFONE GROUP PLC	02/37 FIXED 6.152 27 20376.15	UNITED KINGDOM	1,405,000		1,504,053
	ALCOA INC	NT2 1 20375.95	UNITED STATES	750,000		702,929
	ALTRIA GROUP INC	10.2PCT 06FEB392 6 203910.2	UNITED STATES	720,000		1,040,605
	ALTRIA GROUP INC	NT11 10 20389.95	UNITED STATES	1,770,000		2,494,164
	AMERICAN EXPRESS CO	NT3 19 20388.15	UNITED STATES	810,000		1,097,136
	AMERICAN INTL GROUP INC	NT5 1 20366.25	UNITED STATES	850,000		815,850
	ANADARKO PETE CORP	SR NT9 15 20366.45	UNITED STATES	895,000		892,663
	ANADARKO PETROLEUM CORP	03/40 FIXED 6.23 15 20406.2	UNITED STATES	460,000		449,044
	ANHEUSER BUSCH INBEV WORLDWIDE	01/40 FIXED 6.3751 15 20406.375	UNITED STATES	750,000		858,984
	ANHEUSER BUSCH INBEV WORLDWIDE	GTD 144A1 15 20398.2	UNITED STATES	660,000		895,355
	APACHE CORP	02/42 FIXED 5.252 1 20425.25	UNITED STATES	2,250,000		2,235,911
	AT+T INC	09/40 FIXED 5.359 1 20405.35	UNITED STATES	1,773,000		1,667,446
	AT+T INC	GLOBAL NT9 1 20376.5	UNITED STATES	7,170,000		7,732,501
	BANK OF AMERICA CORP	06/19 FIXED 7.6256 1 20197.625	UNITED STATES	1,730,000		1,991,983
	BB+T CAP TR I	CAP SECS8 18 20355.85	UNITED STATES	850,000		791,676
	BECTON DICKINSON	11/40 FIXED 511 12 20405	UNITED STATES	1,735,000		1,708,432
	BERKSHIRE HATHAWAY FIN	01/40 FIXED 5.751 15 20405.75	UNITED STATES	2,460,000		2,585,140
	BOEING CO	3/39 FIXED 6.8753 15 20396.875	UNITED STATES	840,000		1,019,668
	BURLINGTON NORTH SANTA FE	05/40 FIXED 5.755 1 20405.75	UNITED STATES	400,000		413,847
	BURLINGTON NORTHN SANTA FE COR	DEB12 15 20257	UNITED STATES	500,000		582,989
	CALIFORNIA ST	CAS 04/39 FIXED 7.554 1 20397.55	UNITED STATES	2,880,000		2,986,963
	CBS CORP	10/40 FIXED 5.910 15 20405.9	UNITED STATES	1,730,000		1,666,467
	CELGENE CORP	10/40 FIXED 5.710 15 20405.7	UNITED STATES	1,100,000		1,066,183
	CISCO SYSTEMS INC	01/40 FIXED 5.51 15 20405.5	UNITED STATES	1,390,000		1,452,095
	CITIGROUP INC	03/38 FIXED 6.8753 5 20386.875	UNITED STATES	700,000		776,467
	CITIGROUP INC	07/39 FIXED 8.1257 15 20398.125	UNITED STATES	2,130,000		2,709,652
	CITIGROUP INC	GLOBAL SR NT5 29 20375.875	UNITED STATES	3,385,000		3,311,512
	CLIFFS NATURAL RESOURCES	10/40 FIXED 6.2510 1 20406.25	UNITED STATES	1,650,000		1,606,333
	COMCAST CORP	03/40 FIXED 6.43 1 20406.4	UNITED STATES	1,605,000		1,720,343
	COMCAST CORP NEW	NT11 15 20356.5	UNITED STATES	2,065,000		2,219,400
	COMCAST CORP NEW	NT8 15 20376.95	UNITED STATES	1,075,000		1,215,898
	CONOCOPHILLIPS	GTD NT2 1 20396.5	UNITED STATES	2,235,000		2,657,645
	CONOCOPHILLIPS	GTD NT5 15 20385.9	UNITED STATES	800,000		879,947
	CONSOLIDATED EDISON CO NY INC	DEB SER 2006 A3 15 20365.85	UNITED STATES	525,000		551,984

	CONTL AIRLINES 2007 1	10/23 FIXED 5.98310 19 20235.983	UNITED STATES	1,929,243	2,035,351
	CONTL AIRLINES 2009 2	05/21 FIXED 7.255 10 20217.25	UNITED STATES	1,322,429	1,474,509
	COX COMMUNICATIONS INC NEW	NT 144A3 1 20398.375	UNITED STATES	1,140,000	1,477,339
	CRH AMER INC	NT9 30 20166	UNITED STATES	1,500,000	1,600,586
	CSX CORP	NT5 1 20376.15	UNITED STATES	650,000	698,855
	CVS CAREMARK CORP	SR NT6 1 20276.25	UNITED STATES	1,485,000	1,633,066
	CVS PASS THROUGH TRUST	01/32 FIXED 7.5071 10 20327.507	UNITED STATES	1,079,735	1,226,838
	DAIMLER CHRYSLER HLDGS	NT1 18 20318.5	UNITED STATES	500,000	668,122
	DELTA AIR LINES 2007 1 A	08/22 FIXED 6.8218 10 20226.821	UNITED STATES	2,961,775	3,139,482
	DEVON FING CORP U L C	DEB9 30 20317.875	UNITED STATES	1,350,000	1,779,889
	DIRECTV HOLDING FING	08/40 FIXED 68 15 20406	UNITED STATES	2,085,000	2,093,194
	DISCOVERY COMMUNICATIONS	06/40 FIXED 6.356 1 20406.35	UNITED STATES	800,000	864,065
	DOMINION RES INC VA NEW	SR NT SER B6 15 20355.95	UNITED STATES	1,930,000	2,051,032
	DOW CHEM CO	05/39 FIXED 9.45 15 20399.4	UNITED STATES	3,085,000	4,477,662
	DTE ENERGY CO	SR NT4 15 20336.375	UNITED STATES	675,000	701,486
	DUKE ENERGY CO	SR NT 203210 15 20326.45	UNITED STATES	1,000,000	1,140,246
	ENTERPRISE PRODS OPER L P	SR NT3 1 20336.875	UNITED STATES	1,450,000	1,623,379
	ENTERPRISE PRODUCTS OPER	04/38 FIXED 7.554 15 20387.55	UNITED STATES	880,000	1,055,125
	ERAC USA FIN CO	GTD NT 144A10 15 20377	UNITED STATES	750,000	807,619
	ERAC USA FIN CO	GTD NT 144A6 1 20346.7	UNITED STATES	1,390,000	1,440,411
	EXELON GENERATION CO LLC	10/39 FIXED 6.2510 1 20396.25	UNITED STATES	1,950,000	1,962,513
	EXELON GENERATION CO LLC	10/41 FIXED 5.7510 1 20415.75	UNITED STATES	1,715,000	1,633,985
	FEDERATED RETAIL HLDGS INC	GTD SR NT3 15 20376.375	UNITED STATES	850,000	833,000
	FIRST ENERGY CORP	NT SER C11 15 20317.375	UNITED STATES	1,350,000	1,423,120
	FIRSTENERGY SOLUTIONS CO	08/39 FIXED 6.88 15 20396.8	UNITED STATES	1,039,000	1,007,001
	FLORIDA POWER + LIGHT	02/41 FIXED 5.252 1 20415.25	UNITED STATES	675,000	683,063
	FLORIDA PWR + LT CO	NT4 1 20345.625	UNITED STATES	900,000	944,800
	FLORIDA PWR CORP	1ST MTG BD6 15 20386.4	UNITED STATES	700,000	813,947
	GENERAL ELEC CAP CORP	TR 005283 15 20326.75	UNITED STATES	3,285,000	3,719,008
	GENERAL ELEC CAP CORP	TRANCHE TR 008061 14 20385.875	UNITED STATES	3,940,000	4,089,913
	GENERAL ELEC CAP CORP	TRANCHE TR 008115 1 20185.625	UNITED STATES	1,000,000	1,090,514
	GEORGIA PWR CO	SR NT SER 2007 A3 1 20375.65	UNITED STATES	555,000	574,194
	GLAXOSMITHKLINE CAP INC	GTD NT5 15 20386.375	UNITED STATES	675,000	797,786
	GOLDMAN SACHS GROUP INC	SUB NT10 1 20376.75	UNITED STATES	3,700,000	3,782,865
	GOLDMAN SACHS GROUP INC	SUB NT5 1 20366.45	UNITED STATES	3,245,000	3,187,716
	HARTFORD FINL SVCS GROUP INC	SR NT10 1 20416.1	UNITED STATES	900,000	849,983
	HARTFORD FINL SVCS GRP	03/40 FIXED 6.6253 30 20406.625	UNITED STATES	570,000	579,197
	HESS CORP	01/40 FIXED 61 15 20406	UNITED STATES	550,000	576,490
	HESS CORP	02/41 FIXED 5.62 15 20415.6	UNITED STATES	1,615,000	1,603,264
	HOME DEPOT INC	SR NT12 16 20365.875	UNITED STATES	3,145,000	3,271,269
	HOSPIRA INC	9/40 FIXED 5.69 15 20405.6	UNITED STATES	1,600,000	1,572,574
	ILLINOIS ST	ILS 06/33 FIXED 5.16 1 20335.1	UNITED STATES	2,600,000	1,956,500
	INDIANA MI PWR CO	SR NT SER H3 15 20376.05	UNITED STATES	905,000	941,304
	J P MORGAN CHASE COML MTG SECS	2007 CIBC18 MTG PASS CTF CL A46 12 20475.44	UNITED STATES	20,000	20,959
*	JPMORGAN CHASE + CO	10/40 FIXED 5.510 15 20405.5	UNITED STATES	5,275,000	5,391,789
	KENTUCKY UTILS CO	11/40 FIXED 5.12511 1 20405.125	UNITED STATES	1,585,000	1,554,953
	KINDER MORGAN ENERGY PARTNERS	SR NT1 15 20386.95	UNITED STATES	930,000	1,010,538
	KINDER MORGAN ENERGY PARTNERS	SR NT2 1 20376.5	UNITED STATES	1,190,000	1,227,961
	KONINKLIJKE PHILIPS ELECTRS NV	NT3 11 20386.875	UNITED STATES	625,000	745,332
	KRAFT FOODS INC	02/40 FIXED 6.52 9 20406.5	UNITED STATES	2,835,000	3,176,983
	KRAFT FOODS INC	NT2 1 20386.875	UNITED STATES	1,235,000	1,433,908
	LINCOLN NATIONAL CORP	06/40 FIXED 76 15 20407	UNITED STATES	425,000	462,176
	LORILLARD TOBACCO CO	05/40 FIXED 8.1255 1 20408.125	UNITED STATES	730,000	748,514
	LORILLARD TOBACCO CO	06/19 FIXED 8.1256 23 20198.125	UNITED STATES	1,900,000	2,114,187
	MARATHON OIL CORP	SR NT10 1 20376.6	UNITED STATES	1,235,000	1,410,665
	MEAD JOHNSON NUTRITION C	11/39 FIXED 5.911 1 20395.9	UNITED STATES	1,295,000	1,340,676
	MERRILL LYNCH + CO	SUB NT9 15 20266.22	UNITED STATES	470,000	445,982
	MERRILL LYNCH + CO INC	SUB NT5 14 20387.75	UNITED STATES	550,000	570,805
	MERRILL LYNCH CO INC	SUB NT1 29 20376.11	UNITED STATES	2,950,000	2,662,894
	METLIFE INC	02/41 FIXED 5.8752 6 20415.875	UNITED STATES	775,000	817,104
	METLIFE INC	12/32 FIXED 6.512 15 20326.5	UNITED STATES	1,600,000	1,776,482
	METLIFE INC	6/16 FIXED 6.756 1 20166.75	UNITED STATES	1,500,000	1,739,945
	MIDAMERICAN ENERGY HLDGS CO N	SR BD4 1 20366.125	UNITED STATES	2,695,000	2,911,115
	ML CFC COML MTG TR 2007 8	MTG PASS THRU CTF CL A 38 12 20495.964541	UNITED STATES	270,000	290,582
	MORGAN STANLEY	07/20 FIXED 5.57 24 20205.5	UNITED STATES	800,000	808,219
	MORGAN STANLEY	09/19 FIXED 5.6259 23 20195.625	UNITED STATES	2,300,000	2,345,271
	MORGAN STANLEY	SR GLOBAL MEDIUM TERM NT SER F8 9 20266.25	UNITED STATES	2,340,000	2,413,888
	NBC UNIVERSAL	04/40 FIXED 6.4 144A4 30 20406.4	UNITED STATES	2,890,000	3,069,076
	NEWMONT MINING CORP	10/39 FIXED 6.2510 1 20396.25	UNITED STATES	1,000,000	1,087,304
	NEWS AMER INC	GTD SR NT3 1 20376.15	UNITED STATES	4,100,000	4,274,590
	NORFOLK SOUTHN CORP	03/2105 FIXED 63 15 21056	UNITED STATES	1,650,000	1,534,988
	NORFOLK SOUTHN CORP	NT5 17 20255.59	UNITED STATES	1,100,000	1,136,473
	NORTHERN STS PWR CO MN	11/39 FIXED 5.3511 1 20395.35	UNITED STATES	425,000	437,595
	NORTHROP GRUMMAN CORP	11/40 FIXED 5.0511 15 20405.05	UNITED STATES	950,000	887,571
	NORTHWESTERN MUTUAL LIFE	03/40 FIXED 6.0633 30 20406.063	UNITED STATES	1,850,000	2,043,406
	ONEOK PARTERS LP	GTD SR NT10 15 20376.85	UNITED STATES	480,000	533,909
	ONEOK PARTNERS LP	GTD SR NT10 1 20366.65	UNITED STATES	905,000	981,400
	PACIFIC GAS + ELECTRIC	IST MTG BD3 1 20346.05	UNITED STATES	1,000,000	1,094,899
	PEPSICO INC	11/40 FIXED 4.87511 1 20404.875	UNITED STATES	1,450,000	1,406,997
	PFIZER INC	3/39 FIXED 7.23 15 20397.2	UNITED STATES	1,060,000	1,371,679

	PHILIP MORRIS INTL INC	NT5 16 20386.375	UNITED STATES	825,000	957,567
	PRINCIPAL FINL GROUP INC	SR NT10 15 20366.05	UNITED STATES	520,000	523,332
	PROGRESS ENERGY INC	12/39 FIXED 6.012 1 20396	UNITED STATES	585,000	618,196
	PROGRESS ENERGY INC	SR NT3 1 20317.75	UNITED STATES	1,000,000	1,250,517
*	PRUDENTIAL FINANCIAL INC	06/40 FIXED 6.6256 21 20406.625	UNITED STATES	1,650,000	1,841,083
*	PRUDENTIAL FINANCIAL INC	TRANCHE TR 0001512 14 20365.7	UNITED STATES	600,000	595,157
	PSEG PWR LLC	SR NT4 15 20318.625	UNITED STATES	625,000	802,693
	RAYTHEON COMPANY	10/40 FIXED 4.87510 15 20404.875	UNITED STATES	1,165,000	1,091,179
	REPUBLIC SERVICES INC	03/40 FIXED 6.23 1 20406.2	UNITED STATES	1,870,000	2,027,022
	ROGERS COMMUNICATIONS INC	SR NT8 15 20387.5	UNITED STATES	1,020,000	1,273,604
	SAFEWAY INC	DEB2 1 20317.25	UNITED STATES	275,000	306,832
	SCHERING PLOUGH CORP	09/37 FIXED 6.559 15 20376.55	UNITED STATES	600,000	730,987
	SIMON PROPERTY GROUP LP	02/40 FIXED 6.752 1 20406.75	UNITED STATES	1,315,000	1,497,565
	SOUTHERN CA EDISON CO	1ST + REF BD SER 2005E7 15 20355.35	UNITED STATES	350,000	354,742
	SOUTHERN CA EDISON CO	1ST + REFUND MTG BD SER 2004B1 15 20346	UNITED STATES	775,000	852,020
	SOUTHERN CA GAS CO	11/40 FIXED 5.12511 15 20405.125	UNITED STATES	1,600,000	1,581,560
	SOUTHERN COPPER CORP	04/40 FIXED 6.754 16 20406.75	UNITED STATES	1,325,000	1,372,034
	SOUTHWEST AIRLS	2007 1 PASS THRU TR CL A2 1 20246.15	UNITED STATES	1,327,410	1,460,151
	SSGA	G STIFF ERISA QUALIFIED12 31 20300.138522	UNITED STATES	7,879,885	7,879,885
	TARGET CORP	NT1 15 20387	UNITED STATES	1,500,000	1,838,903
	TEACHERS INSUR + ANNUITY	12/39 FIXED 6.8512 16 20396.85	UNITED STATES	584,000	683,281
	TIME WARNER CABLE INC	11/40 FIXED 5.87511 15 20405.875	UNITED STATES	460,000	455,106
	TIME WARNER CABLE INC	NT5 1 20376.55	UNITED STATES	4,580,000	4,903,783
	TIME WARNER INC	07/40 FIXED 6.17 15 20406.1	UNITED STATES	1,380,000	1,448,015
	TIME WARNER INC NEW	NT11 15 20366.5	UNITED STATES	3,015,000	3,295,223
	TRAVELERS COS INC	11/40 FIXED 5.3511 1 20405.35	UNITED STATES	1,000,000	985,260
	U S WEST COMMINICATIONS INC	DEB10 15 20357.25	UNITED STATES	2,205,000	2,160,900
	UNITED PARCEL SERVICE	11/40 FIXED 4.87511 15 20404.875	UNITED STATES	800,000	774,880
	UNITED TECHNOLOGIES CORP	NT5 1 20355.4	UNITED STATES	550,000	569,680
	UNITEDHEALTH GROUP INC	NT6 15 20376.5	UNITED STATES	535,000	590,727
	USA WASTE SVCS INC	07/28 FIXED 77 15 20287	UNITED STATES	1,000,000	1,151,349
	USB CAPITAL XIII TRUST	12/39 FIXED 6.62512 15 20396.625	UNITED STATES	1,760,000	1,797,717
	VALERO ENERGY CORP	NT6 15 20376.625	UNITED STATES	2,545,000	2,584,786
	VERIZON COMMUNICATIONS INC	NT4 15 20386.9	UNITED STATES	1,940,000	2,262,725
	VERIZON GLOBAL FDG CORP	NT12 1 20307.75	UNITED STATES	2,415,000	2,995,945
	VIACOM INC	GLOBAL NT5 15 20335.5	UNITED STATES	625,000	574,521
	VIACOM INC	SR DEB4 30 20366.875	UNITED STATES	900,000	1,032,617
	WACHOVIA BK COML MTG TR	2007 C32 MTG PASSTHRU CTF CLA36 15 20495.743896	UNITED STATES	75,000	77,595
	WACHOVIA BK NATL ASSN	TRANCHE SB 000072 1 20375.85	UNITED STATES	1,700,000	1,710,863
	WACHOVIA CORP NEW	SUB DEB8 1 20355.5	UNITED STATES	1,400,000	1,311,274
	WAL MART STORES INC	04/40 FIXED 5.6254 1 20405.625	UNITED STATES	2,845,000	3,029,885
	WAL MART STORES INC	10/40 FIXED 510 25 20405	UNITED STATES	1,520,000	1,476,323
	WASTE MANAGEMENT INC	11/39 FIXED 6.12511 30 20396.125	UNITED STATES	1,200,000	1,284,221
	WEATHERFORD INTL INC	GTD SR NT6 15 20376.8	UNITED STATES	1,360,000	1,428,857
	WELLPOINT INC	NT1 15 20365.85	UNITED STATES	500,000	516,024
	WELLS FARGO BK NATL ASSN	NT ACC INVS 36/08/26 5.9508 26 20365.95	UNITED STATES	510,000	521,264
	WILLIAMS PARTNERS LP	04/40 FIXED 6.34 15 20406.3	UNITED STATES	1,925,000	2,003,707
	XEROX CORP	12/39 FIXED 6.7512 15 20396.75	UNITED STATES	375,000	427,734

		Total : EXHIBIT F - Long-Term Corporate Bond Fund			$303,808,787

n / a - Cost is not applicable

EXHIBIT G - High Yield and Emerging Markets Bond Fund

(Managed by Pacific Management Investment Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					(n/a)
				Shares/ Par Value

	AUSTRALIAN DOLLAR		AUSTRALIA	322		$330
	FMG RESOURCES AUG 2006	11/15 FIXED 711 1 20157	AUSTRALIA	200,000		205,807
	KINGDOM OF BAHRAIN	03/20 FIXED 5.53 31 20205.5	BAHRAIN	300,000		305,561
	COLUMBUS INTL INC	11/14 FIXED 11.511 20 201411.5	BARBADOS	300,000		333,000
	INTELSAT JACKSON HLDGS LTD	06/16 FIXED 9.56 15 20169.5	BERMUDA	400,000		422,000
	INTELSAT SBSIDIARY HLDG CO LTD	01/13 FIXED 8.51 15 20138.5	BERMUDA	2,400,000		2,403,000
	INTELSAT SUBSIDIARY HLDG CO	SR NT 144A SERIES B1 15 20158.875	BERMUDA	300,000		306,750
	NOBLE GROUP LTD	01/20 FIXED 6.75 144A1 29 20206.75	BERMUDA	500,000		553,762
	NOBLE GROUP LTD	08/15 FIXED 4.8758 5 20154.875	BERMUDA	1,000,000		1,029,818
	QTEL INTERNATIONAL FIN	02/21 FIXED 4.75 SER 144A2 16 20214.75	BERMUDA	200,000		193,941
	BANCO DO BRASIL	01/15 FIXED 4.51 22 20154.5	BRAZIL	100,000		104,000
	BANCO DO BRASIL (CAYMAN)	01/20 FIXED 61 22 20206	BRAZIL	200,000		216,000
	BANCO NAC DE DESEN ECONO	09/17 FIXED 4.125 CONFIDENTIAL9 15 20174.125	BRAZIL	300,000		387,671
	BRAZIL (FED REP OF)	10PCT TB 01JAN12 BRL1000 S1 1 2012100	BRAZIL	8,300		49,102
	BRAZIL FERERATIVE REP	DENOMINATED GLOBAL BD4 15 20248.875	BRAZIL	1,075,000		1,483,500
	BRAZILIAN REAL		BRAZIL	1,754		1,057
	CENT ELET BRASILEIRAS SA	07/19 FIXED 6.8757 30 20196.875	BRAZIL	100,000		113,000
	CENT ELET BRASILEIRAS SA	07/19 FIXED 6.8757 30 20196.875	BRAZIL	100,000		113,000
	CSN RESOURCES SA	07/20 FIXED 6.57 21 20206.5	BRAZIL	100,000		105,500
	FED REPUBLIC OF BRAZIL	01/19 FIXED 5.8751 15 20195.875	BRAZIL	500,000		555,000
	FED REPUBLIC OF BRAZIL	01/21 FIXED 4.8751 22 20214.875	BRAZIL	1,800,000		1,836,000
	FED REPUBLIC OF BRAZIL	01/34 FIXED 8.251 20 20348.25	BRAZIL	690,000		919,425
	FED REPUBLIC OF BRAZIL	10/19 FIXED 8.87510 14 20198.875	BRAZIL	700,000		924,000
	NOTA DO TESOURO NA	10PCT 01JAN17 BRL1000 F1 1 2017100	BRAZIL	214,300		1,183,393
	NOTA TESOURO NACIONAL	01/21 FIXED 101 1 2021100	BRAZIL	66,500		353,022
	SWU090743 IRS BRL P V 01MBCIDR	BRAZIL CETIP IB DEPOSIT RATE1 2 20121	BRAZIL	(4,100,000)		(2,469,880)
	SWU090743 IRS BRL R F 11.65000	1 2 201211.65	BRAZIL	4,100,000		2,558,045
	SWU092905 IRS BRL P V 00MBRCDI	ZCS BRL R 11.14 CDI 050609HUS1 2 20121	BRAZIL	(3,600,000)		(2,168,675)
	SWU092905 IRS BRL R F 11.14000	ZCS BRL R 11.14 CDI 050609HUS1 2 201211.14	BRAZIL	3,600,000		2,213,112
	SWU0A0HU2 IRS BRL P V 01MBSCW	HUS IRS BRL P V 01MBSCW1 2 20141	BRAZIL	(8,900,000)		(5,361,446)
	SWU0A0HU2 IRS BRL R F 12.12000	HUS IRS BRL R F 12.120001 2 201412.12	BRAZIL	8,900,000		5,457,970
	VALE OVERSEAS LIMITED	09/20 FIXED 4.6259 15 20204.625	BRAZIL	1,900,000		1,881,160
	BOMBARDIER INC	144A5 1 20126.75	CANADA	40,000		41,600
	CANADIAN DOLLAR		CANADA	494		497
	HARVEST OPERATIONS CORP	10/17 FIXED 6.87510 1 20176.875	CANADA	100,000		103,000
	KINDER MORGAN FIN CORP	GTD NT1 5 20165.7	CANADA	1,000,000		1,012,500
	KINDER MORGAN FIN CORP ULC	GTD NT1 11 20115.35	CANADA	100,000		100,000
	NOVELIS INC	12/17 FIXED 8.37512 15 20178.375	CANADA	1,200,000		1,242,000
	QUEBECOR MEDIA INC	SR NT 16/03/15 7.7503 15 20167.75	CANADA	550,000		567,875
	TECK RESOURCES LIMITED	05/16 FIXED 10.255 15 201610.25	CANADA	1,800,000		2,227,500
	VIDEOTRON LTEE	12/15 FIXED 6.37512 15 20156.375	CANADA	1,150,000		1,175,875
	CSN ISLANDS IX CORP	NOTES GTD REG S1 15 201510.5	CAYMAN ISLANDS	1,200,000		1,485,000
	FIBRIA OVERSEAS FINANCE	05/20 FIXED 7.5 144A5 4 20207.5	CAYMAN ISLANDS	500,000		525,000
	HUCHISON WHAM INT 09/16	09/19 FIXED 5.759 11 20195.75	CAYMAN ISLANDS	100,000		107,092
	PERU ENHANCED PASS THRU	5 31 20180	CAYMAN ISLANDS	201,721		164,872
	PETROBRAS INTL FIN CO	GLOBAL NT10 6 20166.125	CAYMAN ISLANDS	2,800,000		3,080,064
	PETROBRAS INTL FIN CO	GTD GLOBAL NT3 15 20197.875	CAYMAN ISLANDS	240,000		283,721
	TRANSOCEAN INC	12 15 20371.5	CAYMAN ISLANDS	400,000		394,579
	USIMINAS COMMERCIAL LTD	GTD NT REG S1 18 20187.25	CAYMAN ISLANDS	200,000		220,500
	VALE OVERSEAS LIMITED	GTD NT 36/11/21 6.87511 21 20366.875	CAYMAN ISLANDS	200,000		219,996
	BANCO SANTANDER CHILE	04/12 FLT4 20 20121.53906	CHILE	300,000		299,888
	BANCO SANTANDER CHILE	09/15 FIXED 3.759 22 20153.75	CHILE	100,000		99,991
	CELULOSA ARAUCO CONSTITU	07/19 FIXED 7.257 29 20197.25	CHILE	250,000		287,236
	CORPORACION NACIONAL DEL COBRE	NT 144A1 15 20197.5	CHILE	150,000		182,601
	CORPORACION NACIONAL DEL COBRE	NT REG S9 21 20355.625	CHILE	850,000		868,709
	ECOPETROL SA	07/19 FIXED 7.6257 23 20197.625	COLOMBIA	940,000		1,085,700
	REPUBLIC OF COLOMBIA	01/17 FIXED 7.3751 27 20177.375	COLOMBIA	1,400,000		1,652,000
	CIE GEN GEOPHYSIQUE	05/16 FIXED 9.55 15 20169.5	FRANCE	200,000		218,000
	CIE GEN GEOPHYSIQUE	SR NT5 15 20177.75	FRANCE	200,000		205,000
	PERNOD RICARD SA	01/15 FIXED 71 15 20157	FRANCE	500,000		734,231
	RHODIA SA	09/20 FIXED 6.8759 15 20206.875	FRANCE	500,000		506,875
	RHODIA SA	FRN SNR 15OCT13 EUR REG S10 15 20133.735	FRANCE	342,430		457,090
	SWU0356Q0 IRS USD P V 03MLIBOR	BBA LIBOR USD 3 MONTH12 15 20150.30156	FRANCE	(1,300,000)		(1,300,000)
	SWU0356Q0 IRS USD R F 1.95000	12 15 20151.95	FRANCE	1,300,000		1,287,396
	317517S92 ITRAXX P 1.3 5Y UAG	110119 1.3 PUT1 19 20110	GERMANY	(1,000,000)		(702)

	317526CR0 ITRAXX P 1.30 5Y BPS	110119 1.3 PUT1 19 20110	GERMANY	(500,000)	(351)
	FRANZ HANIEL + CIE GMBH	10/14 FIXED 6.7510 23 20146.75	GERMANY	600,000	863,178
	GAZPROM	9.625PCT 01MAR20133 1 20139.625	GERMANY	130,000	147,388
	HEIDELBERGCEMENT FINANCE	01/17 FIXED 8PCT1 31 20178	GERMANY	200,000	286,421
	HEIDELBERGCEMENTAG	10/14 FIXED 7.510 31 20147.5	GERMANY	100,000	144,217
	UNITYMEDIA GMBH	12/17 FIXED 8.12512 1 20178.125	GERMANY	800,000	1,136,294
	HUNGARIAN FORINT		HUNGARY	45,986	222
	INDONESIA REP	BD 144A3 9 20176.875	INDONESIA	300,000	346,500
	INDONESIA REPUBLIC	6.875PCT BONDS REG S1 17 20186.875	INDONESIA	400,000	464,000
	INDONESIA REPUBLIC	8.5PCT BONDS REG S10 12 20358.5	INDONESIA	100,000	131,000
	INDONESIA REPUBLIC	BD REG S 17/03/09 6.8753 9 20176.875	INDONESIA	400,000	462,237
	INDONESIA(REP OF)	02/28 FIXED 102 15 202810	INDONESIA	3,000,000,000	355,856
	NDONESIA GOVERNMENTT	07/31 FIXED 9.57 15 20319.5	INDONESIA	7,000,000,000	787,227
	REPUBLIC OF INDONESIA	11.625PCT 04MAR19 REGS3 4 201911.625	INDONESIA	600,000	889,500
	EURO CURRENCY		INTERNATIONAL	629,874	845,008
	JSG FDG PLC	USD SR SUB NT4 1 20157.75	IRELAND	400,000	410,000
	SMURFIT KAPPA ACQUISITIO	11/19 FIXED 7.75 REGS11 15 20197.75	IRELAND	600,000	845,177
	TRANSCAPIT (TRANSNEFT)	5.67PCT 5MAR143 5 20145.67	IRELAND	700,000	740,250
	ANGLOGOLD HOLDINGS PLC	04/20 FIXED 5.3754 15 20205.375	ISLE OF MAN	100,000	104,000
	EXPORT IMPORT BK KOREA	06/20 FIXED 5.1256 29 20205.125	KOREA, REPUBLIC OF	250,000	257,416
	KOREA HYDRO + NUCLEAR PO	09/15 FIXED 3.1259 16 20153.125	KOREA, REPUBLIC OF	200,000	193,892
	ROYAL CARIBBEAN CRUISES LTD	SR NT2 2 20118.75	LIBERIA	1,000,000	1,006,250
	BANQUE CENTRALE DE TUNISIE	BD4 25 20127.375	LUXEMBOURG	500,000	533,750
	FIAT FINANCE + TRADE	07/12 FIXED 9.07 30 20129	LUXEMBOURG	200,000	288,393
	FIAT FINANCE + TRADE	09/14 FIXED 7.6259 15 20147.625	LUXEMBOURG	600,000	859,585
	GAZ CAP SA LUXEMBOURG	LN PARTN NT SER 7 144A11 22 20166.212	LUXEMBOURG	500,000	530,000
	GAZ CAPITAL SA	04/19 FIXED 9.254 23 20199.25	LUXEMBOURG	500,000	614,400
	GAZ CAPITAL SA	6.51PCT 07MAR22 USD100000 REGS3 7 20226.51	LUXEMBOURG	400,000	408,000
	GAZ CAPITAL SA	7.288 MTN 16AUG37 USDREGS8 16 20377.288	LUXEMBOURG	500,000	518,000
	GAZ CAPITAL SA	8.625PCT 28APR34 SER 2 REG S4 28 20348.625	LUXEMBOURG	630,000	755,874
	GAZPROM INTERNATIONAL SA	02/20 FIXED 4.2012 1 20207.201	LUXEMBOURG	463,763	492,980
	RSHB CAP S A	LN PARTN NT 144A5 15 20176.299	LUXEMBOURG	190,000	190,950
	RSHB CAP S A	LN PARTN NT 144A5 16 20137.175	LUXEMBOURG	300,000	319,500
	RSHB CAPTL RUSS AG BK SER REGS	CONFIDENTIAL 7.125PCT 14JAN141 14 20147.125	LUXEMBOURG	400,000	426,000
	TNK BP FIN S A	TRANCHE TR 000053 13 20137.5	LUXEMBOURG	300,000	324,000
	TNK BP FIN S A SR MEDIUM TERM	TRANCHE TR 000043 20 20176.625	LUXEMBOURG	200,000	212,500
	TNK BP FINANCE SA	02/15 FIXED 6.25 CONFIDENTIAL2 2 20156.25	LUXEMBOURG	400,000	424,480
	TNK BP FINANCE SA	03/18 FIXED 7.8753 13 20187.875	LUXEMBOURG	100,000	113,380
	TNK BP FINANCE SA	6.625PCT 20MAR17 USD10003 20 20176.625	LUXEMBOURG	400,000	425,000
	TNK BP FINANCE SA	7.5PCT BDS 18JUL16 USD1000 REG7 18 20167.5	LUXEMBOURG	900,000	995,625
	TNK BP FINANCE SA	FRN 13MAR133 13 20137.5	LUXEMBOURG	200,000	215,750
	BANCO MERCANTIL DEL NORT	07/15 FIXED 4.375 SER 144A7 19 20154.375	MEXICO	100,000	101,495
	BBVA BANCOMER SA TEXAS	04/20 FIXED 7.25 SER 144A4 22 20207.25	MEXICO	100,000	105,780
	CORPORACION GEO SA DE CV	06/20 FIXED 9.256 30 20209.25	MEXICO	200,000	226,500
	CORPORACION GEO SA DE CV	09/14 FIXED 8.8759 25 20148.875	MEXICO	100,000	112,250
	DESARROLLADORA HOMEX SA	12/19 FIXED 9.512 11 20199.5	MEXICO	150,000	171,750
	HIPOTECARIA SU CASITA SA DE CV	SR NT 144A10 4 20168.5	MEXICO	200,000	84,000
	MEXICAN PESO (NEW)		MEXICO	111,064	9,005
	MEXICO UNITED MEXICAN STS	GLOBAL BD12 30 20198.125	MEXICO	400,000	509,000
	PETROLEOS MEXICANOS	03/15 FIXED 4.8753 15 20154.875	MEXICO	750,000	795,770
	PETROLEOS MEXICANOS	05/19 FIXED 8.05 3 20198	MEXICO	1,040,000	1,253,200
*	SWU0160L7 IRS MXN P V 01MTIIE	IRS MXN R TIIE 7.78 042109 JPM4 9 20194.87	MEXICO	(1,600,000)	(129,723)
*	SWU0160L7 IRS MXN R F 7.78000	IRS MXN R TIIE 7.78 042109 JPM4 9 20197.78	MEXICO	1,600,000	134,704
*	SWU0251K9 IRS MXN P V 01MMITIE	MEXICO INTERBANK TIIE 28 DAY2 19 20194.885	MEXICO	(3,600,000)	(291,876)
*	SWU0251K9 IRS MXN R F 8.95000	2 19 20198.95	MEXICO	3,600,000	324,972
	TELEFONOS DE MEXICO	8.75PCT BDS 31JAN16 MXN1 31 20168.75	MEXICO	5,000,000	415,842
	UNITED MEXICAN STATES	10/10 FIXED 5.7510 12 21105.75	MEXICO	100,000	88,667
	UNITED MEXICAN STS	TRANCHE 000179 27 20346.75	MEXICO	1,079,000	1,213,875
	UNITED MEXICAN STS MTN	TRANCHE TR 000191 15 20175.625	MEXICO	200,000	221,200
	URBI DESARROLLOS URBANOS	01/20 FIXED 9.51 21 20209.5	MEXICO	100,000	114,250
	HEIDELBERGCEMENT FINANCE	12/15 FIXED 6.7512 15 20156.75	NETHERLANDS	100,000	140,657
	INTERGAS FIN B V	NT5 14 20176.375	NETHERLANDS	200,000	210,000
	KAZMUNAIGAZ FINANCE SUB	01/15 FIXED 11.751 23 201511.75	NETHERLANDS	1,300,000	1,615,250
	KAZMUNAIGAZ FINANCE SUB	07/13 FIXED 8.3757 2 20138.375	NETHERLANDS	600,000	660,750
	MAJAPAHIT HLDG B V	GTD NT 144A10 17 20117.25	NETHERLANDS	700,000	724,500
	MAJAPAHIT HOLDING BV	01/20 FIXED 7.751 20 20207.75	NETHERLANDS	100,000	115,250
	NXP BV/NXP FUNDING LLC	FRN 15OCT13 SNR EUR EXCH10 15 20133.735	NETHERLANDS	500,000	647,298
	OI EUROPEAN GROUP	6.875PCT NTS 31MAR17 EUR 1443 31 20176.875	NETHERLANDS	110,000	153,473
	OI EUROPEAN GROUP BV	09/20 FIXED 6.759 15 20206.75	NETHERLANDS	100,000	135,497
	SENSATA TECHNOLOGIES B V	SR NT5 1 20148	NETHERLANDS	311,000	326,550
	UPC HOLDING BV	04/18 FIXED 9.8754 15 20189.875	NETHERLANDS	125,000	136,875
	VOLKSWAGEN INTL FIN NV	08/20 FIXED 48 12 20204	NETHERLANDS	400,000	393,625
	ZIGGO BOND CO	05/18 FIXED 8.0CONFIDENTIAL5 15 20188	NETHERLANDS	1,000,000	1,385,151
	AES PANAMA SA	SR NT 144A12 21 20166.35	PANAMA	200,000	214,478
	MMG FIDUCIARY + TR CORP	SR GTD NT 144A2 1 20166.75	PANAMA	650,000	628,819
	PANAMA REP	US GLOBAL BD4 1 20299.375	PANAMA	653,000	915,833
	PERU REP	GLOBAL BD 33/11/21 8.75011 21 20338.75	PERU	255,000	349,988
	PERU REP	GLOBAL NT 25/07/21 7.3507 21 20257.35	PERU	500,000	608,250
	PHILIPPINES REP	GLOBAL BD1 14 20317.75	PHILIPPINES	700,000	862,750
	PHILLIPINES (REP)	US AMORTIZING GLOBAL BD9 25 20247.5	PHILIPPINES	100,000	123,750

	REPUBLIC OF PHILIPPINES	01/20 FIXED 6.51 20 20206.5	PHILIPPINES	100,000	115,500
	REPUBLIC OF PHILIPPINES	10/34 FIXED 6.37510 23 20346.375	PHILIPPINES	400,000	424,000
	REPUBLIC OF PHILLIPINES	06/19 FIXED 8.3756 17 20198.375	PHILIPPINES	200,000	258,500
	REPUBLIC OF POLAND	07/19 FIXED 6.3757 15 20196.375	POLAND	430,000	481,690
	STATE OF QATAR	1/15 FIXED 41 20 20154	QATAR	100,000	103,500
	STATE OF QATAR	1/20 FIXED 5.251 20 20205.25	QATAR	200,000	211,000
	RUSSIAN FEDERATION	03/30 VAR REGS3 31 20307.5	RUSSIAN FEDERATION	7,249,500	8,384,047
	RUSSIAN RAILWAYS	04/17 FIXED 5.7394 3 20175.739	RUSSIAN FEDERATION	300,000	311,760
	REPUBLIC OF SOUTH AFRICA	05/19 FIXED 6.8755 27 20196.875	SOUTH AFRICA	900,000	1,054,125
	SOUTH AFRICAN RAND		SOUTH AFRICA	19,880	3,005
	STH AFRICA (REP)	5.25PCT BND 16MAY13 EUR10005 16 20135.25	SOUTH AFRICA	500,000	705,991
	TELEFONICA EMISIONES S A U	SR NT2 4 20130.61594	SPAIN	100,000	98,235
	PETRO CO TRIN TOBAGO LTD	08/19 FIXED 9.75 144A8 14 20199.75	TRINIDAD AND TOBAGO	100,000	120,000
	PETRO CO TRIN TOBAGO LTD	14AUG19FIXED 9.758 14 20199.75	TRINIDAD AND TOBAGO	100,000	120,000
	PETROLEUM CO TRINIDAD + TOBAGO	NT 144A5 8 20226	TRINIDAD AND TOBAGO	191,667	192,146
	REPUBLIC OF TURKEY	03/19 FIXED 73 11 20197	TURKEY	100,000	115,500
	REPUBLIC OF TURKEY	03/21 FIXED 5.6253 30 20215.625	TURKEY	1,400,000	1,456,000
	REPUBLIC OF TURKEY	05/40 FIXED 6.755 30 20406.75	TURKEY	200,000	218,000
	TURKEY REP	GLOBAL NT 20/06/05 7.0006 5 20207	TURKEY	500,000	577,500
	DP WORLD	6.85PCT MTN 02JUL37 USD REGS7 2 20376.85	UNITED ARAB EMIRATES	200,000	183,909
	BARCLAYS BK PLC	CALL PERP RESERVE CAP 144A9 29 20495.926	UNITED KINGDOM	200,000	178,000
	BP CAP MKTS P L C	GTD NT3 10 20194.75	UNITED KINGDOM	100,000	103,100
	BP CAPITAL MARKETS PLC	12/11 FIXED 2.37512 14 20112.375	UNITED KINGDOM	300,000	302,776
	INEOS FINANCE PLC	05/15 FIXED 95 15 20159	UNITED KINGDOM	200,000	212,750
	INEOS GROUP HLDGS PLC	USD SR NT 144A2 15 20168.5	UNITED KINGDOM	900,000	857,250
	LLOYDS TSB BANK PLC	01/15 FIXED 4.3751 12 20154.375	UNITED KINGDOM	200,000	199,954
	POUND STERLING		UNITED KINGDOM	3,352	5,248
	ROYAL BK SCOTLND GRP PLC 144A	05/12 FIXED 2.6255 11 20122.625	UNITED KINGDOM	600,000	614,197
	SPIRIT ISSUER	FRN A/BK 28DEC18 GBP CL A412 28 20276.582	UNITED KINGDOM	200,000	263,029
	SWPC074E8 CDS USD P V 03MEVENT	9 20 20131	UNITED KINGDOM	(200,000)	(200,000)
	SWPC074E8 CDS USD R F 5.00000	9 20 20135	UNITED KINGDOM	200,000	220,016
	SWPC237E2 CDS USD P F 1.00000	6 20 20161	UNITED KINGDOM	(2,200,000)	(2,200,000)
	SWPC237E2 CDS USD R V 03MEVENT	6 20 20161	UNITED KINGDOM	2,200,000	2,221,956
	SWPC275J4 CDS USD P V 03MEVENT	BRC CDS USD P V 03MEVENT12 20 20151	UNITED KINGDOM	(1,500,000)	(1,500,000)
	SWPC275J4 CDS USD R F 5.00000	BRC CDS USD R F 5.0000012 20 20155	UNITED KINGDOM	1,500,000	1,704,079
	SWPC285J2 CDS USD P V 03MEVENT	DUB CDS USD P V 03MEVENT12 20 20151	UNITED KINGDOM	(300,000)	(300,000)
	SWPC285J2 CDS USD R F 5.00000	DUB CDS USD R F 5.0000012 20 20155	UNITED KINGDOM	300,000	340,816
	SWPC294D4 CDS USD P V 03MEVENT	9 20 20141	UNITED KINGDOM	(100,000)	(100,000)
	SWPC294D4 CDS USD R F 5.00000	9 20 20145	UNITED KINGDOM	100,000	98,518
	SWPC345H4 CDS USD P V 03MEVENT	6 20 20111	UNITED KINGDOM	(800,000)	(800,000)
	SWPC345H4 CDS USD R F 1.00000	6 20 20111	UNITED KINGDOM	800,000	803,066
	SWPC374J4 CDS USD P V 03MEVENT	BRC SWPC374J4 CDS USD P V 03M12 20 20151	UNITED KINGDOM	(3,000,000)	(3,000,000)
	SWPC374J4 CDS USD R F 5.00000	BRC SWPC374J4 CDS USD R F 5.012 20 20155	UNITED KINGDOM	3,000,000	3,089,850
	SWPC383G9 CDS USD P V 03MEVENT	6 20 20151	UNITED KINGDOM	(5,100,000)	(5,100,000)
	SWPC383G9 CDS USD R F 5.00000	6 20 20155	UNITED KINGDOM	5,100,000	5,744,584
	SWPC490H7 CDS USD P V 03MEVENT	9 20 20111	UNITED KINGDOM	(500,000)	(500,000)
	SWPC490H7 CDS USD R F 5.00000	9 20 20115	UNITED KINGDOM	500,000	517,434
	SWPC491H6 CDS USD P V 03MEVENT	9 20 20111	UNITED KINGDOM	(300,000)	(300,000)
	SWPC491H6 CDS USD R F 1.00000	9 20 20111	UNITED KINGDOM	300,000	301,690
	SWPC547F4 CDS USD P V 03MEVENT	3 20 20111	UNITED KINGDOM	(300,000)	(300,000)
	SWPC547F4 CDS USD R F 1.00000	3 20 20111	UNITED KINGDOM	300,000	300,536
	SWPC553H1 CDS USD P V 03MEVENT	9 20 20151	UNITED KINGDOM	(500,000)	(500,000)
	SWPC553H1 CDS USD R F .25000	9 20 20150.25	UNITED KINGDOM	500,000	482,680
	SWPC616H6 CDS USD P V 03MEVENT	3 20 20121	UNITED KINGDOM	(400,000)	(400,000)
	SWPC616H6 CDS USD R F 1.00000	3 20 20121	UNITED KINGDOM	400,000	401,321
	SWPC723H6 CDS USD P V 03MEVENT	DUB CDS USD P V 03MEVENT9 20 20121	UNITED KINGDOM	(900,000)	(900,000)
	SWPC723H6 CDS USD R F 1.00000	DUB CDS USD R F 1.000009 20 20121	UNITED KINGDOM	900,000	899,384
	SWPC867G4 CDS EUR P V 03MEVENT	6 20 20111	UNITED KINGDOM	(800,000)	(1,073,241)
	SWPC867G4 CDS EUR R F 1.40000	6 20 20111.4	UNITED KINGDOM	800,000	1,072,600
	SWPC914E2 CDS USD P F 5.00000	3 20 20115	UNITED KINGDOM	(1,000,000)	(1,000,000)
	SWPC914E2 CDS USD R V 03MEVENT	3 20 20111	UNITED KINGDOM	1,000,000	990,841
	SWPC925H2 CDS USD P V 03MEVENT	9 20 20151	UNITED KINGDOM	(200,000)	(200,000)
	SWPC925H2 CDS USD R F 1.00000	9 20 20151	UNITED KINGDOM	200,000	203,293
	SWPC926H1 CDS USD P V 03MEVENT	9 20 20151	UNITED KINGDOM	(100,000)	(100,000)
	SWPC926H1 CDS USD R F 1.00000	9 20 20151	UNITED KINGDOM	100,000	101,646
	SWPC939H6 CDS USD P V 03MEVENT	9 20 20151	UNITED KINGDOM	(100,000)	(100,000)
	SWPC939H6 CDS USD R F 1.00000	9 20 20151	UNITED KINGDOM	100,000	101,646
	SWPC942H1 CDS USD P V 03MEVENT	9 20 20151	UNITED KINGDOM	(200,000)	(200,000)
	SWPC942H1 CDS USD R F 1.00000	9 20 20151	UNITED KINGDOM	200,000	203,293
	SWPCN6629 CDS EUR P V 03MEVENT	12 20 20131	UNITED KINGDOM	(500,000)	(670,775)
	SWPCN6629 CDS EUR R F 5.00000	12 20 20135	UNITED KINGDOM	500,000	722,301
	SWU0357Q9 IRS USD P V 03MLIBOR	BBA LIBOR USD 3 MONTH12 15 20150.30156	UNITED KINGDOM	(2,400,000)	(2,400,000)
	SWU0357Q9 IRS USD R F 1.95000	12 15 20151.95	UNITED KINGDOM	2,400,000	2,376,731
	SWU0609K8 IRS USD P V 03MLIBOR	BBA LIBOR USD 3 MONTH8 5 20110.28594	UNITED KINGDOM	(14,300,000)	(14,300,000)
	SWU0609K8 IRS USD R F 3.45000	8 5 20113.45	UNITED KINGDOM	14,300,000	14,562,388
	VIRGIN MEDIA SECURED FIN	01/18 FIXED 71 15 20187	UNITED KINGDOM	800,000	1,327,672
	10YR US TREASURY NOTE FTR OPTN	JAN11 124 PUT1 21 20110	UNITED STATES	(15,000)	(54,375)
	10YR US TREASURY NOTE FTR OPTN	JAN11 129 CALL1 21 20110	UNITED STATES	(15,000)	(234)
	10YR US TREASURY NOTE FUTURES	MAR11 XCBT3 22 20110	UNITED STATES	500,000	(19,922)
*	3175128Q7 CDX 1.2 IG15 5Y JPM	110615 1.2 PUT6 15 20110	UNITED STATES	(800,000)	(2,927)

*	3175128R5 CDX 0.80 IG15 5Y JPM	110615 .8 CALL6 15 20110	UNITED STATES	(800,000)	(2,462)
*	317513GS2	111011 .01 CALL10 11 20110	UNITED STATES	(1,500,000)	(12,159)
	317513GY9 CDX.O C 0.80 5Y BPS	110316 .8 CALL3 16 20110	UNITED STATES	(700,000)	(1,425)
	317513GZ6 CDX.O P 1.3 5Y BPS	110316 1.3 PUT3 16 20110	UNITED STATES	(700,000)	(688)
	317U701B0 IRO USD 3Y P2.75 DUB	120618 2.75 PUT6 18 20120	UNITED STATES	(1,700,000)	(25,675)
	317U702B9 IRO USD 3Y P2.75 RYL	120618 2.75 PUT6 18 20120	UNITED STATES	(1,900,000)	(28,696)
	317U744B9 IRO 2Y RYL	120924 2.25 PUT9 24 20120	UNITED STATES	(15,000,000)	(203,241)
	317U745B8 SWAPTION 2Y 2.25 BOA	120924 2.25 PUT9 24 20120	UNITED STATES	(300,000)	(4,065)
	317U769B9 IRO USD 2Y CBK	120924 2.25 PUT9 24 20120	UNITED STATES	(400,000)	(5,420)
	317U845B7 SWAPTION 5YP 1.8 UAG	110214 1.8 PUT2 14 20110	UNITED STATES	(1,900,000)	(45,152)
	317U846B6 SWPTN 5YC 1.25 UAG	110214 1.25 CALL2 14 20110	UNITED STATES	(1,900,000)	(33)
	317U854B5 IRO USD 5Y C 1.25 CB	110214 1.25 CALL2 14 20110	UNITED STATES	(600,000)	(10)
	317U855B4 IRO USD 5Y P 1.8 CBK	110214 1.8 PUT2 14 20110	UNITED STATES	(600,000)	(14,258)
	4597459B3 INTAL LEASE FIN TERM	TERM LOAN2 23 20156.75	UNITED STATES	500,000	508,900
	90DAY EURODOLLAR FUTURES CME	JUN11 XCME6 13 20110	UNITED STATES	7,000,000	73,500
	90DAY EURODOLLAR FUTURES CME	JUN13 XCME6 17 20130	UNITED STATES	1,500,000	(17,025)
	90DAY EURODOLLAR FUTURES CME	MAR11 XCME3 14 20110	UNITED STATES	13,250,000	2,550
	90DAY EURODOLLAR FUTURES CME	MAR12 XCME3 19 20120	UNITED STATES	22,750,000	(69,750)
	90DAY EURODOLLAR FUTURES CME	SEP11 XCME9 19 20110	UNITED STATES	3,500,000	32,200
	AES CORP	10/17 FIXED 8.010 15 20178	UNITED STATES	350,000	370,125
	AES CORP	SR NT 14/03/01 7.7503 1 20147.75	UNITED STATES	800,000	854,000
	AES RED OAK LLC	SR SUB BD SER B11 30 20299.2	UNITED STATES	500,000	488,750
	ALBERTSONS INC	TRANCHE TR 000692 23 20286.57	UNITED STATES	600,000	437,250
	ALLIED WASTE NORTH AMER INC	SR NT2 15 20115.75	UNITED STATES	40,000	40,186
	ALLY FINANCIAL INC	02/15 FIXED 8.32 12 20158.3	UNITED STATES	500,000	550,000
	AMERICAN INTL GROUP	05/58 VAR5 15 20688.175	UNITED STATES	1,500,000	1,597,214
	AMERICAN INTL GROUP	TRANCHE TR 000455 18 20175.45	UNITED STATES	200,000	202,528
	AMERICAN INTL GROUP INC	NT10 1 20155.05	UNITED STATES	200,000	205,312
	AMERICAN INTL GROUP INC	NT5 1 20366.25	UNITED STATES	600,000	575,894
	AMERICAN INTL GROUP INC	TRANCHE + TR 0002710 18 20165.6	UNITED STATES	100,000	103,020
	AMERICAN INTL GROUP INC	TRANCHE TR 000791 16 20185.85	UNITED STATES	1,500,000	1,546,713
	AMERICAN STORES CO MEDIUM TERM	TRANCHE TR 000263 20 20287.1	UNITED STATES	100,000	76,000
	AMERIGAS PARTNERS L P	SR NT5 20 20157.25	UNITED STATES	1,000,000	1,027,500
	AMGEN INC	SR NT CONV2 1 20110.125	UNITED STATES	100,000	99,345
	ANADARKO PETROLEUM CORP	SR NT9 15 20165.95	UNITED STATES	300,000	322,287
	ARAMARK CORP	SR NT2 1 20153.78688	UNITED STATES	550,000	537,625
	ARAMARK CORP	SR NT2 1 20158.5	UNITED STATES	390,000	407,550
	ARVINMERITOR INC	09/15 FIXED 8.1259 15 20158.125	UNITED STATES	575,000	601,594
	ARVINMERITOR INC	NT 12/03/01 8.7503 1 20128.75	UNITED STATES	81,000	87,075
	BEAR SRTEARNS ARM TR	2005 10 MTG PASSTHRU CTF CL A110 25 20352.871388	UNITED STATES	82,181	81,759
	BEAR STEARNS COML MTG SECS INC	SER 2005 T20 MTG CTF CL A4A10 12 20425.143747	UNITED STATES	300,000	322,917
	BEAR STEARNS COS INC	SR GLOBAL NT2 1 20187.25	UNITED STATES	100,000	118,506
	BERRY PETROLEUM CO	06/14 FIXED 10.256 1 201410.25	UNITED STATES	1,100,000	1,262,250
	BERRY PLASTICS CORP	01/21 FIXED 9.751 15 20219.75	UNITED STATES	600,000	594,000
	BERRY PLASTICS ESCROW	11/15 FIXED 8.2511 15 20158.25	UNITED STATES	1,000,000	1,060,000
	BIOMET INC	SR NT10 15 201710	UNITED STATES	650,000	710,125
	BIOMET INC	SR SUB NT10 15 201711.625	UNITED STATES	1,825,000	2,016,625
	BIOMET INC	SR TOGGLE NT10 15 201710.375	UNITED STATES	200,000	218,500
	CDC COML MTG TR	2002 FX1 COML PASSTHRU CL D5 15 20356.005	UNITED STATES	300,000	312,144
	CEDC FIN CORP INTL INC	12/16 FIXED 9.12512 1 20169.125	UNITED STATES	100,000	106,250
	CENT ELET BRASILEIRAS SA	07/19 FIXED 6.8757 30 20196.875	UNITED STATES	550,000	621,500
	CHART INDS INC	10/15 FIXED 9.12510 15 20159.125	UNITED STATES	250,000	257,500
	CHARTER COMMUNICATIONS OPER LL	SR 2ND LIEN NT 144A4 30 20128	UNITED STATES	1,990,000	2,089,500
	CHESAPEAKE ENERGY CORP	6.25PCT SNR NTS 15JAN17 EUR1 15 20176.25	UNITED STATES	350,000	472,477
	CHESAPEAKE ENERGY CORP	SR NT7 15 20137.625	UNITED STATES	900,000	975,375
	CHS CMNTY HEALTH SYS INC	07/15 FIXED 8.8757 15 20158.875	UNITED STATES	900,000	945,000
	CIT GROUP INC	05/13 FIXED 7.05 1 20137	UNITED STATES	1,142,004	1,164,844
	CIT GROUP INC	05/16 FIXED 7.005 1 20167	UNITED STATES	105,012	105,406
	CIT GROUP INC	05/17 FIXED 7.05 1 20177	UNITED STATES	147,014	147,382
	CIT GROUP INC NEW	05/14 FIXED 7.05 1 20147	UNITED STATES	363,006	366,636
	CIT GROUP INC NEW	05/15 FIXED 7.05 1 20157	UNITED STATES	4,563,006	4,574,414
	CITIGROUP	FUTURES CASH COLLATERAL12 31 20300.09	UNITED STATES	58,000	58,000
	CITIGROUP CAPITAL XXI	12/77 VAR12 21 20778.3	UNITED STATES	1,400,000	1,456,000
	CITIZENS COMMUNICATIONS CO	03/19 FIXED 7.1253 15 20197.125	UNITED STATES	250,000	256,875
	CITIZENS COMMUNICATIONS CO	SR NT1 15 20136.25	UNITED STATES	32,000	33,760
	CMS ENERGY CORP	02/12 FIXED 6.32 1 20126.3	UNITED STATES	13,316	14,124
	CMS ENERGY CORP	02/18 FIXED 5.052 15 20185.05	UNITED STATES	200,000	197,757
	CMS ENERGY CORP	9/15 FIXED 4.259 30 20154.25	UNITED STATES	500,000	495,091
	COLUMBIA/HCA HEALTHCARE CORP	TRANCHE TR 0001012 15 20149	UNITED STATES	660,000	691,350
	CONCHO RESOURCES INC	01/21 FIXED 71 15 20217	UNITED STATES	100,000	102,500
	CONSOL ENERGY INC	04/17 FIXED 8 144A4 1 20178	UNITED STATES	1,575,000	1,677,375
	CONTINENTAL RESOURCES	04/21 FIXED 7.1254 1 20217.125	UNITED STATES	200,000	210,000
	CONTL AIRLINES 2009 2	05/21 FIXED 7.255 10 20217.25	UNITED STATES	194,475	216,840
	CREDIT SUISSE FIRST BOSTON MTG	SER 2003 AR15 CL 2A16 25 20332.5852	UNITED STATES	42,205	40,155
	CROWN AMERS LLC	05/17 FIXED 7.6255 15 20177.625	UNITED STATES	200,000	215,000
	CSC HLDGS INC	SR DEB2 15 20187.875	UNITED STATES	590,000	656,375
	CSC HLDGS INC	SR NT 11/04/01 7.6254 1 20117.625	UNITED STATES	440,000	445,500
	CSC HLDGS LLC	02/19 FIXED 8.6252 15 20198.625	UNITED STATES	800,000	904,000
	CSC HLDGS LLC	04/14 FIXED 8.54 15 20148.5	UNITED STATES	800,000	879,000
	CSN IS IX CORP	GTD NT 144A1 15 201510.5	UNITED STATES	200,000	247,000

CURRENCY CONTRACT	BOUGHT AUD/SOLD USD	UNITED STATES		17,744
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD	UNITED STATES		(46,271)
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD	UNITED STATES		(5,350)
CURRENCY CONTRACT	BOUGHT CAD/SOLD USD	UNITED STATES		731
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD	UNITED STATES		4,858
CURRENCY CONTRACT	SOLD CNY/BOUGHT USD	UNITED STATES		(11,430)
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD	UNITED STATES		35,349
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD	UNITED STATES		(52)
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD	UNITED STATES		74,513
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD	UNITED STATES		29,239
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD	UNITED STATES		133,912
CURRENCY CONTRACT	BOUGHT GBP/SOLD USD	UNITED STATES		589
CURRENCY CONTRACT	SOLD GBP/BOUGHT USD	UNITED STATES		(5,190)
CURRENCY CONTRACT	SOLD IDR/BOUGHT USD	UNITED STATES		14,229
CURRENCY CONTRACT	BOUGHT KRW/SOLD USD	UNITED STATES		(29,879)
CURRENCY CONTRACT	BOUGHT MXN/SOLD USD	UNITED STATES		6,931
CURRENCY CONTRACT	SOLD MXN/BOUGHT USD	UNITED STATES		(12,998)
CURRENCY CONTRACT	BOUGHT ZAR/SOLD USD	UNITED STATES		656
CVS PASS THROUGH TRUST	01/32 FIXED 7.5071 10 20327.507	UNITED STATES	98,426	111,836
CWABS INC	2006 6 ASSETBKD CTF CL 2A29 25 20360.44063	UNITED STATES	281,799	238,763
CWALT INC	2005 21CB MTG PASSTHRU CL A36 25 20355.25	UNITED STATES	1,593,585	1,354,681
DAVITA INC	11/18 FIXED 6.37511 1 20186.375	UNITED STATES	100,000	99,500
DISH DBS CORP	02/16 FIXED 7.1252 1 20167.125	UNITED STATES	1,300,000	1,342,250
DOW CHEMICAL CO/THE	05/14 FIXED 7.65 15 20147.6	UNITED STATES	1,000,000	1,153,388
DYNEGY HOLDINGS INC	06/19 FIXED 7.756 1 20197.75	UNITED STATES	400,000	267,000
ECHOSTAR DBS	NT10 1 20116.375	UNITED STATES	600,000	618,000
ECHOSTAR DBS CORP	SR NT10 1 20137	UNITED STATES	100,000	106,750
ECHOSTAR DBS CORP	SR NT10 1 20146.625	UNITED STATES	200,000	207,500
EL PASO CORP	SR NT12 12 201312	UNITED STATES	600,000	750,000
EL PASO CORP	SR NT2 15 20168.25	UNITED STATES	500,000	580,000
EL PASO CORPORATION	SR NT6 15 20177	UNITED STATES	800,000	844,252
EL PASO ENERGY	TR 00002 12/12/15 7.37512 15 20127.375	UNITED STATES	600,000	636,715
EMBARQ CORP	NT6 1 20167.082	UNITED STATES	2,200,000	2,432,998
ENTERPRISE PRODS OPER L P	GTD JR SUB NT1 15 20687.034	UNITED STATES	300,000	311,250
FED HOME LN DISCOUNT NT	02/11 ZCP2 11 20110	UNITED STATES	800,000	799,930
FED HOME LN DISOUNT NT	02/11 ZERO CPN2 3 20110	UNITED STATES	300,000	299,979
FEDERAL HOME LN MTG CORP	SER 3346 CL FA2 15 20190.49031	UNITED STATES	1,308,151	1,308,133
FIRST FRANKLIN MTG LN TR	2006 FF15 MTG BACKED SECS A411 25 20360.37063	UNITED STATES	600,000	560,284
FIRST FRANKLIN MTG LN TR	2006 FF15 MTG BKD SECS CL A311 25 20360.31063	UNITED STATES	118,122	117,122
FNMA POOL 826128	BBA LIBOR USD 12 MONTH7 1 20355.158	UNITED STATES	227,155	241,841
FNMA POOL 985616	4 1 20345.5	UNITED STATES	40,302	43,391
FNW 2003 W6 F	09/42 VAR9 25 20420.61063	UNITED STATES	16,362	16,319
FORD MOTOR CREDIT CO LLC	09/15 FIXED 5.6259 15 20155.625	UNITED STATES	900,000	931,933
FORD MOTOR CREDIT CO LLC	10/14 FIXED 8.710 1 20148.7	UNITED STATES	600,000	675,694
FORD MTR CR CO	05/15 FIXED 125 15 201512	UNITED STATES	1,900,000	2,390,084
FORD MTR CR CO	06/14 FIXED 86 1 20148	UNITED STATES	300,000	330,512
FORD MTR CR CO	08/12 FIXED 7.58 1 20127.5	UNITED STATES	1,000,000	1,063,209
FORD MTR CR CO	NT FLTG RATE1 13 20123.03906	UNITED STATES	700,000	706,160
FREEPORT MCMORAN COPPER + GOLD	SR NT 17/04/01 8.3754 1 20178.375	UNITED STATES	300,000	331,875
FRONTIER COMMUNICATIONS	03/15 FIXED 6.6253 15 20156.625	UNITED STATES	400,000	418,000
GAYLORD ENTMT CO NEW	SR NT 14/11/15 6.75011 15 20146.75	UNITED STATES	40,000	39,400
GENERAL MTRS ACCEP CORP	GLOBAL NT 14/12/01 6.75012 1 20146.75	UNITED STATES	40,000	41,912
GENERAL MTRS ACCEP CORP	NT11 1 20318	UNITED STATES	1,100,000	1,176,674
GENERAL MTRS ACCEP CORP	NT9 15 20116.875	UNITED STATES	400,000	410,402
GENERAL MTRS ACCEP CORP	SR NT2 1 20127	UNITED STATES	1,900,000	1,960,939
GENWORTH FINANCIAL INC	02/21 FIXED 7.22 15 20217.2	UNITED STATES	100,000	102,362
GEORGIA PAC CORP	BD5 15 20118.125	UNITED STATES	450,000	464,625
GEORGIA PAC CORP	DEB 28/06/01 7.2506 1 20287.25	UNITED STATES	100,000	108,250
GEORGIA PAC CORP	NT 31/05/15 8.8755 15 20318.875	UNITED STATES	1,400,000	1,722,000
GEORGIA PAC CORP	SR NT 144A 15/01/15 7.0001 15 20157	UNITED STATES	100,000	103,750
GEORGIA PAC CORP	SR NT 144A 17/01/15 7.1251 15 20177.125	UNITED STATES	600,000	639,000
GERDAU HOLDINGS INC	01/20 FIXED 71 20 20207	UNITED STATES	600,000	660,000
GMAC LLC	NT 12/05/15 6.6255 15 20126.625	UNITED STATES	1,200,000	1,237,040
GOLDMAN FUTURES CASH	COLLATERAL FEDL0112 31 20300.08	UNITED STATES	243,000	243,000
GRAHAM PACK CO LP/GPC	10/18 FIXED 8.2510 1 20188.25	UNITED STATES	500,000	525,000
GS MTG SECS CORP	2005 AR3 MTG PASS CTF CL 6A15 25 20352.943641	UNITED STATES	818,833	684,993
GS MTG SECS CORP	2005 AR6 MTG PASS CTF CL 1A19 25 20352.864126	UNITED STATES	311,751	305,026
GS MTG SECS CORP	2005 AR6 MTG PASSTHRU CL 1A49 25 20352.864126	UNITED STATES	1,039,169	1,025,779
GS MTG SECS CORP	2005 AR7 MTG PASS CTF CL 2A111 25 20352.875832	UNITED STATES	204,745	182,012
HAWAIIAN TELCOM HOLDCO INC WTS	CALL EXP 28OCT15	UNITED STATES	2,227	15,589
HCA INC	02/17 FIXED 9.8752 15 20179.875	UNITED STATES	400,000	440,000
HCA INC	02/20 FIXED 7.8752 15 20207.875	UNITED STATES	400,000	428,000
HCA INC	04/19 FIXED 8.54 15 20198.5	UNITED STATES	800,000	876,000
HCA INC	SR SECD NT11 15 20169.25	UNITED STATES	1,500,000	1,600,313
HCA INC	SR SECD TOGGLE NT11 15 20169.625	UNITED STATES	978,000	1,047,683
HEXION US FIN/NOVA SOTI	02/18 FIXED 8.8752 1 20188.875	UNITED STATES	800,000	855,000
HOMER CITY FDG LLC	SR SECD BD10 1 20268.734	UNITED STATES	280,260	257,839
HOST MARRIOTT LP	SR NT SER J11 1 20137.125	UNITED STATES	13,591	13,795
HSBC FINANCE CORPORATION	01/21 FIXED 6.6761 15 20216.676	UNITED STATES	600,000	606,169
INTL LEASE FIN CORP MTN	TRANCHE TR 005892 1 20114.95	UNITED STATES	300,000	300,000

JARDEN CORP	11/22 FIXED 6.12511 15 20226.125	UNITED STATES	300,000	286,500
KERR MCGEE CORP	NT9 15 20116.875	UNITED STATES	40,000	41,521
LBI ESCROW CORP	11/17 FIXED 811 1 20178	UNITED STATES	809,000	894,956
LEHMAN ABS MTG LN TR	2007 1 MTG PASS CTF CL2A1 144A6 25 20370.35063	UNITED STATES	65,463	27,194
LEHMAN BROTHERS HLDGS INC	TRANCHE TR 0052312 31 20493.0525	UNITED STATES	400,000	91,500
LEHMAN BROTHERS HLDGS INC	TRANCHE TR 00777 (IN DEFAULT)5 25 20493.2325	UNITED STATES	800,000	183,000
LIBERTY MEDIA CORP NEW	SR NT5 15 20135.7	UNITED STATES	40,000	41,200
LIFEPOINT HOSPITALS INC	10/20 FIXED 6.62510 1 20206.625	UNITED STATES	100,000	99,250
LIN TELEVISION CORP	SR SUB NT5 15 20136.5	UNITED STATES	40,000	40,100
LSI OPEN POSITION NET ASSET	LSIOPNTA512 31 20600	UNITED STATES	171,451	77,153
LYONDELL CHEMICAL CO	05/18 FIXED 115 1 201811	UNITED STATES	1,300,000	1,472,250
MERRILL LYNCH + CO	TRANCHE TR 006774 25 20186.875	UNITED STATES	800,000	875,486
MERRILL LYNCH MTG INVS INC	2005 2 MTG PASSTHRU CTF CL 1A10 25 20351.70719	UNITED STATES	198,939	180,733
METROPOLITAN LIFE GLOBAL FDG	TRANCHE 000143 15 20120.55156	UNITED STATES	100,000	100,082
MOHEGAN TRIBAL GAMING AUTH	SR NT 14/08/15 7.1258 15 20147.125	UNITED STATES	40,000	25,200
MORGAN STANLEY	SR NT4 28 20156	UNITED STATES	1,200,000	1,299,604
MORGAN STANLEY CAP SVCS BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(200,000)	(200,000)
MYLAN INC	7/20 FIXED 7.875 SER 144A7 15 20207.875	UNITED STATES	600,000	646,500
NALCO CO	USD SR SUB NT11 15 20138.875	UNITED STATES	200,000	203,125
NEIMAN MARCUS GROUP INC	SR NT10 15 20159	UNITED STATES	42,995	45,037
NEVADA PWR CO	GEN + REF MTG NT SER N4 1 20366.65	UNITED STATES	250,000	279,708
NEVADA PWR CO	GEN REFUNDING MTG NT SER R7 1 20376.75	UNITED STATES	100,000	113,501
NEWFIELD EXPLORATION CO	02/20 FIXED 6.8752 1 20206.875	UNITED STATES	600,000	631,500
NEWFIELD EXPLORATION CO	SR SUB NT5 15 20187.125	UNITED STATES	200,000	210,500
NEXTEL COMMUNICATIONS INC	SR SERIAL REDEEMABLE NT SER E10 31 20136.875	UNITED STATES	1,100,000	1,102,750
NGPL PIPECO LLC	SR NT 144A12 15 20126.514	UNITED STATES	100,000	107,931
NRG ENERGY	SR NT 16/02/01 7.3752 1 20167.375	UNITED STATES	970,000	994,250
NRG ENERGY INC	09/20 FIXED 8.25 SER 144A9 1 20208.25	UNITED STATES	300,000	307,500
NRG ENERGY INC	SR NT 14/02/01 7.2502 1 20147.25	UNITED STATES	500,000	510,000
NRG ENERGY INC	SR NT1 15 20177.375	UNITED STATES	700,000	721,000
OSHKOSH CORP	03/20 FIXED 8.53 1 20208.5	UNITED STATES	200,000	219,500
PEABODY ENERGY CORP	09/20 FIXED 6.59 15 20206.5	UNITED STATES	300,000	320,250
PEMEX PROJ FDG MASTER TR	GTD NT3 1 20185.75	UNITED STATES	1,760,000	1,881,769
PRIDE INTERNATIONAL INC	06/19 FIXED 8.56 15 20198.5	UNITED STATES	200,000	227,500
PRIDE INTERNATIONAL INC	8/20 FIXED 6.8758 15 20206.875	UNITED STATES	200,000	207,500
PROVIDENT FUNDING ASSOC	04/17 FIXED 10.254 15 201710.25	UNITED STATES	300,000	311,250
QUIKSILVER INC	SR NT 15/04/15 6.8754 15 20156.875	UNITED STATES	40,000	39,100
QWEST COMMUNICATIONS INTL INC	02/14 FIXED 7.52 15 20147.5	UNITED STATES	1,300,000	1,316,250
QWEST CORP	NT6 15 20133.55156	UNITED STATES	500,000	522,500
RAIN CII CARBON LLC/CII	12/18 FIXED 812 1 20188	UNITED STATES	100,000	102,500
RBS GLOBAL AND REXNORD COR	05/18 FIXED 8.55 1 20188.5	UNITED STATES	800,000	850,000
REYNOLDS GRP ISS/REYNOLD	04/19 FIXED 7.1254 15 20197.125	UNITED STATES	200,000	203,500
REYNOLDS GRP ISS/REYNOLD	10/16 FIXED 7.7510 15 20167.75	UNITED STATES	2,000,000	2,115,000
SANMINA SCI CORP	SR SUB NT3 1 20136.75	UNITED STATES	40,000	39,900
SEALY MATTRESS CO	SR SUB NT6 15 20148.25	UNITED STATES	40,000	40,900
SIERRA PAC PWR CO	07/37 FIXED 6.757 1 20376.75	UNITED STATES	200,000	225,523
SIERRA PAC PWR CO	GEN REF MTG NT SER M 144A5 15 20166	UNITED STATES	200,000	226,525
SLM CORP	TRANCHE 000575 15 20145.375	UNITED STATES	1,200,000	1,205,914
SLM CORP	TRANCHE TR 001046 15 20188.45	UNITED STATES	100,000	103,936
SLM CORP MEDIUM TERM NTS BOOK	TRANCHE TR 001021 27 20140.58844	UNITED STATES	200,000	180,143
SLM CORP MTN	TRANCHE NO TR 0010110 25 20110.51844	UNITED STATES	100,000	98,602
SLM CORPORATION	3.125PCT EMT 17SEP129 17 20123.125	UNITED STATES	500,000	647,931
SLM STUDENT LN TR	2008 STUDENT LOAN BKD NT CL A4 25 20231.78844	UNITED STATES	1,176,632	1,214,570
SMITHFIELD FOODS INC	SR NT5 15 20137.75	UNITED STATES	40,000	42,625
SPECTRUM BRANDS INC	06/18 FIXED 9.56 15 20189.5	UNITED STATES	500,000	549,375
SPRINT CAP CORP	1 30 20117.625	UNITED STATES	1,000,000	1,002,500
SPRINT NEXTEL CORP	8/17 FIXED 8.3758 15 20178.375	UNITED STATES	400,000	429,000
SSGA	G STIFF ERISA QUALIFIED12 31 20300.138522	UNITED STATES	918,142	918,142
STARWOOD HOTELS + RESORTS WORL	SR NT5 1 20127.875	UNITED STATES	40,000	42,600
STEEL DYNAMICS INC	03/20 FIXED 7.6253 15 20207.625	UNITED STATES	400,000	428,000
STEEL DYNAMICS INC	04/15 FIXED 6.754 1 20156.75	UNITED STATES	100,000	101,250
STEEL DYNAMICS INC	SR NT11 1 20127.375	UNITED STATES	700,000	738,500
STRUCTURED ASSET SECS CORP	2003 22A MTG CTF CL 2A16 25 20332.497257	UNITED STATES	70,390	62,519
SWAP BANK OF AMERICA BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(590,000)	(590,000)
SWAP BARCLAYS BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(990,000)	(990,000)
SWAP BNP PARIBAS COC	SWAP CASH COLLATERAL USD	UNITED STATES	10,000	10,000
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(630,000)	(630,000)
SWAP DEUTSCHE BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(10,000)	(10,000)
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(370,000)	(370,000)
SWAP RBOS BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(530,000)	(530,000)
SWAP UBS BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(260,000)	(260,000)
SWPC070E2 CDS USD P V 03MEVENT	9 20 20121	UNITED STATES	(600,000)	(600,000)
SWPC070E2 CDS USD R F 5.00000	9 20 20125	UNITED STATES	600,000	642,118
SWPC072E0 CDS USD P V 03MEVENT	9 20 20141	UNITED STATES	(200,000)	(200,000)
SWPC072E0 CDS USD R F 5.00000	9 20 20145	UNITED STATES	200,000	224,216
SWPC13604 CDS USD P V 00MEVENT	BBA LIBOR USD 3 MONTH12 20 20121	UNITED STATES	(6,106,000)	(6,106,000)
SWPC13604 CDS USD R F 3.75000	12 20 20123.75	UNITED STATES	6,106,000	6,355,155
SWPC192D7 CDS USD P V 03MEVENT	SUNGARD DATA SYSTEMS INC SNR S9 20 20141	UNITED STATES	(300,000)	(300,000)
SWPC192D7 CDS USD R F 5.00000	SUNGARD DATA SYSTEMS INC SNR S9 20 20145	UNITED STATES	300,000	318,100
SWPC230D1 CDS USD P V 03MEVENT	SLM CORP SALLIE MAE SNR SSPBOA9 20 20141	UNITED STATES	(600,000)	(600,000)

	SWPC230D1 CDS USD R F 5.00000	SLM CORP SALLIE MAE SNR SSPBOA9 20 20145	UNITED STATES	600,000	649,452
	SWPC253D3 CDS USD P V 03MEVENT	9 20 20141	UNITED STATES	(300,000)	(300,000)
	SWPC253D3 CDS USD R F 5.00000	9 20 20145	UNITED STATES	300,000	318,100
	SWPC260D4 CDS USD P V 03MEVENT	SUNGARD DATA SYSTEMS INC SNRS9 20 20141	UNITED STATES	(100,000)	(100,000)
	SWPC260D4 CDS USD R F 5.00000	SUNGARD DATA SYSTEMS INC SNRS9 20 20145	UNITED STATES	100,000	106,033
	SWPC263D1 CDS USD P V 03MEVENT	SLM CORP SALLIE MAE SNR SSPBOA9 20 20141	UNITED STATES	(200,000)	(200,000)
	SWPC263D1 CDS USD R F 5.00000	SLM CORP SALLIE MAE SNR SSPBOA9 20 20145	UNITED STATES	200,000	216,484
	SWPC27372 CDS USD P V 00MEVENT	6 20 20181	UNITED STATES	(1,200,000)	(1,200,000)
	SWPC27372 CDS USD R F 2.93000	6 20 20182.93	UNITED STATES	1,200,000	1,318,468
	SWPC279J0 CDS USD P V 03MEVENT	12 20 20151	UNITED STATES	(200,000)	(200,000)
	SWPC279J0 CDS USD R F 5.00000	12 20 20155	UNITED STATES	200,000	227,211
	SWPC286J1 CDS USD P V 03MEVENT	12 20 20151	UNITED STATES	(800,000)	(800,000)
	SWPC286J1 CDS USD R F 5.00000	12 20 20155	UNITED STATES	800,000	908,842
	SWPC287J0 CDS USD P V 03MEVENT	12 20 20151	UNITED STATES	(800,000)	(800,000)
	SWPC287J0 CDS USD R F 5.00000	12 20 20155	UNITED STATES	800,000	908,842
	SWPC299D9 CDS USD P V 03MEVENT	9 20 20141	UNITED STATES	(100,000)	(100,000)
	SWPC299D9 CDS USD R F 5.00000	9 20 20145	UNITED STATES	100,000	106,033
	SWPC307F4 CDS USD P V 00MEVENT	3 20 20111	UNITED STATES	(200,000)	(200,000)
	SWPC307F4 CDS USD R F 1.00000	3 20 20111	UNITED STATES	200,000	200,233
	SWPC358J4 CDS USD P V 03MEVENT	12 20 20151	UNITED STATES	(5,400,000)	(5,400,000)
	SWPC358J4 CDS USD R F 5.00000	12 20 20155	UNITED STATES	5,400,000	5,561,729
	SWPC469H4 CDS USD P V 03MEVENT	SWPC469H4 CDSS6 20 20151	UNITED STATES	(500,000)	(500,000)
	SWPC469H4 CDS USD R F 1.00000	SWPC469H4 CDSL6 20 20151	UNITED STATES	500,000	507,350
	SWPC512H1 CDS USD P V 03MEVENT	9 20 20111	UNITED STATES	(100,000)	(100,000)
	SWPC512H1 CDS USD R F 1.00000	9 20 20111	UNITED STATES	100,000	100,563
*	SWPC527H4 CDS USD P V 03MEVENT	9 20 20111	UNITED STATES	(100,000)	(100,000)
*	SWPC527H4 CDS USD R F 5.00000	9 20 20115	UNITED STATES	100,000	103,487
	SWPC59763 CDS USD P V 0M EVENT	6 20 20121	UNITED STATES	(500,000)	(500,000)
	SWPC59763 CDS USD R F 1.00000	6 20 20121	UNITED STATES	500,000	499,734
*	SWPC598H8 CDS USD P V 03MEVENT	9 20 20111	UNITED STATES	(200,000)	(200,000)
*	SWPC598H8 CDS USD R F 1.00000	9 20 20111	UNITED STATES	200,000	200,091
	SWPC653H0 CDS USD P V 03MEVENT	9 20 20111	UNITED STATES	(500,000)	(500,000)
	SWPC653H0 CDS USD R F 1.00000	9 20 20111	UNITED STATES	500,000	500,229
	SWPC753G1 CDS USD P V 03MEVENT	6 20 20151	UNITED STATES	(1,200,000)	(1,200,000)
	SWPC753G1 CDS USD R F 5.00000	6 20 20155	UNITED STATES	1,200,000	1,351,667
	SWPC76882 CDS USD P V 00MEVENT	9 20 20171	UNITED STATES	(300,000)	(300,000)
	SWPC76882 CDS USD R F 2.44000	9 20 20172.44	UNITED STATES	300,000	319,391
	SWPC790B7 CDS USD P V 00MEVENT	9 20 20121	UNITED STATES	(800,000)	(800,000)
	SWPC790B7 CDS USD R F 5.00000	9 20 20125	UNITED STATES	800,000	846,438
	SWPC864H5 CDS USD P V 03MEVENT	9 20 20151	UNITED STATES	(200,000)	(200,000)
	SWPC864H5 CDS USD R F 1.00000	9 20 20151	UNITED STATES	200,000	195,615
	SWPC944H9 CDS USD P V 03MEVENT	9 20 20151	UNITED STATES	(100,000)	(100,000)
	SWPC944H9 CDS USD R F 1.00000	9 20 20151	UNITED STATES	100,000	101,646
	SWPC95908 PIMCO CDS PAY	VAR 0MEVENT USD10 20 20161	UNITED STATES	(500,000)	(500,000)
	SWPC95908 PIMCO CDS REC	FIX 1.9600000 USD10 20 20161.96	UNITED STATES	500,000	520,725
	SWPCN6637 CDS EUR P V 03MEVENT	12 20 20131	UNITED STATES	(1,200,000)	(1,609,861)
	SWPCN6637 CDS EUR R F 5.00000	12 20 20135	UNITED STATES	1,200,000	1,733,522
	SWU0353Q3 IRS USD P V 03MLIBOR	BBA LIBOR USD 3 MONTH12 15 20150.30156	UNITED STATES	(1,200,000)	(1,200,000)
	SWU0353Q3 IRS USD R F 1.70000	12 15 20151.7	UNITED STATES	1,200,000	1,174,086
	SWU0355Q1 IRS USD P V 03MLIBOR	BBA LIBOR USD 3 MONTH12 15 20150.30156	UNITED STATES	(1,700,000)	(1,700,000)
	SWU0355Q1 IRS USD R F 1.95000	12 15 20151.95	UNITED STATES	1,700,000	1,683,518
	SWU0359Q7 IRS USD P V 03MLIBOR	BBA LIBOR USD 3 MONTH12 15 20150.30156	UNITED STATES	(1,000,000)	(1,000,000)
	SWU0359Q7 IRS USD R F 2.10000	12 15 20152.1	UNITED STATES	1,000,000	997,444
*	SWU0360Q4 IRS USD P V 03MLIBOR	BBA LIBOR USD 3 MONTH12 15 20150.30156	UNITED STATES	(1,000,000)	(1,000,000)
*	SWU0360Q4 IRS USD R F 2.10000	12 15 20152.1	UNITED STATES	1,000,000	997,444
	SWU0628L3 IRS USD P V 03MLIBOR	BBA LIBOR USD 3 MONTH12 16 20140.30188	UNITED STATES	(4,700,000)	(4,700,000)
	SWU0628L3 IRS USD R F 4.00000	12 16 20144	UNITED STATES	4,700,000	5,112,954
	TARGETED RETURN INDEX	SER HY 2006 1 CTF 144A5 1 20161	UNITED STATES	760,001	759,590
	TELESAT CANADA TELESAT L	11/15 FIXED 1111 1 201511	UNITED STATES	1,100,000	1,234,750
	TEMASEK FINANCIAL I LTD	11/39 FIXED 5.37511 23 20395.375	UNITED STATES	250,000	257,972
	TENET HEALTHCARE CORP	05/18 FIXED 105 1 201810	UNITED STATES	300,000	349,500
	TENNECO AUTOMOTIVE INC	SR NT 14/11/15 8.62511 15 20148.625	UNITED STATES	40,000	41,150
	TNK BP FIN S A	TRANCHE TR 000073 13 20187.875	UNITED STATES	200,000	226,760
	TRW AUTOMOTIVE INC	SR NT 144A 14/03/15 7.0003 15 20147	UNITED STATES	770,000	823,900
	TRW AUTOMOTIVE INC	SR NT 144A3 15 20177.25	UNITED STATES	300,000	323,250
	TW TELECOM HOLDINGS INC	03/18 FIXED 83 1 20188	UNITED STATES	1,500,000	1,593,750
	TXU (TCEH) BANK LOAN 3.75375	PIMCO CUSIP 90210EAD810 10 20143.79469	UNITED STATES	495,000	382,685
	TXU (TCEH) TERM LN B1 3.75375	PIMCO CUSIP 90210EAE610 10 20143.79469	UNITED STATES	487,437	378,056
	TXU (TCEH) TERM LN B3 3.75375	PIMCO CUSIP 8731689R110 10 20143.79469	UNITED STATES	486,216	376,331
	U S WEST COMMUNICATIONS INC	7 1/2 06/15/236 15 20237.5	UNITED STATES	230,000	228,275
	U S WEST COMMUNICATIONS INC	DEB9 15 20257.25	UNITED STATES	1,300,000	1,365,000
	UNITED AIRLINES INC	05/18 FIXED 10.45 1 201810.4	UNITED STATES	283,292	327,202
	UNITED STATES TREAS BILLS	01/11 ZCP1 13 20110.156318	UNITED STATES	13,000	12,999
	UNITED STATES TREAS BILLS	06/11 ZCP6 2 20110.174405	UNITED STATES	800,000	799,449
	URBI TERM	12/11 FIXED 412 13 20114	UNITED STATES	200,000	200,000
	US DOLLAR		UNITED STATES	(1,435)	(1,435)
	US TREASURY N/B	08/14 FIXED 2.3758 31 20142.375	UNITED STATES	142,000	147,103
	US TREASURY N/B	08/19 FIXED 3.6258 15 20193.625	UNITED STATES	—	—
	US TREASURY N/B	11/39 FIXED 4.37511 15 20394.375	UNITED STATES	—	—
	VALEANT PHARMACEUTICALS	10/20 FIXED 710 1 20207	UNITED STATES	100,000	98,750

VALOR TELECOMMUNICATIONS ENTER	SR NT2 15 20157.75	UNITED STATES	400,000	412,500
VENTAS REALTY LP	04/17 FIXED 6.754 1 20176.75	UNITED STATES	300,000	314,339
VENTAS RLTY LTD PARTNERSHIP	SR NT6 1 20166.5	UNITED STATES	300,000	311,985
WACHOVIA CORP	TRANCHE SR 000335 1 20135.5	UNITED STATES	200,000	217,639
WAMU MTG PASS THRU CTFS	SER 2006 AR9 CL 1A8 25 20461.32824	UNITED STATES	563,526	369,149
WELLS FARGO CAP X	12/86 FIXED 5.9512 1 20865.95	UNITED STATES	100,000	96,526
WELLS FARGO CAPITAL XIII	PFD PUR SECS PPS12 29 20497.7	UNITED STATES	700,000	723,625
WEYERHAEUSER CO	NT3 15 20126.75	UNITED STATES	1,600,000	1,690,306
WI TREASURY SEC	07/12 FIXED 0.6257 31 20120.625	UNITED STATES	1,700,000	1,704,641
WINDSTREAM CORP	11/17 FIXED 7.87511 1 20177.875	UNITED STATES	200,000	210,250
WINDSTREAM CORP	SR NT8 1 20138.125	UNITED STATES	100,000	110,000
WINDSTREAM CORP	SR NT8 1 20168.625	UNITED STATES	800,000	842,000
REPUBLIC OF URUGUAY	8 11/18/2211 18 20228	URUGUAY	793,591	982,069
REPUBLICA ORIENTAL DEL URUGUAY	BD3 21 20367.625	URUGUAY	100,000	118,750
C8 CAP SPV LTD	CALLABLE PERP DEB 144A 3C712 31 20496.64	VIRGIN ISLANDS, BRITISH	300,000	209,239
GOLD FIELDS OROGEN HOLD	10/20 FIXED 4.87510 7 20204.875	VIRGIN ISLANDS, BRITISH	500,000	478,317
SINOCHEM CORP	11/20 FIXED 4.511 12 20204.5	VIRGIN ISLANDS, BRITISH	100,000	98,563

	Total : EXHIBIT G - High Yield and Emerging Markets Bond Fund			$213,420,890

n / a - Cost is not applicable

EXHIBIT H - International Real Estate Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					(n/a)
				Shares

	ASX SPI 200 INDEX FUTURES	MAR11 XSFE3 17 20110	AUSTRALIA	100		$1,999
	AUSTRALIAN DOLLAR		AUSTRALIA	124,154		127,265
	BGP HOLDINGS PLC	POST SPIN SHARES	AUSTRALIA	6,007,914		113
	BUNNINGS WAREHOUSE PROPERTY	REIT NPV	AUSTRALIA	287,087		514,988
	CFS RETAIL PROPERTY TRUST	REIT NPV	AUSTRALIA	1,416,429		2,555,363
	CHARTER HALL OFFICE REIT	REIT NPV	AUSTRALIA	329,793		963,455
	CHARTER HALL RETAIL REIT	REIT NPV	AUSTRALIA	205,742		620,034
	COMMONWEALTH PROPERTY OFFICE	REIT NPV	AUSTRALIA	1,575,041		1,340,032
	DEXUS PROPERTY GROUP	REIT NPV	AUSTRALIA	3,240,432		2,640,676
	GOODMAN GROUP	REIT NPV	AUSTRALIA	4,266,138		2,842,454
	GPT GROUP	REIT NPV	AUSTRALIA	1,245,714		3,754,143
	ING INDUSTRIAL FUND	REIT NPV	AUSTRALIA	1,743,579		938,309
	ING OFFICE FUND	MISC. NPV	AUSTRALIA	1,835,603		1,044,280
	WESTFIELD GROUP	REIT NPV	AUSTRALIA	1,554,134		15,261,566
	WESTFIELD RETAIL TRUST	REIT	AUSTRALIA	1,554,134		4,094,178
	CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	AUSTRIA	57,889		924,943
	BEFIMMO	NPV SICAF IMMO COM	BELGIUM	11,301		929,361
	COFINIMMO	REIT NPV	BELGIUM	8,972		1,172,465
	INTERVEST OFFICES	REIT	BELGIUM	4,638		146,157
	LEASINVEST REAL ES	NPV	BELGIUM	1,117		94,946
	WAREHOUSES DE PAUW SCA WDP	NPV	BELGIUM	6,308		310,151
	WERELDHAVE BELGIUM	NPV	BELGIUM	1,434		131,779
	ALLIED PROPERTIES REAL ESTAT	REIT NPV	CANADA	27,918		605,197
	ARTIS REAL ESTATE INVESTMENT	REIT NPV	CANADA	50,360		669,507
	BOARDWALK REAL ESTATE INVEST	REIT NPV	CANADA	32,528		1,350,355
	CALLOWAY REAL ESTATE INVESTM	REIT NPV	CANADA	65,274		1,535,202
	CAN APARTMENT PROP REAL ESTA	REIT NPV	CANADA	46,132		795,756
	CAN REAL ESTATE INVEST TRUST	REIT NPV	CANADA	44,383		1,386,899
	CANADIAN DOLLAR		CANADA	99,584		100,220
	CHARTWELL SENIORS HOUSING RE	REIT NPV	CANADA	96,101		791,130
	COMINAR REAL ESTATE INV TR U	REIT NPV	CANADA	41,526		870,514
	CROMBIE REAL ESTATE INVESTME	REIT	CANADA	23,357		299,705
	DUNDEE REAL ESTATE INVESTMEN	REIT NPV	CANADA	27,967		850,001
	EXTENDICARE REAL ESTATE INVE	REIT NPV	CANADA	53,209		491,580
	FIRST CAPITAL REALTY INC	COMMON STOCK NPV	CANADA	43,137		655,965
	H+R REAL ESTATE INV REIT UTS	REIT NPV	CANADA	96,236		1,881,815
	INNVEST REAL ESTATE INVESTME	REIT	CANADA	59,862		406,651
	KILLAM PROPERTIES INC	COMMON STOCK	CANADA	30,050		316,029
	MORGUARD REAL ESTATE TR UTS	REIT NPV	CANADA	28,679		424,564
	NORTHERN PROPERTY REAL ESTAT	REIT	CANADA	16,719		486,603
	PRIMARIS RETAIL REAL ESTATE	REIT NPV	CANADA	46,000		904,584
	RIOCAN REAL ESTATE INVST TR	REIT NPV	CANADA	168,283		3,725,885
	CITYCON OYJ	COMMON STOCK NPV	FINLAND	121,751		503,072
	SPONDA OYJ	COMMON STOCK NPV	FINLAND	186,518		970,867
	TECHNOPOLIS OYJ	COMMON STOCK NPV	FINLAND	42,613		233,243
	FONCIERE DES REGIONS	REIT EUR3.0	FRANCE	16,324		1,585,522
	GECINA SA	REIT EUR7.5	FRANCE	12,278		1,355,774
	ICADE	REIT NPV	FRANCE	13,733		1,406,636
	KLEPIERRE	REIT EUR1.4	FRANCE	63,482		2,299,011
	MERCIALYS	EUR1	FRANCE	30,969		1,167,456
	SILIC	EUR4	FRANCE	8,753		1,088,186
	STE DE LA TOUR EIFFEL	REIT EUR5.0	FRANCE	3,648		283,704
	UNIBAIL RODAMCO SE	REIT EUR5.0	FRANCE	61,280		12,167,114
	ALSTRIA OFFICE REIT AG	REIT	GERMANY	20,674		291,220
	COLONIA REAL ESTATE AG	COMMON STOCK NPV	GERMANY	19,836		148,356
	DEUTSCHE EUROSHOP AG	COMMON STOCK NPV	GERMANY	34,501		1,341,335
	DEUTSCHE WOHNEN AG BR	COMMON STOCK NPV	GERMANY	55,115		776,366
	DIC ASSET AG	COMMON STOCK NPV	GERMANY	18,477		206,731
	PATRIZIA IMMOBILIEN AG	COMMON STOCK NPV	GERMANY	17,872		92,069
	EUROBANK PROPERTIES REAL EST	REIT EUR2.13	GREECE	12,590		100,496
	F+C COMMERCIAL PROPERTY TRUST	COMMON STOCK	GUERNSEY, C.I.	339,000		560,478
	ING UK REAL ESTATE	ORD GBP0	GUERNSEY, C.I.	231,012		193,501
	INVISTA FOUNDATION	ORD SHS NPV	GUERNSEY, C.I.	238,741		145,776
	IRP PROPERTY INV	ORD GBP0.01	GUERNSEY, C.I.	55,476		71,656
	ISIS PROPERTY TST	ORG GBP.01	GUERNSEY, C.I.	37,214		61,614
	STANDARD LIFE INVESTMENT PROPE	STANDARD LIFE INV PROP INC	GUERNSEY, C.I.	78,255		79,332
	UK COMMERCIAL PROP	ORD GBP0.25	GUERNSEY, C.I.	241,260		310,682

CHAMPION REIT	REIT NPV	HONG KONG	1,659,000	979,567
HONG KONG DOLLAR		HONG KONG	13,913	1,790
HONGKONG LAND HOLDINGS LTD	COMMON STOCK USD.1	HONG KONG	1,132,000	8,173,040
HYSAN DEVELOPMENT CO	COMMON STOCK HKD5.0	HONG KONG	528,000	2,492,729
LINK REIT	REIT NPV	HONG KONG	1,488,500	4,624,247
EURO CURRENCY		INTERNATIONAL	103,409	138,728
AZRIELI GROUP	COMMON STOCK ILS.1	ISRAEL	23,241	656,247
ISRAELI SHEKEL		ISRAEL	10,723	3,028
BENI STABILI SPA	COMMON STOCK EUR.1	ITALY	499,384	424,078
BENI STABILI SPA	COMMON STOCK EUR.1	ITALY	145,062	124,549
IMMOBILIARE GRANDE DISTRIBUZO	EUR1	ITALY	77,191	150,881
AEON MALL CO LTD	COMMON STOCK	JAPAN	60,900	1,636,915
JAPAN PRIME REALTY INVESTMEN	REIT	JAPAN	474	1,461,069
JAPAN REAL ESTATE INVESTMENT	REIT	JAPAN	328	3,405,166
JAPAN RETAIL FUND INVESTMENT	REIT	JAPAN	1,035	1,986,924
JAPANESE YEN		JAPAN	6,514,506	80,322
KENEDIX REALTY INVESTMENT CO	REIT	JAPAN	157	738,493
MORI TRUST SOGO REIT INC	REIT	JAPAN	54	529,314
NIPPON BUILDING FUND INC	REIT	JAPAN	364	3,738,512
NOMURA REAL ESTATE OFFICE FU	REIT	JAPAN	203	1,466,716
ORIX JREIT INC	REIT	JAPAN	168	1,093,693
PREMIER INVESTMENT CORP	REIT	JAPAN	89	449,911
TOKYU REIT INC	REIT	JAPAN	85	614,142
TOP REIT INC	REIT	JAPAN	104	700,129
UNITED URBAN INVESTMENT CORP	REIT	JAPAN	807	1,032,817
GAGFAH SA	COMMON STOCK EUR1.25	LUXEMBOURG	60,572	545,501
PROLOGIS EUROP PRO	PROLOGIS EUR PROPS INTL A1	LUXEMBOURG	95,228	614,493
CORIO NV	REIT EUR10.0	NETHERLANDS	61,093	3,935,279
EUROCOMMERCIAL PROPERTIE CV	REIT EUR.5	NETHERLANDS	27,133	1,253,808
NIEUWE STEEN INVESTMENTS NV	REIT EUR.46	NETHERLANDS	28,761	577,993
VASTNED OFFICES/INDUSTRIAL	REIT EUR5.0	NETHERLANDS	12,697	213,773
VASTNED RETAIL NV	REIT EUR5.0	NETHERLANDS	12,455	868,535
WERELDHAVE NV	REIT EUR10.0	NETHERLANDS	14,263	1,397,969
KIWI INCOME PROPERTY TRUST	REIT NPV	NEW ZEALAND	654,686	511,441
NEW ZEALAND DOLLAR		NEW ZEALAND	26,069	20,365
NORWEGIAN KRONE		NORWAY	6,871	1,182
NORWEGIAN PROPERTY ASA	COMMON STOCK NOK.5	NORWAY	335,635	597,647
ASCENDAS REAL ESTATE INV TRT	REIT NPV	SINGAPORE	1,251,200	2,021,767
CAPITACOMMERCIAL TRUST	REIT NPV	SINGAPORE	1,418,000	1,660,357
CAPITAMALL TRUST	REIT NPV	SINGAPORE	1,584,800	2,412,365
CDL HOSPITALITY TRUSTS	REIT	SINGAPORE	483,000	784,232
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK NPV	SINGAPORE	1,208,000	2,036,829
MAPLETREE LOGISTICS TRUST	REIT NPV	SINGAPORE	1,212,968	913,715
SINGAPORE DOLLAR		SINGAPORE	2,188	1,708
SUNTEC REIT	REIT NPV	SINGAPORE	1,236,000	1,447,250
INMOBILIARIA COLONIAL SA	COMMON STOCK EUR.12	SPAIN	2,285,953	168,670
CASTELLUM AB	COMMON STOCK NPV	SWEDEN	115,010	1,566,176
FABEGE AB	COMMON STOCK NPV	SWEDEN	107,829	1,259,878
HUFVUDSTADEN AB A SHS	COMMON STOCK NPV	SWEDEN	99,793	1,165,985
KLOVERN AB	COMMON STOCK SEK5.	SWEDEN	81,299	411,160
KUNGSLEDEN AB	COMMON STOCK NPV	SWEDEN	91,929	840,958
SWEDISH KRONA		SWEDEN	2,818	419
WIHLBORGS FASTIGHETER AB	COMMON STOCK NPV	SWEDEN	25,176	730,244
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF2.9	SWITZERLAND	30,982	2,492,919
SWISS FRANC		SWITZERLAND	987	1,059
SWISS PRIME SITE REG	COMMON STOCK CHF15.3	SWITZERLAND	27,288	2,041,989
ZUEBLIN IMMOBILIEN HOLDI REG	COMMON STOCK CHF1.0	SWITZERLAND	30,496	121,382
BIG YELLOW GROUP PLC	REIT GBP.1	UNITED KINGDOM	87,817	481,768
BRITISH LAND CO PLC	REIT GBP.25	UNITED KINGDOM	593,045	4,869,990
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	UNITED KINGDOM	418,632	987,735
CAPITAL SHOPPING CENTRES GRO	REIT GBP.5	UNITED KINGDOM	463,284	3,029,024
CLS HOLDINGS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	14,954	125,141
DAEJAN HOLDINGS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	3,274	135,581
DERWENT LONDON PLC	REIT GBP.05	UNITED KINGDOM	67,471	1,648,978
GREAT PORTLAND ESTATES PLC	REIT GBP.125	UNITED KINGDOM	210,406	1,188,556
HAMMERSON PLC	REIT GBP.25	UNITED KINGDOM	473,998	3,096,105
LAND SECURITIES GROUP PLC	REIT GBP.1	UNITED KINGDOM	512,765	5,410,946
LONDON + STAMFORD PROPERTY P	REIT GBP.1	UNITED KINGDOM	363,535	745,611
MUCKLOW A + J GROUP PLC	REIT GBP.25	UNITED KINGDOM	16,686	75,565
POUND STERLING		UNITED KINGDOM	10,878	17,031
PRIMARY HEALTH PROPERTIES	REIT GBP.5	UNITED KINGDOM	42,026	220,423
SAFESTORE HOLDINGS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	94,151	191,630
SEGRO PLC	REIT GBP.1	UNITED KINGDOM	491,553	2,204,135
SHAFTESBURY PLC	REIT GBP.25	UNITED KINGDOM	151,685	1,063,936
ST. MODWEN PROPERTIES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	100,862	260,559
UNITE GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	107,060	325,348
WORKSPACE GROUP PLC	REIT GBP.1	UNITED KINGDOM	770,088	283,337
BROOKFIELD PROPERTIES CORP	COMMON STOCK NPV	UNITED STATES	252,032	4,453,965
MSCI EAFE EMINI INDEX FUTURES	MAR11 XIOM3 18 20110	UNITED STATES	1,550	31,685
SSGA	G STIFF ERISA QUALIFIED12 31 20300.138522	UNITED STATES	1,367,354	1,367,354

US DOLLAR	UNITED STATES	650,677	650,677

	Total : EXHIBIT H - International Real Estate Index Fund		$ 188,582,148

n / a - Cost is not applicable

EXHIBIT I - Short-Term Investments - Collateral

(Held by Brokers)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

		(c) Description of investment including maturity date,
		rate of interest, collateral, par, or maturity value
	(b) Identity of issue, borrower,	Issuer Name		Maturity		(e) Fair
(a)	lessor, or similar party	Product	Coupon %	Date	(d) Cost	value
					( n / a )

	UNITED STATES DOLLAR	UNITED STATES				$7,098,873
	US T-NOTE	UNITED STATES	4.750	31-May-12		742,000
	US T-NOTE	UNITED STATES	4.750	31-Jan-12		459,646
	US T-NOTE	UNITED STATES	2.750	31-Oct-13		1,863,724
	US T-NOTE	UNITED STATES	3.750	15-Nov-18		650,966
	US T-NOTE	UNITED STATES	1.375	15-Mar-12		726,918
	US T-NOTE	UNITED STATES	2.125	30-Nov-14		598,238
	US T-NOTE	UNITED STATES	0.750	31-May-12		698,315
	US T-BILL	UNITED STATES	0.000	20-Jan-11		509,990
	US T-NOTE	UNITED STATES	2.000	15-Jan-14		509,957

	Total Collateral - Held by Brokers					$13,858,628

n / a - Cost is not applicable

EXHIBIT J - Stable Value Fund

(Managed by various investment companies)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	10 YR RTP 2.73 BRS7MP0E5	DEC11 2.73 PUT	(9,700,000)		$(967,090)
	10 YR RTR 2.73 BRS7MP0F2	DEC01 2.73 CALL	(9,700,000)		(61,110)
	10YR AUSTRALIAN TBOND FUTURES	MAR11 XSFE	10,100,000		15,932
	10YR US TREASURY NOTE FUTURES	MAR11 XCBT	(107,100,000)		376,057
	2YR US TREASURY NOTE FUTURES	MAR11 XCBT	231,400,000		(384,862)
	30YR US TREASURY BOND FUTURES	MAR11 XCBT	(3,000,000)		105,938
	5YR US TREASURY NOTE FUTURES	MAR11 XCBT	(56,600,000)		1,076,299
	AEP TEX CENT TRANSITION FDG	4.98% 01 Jul 2015	7,510,711		7,858,666
	AEP TEXAS CENTRAL TRANS	5.17% 01 Jan 2020	6,300,000		7,030,578
	AES IRONWOOD LLC	8.857% 30 Nov 2025	128,932		128,287
	AMERICA MOVIL S A DE C V	6.375% 01 Mar 2035	250,000		274,020
	AMERICAN EXPRESS CO	2.75% 15 Sep 2015	6,850,000		6,738,249
	AMERICAN HOME MTG	3.325% 25 Nov 2036	916,668		506,992
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	850,000		891,828
	AMERICREDIT AUTOMOBILE RECEIVA	0.96% 08 May 2014	8,260,000		8,266,666
	ANADARKO PETE CORP	5.75% 15 Jun 2014	600,000		642,262
	ANADARKO PETE CORP	7.625% 15 Mar 2014	4,475,000		5,016,650
	ANADARKO PETROLEUM CORP	5.95% 15 Sep 2016	1,760,000		1,890,749
	ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	2,450,000		2,668,802
	ANGLOGOLD HOLDINGS PLC	6.5% 15 Apr 2040	2,047,000		2,092,576
	ANHEUSER BUSCH INBEV WOR	3% 15 Oct 2012	15,475,000		15,967,291
	ARKLE 2010 2A 1A1	1% 17 May 2060	6,450,000		6,441,469
	ARRMF 2010 1A A1C	1% 16 May 2047	6,255,000		6,262,314
	AT+T BROADBAND CORP	8.375% 15 Mar 2013	5,555,000		6,321,018
	AUSTRALIAN DOLLAR		(95,641)		(98,037)
	BANC AMER ALTERNATIVE LN TR	5% 25 Jun 2019	656,112		666,363
	BANC AMER COML MTG INC	5.118% 11 Jul 2043	6,490,000		6,686,090
	BANC AMER COML MTG INC	5.464% 11 Apr 2037	3,955,846		4,007,449
	BANC AMER COML MTG INC	6.186% 11 Jun 2035	3,930,217		4,069,307
	BANK OF AMERICA CORP	5.625% 01 Jul 2020	5,800,000		5,913,054
	BP CAPITAL MARKETS PLC	3.125% 01 Oct 2015	8,300,000		8,294,298
	BP CAPITAL MARKETS PLC	3.125% 10 Mar 2012	5,510,000		5,634,201
	BP CAPITAL MARKETS PLC	5.25% 07 Nov 2013	1,275,000		1,380,842
	BRISTOL MYERS SQUIBB CO	6.875% 01 Aug 2097	170,000		190,848
	BRS7YBA85 CDS USD P F 2.00000	2% 20 Mar 2014	(1,110,000)		(1,110,000)
	BRS7YBA85 CDS USD R V 00MEVENT	1% 20 Mar 2014	1,110,000		1,086,024
	BRS96D485 10 YR RTP SWAPTION	DEC14 4.89 PUT	(6,700,000)		(424,110)
	BRS96D4A0 10 YR RTR SWAPTION	DEC14 4.89 CALL	(6,700,000)		(457,610)
	BRS977QV2 IRS USD P V 03MLIBOR	1% 09 Dec 2014	(8,400,000)		(8,401,680)
	BRS977QV2 IRS USD R F 2.60500	2.605% 09 Dec 2014	8,400,000		8,704,080
	BRS97FPD5 10 YR RTP SWAPTION	DEC14 4.95 PUT	(11,900,000)		(731,850)
	BRS97FPE3 10 YR RTR SWAPTION	DEC14 4.95 CALL	(11,900,000)		(842,520)
	BRS9AXET9 10 YR RTP SWAPTION	JAN15 5.39 PUT	(31,500,000)		(1,571,850)
	BRS9AXF76 10 YR RTR SWAPTION	JAN15 5.39 CALL	(31,500,000)		(2,850,750)
	BRS9XAYG0 10YR RTP SWAPTION	MAY12 4.388 PUT	11,500,000		378,350
	BRS9XB0Q3 10YR RTR SWAPTION	MAY12 4.388 CALL	11,500,000		733,700
	BRSA4SXQ9 IRS USD P V 03MLIBOR	1% 17 Jun 2015	(33,400,000)		(33,406,680)
	BRSA4SXQ9 IRS USD R F 2.35000	2.35% 17 Jun 2015	33,400,000		34,024,580
	BRSAB76J3 10 YR RTR SWAPTION	JUL15 4.3925 CALL	27,600,000		1,335,840
	BRSAB76V6 10 YR RTP SWAPTION	JUL15 4.3925 PUT	27,600,000		2,373,600
	BRSAKFHE4 10YR RTP SWAPTION	DEC10 3.21 PUT	(16,300,000)		—
	BRSAQEBD9 IRS USD P F 2.48250	2.4825% 30 Sep 2020	(23,400,000)		(21,855,600)
	BRSAQEBD9 IRS USD R V 03MLIBOR	1% 30 Sep 2020	23,400,000		23,402,340
	BRSARALA1 IRS USD P F 3.40000	3.4% 05 Oct 2040	(8,700,000)		(7,687,320)
	BRSARALA1 IRS USD R V 03MLIBOR	1% 05 Oct 2040	8,700,000		8,706,090
	BRSAYSXC7 5 YR RTP SWAPTION	MAR11 1.8 PUT	(48,000,000)		(1,243,200)
	BRSB4F2U0 IRS USD P F .79000	0.79% 03 Dec 2012	(25,500,000)		(25,530,600)

BRSB4F2U0 IRS USD R V 03MLIBOR	0.305% 03 Dec 2012	25,500,000	25,507,650
BRSB5QEG3 IRS USD P V 03MLIBOR	0.3% 09 Dec 2040	(8,100,000)	(8,101,620)
BRSB5QEG3 IRS USD R F 4.05750	4.0575% 09 Dec 2040	8,100,000	8,046,540
BRSB6M5E6 IRS USD P F .82250	0.822% 14 Dec 2012	(92,400,000)	(92,529,360)
BRSB6M5E6 IRS USD R V 03MLIBOR	1% 14 Dec 2012	92,400,000	92,418,480
BRSB7LZG9 IRS USD P V 00MUSCPI	1% 17 Dec 2030	(3,705,000)	(3,705,000)
BRSB7LZG9 IRS USD R F 2.94000	2.94% 17 Dec 2030	3,705,000	3,749,460
BRSB7N230 10YR RTP SWAPTION	DEC12 4.47 PUT	(29,700,000)	(1,363,230)
BRSB7N4P9 10YR RTR SWAPTION	DEC12 4.47 CALL	(29,700,000)	(1,838,430)
BRSB7WZU4 IRS USD P V 00MCPI	1% 20 Dec 2020	(4,740,000)	(4,740,000)
BRSB7WZU4 IRS USD R F 2.67500	2.675% 20 Dec 2020	4,740,000	4,771,758
BRSB7X113 IRS USD P F .93750	0.9375% 20 Dec 2012	(17,000,000)	(17,057,800)
BRSB7X113 IRS USD R V 03MLIBOR	1% 20 Dec 2012	17,000,000	17,001,700
CALIFORNIA ST	3.95% 01 Nov 2015	1,070,000	1,066,972
CANADIAN DOLLAR		1	1
CANADIAN NAT RES LTD	6.25% 15 Mar 2038	1,475,000	1,629,772
CAP ONE MULTIASSET	6.625% 17 Jun 2014	1,150,000	1,860,401
CENOVUS ENERGY INC	6.75% 15 Nov 2039	2,695,000	3,139,659
CENTERPOINT ENERGY TRANS BD CO	4.97% 01 Aug 2014	6,062,514	6,232,446
CHICAGO ILL O HARE INTL ARPT	6.395% 01 Jan 2040	525,000	510,515
CHICAGO ILL O HARE INTL ARPT	6.845% 01 Jan 2038	2,465,000	2,375,619
CITIGROUP INC	4.587% 15 Dec 2015	6,600,000	6,880,559
CITIGROUP INC	4.75% 19 May 2015	2,400,000	2,513,033
CITIGROUP INC	5.375% 09 Aug 2020	2,250,000	2,337,766
CITIGROUP INC	6.375% 12 Aug 2014	3,005,000	3,321,147
COCA COLA ENTERPRISES	1.125% 12 Nov 2013	8,085,000	8,006,212
COCA COLA FEMSA SAB CV	4.625% 15 Feb 2020	1,909,000	1,965,008
CODELCO INC	3.75% 04 Nov 2020	2,095,000	1,987,157
COMCAST CORP	7.05% 15 Mar 2033	340,000	388,411
COMCAST CORP NEW	6.5% 15 Nov 2035	495,000	532,011
CONSOLIDATED NAT GAS CO	5% 01 Mar 2014	550,000	590,052
CONSTELLATION ENERGY GROUP INC	7.6% 01 Apr 2032	1,990,000	2,252,119
COX COMMUNICATIONS INC NEW	8.375% 01 Mar 2039	1,875,000	2,429,833
CREDIT SUISSE	5.4% 14 Jan 2020	3,900,000	3,982,969
CREDIT SUISSE N Y	5.75% 15 Feb 2018	2,560,000	2,745,073
CROWN CASTLE TOWERS LLC	6.3% 15 Feb 2040	6,370,000	6,645,955
CSFB 2001 CK6 A3	6.387% 15 Aug 2036	8,633,683	8,872,741
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		163,568
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		92,597
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		(104,534)
CURRENCY CONTRACT	SOLD GBP/BOUGHT USD		(161,331)
CURRENCY CONTRACT	BOUGHT GBP/SOLD USD		246,491
CURRENCY CONTRACT	SOLD GBP/BOUGHT USD		(86,728)
CWALT ALT LN TR	3.30875% 20 Mar 2047	2,687,171	1,456,767
CWMBS INC	3.57625% 25 Apr 2046	1,100,839	665,246
DALLAS TEX AREA RAPID TRAN SAL	5.022% 01 Dec 2048	1,300,000	1,163,851
DALLAS TEX AREA RAPID TRAN SAL	5.999% 01 Dec 2044	2,170,000	2,250,485
DEUTSCHE ALT A SECS INC	0.6615% 25 Apr 2035	2,643,312	1,951,164
DIRECTV HOLDING FING	6% 15 Aug 2040	1,900,000	1,907,467
DISCOVER BANK	8.7% 18 Nov 2019	3,250,000	3,825,621
DISCOVERY COMMUNICATIONS	3.7% 01 Jun 2015	4,310,000	4,462,302
DOMINION RES INC VA NEW	5.95% 15 Jun 2035	1,875,000	1,992,583
DOMTAR CORP	10.75% 01 Jun 2017	3,810,000	4,800,600
DOW CHEM CO	4.25% 15 Nov 2020	4,375,000	4,190,804
DUKE ENERGY CORP	3.95% 15 Sep 2014	7,200,000	7,544,995
EKSPORTFINANS A S A	5.5% 26 Jun 2017	4,150,000	4,657,769
EKSPORTFINANS A/S	1.875% 02 Apr 2013	13,735,000	13,895,109
EKSPORTFINANS A/S	2% 15 Sep 2015	7,390,000	7,217,222
EKSPORTFINANS A/S	3% 17 Nov 2014	4,195,000	4,328,925
EL PASO PIPELINE PART OP	6.5% 01 Apr 2020	742,000	778,500

ELWOOD ENERGY LLC	8.159% 05 Jul 2026	178,327	173,869
ENTERPRIDE PRODS OPER LLC	6.5% 31 Jan 2019	775,000	879,977
ENTERPRISE PRODUCTS OPER	6.65% 15 Apr 2018	1,200,000	1,377,588
ENTRPRISE PRODUCTS OPER	6.125% 15 Oct 2039	1,650,000	1,717,335
EURO CURRENCY		188,725	253,185
FED HM LN PC POOL A32162	5% 01 Mar 2035	536,857	571,438
FED HM LN PC POOL A95575	4% 01 Dec 2040	9,660,000	9,599,771
FED HM LN PC POOL A95656	4% 01 Dec 2040	3,085,000	3,065,765
FED HM LN PC POOL A95856	4% 01 Dec 2040	4,465,000	4,437,161
FED HM LN PC POOL C00748	6% 01 Apr 2029	2,650	2,912
FED HM LN PC POOL C56030	6% 01 Mar 2031	55,893	61,426
FED HM LN PC POOL E00543	6% 01 Apr 2013	1,539	1,663
FED HM LN PC POOL E00547	5.5% 01 Apr 2013	20,515	22,163
FED HM LN PC POOL E00565	6% 01 Aug 2013	2,870	3,127
FED HM LN PC POOL E00569	5.5% 01 Aug 2013	115,399	124,479
FED HM LN PC POOL E00570	6% 01 Sep 2013	2,944	3,207
FED HM LN PC POOL E00577	5.5% 01 Sep 2013	5,833	6,123
FED HM LN PC POOL E00975	6% 01 May 2016	22,882	24,786
FED HM LN PC POOL E01071	5.5% 01 Nov 2016	68,369	73,349
FED HM LN PC POOL E01143	5.5% 01 Apr 2017	73,672	79,168
FED HM LN PC POOL E01157	6%6 1 2017	2,102	2,288
FED HM LN PC POOL E69529	6% 01 Mar 2013	2,287	2,487
FED HM LN PC POOL E69728	6% 01 Apr 2013	5,129	5,578
FED HM LN PC POOL E71222	5.5% 01 Jul 2013	20,507	21,991
FED HM LN PC POOL E71236	5.5% 01 Aug 2013	43,935	47,114
FED HM LN PC POOL E73095	5.5% 01 Nov 2013	93,381	100,137
FED HM LN PC POOL E75506	6% 01 Mar 2014	2,497	2,716
FED HM LN PC POOL E75722	6% 01 Mar 2014	1,403	1,526
FED HM LN PC POOL E77295	6% 01 Jun 2014	94,270	102,534
FED HM LN PC POOL E84261	6% 01 Jul 2016	77,635	84,586
FED HM LN PC POOL E84308	5.5% 01 May 2014	238,368	255,613
FED HM LN PC POOL E84593	6% 01 Jul 2016	12,731	13,871
FED HM LN PC POOL E87958	6% 01 Feb 2017	9,903	10,771
FED HM LN PC POOL E88282	6% 01 Mar 2017	2,429	2,646
FED HM LN PC POOL E88512	6% 01 Mar 2017	3,648	3,975
FED HM LN PC POOL E88786	6% 01 Mar 2017	15,599	16,996
FED HM LN PC POOL E88982	6% 01 Apr 2017	14,652	15,991
FED HM LN PC POOL E88992	5.5% 01 Apr 2017	55,290	59,359
FED HM LN PC POOL E89201	6% 01 Apr 2017	8,767	9,569
FED HM LN PC POOL E89245	6% 01 Apr 2017	98,773	107,801
FED HM LN PC POOL E89306	5.5% 01 Apr 2017	16,880	18,123
FED HM LN PC POOL E89336	6% 01 May 2017	10,052	10,971
FED HM LN PC POOL E89350	6% 01 Apr 2017	30,331	33,104
FED HM LN PC POOL E89435	6% 01 May 2017	11,557	12,613
FED HM LN PC POOL E89704	6% 01 May 2017	13,225	14,434
FED HM LN PC POOL E90063	5.5% 01 Jun 2017	10,620	11,402
FED HM LN PC POOL E90353	5.5% 01 Jun 2017	93,339	100,208
FED HM LN PC POOL E90431	6% 01 Dec 2014	2,124	2,311
FED HM LN PC POOL E91323	6% 01 Sep 2017	27,370	29,872
FED HM LN PC POOL G10784	5.5% 01 Jun 2011	2,130	2,152
FED HM LN PC POOL J00625	5% 01 Dec 2020	71,159	75,795
FED HM LN PC POOL J12438	4.5% 01 Jun 2025	3,621,523	3,807,126
FEDERAL HOME LN BK CHICAGO	5.625% 13 Jun 2016	5,575,000	6,036,822
FEDERAL HOME LN BKS	5.625% 11 Jun 2021	11,945,000	13,658,152
FEDERAL HOME LN MTG CORP	5% 16 Feb 2017	7,565,000	8,517,494
FEDERAL HOME LN MTG CORP	5.125% 18 Oct 2016	5,605,000	6,357,141
FEDERAL HOME LN MTG CORP	5.5% 15 Jan 2031	1,135,397	1,203,081
FEDERAL NATL MTG ASSN	5.25% 01 Aug 2012	5,650,000	6,035,889
FEDERAL NATL MTG ASSN	6.5% 25 Jul 2034	361,983	388,523
FHLMC TBA JAN 30 GOLD SINGLE	4.5% 31 Dec 2099	15,000,000	15,370,320

FHLMC TBA JAN 30 GOLD SINGLE	5.5%12 1 2099	57,900,000	61,699,688
FIRST NATIONWIDE TRUST	5.435% 15 Sep 2034	5,982,478	6,078,788
FLORIDA PWR + LT CO	5.625% 01 Apr 2034	400,000	419,911
FLORIDA PWR + LT CO	5.95% 01 Feb 2038	1,650,000	1,828,357
FLORIDA PWR CORP	5.9% 01 Mar 2033	525,000	548,150
FLORIDA PWR CORP	6.4% 15 Jun 2038	2,125,000	2,470,912
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	600,000	645,000
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	59,500,000	61,071,157
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	45,500,000	47,831,875
FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	9,300,000	10,334,625
FNMA TBA FEB 30 SINGLE FAM	5.5% 01 Dec 2099	(7,700,000)	(8,223,361)
FNMA POOL 253800	7% 01 May 2016	4,471	4,928
FNMA POOL 254088	5.5% 01 Dec 2016	31,924	34,383
FNMA POOL 254693	5.5% 01 Apr 2033	2,225,526	2,398,890
FNMA POOL 255583	5.5% 01 Jan 2020	44,530	48,072
FNMA POOL 290478	9.5% 01 Dec 2024	422	424
FNMA POOL 290485	9.5% 01 Feb 2025	945	951
FNMA POOL 305049	9.5% 01 Feb 2025	5,554	6,247
FNMA POOL 305113	9.5% 01 Mar 2025	697	830
FNMA POOL 306419	9.5% 01 Mar 2025	23,196	27,614
FNMA POOL 306656	9.5% 01 Mar 2025	5,447	6,130
FNMA POOL 316338	9.5% 01 Jul 2025	4,252	5,058
FNMA POOL 323415	5.5% 01 Dec 2013	22,012	23,680
FNMA POOL 324556	9.5% 01 Aug 2025	1,035	1,163
FNMA POOL 418438	5.5% 01 May 2013	12,693	13,655
FNMA POOL 440780	5.5% 01 Feb 2014	15,580	16,760
FNMA POOL 440860	5.5% 01 Nov 2013	7,431	7,994
FNMA POOL 445872	5.5% 01 Oct 2013	26,397	28,397
FNMA POOL 448183	5.5% 01 Oct 2013	16,405	17,649
FNMA POOL 451777	5.5% 01 Nov 2013	46,790	50,335
FNMA POOL 459602	6% 01 Jan 2029	22,903	25,230
FNMA POOL 532892	7% 01 Apr 2015	3,522	3,846
FNMA POOL 535675	7% 01 Jan 2016	56,732	61,947
FNMA POOL 545276	5.5% 01 Sep 2016	23,209	24,996
FNMA POOL 545412	5.5% 01 Jan 2017	71,937	77,479
FNMA POOL 555299	7%11 1 2017	59,429	64,892
FNMA POOL 572156	7% 01 Jan 2016	24,230	26,458
FNMA POOL 572557	7% 01 Apr 2016	1,844	2,033
FNMA POOL 574112	5.5% 01 Apr 2016	24,821	26,733
FNMA POOL 584882	7% 01 May 2016	60,975	67,213
FNMA POOL 604436	7% 01 Sep 2016	48,320	52,761
FNMA POOL 605424	7% 01 Jul 2016	12,404	13,673
FNMA POOL 615327	5.5% 01 Dec 2016	10,582	11,397
FNMA POOL 725206	5.5% 01 Feb 2034	3,688,542	3,975,873
FNMA POOL 725424	5.5% 01 Apr 2034	63,437	68,379
FNMA POOL 725946	5.5% 01 Nov 2034	1,718,206	1,849,367
FNMA POOL 735288	5% 01 Mar 2035	28,675,672	30,293,014
FNMA POOL 735925	5% 01 Oct 2035	7,873,526	8,312,681
FNMA POOL 735989	5.5% 01 Feb 2035	5,693,809	6,130,229
FNMA POOL 736903	5.5% 01 Jul 2019	114,426	123,956
FNMA POOL 754777	5.5% 01 Feb 2019	74,586	80,984
FNMA POOL 785131	5.5% 01 Sep 2019	12,525	13,521
FNMA POOL 787559	5.5% 01 Feb 2020	354,899	382,681
FNMA POOL 788003	5.5% 01 Aug 2019	22,564	24,358
FNMA POOL 797840	5.5% 01 Apr 2020	54,408	59,075
FNMA POOL 811480	5.5% 01 Jul 2020	72,417	78,086
FNMA POOL 813860	5.5% 01 May 2020	54,182	58,423
FNMA POOL 813927	5.5% 01 Nov 2020	34,565	37,271
FNMA POOL 815164	5.5% 01 May 2020	210,198	227,704
FNMA POOL 819967	5.5% 01 Apr 2035	839,578	910,227
FNMA POOL 836647	5.5% 01 Oct 2020	64,413	69,455
FNMA POOL 880780	5.5% 01 Mar 2021	285,753	308,855
FNMA POOL AD6391	4.5% 01 May 2025	5,234,697	5,522,605
FNMA POOL AE0028	6% 01 Oct 2039	13,033,420	14,206,953
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	20,100,000	21,846,188
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	139,000,000	138,261,632
FORD CREDIT AUTO OWNER TRUST	1% 15 Apr 2012	1,529,944	1,542,111
FORD CREDIT AUTO OWNER TRUST	2.17% 15 Oct 2013	10,915,000	11,038,458
GCCFC 2006 GG7 A4	5.883% 10 Jul 2038	1,007,280	1,098,941
GENERAL ELEC CAP CORP	6.15% 07 Aug 2037	180,000	189,736

	GENERAL ELEC CAP CORP	6.375% 15 Nov 2067	1,550,000	1,534,500
	GEORGIA PACIFIC LLC	8.25% 01 May 2016	1,250,000	1,410,938
	GLOBALDRIVE AUTO RECEIV 2008 B	4% 20 Oct 2016	2,350,365	3,180,207
	GMAC COML MTG SEC INC	5.668361% 10 May 2040	4,880,000	5,253,388
	GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	6,800,000	7,348,250
	GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	5,700,000	6,421,403
	GNMA II TBA JAN 30 JUMBOS	6.5% 01 Dec 2099	2,000,000	2,244,384
	GNMA II TBA JUMBO JAN 30	5.5% 01 Dec 2099	3,000,000	3,227,835
	GNMA POOL 351469	6% 15 Mar 2024	13,884	15,320
	GNMA POOL 355176	6% 15 Dec 2023	156,432	172,442
	GNMA POOL 371257	6% 15 Jan 2024	82,419	90,948
	GNMA POOL 385209	6% 15 Jan 2024	65,284	72,040
	GNMA POOL 462265	6% 15 Dec 2028	5,664	6,253
	GNMA POOL 491767	6% 15 Dec 2028	4,208	4,646
	GNMA POOL 492131	6% 15 Jan 2029	6,020	6,646
	GNMA POOL 492133	6% 15 Jan 2029	1,347	1,488
	GNMA POOL 492165	6% 15 Feb 2029	2,988	3,299
	GNMA POOL 780733	7% 15 Mar 2013	7,935	8,029
	GNMA POOL 780914	6% 15 Nov 2028	94,105	104,133
	GOLDMAN SACHS CAPITAL II	5.793% 29 Dec 2049	1,090,000	923,775
	GOLDMAN SACHS GROUP INC	5.25% 15 Oct 2013	3,805,000	4,117,839
	GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	805,000	873,331
	GOLDMAN SACHS GROUP INC	6% 15 Jun 2020	4,565,000	4,933,231
	GOLDMAN SACHS GROUP INC MTN	7.5% 15 Feb 2019	615,000	717,084
	GS MTG SECS CORP	1% 25 Aug 2034	2,641,076	2,409,961
	GS MTG SECS CORP II	4.761% 10 Jul 2039	2,125,000	2,191,562
	GSAF 2010 1A A	4.25% 15 Jan 2022	4,235,000	4,256,861
	GSR MTG LN TR	1% 25 Aug 2046	1,694,757	1,420,970
	GTE CORP	6.94% 15 Apr 2028	110,000	124,190
	HARBORVIEW MTG LN TR	4.14438% 19 Nov 2036	4,017,097	2,652,083
	HOLMES MASTER ISSUER PLC	0.60594% 15 Jul 2021	5,170,000	5,138,091
	HONDA AUTO RECEIVABLES OWNER T	2.31% 15 May 2013	10,732,907	10,852,798
	HSBC BANK PLC	3.5% 28 Jun 2015	2,640,000	2,706,277
	ILLINOIS ST	0% 01 Jun 2033	4,650,000	3,499,125
	INTL PAPER CO	7.3% 15 Nov 2039	3,275,000	3,731,676
	J P MORGAN CHASE COML MTG SECS	4.686% 12 Nov 2039	4,200,000	4,353,545
	J P MORGAN CHASE COML MTG SECS	6.429% 15 Apr 2035	2,556,149	2,590,656
	JABIL CIRCUIT INC	5.625% 15 Dec 2020	1,205,000	1,183,913
	JAPAN FINANCE CORP	2% 24 Jun 2011	6,070,000	6,115,659
	JAPANESE YEN		41	1
*	JP MORGAN CHASE BANK	6% 01 Oct 2017	3,600,000	3,990,823
*	JP MORGAN CHASE BK	6% 05 Jul 2017	2,450,000	2,657,282
	JP MORGAN CHASE COML MTG SECS	4.158% 12 Jan 2039	919,750	937,299
	JP MORGAN CHASE COML MTG SECS	5.05% 12 Dec 2034	10,630,000	11,197,017
*	JPMORGAN CHASE + CO	0.90194% 26 Feb 2013	2,515,000	2,525,344
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	2,888,000	2,820,565
*	JPMORGAN CHASE + CO	4.4% 22 Jul 2020	935,000	920,270
*	JPMORGAN CHASE + CO	6% 15 Jan 2018	275,000	307,105
*	JPMORGAN CHASE + CO	7.9% 29 Apr 2049	5,200,000	5,527,548
	KRAFT FOODS INC	6.5% 01 Nov 2031	620,000	689,655
	KRAFT FOODS INC	6.5% 09 Feb 2040	325,000	364,204
	KRAFT FOODS INC	6.875% 01 Feb 2038	1,350,000	1,567,430
	KRAFT FOODS INC	7% 11 Aug 2037	2,695,000	3,155,058
	L 3 COMMUNICATIONS CORP	5.875% 15 Jan 2015	280,000	285,250
	L 3 COMMUNICATIONS CORP	6.375% 15 Oct 2015	250,000	257,500
	LB UBS COML MTG TR	4.954% 15 Sep 2040	6,255,000	6,671,650
	LB UBS COML MTG TR	5.156% 15 Feb 2031	5,675,000	6,061,910
	LBUBS 2001 WM A2	6.53% 14 Jul 2016	5,325,000	5,332,603
	LEHMAN BROS HLDGS INC	1% 29 Nov 2049	330,000	33
	LEHMAN BROS HLDGS INC	6.75% 28 Dec 2017	3,250,000	325

	LIFE TECHNOLOGIES CORP	5% 15 Jan 2021	724,000	717,184
	LIFE TECHNOLOGIES CORP	6% 01 Mar 2020	1,910,000	2,045,868
	LINCOLN NATIONAL CORP	7% 15 Jun 2040	1,050,000	1,141,847
	MANULIFE FINANCIAL CORP	3.4% 17 Sep 2015	4,575,000	4,481,350
	MARYLAND ST TRANSN AUTH TRANSN	5.754% 01 Jul 2041	1,550,000	1,587,014
	MASTR ALTERNATIVE LN TR	5.5% 25 May 2034	1,333,896	1,402,722
	METLIFE INC	5.875% 06 Feb 2041	975,000	1,027,970
	METLIFE INC	7.717% 15 Feb 2019	1,875,000	2,301,996
	MEXICAN PESO (NEW)		623	51
	MIAMI DADE CNTY FLA TRANSIT SA	5.624% 01 Jul 2040	1,330,000	1,182,676
	MIDAMERICAN ENERGY HLDGS	6.5% 15 Sep 2037	725,000	820,131
	MIDAMERICAN ENERGY HLDGS CO	5.95% 15 May 2037	800,000	843,860
	MORGAN STANLEY	1% 09 Jan 2014	9,595,000	9,258,254
	MORGAN STANLEY	6% 13 May 2014	4,890,000	5,283,547
	MUNICIPAL ELEC AUTH GA	6.637% 01 Apr 2057	1,385,000	1,358,837
	NATIONAL SEMICONDUCTOR CORP	6.15% 15 Jun 2012	4,770,000	5,075,762
	NATIONWIDE BLDG SOC GLOBAL	5.5% 18 Jul 2012	7,875,000	8,343,098
	NBC UNIVERSAL	4.375% 01 Apr 2021	8,150,000	7,910,447
	NBC UNIVERSAL	5.15% 30 Apr 2020	3,020,000	3,130,604
	NEW ENGLAND TEL + TELEG CO	7.875% 15 Nov 2029	125,000	135,500
	NEW JERSEY BELL TEL CO	7.85% 15 Nov 2029	70,000	75,318
	NEW JERSEY ST TRANSN TR FD	6.561% 15 Dec 2040	2,375,000	2,428,794
	NEW YORK N Y CITY TRANSITIONAL	5.508% 01 Aug 2037	1,490,000	1,469,051
	NEW YORK ST DORM AUTH ST PERS	5.389% 15 Mar 2040	1,500,000	1,442,115
	NEWS AMER HLDGS INC	7.75% 20 Jan 2024	395,000	465,753
	NEWS AMER HLDGS INC	8.15% 17 Oct 2036	415,000	508,359
	NRG ENERGY	7.375% 01 Feb 2016	210,000	215,250
	ORACLE CORP	5.375% 15 Jul 2040	1,758,000	1,780,174
	PERMANENT FING NO 9 PLC	0.63688% 10 Jun 2033	2,502,500	2,495,801
	PETROBRAS INTL FIN CO	5.75% 20 Jan 2020	7,545,000	7,828,451
	PETROBRAS INTL FIN CO	5.875% 01 Mar 2018	335,000	356,714
	PHILLIPS PETE CO	7% 30 Mar 2029	840,000	1,018,881
	PORT AUTH N Y + N J	5.859% 01 Dec 2024	2,110,000	2,187,036
	POUND STERLING		3,667,972	5,742,763
	PRIDE INTERNATIONAL INC	6.875% 15 Aug 2020	1,190,000	1,234,625
*	PRUDENTIAL FINANCIAL INC	5.375% 21 Jun 2020	2,925,000	3,056,488
*	PRUDENTIAL FINANCIAL INC	6.2% 15 Nov 2040	1,100,000	1,163,636
	QWEST COMMUNICATIONS INTL INC	7.5% 15 Feb 2014	70,000	70,875
	QWEST COMMUNICATIONS INTL INC	7.5% 15 Feb 2014	160,000	162,000
	QWEST CORP	3.54219% 15 Jun 2013	300,000	313,500
	QWEST CORP	8.375% 01 May 2016	2,275,000	2,695,875
	RESOLUTION FDG FBE CPN STRIPS	0% 15 Jul 2018	925,000	724,947
	RESOLUTION FDG FBE CPN STRIPS	0% 15 Oct 2018	925,000	716,418
	RIO TINTO FIN USA LTD	3.5% 02 Nov 2020	2,282,000	2,166,232
	ROCKIES EXPRESS PIPELINE	5.625% 15 Apr 2020	3,275,000	3,165,697
	ROGERS WIRELESS INC	7.5% 15 Mar 2015	420,000	498,298
	RUSSIAN FEDERATION	7.5% 31 Mar 2030	1,619,950	1,873,472
	SACRAMENTO CALIF MUN UTIL DIST	6.156% 15 May 2036	1,580,000	1,535,649
	SANTANDER DRIVE AUTO RECEIVABL	0.03% 17 Oct 2016	3,585,000	3,581,040
	SANTANDER DRIVE AUTO RECEIVABL	0.93% 17 Jun 2013	10,485,000	10,489,456
	SANTANDER DRIVE AUTO RECEIVABL	1.36% 15 Mar 2013	6,370,000	6,376,864
	SANTANDER DRIVE AUTO RECEIVABL	2.24% 15 Dec 2014	3,380,000	3,379,370
	SANTANDER DRIVE AUTO RECEIVABL	3.89% 17 Jul 2017	3,980,000	3,936,136
	SBA TOWER TRUST	4.254% 15 Apr 2015	2,760,000	2,856,070
	SLM CORP	5.4% 25 Oct 2011	2,785,000	2,834,141
	SLM STUDENT LN TR	1.3884% 25 Oct 2016	10,033,286	10,158,329
	SLM STUDENT LN TR	2.19781% 25 Jul 2023	7,250,000	7,540,631
	SLM STUDENT LN TR 2008 4	1.93219% 25 Jul 2022	4,205,000	4,380,332
	SLM STUDENT LOAN	1.5884% 25 Jan 2018	2,690,000	2,764,688
	SLMA 2010 1 A	0.66% 25 Mar 2025	16,019,906	15,964,982

SMALL BUSINESS ADMIN PARTN CTF	4.504% 10 Feb 2014	611,252	640,038
SOUTHERN CA EDISON CO	5.95% 01 Feb 2038	675,000	742,736
SOUTHWESTERN ENERGY COMPANY	7.5% 01 Feb 2018	2,390,000	2,694,725
SSGA	G STIFF ERISA QUALIFIED	65,620,532	65,620,532
STRUCTURED ASSET SECS CORP	3.356% 25 Jan 2031	1,513,521	1,377,704
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	700,000	785,058
TEACHERS INSUR + ANNUITY	6.85% 16 Dec 2039	2,205,000	2,579,854
TECK RESOURCES LIMITED	4.5% 15 Jan 2021	1,950,000	1,982,588
TELEFONICA EMISIONES S A U	6.421% 20 Jun 2016	75,000	81,974
TELEFONICA EMISIONES SAU	2.582% 26 Apr 2013	7,729,000	7,735,222
TENNESSEE GAS PIPELINE CO	7% 15 Oct 2028	240,000	253,786
TIME WARNER CABLE INC	6.2% 01 Jul 2013	3,585,000	3,981,616
TIME WARNER COS INC	7.57% 01 Feb 2024	1,060,000	1,284,468
TIME WARNER INC	6.625% 15 May 2029	125,000	138,031
TOLL BROS FIN CORP	4.95% 15 Mar 2014	1,110,000	1,136,701
TREASURY BILL	0.04% 12 May 2011	84,765,000	84,720,922
TREASURY BILL	0% 14 Apr 2011	73,185,000	73,156,897
TREASURY BILL	0.1425% 28 Apr 2011	34,905,000	34,889,712
TREASURY BILL	0.155% 21 Apr 2011	38,290,000	38,274,493
TSY INFL IX N/B	0.5% 15 Apr 2015	25,231,014	25,790,840
ULTRA LONG US TREAS BOND FTRS	MAR11 XCBT	(5,600,000)	96,250
UNION PLANTERS CORP	7.75% 01 Mar 2011	4,105,000	4,143,296
UNITED STATES TREAS BDS	6.5% 15 Nov 2026	11,755,000	15,259,459
UNITED STATES TREAS BDS	7.25% 15 Aug 2022	11,030,000	14,911,181
UNITED STATES TREAS BDS	7.5% 15 Nov 2024	10,500,000	14,711,487
UNITED STATES TREAS NTS	1.875% 15 Jul 2015	4,552,052	4,931,152
UNITED STATES TREAS NTS	1.875% 31 Oct 2017	16,015,000	15,224,259
UNITED STATES TREAS NTS	3.5% 15 Feb 2018	5,040,000	5,301,843
UNIVERSITY CALIF REGTS MED CTR	6.548% 15 May 2048	1,500,000	1,463,295
UNIVERSITY CALIF REVS	5.77% 15 May 2043	1,300,000	1,228,786
UNIVERSITY CALIF REVS	5.946% 15 May 2045	1,230,000	1,142,867
US DOLLAR		(657,258)	(657,258)
US TREASURTY N/B	2.625%11 15 2020	1,500,000	1,414,922
US TREASURY BDS	6.25% 15 Aug 2023	2,715,000	3,412,416
US TREASURY BDS	8% 15 Nov 2021	8,480,000	11,993,900
US TREASURY N B	2% 31 Dec 2015	35,725,000	35,914,771
US TREASURY N/B	2% 15 Aug 2019	24,290,000	25,375,472
US TREASURY N/B	2.25% 30 Nov 2017	56,325,000	54,771,669
US TREASURY N/B	2.625% 15 Aug 2020	9,449,000	8,958,096
US TREASURY N/B	2.625% 31 May 2017	6,525,000	6,608,089
US TREASURY N/B	3.375% 15 Nov 2019	7,320,000	7,472,688
US TREASURY N/B	3.875% 15 Aug 2040	25,477,000	23,466,712
US TREASURY N/B	4.25% 15 Nov 2040	4,270,000	4,200,613
US TREASURY N/B	4.375% 15 May 2040	18,375,000	18,463,935
US TREASURY N/B	5.375% 15 Feb 2031	2,970,000	3,467,012
US TREASURY N/B	7.875% 15 Feb 2021	2,200,000	3,069,000
UTAH TRAN AUTH SALES TAX REV	5.705% 15 Jun 2040	2,550,000	2,351,024
VALERO ENERGY CORP	6.625% 15 Jun 2037	700,000	710,943
VERIZON COMMUNICATIONS INC	6.25% 01 Apr 2037	4,170,000	4,449,628
VERIZON COMMUNICATIONS INC	6.4% 15 Feb 2038	990,000	1,095,123
VERIZON COMMUNICATIONS INC	6.9% 15 Apr 2038	1,100,000	1,282,988
VERIZON GLOBAL FDG CORP	7.75% 15 Jun 2032	360,000	439,867
VERIZON MARYLAND INC	5.125% 15 Jun 2033	590,000	519,435
VODAFONE GROUP PLC	4.15% 10 Jun 2014	2,280,000	2,396,690
WAL MART STORES INC	5.625% 01 Apr 2040	2,265,000	2,412,193
WASHINGTON MUT ASSET SECS CORP	1% 25 May 2036	18,864	18,837
WELLS FARGO MTG BACKED SECS	1% 25 Jul 2034	2,323,978	2,390,713
WELLS FARGO MTG BACKED SECS TR	6% 25 Jul 2037	2,261,072	2,148,021
WELLS FARGO MTG BKD SECS TR	6% 25 Aug 2036	2,410,214	2,366,774
WI TREASURY N/B	0.5% 30 Nov 2012	68,095,000	68,007,226
WI TREASURY N/B	0.75% 15 Dec 2013	9,595,000	9,526,789
WI TREASURY SEC	2.375% 31 Jul 2017	6,940,000	6,848,913
WI TREASURY SEC	3.125% 28 Feb 2017	2,010,000	2,072,813
WINDSTREAM CORP	8.125% 01 Aug 2013	475,000	522,500
WINDSTREAM CORP	8.625% 01 Aug 2016	445,000	468,363

	Sub-Total: Fund 5710 / BlackRock 1 of 12		$1,846,912,353

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	317513GY9 CDX.O C 0.80 5Y BPS	MAR11 .80 CALL	(20,100,000)		$(40,913)
	317513GZ6 CDX.O P 1.3 5Y BPS	MAR11 1.3 PUT	(20,100,000)		(19,751)
	317U409B5 IRO USD 10Y P 10.0	JULY12 10.0 PUT	(7,000,000)		(4,772)
	317U610B0 SWAPTION IRO USD 10Y	JAN11 5 PUT	(28,000,000)		(6)
	317U612B8 SWAPTION IRO USD 10Y	JAN11 3.25 CALL	(28,000,000)		(143,097)
	317U614B6 SWAPTION IRO USD 10Y	JAN11 5 PUT	(14,300,000)		(3)
	317U615B5 SWAPTION IRO USD 10Y	JAN11 3.25 CALL	(14,300,000)		(73,082)
*	317U693B0 SWAPTION 3YP 3.0 JPM	JUN12 3.0 PUT	(9,400,000)		(118,683)
	317U694B9 SWAPTION 3Y P 3 CBK	JUN12 3 PUT	(11,600,000)		(146,459)
	317U696B7 IRO USD 3Y P3 BOA	JUN12 3 PUT	(9,400,000)		(118,683)
	317U698B5 IRO USD 3Y P3 DUB	JUN12 3 PUT	(1,600,000)		(20,201)
	317U699B4 IRO USD P3 BRC	JUN12 3 PUT	(5,400,000)		(68,179)
	317U701B0 IRO USD 3Y P2.75 DUB	JUN12 2.75 PUT	(8,800,000)		(132,906)
	317U702B9 IRO USD 3Y P2.75 RYL	JUN12 2.75 PUT	(8,300,000)		(125,355)
	317U744B9 IRO 2Y RYL	SEP12 2.25 PUT	(24,200,000)		(327,895)
	317U745B8 SWAPTION 2Y 2.25 BOA	SEP12 2.25 PUT	(6,100,000)		(82,651)
	317U769B9 IRO USD 2Y CBK	SEP12 2.25 PUT	(900,000)		(12,194)
	317U795B7 IRO USD 2Y P 2.25	SEP12 2.25 PUT	(16,200,000)		(219,500)
	3MO EURIBOR INTEREST RATE FTRS	JUN11 XLIF	39,500,000		39,844
	90DAY EURODOLLAR FUTURES CME	MAR11 XCME	64,500,000		3,963
	AMER INTL GRP	4% 20 Sep 2011	1,000,000		1,339,207
	AMERICAN EXPRESS BK FSB	5.5% 16 Apr 2013	3,300,000		3,556,717
	AMERICAN EXPRESS CO	6.15% 28 Aug 2017	2,600,000		2,930,749
	AMERICAN INTL GROUP	0.35338% 20 Mar 2012	3,000,000		2,929,374
	AMERICAN INTL GROUP	8.175% 15 May 2068	200,000		212,962
	AMERICAN INTL GROUP	8.25% 15 Aug 2018	4,700,000		5,414,710
	AMERICAN INTL GROUP	PREFERRED STOCK 08/11 8.5	48,000		421,920
	AMERICAN INTL GROUP INC	5.375% 18 Oct 2011	200,000		205,648
	ANZ NATL INTL LTD MEDIUM TERM	6.2% 19 Jul 2013	2,300,000		2,532,236
	AUSTRALIA (COMMONWEALTH OF)	6% 15 Feb 2017	10,400,000		10,972,769
	AUSTRALIAN DOLLAR		266,158		272,826
	AUSTRALIAN GOVERNMENT	4.75% 15 Jun 2016	11,200,000		11,126,387
	BANC AMER COML MTG INC COML	5.451% 15 Jan 2049	1,880,000		1,961,254
	BANC AMER FDG	6.14656% 20 Jan 2047	191,147		137,525
	BANC OF AMERICA SEURITIES LLC	TBA CASH COLLATERAL USD	1,070,000		1,070,000
	BANK AMER FDG CORP	5.65% 01 May 2018	3,900,000		3,984,911
	BARCLAYS BK PLC	5.45% 12 Sep 2012	7,100,000		7,608,878
	BARCLAYS BK PLC	6.05% 04 Dec 2017	4,600,000		4,718,694
	BARCLAYS BK PLC	7.434% 29 Sep 2049	1,500,000		1,466,250
	BARCLAYS CAPITAL INC	TBA CASH COLLATERAL	(340,000)		(340,000)
	BEAR STEARNS + CO INC	5.7% 15 Nov 2014	1,100,000		1,208,624
	BEAR STEARNS ALT A TR 2006 6	5.808016% 25 Oct 2036	1,633,711		1,016,547
	BEAR STEARNS ARM TR	4.125% 25 Mar 2035	1,202,137		1,142,031
	BEAR STEARNS ARM TR	4.55% 25 Aug 2035	297,386		280,553
	BEAR STEARNS COS INC	6.4% 02 Oct 2017	600,000		684,023
	BEAR STEARNS STRUCT PRODS INC	5.682% 26 Jan 2036	580,004		378,509
	BEAR STEARNS STRUCTURED PRODS	5.788% 25 Dec 2046	394,878		276,324
	BRAZIL (FED REP OF)	10% 01 Jan 2012	65,300		386,308
	BRAZILIAN REAL		14,116		8,504
	BUCKEYE OHIO TOB SETTLEMENT	5.875% 01 Jun 2047	1,100,000		717,376
	CALIFORNIA ST	7.5% 01 Apr 2034	800,000		827,800
	CALIFORNIA ST	7.55% 01 Apr 2039	1,600,000		1,659,424
	CANADIAN DOLLAR		708		713
	CANADIAN GOVERNMENT	1% 01 Sep 2011	45,500,000		45,710,180
	CANADIAN GOVERNMENT	1.5% 01 Mar 2012	8,200,000		8,255,951
	CAPITAL ONE FINANCIAL CO	6.75% 15 Sep 2017	2,600,000		2,996,144

CD MTG TR	5.617% 15 Oct 2048	2,730,000	2,928,330
CD MTG TR	5.886% 15 Nov 2044	900,000	960,391
CHICAGO ILL TRANSIT AUTH TRANS	6.899% 01 Dec 2040	3,700,000	3,644,833
CHICAGO ILL TRANSIT AUTH TRANS	6.899% 01 Dec 2040	6,900,000	6,836,658
CITIGROUP	TBA CASH COLLATERAL	841,000	841,000
CITIGROUP COML MTG TR	5.700227% 10 Dec 2049	640,000	684,143
CITIGROUP INC	5.375% 09 Aug 2020	100,000	103,901
CITIGROUP INC	5.5% 11 Apr 2013	3,900,000	4,152,837
CITIGROUP INC	6.125% 21 Nov 2017	2,200,000	2,410,949
CITIGROUP MTG LN TR	4.2475% 25 Aug 2035	616,891	552,354
CURRENCY CONTRACT	SOLD AUD/BOUGHT USD		(1,531,903)
CURRENCY CONTRACT	BOUGHT BRL/SOLD USD		16,514
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD		(72,693)
CURRENCY CONTRACT	SOLD CAD/BOUGHT USD		(677,994)
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		312,696
CURRENCY CONTRACT	SOLD CNY/BOUGHT USD		(335,151)
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		7,152
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		5,686
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		21,279
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		(1,521)
CURRENCY CONTRACT	SOLD CNY/BOUGHT USD		15,026
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD		(153,675)
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD		(19,194)
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		1,129,635
CURRENCY CONTRACT	BOUGHT GBP/SOLD USD		30,777
CURRENCY CONTRACT	SOLD GBP/BOUGHT USD		(21,421)
CURRENCY CONTRACT	BOUGHT GBP/SOLD USD		21,426
CURRENCY CONTRACT	SOLD GBP/BOUGHT USD		(17,090)
CURRENCY CONTRACT	BOUGHT INR/SOLD USD		133,999
CURRENCY CONTRACT	SOLD INR/BOUGHT USD		(58,985)
CURRENCY CONTRACT	BOUGHT INR/SOLD USD		48,805
CURRENCY CONTRACT	SOLD JPY/BOUGHT USD		(63,889)
CURRENCY CONTRACT	BOUGHT KRW/SOLD USD		(111,216)
CURRENCY CONTRACT	BOUGHT MXN/SOLD USD		297
CURRENCY CONTRACT	SOLD MYR/BOUGHT USD		(143)
CURRENCY CONTRACT	BOUGHT SGD/SOLD USD		3,080
CURRENCY CONTRACT	SOLD SGD/BOUGHT USD		(928)
CURRENCY CONTRACT	BOUGHT SGD/SOLD USD		76,425
CURRENCY CONTRACT	SOLD SGD/BOUGHT USD		(55,307)
CURRENCY CONTRACT	BOUGHT TWD/SOLD USD		249,802
CURRENCY CONTRACT	SOLD TWD/BOUGHT USD		(90,403)
CURRENCY CONTRACT	BOUGHT TWD/SOLD USD		72,480
DANFIN FUNDING LTD	1.22681% 16 Jul 2013	8,700,000	8,671,408
DEUTSCHE BANK	TBA CASH COLLATERAL	800,000	800,000
DEUTSCHE BK AG LONDON	6% 01 Sep 2017	700,000	784,160
DEXIA CREDIT LOCAL	1% 29 Apr 2014	8,800,000	8,765,636
DEXIA CREDIT LOCAL	2.75% 29 Apr 2014	1,400,000	1,420,206
EURO CURRENCY		585,137	784,991
EURODOLLAR FTR OPTN	SEP11 99.375 CALL	(120,000)	(28,200)
EURODOLLAR FTR OPTN	SEP11 99.375 PUT	(120,000)	(19,800)
EXPORT IMPORT BK KOREA	8.125% 21 Jan 2014	10,400,000	11,896,778
FANNIE MAE	PREFERRED STOCK VAR	48,000	26,880
FED HM LN PC POOL 1J1214	2.52% 01 Sep 2035	245,466	254,988
FED HM LN PC POOL 1J1219	4.913% 01 Oct 2035	1,717,942	1,800,695
FED HM LN PC POOL 785867	4.423% 01 Dec 2026	56,509	59,013
FED HM LN PC POOL 789758	5.166% 01 Sep 2032	118,168	123,109
FED HM LN PC POOL 789777	5.149% 01 Sep 2032	42,390	44,025
FED HM LN PC POOL A95421	3.5% 01 Dec 2040	—	—
FED HM LN PC POOL C03464	4.5% 01 Apr 2040	792,439	812,794
FEDERAL HOME LN MTG	5% 15 Apr 2030	410,100	412,668

FEDERAL HOME LN MTG CORP	5.5%3 15 2017	131,937	135,583
FEDERAL HOME LN MTG PC GTD	7% 15 May 2022	299,428	351,361
FEDERAL NATL MTG ASSN	6.5%6 25 2028	98,286	108,968
FEDERAL NATL MTG ASSN REMIC	6.39% 25 May 2036	166,638	171,087
FEDERAL NATL MTG ASSN REMIC	6.5% 25 Feb 2023	277,960	311,339
FEDERAL NATL MTG ASSN REMIC	7% 25 Oct 2022	277,588	310,176
FEDERAL NATL MTG ASSN REMIC	7.5% 20 Sep 2027	1,109,702	1,282,531
FHA 221 D4	7.43% 01 Dec 2020	294,483	292,630
FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	52,039	51,619
FHA 232 236	6.69% 01 May 2016	37,208	36,974
FHA 253 P11 02 PJ HUNT PG 87	7.43% 01 Jan 2021	331,090	329,007
FHA INSD 23RD MTG	7.43% 01 Mar 2022	33,392	33,181
FHA INSD MTG P/T	7.43% 01 Jul 2024	71,861	71,409
FHA INSD MTG POOL	7.43% 01 Nov 2024	46,826	46,531
FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	7,434	7,388
FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	34,737	34,518
FHLMC TBA JAN 30 GOLD SINGLE	4.5% 31 Dec 2099	4,000,000	4,098,752
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	21,000,000	20,845,776
FIRST HORIZON MTG	5.369408% 25 Aug 2035	125,772	101,623
FNMA TBA FEB 30 SINGLE FAM	4.5% 01 Dec 2099	54,000,000	55,274,076
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	20,000,000	20,965,620
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	14,000,000	14,369,684
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	(4,000,000)	(4,279,376)
FNMA TBA NOV 30 SINGLE FAM	5% 01 Dec 2099	—	—
FNMA 30 YR DEC TBA	4% 01 Dec 2099	12,000,000	11,951,232
FNMA POOL 066414	4.859% 01 Sep 2028	224,825	231,890
FNMA POOL 190639	5.5% 01 Jan 2024	5,520	5,930
FNMA POOL 254909	4% 01 Sep 2013	618,468	634,273
FNMA POOL 255075	5.5% 01 Feb 2024	1,270,388	1,374,282
FNMA POOL 256158	5.25% 01 Feb 2036	82,939	86,335
FNMA POOL 257240	4.5% 01 Jun 2018	641,196	675,260
FNMA POOL 257316	4.5% 01 Jul 2023	850,732	893,269
FNMA POOL 401421	5.5% 01 Apr 2026	4,311	4,624
FNMA POOL 450838	5.5% 01 Dec 2028	15,714	16,977
FNMA POOL 544502	5.109% 01 Jul 2030	57,882	59,999
FNMA POOL 725027	5% 01 Nov 2033	365,006	386,050
FNMA POOL 735764	1% 01 Jul 2035	1,661,936	1,733,558
FNMA POOL 735965	1% 01 Oct 2035	1,543,140	1,617,809
FNMA POOL 745393	4.5% 01 Sep 2020	999,575	1,057,676
FNMA POOL 783610	4.838% 01 Jun 2035	2,534,799	2,646,909
FNMA POOL 822101	4.997% 01 May 2035	1,564,103	1,631,279
FNMA POOL 825157	1% 01 Aug 2035	750,027	790,013
FNMA POOL 826129	1% 01 Jul 2035	2,048,785	2,124,376
FNMA POOL 897717	1% 01 Aug 2036	317,100	334,302
FNMA POOL 899007	4.5% 01 Jan 2022	182,035	191,478
FNMA POOL 928652	6% 01 Aug 2037	468,715	510,039
FNMA POOL 928915	6% 01 Nov 2037	450,759	490,500
FNMA POOL 929672	4.5% 01 Jun 2023	1,383,624	1,452,805
FNMA POOL 931412	4.5% 01 Jun 2024	1,902,267	1,995,002
FNMA POOL 931413	4.5% 01 Jun 2024	1,587,362	1,664,746
FNMA POOL 931742	4.5% 01 Aug 2024	284,655	298,532
FNMA POOL 932766	4.5% 01 Dec 2024	407,968	427,856
FNMA POOL 932851	4% 01 Dec 2040	16,933,205	16,862,024
FNMA POOL 934798	4.5% 01 Feb 2024	325,637	341,512
FNMA POOL 934854	4.5% 01 May 2024	153,685	161,178
FNMA POOL 935801	4% 01 Nov 2039	1,049,906	1,045,492
FNMA POOL 947342	6% 01 Oct 2037	357,457	388,973
FNMA POOL 952420	6% 01 Sep 2037	906,539	986,465
FNMA POOL 955296	5.5% 01 Jan 2038	3,999,602	4,282,417
FNMA POOL 955769	6% 01 Oct 2037	844,650	919,119

FNMA POOL 959984	6% 01 Nov 2037	1,172,522	1,275,898
FNMA POOL 962845	4.5% 01 Apr 2023	966,612	1,014,942
FNMA POOL 963128	4.5% 01 May 2023	439,131	461,088
FNMA POOL 972453	6% 01 Mar 2038	52,697	57,326
FNMA POOL 973827	4.5% 01 Mar 2023	525,387	552,313
FNMA POOL 974633	4.5% 01 Mar 2023	556,019	583,820
FNMA POOL 975330	4.5% 01 May 2023	250,802	263,343
FNMA POOL 982114	4.5% 01 May 2023	214,077	224,781
FNMA POOL 995692	4.5% 01 May 2024	1,870,342	1,963,859
FNMA POOL AA2463	4.5% 01 Feb 2024	953,684	1,000,176
FNMA POOL AA2550	4.5% 01 Apr 2024	572,020	599,906
FNMA POOL AA4274	4.5% 01 May 2024	899,943	943,815
FNMA POOL AA4524	4.5% 01 Mar 2024	0	0
FNMA POOL AA4552	4% 01 Aug 2024	600,312	619,165
FNMA POOL AA4553	4.5% 01 Aug 2024	943,582	989,582
FNMA POOL AA4598	4.5% 01 Apr 2024	625,129	655,604
FNMA POOL AA5025	4.5% 01 Apr 2024	342,757	359,467
FNMA POOL AA5511	4.5% 01 Apr 2024	1,567,319	1,643,725
FNMA POOL AA7805	4%8 1 2039	990,427	986,263
FNMA POOL AA8463	4.5% 01 Jun 2024	821,972	862,043
FNMA POOL AA8966	4.5% 01 Jul 2024	429,099	450,018
FNMA POOL AA9200	4% 01 Aug 2039	234,618	233,631
FNMA POOL AA9847	4% 01 Aug 2039	1,614,556	1,607,769
FNMA POOL AB0554	4.5% 01 Apr 2024	943,596	990,775
FNMA POOL AB1370	4.5% 01 Aug 2025	187,752	197,140
FNMA POOL AB1842	4% 01 Jul 2025	321,679	332,536
FNMA POOL AC2757	4.5% 01 Aug 2039	16,824,698	17,288,394
FNMA POOL AC2817	4%10 1 2039	30,682	30,553
FNMA POOL AC2840	4%8 1 2039	1,175,106	1,170,166
FNMA POOL AC2996	4.5% 01 Sep 2024	21,720,112	22,778,966
FNMA POOL AC3282	4% 01 Oct 2039	981,074	976,950
FNMA POOL AC3290	4.5% 01 Oct 2024	4,358,833	4,571,326
FNMA POOL AC3879	4.5% 01 Dec 2024	308,397	323,431
FNMA POOL AC6344	6% 01 Nov 2039	319,798	347,793
FNMA POOL AC8594	4.5% 01 Jan 2025	249,653	262,292
FNMA POOL AD1062	4% 01 Mar 2040	1,231,801	1,226,623
FNMA POOL AD4654	4% 01 May 2040	1,721,614	1,714,377
FNMA POOL AD5259	4% 01 Aug 2040	95,532	95,130
FNMA POOL AD6149	4% 01 Aug 2040	569,478	567,084
FNMA POOL AD6209	4% 01 Jun 2025	63,848	66,003
FNMA POOL AD7157	4% 01 Jun 2025	158,366	163,711
FNMA POOL AD7760	4% 01 Jul 2025	337,974	349,380
FNMA POOL AD8522	4%8 1 2040	6,561,342	6,533,760
FNMA POOL AD9386	4% 01 Sep 2040	55,543	55,310
FNMA POOL AE2934	4% 01 Sep 2040	996,077	991,890
FNMA POOL AE3040	4%9 1 2040	14,847,497	14,785,083
FNMA POOL AE4403	4% 01 Sep 2040	—	—
FNMA POOL AE4624	4%10 1 2040	—	—
FNMA POOL AE5024	4% 01 Dec 2040	1,000,000	995,796
FNMA POOL AE5463	4% 01 Oct 2040	—	—
FNMA POOL AE8158	4.5% 01 Aug 2024	761,669	799,752
FNMA POOL AH0007	4% 01 Dec 2040	307,233	305,942
FNMA POOL AH0020	4% 01 Dec 2040	3,000,000	2,987,389
FNMA POOL AH0946	4%12 1 2040	17,000,000	16,928,538
FNMA POOL MA0184	5% 01 Sep 2029	5,480,747	5,767,602
FNMA POOL MA0478	4% 01 Jul 2040	1,946,268	1,938,086
FNMA POOL MA0514	4% 01 Sep 2040	—	—
FNMA POOL MA0583	4% 01 Nov 2040	18,066,808	17,990,862
FNMA POOL MA0614	4% 01 Jan 2041	692,767	690,007
FNMA TBA 15 YR	3.5% 01 Dec 2099	26,000,000	26,178,750

	FNMA TBA FEB 30YR SINGLE FAM	4% 01 Dec 2099	19,000,000	18,845,625
	FNMA TBA SINGLE FAMILY JAN 15	4% 01 Dec 2099	31,500,000	32,440,086
	FORD MOTOR CO	1% 29 Nov 2013	2,413,426	2,412,702
	FORD MTR CR CO	7% 01 Oct 2013	1,600,000	1,715,360
	FORD MTR CR CO	7.25% 25 Oct 2011	100,000	103,355
	GAZPROM O A O	8.146% 11 Apr 2018	2,800,000	3,241,000
	GENERAL ELEC CAP CORP	6.375% 15 Nov 2067	3,300,000	3,267,000
	GENERAL MTRS ACCEP CORP	7%2 1 2012	3,400,000	3,509,048
	GEORGIA PAC CORP	9.5% 23 Dec 2012	318,474	318,761
	GMAC LLC	6.625% 15 May 2012	1,000,000	1,030,867
	GNMA II POOL 002910	8.5% 20 Apr 2030	2,681	3,221
	GNMA II POOL 002947	8.5% 20 Jul 2030	1,695	2,039
	GNMA II POOL 003029	8.5% 20 Jan 2031	7,114	8,565
	GNMA II POOL 003057	8.5% 20 Mar 2031	1,691	1,991
	GNMA II POOL 780840	8.5% 20 Jul 2028	16,692	19,980
	GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	2,200,000	2,422,625
	GOLDMAN SACHS GROUP INC	6.25% 01 Sep 2017	5,500,000	6,069,531
	GOLDMAN SACHS GROUP INC MTN	1% 22 Jul 2015	600,000	574,880
	GOVERNMENT NATL MTG ASSN	6.5% 20 May 2028	300,964	349,588
	GS MTG SEC CORP	4.541% 25 Sep 2035	2,268,595	2,164,002
	ILLINOIS ST	1.823% 01 Jan 2011	4,800,000	4,800,000
	ILLINOIS ST	2.766% 01 Jan 2012	16,600,000	16,703,916
	INDYMAC MBS INC	5.04428% 25 Dec 2034	75,403	55,229
	INTL LEASE FINANCE CORP	7.125% 01 Sep 2018	8,900,000	9,456,250
	J P MORGAN CHASE COML MTG SECS	5.44% 12 Jun 2047	630,000	660,196
	J P MORGAN MTG TR	1% 25 Feb 2036	1,386,008	1,211,465
	J P MORGAN MTG TR	5.0123% 25 Feb 2035	358,390	357,815
	JAPANESE YEN		19	0
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	16,500,000	16,114,725
*	JPMORGAN CHASE + CO	4.95% 25 Mar 2020	500,000	513,285
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	500,000	569,128
*	JPMORGAN CHASE BK N A NEW YORK	0.62969% 13 Jun 2016	900,000	848,262
	KENTUCKY ST PPTY + BLDGS COMMN	4.303% 01 Nov 2019	1,500,000	1,432,185
	KENTUCKY ST PPTY + BLDGS COMMN	4.403% 01 Nov 2020	1,800,000	1,711,836
	KENTUCKY ST PPTY + BLDGS COMMN	5.373% 01 Nov 2025	3,300,000	3,110,712
	LB UBS COML MTG TR 2007 C7	5.866% 15 Sep 2045	500,000	526,113
	LBG CAPITAL NO 1 PLC	7.875% 01 Nov 2020	310,000	282,100
	LEHMAN BROS HLDGS INC	5.625% 24 Jan 2013	7,400,000	1,813,000
	LEHMAN BROS HLDGS INC	6.75% 28 Dec 2017	3,100,000	310
	LEHMAN BROS HLDGS ING	6.875% 02 May 2018	900,000	222,750
	LEHMAN BROTHERS INC	TBA CASH COLLATERAL	(637,501)	(637,501)
	LLOYDS TSB BANK PLC	12% 31 Dec 2049	10,900,000	11,789,186
	LLOYDS TSB BANK PLC	4.375% 12 Jan 2015	600,000	599,863
	LOS ANGELES CALIF UNI SCH DIST	4.5% 01 Jul 2023	4,100,000	3,885,160
	MERRILL LYNCH + CO	6.875% 25 Apr 2018	300,000	328,307
	MERRILL LYNCH + CO INC	6.4% 28 Aug 2017	3,500,000	3,700,449
	MERRILL LYNCH MTG INVS INC	5.53% 25 Feb 2036	358,059	274,437
	MERRILL LYNCH MTG INVS INC	5.57% 25 Nov 2035	73,922	62,697
	MERRILL LYNCH MTG INVS INC	6.32% 25 Oct 2035	88,666	76,444
	MEXICAN PESO (NEW)		9,855	799
	MORGAN STANLEY	1% 09 Jan 2014	1,200,000	1,157,885
	MORGAN STANLEY	1.395% 13 Apr 2016	3,500,000	4,212,536
	MORGAN STANLEY CAP I TR	6.0764% 11 Jun 2049	400,000	428,311
	MORGAN STANLEY CAP SVCS COC	SWAP CASH COLLATERAL USD	800,000	800,000
	MORGAN STANLEY GROUP INC	5.55% 27 Apr 2017	3,500,000	3,646,300
	NEW YORK N Y CITY TRANSITIONAL	4.725% 01 Nov 2023	2,500,000	2,362,750
	NEW YORK N Y CITY TRANSITIONAL	4.905% 01 Nov 2024	1,900,000	1,792,232
	NEW YORK N Y CITY TRANSITIONAL	5.075% 01 Nov 2025	1,900,000	1,796,583
	NEW ZEALAND DOLLAR		116	91
	NGPL PIPECO LLC	7.119% 15 Dec 2017	3,200,000	3,503,286

NORWEGIAN KRONE		59,826	10,293
NOTA DO TESOURO NA	10% 01 Jan 2017	670,000	3,699,829
PALOMAR CALIF CMNTY COLLEGE	4.75% 01 May 2032	100,000	89,359
PIMCO FDS PAC INVT MGMT SER	EMERGING MKTS PORTFOLIO	3,642,900	37,813,305
PIMCO FDS PAC INVT MGMT SER	INTL PORTFOLIO INSTL CL	3,207,574	14,337,854
PIMCO FDS PAC INVT MGMT SER	MUTUAL FUND	1,676,162	13,074,067
PULTE HOMES INC	6.25% 15 Feb 2013	1,600,000	1,628,000
RALI SER 2006 QO6 TR	3.315% 25 Jun 2046	576,912	239,415
RALI SER 2006 QS7 TR	6% 25 Jun 2036	2,753,669	1,876,931
REILLY FHA PROJ LOAN	7.43% 01 Aug 2020	206,499	205,200
RESIDENTIAL ACCREDIT LNS INC	3.41688% 25 Apr 2046	340,283	147,793
ROYAL BK SCOTLAND GROUP PLC	7.64% 31 Mar 2049	400,000	266,000
SALOMON REPO	0.27% 03 Jan 2011	42,900,000	42,900,000
SEQUOIA MTG TR	3.397179% 20 Apr 2035	1,843,061	1,717,471
SLM STUDENT LN TR	1.74888% 25 Apr 2023	14,287,670	14,748,344
SMALL BUSINESS ADMIN	5.6% 01 Mar 2029	7,621,933	8,226,338
SMFG PFD CAP USD 3 LTD	9.5% 29 Jul 2049	4,800,000	5,568,000
SPRINT CAP CORP	7.625% 30 Jan 2011	5,008,000	5,020,520
SSGA	G STIFF ERISA QUALIFIED	1,021,689	1,021,689
STRUCTURED ADJ RATE MTG LN TR	5.537% 25 Aug 2035	84,955	68,295
STRUCTURED ASSET MTG INVTS II	3.5962% 25 Sep 2035	3,281,833	1,938,743
STRUCTURED ASSET MTG INVTS II	5.57% 19 Jul 2035	59,095	42,035
STRUCTURED ASSET MTG INVTS II	5.57% 19 Jul 2035	120,587	103,965
STRUCTURED ASSET MTG INVTS II	5.57% 19 Jul 2035	275,075	255,034
SWAP BANK OF AMERICA COC	SWAP CASH COLLATERAL USD	290,000	290,000
SWAP BARCLAYS BOC	SWAP CASH COLLATERAL USD	(390,000)	(390,000)
SWAP BNP PARIBAS BOC	SWAP CASH COLLATERAL USD	(460,000)	(460,000)
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(960,000)	(960,000)
SWAP DEUTSCHE COC	SWAP CASH COLLATERAL USD	780,000	780,000
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	(260,000)	(260,000)
SWAP LEHMAN BOC	SWAP CASH COLLATERAL USD	(70,723)	(70,723)
SWAP RBOS COC	SWAP CASH COLLATERAL USD	1,590,000	1,590,000
SWAP UBS COC	SWAP CASH COLLATERAL USD	570,000	570,000
SWAPTION 317U153B3	IRO USD 10Y P 10.0 071012 BRC	(2,700,000)	(1,841)
SWAPTION 317U268B5	IRO USD 10Y P 10 071012 RYL	(5,500,000)	(3,749)
SWAPTION 317U428B2	IRO USD 10Y JUL12 10.0 PUT	(2,500,000)	(1,704)
SWPC060G9 CDS USD P F 1.00000	1% 20 Mar 2013	(4,150,000)	(4,150,000)
SWPC060G9 CDS USD R V 03MEVENT	1% 20 Mar 2013	4,150,000	4,266,019
SWPC402E1 CDS USD P F 1.00000	1% 20 Sep 2017	(2,600,000)	(2,600,000)
SWPC402E1 CDS USD R V 03MEVENT	1% 20 Sep 2017	2,600,000	2,642,884
SWPC422G2 CDS USD P F 1.00000	1% 20 Jun 2015	(19,100,000)	(19,100,000)
SWPC422G2 CDS USD R V 03MEVENT	1% 20 Jun 2015	19,100,000	18,920,615
SWPC437G5 CDS USD P F 1.00000	1% 20 Jun 2015	(1,000,000)	(1,000,000)
SWPC437G5 CDS USD R V 03MEVENT	1% 20 Jun 2015	1,000,000	990,608
SWPC467G8 CDS USD P F 5.00000	5% 20 Jun 2015	(13,200,000)	(13,200,000)
SWPC467G8 CDS USD R V 03MEVENT	1% 20 Jun 2015	13,200,000	12,605,505
SWPC52925 CDS USD P V 00MEVENT	1.65% 25 Jul 2045	(301,654)	(301,654)
SWPC52925 CDS USD R F .54000	0.54% 25 Jul 2045	301,654	72,397
SWPC57700 CDS USD P V 0M EVENT	1% 20 Jun 2017	(1,500,000)	(1,500,000)
SWPC57700 CDS USD R F 1.28000	1.28% 20 Jun 2017	1,500,000	1,508,969
SWPC80348 CDS USD P F .80000	1% 20 Dec 2017	(4,259,200)	(4,259,200)
SWPC80348 CDS USD R F .00000	1% 20 Dec 2017	4,259,200	4,370,166
SWPC81239 CDS USD P F .80000	1% 20 Dec 2017	(3,678,400)	(3,678,400)
SWPC81239 CDS USD R V 03MEVENT	1% 20 Dec 2017	3,678,400	3,774,234
SWPC82310 CDS USD P F .80000	1% 20 Dec 2017	(4,646,400)	(4,646,400)
SWPC82310 CDS USD R V 00MEVENT	1% 20 Dec 2017	4,646,400	4,767,454
SWPC87756 CDS USD P V 00MEVENT	1% 20 Dec 2015	(10,700,000)	(10,700,000)
SWPC87756 CDS USD R F .46250	0.4625% 20 Dec 2015	10,700,000	9,734,558
SWPC87764 CDS USD P F .14250	1% 20 Dec 2012	(15,000,000)	(15,000,000)
SWPC87764 CDS USD R V 00MEVENT	1% 20 Dec 2012	15,000,000	15,122,810

	SWPC949F8 CDS USD P F 1.00000	1% 20 Dec 2017	(5,000,000)	(5,000,000)
	SWPC949F8 CDS USD R V 03MEVENT	1% 20 Dec 2017	5,000,000	5,270,223
	SWPC96W83 CDS USD P F .80000	1% 20 Dec 2017	(1,258,400)	(1,258,400)
	SWPC96W83 CDS USD R V 03MEVENT	1% 20 Dec 2017	1,258,400	1,291,185
	SWU005071 IRS BRL P V 00MBRCDI	1% 02 Jan 2012	(27,900,000)	(16,807,229)
	SWU005071 IRS BRL R F 10.57500	10.575% 02 Jan 2012	27,900,000	16,356,849
	SWU0888P9 IRS AUD P V 06MBBSW	1% 15 Dec 2017	(4,700,000)	(4,817,736)
	SWU0888P9 IRS AUD R F 5.50000	5.5% 15 Dec 2017	4,700,000	4,680,906
	SWU0889P8 IRS AUD P V 06MBBSW	1% 15 Dec 2017	(3,000,000)	(3,075,151)
	SWU0889P8 IRS AUD R F 5.50000	5.5% 15 Dec 2017	3,000,000	2,987,813
*	SWU08AAB2 IRS BRL P V 00MBRCDI	1% 02 Jan 2013	(1,500,000)	(903,614)
*	SWU08AAB2 IRS BRL R F 12.17000	12.17% 02 Jan 2013	1,500,000	920,545
	SWU093168 IRS BRL P V 00MBRCDI	1% 02 Jan 2012	(3,300,000)	(1,987,952)
	SWU093168 IRS BRL R F 11.02000	11.02% 02 Jan 2012	3,300,000	2,013,296
	SWU095908 IRS BRL P V 00MBRCDI	1% 02 Jan 2013	(30,200,000)	(18,192,771)
	SWU095908 IRS BRL R F 12.28500	12.285% 02 Jan 2013	30,200,000	18,599,429
	SWU096419 IRS BRL P V 00MBRCDI	1% 02 Jan 2014	(3,900,000)	(2,349,398)
	SWU096419 IRS BRL R F 11.99000	11.99% 02 Jan 2014	3,900,000	2,376,925
	SWU096724 IRS BRL P V 00MCETIP	1% 02 Jan 2013	(22,600,000)	(13,614,458)
	SWU096724 IRS BRL R F 12.61000	12.61% 02 Jan 2013	22,600,000	13,919,321
	SWU097755 IRS BRL P V 00MBRCDI	1% 02 Jan 2014	(8,900,000)	(5,361,446)
	SWU097755 IRS BRL R F 11.93500	11.935% 02 Jan 2014	8,900,000	5,365,428
	SWU0A0196 IRS BRL P V 00MBRCDI	1% 02 Jan 2013	(24,100,000)	(14,518,072)
	SWU0A0196 IRS BRL R F 11.89000	11.89% 02 Jan 2013	24,100,000	14,661,936
	SWU0A0HU2 IRS BRL P V 01MBSCW	1% 02 Jan 2014	(12,900,000)	(7,771,084)
	SWU0A0HU2 IRS BRL R F 12.12000	12.12% 02 Jan 2014	12,900,000	7,910,990
	SWU0A0R56 IRS BRL P V 00MBRCDI	1% 02 Jan 2013	(4,900,000)	(2,951,807)
	SWU0A0R56 IRS BRL R F 12.48000	12.48% 02 Jan 2013	4,900,000	3,002,212
	TOBACCO SETTLEMENT FIN AUTH WE	7.467% 01 Jun 2047	1,990,000	1,378,632
	TOBACCO SETTLEMENT FING CORP N	5% 01 Jun 2041	2,300,000	1,360,151
	TOLL BROS FINANCE CORP	8.91% 15 Oct 2017	4,100,000	4,837,414
	TREASURY BILL	0% 09 Jun 2011	9,110,000	9,103,441
	TREASURY BILL	0.01% 02 Jun 2011	8,000,000	7,994,832
	TREASURY BILL	0.06% 26 May 2011	10,500,000	10,493,742
	UBS AG STAMFORD CT	0.01% 23 Feb 2012	9,100,000	9,176,777
	UBS AG STAMFORD CT	4.875% 04 Aug 2020	500,000	507,554
	UNITED AIRLS	9.06% 31 Dec 2049	1,299,376	8,446
	UNITED AIRLS PASS THRU TRS	9.56% 19 Oct 2018	1,059,630	446,369
	UNITED STATES TREAS BDS	4.375% 15 Feb 2038	700,000	707,438
	UNITED STATES TREAS BDS	7.25% 15 Aug 2022	7,000,000	9,463,125
	UNITED STATES TREAS BDS	8.125% 15 Aug 2021	700,000	996,843
	UNITED STATES TREAS BDS	8.875% 15 Feb 2019	40,800,000	58,688,270
	UNITED STATES TREAS BILLS	0.01% 06 Jan 2011	700,000	699,986
	UNITED STATES TREAS BILLS	0.01% 13 Jan 2011	2,200,000	2,199,802
	UNITED STATES TREAS BILLS	0.01% 20 Jan 2011	980,000	979,980
	US DOLLAR		(634,603)	(634,603)
	US TREASURY BDS	6.25% 15 Aug 2023	3,200,000	4,022,000
	US TREASURY BDS	8% 15 Nov 2021	4,300,000	6,081,813
	US TREASURY N/B	0.375% 15 Nov 2013	1,600,000	1,579,374
	US TREASURY N/B	2.25% 30 Nov 2017	13,500,000	13,127,697
	US TREASURY N/B	3.875% 15 Aug 2040	9,200,000	8,474,065
	US TREASURY N/B	4.375% 15 Nov 2039	1,000,000	1,005,312
	WACHOVIA BK NATL ASSN MTN SUB	3.14875% 15 Mar 2016	5,200,000	4,871,542
	WAMU MTG CTFS	3.503% 25 Aug 2046	2,975,974	2,247,905
	WAMU MTG PASS THROUGH CTFS	0.5462% 25 Oct 2045	1,599,838	1,349,906
	WELLS FARGO + COMPANY	PREFERRED STOCK 7.5	13,000	13,007,150
	WELLS FARGO MTG BACKED SECS	5.0283% 25 Apr 2036	1,284,464	1,187,645
	WELLS FARGO MTG BKD SECS TR	1% 25 Nov 2034	1,394,309	1,354,187
	WI TREASURY SEC	1% 15 Jul 2020	36,202,163	37,067,612

		Sub-Total: Fund 5711 / PIMCO 2 of 12		$1,076,017,075

(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
			( n / a )
		Par Value

ABBOTT LABS	5.125% 01 Apr 2019	2,015,000		$2,218,644
ABU DHABI NATL ENERGY CO PJSC	7.25% 01 Aug 2018	2,185,000		2,420,095
AESOP FUNDING II LLC	1% 20 Feb 2014	2,000,000		2,142,613
AGILENT TECHNOLOGIES INC	6.5% 01 Nov 2017	3,015,000		3,341,675
ALBERTSONS INC	6.625% 01 Jun 2028	115,000		80,500
ALCOA INC	5.95% 01 Feb 2037	1,055,000		988,786
ALCOA INC	6.15% 15 Aug 2020	2,355,000		2,418,352
ALLY FINANCIAL INC	6.25% 01 Dec 2017	460,000		460,000
ALTA WIND HOLDINGS LLC	7% 30 Jun 2035	1,395,000		1,487,851
ALTRIA GROUP INC	9.25% 06 Aug 2019	395,000		515,491
ALTRIA GROUP INC	9.95% 10 Nov 2038	3,110,000		4,382,401
AMERICAN TOWER CORP	4.5% 15 Jan 2018	1,255,000		1,244,039
AMERICAN TOWER CORP	4.625% 01 Apr 2015	1,194,000		1,247,357
ANHEUSER BUSCH COS INC	4.95% 15 Jan 2014	150,000		161,406
ANHEUSER BUSCH COS INC	6.5% 01 May 2042	890,000		996,157
ANHEUSER BUSCH INBEV WOR	4.125% 15 Jan 2015	4,495,000		4,734,210
ARCELORMITTAL	3.75% 05 Aug 2015	5,010,000		5,051,713
AT+T CORP	6.5% 15 Mar 2029	145,000		151,289
AT+T INC	5.8% 15 Feb 2019	1,700,000		1,913,486
AXTEL SAB DE CV	9% 22 Sep 2019	1,115,000		1,059,250
BALL CORP	6.75% 15 Sep 2020	625,000		656,250
BANK CORP AMER	4.75% 15 Aug 2013	990,000		1,029,180
BANK OF AMERICA CORP	PREFERRED STOCK 7.25	54		51,676
BANK OF AMERICA CREDIT CARD TR	1% 15 Jan 2016	545,000		525,778
BANK OF AMERICA CREDIT CARD TR	1% 15 Jun 2014	635,000		626,235
BANK ONE ISSUANCE TRUST	4.77% 16 Feb 2016	715,000		756,649
BARCLAYS BANK PLC	5% 22 Sep 2016	1,400,000		1,481,480
BARCLAYS BANK PLC	5.2% 10 Jul 2014	2,000,000		2,160,164
BEAR STEARNS COML MTG SECS TR	5.331% 11 Feb 2044	650,000		667,414
BEMIS COMPANY INC	5.65% 01 Aug 2014	420,000		459,797
BIOMED REALTY LP	6.125% 15 Apr 2020	655,000		691,594
BOTTLING GROUP LLC	5.125% 15 Jan 2019	1,025,000		1,118,173
BP AMI LEASING INC	5.523% 08 May 2019	200,000		211,651
BP CAPITAL MARKETS PLC	4.5% 01 Oct 2020	3,665,000		3,656,164
BROCADE COMMUNICATIONS	6.625% 15 Jan 2018	1,010,000		1,063,025
BROCADE COMMUNICATIONS	6.875% 15 Jan 2020	335,000		356,775
CAMDEN PPTY TR	5% 15 Jun 2015	210,000		221,852
CAMDEN PPTY TR	5.375% 15 Dec 2013	220,000		235,694
CAMERON INTL CORP	6.375% 15 Jul 2018	69,000		76,526
CAMERON INTL CORP	7% 15 Jul 2038	244,000		266,528
CANADIAN PACIFIC RR CO	7.25% 15 May 2019	730,000		868,380
CAPITAL ONE MULTI ASSET EXECUT	1% 15 Jul 2020	775,000		745,831
CBS CORP	5.75% 15 Apr 2020	895,000		951,083
CD	5.322% 11 Dec 2049	2,070,000		2,145,596
CHESAPEAKE ENERGY CORP	6.5% 15 Aug 2017	50,000		50,250
CHEVRON PHILLIPS CHEMICA	7% 15 Jun 2014	1,392,000		1,578,058
CHEVRON PHILLIPS CHEMICA	8.25% 15 Jun 2019	696,000		839,525
CINCINNATI BELL INC	8.75% 15 Mar 2018	1,165,000		1,092,188
CIT EQUIP COLL	6.59% 22 Dec 2014	1,086,593		1,114,040
CITIBANK CREDIT CARD ISSUANCE	6.3% 20 Jun 2014	4,355,000		4,606,834
CITIGROUP INC	5% 15 Sep 2014	4,455,000		4,608,599
CITIZENS COMMUNICATIONS CO	7.875% 15 Jan 2027	1,105,000		1,060,800

COLORADO INTST GAS CO	5.95% 15 Mar 2015	21,000	22,878
COLORADO INTST GAS CO	6.8% 15 Nov 2015	95,000	109,442
COLUMBIA / HCA HEALTHCARE CORP	7.58% 15 Sep 2025	90,000	82,575
COLUMBIA /HCA HEALTHCARE CORP	7.19% 15 Nov 2015	40,000	39,200
COLUMBIA HEALTHCARE CORP	7.5% 15 Dec 2023	125,000	114,688
COLUMBIA/HCA HEALTHCARE CORP	7.69% 15 Jun 2025	305,000	292,800
COLUMBIA/HCA HEALTHCARE CORP	7.75% 15 Jul 2036	20,000	18,450
COMCAST CORP	6.4% 01 Mar 2040	1,300,000	1,393,425
COMCAST CORP NEW	5.65% 15 Jun 2035	1,700,000	1,651,492
COMCAST CORP NEW	6.4% 15 May 2038	850,000	908,365
COMCAST CORP NEW	6.45% 15 Mar 2037	440,000	470,125
COMCAST CORP NEW	6.95% 15 Aug 2037	1,190,000	1,345,971
COMM MTG TR	1% 10 Dec 2049	6,725,000	7,235,566
CONTL AIRLINES 2007 1	5.983% 19 Apr 2022	2,348,853	2,478,040
CORNING INC	6.85% 01 Mar 2029	55,000	60,833
CORNING INC	7.25% 15 Aug 2036	195,000	221,914
CREDIT SUISSE COML MTG TR	5.695% 15 Sep 2040	425,000	436,353
CREDIT SUISSE N Y	5.75% 15 Feb 2018	2,840,000	3,045,315
CROWN CASTLE TOWERS LLC	3.214% 15 Aug 2015	1,250,000	1,230,526
CWABS INC	4.615% 25 Feb 2035	589,956	556,994
DEUTSCHE TELEKOM INT FIN	4.875% 08 Jul 2014	2,025,000	2,176,332
DEVON ENERGY CORP NEW	6.3% 15 Jan 2019	1,410,000	1,659,306
DISCOVER CARD MASTER TRUST I	0.39094% 16 Oct 2014	1,900,000	1,893,739
DUKE ENERGY CO	6.25% 15 Jan 2012	4,075,000	4,301,941
EASTMAN CHEMICAL CO	4.5% 15 Jan 2021	1,485,000	1,455,523
EMBARQ CORP	7.995% 01 Jun 2036	6,580,000	7,184,564
EQT CORP	8.125% 01 Jun 2019	702,000	816,781
EQUIFAX INC	7% 01 Jul 2037	905,000	985,474
ERAC USA FIN CO	6.375% 15 Oct 2017	1,055,000	1,171,190
ERAC USA FIN CO	7% 15 Oct 2037	185,000	199,213
ERP OPER LTD PARTNERSHIP	5.75% 15 Jun 2017	275,000	301,313
EXPEDIA INC	5.95% 15 Aug 2020	1,475,000	1,482,375
EXPRESS SCRIPTS INC	7.25% 15 Jun 2019	245,000	289,987
FED HM LN PC POOL A37176	5% 01 Sep 2035	515,363	543,085
FED HM LN PC POOL A46049	5% 01 Jul 2035	1,690,706	1,783,587
FED HM LN PC POOL E01098	6% 01 Feb 2017	92,178	100,118
FED HM LN PC POOL E91955	5% 01 Oct 2017	71,530	76,280
FED HM LN PC POOL E97335	5% 01 Jul 2018	686,456	732,041
FED HM LN PC POOL G01843	6% 01 Jun 2035	1,408,255	1,547,661
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	3,763,846	4,034,524
FED HM LN PC POOL G12403	5% 01 Dec 2034	2,145,262	2,285,039
FEDERAL HOME LN MTG	5% 15 Jan 2030	448,113	462,219
FEDERAL HOME LN MTG CORP	5% 15 Dec 2023	10,875	10,870
FEDERAL HOME LN MTG CORP	5% 15 Mar 2019	536,378	551,625
FEDERAL HOME LN MTG CORP	5% 15 Sep 2018	40,555	40,691
FLORIDA GAS TRANSMISSION CO	7.9% 15 May 2019	370,000	447,326
FNMA POOL 254195	5.5% 01 Feb 2017	147,912	159,306
FNMA POOL 254509	5% 01 Oct 2017	90,014	96,273
FNMA POOL 255364	6% 01 Sep 2034	995,893	1,092,410
FNMA POOL 545904	5.5% 01 Sep 2017	239,652	258,413
FNMA POOL 604966	5.5% 01 Nov 2016	56,943	61,330
FNMA POOL 621102	5.5% 01 Jan 2017	200,602	216,306
FNMA POOL 631324	5.5% 01 Feb 2017	126,095	135,966
FNMA POOL 667032	5% 01 Nov 2017	139,960	149,691
FNMA POOL 705601	5% 01 May 2018	305,047	326,639
FNMA POOL 725690	6% 01 Aug 2034	199,585	218,928
FNMA POOL 745355	5% 01 Mar 2036	3,477,616	3,671,585
FNMA POOL 745418	5.5% 01 Apr 2036	5,792,799	6,229,566
FNMA POOL 745515	5% 01 May 2036	721,145	761,368
FNMA POOL 821890	5% 01 Jun 2035	993,769	1,049,198

FNMA POOL 826495	5.5% 01 Jul 2035	41,731	44,877
FNMA POOL 829881	5% 01 Jul 2035	3,108,034	3,281,388
FNMA POOL 831400	6% 01 Apr 2036	299,968	326,977
FNMA POOL 832690	5% 01 Sep 2035	1,890,241	1,995,672
FNMA POOL 832799	5% 01 Sep 2035	2,773,925	2,928,644
FNMA POOL 872482	5.5% 01 Apr 2036	5,081,724	5,448,996
FNMA POOL 888102	5.5% 01 May 2036	233,117	250,693
FNMA POOL 888129	5.5% 01 Feb 2037	1,968,911	2,111,210
FNMA POOL 888131	5.5% 01 Feb 2037	818,106	877,233
FNMA POOL 898832	5.5% 01 Nov 2036	968,282	1,038,263
FNMA POOL 928075	6% 01 Feb 2037	1,159,050	1,263,411
FNMA POOL 933478	5% 01 Mar 2023	2,061,646	2,188,244
FNMA POOL 938446	5.5% 01 Jul 2022	144,659	155,636
FNMA POOL 956232	6.5% 01 Nov 2037	1,947,876	2,166,482
FNMA POOL 959604	6.5% 01 Nov 2037	245,742	273,321
FORD MTR CR CO	7% 01 Oct 2013	490,000	525,329
FORD MTR CR CO	7% 15 Apr 2015	2,415,000	2,595,188
GCCFC 2006 GG7 A4	5.883% 10 Jul 2038	325,000	354,575
GENERAL ELEC CAP CORP	2.8% 08 Jan 2013	2,475,000	2,530,197
GENERAL ELEC CAP CORP	3.75% 14 Nov 2014	3,505,000	3,623,185
GEORGIA PAC CORP	7.25% 01 Jun 2028	190,000	205,675
GEORGIA PAC CORP	7.375% 01 Dec 2025	100,000	108,000
GEORGIA PAC CORP	7.75% 15 Nov 2029	1,245,000	1,405,294
GEORGIA PAC CORP	8.875% 15 May 2031	610,000	750,300
GMAC INC	6.625% 15 May 2012	576,000	597,600
GMAC INC	6.875% 28 Aug 2012	270,000	282,150
GNMA POOL 561294	5.5% 15 Feb 2033	315,794	343,079
GOLDMAN SACHS GROUP INC	5.125% 15 Jan 2015	2,153,000	2,313,149
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	405,000	418,511
GOLDMAN SACHS GROUP INC	5.625% 15 Jan 2017	1,200,000	1,268,926
GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	2,220,000	2,408,440
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	965,000	986,612
GREENWICH CAPITAL COMM FND	5.444% 10 Mar 2039	4,950,000	5,215,213
HALLIBURTON CO	6.15% 15 Sep 2019	1,535,000	1,763,026
HASBRO INC	6.125% 15 May 2014	505,000	547,707
HASBRO INC	6.3% 15 Sep 2017	810,000	869,359
HCA INC	5.75% 15 Mar 2014	20,000	19,700
HCA INC	6.375% 15 Jan 2015	295,000	289,838
HCA INC FORMERLY HCA	6.5% 15 Feb 2016	1,225,000	1,197,438
HERTZ VEHICLE FINANCING LLC	0% 25 Mar 2014	2,470,000	2,584,549
HESS CORP	7% 15 Feb 2014	505,000	574,718
HEWLETT PACKARD CO	4.75% 02 Jun 2014	3,800,000	4,163,588
HOME DEPOT INC	5.4% 01 Mar 2016	200,000	224,121
HOSPIRA INC	6.05% 30 Mar 2017	725,000	812,237
INCITEC PIVOT FIN LLC	6% 10 Dec 2019	805,000	824,338
INGERSOLL RAND GLOBAL HLDG CO	6.875% 15 Aug 2018	1,015,000	1,168,201
INTERNATIONAL PAPER CO	7.95% 15 Jun 2018	1,525,000	1,814,694
JABIL CIRCUIT INC	5.625% 15 Dec 2020	830,000	815,475
JP MORGAN CHASE COML MTG SECS	5.42% 15 Jan 2049	3,025,000	3,146,191
JP MORGAN CHASE COML MTG SECS	6.06232% 15 Apr 2045	2,190,000	2,395,003
KRAFT FOODS INC	2.625% 08 May 2013	3,200,000	3,290,938
KRAFT FOODS INC	6.5% 01 Nov 2031	455,000	506,118
KRAFT FOODS INC	6.5% 11 Aug 2017	1,250,000	1,455,090
LB UBS COML MTG TR	5.661% 15 Mar 2039	1,180,000	1,268,022
LIFE TECHNOLOGIES CORP	4.4% 01 Mar 2015	830,000	862,514
LILLY ELI + CO	4.2% 06 Mar 2014	2,270,000	2,433,547
MARATHON OIL CORP	6.5% 15 Feb 2014	1,165,000	1,311,465
MBNA CREDIT CARD MASTER NOTE T	0.49% 16 Aug 2021	1,635,000	1,595,503
MCDONALDS CORP MEDIUM TERM NTS	5% 01 Feb 2019	425,000	464,780
MCKESSON CORP	6.5% 15 Feb 2014	680,000	763,966

MEDCO HEALTH SOLUTIONS I	4.125% 15 Sep 2020	905,000	875,072
MERRILL LYNCH + CO	6.875% 25 Apr 2018	1,295,000	1,417,194
MERRILL LYNCH + CO INC	5% 15 Jan 2015	1,480,000	1,541,115
MERRILL LYNCH + CO INC	6.4% 28 Aug 2017	2,120,000	2,241,415
MERRILL LYNCH CO INC	6.11% 29 Jan 2037	710,000	640,900
MEXICAN PESO (NEW)		291,200	23,610
MEXICO(UTD MEX ST)	8% 17 Dec 2015	7,200,000	623,564
ML CFC COML MGT	5.172% 12 Dec 2049	1,300,000	1,345,548
ML CFC COML MTG TR	5.485% 12 Mar 2051	250,000	254,895
MORGAN STANLEY	4.75% 01 Apr 2014	6,410,000	6,564,013
MORGAN STANLEY	5.375% 15 Oct 2015	615,000	645,977
MORGAN STANLEY	5.45% 09 Jan 2017	775,000	803,687
MORGAN STANLEY	6.25% 09 Aug 2026	175,000	180,526
MORGAN STANLEY GROUP INC	5.55% 27 Apr 2017	1,600,000	1,666,880
NABORS INDUSTRIES BP SWAP	6.15% 15 Feb 2018	415,000	442,952
NABORS INDUSTRIES INC	9.25% 15 Jan 2019	3,261,000	4,040,986
NEWMONT MINING CORP	5.875% 01 Apr 2035	425,000	444,406
NEWS AMER INC	6.15% 01 Mar 2037	2,725,000	2,841,039
NEXTEL COMMUNICATIONS	7.375% 01 Aug 2015	505,000	505,631
NEXTEL COMMUNICATIONS INC	5.95% 15 Mar 2014	895,000	879,338
NEXTEL COMMUNICATIONS INC	6.875% 31 Oct 2013	455,000	456,138
NGN 2010 R3 1A	1% 08 Dec 2020	7,690,000	7,680,388
NISOURCE FIN CORP	5.45% 15 Sep 2020	845,000	870,776
NISOURCE FINANCE CORP	6.125% 01 Mar 2022	1,200,000	1,292,948
NORFOLK SOUTHN CORP	5.75% 15 Jan 2016	1,895,000	2,129,419
ONEOK PARTNERS L P	8.625% 01 Mar 2019	2,310,000	2,882,023
ORACLE CORP	5% 08 Jul 2019	3,210,000	3,482,863
OWENS CORNING NEW	7% 01 Dec 2036	380,000	391,518
PETROBRAS INTL FIN CO	5.875% 01 Mar 2018	4,120,000	4,387,050
PETROPLUS FIN LTD	6.75% 01 May 2014	210,000	193,200
PETROPLUS FIN LTD	7% 01 May 2017	210,000	185,850
PFIZER INC	6.2% 15 Mar 2019	4,040,000	4,732,298
PNC FUNDING CORP	3.625% 08 Feb 2015	4,565,000	4,720,000
PRIDE INTERNATIONAL INC	8.5% 15 Jun 2019	585,000	665,438
QEP RESOURCES INC	6.875% 01 Mar 2021	1,195,000	1,254,750
QUEST DIAGNOSTIC INC	4.75% 30 Jan 2020	930,000	919,855
QWEST CORP	6.5% 01 Jun 2017	4,299,000	4,664,415
REYNOLDS AMERN INC	7.25% 15 Jun 2037	2,440,000	2,536,949
ROWAN COMPANIES INC	5% 01 Sep 2017	870,000	877,574
ROYAL BK OF SCOTLAND PLC	4.875% 16 Mar 2015	3,335,000	3,411,452
RPM INTERNATIONAL INC	6.125% 15 Oct 2019	1,182,000	1,224,437
SNAP ON INC	4.25% 15 Jan 2018	810,000	813,201
SOUTHERN NAT GAS CO	7.35% 15 Feb 2031	230,000	245,014
SPECTRA ENERGY CAP LLC	5.9% 15 Sep 2013	4,335,000	4,768,708
SPRINT CAPITAL CORP	6.875% 15 Nov 2028	2,860,000	2,502,500
SSGA	G STIFF ERISA QUALIFIED	15,693,778	15,693,778
TALISMAN ENERGY	7.75% 01 Jun 2019	345,000	425,920
TALISMAN ENERGY INC	5.85% 01 Feb 2037	335,000	337,175
TALISMAN ENERGY INC	6.25% 01 Feb 2038	760,000	811,693
TELECOM ITALIA CAP	5.25% 15 Nov 2013	345,000	359,423
TELECOM ITALIA CAP	6% 30 Sep 2034	185,000	153,517
TELECOM ITALIA CAP	6.375% 15 Nov 2033	610,000	523,561
TELEFONICA EMISIONES SAU	5.134% 27 Apr 2020	1,280,000	1,232,308
TENNESSEE GAS PIPELINE CO	7% 15 Oct 2028	195,000	206,201
TIME WARNER CABLE INC	5.85% 01 May 2017	360,000	401,687
TIME WARNER CABLE INC	6.55% 01 May 2037	1,871,000	2,003,270
TIME WARNER INC NEW	6.5% 15 Nov 2036	630,000	688,554
TOTAL CAPITAL SA	3% 24 Jun 2015	4,820,000	4,921,085
TYCO INTERNATIONAL FINAN	4.125% 15 Oct 2014	1,175,000	1,245,958
UNITED PARCEL SERVICE	3.875% 01 Apr 2014	1,930,000	2,056,253

UNITED STATES TREAS NTS	0.875% 28 Feb 2011	23,455,000	23,479,745
UNITED STATES TREAS NTS	1.125% 15 Dec 2011	19,945,000	20,095,365
UNITED STS STL CORP NEW	6.65% 01 Jun 2037	1,380,000	1,159,200
UNITED TECHNOLOGIES CORP	6.125% 01 Feb 2019	2,130,000	2,490,820
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	2,220,000	2,520,024
UNITES STATES TREAS NTS	3.75% 15 Nov 2018	9,170,000	9,753,872
UNUM GROUP	5.625% 15 Sep 2020	990,000	993,724
US DOLLAR		(43,129)	(43,129)
US STEEL CORP	7.375% 01 Apr 2020	1,105,000	1,132,625
US TREASURY N/B	1.375% 15 Sep 2012	23,071,000	23,405,345
US TREASURY N/B	0.375% 30 Sep 2012	7,415,000	7,397,330
US TREASURY N/B	1.75% 31 Jan 2014	8,840,000	9,025,092
US TREASURY N/B	2.375% 31 Aug 2014	5,775,000	5,982,542
US TREASURY N/B	3.625% 15 Feb 2020	3,490,000	3,621,964
US TREASURY N/B	4.375% 15 May 2040	7,035,000	7,069,049
USG CORP	9% 15 Jan 2018	2,155,000	2,090,350
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	655,000	720,488
VALERO ENERGY CORP	6.625% 15 Jun 2037	4,930,000	5,007,071
VIRGINIA ELEC + PWR CO	5.1% 30 Nov 2012	4,345,000	4,669,793
VODAFONE GROUP PLC	6.15% 27 Feb 2037	2,255,000	2,413,978
WAMU 2005 AR3 A2	2.72722% 25 Mar 2035	316,775	296,717
WASTE MANAGEMENT INC	6.375% 11 Mar 2015	760,000	865,162
WELLPOINT INC	6% 15 Feb 2014	1,885,000	2,095,064
WELLS FARGO MTG BKD SECS	1% 25 Oct 2035	1,356,605	1,229,588
WESTERN UNION CO/THE	5.93% 01 Oct 2016	1,325,000	1,483,385
WILLIS NORTH AMERICA INC	7% 29 Sep 2019	282,000	293,919
WINDSTREAM CORP	8.125% 01 Sep 2018	460,000	483,000
WORLD FINANCIAL NETWORK CREDIT	3.96% 15 Apr 2019	3,250,000	3,336,109
WYNDHAM WORLDWIDE	7.375% 01 Mar 2020	2,370,000	2,605,450
XEROX CORP	6.4% 15 Mar 2016	394,000	449,200
XTO ENERGY INC	4.625% 15 Jun 2013	4,425,000	4,804,577

	Sub-Total: Fund 5712 / Loomis Sayles 3 of 12		$500,363,745

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	SSGA	G STIFF ERISA QUALIFIED	626,341,172		$626,341,172

		Sub-Total: Fund 5725 SSGA 4 of 12			$626,341,172

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	0WP059058 CDS USD P F .00000	0% 20 Sep 2017	(300,000)		$(300,000)
	0WP059058 CDS USD R F 3.77000	3.77% 20 Sep 2017	300,000		325,641
	0WP059777 CDS USD P V 00MEVENT	1% 20 Sep 2017	(300,000)		(300,000)
	0WP059777 CDS USD R F 3.95000	3.95% 20 Sep 2017	300,000		328,637
	0WP060353 CDS USD P V 00MEVENT	1% 20 Sep 2017	(440,000)		(440,000)
	0WP060353 CDS USD R F 4.28000	4.28% 20 Sep 2017	440,000		490,060
	0WP079072 CDS USD P V 00MEVENT	1% 20 Dec 2012	(5,420,800)		(5,420,800)
	0WP079072 CDS USD R F .60000	0.6% 20 Dec 2012	5,420,800		5,405,978
*	0WP155179 IRS USD P F 3.60000	3.6% 17 Mar 2020	(7,000,000)		(7,194,769)
*	0WP155179 IRS USD R V 03MLIBOR	1% 17 Mar 2020	7,000,000		7,000,151
	0WP158397 IRS USD P F .00000	0% 15 Feb 2025	(2,960,000)		(1,686,927)
	0WP158397 IRS USD R V 03MLIBOR	1% 15 Feb 2025	2,960,000		1,539,324
	0WP158470 IRS USD P F .00000	1% 15 Feb 2025	(3,820,000)		(2,177,047)
	0WP158470 IRS USD R V 03MLIBOR	1% 15 Feb 2025	3,820,000		1,967,018
*	0WP158611 IRS USD P F .00000	1% 15 Feb 2025	(14,760,000)		(8,411,838)
*	0WP158611 IRS USD R V 03MLIBOR	1% 15 Feb 2025	14,760,000		7,678,043
	0WP159155 IRS USD P F .00000	1% 15 Feb 2025	(2,900,000)		(1,652,732)
	0WP159155 IRS USD R V 03MLIBOR	0.21554% 15 Feb 2025	2,900,000		1,494,591
	0WP159353 IRS USD P F .00000	1% 15 Feb 2025	(10,160,000)		(5,790,262)
	0WP159353 IRS USD R V 03MLIBOR	1% 15 Feb 2025	10,160,000		5,219,330
	0WP176134 TRS USD P F .00000	0% 01 Apr 2011	(5,120,000)		(5,120,000)
	0WP176134 TRS USD R F .00000	0% 01 Apr 2011	5,120,000		5,288,801
	0WP183411 TRS USD P V 01MLIBOR	1% 12 Jan 2040	(5,702,466)		(5,702,647)
	0WP183411 TRS USD R V 01MLIOBR	1% 12 Jan 2040	5,702,466		5,707,376
	10YR US TREASURY NOTE FTR OPTN	MAR11 121 PUT	(63,000)		(110,250)
	10YR US TREASURY NOTE FTR OPTN	MAR11 122 CALL	(80,000)		(62,500)
	10YR US TREASURY NOTE FTR OPTN	MAR11 122.5 PUT	(78,000)		(209,625)
	10YR US TREASURY NOTE FTR OPTN	MAR11 124 PUT	(25,000)		(96,094)
	10YR US TREASURY NOTE FUTURES	MAR11 XCBT	110,200,000		(819,141)
	2YR US TREASURY NOTE FUTURES	MAR11 XCBT	67,000,000		(95,688)
	30YR US TREASURY BOND FUTURES	MAR11 XCBT	(37,700,000)		1,495,133
	5YR US TREASURY NOTE FUTURES	MAR11 XCBT	(204,100,000)		3,902,508
	90DAY EURODOLLAR FUTURES CME	MAR11 XCME	15,500,000		10,175
	ABBOTT LABS	5.125% 01 Apr 2019	2,790,000		3,071,969
	AESOP FUNDING II LLC	3.15% 20 Mar 2016	690,000		673,842
	AESOP FUNDING II LLC	4.64% 20 May 2016	970,000		1,021,755
	ALCOA INC	6% 15 Jul 2013	100,000		110,041
	ALLIED WASTE NORTH AMER INC	6.875% 01 Jun 2017	400,000		440,000
	ALLY FINANCIAL INC	7.5% 31 Dec 2013	343,000		367,868
	ALTERNATIVE LN TR	5.57% 25 Jun 2037	2,069,572		1,011,535
	ALTRIA GROUP INC	8.5% 10 Nov 2013	1,230,000		1,455,874
	ALTRIA GROUP INC	9.25% 06 Aug 2019	2,400,000		3,132,096
	AMER EXPRESS CREDIT CO	5.125% 25 Aug 2014	3,360,000		3,622,698
	AMERADA HESS CORP	7.3% 15 Aug 2031	2,340,000		2,806,395
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	770,000		800,375
	AMERICA MOVIL SAB DE CV	5.625% 15 Nov 2017	780,000		850,324
	AMERICAN EXPRESS CO	6.8% 01 Sep 2066	850,000		841,500
	AMERICAN EXPRESS CR CORP	5.875% 02 May 2013	650,000		706,900
	AMERICAN GEN FIN CORP	6.9% 15 Dec 2017	470,000		379,525
	AMERICAN HOME MTG ASSETS TR	2.66188% 25 Sep 2046	6,110,426		3,358,021
	AMERICAN HOME MTG INVT TR	4.13% 25 Nov 2045	3,009,820		2,018,707
	AMERICAN HOME MTG INVT TR	5.294% 25 Jun 2045	6,094,318		5,317,652
	AMERICAN HOME MTG INVT TR	5.409382% 25 Sep 2035	1,868,429		1,092,568
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	60,000		62,953
	AMERICAN INTL GROUP INC	6.25% 15 Mar 2037	1,180,000		1,043,534
	AMERICAN INTL GROUP INC	5.85%1 16 2018	1,770,000		1,825,121
	AMRESCO RESIDENTIAL SECURITES	3.69% 25 Sep 2027	130,802		107,708
	ANADARKO FIN CO	7.5% 01 May 2031	500,000		552,875
	ANADARKO PETE CORP	8.7% 15 Mar 2019	1,070,000		1,306,691
	ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	350,000		381,257

ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	940,000	993,516
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	1,910,000	2,069,653
APACHE CORP	5.1% 01 Sep 2040	540,000	524,684
APACHE CORP	6% 15 Sep 2013	1,610,000	1,807,861
ASIF GLOBAL FINANCNG XIX	4.9% 17 Jan 2013	210,000	216,300
AT+T INC	6.55% 15 Feb 2039	3,620,000	3,940,203
AT+T WIRELESS	8.125% 01 May 2012	415,000	453,339
BAC CAP TR XIV	5.63% 31 Dec 2049	70,000	49,714
BAKER HUGHES INC	7.5% 15 Nov 2018	1,780,000	2,232,024
BALL CORP	5.75% 15 May 2021	1,590,000	1,542,300
BALL CORP	6.75% 15 Sep 2020	1,240,000	1,302,000
BANC AMER COML MTG INC	5.115% 10 Oct 2045	140,000	150,028
BANC AMER FDG CORP	5.04279% 20 Sep 2035	497,352	293,368
BANC AMER MTG SECS INC	1% 25 Jan 2036	1,277,713	1,109,940
BANK AMER CORP	5.42% 15 Mar 2017	1,100,000	1,090,045
BANK AMER CORP	5.75% 01 Dec 2017	720,000	749,251
BANK OF AMERICA CORP	4.5% 01 Apr 2015	3,690,000	3,750,276
BANK OF AMERICA CORP	5.625% 01 Jul 2020	1,790,000	1,824,891
BANK OF AMERICA CORP	7.625% 01 Jun 2019	2,140,000	2,464,071
BANKAMERICA INSTL CAP A	8.07% 31 Dec 2026	100,000	100,625
BARCLAYS BANK PLC	5.2% 10 Jul 2014	530,000	572,443
BARCLAYS BK PLC	6.05% 04 Dec 2017	1,290,000	1,323,286
BARRICK GOLD CORP	6.95% 01 Apr 2019	810,000	993,935
BAYV 2007 A 2A	4.05875% 28 Apr 2037	4,678,600	2,703,379
BAYVIEW COML ASSET TR	5.855% 25 Aug 2035	2,482,585	1,875,444
BAYVIEW FINL ACQUISITION TR	0.89063% 28 May 2044	1,168,509	1,086,788
BAYVIEW FINL MTG	6.129% 28 May 2037	1,380,307	1,399,336
BEAR STEARNS ALT A TR	1% 25 Jun 2034	1,765,838	1,601,590
BEAR STEARNS ARM TR	1% 25 Jan 2035	552,332	517,726
BEAR STEARNS COS INC	6.4% 02 Oct 2017	1,040,000	1,185,640
BEAR STEARNS COS INC	7.25% 01 Feb 2018	730,000	865,095
BEAR STEARNS MTG FDG TR	1% 25 Dec 2046	6,735,115	3,950,987
BELLSOUTH CORP	4.75% 15 Nov 2012	90,000	96,003
BERKSHIRE HATHAWAY INC	3.2% 11 Feb 2015	2,080,000	2,146,310
BHP BILLITON FIN USA LTD	6.5% 01 Apr 2019	2,590,000	3,079,883
BK TOKYO MITSUBISHI UFJ	3.85% 22 Jan 2015	1,890,000	1,970,495
BOEING CAPITAL CORP	4.7% 27 Oct 2019	740,000	784,546
BOEING CO	4.875% 15 Feb 2020	480,000	516,715
BOEING CO	6% 15 Mar 2019	950,000	1,092,993
BOYD GAMING CORP	7.125% 01 Feb 2016	30,000	26,925
BP CAP MKTS PLC	3.875% 10 Mar 2015	790,000	814,877
BP CAPITAL MARKETS PLC	5.25% 07 Nov 2013	2,380,000	2,577,571
BRAZOS HIGHER ED AUTH INC	1.76% 25 Jun 2042	1,850,000	1,590,880
BRHEA 2010 1 A2	1.50156% 25 Feb 2035	2,300,000	2,140,854
CADBURY SCHWEPPES US FINANCE	5.125% 01 Oct 2013	570,000	617,724
CALIFORNIA ST	7.3% 01 Oct 2039	1,090,000	1,105,642
CATERPILLAR FINANCIAL SE	6.2% 30 Sep 2013	2,270,000	2,548,493
CBS CORP	7.875% 30 Jul 2030	610,000	720,218
CDC MTG CAP TR	0.85594% 25 Jan 2033	314,519	238,740
CELLCO PART/VERI WIRELSS	8.5% 15 Nov 2018	2,450,000	3,205,948
CHASE FDG MTG LN	1.1775% 25 Oct 2032	416,501	358,993
CHESAPEAKE ENERGY CORP	6.625% 15 Aug 2020	1,440,000	1,418,400
CHESAPEAKE ENERGY CORP	6.875% 15 Aug 2018	140,000	142,100
CIE GEN GEOPHYSIQUE	7.5% 15 May 2015	415,000	422,263
CIE GEN GEOPHYSIQUE	7.75% 15 May 2017	580,000	594,500
CITIGROUP	5.5% 15 Feb 2017	890,000	921,186
CITIGROUP CAPITAL XIII	PREFERRED STOCK 10/40 VAR	63,475	1,701,067
CITIGROUP INC	5% 15 Sep 2014	3,420,000	3,537,915
CITIGROUP INC	5.5% 15 Oct 2014	800,000	861,958
CITIGROUP INC	6% 13 Dec 2013	3,180,000	3,474,897

CITIGROUP INC	6.01% 15 Jan 2015	3,550,000	3,894,442
CITIGROUP INC	6.375% 12 Aug 2014	520,000	574,708
CITIGROUP INC	6.5% 19 Aug 2013	640,000	702,758
CITIGROUP INC	6.875% 05 Mar 2038	2,110,000	2,340,494
CITIGROUP MTG LN TR	3.63875% 25 Dec 2033	243,510	211,450
CNF 2000 6 A5	7.27% 01 Sep 2031	1,843,020	1,835,932
COLUMBIA / HCA HEALTHCARE CORP	7.5% 15 Nov 2095	1,630,000	1,295,850
COLUMBIA/HCA HEALTHCARE CORP	7.69% 15 Jun 2025	170,000	163,200
COMCAST CABLE COMMUNICATIONS	6.75% 30 Jan 2011	130,000	130,535
COMCAST CORP	6.4% 01 Mar 2040	740,000	793,180
COMCAST CORP	6.5% 15 Jan 2015	685,000	780,029
COMCAST CORP NEW	5.65% 15 Jun 2035	910,000	884,034
COMCAST CORP NEW	5.7% 15 May 2018	1,920,000	2,113,010
COMCAST CORP NEW	6.45% 15 Mar 2037	340,000	363,278
COMCAST CORP NEW	6.5% 15 Jan 2017	430,000	495,692
COMCAST CORP NEW	6.95% 15 Aug 2037	140,000	158,350
COMMONWEALTH BANK AUST	3.75% 15 Oct 2014	1,280,000	1,327,876
COMMONWEALTH BANK AUST	5% 15 Oct 2019	550,000	575,695
COMMONWEALTH EDISON CO	6.15% 15 Mar 2012	1,410,000	1,497,412
COMPLETE PRODTN SVCS INC	8% 15 Dec 2016	540,000	558,900
CONOCO FDG CO	7.25% 15 Oct 2031	600,000	741,860
CONOCOPHILLIPS	4.75% 15 Oct 2012	240,000	257,012
CONOCOPHILLIPS	5.9% 15 May 2038	260,000	285,983
CONOCOPHILLIPS	5.9% 15 Oct 2032	10,000	10,988
CONOCOPHILLIPS	6% 15 Jan 2020	2,180,000	2,538,074
CONOCOPHILLIPS	6.5% 01 Feb 2039	630,000	749,135
CONTINENTAL AIRLS	6.703% 15 Dec 2022	694,419	734,348
CONTINENTAL AIRLS PASS THRU TR	6.545% 02 Aug 2020	636,219	674,392
CONTL AIRLINES 1998 1	6.648% 15 Mar 2019	799,716	833,704
CONTL AIRLINES 2007 1	5.983% 19 Apr 2022	2,315,091	2,442,421
CORPORACION NACIONAL DEL COBRE	4.75% 15 Oct 2014	590,000	630,270
COUNTRYWIDE FINL CORP	6.25% 15 May 2016	1,450,000	1,486,955
COX COMMUNICATIONS INC	5.45% 15 Dec 2014	740,000	814,648
CREDIT AGRICOLE SA	8.375% 31 Dec 2049	2,870,000	2,948,925
CREDIT SUISSE	5.383% 15 Feb 2040	6,000,000	6,093,961
CSC HLDGS LLC	8.625% 15 Feb 2019	125,000	141,250
CSMS COML MTG TR	1% 15 May 2023	5,513,536	5,416,653
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		82,122
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD		(75,214)
CVS CAREMARK CORP	0% 10 Dec 2028	1,405,322	1,441,284
CVS CAREMARK CORP	6.6% 15 Mar 2019	3,530,000	4,133,168
CVS CAREMARK CORP	9.35% 10 Jan 2023	1,010,000	1,040,845
CWABS ASSET BACKED CTFS TR	4.10688% 25 Aug 2037	4,353,672	2,894,552
CWABS INC	1% 15 Nov 2028	201,153	179,961
CWABS INC	1% 25 Feb 2033	96,593	87,554
CWALT INC	1% 25 Dec 2034	369,109	302,037
CWALT INC	1% 25 Jan 2036	1,379,129	937,053
CWALT INC	1% 25 Nov 2035	0	0
CWALT INC	2.67125% 25 Jul 2046	2,969,254	1,655,246
CWALT INC	5.393841% 25 Dec 2034	303,402	245,814
CWALT INC	5.549144% 20 Jul 2035	2,428,856	1,541,913
CWMBS INC	0.68% 20 Mar 2046	558,153	320,198
CWMBS INC	0.685% 25 Sep 2035	6,707,790	5,732,357
DELHAIZE GROUP	6.5% 15 Jun 2017	780,000	884,265
DELTA AIR LINES 2007 1 A	1% 10 Feb 2024	812,558	861,312
DEPFA ACS BK	5.125% 16 Mar 2037	1,050,000	699,902
DEUTSCHE MTG SECS INC	5.77% 25 Jun 2034	1,077,754	908,427
DEUTSCHE TELEKOM INTL FIN B V	5.75% 23 Mar 2016	1,040,000	1,164,785
DIAGEO CAP PLC	1% 15 Jul 2020	3,400,000	3,587,578
DISH DBS CORP	7.75% 31 May 2015	165,000	175,313

DISH DBS CORP	7.875% 01 Sep 2019	545,000	569,525
DOMINION RES INC DEL	5.7% 17 Sep 2012	1,490,000	1,603,307
DOMINION RES INC VA NEW	8.875% 15 Jan 2019	1,510,000	1,956,528
DUKE ENERGY CO	5.625% 30 Nov 2012	100,000	108,362
EAST LANE RE LTD	1% 06 May 2011	350,000	352,640
EASTMAN KODAK CO	7.25% 15 Nov 2013	1,510,000	1,483,575
ECHOSTAR DBS CORP	7% 01 Oct 2013	20,000	21,350
EDISON MISSION ENERGY	7.625% 15 May 2027	160,000	115,600
EFSV 2010 1 A2	1.38656% 25 Oct 2035	1,200,000	1,122,055
EL PASO CORP	6.7% 15 Feb 2027	650,000	558,372
EL PASO ENERGY CORP MTN	7.75% 15 Jan 2032	206,000	204,915
EL PASO NAT GAS CO	8.375% 15 Jun 2032	1,040,000	1,223,263
EMERALDS TR	0.48438% 04 Aug 2020	209,934	156,401
ENERGY FUTURE HLDGS CORP	11.25% 01 Nov 2017	2,433,618	1,460,171
ENERGY FUTURE/EFIH FINAN	10% 01 Dec 2020	5,498,000	5,669,939
ENERGY TRANSFER PARTNERS L P	6.7% 01 Jul 2018	1,970,000	2,234,906
ENTERPRISE PRODS OPER LLC	9.75% 31 Jan 2014	3,040,000	3,672,159
EURO CURRENCY		439,790	590,001
EURODOLLAR FTR OPTN	MAR11 98.75 CALL	(222,500)	(199,694)
EURODOLLAR FTR OPTN	MAR11 98.875 CALL	(207,500)	(160,813)
EURODOLLAR FTR OPTN	MAR11 99.625 CALL	(132,500)	(9,275)
EURODOLLAR FTR OPTN	MAR11 99.625 PUT	(132,500)	(7,950)
EURODOLLAR MID CRV 2Y FTR OPTN	MAR11 98.25 CALL	542,500	56,963
EURODOLLAR MID CRV 2Y FTR OPTN	MAR11 98.5 CALL	(542,500)	(24,413)
FANNIE MAE	PREFERRED STOCK VAR	80,425	45,038
FED HM LN PC POOL 1G2403	5.566% 01 Jan 2038	4,086,783	4,341,737
FED HM LN PC POOL 1G2603	1% 01 Oct 2036	3,911,286	4,107,939
FED HM LN PC POOL 1J1534	5.721% 01 Mar 2037	4,278,269	4,532,941
FED HM LN PC POOL 1J2919	5.829% 01 Aug 2037	1,869,361	1,986,232
FED HM LN PC POOL A39586	5.5% 01 Nov 2035	2,309,932	2,476,052
FED HM LN PC POOL C00860	7% 01 Sep 2029	8,619	9,810
FED HM LN PC POOL G01737	5% 01 Dec 2034	82,256	86,732
FEDERAL HOME LN MTG CORP	5.625% 23 Nov 2035	2,610,000	2,681,235
FEDERAL HOME LN MTG DISC NTS	0.01% 09 May 2011	200,000	199,909
FEDERAL NATL MTG ASSN	0% 09 Oct 2019	3,940,000	2,487,807
FEDERAL NATL MTG ASSN	0.678751% 25 May 2034	1,779,538	1,778,838
FEDERAL NATL MTG ASSN	4.375% 15 Oct 2015	2,990,000	3,291,225
FEDERAL NATL MTG ASSN	5% 15 Mar 2016	1,150,000	1,299,191
FEDERAL NATL MTG ASSN	5.25% 01 Aug 2012	5,950,000	6,356,379
FEDERAL NATL MTG ASSN	5.625% 15 Jul 2037	605,000	679,884
FEDERAL NATL MTG ASSN	6.625% 15 Nov 2030	640,000	807,532
FEDERAL NATL MTG ASSN DISC NTS	0.01% 09 May 2011	750,000	749,659
FFCA 1999 1A IO	0% 18 Sep 2025	158,771	1,325
FFCA SECD LENDING CORP	1.115933% 18 Sep 2020	2,714,278	103,229
FHLMC TBA JAN 30 GOLD SINGLE	5.5%12 1 2099	21,600,000	23,017,500
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	400,000	397,062
FHMS K007 X1	1.2449% 25 Apr 2020	4,856,507	366,425
FHMS K008 X1	1.687858% 25 Jun 2020	6,785,512	702,957
FHMS K009 X1	1.5225% 25 Aug 2020	5,475,301	506,479
FHR 2808 FT	0.625939% 15 Apr 2033	1,512,200	1,513,038
FHR 3738 BP	4% 15 Dec 2038	3,600,000	3,521,324
FINANCING CORP PRINC FICO STRP	0% 02 Nov 2018	1,620,000	1,246,595
FINANCING CORP PRINC FICO STRP	0% 03 Aug 2018	1,330,000	1,035,639
FINANCING CORP PRINC FICO STRP	0% 03 Aug 2018	1,640,000	1,277,029
FINANCING CORP PRINC FICO STRP	0% 03 Aug 2018	740,000	576,220
FINANCING CORP PRINC FICO STRP	0% 03 Aug 2018	700,000	545,073
FINANCING CORP PRINC FICO STRP	0% 06 Apr 2018	1,390,000	1,099,421
FINANCING CORP PRINC FICO STRP	0% 06 Jun 2019	220,000	163,422
FINANCING CORP PRINC FICO STRP	0% 07 Mar 2019	680,000	512,376
FINANCING CORP PRINC FICO STRP	0% 11 May 2018	1,720,000	1,353,817

FINANCING CORP PRINC FICO STRP	0% 26 Sep 2019	90,000	65,629
FINANCING CORP PRINCIPAL FICO	0% 08 Feb 2018	450,000	358,763
FIRST ENERGY CORP	7.375% 15 Nov 2031	3,280,000	3,457,655
FIRST HORIZON ALT MTG SECS	2.7625% 25 Feb 2037	679,947	350,786
FIRSTENERGY CORP	6.45% 15 Nov 2011	17,000	17,692
FMC FIN III SA	6.875% 15 Jul 2017	340,000	360,400
FNMA TBA FEB 30 SINGLE FAM	6% 01 Dec 2099	12,000,000	13,020,000
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	10,500,000	10,777,263
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	600,000	630,750
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	12,100,000	12,945,112
FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	11,500,000	12,779,375
FNMA TBA FEB 30 SINGLE FAM	5.5% 01 Dec 2099	10,900,000	11,640,862
FNMA POOL 313046	9% 01 Aug 2026	16,064	18,719
FNMA POOL 535460	8% 01 Sep 2015	14,454	15,679
FNMA POOL 542564	8% 01 Aug 2015	15,688	17,291
FNMA POOL 631364	5.5% 01 Feb 2017	10,816	11,649
FNMA POOL 745000	6% 01 Oct 2035	196,430	215,359
FNMA POOL 745755	5% 01 Dec 2035	0	0
FNMA POOL 880622	5.5% 01 Apr 2036	8,622,592	9,245,775
FNMA POOL 888160	1% 01 Feb 2037	1,462,763	1,551,338
FNMA POOL 888893	5.5% 01 Aug 2037	2,400,335	2,581,316
FNMA POOL 889852	5.5% 01 May 2035	182,682	196,684
FNMA POOL 892570	6.5% 01 Jul 2036	416,984	465,085
FNMA POOL 892988	6.5% 01 Sep 2036	376,893	420,251
FNMA POOL 894044	6.5% 01 Oct 2036	445,195	496,549
FNMA POOL 898835	6.5% 01 Nov 2036	416,540	464,459
FNMA POOL 903858	6.5% 01 Oct 2036	315,769	352,095
FNMA POOL 904000	6% 01 Jan 2037	1,408,799	1,543,220
FNMA POOL 918357	6% 01 May 2037	2,637,318	2,891,266
FNMA POOL 922285	6.5% 01 Dec 2036	746,732	832,636
FNMA POOL 939416	5.705% 01 May 2037	4,719,208	4,997,062
FNMA POOL 942478	6% 01 Aug 2037	1,030,174	1,129,370
FNMA POOL 944510	5.711%7 1 2037	2,355,545	2,503,382
FNMA POOL 946208	6.5% 01 Aug 2037	190,723	212,724
FNMA POOL 946585	6.5% 01 Sep 2037	457,160	509,894
FNMA POOL 948696	6% 01 Aug 2037	3,307,875	3,616,055
FNMA POOL 950189	6.5% 01 Sep 2037	590,433	659,095
FNMA POOL 952445	4.5% 01 Sep 2037	605,657	622,444
FNMA POOL 974963	4.5% 01 Apr 2038	2,564,554	2,634,833
FNMA POOL 984773	5.5% 01 Jun 2038	—	—
FNMA POOL 984867	5% 01 Jun 2038	716,014	756,622
FNMA POOL 988089	6% 01 Aug 2038	—	—
FNMA POOL AD8425	3.5% 01 Sep 2025	—	—
FNMA POOL AE5463	4% 01 Oct 2040	—	—
FNMA TBA 15 YR	3.5% 01 Dec 2099	43,800,000	44,101,125
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	2,900,000	2,769,500
FNMA TBA FEB 30YR SINGLE FAM	4% 01 Dec 2099	16,000,000	15,870,000
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	18,900,000	20,541,938
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	40,600,000	40,384,333
FNR 2010 123 PM	4% 25 Jul 2040	3,100,000	2,935,076
FORD MTR CR CO	12% 15 May 2015	1,500,000	1,886,909
FREDDIE MAC	PREFERRED STOCK VAR	110,325	69,394
FREEPORT MCMORAN COPPER + GOLD	8.375% 01 Apr 2017	2,835,000	3,136,219
GENERAL ELEC CAP CORP	2.125% 21 Dec 2012	4,740,000	4,870,047
GENERAL ELEC CAP CORP	4.375% 16 Sep 2020	1,540,000	1,515,602
GENERAL ELEC CAP CORP	5.45% 15 Jan 2013	370,000	397,898
GENERAL ELEC CAP CORP	5.5% 08 Jan 2020	350,000	374,320
GENERAL ELEC CAP CORP	6% 07 Aug 2019	30,000	33,378
GENERAL ELEC CAP CORP	6.375% 15 Nov 2067	3,140,000	3,108,600
GENERAL ELEC CAP CORP	6.875% 10 Jan 2039	4,160,000	4,807,546

GENERAL ELEC CO	5% 01 Feb 2013	2,030,000	2,170,015
GENERAL MTRS CORP	1% 15 Mar 2036	680,000	119,000
GENERAL MTRS CORP	8.1% 15 Jun 2024	28,000	9,450
GENERAL MTRS CORP	9.4% 15 Jul 2021	52,000	16,900
GENERAL MTRS CORP MTN BK ENT	9.45% 01 Nov 2011	192,000	62,880
GEORGIA PAC CORP	8.125% 15 May 2011	8,000	8,260
GERMAN EURO BUND FUTURES	MAR11 XEUR	(12,900,000)	(131,002)
GLAXOSMITHLINE CAP INC	5.65% 15 May 2018	3,010,000	3,441,721
GLITNIR BANKI HF	6.375% 25 Sep 2012	1,260,000	374,850
GLITNIR BANKI HF	6.693% 15 Jun 2016	2,100,000	2,625
GLITNIR BANKI HF GLOBAL	6.33% 28 Jul 2011	1,060,000	315,350
GLITNIR NAMKI HF	7.451% 14 Dec 2049	200,000	2
GMACM HOME CORP LOAN TR	6.255% 25 Feb 2031	4,415,946	3,717,595
GMACM MTG LN TR	4.4198% 25 May 2035	316,853	279,918
GNMA I TBA JAN 30 SINGLE FAM	3.5% 01 Dec 2099	12,200,000	11,746,306
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	9,900,000	10,698,188
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	1,200,000	1,319,437
GNMA II POOL 003474	6% 20 Nov 2033	113,300	125,079
GNMA II POOL 004747	5% 20 Jul 2040	291,408	309,971
GNMA II POOL 004772	5% 20 Aug 2040	6,187,363	6,581,503
GNMA II POOL 004802	5% 20 Sep 2040	991,376	1,054,527
GNMA II POOL 004855	5% 20 Nov 2040	1,597,683	1,699,457
GNMA II POOL 783050	5% 20 Jul 2040	6,131,873	6,520,534
GNMA II TBA JAN 30 JUMBOS	4% 01 Dec 2099	45,400,000	45,662,821
GNMA II TBA JAN 30 JUMBOS	4.5% 01 Dec 2099	23,800,000	24,707,375
GNMA II TBA JAN 30 JUMBOS	6% 01 Dec 2099	12,800,000	14,014,093
GNMA II TBA JUMBO JAN 30	5.5% 01 Dec 2099	100,000	107,595
GNMA POOL 486470	6.5% 15 Aug 2028	8,695	9,872
GNMA POOL 486516	6.5% 15 Sep 2028	17,747	20,149
GNMA POOL 617327	6% 15 Dec 2036	1,893,524	2,087,696
GNMA POOL 617567	6% 15 Jun 2037	37,584	41,391
GNMA POOL 661534	6% 15 Dec 2036	235,226	259,347
GNMA POOL 662583	6% 15 Sep 2037	1,440,370	1,586,273
GNMA POOL 780851	7.5% 15 Dec 2027	18,455	21,279
GNMA POOL 781001	7.5% 15 Mar 2029	24,192	27,919
GNR 2005 13 SD	0% 20 Feb 2035	855,351	133,063
GNR 2005 82 NS	0% 20 Jul 2034	898,106	118,327
GNR 2006 47 SA	0% 16 Aug 2036	2,241,400	416,057
GNR 2009 10 ST	0% 16 Mar 2034	910,414	103,155
GNR 2009 106 CM	6.361% 16 Jan 2034	452,955	56,727
GNR 2009 35 SP	0% 16 May 2037	2,021,910	264,794
GNR 2009 61 WQ	0% 16 Nov 2035	2,277,155	309,029
GNR 2009 87 KI	6.04266% 20 Sep 2035	1,010,794	121,572
GNR 2009 87 SI	6.505% 20 Feb 2035	1,145,372	170,124
GNR 2009 87 TS	5.84375% 20 Jul 2035	2,166,236	291,002
GNR 2010 14 SA	0% 20 Dec 2032	1,115,275	159,310
GNR 2010 14 SC	0% 20 Aug 2035	1,789,922	238,982
GNR 2010 14 SH	5.74266% 16 Feb 2040	1,100,608	167,731
GNR 2010 47 VS	5.9941% 16 Nov 2037	1,653,831	216,251
GNR 2010 47 XN	6.2941% 16 Apr 2034	1,851,761	160,290
GNR 2010 59 LB	4.5% 20 Oct 2039	2,200,000	2,232,110
GNR 2010 87 SK	6.24266% 16 Jul 2040	3,085,819	424,986
GNR 2010 H27 FA	0.6403% 20 Dec 2060	3,700,000	3,700,000
GOLDMAN SACHS CAPITAL II	5.793% 29 Dec 2049	110,000	93,225
GOLDMAN SACHS GROUP	5.3% 14 Feb 2012	100,000	104,638
GOLDMAN SACHS GROUP INC	4.75% 15 Jul 2013	180,000	191,749
GOLDMAN SACHS GROUP INC	5.25% 15 Oct 2013	530,000	573,576
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	3,060,000	3,162,085
GOLDMAN SACHS GROUP INC	5.45% 01 Nov 2012	900,000	962,573
GOLDMAN SACHS GROUP INC	6% 15 Jun 2020	150,000	162,100

	GOLDMAN SACHS GROUP INC	6.6% 15 Jan 2012	240,000	253,791
	GOLDMAN SACHS GROUP INC MTN	3.625% 01 Aug 2012	370,000	376,915
	GOLDMAN SACHS GROUP INC MTN	6% 01 May 2014	3,600,000	3,965,897
	GOVERNMENT NATIONAL MORTGAGE	0% 20 Dec 2034	1,494,467	160,757
	GOVERNMENT NATL MORTG ASSN	4% 01 Dec 2099	1,100,000	1,107,391
	GOVERNMENT NATL MTG ASSN	0% 16 Jul 2038	791,883	95,383
	GOVERNMENT NATL MTG ASSN	1% 20 Aug 2031	64,399	64,398
	GREENPOINT MTG FDG TR 2006 AR4	0.33063% 25 Sep 2046	525,859	518,455
	GS MTG SECS CORP II	4.68% 10 Jul 2039	2,822,413	2,940,954
	GSRPM MTG LN TR 2007 1	1% 25 Mar 2037	4,616,769	2,632,302
	HARBORVIEW MTG LN TR	5.57083% 25 Feb 2036	299,897	167,547
	HBOS CAP FDG NO 2 L P	1% 29 Jun 2049	440,000	358,600
	HCA INC	6.3% 01 Oct 2012	27,000	27,608
	HCA INC	7.5% 06 Nov 2033	190,000	174,800
	HCA INC	9.625% 15 Nov 2016	139,000	148,904
	HCA INC FORMERLY HCA HEALTHCAR	9.125% 15 Nov 2014	120,000	125,850
	HESS CORP	7.875% 01 Oct 2029	660,000	828,313
	HESS CORP	8.125% 15 Feb 2019	1,380,000	1,743,451
	HOUSEHOLD FIN CORP	6.375% 27 Nov 2012	170,000	184,308
	HOUSEHOLD FIN CORP	7% 15 May 2012	650,000	697,414
	HSBC CAP FDG DLR 2 L P	1% 31 Dec 2049	520,000	491,040
	HSBC FIN CORP	6.75% 15 May 2011	805,000	822,489
	HSBC FINANCE CORPORATION	6.676% 15 Jan 2021	930,000	939,561
	ICICI BANK LIMITED	6.375% 30 Apr 2022	1,222,000	1,225,128
	ICICI BANK LTD	1% 30 Apr 2022	376,000	358,355
	ILFC E CAPITAL TR	1% 21 Dec 2065	720,000	561,600
	IMPAC CMB TR	3.86% 25 Mar 2033	278,938	213,137
	IMPAC SECD ASSETS CORP	2.742502% 25 Aug 2036	150,722	136,059
	INDYMAC INDX MTG LN TR	1% 25 Jul 2036	4,512,012	2,519,119
	INN OF THE MTN GODS RESORT + C	12% 15 Nov 2010	310,000	161,588
	INTELSAT JACKSON HLDG	8.5% 01 Nov 2019	345,000	375,188
	INTELSAT JACKSON HLDGS LTD	9.5% 15 Jun 2016	95,000	100,225
	INTESA SANPAOLO SPA	3.625% 12 Aug 2015	1,230,000	1,189,088
	INTL LEASE FINANCE CORP	6.5% 01 Sep 2014	840,000	890,400
	INTL LEASE FINANCE CORP	6.75% 01 Sep 2016	4,150,000	4,430,125
*	J P MORGAN CHASE + CO	5.75% 02 Jan 2013	2,950,000	3,196,493
	JP MORGAN CHASE COML MTG	4.895% 12 Sep 2037	380,000	402,465
	JP MORGAN CHASE COML MTG SECS	1% 12 Jan 2043	1,900,000	1,986,391
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	1,700,000	1,660,305
*	JPMORGAN CHASE + CO	4.4% 22 Jul 2020	1,050,000	1,033,458
*	JPMORGAN CHASE BK NA STRUCT	3.13563% 11 Feb 2011	3,544,000	3,546,869
	KANSAS CITY SOUTHERN MEX	12.5% 01 Apr 2016	244,000	298,900
	KAUPTHING BANK	7.625% 28 Feb 2015	5,090,000	1,361,575
	KAUPTHING BK	7.125% 19 May 2016	700,000	7
	KAUPTHING BK HF MED TRM SR BK	5.75% 04 Oct 2011	510,000	136,425
	KENTUCKY HIGHER ED STUDENT LN	1% 01 May 2034	1,000,000	990,140
	KERR MCGEE CORP	6.95% 01 Jul 2024	540,000	586,970
	KERR MCGEE CORP	7.875% 15 Sep 2031	2,470,000	2,831,470
	KEYCORP STUDENT LN TR	0.57578% 25 Oct 2032	963,583	938,072
	KINDER MORGAN ENERGY PARTNERS	5% 15 Dec 2013	390,000	423,723
	KINDER MORGAN ENERGY PARTNERS	5.85% 15 Sep 2012	70,000	75,058
	KINDER MORGAN ENERGY PARTNERS	6% 01 Feb 2017	1,260,000	1,391,108
	KINDER MORGAN ENERGY PARTNERS	6.75% 15 Mar 2011	230,000	232,553
	KINDER MORGAN ENERGY PARTNERS	6.95% 15 Jan 2038	740,000	804,084
	KINDER MORGAN ENERGY PARTNERS	7.125% 15 Mar 2012	60,000	64,008
	KRAFT FOOD INC	5.375% 10 Feb 2020	2,730,000	2,938,214
	KROGER CO	5% 15 Apr 2013	1,700,000	1,831,493
	LA HIPOTECARIA PANAMANINAN MTG	5.5% 23 Dec 2036	7,470,084	7,172,837
	LANDSBANKI IS HF	6.1% 25 Aug 2011	2,970,000	326,700
	LB UBS COML MTG TR	0% 15 Jun 2036	8,732,438	18,873

LEHMAN BROS HLDGS INC	1% 29 Nov 2049	1,400,000	140
LEHMAN BROS HLDGS INC	6.75% 28 Dec 2017	3,500,000	350
LEHMAN XS TR	1% 25 Apr 2046	2,846,867	1,628,698
LLOYDS TSB BANK PLC	4.375% 12 Jan 2015	1,720,000	1,719,608
LLOYDS TSB BANK PLC	5.8% 13 Jan 2020	360,000	355,451
LOS ANGELES CALIF DEPT WTR + P	6.574% 01 Jul 2045	830,000	849,995
MASTR ADJ RATE MTGS TR	1% 25 Apr 2034	84,193	56,390
MASTR SPECIALIZED LN TR 2006 3	1% 25 Jun 2046	4,437,284	2,312,433
MCDONALDS CORP	5.35% 01 Mar 2018	1,200,000	1,346,413
MEDTONIC INC	4.45% 15 Mar 2020	960,000	996,649
MERRILL LYNCH MTG INVS	2.6625% 25 Apr 2035	103,154	75,883
MERRILL LYNCH MTG INVS INC	0% 25 Jan 2029	8,663,731	147,283
MERRILL LYNCH MTG INVS INC	2.883% 25 Jan 2029	265,136	255,119
MERRILL LYNCH MTG TR	5.232858% 12 Nov 2037	320,000	344,446
METLIFE CAP TR IV	7.875% 15 Dec 2067	400,000	423,000
METLIFE INC	1% 15 Dec 2036	310,000	291,400
METLIFE INC	4.75% 08 Feb 2021	950,000	969,972
METLIFE INC	5.875% 06 Feb 2041	660,000	695,856
METLIFE INC	7.717% 15 Feb 2019	330,000	405,151
METROPOLITAN LIFE GLOBAL FDG I	5.125% 10 Apr 2013	810,000	872,142
MGM GRAND INC	11.125% 15 Nov 2017	260,000	299,000
MGM MIRAGE	10.375% 15 May 2014	110,000	123,475
MGM MIRAGE	7.625% 15 Jan 2017	40,000	37,400
MOHEGAN TRIBAL GAMING AUTH	8% 01 Apr 2012	140,000	116,900
MORGAN STANLEY	3.18375% 18 Oct 2016	660,000	609,561
MORGAN STANLEY CAP I INC	1% 25 Jul 2035	3,041,436	2,198,709
MORGAN STANLEY CAP I INC	4.989% 13 Aug 2042	3,300,000	3,494,265
MORGAN STANLEY FDIC GTD TLGP	3.25% 01 Dec 2011	800,000	820,815
MORGAN STANLEY GROUP INC	5.75% 31 Aug 2012	510,000	545,358
MORGAN STANLEY GROUP INC	6.625% 01 Apr 2018	2,860,000	3,102,439
MOTORS LIQUIDATION CO	8.375% 05 Jul 2033	460,000	203,647
MOTORS LIQUIDATION CO	PREFERRED STOCK 03/32 4.5	1,928	15,328
MOTORS LIQUIDATION CO	PREFERRED STOCK 06/49 1.5	33,473	247,583
MSDWCC HELOC TR	1% 25 Jul 2017	287,166	222,299
MUFG CAPITAL FINANCE 1 LIMITED	6.346% 29 Jul 2049	900,000	906,918
MUNICIPAL ELEC AUTH GA	6.637% 01 Apr 2057	760,000	745,644
MUNICIPAL ELEC AUTH GA	6.655% 01 Apr 2057	410,000	397,987
NATIONAL SEMICONDUCTOR CORP	6.6% 15 Jun 2017	210,000	231,998
NB CAP TR IV	8.25% 15 Apr 2027	1,800,000	1,822,500
NELNET STUDENT LN TR	1% 25 Apr 2024	1,590,000	1,627,374
NEWS AMER INC	6.2% 15 Dec 2034	60,000	62,999
NEWS AMER INC	6.65% 15 Nov 2037	100,000	110,759
NEWS AMER INC	6.75% 09 Jan 2038	1,330,000	1,416,248
NGN 2010 C1 A2	3% 29 Oct 2020	140,000	136,119
NGN 2010 C1 APT	2.65% 29 Oct 2020	1,522,456	1,482,450
NOBLE ENERGY INC	8.25% 01 Mar 2019	1,590,000	1,986,847
NORDEA BANK AB	3.7% 13 Nov 2014	1,700,000	1,752,301
NORDEA BANK AB	4.875% 27 Jan 2020	180,000	184,662
NORTHROP GRUMMAN CORP	7.125% 15 Feb 2011	600,000	604,204
NRG ENERGY	7.375% 01 Feb 2016	150,000	153,750
NRG ENERGY INC	7.375% 15 Jan 2017	50,000	51,500
OCCIDENTAL PETE CORP	7% 01 Nov 2013	2,790,000	3,225,862
ORIGEN MANUFACTRD HSG CONTRACT	1% 15 Jan 2037	200,000	202,804
ORIGEN MANUFACTURED HSG CONTRA	6.48% 15 Jan 2037	100,000	101,753
PACIFIC GAS + ELEC CO	5.8% 01 Mar 2037	40,000	42,393
PACIFIC GAS + ELEC CO	8.25% 15 Oct 2018	1,020,000	1,325,238
PACIFIC GAS + ELECTRIC	6.05% 01 Mar 2034	750,000	821,174
PACIFIC LIFE GLOBAL FDG	5.15% 15 Apr 2013	1,000,000	1,069,085
PEABODY ENERGY CORP	6.5% 15 Sep 2020	950,000	1,014,125
PEGASUS AVIATION LEASE SECS II	8.37% 25 Mar 2030	1,290,000	490,224

PEMEX FIN LTD	9.03% 15 Feb 2011	24,000	24,202
PEMEX PROJ FDG MASTER TR	6.625% 15 Jun 2035	1,121,000	1,140,611
PENNSYLVANIA ST HIGHER ED ASSI	1% 01 May 2046	8,850,000	7,897,309
PEPSICO INC	7.9% 01 Nov 2018	351,000	451,601
PETROBRAS INTL FIN CO	5.75% 20 Jan 2020	726,000	753,274
PETROBRAS INTL FIN CO	6.125% 06 Oct 2016	740,000	814,017
PFIZER INC	6.2% 15 Mar 2019	2,160,000	2,530,140
PFIZER INC	7.2% 15 Mar 2039	530,000	685,840
PHEAA 2005 1 B1	2.47% 25 Apr 2045	3,150,000	2,519,957
POTASH CORP SASKATCHEWAN	4.875% 30 Mar 2020	100,000	104,471
POUND STERLING		482	754
PPG INDS INC	5.75% 15 Mar 2013	245,000	265,913
PPG INDS INC	6.65% 15 Mar 2018	245,000	281,783
PRIME MTG TR	7.5% 25 Jul 2034	1,653,027	1,719,173
PROVIDENT FDG MTG LN TR	3.02% 25 May 2035	1,426,218	1,234,541
QEP RESOURCES INC	6.875% 01 Mar 2021	1,000,000	1,050,000
QUEBEC PROV CDA MTN	7.22% 22 Jul 2036	280,000	386,404
RAAC	1% 25 Sep 2047	2,239,047	1,708,662
RABOBANK NEDERLAND	1% 29 Dec 2049	2,030,000	2,623,775
RANGE RESOURCES CORP	6.75% 01 Aug 2020	960,000	990,000
RAYTHEON CORP	3.125% 15 Oct 2020	680,000	627,021
RBSGC MTG LN TR 2007 B	0.83938% 25 Jan 2037	2,375,089	1,400,087
REED ELSEVIER CAPITAL	8.625% 15 Jan 2019	1,350,000	1,716,381
RESIDENTIAL ACCREDIT LNS INC	0.63125% 25 Oct 2045	2,450,142	1,367,346
RESIDENTIAL ASSET MTG PRODS	0.69875% 25 Sep 2032	183,940	114,434
RESIDENTIAL ASSET MTG PRODS	1% 25 Aug 2032	62,892	45,906
RESIDENTIAL ASSET MTG PRODS	8% 25 May 2032	2,890,210	2,716,092
RESIDENTIAL ASSET MTG PRODS	8.5% 25 Oct 2031	528,408	533,076
RESIDENTIAL ASSET SEC MTG PASS	2.04375% 25 Jun 2031	228,553	173,876
RESIDENTIAL FDG MTG SECS I INC	1% 25 Aug 2035	3,226,692	2,435,807
RESIDENTIAL FDG MTG SECS I INC	1% 25 Nov 2035	3,734,633	2,359,896
RESONA PFD GLOBAL SECS CAYMAN	7.191% 29 Dec 2049	2,860,000	2,838,579
REYNOLDS AMERN INC	6.75% 15 Jun 2017	670,000	748,870
REYNOLDS AMERN INC	7.25% 01 Jun 2012	780,000	834,089
REYNOLDS GRP ISS/REYNOLD	7.75% 15 Oct 2016	1,205,000	1,274,288
RIO TINTO FIN USA LTD	6.5% 15 Jul 2018	2,040,000	2,378,324
RIO TINTO FIN USA LTD	9% 01 May 2019	3,330,000	4,472,343
ROCHE HLDGS INC	6% 01 Mar 2019	1,240,000	1,441,920
ROGERS CABLE INC	6.75% 15 Mar 2015	170,000	197,334
ROGERS WIRELESS INC	6.375% 01 Mar 2014	170,000	191,013
ROYAL BANK OF SCOTLAND PLC	3.95% 21 Sep 2015	1,160,000	1,140,317
ROYAL BK OF SCOTLAND PLC	4.875% 16 Mar 2015	600,000	613,754
ROYAL BK SCOTLAND GROUP	6.375% 01 Feb 2011	80,000	80,258
ROYAL BK SCOTLAND GROUP PLC	5% 01 Oct 2014	2,170,000	2,087,490
ROYAL BK SCOTLAND GROUP PLC	5% 12 Nov 2013	390,000	385,141
ROYAL BK SCOTLAND GROUP PLC	5.05% 08 Jan 2015	460,000	442,560
ROYAL BK SCOTLAND GROUP PLC	7.64% 31 Mar 2049	500,000	332,500
ROYAL BK SCOTLND GRP PLC	6.4% 21 Oct 2019	2,640,000	2,656,772
RUSSIAN FEDERATION	7.5% 31 Mar 2030	5,199,950	6,013,742
SACO I TR	1% 25 Jul 2036	1,638,988	523,738
SAFEWAY INC	6.35% 15 Aug 2017	440,000	491,342
SANDRIGE ENERGY INC	9.875% 15 May 2016	780,000	824,850
SANTANDER US DEBT SA UNI	3.724% 20 Jan 2015	2,100,000	1,989,666
SANTANDER US DEBT SA UNI	3.781% 07 Oct 2015	600,000	563,750
SBC COMMUNICATIONS INC	5.1% 15 Sep 2014	1,160,000	1,269,153
SEARS HOLDING CORP	6.625% 15 Oct 2018	530,000	494,225
SECURITIZED ASSET BACKED SECS	1% 25 May 2036	1,354,300	1,165,047
SERVICE CORP INTL	7.5% 01 Apr 2027	370,000	354,275
SERVICE CORP INTL	7.625% 01 Oct 2018	20,000	21,000
SHELL INTERNATIONAL FIN	4.375% 25 Mar 2020	610,000	639,803

SHELL INTL FIN B V	6.375% 15 Dec 2038	1,450,000	1,718,584
SLM CORP	5.05% 14 Nov 2014	370,000	353,603
SLM CORP	5.375% 15 May 2014	2,605,000	2,617,837
SLM CORP	8% 25 Mar 2020	850,000	861,819
SLM CORP MEDIUM TERM NTS	5.625% 01 Aug 2033	300,000	235,395
SLM CORP MTN	5% 15 Apr 2015	70,000	67,435
SLM STUDENT LN TR	0.35888% 25 Jan 2027	1,990,000	1,877,078
SLMA 2003 11 A6	0.82706% 15 Dec 2025	1,500,000	1,437,937
SOUTHERN NAT GAS CO	8% 01 Mar 2032	570,000	653,014
SOUTHERN NATURAL GAS CO	5.9% 01 Apr 2017	240,000	257,367
SPECIALTY UNDERWRITING	1% 25 Nov 2034	2,642,072	2,252,525
SPRINT CAP CORP	6.9% 01 May 2019	40,000	39,500
SPRINT CAP CORP	8.375% 15 Mar 2012	40,000	42,300
SPRINT CAP CORP	8.75% 15 Mar 2032	390,000	393,900
SSGA	G STIFF ERISA QUALIFIED	242,418,503	242,418,503
STATION CASINOS INC	6% 01 Apr 2012	360,000	36
STATION CASINOS INC	6.875% 01 Mar 2016	30,000	3
STATION CASINOS INC	7.75% 15 Aug 2016	585,000	59
STEEL DYNAMICS INC	6.75% 01 Apr 2015	435,000	440,438
STRUCTURED ADJ RATE MTG LN TR	1% 25 Aug 2035	1,112,087	940,414
STRUCTURED ASSET SECS CORP	0.55625% 25 Nov 2035	1,968,684	1,443,884
STRUCTURED ASSET SECS CORP	1.66% 01 Jan 2032	99,935	74,459
STRUCTURED ASSET SECS CORP	3.4275% 25 Jul 2032	400,548	327,850
STRUCTURED ASSET SECS CORP	8.8% 25 Dec 2029	1,420,782	1,405,645
STUDENT LN CONSLDTN CTR STDNT	1.63% 01 Jul 2042	1,600,000	1,451,571
SUMITOMO MITSUI BANKING	3.15% 22 Jul 2015	180,000	183,203
SUMITOMO MITSUI BK CORP	8% 15 Jun 2012	1,710,000	1,864,377
SUNTRUST PFD CAP I	1% 29 Jun 2049	81,000	61,560
SWAP BARCLAYS COC	SWAP CASH COLLATERAL USD	1,500,000	1,500,000
SWAP DEUTSCHE COC	SWAP CASH COLLATERAL USD	300,000	300,000
SWAP JPM CHASE COC	SWAP CASH COLLATERAL USD	300,000	300,000
SYSTEMS 2001 A T LLC	6.664% 15 Sep 2013	1,327,600	1,456,510
TBA WESTERN/LEHMAN RECEIVABLE	0%	956,648	1
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	130,000	145,796
TEACHERS INSUR + ANNUITY	6.85% 16 Dec 2039	1,720,000	2,012,403
TECK CORPORATION	9.75% 15 May 2014	36,000	45,049
TECK RESOURCES LIMITED	10.25% 15 May 2016	46,000	56,925
TELE COMMUNICATIONS INC	9.8% 01 Feb 2012	942,000	1,025,304
TELECOM ITALIA CAP	5.25% 15 Nov 2013	500,000	520,903
TELECOM ITALIA CAP	6.999% 04 Jun 2018	1,220,000	1,291,769
TELECOM ITALIA CAPITAL	4.95% 30 Sep 2014	740,000	758,162
TELEFONICA EMISIONES SAU	5.134% 27 Apr 2020	1,645,000	1,583,709
TENET HEALTHCARE CORP	9% 01 May 2015	524,000	581,640
TENET HEALTHCARE CORP	9.25% 01 Feb 2015	321,000	341,865
TENNESSEE GAS PIPELINE CO	7.625% 01 Apr 2037	470,000	523,239
TENNESSEE VALLEY AUTHORITY	5.25% 15 Sep 2039	1,030,000	1,088,932
TIME WARNER CABLE INC	4.125% 15 Feb 2021	410,000	390,134
TIME WARNER CABLE INC	5.875% 15 Nov 2040	2,000,000	1,978,720
TIME WARNER CABLE INC	6.75% 15 Jun 2039	860,000	949,848
TIME WARNER CABLE INC	8.25% 01 Apr 2019	1,760,000	2,186,224
TIME WARNER CABLE INC	8.75% 14 Feb 2019	2,650,000	3,372,040
TIME WARNER ENTMT CO L P	8.375% 15 Jul 2033	50,000	63,099
TIME WARNER INC	4.7% 15 Jan 2021	260,000	264,724
TIME WARNER INC	6.1% 15 Jul 2040	740,000	776,472
TNK BP FIN SA SR MED TRM NTS	7.5% 18 Jul 2016	360,000	399,150
TOTAL CAPITAL SA	4.45% 24 Jun 2020	310,000	321,324
TRUMAN CAP MTG LN TR	0.66% 25 Aug 2034	490,274	457,763
TSY INFL IX N/B	2.125% 15 Feb 2040	4,047,489	4,284,016
TYCO INTL GROUP S A	6.75% 15 Feb 2011	1,050,000	1,057,282
UBS AG STAMFORD CT	3.875% 15 Jan 2015	1,710,000	1,762,364

UBS AG STAMFORD CT	4.875% 04 Aug 2020	750,000	761,332
ULTRA LONG US TREAS BOND FTRS	MAR11 XCBT	7,800,000	(256,344)
UNITED BUSINESS MEDIA LT	5.75% 03 Nov 2020	910,000	873,655
UNITED MEXICAN STATES	6.05% 11 Jan 2040	462,000	472,395
UNITED MEXICAN STS	6.75% 27 Sep 2034	1,821,000	2,048,625
UNITED PARCEL SVC INC	4.5% 15 Jan 2013	900,000	962,749
UNITED STATES TREAS BD STRPPED	0% 15 Feb 2025	37,050,000	20,570,308
UNITED STATES TREAS BDS	2% 15 Jan 2026	1,729,983	1,836,891
UNITED STATES TREAS BDS	2.375% 15 Jan 2027	1,203,784	1,337,799
UNITED STATES TREAS BDS	3.625% 15 Apr 2028	18,903,476	24,401,723
UNITED STATES TREAS BDS	3.875% 15 Apr 2029	1,809,290	2,426,569
UNITED STATES TRES BD STRP PRN	0% 15 May 2030	11,190,000	4,739,032
UNITED STATES TRES BD STRP PRN	0.01% 15 Nov 2021	10,260,000	6,820,550
UNITEDHEALTH GROUP INC	4.875% 01 Apr 2013	280,000	299,193
UNITEDHEALTH GROUP INC	4.875% 15 Feb 2013	250,000	266,161
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	1,210,000	1,373,527
US DOLLAR		6,201,895	6,201,895
US TREASURTY N/B	2.625%11 15 2020	45,940,000	43,334,329
US TREASURY N/B	2.25% 30 Nov 2017	6,690,000	6,505,503
US TREASURY N/B	2.625% 15 Aug 2020	21,260,000	20,155,479
US TREASURY N/B	2.625% 31 May 2017	4,560,000	4,618,067
US TREASURY N/B	3.5% 15 May 2020	79,430,000	81,366,503
US TREASURY N/B	3.875% 15 Aug 2040	500,000	460,547
US TREASURY N/B	4.25% 15 Nov 2040	800,000	787,000
US TREASURY N/B	4.375% 15 May 2040	12,910,000	12,972,484
US TREASURY N/B	4.375% 15 Nov 2039	20,720,000	20,830,065
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	1,451,000	1,596,074
VALE OVERSEAS LTD	8.25% 17 Jan 2034	260,000	323,364
VEDANTA RES PLC	8.75% 15 Jan 2014	960,000	1,024,800
VERIZON COMMUNICATIONS INC	5.5% 15 Feb 2018	130,000	142,862
VERIZON COMMUNICATIONS INC	6.1% 15 Apr 2018	1,215,000	1,380,145
VERIZON GLOBAL FDG CORP	4.375% 01 Jun 2013	280,000	299,324
VERIZON NEW YORK INC	6.875% 01 Apr 2012	110,000	117,343
WACHOVIA BK COML MTG TR	4.935% 15 Apr 2042	1,800,000	1,913,253
WACHOVIA BK COML MTG TR	5.118% 15 Jul 2042	1,750,000	1,878,867
WACHOVIA CAP TR III	5.8% 29 Mar 2049	1,040,000	902,200
WACHOVIA CORP	5.75% 01 Feb 2018	640,000	710,593
WAMU	0.7325% 25 Jun 2044	977,668	730,237
WAMU	5.6466% 25 Mar 2037	1,921,467	1,413,871
WAMU MTG	0.57344% 25 Aug 2045	4,116,621	3,479,425
WAMU MTG PASS CTF	5.6029% 25 Nov 2036	1,204,294	930,102
WAMU MTG PASS THROUGH CTFS	0.5462% 25 Oct 2045	2,427,340	2,048,134
WAMU MTG PASS THROUGH CTFS	0.60875% 25 Nov 2045	3,005,162	2,306,912
WAMU MTG PASS THROUGH CTFS	1% 25 Dec 2045	2,843,727	2,196,941
WASTE MGMT INC DEL	6.375% 15 Nov 2012	2,740,000	2,988,063
WELLPOINT INC	5.875% 15 Jun 2017	130,000	145,314
WELLPOINT INC	7% 15 Feb 2019	750,000	882,852
WELLS FARGO + CO NEW	5% 15 Nov 2014	455,000	483,151
WELLS FARGO CAP X	5.95% 01 Dec 2086	410,000	395,758
WELLS FARGO CAPITAL XV	1% 29 Sep 2049	3,160,000	3,515,500
WELLS FARGO MTG BACKED SECS	1% 25 Jun 2035	4,071,479	1,217,519
WESTLAKE CHEM CORP	6.625% 15 Jan 2016	191,000	197,446
WI TREASURY N/B	0.75% 15 Dec 2013	5,230,000	5,192,867
WI TREASURY N/B	0.75% 15 Dec 2013	8,340,000	8,280,786
WI TREASURY SEC	2.75% 31 Dec 2017	5,430,000	5,441,881
WILLIAMS COS INC	7.5% 15 Jan 2031	30,000	33,692
WILLIAMS COS INC	7.75% 15 Jun 2031	1,140,000	1,285,764
WILLIAMS COS INC	8.75% 15 Mar 2032	1,078,000	1,318,866
WINDSTREAM CORP	8.625% 01 Aug 2016	465,000	489,413
	Sub-Total: Fund 5728 / Western 5 of 12		$1,511,439,664

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	JPMCB MORTGAGE PRIVATE	PLACEMENT FD	12,186,874		$360,975,221

		Sub-Total: Fund 5734 / JPMCB 6 of 12			$360,975,221

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,		(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value	(d) Cost	value
			( n / a )
		Par Value

	PRIVEST PRUDENTIAL AST MGMT	16,020		$384,179,612

		Sub-Total: Fund 5735 / Prudential 7 of 12		$384,179,612

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	10YR US TREASURY NOTE FTR OPTN	FEB11 124 PUT	(103,000)		$(373,375)
	10YR US TREASURY NOTE FTR OPTN	FEB11 129 CALL	(103,000)		(1,609)
*	3175128Q7 CDX 1.2 IG15 5Y JPM	JUN11 1.2 PUT	(2,800,000)		(10,246)
*	3175128R5 CDX 0.80 IG15 5Y JPM	JUN11 0.8 CALL	(2,800,000)		(8,617)
*	317U693B0 SWAPTION 3YP 3.0 JPM	JUN12 3.0 PUT	(77,000,000)		(972,187)
	317U694B9 SWAPTION 3Y P 3 CBK	JUN12 3 PUT	(11,000,000)		(138,884)
	317U695B8 IRO 3Y RYL	JUN12 3 PUT	(23,300,000)		(294,181)
	317U696B7 IRO USD 3Y P3 BOA	JUN12 3 PUT	(11,800,000)		(148,984)
	317U698B5 IRO USD 3Y P3 DUB	JUN12 3 PUT	(15,000,000)		(189,387)
	317U699B4 IRO USD P3 BRC	JUN12 3 PUT	(17,000,000)		(214,639)
	317U744B9 IRO 2Y RYL	SEP12 2.25 PUT	(55,100,000)		(746,572)
	317U745B8 SWAPTION 2Y 2.25 BOA	SEP12 2.25 PUT	(4,400,000)		(59,617)
	317U769B9 IRO USD 2Y CBK	SEP12 2.25 PUT	(4,400,000)		(59,617)
	ADJUSTABLE RATE MTG TR	5.414932% 25 Jan 2036	474,832		409,876
	ALLTEL CORP	7% 01 Jul 2012	2,000,000		2,170,106
	ALLY FINANCIAL INC	6.25% 01 Dec 2017	1,900,000		1,900,000
	ALTERNATIVE LN TR	1% 25 Aug 2036	1,037,910		1,035,443
	ALTERNATIVE LN TR 2006 30T1	6.25% 25 Nov 2036	391,719		265,548
	ALTERNATIVE LN TR 2006 41CB	6% 25 Jan 2037	983,700		709,014
	ALTRIA GROUP INC	8.5% 10 Nov 2013	6,650,000		7,871,186
	AMER INTL GRP	4% 20 Sep 2011	2,200,000		2,946,256
	AMERICA MOVIL SAB DE CV	3.625% 30 Mar 2015	2,800,000		2,879,044
	AMERICAN EXPRESS BK	1% 12 Jun 2012	7,050,000		7,014,743
	AMERICAN EXPRESS BK FSB	5.5% 16 Apr 2013	1,700,000		1,832,248
	AMERICAN EXPRESS CENTURION BK	1% 12 Jun 2012	8,200,000		8,158,992
	AMERICAN EXPRESS TRAVEL	5.25% 21 Nov 2011	1,000,000		1,032,037
	AMERICAN HOME MTG ASSETS TR	5.442% 25 Nov 2046	1,008,493		497,001
	AMERICAN INTL GROUP	1% 26 Apr 2011	3,000,000		3,989,139
	AMERICAN INTL GROUP	8.25% 15 Aug 2018	8,300,000		9,562,148
	AMERICAN INTL GROUP INC	5.6% 18 Oct 2016	1,000,000		1,030,197
	AMERICREDIT AUTOMOBILE RECEIVA	1% 06 Jun 2012	208,875		209,007
	AMGEN INC	0.125% 01 Feb 2011	14,100,000		14,006,094
	ANHEUSER BUSCH INBEV WOR	1.26719% 26 Mar 2013	9,800,000		9,888,866
	ANHEUSER BUSCH INBEV WOR	3% 15 Oct 2012	5,207,000		5,372,645
	ANZ NATL INTL LTD MEDIUM TERM	6.2% 19 Jul 2013	5,900,000		6,495,735
	APPALACHIAN PWR CO	5.55% 01 Apr 2011	3,000,000		3,033,981
	AUSTRALIAN DOLLAR		4,688,297		4,805,739
	AUTOZONE INC	7.125% 01 Aug 2018	6,000,000		6,981,024
	BACM 2007 4 A4	5.9356% 10 Feb 2051	1,000,000		1,065,183
	BALL 2010 UB5 A4A	5.640709% 17 Feb 2051	8,300,000		8,843,392
	BANC AMER MTG SECS INC	3.82827% 25 Feb 2034	1,309,319		1,231,391
	BANCO SANTANDER CHILE	1% 20 Apr 2012	7,400,000		7,397,240
	BANK AMER FDG CORP	4.117597% 25 May 2035	1,183,669		1,147,212
	BANK AMER FDG CORP	5.0035% 20 Sep 2034	719,951		724,324
	BANK OF AMERICA CORP	7.375% 15 May 2014	5,000,000		5,557,900
	BANK OF AMERICA CREDIT CARD TR	0.28031% 17 Jun 2013	10,000,000		9,999,098
	BANK OF NOVA SCOTIA	1% 05 Mar 2012	2,900,000		2,906,400
	BANK OF NOVA SCOTIA	2.25% 22 Jan 2013	5,300,000		5,396,518
	BARCLAYS BANK PLC	1% 13 Jan 2012	5,000,000		5,004,101
	BARCLAYS BANK PLC	1% 16 Dec 2011	500,000		499,956
	BARCLAYS BK PLC	5.45% 12 Sep 2012	5,500,000		5,894,202
	BBVA US SENIOR SA UNIPER	0.66406% 24 May 2011	5,500,000		5,484,413
	BEAR STEARNS ALT A TR	5.507% 25 Sep 2035	278,357		211,535

	BEAR STEARNS ALT A TR 2006 6	5.667425% 25 Nov 2036	640,018	397,154
	BEAR STEARNS ALT A TR 2006 6	5.808016% 25 Oct 2036	527,003	327,918
	BEAR STEARNS ARM TR	1% 25 Oct 2034	633,158	490,548
	BEAR STEARNS ARM TR	4.4727% 25 May 2033	763,812	756,303
	BEAR STEARNS ARM TR	4.538096% 25 Aug 2033	290,881	285,734
	BEAR STEARNS ARM TR	4.625% 25 Oct 2035	397,970	355,637
	BEAR STEARNS COS INC MED TERM	6.95% 10 Aug 2012	6,700,000	7,309,673
	BNP PARIBAS	0.67875% 27 Apr 2017	5,000,000	4,807,640
	BP CAPITAL MARKETS PLC	3.125% 01 Oct 2015	100,000	99,931
	BPCE	0.75% 20 Oct 2011	2,700,000	2,683,575
	BRITISH TELECOMMUNICATIONS PLC	5.15% 15 Jan 2013	2,200,000	2,342,237
	CALIFORNIA ST	5.25% 01 Apr 2014	900,000	940,482
	CANADIAN DOLLAR		300,607	302,528
	CANADIAN IMPERIAL BK TORONTO	2% 04 Feb 2013	700,000	712,515
	CANADIAN IMPERIAL BK TORONTO	2.6% 02 Jul 2015	2,300,000	2,312,537
	CCS309360 CYS EUR P V 03MEURIB	1% 20 Dec 2013	(4,278,000)	(5,739,154)
*	CCS309360 CYS USD R V 03MLIBOR	1% 20 Dec 2013	5,681,184	5,681,711
	CD	5.322% 11 Dec 2049	2,000,000	2,073,040
	CELLCO PART/VERI WIRELESS	7.375% 15 Nov 2013	261,000	302,384
	CELLCO PART/VERI WIRELSS	5.55% 01 Feb 2014	8,700,000	9,593,542
	CIE FINANCEMENT FONCIER	1% 23 Jul 2012	1,800,000	1,799,984
	CIE FINANCEMENT FONCIER	1.625% 23 Jul 2012	7,300,000	7,334,259
	CIE FINANCEMENT FONCIER	2.125% 22 Apr 2013	5,000,000	5,042,545
	CINCINNATI GAS + ELEC CO	5.7% 15 Sep 2012	1,500,000	1,615,017
	CIT GROUP INC TERM	1% 11 Aug 2015	1,704,581	1,743,105
	CITIGROUP INC	1% 16 Mar 2012	5,700,000	5,660,944
	CITIGROUP INC	5% 15 Sep 2014	3,605,000	3,729,293
	CITIGROUP INC	5.5% 11 Apr 2013	3,700,000	3,939,871
	CITIGROUP INC	6.5% 19 Aug 2013	3,700,000	4,062,818
	CITIGROUP INC	2.28563%8 13 2013	7,800,000	7,931,859
	CITIGROUP MORTGAGE LOAN TRUST	0.53375% 25 May 2037	554,418	526,743
	CITIGROUP MTG LN TR	4.7475% 25 Aug 2035	262,706	246,311
	CITIGROUP MTG LN TR	4.9% 25 Oct 2035	953,625	835,280
	COCA COLA ENTERPRISES	1.125% 12 Nov 2013	5,000,000	4,948,084
	COLUMBUS SOUTHERN POWER	0.65719% 16 Mar 2012	3,000,000	3,009,000
	COMMONWEALTH BANK AUST	1% 27 Mar 2012	10,000,000	9,997,860
	COUNTRYWIDE ALTERNATIVE LN TR	6% 25 Feb 2037	339,683	250,415
	COUNTRYWIDE FINL CORP	5.8% 07 Jun 2012	3,910,000	4,113,699
	COX COMMUNICATIONS INC	7.125% 01 Oct 2012	1,115,000	1,222,844
	CREDIT AGRICOLE (LONDON)	0.65438% 02 Feb 2012	600,000	597,861
	CREDIT SUISSE COML MTG TR	5.694% 15 Sep 2040	4,000,000	4,158,730
	CROWN CASTLE TOWERS LLC	3.214% 15 Aug 2015	4,200,000	4,134,568
	CSC HLDGS INC	7.625% 01 Apr 2011	3,935,000	3,984,188
	CURRENCY CONTRACT	SOLD AUD/BOUGHT USD		(279,613)
	CURRENCY CONTRACT	SOLD BRL/BOUGHT USD		(13,450)
	CURRENCY CONTRACT	SOLD BRL/BOUGHT USD		(73,911)
	CURRENCY CONTRACT	BOUGHT CAD/SOLD USD		74,466
	CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		35,678
	CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		(187,353)
	CURRENCY CONTRACT	BOUGHT DKK/SOLD USD		405,418
	CURRENCY CONTRACT	SOLD DKK/BOUGHT USD		(26,303)
	CURRENCY CONTRACT	BOUGHT DKK/SOLD USD		703
	CURRENCY CONTRACT	SOLD DKK/BOUGHT USD		(407,701)
	CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		15,147
	CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		775,369
	CURRENCY CONTRACT	SOLD JPY/BOUGHT USD		(417,462)
	CURRENCY CONTRACT	SOLD JPY/BOUGHT USD		(1,900,592)
	CURRENCY CONTRACT	BOUGHT MXN/SOLD USD		41,937
	CWABS TR	2.55188% 25 Jun 2037	192,760	191,646
	CWALT INC	3.665% 25 Nov 2035	633,311	370,351

CWMBS INC	3.904783% 25 Jul 2034	1,087,765	1,019,462
CWMBS INC	4.17% 25 Jun 2035	876,707	753,454
CWMBS INC	6% 25 Mar 2035	1,560,627	1,540,348
CWMBS INC	6.25% 25 Dec 2033	476,588	485,498
CWMBS INC	6.5% 25 Jan 2034	632,772	639,936
CWMBS INC PASS THRU CTFS	3.55861% 19 Jun 2031	36,622	34,591
DAIMLER CHRYLSER HLDGS	7.75% 18 Jan 2011	4,000,000	4,009,172
DAIMLERCHRYSLER NORTH AMER HLD	5.875% 15 Mar 2011	9,700,000	9,798,358
DAIMLERCHRYSLER NTH AMER HLDG	5.75% 08 Sep 2011	1,000,000	1,033,281
DEUTSCHE ALT A SECS INC	5.5% 25 Dec 2035	697,993	521,603
DEUTSCHE ALT B SECS MTG LN TR	6.3% 25 Jul 2036	642,733	391,361
DEUTSCHE BANK AG NY	1% 19 Jan 2012	750,000	750,650
DEVON FING CORP U L C	6.875% 30 Sep 2011	4,770,000	4,983,257
DEXIA CREDIT LOCAL	1% 29 Apr 2014	5,000,000	4,980,475
DEXIA CREDIT LOCAL S.A	0.521% 22 Mar 2012	14,900,000	14,870,513
DONNELLEY R R + SONS	11.25% 01 Feb 2019	9,700,000	12,139,666
DOW CHEM CO	4.85% 15 Aug 2012	8,400,000	8,855,104
DOW CHEM CO	6.125% 01 Feb 2011	3,000,000	3,010,296
ECHOSTAR DBS	6.375% 01 Oct 2011	2,000,000	2,060,000
EKSPORTFINANS A/S	2% 15 Sep 2015	6,700,000	6,543,354
ENCANA HLDGS FIN CORP	5.8% 01 May 2014	2,000,000	2,227,272
ENTERGY CORP	3.625% 15 Sep 2015	5,915,000	5,850,337
ENTERPRISE PRODUCTS OPER	4.6% 01 Aug 2012	4,050,000	4,250,625
EURO CURRENCY		4,448	5,967
EXPORT IMPORT BK KOREA	8.125% 21 Jan 2014	9,700,000	11,096,034
FANNIE MAE	0.75% 18 Dec 2013	5,100,000	5,043,033
FANNIE MAE	1.25% 14 Mar 2014	20,850,000	20,731,530
FED NATL MTG ASSOC	0.66% 25 Nov 2033	4,769,299	4,779,491
FEDERAL FARM CREDIT BANK	0.29734% 15 Jan 2013	10,000,000	9,997,550
FEDERAL HOME LN MTG CORP	4% 15 Aug 2016	354,036	360,295
FEDERAL HOME LN MTG CORP	5% 15 Jul 2014	43,330,000	48,566,084
FEDERAL HOME LN MTG CORP	5% 15 Jun 2034	1,727,138	1,725,422
FEDERAL HOME LN MTG CORP	1.742%7 25 2044	3,940,093	3,850,617
FEDERAL NATL MTG ASSN	3.57625% 27 Nov 2037	4,100,000	4,092,821
FEDERAL NATL MTG ASSN	7%3 25 2045	3,495,325	3,980,301
FEDERAL NATL MTG ASSN GTD	8% 25 Jul 2026	15,500,000	15,492,737
FERDERAL NATL MORTGAGE ASSN	6.5% 25 Dec 2045	4,543,001	5,218,773
FIRST HORIZON ALTERNATIVE MTG	6.25% 25 Aug 2037	384,154	281,083
FNMA POOL 735697	1% 01 Jun 2035	11,477,871	11,810,811
FNMA POOL 795297	5.864% 01 Jul 2044	515,241	516,264
FNMA POOL AC2304	4% 01 Aug 2039	—	—
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	19,000,000	18,899,072
FORD AUTO SECURITIZATION TRUST	1% 15 Jun 2013	1,004,170	1,011,688
FORD CREDIT AUTO OWNER TRUST	1% 15 Jun 2012	2,450,739	2,458,201
FORD CREDIT AUTO OWNER TRUST	2.7331% 15 May 2013	11,671,475	11,805,607
FORD MOTOR CO	1% 15 Dec 2013	45,852	45,839
FORD MOTOR CO	5.95% 15 Dec 2013	238,194	238,122
FORD MOTOR COMPANY	1% 16 Dec 2013	831,082	830,833
FORD MOTOR COMPANY	3.2844548% 15 Dec 2013	547,036	546,872
FORD MTR CR CO	5.50363% 15 Jun 2011	2,000,000	2,030,000
FORD MTR CR CO	7.25% 25 Oct 2011	5,000,000	5,167,730
FORD MTR CR CO	7.5% 01 Aug 2012	700,000	744,246
FRANCE TELECOM	4.375% 08 Jul 2014	10,400,000	11,112,109
FREEPORT MCMORAN COPPER + GOLD	8.25% 01 Apr 2015	1,000,000	1,053,750
FRESENIUS MED CARE CAP TR IV	7.875% 15 Jun 2011	5,000,000	5,087,500
GAZPROM O A O	7.343% 11 Apr 2013	700,000	759,500
GENERAL ELEC CAP CORP	1.875% 16 Sep 2013	5,000,000	5,002,675
GENERAL MILLS INC	6.47% 15 Oct 2012	6,500,000	6,821,692
GENERAL MTRS ACCEP CORP	7.25% 02 Mar 2011	1,200,000	1,207,600
GEORGIA PAC CORP	8.125% 15 May 2011	2,500,000	2,581,250

GEORGIA PAC CORP	9.5% 01 Dec 2011	5,005,000	5,355,350
GMAC INC	7.25% 02 Mar 2011	1,250,000	1,256,250
GOLDMAN SACHS GROUP INC	5% 01 Oct 2014	9,200,000	9,856,659
GOLDMAN SACHS GROUP INC	5.15% 15 Jan 2014	12,000,000	12,924,768
GOVERNMENT NATL MTG ASSN	6% 16 Jun 2034	2,448,000	2,702,978
GOVERNMENT NATL MTG ASSN	6.112% 16 Sep 2042	3,273,784	3,556,827
GRAHAM PACKAGING COMPANY, L.P.	1% 23 Sep 2016	500,000	507,250
GREENWICH CAPITAL COMM FND	5.444% 10 Mar 2039	4,900,000	5,162,534
GREENWICH CAPITAL MKTS	TBA CASH COLLATERAL	320,000	320,000
GROUPE BPCE	2.375% 04 Oct 2013	3,300,000	3,288,185
HARBORVIEW MTG LN TR	3.23% 19 Sep 2046	432,553	269,288
HCA TERM LOAN A (USD)	1% 17 Nov 2012	1,000,000	989,300
HEALTH CARE PPTY INVS INC	5.95% 15 Sep 2011	2,600,000	2,683,970
HEINZ H J FIN CO	6% 15 Mar 2012	3,900,000	4,119,383
HEWLETT PACKARD CO	1% 13 Sep 2012	3,400,000	3,403,675
HEWLETT PACKARD CO	1.25% 13 Sep 2013	4,500,000	4,499,618
HSBC FIN CORP	0.649% 14 Sep 2012	10,660,000	10,505,249
HSBC FIN CORP	0.77188% 24 Apr 2012	10,600,000	10,549,014
HSBC FIN CORP	1% 19 Jul 2012	5,200,000	5,160,012
HSI ASSET SECURITIZATION CORP	3.185% 25 Oct 2036	144,926	113,518
ING BANK NV	1% 18 Oct 2013	5,000,000	4,993,175
ING BANK NV	3.9% 19 Mar 2014	3,200,000	3,438,189
INTELSAT JACKSON HLDG TERM B	4% 03 Apr 2018	3,000,000	3,036,000
INTESA SANPAOLO NEW YORK	2.375% 21 Dec 2012	3,000,000	3,010,893
J P MORGAN MTG TR 2007 A1	4.771% 25 Jul 2035	2,204,074	1,724,880
J P MPRGAN CHASE COML MTG SECS	4.575% 15 Jul 2042	111,218	111,349
JAPAN BK INTL COOP	4.375% 26 Nov 2012	6,000,000	6,390,912
JAPAN TREASURY DISC BILL	0.01% 14 Mar 2011	1,170,000,000	14,422,282
JAPAN TREASURY DISC BILL	0.01% 28 Mar 2011	4,870,000,000	60,027,636
JAPANESE YEN		5,223,147	64,400
JP MORGAN CHASE COML MTG SECS	5.42% 15 Jan 2049	11,500,000	11,960,728
JPMCC 2010 C2 A1	1% 15 Nov 2043	495,512	489,883
JPMORGAN CHASE BK N A NEW YORK	0.62969% 13 Jun 2016	1,700,000	1,602,272
KFW	2.5% 28 May 2013	6,000,000	6,230,070
KINDER MORGAN FIN CORP ULC	5.35% 05 Jan 2011	8,000,000	8,000,000
KOREA DEV BK	5.3% 17 Jan 2013	7,350,000	7,787,325
KOREA REP	4.25% 01 Jun 2013	6,275,000	6,570,471
KRAFT FOODS INC	5.625% 01 Nov 2011	976,000	1,013,953
KRAFT FOODS INC	6.25% 01 Jun 2012	210,000	224,642
LB UBS COML MTG TR	5.156% 15 Feb 2031	550,000	587,498
LEHMAN BROS HLDGS INC	5.625% 24 Jan 2013	4,100,000	1,004,500
LEHMAN BROTHERS HLDGS INC	1% 23 Jan 2049	5,300,000	1,212,375
LEHMAN XS TR	3.065% 25 Apr 2046	212,164	195,585
LLOYDS TSB BANK PLC	1.625% 14 Oct 2011	7,000,000	7,025,145
LLOYDS TSB BANK PLC SER 144A	1% 02 Apr 2012	10,000,000	10,098,960
LONG BEACH MTG LN TR	1% 25 Oct 2034	3,092	2,552
LSI OPEN POSITION NET ASSET	0% 31 Dec 2060	173,183	77,932
MASSACHUSETTS EDL FING AUTH	1.23844% 25 Apr 2038	2,083,928	2,093,035
MASTR ALTERNATIVE LN TR	3.295% 25 Apr 2036	505,404	201,107
MERRILL FUTURES CASH COLLATER	CASH COLLATERAL	2,000	20
MERRILL LYNCH + CO INC	1% 05 Jun 2012	5,600,000	5,547,483
MERRILL LYNCH + CO INC	1% 15 Jan 2015	700,000	662,593
MERRILL LYNCH + CO INC	5.45% 05 Feb 2013	8,105,000	8,549,105
MERRILL LYNCH + CO INC	5.45% 15 Jul 2014	3,000,000	3,154,008
MERRILL LYNCH + CO INC	6.15% 25 Apr 2013	3,900,000	4,184,727
MET LIFE GLOB FUNDING I	2.5% 11 Jan 2013	1,425,000	1,456,122
METLIFE INSTITUTIONAL FD	1% 27 Mar 2012	5,100,000	5,099,999
MEXICAN PESO (NEW)		231,675	18,783
ML CFC COML MGT	5.172% 12 Dec 2049	7,626,000	7,893,194
MORGAN STANLEY	1% 14 May 2013	7,500,000	7,772,085

	MORGAN STANLEY	1.395% 13 Apr 2016	6,700,000	8,063,997
	MORGAN STANLEY ABS CAP I INC T	1.10875% 25 Jul 2037	1,433,484	1,315,931
	MORGAN STANLEY CAP I TR	5.616% 12 Dec 2049	1,800,000	1,923,350
	MORGAN STANLEY CAP TR I	5.439% 12 Feb 2044	1,300,000	1,345,541
	MORGAN STANLEY FOR EQUITY	0.53% 19 Apr 2012	8,000,000	7,982,568
	MORGAN STANLEY MTG LN TR	5.75% 25 Apr 2037	364,156	268,726
	MORGAN STANLEY MTG LN TR	6% 31 Dec 2037	355,946	273,240
	MORGAN STANLEY REPO	0.29% 03 Jan 2011	9,000,000	9,000,000
	NATIONAL AUSTRALIA BANK	3.375% 08 Jul 2014	10,000,000	10,562,860
	NATIONWIDE BLDG SOCIETY	1% 17 May 2012	8,100,000	8,087,980
	NBC UNIVERSAL	3.65% 30 Apr 2015	7,000,000	7,179,865
	NEW JERSEY ECONOMIC DEV AUTH	1% 15 Jun 2013	3,000,000	2,996,850
	NEW YORK LIFE GLOBAL FDG	0.886% 20 Dec 2013	4,400,000	5,744,161
	NGN 2010 R2 1A	0.6234% 06 Nov 2017	9,821,384	9,818,315
	NGPL PIPECO LLC	6.514% 15 Dec 2012	2,000,000	2,158,620
	NISSAN MOTOR ACCEPTANCE	3.25% 30 Jan 2013	2,000,000	2,040,808
	NOMURA EUROPE FIN	1% 25 Oct 2011	5,500,000	7,295,595
	NOVELIS INC.,	0.01% 14 Dec 2016	6,000,000	6,086,400
	NYKREDIT	4% 01 Jan 2011	226,200,000	40,721,172
	ORANGE + ROCKLAND UTILS INC	2.5% 15 Aug 2015	400,000	391,762
	PANCANADIAN PETE LTD	6.3% 01 Nov 2011	2,000,000	2,090,670
	PFIZER INC	5.35% 15 Mar 2015	15,300,000	17,199,633
	POUND STERLING		37,001	57,931
	QWEST CORP	3.54219% 15 Jun 2013	2,500,000	2,612,500
	QWEST CORP	7.875% 01 Sep 2011	5,000,000	5,150,000
	RALI SER 2006 QO6 TR	3.315% 25 Jun 2046	923,059	383,064
	RALI SER 2006 QS7 TR	6% 25 Jun 2036	1,757,661	1,198,041
	REALKREDIT DANMARK	2% 01 Jan 2012	81,500,000	14,777,735
	REED ELSEVIER CAP INC	7.75% 15 Jan 2014	595,000	680,935
	REGIONS FINANCIAL CORP	4.875% 26 Apr 2013	3,100,000	3,022,500
	RESIDENTIAL ACCREDIT LNS INC	0.63125% 25 Oct 2045	382,835	213,648
	RESIDENTIAL ASSET SECS TR	2.99875% 25 Jan 2046	1,160,924	519,927
	RESIDENTIAL FDG MTG SEC 1	5.25% 25 Mar 2034	366,232	369,586
	REYNOLDS AMERN INC	7.25% 01 Jun 2012	1,300,000	1,390,149
	ROCKIES EXPRESS PIPELINE LLC	6.25% 15 Jul 2013	750,000	809,957
	ROYAL BANK OF SCOTLAND PLC	1% 28 Oct 2011	1,600,000	1,598,030
	ROYAL BK OF SCOTLAND PLC	0.92863% 02 Dec 2011	11,600,000	11,619,125
	ROYAL BK SCOTLAND GRP PLC	0.55938% 30 Mar 2012	8,800,000	8,794,808
	ROYAL BK SCOTLAND PLC	2.75906% 23 Aug 2013	7,100,000	7,209,205
	SHELL INTERNATIONAL FIN	1% 22 Jun 2012	6,400,000	6,409,446
	SLC STUDENT LN TR	3.71875% 15 Jun 2021	5,600,000	5,619,079
	SLH OPEN POSITION NET ASSET	0.01% 31 Dec 2060	745,897	82,049
	SLM CORP	0.913% 15 Nov 2011	700,000	896,085
	SLM CORP	5% 01 Oct 2013	900,000	902,327
	SLM CORP	8.45% 15 Jun 2018	1,500,000	1,559,043
	SLM STUDENT LN TR	1% 25 Oct 2016	372,031	371,943
	SLM STUDENT LN TR	1.74888% 25 Apr 2023	7,395,970	7,634,437
	SLM STUDENT LN TR 2007 7	3.865% 25 Jan 2022	3,000,000	2,893,738
	SLM STUDENT LN TR 2008 7	1.5918% 25 Oct 2012	4,600,000	4,603,666
	SMALL BUSINESS ADMIN PARTN CTF	5.725% 01 Sep 2018	949,352	1,026,102
*	SOCIETE GENERALE SCF COVERED E	1% 19 Jun 2013	2,000,000	2,003,394
	SPRINT CAP CORP	7.625% 30 Jan 2011	14,250,000	14,285,625
	SSGA	G STIFF ERISA QUALIFIED	406,943	406,942.93
	STADSHYPOTEK AB	1% 30 Sep 2013	300,000	299,999.92
	STANDARD CHARTERED PLC	5.5% 18 Nov 2014	9,200,000	9,970,619.60
	STRUCTURED ASSET MTG INVTS II	0.495% 25 Apr 2036	1,061,320	622,605.21
	STRUCTURED ASSET MTG INVTS II	3.345% 25 May 2036	2,154,883	1,210,817.79
	SUN LIFE FINL GLOBAL FDG II LP	1% 06 Jul 2011	9,500,000	9,474,302.50
	SUNCORP METWAY LTD	1% 16 Jul 2012	10,000,000	10,206,320.00
	SVENSKA HANDELSBANKEN AB	2.875% 14 Sep 2012	6,700,000	6,862,521.90

	SWAP BANK OF AMERICA COC	SWAP CASH COLLATERAL USD	1,780,000	1,780,000.00
	SWAP BARCLAYS BOC	SWAP CASH COLLATERAL USD	(1,500,000)	(1,500,000.00)
	SWAP BNP PARIBAS COC	SWAP CASH COLLATERAL USD	840,000	840,000.00
	SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(900,000)	(900,000.00)
	SWAP CSFB BOC	SWAP CASH COLLATERAL USD	(860,000)	(860,000)
	SWAP GOLDMAN BOC	SWAP CASH COLLATERAL USD	(260,000)	(260,000)
	SWAP HSBC BOC	SWAP CASH COLLATERAL USD	(3,000,000)	(3,000,000)
	SWAP JPM CHASE COC	SWAP CASH COLLATERAL USD	660,000	660,000
	SWAP RBOS COC	SWAP CASH COLLATERAL USD	1,330,000	1,330,000
	SWAP UBS BOC	SWAP CASH COLLATERAL USD	(260,000)	(260,000)
	SWEDBANK AB	1.08906% 20 Jan 2011	8,000,000	8,002,240
*	SWPC013K8 CDS USD P V 03MEVENT	1% 20 Dec 2012	(13,000,000)	(13,000,000)
*	SWPC013K8 CDS USD R F 1.00000	1% 20 Dec 2012	13,000,000	13,076,271
	SWPC024K5 CDS USD P V 03MEVENT	1% 20 Dec 2015	(8,950,000)	(8,950,000)
	SWPC024K5 CDS USD R F 1.00000	1% 20 Dec 2015	8,950,000	9,091,159
*	SWPC062K8 CDS USD P V 03MEVENT	1% 20 Dec 2011	(12,900,000)	(12,900,000)
*	SWPC062K8 CDS USD R F 1.00000	1% 20 Dec 2011	12,900,000	12,985,634
	SWPC152J2 CDS USD P V 03MEVENT	1% 20 Sep 2011	(1,800,000)	(1,800,000)
	SWPC152J2 CDS USD R F 1.00000	1% 20 Sep 2011	1,800,000	1,810,142
	SWPC262J9 CDS USD P V 03MEVENT	1% 20 Dec 2011	(5,600,000)	(5,600,000)
	SWPC262J9 CDS USD R F 1.00000	1% 20 Dec 2011	5,600,000	5,641,436
	SWPC281J6 CDS USD P V 03MEVENT	1% 20 Dec 2011	(1,900,000)	(1,900,000)
	SWPC281J6 CDS USD R F 1.00000	1% 20 Dec 2011	1,900,000	1,907,444
	SWPC298J7 CDS USD P V 03MEVENT	1% 20 Dec 2011	(4,000,000)	(4,000,000)
	SWPC298J7 CDS USD R F 1.00000	1% 20 Dec 2011	4,000,000	4,029,597
	SWPC339H2 CDS USD P V 03MEVENT	1% 20 Jun 2011	(2,850,000)	(2,850,000)
	SWPC339H2 CDS USD R F 1.00000	1% 20 Jun 2011	2,850,000	2,855,604
	SWPC40417 CDS USD P V 00MEVENT	1% 20 Dec 2012	(9,530,829)	(9,530,829)
	SWPC40417 CDS USD R F 2.05250	2.052% 20 Dec 2012	9,530,829	9,866,754
	SWPC404H2 CDS USD P V 03MEVENT	1% 20 Jun 2015	(300,000)	(300,000)
	SWPC404H2 CDS USD R F 5.00000	5% 20 Jun 2015	300,000	353,038
*	SWPC410H4 CDS USD P V 03MEVENT	1% 20 Jun 2015	(700,000)	(700,000)
*	SWPC410H4 CDS USD R F 5.00000	5% 20 Jun 2015	700,000	823,756
	SWPC423H9 CDS USD P V 03MEVENT	1% 20 Jun 2015	(4,700,000)	(4,700,000)
	SWPC423H9 CDS USD R F 5.00000	5% 20 Jun 2015	4,700,000	5,530,935
	SWPC490H7 CDS USD P V 03MEVENT	1% 20 Sep 2011	(1,000,000)	(1,000,000)
	SWPC490H7 CDS USD R F 5.00000	5% 20 Sep 2011	1,000,000	1,034,868
	SWPC491H6 CDS USD P V 03MEVENT	1% 20 Sep 2011	(300,000)	(300,000)
	SWPC491H6 CDS USD R F 1.00000	1% 20 Sep 2011	300,000	301,690
*	SWPC527H4 CDS USD P V 03MEVENT	1% 20 Sep 2011	(200,000)	(200,000)
*	SWPC527H4 CDS USD R F 5.00000	5% 20 Sep 2011	200,000	206,974
	SWPC645B4 CDS USD P F 3.50000	3.5% 20 Mar 2019	(9,700,000)	(9,700,000)
	SWPC645B4 CDS USD R V 03MEVENT	1% 20 Mar 2019	9,700,000	9,148,668
	SWPC691B7 CDS USD P F 1.20000	1.2% 20 Sep 2018	(6,000,000)	(6,000,000)
	SWPC691B7 CDS USD R V 00MEVENT	1% 20 Sep 2018	6,000,000	5,820,772
	SWPC723H6 CDS USD P V 03MEVENT	1% 20 Sep 2012	(1,100,000)	(1,100,000)
	SWPC723H6 CDS USD R F 1.00000	1% 20 Sep 2012	1,100,000	1,099,247
	SWPC898J1 CDS USD P V 03MEVENT	1% 20 Jun 2011	(4,300,000)	(4,300,000)
	SWPC898J1 CDS USD R F 1.00000	1% 20 Jun 2011	4,300,000	4,287,659
	SWU015757 IRS BRL P V 00MBRCDI	1% 02 Jan 2012	(9,400,000)	(5,662,651)
	SWU015757 IRS BRL R F 13.84500	13.845% 02 Jan 2012	9,400,000	6,385,017
	SWU022084 IRS BRL P V 00MBRCDI	1% 02 Jan 2012	(53,700,000)	(32,349,398)
	SWU022084 IRS BRL R F 14.76500	1% 02 Jan 2012	53,700,000	37,470,870
	SWU0356Q0 IRS USD P V 03MLIBOR	1% 15 Dec 2015	(80,400,000)	(80,400,000)
	SWU0356Q0 IRS USD R F 1.95000	1.95% 15 Dec 2015	80,400,000	79,620,482
	SWU0357Q9 IRS USD P V 03MLIBOR	1% 15 Dec 2015	(15,300,000)	(15,300,000)
	SWU0357Q9 IRS USD R F 1.95000	1.95% 15 Dec 2015	15,300,000	15,151,659
*	SWU091378 IRS BRL P F 11.65000	11.65% 02 Jan 2012	(3,900,000)	(2,349,398)
*	SWU091378 IRS BRL R V 01MCETIC	1% 02 Jan 2012	3,900,000	2,433,263
	SWU095742 IRS BRL P F .00000	0% 02 Jan 2012	(17,300,000)	(10,421,687)

SWU095742 IRS BRL R F .00000	0% 02 Jan 2012	17,300,000	13,289,744
TELECOM ITALIA CAP	1% 18 Jul 2011	6,761,000	6,744,185
TELECOM ITALIA CAP	6.2% 18 Jul 2011	4,500,000	4,618,179
TELEFONICA EMISIONES SAU	2.582% 26 Apr 2013	6,850,000	6,855,514
TEVA PHARMA FIN III LLC	1% 19 Dec 2011	4,000,000	4,016,044
TEXAS ST TRANSN COMMN	5.028% 01 Apr 2026	7,000,000	6,902,700
TIME WARNER CABLE INC	5.4% 02 Jul 2012	3,970,000	4,214,675
TIME WARNER INC	6.875% 01 May 2012	7,300,000	7,854,939
TOTAL CAPITAL SA	3% 24 Jun 2015	5,000,000	5,104,860
TRANSCAPIT (TRANSNEFT)	5.67% 05 Mar 2014	500,000	528,750
TRANSCONTINENTAL GAS PIPE LINE	8.875% 15 Jul 2012	1,000,000	1,105,045
TRANSOCEAN INC	4.95% 15 Nov 2015	5,300,000	5,477,349
TXU	1% 10 Oct 2014	1,944,863	1,505,324
U S BANCORP MTN BK ENT	1.375% 13 Sep 2013	6,000,000	5,981,177
UBS AG STAMFORD CT	0.01% 23 Feb 2012	1,800,000	1,815,187
UBS AG STAMFORD CT	2.25% 12 Aug 2013	6,500,000	6,574,327
UBS PFD FDG TR 11	7.247% 29 Jun 2049	5,000,000	4,952,640
UNION PLANTERS CORP	7.75% 01 Mar 2011	1,000,000	1,009,329
US DOLLAR		(57,376)	(57,376)
US TREASURY N/B	1.875% 30 Jun 2015	81,250,000	81,573,700
US TREASURY N/B	3.125% 15 May 2019	—	—
VIVENDI	5.75% 04 Apr 2013	1,200,000	1,294,369
WACHOVIA CORP	5.5% 01 May 2013	4,500,000	4,896,887
WACHOVIA CORP NEW	0.63313% 23 Apr 2012	19,100,000	19,077,176
WACHOVIA CORP NEW	5.25% 01 Aug 2014	1,300,000	1,386,442
WAMU MTG CTFS	3.503% 25 Aug 2046	1,400,458	1,057,838
WAMU MTG PASS THROUGH CTFS	1.29083% 25 Jul 2047	631,956	414,751
WAMU MTG PASS THRU CTFS	1.4708% 25 Aug 2046	1,844,267	1,208,124
WASHINGTON MUTUAL	4.04227% 25 Sep 2033	633,795	636,799
WELLS FARGO BK NATL ASSN	1.4475% 16 May 2016	5,400,000	4,992,527
WELLS FARGO MORTGAGED BACKED	4.706568% 25 Dec 2033	809,484	833,738
WELLS FARGO MTG BACKED SEC	4.95% 25 Mar 2036	923,537	816,359
WELLS FARGO MTG BACKED SECS TR	4.592154% 25 Dec 2033	1,978,474	2,011,708
WEST CORP FED CRED UNION	1.75% 02 Nov 2012	8,500,000	8,653,714
WESTPAC BANKING CORP	2.9% 10 Sep 2014	23,700,000	24,491,248
WI TREASURY N/B	0.5% 30 Nov 2012	40,000,000	39,948,440
WI TREASURY SEC	1.25% 30 Sep 2015	30,200,000	29,301,067
WRIGLEY WM JR CO	2.45% 28 Jun 2012	6,500,000	6,546,098
	Sub-Total: Fund 5736 / PIMCO LTD Duration 8 of 12		$1,508,009,012

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	AFRICAN DEVELOPMENT BANK	1% 23 Nov 2011	5,470,000		$5,493,877
	ALLTEL CORP	7% 01 Jul 2012	8,080,000		8,767,228
	AMERITRADE HOLDING CO	2.95% 01 Dec 2012	4,000,000		4,092,704
	APACHE CORP	6.25% 15 Apr 2012	1,980,000		2,107,775
	AT+T WIRELESS	8.125% 01 May 2012	9,825,000		10,732,673
	BANK AMER FDG CORP	4.9% 01 May 2013	855,000		891,432
	BEAR STEARNS COS INC	5.35% 01 Feb 2012	5,000,000		5,232,085
	CANADIAN NATL RY CO	6.375% 15 Oct 2011	620,000		647,640
	CARGILL INC	6.375% 01 Jun 2012	500,000		535,730
	CITIGROUP FUNDING INC	1.875% 15 Nov 2012	25,940,000		26,462,873
	CITIGROUP FUNDING INC	1.875% 22 Oct 2012	9,645,000		9,838,160
	CITIGROUP INC	2.125% 30 Apr 2012	10,000,000		10,202,940
	CITIGROUP INC	5.5% 11 Apr 2013	6,575,000		7,001,257
	CITIGROUP INC	6.5% 19 Aug 2013	3,500,000		3,843,207
	CLOROX CO	5.45% 15 Oct 2012	2,955,000		3,169,267
	CONAGRA INC	6.75% 15 Sep 2011	105,000		109,270
	CONOCOPHILLIPS	4.75% 15 Oct 2012	2,595,000		2,778,947
	CREDIT SUISSE FIRST BOSTON USA	6.125% 15 Nov 2011	1,800,000		1,885,977
	CREDIT SUISSE FIRST BOSTON USA	6.5% 15 Jan 2012	3,000,000		3,169,491
	CREDIT SUISSE USA INC	5.25% 02 Mar 2011	1,000,000		1,007,528
	DAIMLER CHRYSLER NA HLDG CORP	7.3% 15 Jan 2012	495,000		525,929
	DAIMLERCHRYSLER NORTH AMER HLD	5.875% 15 Mar 2011	3,000,000		3,030,420
	DIRECTV HOLDINGS/FING	7.625% 15 May 2016	2,983,000		3,307,401
	DOW CHEMICAL CO/THE	6% 01 Oct 2012	900,000		969,597
	DR PEPPER SNAPPLE GROUP	2.35% 21 Dec 2012	7,000,000		7,163,324
	EKSPORTFINANS A S A	5% 14 Feb 2012	1,270,000		1,329,773
	ENTERPRISE PRODUCTS OPER	4.6% 01 Aug 2012	2,995,000		3,143,363
	EUROPEAN INVESTMENT BANK	2% 10 Feb 2012	3,000,000		3,046,254
	EUROPEAN INVESTMENT BANK	3.25% 14 Oct 2011	5,000,000		5,106,240
	EXPRESS SCRIPTS INC	5.25% 15 Jun 2012	5,055,000		5,335,325
	FANNIE MAE	1% 23 Sep 2013	43,180,000		43,114,669
	FINANCEMENT QUE	5% 25 Oct 2012	2,000,000		2,134,640
	FIRSTENERGY CORP	6.45% 15 Nov 2011	49,000		50,994
	FREDDIE MAC	1.25% 26 Jan 2012	16,775,000		16,782,297
	GENERAL ELEC CAP CORP	1% 01 Nov 2012	15,000,000		14,920,530
	GENERAL ELEC CAP CORP	2.125% 21 Dec 2012	44,785,000		46,013,721
	GMAC LLC	1.75% 30 Oct 2012	37,945,000		38,617,082
	GOLDMAN SACHS GROUP INC	5.45% 01 Nov 2012	6,000,000		6,417,156
	GOLDMAN SACHS GROUP INC	6.6% 15 Jan 2012	1,800,000		1,903,433
	HSBC FIN CORP MED TRM NTS	1% 09 Aug 2011	4,000,000		3,996,096
	KINDER MORGAN ENERGY PARTNERS	6.75% 15 Mar 2011	1,000,000		1,011,101
	KONINKLIJKE PHILIPS ELECTRS NV	4.625% 11 Mar 2013	3,415,000		3,643,699
	KOREA REP	4.25% 01 Jun 2013	3,840,000		4,020,814
	KRAFT FOODS INC	5.625% 01 Nov 2011	129,000		134,016
	KREDITANSTALT FUR WEIDERAUFBAU	4.125% 15 Oct 2014	2,835,000		3,082,481
	KREDITANSTALT FUR WIEDERAUFBAU	4.75% 15 May 2012	10,000,000		10,552,090
	KROGER CO	6.8% 01 Apr 2011	2,000,000		2,029,332
	LANDWIRTSCHAFTLICHE RENTENBANK	5.25% 02 Jul 2012	3,420,000		3,647,437
	MERRILL LYNCH + CO INC	5.45% 05 Feb 2013	2,700,000		2,847,944
	MERRILL LYNCH + CO INC	6.05% 15 Aug 2012	1,400,000		1,482,459
	METLIFE INC	2.375% 06 Feb 2014	4,000,000		4,018,984
	MIDAMERICAN ENERGY HLDGS	3.15% 15 Jul 2012	5,000,000		5,149,615
	MORGAN STANLEY	6% 13 May 2014	2,800,000		3,025,344
	NATIONAL CITY BK	6.2% 15 Dec 2011	4,750,000		4,979,354

	NATIONAL RURAL UTILS COOP	2.625% 16 Sep 2012	3,415,000	3,510,002
	NATIONWIDE FINL SVCS INC	5.9% 01 Jul 2012	2,990,000	3,155,828
	NEVADA POWER CO	8.25% 01 Jun 2011	4,260,000	4,388,669
	NEW YORK LIFE GLOBAL FDG	2.25% 14 Dec 2012	3,285,000	3,365,322
	NORTH FORK BANCORPORATION INC	5.875% 15 Aug 2012	4,000,000	4,214,708
	NOVA SCOTIA PROV CDA	5.75% 27 Feb 2012	1,875,000	1,982,769
	OCCIDENTAL PETROLEUM COR	1.45% 13 Dec 2013	2,095,000	2,104,161
	ONTARIO PROV CDA	2.625% 20 Jan 2012	5,000,000	5,102,660
	ORACLE CORP / OZARK HLDG INC	5% 15 Jan 2011	250,000	250,294
	PACIFICORP	6.9% 15 Nov 2011	2,395,000	2,524,653
	PLAINS ALL AMER PIPELINE	4.25% 01 Sep 2012	4,445,000	4,635,228
	PPL ELEC UTILS CORP	7.125% 30 Nov 2013	794,000	914,380
*	PRUDENTIAL FINANCIAL INC	2.75% 14 Jan 2013	6,000,000	6,109,518
	PUBLIC SVC ELEC GAS CO SECD	6.33% 01 Nov 2013	1,000,000	1,122,754
	SIEMENS FINANCIE RINGS MAATSCH	5.5% 16 Feb 2012	1,000,000	1,050,652
	SSGA	G STIFF ERISA QUALIFIED	16,316,803	16,316,803
	STAPLES INC	7.75% 01 Apr 2011	2,000,000	2,032,192
	STATOILHYDRO ASA	3.875% 15 Apr 2014	760,000	807,438
	SUMITOMO MITSUI BANKING	2.15% 22 Jul 2013	3,500,000	3,546,533
	SYSTEMS 2001 A T LLC	7.156% 15 Dec 2011	1,951,515	2,029,576
	THERMO FISHER SCIENTIFIC	2.15% 28 Dec 2012	4,670,000	4,750,305
	UNION BANCAL CORP	5.25% 16 Dec 2013	2,780,000	2,997,641
	UNITED HEALTH GROUP INC	5.25% 15 Mar 2011	1,513,000	1,525,821
	UNITED MEXICAN STS MTN	7.5% 14 Jan 2012	3,000,000	3,202,500
	US CENTRAL FEDERAL CRED	1.9% 19 Oct 2012	8,655,000	8,836,435
	US DOLLAR		0	0
	US TREASURY N/B	1.375% 15 Sep 2012	68,660,000	69,655,021
	US TREASURY N/B	0.09% 11 Mar 2011	82,645,000	83,125,994
	US TREASURY N/B	0.11% 10 Mar 2011	10,840,000	10,872,195
	US TREASURY N/B	0.375% 15 Nov 2013	37,035,000	36,557,582
	US TREASURY N/B	0.375% 31 Aug 2012	17,175,000	17,144,137
	US TREASURY N/B	0.75% 31 May 2012	36,545,000	36,719,320
	US TREASURY N/B	1% 15 Jul 2013	1,915,000	1,924,422
	US TREASURY N/B	1.125% 15 Jun 2013	27,190,000	27,412,958
	US TREASURY N/B	1.25% 15 May 2012	76,895,000	77,916,243
	US TREASURY NB	1.375% 15 May 2013	94,445,000	95,803,119
	VERIZON GLOBAL FDG CORP	6.875% 15 Jun 2012	2,340,000	2,536,003
	VIVENDI	5.75% 04 Apr 2013	1,540,000	1,661,107
	VODAFONE GROUP PLC NEW	5.35% 27 Feb 2012	2,250,000	2,359,267
	WELLS FARGO + CO NEW	4.375% 31 Jan 2013	2,215,000	2,344,026
	WI TREASURY N/B	0.75% 15 Dec 2013	60,570,000	60,139,408
	WI TREASURY N/B	2.5% 31 Jul 2014	4,900,000	5,124,709
	WI TREASURY SEC	0.5% 15 Oct 2013	34,005,000	33,625,096
	WI TREASURY SEC	0.625% 31 Jul 2012	33,490,000	33,581,428
	WI TREASURY SEC	0.75% 15 Aug 2013	31,835,000	31,770,343
	WI TREASURY SEC	0.75% 15 Sep 2013	22,930,000	22,856,555
	WI TREASURY SEC	1.375% 15 Feb 2013	84,600,000	85,875,599
	WI TREASURY SEC	1.375% 15 Mar 2013	25,000,000	25,365,250
	WYETH	5.5% 01 Feb 2014	5,175,000	5,753,089

		Sub-Total: Fund 5737 / NISA 9 of 12		$1,225,102,685

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	10YR US TREASURY NOTE FUTURES	MAR11 XCBT	6,700,000		$(82,688)
	30YR US TREASURY BOND FUTURES	MAR11 XCBT	1,800,000		(226,063)
	BEAR STEARNS ALT A TR	6.15044% 25 May 2036	0		0
	BEAR STEARNS ARM TR	4.1836771% 25 Feb 2035	1,353,354		1,108,966
	BEAR STEARNS ASSET BACKED SECS	6.5% 25 Aug 2036	0		0
	CD MTG TR	5.886% 15 Nov 2044	7,000,000		7,469,707
	CITIGROUP	5.205% 11 Dec 2049	2,300,000		2,364,840
	CITIGROUP	FUTURES CASH COLLATERAL	15,000		15,000
	CITIGROUP MTG LN TR	5.624963% 25 Nov 2036	3,733,591		2,286,507
	COUNTRYWIDE HOME LOANS	6% 25 May 2037	8,400,197		6,325,584
	CREDIT SUISSE	1% 31 Dec 2030	(270,000)		(270,000)
	CREDIT SUISSE COML MTG TR	5.722384% 15 Jun 2039	6,900,000		7,078,517
	CREDIT SUISSE FIRST BOSTON	5.75% 22 Apr 2033	2,059,898		2,117,758
	CREDIT SUISSE FIRST BOSTON MTG	0.41969% 15 Feb 2022	3,769,338		3,569,608
	CREDIT SUISSE FIRST BOSTON MTG	5.5% 25 Apr 2033	3,493,085		3,611,979
	CSMC SER 2010 RR6	5.812% 12 Apr 2049	9,675,843		9,893,550
	CWALT INC	5.5% 25 Oct 2035	9,532,187		8,292,908
	FANNIE MAE	4.5% 25 Jul 2032	6,263,091		6,567,749
	FANNIE MAE BENCHMARK REMIC	5.5% 25 Jun 2037	15,216,216		15,955,634
	FED HM LN PC POOL B14914	5% 01 Jun 2019	46,153		49,218
	FED HM LN PC POOL B15130	5% 01 Jun 2019	582,330		621,728
	FED HM LN PC POOL B15170	5% 01 Jul 2019	202,004		215,545
	FED HM LN PC POOL B15591	5% 01 Jul 2019	188,430		201,060
	FED HM LN PC POOL E01479	3.5% 01 Sep 2018	6,904,192		7,206,788
	FED HM LN PC POOL G01827	4.5% 01 Jun 2035	10,047,037		10,358,475
	FEDERAL HOME LN BANK	15.596875% 15 Jan 2032	557,690		586,614
	FEDERAL HOME LN MTG CORP	0% 15 Apr 2034	1,041,526		965,754
	FEDERAL HOME LN MTG CORP	0.01% 15 Oct 2033	5,822,290		4,997,866
	FEDERAL HOME LN MTG CORP	0.48313% 15 May 2037	7,244,260		7,234,963
	FEDERAL HOME LN MTG CORP	1% 15 Oct 2033	175,494		177,035
	FEDERAL HOME LN MTG CORP	4.5% 15 Nov 2028	1,355,717		1,370,819
	FEDERAL HOME LN MTG CORP	5% 15 Apr 2032	11,718,355		12,494,997
	FEDERAL HOME LN MTG CORP	5% 15 Apr 2033	8,795,994		9,102,487
	FEDERAL HOME LN MTG CORP	5% 15 Aug 2023	13,343,000		13,966,480
	FEDERAL HOME LN MTG CORP	5% 15 Aug 2031	8,977,134		9,248,273
	FEDERAL HOME LN MTG CORP	5% 15 Feb 2033	8,250,000		8,685,329
	FEDERAL HOME LN MTG CORP	5% 15 Jul 2033	6,714,132		6,907,215
	FEDERAL HOME LN MTG CORP	5% 15 Jun 2032	5,443,436		5,598,052
	FEDERAL HOME LN MTG CORP	5.5% 15 Nov 2032	14,024,309		15,306,023
	FEDERAL HOME LN MTG CORP	5.75% 15 Nov 2034	2,508,945		2,525,789
	FEDERAL HOME LN MTG CORP	6% 15 Jul 2023	1,482,270		1,702,294
	FEDERAL HOME LN MTG CORP	6% 15 Oct 2031	5,468,475		5,962,228
	FEDERAL HOME LN MTG CORP	6.5% 15 Feb 2026	2,885,803		3,209,820
	FEDERAL HOME LN MTG CORP	8.608124% 15 Nov 2033	7,663,323		7,352,724
	FEDERAL HOME LN MTG CORP	8.655% 15 Oct 2033	2,538,595		2,422,945
	FEDERAL HOME LN MTG CORP MLTCL	6% 15 Dec 2028	1,913,390		2,085,835
	FEDERAL HOME LN MTG CORPMIC	4.25% 15 Jan 2018	3,976,511		4,162,451
	FEDERAL HOME LN MTG DISC NTS	5.5%7 15 2037	10,855,935		11,491,034
	FEDERAL NATIONAL MORTG ASSOC	5% 25 Mar 2035	4,742,219		4,786,691
	FEDERAL NATL MTG ASSN	0% 25 May 2037	12,054,845		1,761,790
	FEDERAL NATL MTG ASSN	4% 25 Oct 2017	3,503,024		3,610,991
	FEDERAL NATL MTG ASSN	5% 25 Aug 2037	20,000,000		21,038,910
	FEDERAL NATL MTG ASSN	6% 25 Sep 2031	9,801,439		10,793,015
	FEDERAL NATL MTG ASSN GTD	6.5% 25 Jul 2029	2,943,246		3,278,436
	FEDERAL NATL MTG ASSN GTD	6.5% 25 Sep 2029	4,314,196		4,808,236
	FEDERAL NATL MTG ASSN REMIC	5% 25 Dec 2030	3,490,130		3,558,231
	FHR 3145 AJ	5.5% 15 Apr 2036	12,000,000		13,020,029
	FHR 3725 CF	0.75625% 15 May 2040	20,498,360		20,344,184
	FNMA	0.70063%5 25 2036	5,609,161		5,637,213
	FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	7,000,000		7,184,842
	FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	16,000,000		17,117,504
	FNMA 30 YR DEC TBA	4% 01 Dec 2099	—		—

FNMA POOL 251890	6.5% 01 Aug 2018	161,253	177,046
FNMA POOL 254634	5.5% 01 Feb 2023	3,022,761	3,272,989
FNMA POOL 255059	5.5% 01 Dec 2033	6,085,424	6,518,559
FNMA POOL 255174	4% 01 Mar 2014	2,239,974	2,309,010
FNMA POOL 429715	6.5% 01 Apr 2018	174,591	191,324
FNMA POOL 457274	1% 01 Oct 2028	22,274	23,336
FNMA POOL 499479	6.5% 01 Jun 2029	139,316	156,649
FNMA POOL 526993	1% 01 Nov 2028	600,532	639,250
FNMA POOL 555811	4% 01 Oct 2018	7,715,735	8,066,089
FNMA POOL 559810	1% 01 Aug 2040	171,484	174,132
FNMA POOL 691210	6% 01 Jan 2037	464,328	506,137
FNMA POOL 745150	4.5% 01 Jun 2020	4,870,240	5,124,590
FNMA POOL 745390	2.462% 01 Feb 2036	7,514,842	7,843,733
FNMA POOL 785677	5% 01 Jul 2019	149,270	159,740
FNMA POOL 785721	5% 01 Jul 2019	1,736,427	1,857,163
FNMA POOL 831368	6% 01 Apr 2036	2,353,382	2,565,282
FNMA POOL 888129	5.5% 01 Feb 2037	7,794,524	8,357,859
FNMA POOL 889334	6% 01 Feb 2038	3,746,957	4,077,309
FNMA POOL 889563	5.5% 01 Dec 2037	10,867,467	11,635,914
FNMA POOL 891580	6% 01 Jul 2036	17,070	18,607
FNMA POOL 898318	6% 01 Nov 2036	336,173	366,442
FNMA POOL 899601	5.5% 01 Jul 2047	13,074,070	13,896,406
FNMA POOL 928031	6% 01 Jan 2037	2,734,132	2,980,315
FNMA POOL 930735	6% 01 Mar 2039	477,129	519,046
FNMA POOL 931790	4.5% 01 Aug 2039	615,174	633,954
FNMA POOL 932848	4% 01 Dec 2040	37,166	37,010
FNMA POOL 932850	4%12 1 2040	206,492	205,624
FNMA POOL 932851	4% 01 Dec 2040	108,948	108,490
FNMA POOL 934739	6% 01 Jan 2039	537,168	584,191
FNMA POOL 938224	6% 01 Jul 2037	527,347	573,841
FNMA POOL 964926	6% 01 Aug 2038	500,000	548,145
FNMA POOL 985815	6% 01 Jul 2038	473,467	515,063
FNMA POOL 994460	6% 01 Nov 2038	500,000	543,927
FNMA POOL AA6435	6% 01 May 2040	482,739	524,998
FNMA POOL AB1500	4% 01 Sep 2040	973,858	969,764
FNMA POOL AC1254	4% 01 Aug 2039	167,611	167,221
FNMA POOL AC2817	4%10 1 2039	170,756	170,038
FNMA POOL AC9268	4% 01 Dec 2040	1,740,441	1,733,125
FNMA POOL AD0121	4.5% 01 Sep 2029	17,483,814	18,137,782
FNMA POOL AD3098	4% 01 Apr 2040	294,251	293,014
FNMA POOL AD5259	4% 01 Aug 2040	104,949	104,508
FNMA POOL AD6105	4% 01 Sep 2040	199,929	199,088
FNMA POOL AD9691	4%8 1 2040	474,210	472,216
FNMA POOL AD9871	4% 01 Oct 2040	832,018	829,040
FNMA POOL AE0113	4% 01 Jul 2040	1,650,458	1,643,995
FNMA POOL AE0349	6% 01 Apr 2040	536,403	584,642
FNMA POOL AE1358	4% 01 Sep 2040	95,322	94,921
FNMA POOL AE1388	4% 01 Nov 2040	45,491	45,300
FNMA POOL AE1527	4%10 1 2040	299,999	298,738
FNMA POOL AE1807	4%10 1 2040	197,497	196,666
FNMA POOL AE1853	4% 01 Aug 2040	372,449	370,883
FNMA POOL AE1921	4%9 1 2040	341,224	339,790
FNMA POOL AE3040	4%9 1 2040	108,233	107,778
FNMA POOL AE3825	4% 01 Sep 2040	31,087	30,956
FNMA POOL AE4069	4% 01 Dec 2040	1,000,000	995,796
FNMA POOL AE4889	4% 01 Oct 2040	1,000,000	995,796
FNMA POOL AE4995	4% 01 Nov 2040	845,053	841,501
FNMA POOL AE5156	4% 01 Nov 2040	562,920	560,554
FNMA POOL AE5656	4%10 1 2040	1,520,685	1,514,292
FNMA POOL AE5880	4% 01 Nov 2040	446,650	444,773

FNMA POOL AE6236	4% 01 Dec 2040	157,264	156,603
FNMA POOL AE6600	4% 01 Oct 2040	1,124,021	1,119,296
FNMA POOL AE8265	4% 01 Nov 2040	500,001	497,899
FNMA POOL AE8349	6% 01 Aug 2037	484,349	531,290
FNMA POOL AE8396	4%11 1 2040	262,302	261,199
FNMA POOL AE9179	4%11 1 2040	52,984	52,762
FNMA POOL AE9285	4% 01 Nov 2040	200,224	199,383
FNMA POOL AH0017	4% 01 Dec 2040	1,000,000	995,796
FNMA POOL AH0936	3.5% 01 Dec 2040	—	—
FNMA POOL AH1211	4% 01 Dec 2040	157,831	157,168
FNMA POOL AH1817	4% 01 Dec 2040	500,000	497,898
FNMA POOL AH2340	4% 01 Jan 2041	910,182	906,356
FNMA POOL MA0514	4% 01 Sep 2040	252,996	251,933
FNMA POOL MA0583	4% 01 Nov 2040	600,071	597,549
FNMA POOL MA0614	4% 01 Jan 2041	954,393	950,590
FNMA REMIC TRUST	15.30312% 25 Jun 2036	2,044,643	2,094,555
FNMA REMIC TRUST	8.34% 25 Aug 2023	6,040,393	6,124,933
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	8,000,000	7,640,000
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	1,000,000	1,086,875
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	(3,000,000)	(3,260,625)
FNMA TBA SINGLE FAMILY JAN 15	4% 01 Dec 2099	(5,000,000)	(5,149,220)
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	18,000,000	17,904,384
FNR 2007 45 SM	0% 25 Jun 2036	8,835,287	1,387,100
FNR 2009 47 MT	7% 25 Jul 2039	8,926,862	9,943,380
FNR 2010 152 FB	0.76% 25 Jan 2041	14,400,000	14,362,183
FNR 2010 27 PS	6.12125% 25 Apr 2040	12,142,188	1,607,056
FNW 2007 W9 AC	7.11557% 25 Aug 2037	6,610,644	7,461,765
GNMA I TBA JAN 30 SINGLE FAM	3.5% 01 Dec 2099	1,000,000	962,812
GNMA I TBA JAN 30 SINGLE FAM	3.5% 01 Dec 2099	(4,000,000)	(3,851,248)
GNMA I TBA JAN 30 SINGLE FAM	4.5% 15 Dec 2099	10,000,000	10,381,250
GNMA II POOL 080594	3.375%4 20 2032	442,476	456,366
GNMA II POOL 080869	1% 20 Apr 2034	1,052,648	1,086,699
GNMA II POOL 080965	1% 20 Jul 2034	1,331,695	1,363,620
GNMA POOL 467128	6.5% 15 Aug 2028	21,727	24,668
GNMA POOL 604548	4.5% 15 Aug 2033	7,348,224	7,684,969
GNMA POOL 711541	3.5% 15 Nov 2040	1,999,999	1,928,890
GNMA POOL 731141	3.5% 15 Oct 2040	200,019	192,908
GNMA POOL 748469	3.5% 15 Aug 2040	501,755	483,916
GNMA POOL 749697	3.5% 15 Nov 2040	—	—
GNMA POOL 751882	3.5% 15 Nov 2040	171,732	165,626
GNMA POOL 753309	3.5% 15 Dec 2040	—	—
GNR 2004 67 IO	0.40367% 16 Jul 2044	73,628,111	995,953
GNR 2009 115 IO	1.19684% 16 Jan 2052	27,938,284	1,648,535
GNR 2009 115 IO	1.44% 16 Nov 2051	27,770,967	1,750,693
GOVERNMENT NATL MTG ASSN	4.5% 20 Nov 2034	8,856,672	9,369,047
GOVERNMENT NATL MTG ASSN	5% 16 Mar 2033	16,000,000	17,112,410
GOVERNMENT NATL MTG ASSN	6% 16 Jun 2032	11,283,201	12,462,647
GREENWICH GRET CASH COLL	1% 31 Dec 2030	(30,000)	(30,000)
GS MTG SECS CORP	1% 25 Sep 2035	11,112,404	10,158,393
GS MTG SECS CORP	2.895715% 25 Nov 2035	6,142,344	5,460,359
GS MTG SECS CORP	5.5% 25 Jul 2035	6,761,514	6,192,208
GS MTG SECS TR	5.56% 10 Nov 2039	4,600,000	4,879,358
GSR MORTGAGE LOAN TRUST	5.3558% 25 Oct 2035	7,860,877	7,248,082
INDYMAC MBS INC	4.75% 25 Jun 2033	4,773,506	4,826,898
J P MORGAN CHASE COML MTG	5.298% 15 May 2047	2,000,000	2,035,482
J P MORGAN CHASE COML MTG SECS	5.814% 12 Jun 2043	8,000,000	8,576,690
J P MORGAN MTG TR	6% 25 Aug 2022	5,545,691	5,420,142
J P MORGAN MTG TR 2007 S3	7.5% 25 Aug 2037	6,670,062	5,319,541
JP MORGAN ALTERNATIVE LN TR	5.95% 25 Sep 2036	3,067,737	3,068,569
LB UBS COML MTG TR	5.43% 15 Feb 2040	10,270,000	10,590,404

MASTR ADJ RATE MTG TR	4.845077% 25 Jan 2036	5,349,724	4,670,790
MASTR ASSET SECURITIZATION TR	5.5% 25 Jul 2033	2,142,077	2,198,553
MERRILL LYNCH COML TR 2008 LAQ	1% 09 Jul 2021	3,000,823	2,897,097
OBP 2010 OBP A	4.646% 15 Jul 2045	5,000,000	5,101,794
PARIBAS REPO	0.18% 03 Jan 2011	4,300,000	4,300,000
SLMA 2010 B A1	1% 15 Aug 2016	2,593,228	2,593,225
STRUCTURED ADJ RATE MTG LN TR	5.948443% 25 Jan 2036	0	0
STRUCTURED ASSET SECS CORP	6% 25 Apr 2033	3,421,090	3,522,652
TERWIN MTG TR	1% 25 Jan 2037	2,243,263	1,810,488
TREASURY BILL	0.06% 26 May 2011	280,000	279,833
UNITED STATES TREAS NTS	4% 15 Aug 2018	20,000,000	21,673,440
US DOLLAR		4,415,740	4,415,740
US TREASURTY N/B	2.625%11 15 2020	19,200,000	18,110,995
US TREASURY BDS	6.125% 15 Aug 2029	22,000,000	27,826,568
US TREASURY N/B	2% 15 Aug 2019	14,500,000	15,147,976
US TREASURY N/B	2.625% 15 Aug 2020	48,500,000	45,980,280
US TREASURY N/B	3.125% 15 May 2019	17,300,000	17,482,463
US TREASURY N/B	3.375% 15 Nov 2019	4,600,000	4,695,951
US TREASURY N/B	3.5% 15 May 2020	2,100,000	2,151,198
US TREASURY N/B	3.875% 15 Aug 2040	7,100,000	6,539,767
WACHOVIA BK COML MTG TR	5.088% 15 Aug 2041	8,100,000	8,588,992
WAMU MTGE PASS THRU CERTS	5.79611% 25 Jul 2037	6,526,908	4,553,445
WASHINGTON MUT MTG SECS CORP	6.5% 25 Aug 2035	6,368,528	5,791,826
WELLS FARGO MTG BACKED SECS	2.89499% 25 Jul 2034	573,780	589,591
WELLS FARGO MTG BACKED SECS	2.91296% 25 Jun 2035	452,439	426,986
WELLS FARGO MTG BACKED SECS 20	6% 25 Aug 2037	1,626,550	1,620,561
WI TREASURY N/B	0.5% 30 Nov 2012	4,000,000	3,994,844

	Sub-Total: Fund 5738 / PIMCO Mortgage 10 of 12		$890,392,865

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	ABBOTT LABORATORIES	5.6% 30 Nov 2017	300,000		$342,993
	ABBOTT LABS	5.875% 15 May 2016	1,340,000		1,546,900
	AETNA INC	3.95% 01 Sep 2020	385,000		369,999
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	1,265,000		1,314,902
	AMERICAN EXPRESS CO	8.125% 20 May 2019	1,375,000		1,710,790
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	335,000		351,485
	AMERICAN INTL GROUP INC	4.25% 15 May 2013	500,000		517,424
	ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	235,000		255,987
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	1,265,000		1,370,739
	AT+T INC	4.95% 15 Jan 2013	2,755,000		2,953,005
	AT+T INC	5.8% 15 Feb 2019	670,000		754,139
	BANK AMER FDG CORP	4.9% 01 May 2013	3,575,000		3,727,331
	BANK NEW YORK INC MEDIUM	4.95% 01 Nov 2012	1,190,000		1,276,793
	BANK OF AMERICA CORP	6% 01 Sep 2017	1,785,000		1,870,689
	BANK OF MONTREAL	2.125% 28 Jun 2013	420,000		427,449
	BARCLAYS BANK PLC	5% 22 Sep 2016	1,155,000		1,222,221
	BEAR STEARNS COML MTG SECS INC	5.405% 11 Dec 2040	1,500,000		1,602,625
	BERKSHIRE HATHAWAY FIN CORP	5.4% 15 May 2018	2,430,000		2,665,863
	BHP BILLITON FIN USA LTD	4.8% 15 Apr 2013	635,000		688,047
	BOEING CO	3.5% 15 Feb 2015	1,640,000		1,719,989
	BOTTLING GROUP LLC	5.5% 01 Apr 2016	595,000		678,060
	BP CAPITAL MARKETS PLC	3.125% 01 Oct 2015	315,000		314,784
	BP CAPITAL MARKETS PLC	5.25% 07 Nov 2013	380,000		411,545
	CALIFORNIA ST	3.95% 01 Nov 2015	25,000		24,929
	CALIFORNIA ST	6.2% 01 Mar 2019	685,000		710,674
	CALIFORNIA ST	6.2% 01 Oct 2019	335,000		346,611
	CANADIAN NATL RY CO	6.8% 15 Jul 2018	425,000		505,246
	CAPITAL ONE FINANCIAL CO	7.375% 23 May 2014	1,785,000		2,031,207
	CATERPILLAR FINANCIAL SE	6.125% 17 Feb 2014	1,375,000		1,545,827
	CELLCO PART/VERI WIRELSS	5.55% 01 Feb 2014	1,310,000		1,444,545
	CENOVUS ENERGY INC	5.7% 15 Oct 2019	260,000		294,839
	CIGNA CORP	4.375% 15 Dec 2020	190,000		185,471
	CITIBANK CREDIT CARD ISSUANCE	5.65% 20 Sep 2019	1,050,000		1,194,098
	CITIBANK NA	1.875% 04 Jun 2012	4,665,000		4,746,824
	CITIGROUP COMMERCIAL MORTGAGE	5.697983% 10 Dec 2049	2,000,000		2,096,727
	CITIGROUP INC	4.587% 15 Dec 2015	465,000		484,767
	CITIGROUP INC	5% 15 Sep 2014	970,000		1,003,444
	CITIGROUP INC	6.125% 21 Nov 2017	1,675,000		1,835,609
	CITIGROUP/DEUTSCHE BK COMM MOR	1% 15 Jan 2046	1,600,000		1,717,118
	COMCAST CORP	6.5% 15 Jan 2015	840,000		956,532
	COMMERCIAL MTG TR	5.381% 10 Mar 2039	1,928,147		1,980,843
	CONOCOPHILLIPS	4.75% 15 Oct 2012	2,605,000		2,789,655
	CREDIT SUISSE FIRST BOSTON MTG	1% 15 Dec 2040	2,190,000		2,355,549
	CREDIT SUISSE FIRST BOSTON MTG	1% 15 Feb 2039	2,085,000		2,243,590
	CREDIT SUISSE FIRST BOSTON MTG	4.832% 15 Apr 2037	2,000,000		2,064,215
	CREDIT SUISSE N Y	5.75% 15 Feb 2018	655,000		702,353
	CREDIT SUISSE NEW YORK	4.375% 05 Aug 2020	530,000		520,353
	CSX CORP	7.375% 01 Feb 2019	705,000		850,396
	CVS CAREMARK CORP	5.75% 01 Jun 2017	1,120,000		1,246,168
	DEERE JOHN CAP CORP MTN BK ENT	4.95% 17 Dec 2012	1,190,000		1,283,554
	DELHAIZE GROUP	6.5% 15 Jun 2017	540,000		612,183
	DELL INC	3.375% 15 Jun 2012	1,200,000		1,241,701
	DIAGEO CAP PLC	7.375% 15 Jan 2014	725,000		839,638
	DIRECTV HOLDINGS/FING	4.75% 01 Oct 2014	895,000		953,853

DISCOVER BANK	8.7% 18 Nov 2019	895,000	1,053,517
DOMINION RESOURCES INC	5.2% 15 Aug 2019	260,000	281,485
DOW CHEMICAL CO/THE	7.6% 15 May 2014	970,000	1,118,786
DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	235,000	229,416
EMBARQ CORP	7.082% 01 Jun 2016	745,000	823,901
ENERGY TRANSFER PARTNERS LP	5.65% 01 Aug 2012	600,000	635,702
ENTERPRISE PRODUCTS OPER	3.7% 01 Jun 2015	425,000	438,416
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	485,000	499,388
FANNIE MAE	1.625% 26 Oct 2015	3,955,000	3,854,855
FANNIE MAE	4.625% 15 Oct 2013	2,220,000	2,436,783
FANNIE MAE	5.375% 12 Jun 2017	2,105,000	2,423,657
FED HM LN PC POOL A47038	5% 01 Sep 2035	775,255	816,956
FED HM LN PC POOL A63809	6% 01 Aug 2037	1,006,830	1,091,710
FED HM LN PC POOL A85726	5% 01 Apr 2039	1,993,101	2,097,819
FED HM LN PC POOL A91131	4.5% 01 Feb 2040	4,402,871	4,529,720
FED HM LN PC POOL A93318	5% 01 Aug 2040	2,970,898	3,117,705
FED HM LN PC POOL A93497	4.5% 01 Aug 2040	2,004,045	2,061,782
FED HM LN PC POOL A93713	5% 01 Sep 2040	1,494,675	1,568,535
FED HM LN PC POOL A93800	4.5% 01 Sep 2040	994,814	1,023,475
FED HM LN PC POOL A94069	5% 01 Sep 2040	1,493,987	1,567,813
FED HM LN PC POOL A94113	5% 01 Oct 2040	985,404	1,034,098
FED HM LN PC POOL A94898	4.5% 01 Nov 2040	1,006,164	1,032,008
FED HM LN PC POOL A95519	4.5% 01 Dec 2040	1,000,000	1,025,685
FED HM LN PC POOL C03517	4.5% 01 Sep 2040	2,393,955	2,455,445
FED HM LN PC POOL C03535	4.5% 01 Aug 2040	967,954	995,841
FED HM LN PC POOL C03545	5% 01 Aug 2040	1,968,693	2,065,977
FED HM LN PC POOL C91176	5.5% 01 May 2028	841,381	898,734
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	889,254	953,205
FED HM LN PC POOL G02427	5.5% 01 Dec 2036	3,899,398	4,167,639
FED HM LN PC POOL G03695	5.5% 01 Dec 2037	1,356,352	1,449,656
FED HM LN PC POOL G04585	5.5%2 1 2038	1,347,495	1,437,663
FED HM LN PC POOL G04588	5.5% 01 Aug 2038	500,000	533,301
FED HM LN PC POOL G04688	5.5% 01 Sep 2038	1,000,000	1,066,602
FED HM LN PC POOL G05726	5% 01 Aug 2039	1,844,167	1,938,205
FED HM LN PC POOL G05927	4.5% 01 Jul 2040	2,938,321	3,027,567
FED HM LN PC POOL G06087	5% 01 Sep 2040	1,000,001	1,049,516
FED HM LN PC POOL G13300	4.5% 01 May 2023	1,027,960	1,075,503
FED HM LN PC POOL G13492	5% 01 Feb 2024	1,014,284	1,071,496
FED HM LN PC POOL G13868	4.5% 01 Jul 2025	1,790,733	1,873,554
FED HM LN PC POOL J09212	5% 01 Jan 2024	1,010,692	1,079,071
FED HM LN PC POOL J12398	4.5% 01 Jun 2025	1,788,529	1,871,249
FED HM LN PC POOL J12439	4.5% 01 Jun 2025	1,781,106	1,863,482
FED REPUBLIC OF BRAZIL	6% 17 Jan 2017	1,340,000	1,516,210
FEDERAL FARM CREDIT BANK	1.375% 25 Jun 2013	985,000	997,834
FEDERAL HOME LN MTG CORP	4.875% 15 Nov 2013	3,385,000	3,752,100
FEDERAL HOME LOAD BANK	5% 17 Nov 2017	1,215,000	1,377,501
FEDERAL HOME LOAN BANK	0.875% 27 Dec 2013	3,955,000	3,920,315
FEDERAL HOME LOAN BANK	1.875% 20 Jun 2012	3,485,000	3,554,010
FEDERAL NATL MTG ASSN	4.375% 15 Oct 2015	845,000	930,129
FHLMC TBA JAN 15 GOLD SINGLE	4.5% 01 Dec 2099	500,000	522,266
FHLMC TBA JAN 15 GOLD SINGLE	5% 01 Dec 2099	4,000,000	4,223,752
FHLMC TBA JAN 30 GOLD SINGLE	4.5% 31 Dec 2099	(2,000,000)	(2,049,376)
FHLMC TBA JAN 30 GOLD SINGLE	6% 01 Dec 2099	5,000,000	5,415,625
FHLMC TBA JAN 30 GOLD SINGLE	5.5%12 1 2099	3,500,000	3,729,688
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	4,000,000	3,970,624
FIRSTENERGY SOLUTIONS CO	4.8% 15 Feb 2015	445,000	467,287
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	2,000,000	2,096,562
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	13,500,000	13,856,481
FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	3,500,000	3,889,375
FNMA POOL 190375	5.5% 01 Nov 2036	1,752,387	1,879,037

	FNMA POOL 257281	5% 01 Jul 2028	440,000	463,029
	FNMA POOL 257595	5% 01 Mar 2029	29,540	31,086
	FNMA POOL 555800	5.5% 01 Oct 2033	7,722,523	8,324,094
	FNMA POOL 735061	6% 01 Nov 2034	6,990,234	7,667,695
	FNMA POOL 735271	6% 01 Jan 2035	962,130	1,055,375
	FNMA POOL 735382	5% 01 Apr 2035	11,330,677	11,969,741
	FNMA POOL 735500	5.5% 01 May 2035	6,703,145	7,208,550
	FNMA POOL 735578	5% 01 Jun 2035	870,330	918,874
	FNMA POOL 735580	5% 01 Jun 2035	2,276,843	2,405,260
	FNMA POOL 735591	5% 01 Jun 2035	3,341,690	3,530,165
	FNMA POOL 735989	5.5% 01 Feb 2035	6,828,920	7,352,345
	FNMA POOL 745412	5.5% 01 Dec 2035	3,545,642	3,816,301
	FNMA POOL 745885	6% 01 Oct 2036	6,037,360	6,580,966
	FNMA POOL 888763	5.183% 01 Oct 2037	1,932,389	2,039,895
	FNMA POOL 889190	6% 01 Mar 2038	2,016,495	2,193,650
	FNMA POOL 902669	5% 01 Nov 2036	530,460	558,389
	FNMA POOL 990741	6% 01 Sep 2038	—	—
	FNMA POOL 995930	5% 01 Apr 2039	150,000	157,819
	FNMA POOL AB1047	4.5% 01 May 2040	2,963,733	3,054,214
	FNMA POOL AC2952	4%9 1 2039	1,705,279	1,698,110
	FNMA POOL AC3424	4.617% 01 Oct 2039	916,882	957,470
	FNMA POOL AC3876	4.595% 01 Dec 2039	832,857	867,017
	FNMA POOL AC8546	3.751% 01 Jan 2040	2,794,488	2,905,948
	FNMA POOL AC8568	4.5% 01 Jan 2040	2,499,999	2,568,900
	FNMA POOL AC9564	4.5% 01 Feb 2040	1,435,140	1,478,954
	FNMA POOL AD5479	5% 01 Jun 2040	850,084	894,311
	FNMA POOL AD9713	5% 01 Aug 2040	973,185	1,023,816
	FNMA POOL AD9870	4% 01 Oct 2040	1,495,042	1,488,757
	FNMA POOL MA0243	5% 01 Nov 2029	2,732,522	2,875,538
	FNMA POOL MA0318	4.5% 01 Feb 2030	639,113	663,018
	FNMA POOL MA0583	4% 01 Nov 2040	4,499,672	4,481,743
	FNMA TBA 15 YR	3.5% 01 Dec 2099	9,500,000	9,565,313
	FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	1,500,000	1,630,313
	FNMA TBA SINGLE FAMILY FEB 15	4% 01 Dec 2099	2,500,000	2,568,360
	FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	500,000	497,344
	FRANCE TELECOM SA	2.125% 16 Sep 2015	235,000	228,758
	FREDDIE MAC	0.625% 28 Dec 2012	3,910,000	3,902,880
	GENERAL ELEC CAP CORP	2% 28 Sep 2012	3,230,000	3,299,274
	GENERAL ELEC CAP CORP	4.375% 16 Sep 2020	875,000	861,137
	GENERAL ELEC CAP CORP	5.625% 01 May 2018	1,785,000	1,946,567
	GENERAL MLS INC	5.7% 15 Feb 2017	780,000	877,222
	GEORGIA PWR CO	5.7% 01 Jun 2017	1,265,000	1,428,601
	GMAC COML MTG SEC INC	5.238% 10 Nov 2045	2,000,000	2,122,317
	GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	3,000,000	3,298,593
	GNMA II TBA JAN 30 JUMBOS	4% 01 Dec 2099	5,000,000	5,028,945
	GNMA II TBA JAN 30 JUMBOS	4.5% 01 Dec 2099	14,000,000	14,533,750
	GNMA II TBA JAN 30 JUMBOS	5% 01 Dec 2099	8,500,000	9,035,288
	GNMA II TBA JUMBO JAN 30	5.5% 01 Dec 2099	1,500,000	1,613,918
	GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	1,340,000	1,475,599
	GOLDMAN SACHS GROUP INC MTN	3.625% 01 Aug 2012	1,750,000	1,806,009
	GOLDMAN SACHS GROUP INC MTN	6% 01 May 2014	1,935,000	2,131,670
	GOVERNMENT NATL MTG ASSN	4% 01 Dec 2099	3,000,000	3,008,907
	HEWLETT PACKARD CO	1.25% 13 Sep 2013	505,000	504,957
	HONEYWELL INTL INC	5% 15 Feb 2019	450,000	492,620
	HOUSEHOLD FIN CORP	6.375% 27 Nov 2012	2,010,000	2,179,172
	HSBC BANK USA NA	4.875% 24 Aug 2020	265,000	263,428
	HSBC FINANCE CORPORATION	6.676% 15 Jan 2021	185,000	186,902
	INTERNATIONAL PAPER CO	7.95% 15 Jun 2018	200,000	237,993
*	J P MORGAN CHASE + CO	5.75% 02 Jan 2013	2,085,000	2,259,216
	J P MORGAN CHASE COML MTG SECS	4.999% 15 Oct 2042	650,000	659,137

	JOHNSON + JOHNSON	5.15% 15 Jul 2018	905,000	1,029,906
	JP MORGAN CHASE COML MTG SECS	4.78% 15 Jul 2042	165,000	166,760
	JP MORGAN CHASE COML MTG SECS	5.481% 12 Dec 2044	2,000,000	2,131,087
	JPMCC 2006 LDP6 A4	5.475% 15 Apr 2043	1,500,000	1,606,826
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	2,160,000	2,458,631
	KRAFT FOOD INC	5.375% 10 Feb 2020	705,000	758,770
	LB UBS COML MTG TR	5.263% 15 Nov 2040	470,000	482,317
	LB UBS COML MTG TR	5.398% 15 Feb 2040	2,000,000	2,051,074
	LB UBS COML MTG TR	5.845% 15 Jul 2040	1,195,835	1,241,455
	LILLY ELI + CO	5.2% 15 Mar 2017	2,530,000	2,804,351
	LOCKHEED MARTIN CORP	4.121% 14 Mar 2013	2,235,000	2,375,177
	MCKESSON CORP	5.7% 01 Mar 2017	500,000	555,335
	MERCK + CO INC	3.875% 15 Jan 2021	515,000	511,794
	MERRILL LYNCH CNTRY WIDE COMM	5.364% 12 Aug 2048	1,675,000	1,717,741
	MERRILL LYNCH MTG TR	1% 12 May 2039	210,000	215,242
	MERRILL LYNCH MTG TR	5.440872% 12 Jan 2044	60,000	61,102
	METLIFE INC	2.375% 06 Feb 2014	240,000	241,139
	METLIFE INC	6.75% 01 Jun 2016	1,115,000	1,293,359
	MICROSOFT CORP	3% 01 Oct 2020	770,000	722,027
	ML CFC COML MTG TR	1% 12 Jun 2046	2,000,000	2,188,599
	ML CFC COML MTG TR	5.606375% 12 Feb 2039	2,000,000	2,159,030
	ML CFC COML MTG TR	5.644104% 12 Feb 2039	140,000	146,833
	MORGAN STANLEY	5.5% 24 Jul 2020	100,000	101,027
	MORGAN STANLEY	5.625% 23 Sep 2019	1,220,000	1,244,013
	MORGAN STANLEY CAP I INC	1% 12 Mar 2044	2,000,000	2,152,744
	MORGAN STANLEY GROUP INC	5.3% 01 Mar 2013	2,980,000	3,175,542
	NEWS AMER INC	7.25% 18 May 2018	70,000	84,457
	NEWS AMERICA INC	6.9% 01 Mar 2019	1,115,000	1,335,861
	NORFOLK SOUTHERN CORP	5.9% 15 Jun 2019	705,000	798,232
	NORTHROP GRUMMAN CORP	5.05% 01 Aug 2019	1,040,000	1,110,756
	NOVARTIS CAP CORP	4.125% 10 Feb 2014	500,000	533,597
	OCCIDENTAL PETROLEUM COR	4.1% 01 Feb 2021	630,000	640,360
	ONEOK PARTNERS L P	8.625% 01 Mar 2019	670,000	835,911
	ORACLE CORP	3.875% 15 Jul 2020	135,000	134,202
	ORACLE CORP	4.95% 15 Apr 2013	1,675,000	1,824,752
	ORACLE CORP	5.75% 15 Apr 2018	220,000	251,668
	PACIFIC GAS + ELEC CO	4.8% 01 Mar 2014	240,000	257,920
	PHILIP MORRIS INTL INC	4.875% 16 May 2013	1,305,000	1,412,730
	PNC FUNDING CORP	4.375% 11 Aug 2020	595,000	588,040
	PNC FUNDING CORP	5.4% 10 Jun 2014	745,000	816,668
	PNC FUNDING CORP	6.7% 10 Jun 2019	335,000	385,698
	QUEST DIAGNOSTICS INC	5.45% 01 Nov 2015	745,000	801,686
	QWEST CORP	8.875% 15 Mar 2012	745,000	805,531
	RABOBANK NEDERLAND	2.125% 13 Oct 2015	395,000	382,006
	RAYTHEON CORP	3.125% 15 Oct 2020	375,000	345,783
	ROGERS COMMUNICATIONS IN	6.8% 15 Aug 2018	445,000	535,005
	ROYAL BK SCOTLAND PLC	3.4% 23 Aug 2013	425,000	429,317
	ROYAL BK SCOTLND GRP PLC	6.4% 21 Oct 2019	445,000	447,827
	SAFEWAY INC	5% 15 Aug 2019	635,000	653,202
	SCHERING PLOUGH CORP	6% 15 Sep 2017	895,000	1,045,885
	SIMON PROPERTY GROUP LP	6.75% 15 May 2014	2,380,000	2,679,164
	SLM CORP	8.45% 15 Jun 2018	970,000	1,008,181
	SSGA	G STIFF ERISA QUALIFIED	93,374,678	93,374,678
	STATOILHYDRO ASA	5.25% 15 Apr 2019	1,005,000	1,119,463
	TELECOM ITALIA CAPITAL	5.25% 01 Oct 2015	855,000	875,399
	TELEFONICA EMISIONES SAU	3.729% 27 Apr 2015	1,115,000	1,106,100
	TENNESSEE VALLEY AUTHORITY	5.5% 18 Jul 2017	440,000	507,070
	TEVA PHARMA FIN II III	3% 15 Jun 2015	670,000	681,710
	TEXTRON INC	6.2% 15 Mar 2015	550,000	600,087
	TIME WARNER CABLE INC	6.2% 01 Jul 2013	1,935,000	2,149,073
	TIME WARNER INC	3.15% 15 Jul 2015	535,000	543,570
	ULTRA LONG US TREAS BOND FTRS	MAR11 XCBT	(3,500,000)	—
	UNITED MEXICAN STS	5.95% 19 Mar 2019	1,640,000	1,828,600
	UNITED STATES TREAS BDS	5.632% 15 Aug 2020	3,705,000	5,412,194
	UNITED STATES TREAS BDS	8.875% 15 Aug 2017	225,000	312,539
	UNITED STATES TREAS NTS	1.125% 15 Jan 2012	13,310,000	13,416,586
	UNITED STATES TREAS NTS	1.875% 28 Feb 2014	12,595,000	12,898,061
	UNITED STATES TREAS NTS	2.375% 31 Mar 2016	6,050,000	6,126,569
	UNITED STATES TREAS NTS	4.75% 15 Aug 2017	160,000	181,437
	US DOLLAR		50,831	50,831

US TREASURTY N/B	2.625%11 15 2020	2,925,000	2,759,097
US TREASURY N B	2% 31 Dec 2015	2,575,000	2,588,678
US TREASURY N/B	0.875% 30 Apr 2012	890,000	897,200
US TREASURY N/B	1% 31 Dec 2011	18,095,000	18,213,034
US TREASURY N/B	1.375% 15 Nov 2012	3,650,000	3,704,465
US TREASURY N/B	1.375% 30 Nov 2015	1,715,000	1,666,632
US TREASURY N/B	1.75% 15 Apr 2013	14,905,000	15,247,368
US TREASURY N/B	2% 15 Aug 2019	9,300,000	9,715,598
US TREASURY N/B	3% 30 Sep 2016	9,630,000	9,987,360
US TREASURY N/B	3.125% 30 Apr 2017	1,580,000	1,637,152
US TREASURY N/B	3.125% 31 Oct 2016	8,855,000	9,236,872
US TREASURY N/B	3.875% 15 May 2018	11,980,000	12,889,737
US TREASURY N/B	7.5% 15 Nov 2016	7,455,000	9,581,419
US TREASURY NB	1.375% 15 May 2013	14,270,000	14,475,203
VIACOM INC	6.25% 30 Apr 2016	1,080,000	1,229,071
WACHOVIA BK COML MTG TR	5.179% 15 Jul 2042	450,000	459,260
WAL MART STORES INC	5.375% 05 Apr 2017	350,000	395,661
WEATHERFORD BERMUDA	9.625% 01 Mar 2019	485,000	622,346
WELLPOINT INC	4.35% 15 Aug 2020	445,000	441,533
WELLS FARGO + CO NEW	5.25% 23 Oct 2012	2,605,000	2,792,763
WELLS FARGO + COMPANY	5.625% 11 Dec 2017	1,675,000	1,854,532
WESTPAC BANKING CORP	2.25% 19 Nov 2012	780,000	798,065
WESTPAC BANKING CORP	3% 04 Aug 2015	165,000	165,835
WI TREASURY N/B	0.75% 15 Dec 2013	17,335,000	17,211,765
WI TREASURY NB	0.875% 31 Jan 2012	785,000	789,385
WI TREASURY SEC	1.375% 15 Feb 2013	11,465,000	11,637,869
WI TREASURY SEC	1.5% 15 Jan 2013	10,730,000	10,893,461
WI TREASURY SEC	2.375% 28 Feb 2015	875,000	901,801
WI TREASURY SEC	3.125% 31 Jan 2017	11,630,000	12,084,291
WYETH	5.45% 01 Apr 2017	875,000	988,614
XEROX CORPORATION	5.5% 15 May 2012	745,000	786,879
XTO ENERGY INC	5.3% 30 Jun 2015	370,000	420,747
XTO ENERGY INC	5.5% 15 Jun 2018	780,000	898,789

	Sub-Total: Fund 5739 / Prudential 11 of 12		$730,356,601

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	PRUDENTIAL INVESTMENT CORP	PRU INVEST CORP	3,256.27		$78,087,973

		Sub-Total: Fund 5740/ Prudential PriVest 12 of 12			$78,087,973

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,		(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value	(d) Cost	value
			( n / a )
		Par Value

	Great-West Life & Annuity Insurance Company	Group Annuity Contract, 2.40%		$214,998

		Sub-Total: Group Annuity Contract		$214,998

		Sub-Total: Stable Value Fund-Underling Investments at Fair Value		$10,738,392,977

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,		(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value	(d) Cost	value
			( n / a )
		Par Value

	Bank of America	Synthetic GIC Wrapper Contract, 4.36%		$4,144,555
	JPMorgan Chase	Synthetic GIC Wrapper Contract, 4.36%		15,923,355
	Royal Bank of Canada	Synthetic GIC Wrapper Contract, 4.36%		4,190,357
	State Street Bank and Trust Company	Synthetic GIC Wrapper Contract, 4.36%		2,863,928
	The Prudential Insurance Company of America	Synthetic GIC Wrapper Contract, 3.57%		—

		Sub-Total : Synthetic Wrapper Contracts at Fair Value		$27,122,195

		TOTAL : Stable Value Fund- at Fair Value		$10,765,515,172

		Adjustment from fair value to contract value for fully benefit-responsive investment contracts		$(373,136,020)

		Stable Value Fund - at Contract Value		$10,392,379,152

n / a - Cost is not applicable